                                                                     Exhibit 4.1

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                         DLJ COMMERCIAL MORTGAGE CORP.,
                                  as Depositor,



                         GE CAPITAL LOAN SERVICES, INC.,
                                  as Servicer,


                          MIDLAND LOAN SERVICES, INC.,
                              as Special Servicer,

                                       and


                  NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION
                       as Trustee and REMIC Administrator,



                         POOLING AND SERVICING AGREEMENT

                            Dated as of June 1, 1998

                         ------------------------------

                                 $1,564,253,441

                  Commercial Mortgage Pass-Through Certificates

                                 Series 1998-CG1



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                                TABLE OF CONTENTS

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Section                                                                                                                Page
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                                                        ARTICLE I

                                      DEFINITIONS; GENERAL INTERPRETIVE PRINCIPLES;
                                             CERTAIN CALCULATIONS IN RESPECT
                                                   OF THE MORTGAGE POOL
1.01.    Defined Terms....................................................................................................2
1.02.    General Interpretive Principles.................................................................................41
1.03.    Certain Calculations in Respect of the Mortgage Pool............................................................41
1.04.    Cross-Collateralized Mortgage Loans.............................................................................43

                                                        ARTICLE II

                                    CONVEYANCE OF MORTGAGE LOANS; REPRESENTATIONS AND
                               WARRANTIES; ORIGINAL ISSUANCE OF REMIC I REGULAR INTERESTS,
                                               REMIC II REGULAR INTERESTS,
                                   CLASS S REMIC III REGULAR INTERESTS AND CERTIFICATES

2.01.    Conveyance of Mortgage Loans....................................................................................44
2.02.    Acceptance of Mortgage Assets by Trustee........................................................................46
2.03.    Certain Repurchases and Substitutions of Mortgage Loans by the Originators......................................48
2.04.    Representations and Warranties of the Depositor.................................................................51
2.05.    Representations and Warranties of the Servicer..................................................................53
2.06.    Representations and Warranties of the Special Servicer..........................................................54
2.07.    Representations and Warranties of the Trustee...................................................................56
2.08.    Representations and Warranties of the REMIC Administrator.......................................................57
2.09.    Designation of the Certificates.................................................................................59
2.10.    Creation of REMIC I; Issuance of REMIC I Regular Interests and Class R-I Certificates...........................60
2.11.    Conveyance of REMIC I Regular Interests; Acceptance of REMIC I Regular Interests by Trustee
          ...............................................................................................................62
2.12.    Creation of REMIC II; Issuance of REMIC II Regular Interests and Class R-II Certificates........................62
2.13.    Conveyance of REMIC II Regular Interests; Acceptance of REMIC II Regular Interests by
         Trustee.........................................................................................................64
2.14.    Creation of REMIC III; Issuance of REMIC III Certificates.......................................................64
2.15.    Acceptance of Grantor Trusts by Trustee; Issuance of Class D Certificates.......................................67

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                                                       ARTICLE III

                                               ADMINISTRATION AND SERVICING
                                                    OF THE TRUST FUND
3.01.    Administration of the Mortgage Loans............................................................................69
3.02.    Collection of Mortgage Loan Payments............................................................................70
3.03.    Collection of Taxes, Assessments and Similar Items; Servicing Accounts; Reserve Accounts........................70
3.04.    Collection Account and Distribution Account.....................................................................72
3.05.    Permitted Withdrawals From the Collection Account and the Distribution Account..................................75
3.06.    Investment of Funds in the Collection Account, Interest Reserve Account, Servicing Accounts,
         Reserve Accounts and the REO Account............................................................................79
3.07.    Maintenance of Insurance Policies; Errors and Omissions and Fidelity Coverage...................................81
3.08.    Enforcement of Alienation Clauses...............................................................................83
3.09.    Realization Upon Defaulted Mortgage Loans.......................................................................83
3.10.    Trustee to Cooperate; Release of Mortgage Files.................................................................86
3.11.    Servicing and Special Servicing Compensation; Interest on and Reimbursement of Servicing
         Advances; Payment of Certain Expenses; Obligations of the Trustee and any Fiscal Agent
         regarding Back-up Servicing Advances............................................................................87
3.12.    Property Inspections; Collection of Financial Statements; Delivery of Certain Reports...........................91
3.13.    Annual Statement as to Compliance...............................................................................94
3.14.    Reports by Independent Public Accountants.......................................................................94
3.15.    Access to Certain Information...................................................................................95
3.16.    Title to REO Property; REO Account..............................................................................95
3.17.    Management of REO Property......................................................................................96
3.18.    Sale of Mortgage Loans and REO Properties.......................................................................98
3.19.    Additional Obligations of Servicer.............................................................................101
3.20.    Modifications, Waivers, Amendments and Consents................................................................105
3.21.    Transfer of Servicing Between Servicer and Special Servicer; Record Keeping....................................108
3.22.    Sub-Servicing Agreements.......................................................................................109
3.23.    Controlling Class Representative...............................................................................111
3.24.    Certain Rights and Powers of the Controlling Class Representative..............................................113

                                                        ARTICLE IV
                                              PAYMENTS TO CERTIFICATEHOLDERS

4.01.    Distributions..................................................................................................115
4.02.    Statements to Certificateholders; Certain Other Reports........................................................124
4.03.    P&I Advances; Advances relating to the Servicer Remittance Amount..............................................126
4.04.    Allocation of Realized Losses and Additional Trust Fund Expenses...............................................129
4.05.    Calculations...................................................................................................130

                                      -ii-
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                                                        ARTICLE V

                                                     THE CERTIFICATES
5.01.    The Certificates...............................................................................................131
5.02.    Registration of Transfer and Exchange of Certificates..........................................................131
5.03.    Book-Entry Certificates........................................................................................137
5.04.    Mutilated, Destroyed, Lost or Stolen Certificates..............................................................138
5.05.    Persons Deemed Owners..........................................................................................138
5.06.    Certification by Certificate Owners............................................................................138

                                                        ARTICLE VI

                                               THE DEPOSITOR, THE SERVICER,
                                     THE SPECIAL SERVICER AND THE REMIC ADMINISTRATOR

6.01.    Liability of the Depositor, the Servicer, the Special Servicer and the REMIC Administrator.....................140
6.02.    Merger, Consolidation or Conversion of the Depositor, the Servicer, the Special Servicer or the
         REMIC Administrator............................................................................................140
6.03.    Limitation on Liability of the Depositor, the Servicer, the Special Servicer and the REMIC
         Administrator..................................................................................................140
6.04.    Servicer, Special Servicer and REMIC Administrator Not to Resign...............................................141
6.05.    Rights of the Depositor and the Trustee in Respect of the Servicer, the Special Servicer and the
         REMIC Administrator............................................................................................142
6.06.    Designation of Special Servicer by the Controlling Class.......................................................143
6.07.    Servicer or Special Servicer as Owner of a Certificate.........................................................143

                                                       ARTICLE VII

                                                         DEFAULT

7.01.    Events of Default..............................................................................................145
7.02.    Trustee to Act; Appointment of Successor.......................................................................148
7.03.    Notification to Certificateholders.............................................................................149
7.04.    Waiver of Events of Default....................................................................................149
7.05.    Additional Remedies of Trustee Upon Event of Default...........................................................150

                                                       ARTICLE VIII

                                                       THE TRUSTEE

8.01.    Duties of Trustee..............................................................................................151
8.02.    Certain Matters Affecting the Trustee..........................................................................152

                                      -iii-
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
8.03.    Trustee and Fiscal Agent not Liable for Validity or Sufficiency of Certificates or Mortgage Loans
          ..............................................................................................................154
8.04.    Trustee and Fiscal Agent May Own Certificates..................................................................154
8.05.    Fees and Expenses of Trustee; Indemnification of and by Trustee, REMIC Administrator and
         Fiscal Agent...................................................................................................154
8.06.    Eligibility Requirements for Trustee...........................................................................156
8.07.    Resignation and Removal of Trustee.............................................................................156
8.08.    Successor Trustee..............................................................................................157
8.09.    Merger or Consolidation of Trustee.............................................................................158
8.10.    Appointment of Co-Trustee or Separate Trustee..................................................................158
8.11.    Appointment of Custodians......................................................................................159
8.12.    Access to Certain Information..................................................................................159
8.13.    Appointment of Fiscal Agent....................................................................................161
8.14     Advance Security Arrangement...................................................................................162
8.15.    Filings with the Securities and Exchange Commission............................................................162

                                                        ARTICLE IX

                                                       TERMINATION

9.01.    Termination Upon Repurchase or Liquidation of All Mortgage Loans...............................................164
9.02.    Additional Termination Requirements............................................................................165

                                                        ARTICLE X

                                                ADDITIONAL TAX PROVISIONS

10.01.   Tax Administration.............................................................................................167
10.02.   Depositor, Servicer, Special Servicer, Trustee and Fiscal Agent to Cooperate with REMIC
         Administrator..................................................................................................170
10.03.   Fees of the REMIC Administrator................................................................................170
10.04.   Use of Agents..................................................................................................170

                                                        ARTICLE XI

                                                 MISCELLANEOUS PROVISIONS

11.01.   Amendment......................................................................................................171
11.02.   Recordation of Agreement; Counterparts.........................................................................172
11.03.   Limitation on Rights of Certificateholders.....................................................................172
11.04.   Governing Law..................................................................................................173
11.05.   Notices........................................................................................................173
11.06.   Severability of Provisions.....................................................................................174
11.07.   Successors and Assigns; Beneficiaries..........................................................................174

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
11.08.   Article and Section Headings...................................................................................174
11.09.   Notices to and from the Rating Agencies........................................................................174
11.10.   Notices to Controlling Class Representative....................................................................176
11.11.   Information Requested by GECA..................................................................................176
11.12.   Complete Agreement.............................................................................................176


                                    EXHIBITS

EXHIBIT A-1       Form of Class S Certificates
EXHIBIT A-2       Form of Class A-1A and Class A-1B Certificates
EXHIBIT A-3       Form of Class A-1C, Class A-2, Class A-3, Class A-4, Class B-1, Class B-2 and
                  Class B-3 Certificates
EXHIBIT A-4       Form of Class B-4, Class B-5, Class B-6, Class B-7 and Class C Certificates
EXHIBIT A-5       Form of Class D-1 and Class D-2 Certificates
EXHIBIT A-6       Form of Class R-I, Class R-II and Class R-III Certificates
EXHIBIT B-1A      Schedule of Column Mortgage Loans
EXHIBIT B-1B      Schedule of GECA Mortgage Loans
EXHIBIT B-2       Schedule of Exceptions to Mortgage File Delivery
EXHIBIT C         Letter of Representations among Depositor, Trustee and initial Depository
EXHIBIT D-1       Form of Servicer Request for Release
EXHIBIT D-2       Form of Special Servicer Request for Release
EXHIBIT E-1       Form of Trustee Report
EXHIBIT E-2A      Form of CSSA Loan File Report
EXHIBIT E-2B      Form of CSSA Property File Report
EXHIBIT E-3       Form of Comparative Financial Status Report
EXHIBIT E-4       Form of Delinquent Loan Status Report
EXHIBIT E-5       Form of Historical Loan Modification Report
EXHIBIT E-6       Form of Historical Loss Estimate Report
EXHIBIT E-7       Form of NOI Adjustment Worksheet
EXHIBIT E-8       Form of Operating Statement Analysis
EXHIBIT E-9       Form of REO Status Report
EXHIBIT E-10      Form of Watch List
EXHIBIT F-1A      Form I of Transferor Certificate for Transfers of Non-Registered Certificates
EXHIBIT F-1B      Form II of Transferor Certificate for Transfers of Non-Registered Certificates
EXHIBIT F-2A      Form I of Transferee Certificate for Transfers of Non-Registered Certificates
EXHIBIT F-2B      Form II of Transferee Certificate for Transfers of Non-Registered Certificates
EXHIBIT G         Form of Transferee Certificate in Connection with ERISA
                  (Definitive Subordinated Certificates)
EXHIBIT H-1       Form of Transfer Affidavit and Agreement for Transfers of Residual
                  Interest Certificates
EXHIBIT H-2       Form of Transferor Certificate for Transfers of Residual Interest Certificates
EXHIBIT I-1       Form of Notice and Acknowledgment Concerning Replacement of Special Servicer
EXHIBIT I-2       Form of Acknowledgment of Proposed Special Servicer
EXHIBIT J         Form of UCC-1 Financing Statement
EXHIBIT K         Calculation of Net Operating Income
EXHIBIT L-1       Information Request from Certificateholder or Certificate Owner

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
EXHIBIT L-2       Information Request from Prospective Investor
EXHIBIT M-1       Form of Column Mortgage Loan Purchase and Sale Agreement
EXHIBIT M-2       Form of GECA Mortgage Loan Purchase and Sale Agreement
EXHIBIT N-1       Form of Column Third Party Originator Agreement with ARCS
EXHIBIT N-2       Form of Column Third Party Originator Agreement with ITLA
EXHIBIT N-3       Form of Column Third Party Originator Agreement with Union Capital
EXHIBIT O         Schedule of Designated ARD Loans

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                                      -vi-

                  This Pooling and Servicing Agreement, is dated and effective as of June 1, 1998, among DLJ COMMERCIAL MORTGAGE CORP. as Depositor, GE CAPITAL LOAN SERVICES, INC. as Servicer, MIDLAND LOAN SERVICES, INC. as Special Servicer, and NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION as Trustee and REMIC Administrator.

                             PRELIMINARY STATEMENT:

                  Column (as defined herein) has sold to the Depositor, pursuant to the Mortgage Loan Purchase Agreement dated as of June 18, 1998 (as such may be amended, the "Column Mortgage Loan Purchase and Sale Agreement"), between Column and the Depositor, those Mortgage Loans (as defined herein) identified as of the date hereof on the schedule attached hereto as Exhibit B-1A. A form of the Column Mortgage Loan Purchase and Sale Agreement is attached hereto as Exhibit M-1.

                  GECA (as defined herein) has sold to the Depositor, pursuant to the Mortgage Loan Purchase Agreement dated as of June 18, 1998 (as such may be amended, the "GECA Mortgage Loan Purchase and Sale Agreement"), between GECA and the Depositor, those Mortgage Loans identified as of the date hereof on the schedule attached hereto as Exhibit B-1B. A form of the GECA Mortgage Loan Purchase and Sale Agreement is attached hereto as Exhibit M-2.

                  The parties hereto desire to provide for, among other things,
(i) the creation of a common law trust, (ii) the transfer of the Mortgage Loans identified as of the date hereof on the schedules attached hereto as Exhibit B-1A and Exhibit B-1B, together with certain related rights, funds and property, by the Depositor to the Trustee for the benefit of the Certificateholders (as defined herein), (iii) the issuance of mortgage pass-through certificates in multiple classes, which in the aggregate will evidence the entire beneficial ownership interest in the trust fund to be created hereunder, and (iv) the servicing and administration of the Mortgage Loans and other assets that from time to time shall constitute the trust fund to be created hereunder.

                  In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE I

                  DEFINITIONS; GENERAL INTERPRETIVE PRINCIPLES;
                         CERTAIN CALCULATIONS IN RESPECT
                              OF THE MORTGAGE POOL


                  SECTION 1.01.     Defined Terms.

                  Whenever used in this Agreement, including in the Preliminary Statement, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Section 1.01, subject to modification in accordance with Section 1.04.

                  "30/360 Basis": The accrual of interest calculated on the basis of a 360-day year consisting of twelve 30-day months.

                  "30/360 Mortgage Loan": A Mortgage Loan that accrues interest on a 30/360 Basis.

                  "Accrued Certificate Interest": The interest accrued from time to time in respect of any Class of Regular Interest Certificates, calculated in accordance with Section 2.14(g).

                  "Accrued Component Interest": The interest accrued from time to time in respect of any Class S REMIC III Regular Interest, in each such case calculated in accordance with Section 2.14(f).

                  "Acquisition Date": With respect to any REO Property, the first day on which such REO Property is considered to be acquired by the Trust within the meaning of Treasury regulation Section 1.856-6(b)(1), which is the first day on which the Trust is treated as the owner of such REO Property for federal income tax purposes.

                  "Actual/360 Basis": The accrual of interest calculated on the basis of the actual number of days elapsed during any calendar month in a year assumed to consist of 360 days.

                  "Actual/360 Mortgage Loan": A Mortgage Loan that accrues interest on an Actual/360 Basis.

                  "Additional Collateral": Any non-real property (including any Letter of Credit) pledged and/or delivered by the related Mortgagor and held by the mortgagee to secure payment on any Mortgage Loan.

                  "Additional Interest": With respect to any ARD Loan after its Anticipated Repayment Date, all interest accrued on the principal balance of such ARD Loan at the Additional Interest Rate (the payment of which interest shall, under the terms of such Mortgage Loan, be deferred until the principal balance of such Mortgage Loan has been paid in full), together with all interest, if any, accrued at the related Mortgage Rate on such deferred interest.

                  "Additional Interest Rate": With respect to any ARD Loan after its Anticipated Repayment Date, the incremental increase in the Mortgage Rate for such Mortgage Loan resulting from the passage of such Anticipated Repayment Date.

                  "Additional Servicing Compensation": As defined in Section 3.11(b).

                  "Additional Special Servicing Compensation": As defined in
Section 3.11(d).

                  "Additional Trust Fund Expense": Any expense experienced with respect to the Trust Fund and not otherwise included in the calculation of a Realized Loss that would result in the Regular Interest Certificateholders' receiving less than the full amount of principal and/or Distributable Certificate Interest to which they are entitled on any Distribution Date.

                  "Advance":  Any P&I Advance or Servicing Advance.

                  "Advance Interest": Interest accrued on any Advance at the Reimbursement Rate and payable to the Servicer, the Special Servicer, the Trustee or any Fiscal Agent, as the case may be, all in accordance with Section 3.11(g) or Section 4.03(e), as applicable.

                  "Advance Security Arrangement":  As defined in Section 8.14.

                  "Adverse Grantor Trust Event": Either (i) any impairment of the status of either of Grantor Trust D-1 or Grantor Trust D-2 as a Grantor Trust or (ii) the imposition of a tax upon either of Grantor Trust D-1 or Grantor Trust D-2 or any of its assets or transactions.

                  "Adverse Rating Event": With respect to any Class of Rated Certificates and each Rating Agency that has assigned a rating thereto, as of any date of determination, the qualification, downgrade or withdrawal of the rating then assigned to such Class of Rated Certificates by such Rating Agency.

                  "Adverse REMIC Event": Either (i) any impairment of the status of any REMIC Pool as a REMIC or (ii) except as permitted by Section 3.17(a), the imposition of a tax upon any REMIC Pool or any of its assets or transactions (including the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on prohibited contributions set forth in Section 860G(d) of the Code).

                  "Affiliate": With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

                  "Agreement": This Pooling and Servicing Agreement together with all amendments hereof and supplements hereto.

                  "Alternate Advancer":  As defined in Section 4.03(g).

                  "A.M. Best":  A.M. Best Company or its successor in interest.

                  "Annual Accountants' Report":  As defined in Section 3.14.

                  "Annual Performance Certification": As defined in Section
3.13.

                  "Anticipated Repayment Date": With respect to any ARD Loan, the date specified on the related Mortgage Note, as of which Additional Interest shall begin to accrue on such Mortgage Loan, which date is prior to the Stated Maturity Date for such Mortgage Loan.

                  "Appraisal": With respect to any Mortgaged Property or REO Property as to which an appraisal is required to be performed pursuant to the terms of this Agreement, a narrative appraisal complying with USPAP (or, in the case of a Mortgage Loan or an REO Mortgage Loan with a Stated Principal Balance as of the date of such appraisal of $1,000,000 or less, a limited appraisal and a summary report) that (i) indicates the "market value" of the subject property (within the meaning of 12 CFR ss. 225.62(g)) and (ii) is conducted by a Qualified Appraiser.

                  "Appraisal Reduction Amount": With respect to any Required Appraisal Loan, an amount (calculated as of the Determination Date immediately following the later of (a) the date on which the most recent relevant Appraisal acceptable for purposes of Section 3.19(c) hereof was obtained by the Special Servicer pursuant to this Agreement and (b) the earliest of the relevant dates in respect of such Required Appraisal Loan specified in the first sentence of
Section 3.19(c) hereof) equal to the excess, if any, of (x) the sum of (i) the Stated Principal Balance of such Required Appraisal Loan, (ii) to the extent not previously advanced by or on behalf of the Servicer, the Trustee or any Fiscal Agent, all accrued and unpaid interest on such Required Appraisal Loan at the related Mortgage Rate through the most recent Due Date prior to such Determination Date (net of related Servicing Fees and, in the case of an ARD Loan, after its Anticipated Repayment Date, net of related Additional Interest),
(iii) all accrued but unpaid Servicing Fees and Special Servicing Fees in respect of such Required Appraisal Loan, (iv) all related unreimbursed Advances made by or on behalf of the Servicer, the Special Servicer, the Trustee or any Fiscal Agent in respect of such Required Appraisal Loan, together with all unpaid Advance Interest accrued on such Advances, and (v) all currently due but unpaid real estate taxes and assessments, insurance premiums, and if applicable, ground rents in respect of the related Mortgaged Property or REO Property (net of any Escrow Payments or other reserves held by the Servicer or the Special Servicer with respect to any such item), over (y) 90% of an amount equal to (i) the Appraised Value of the related Mortgaged Property or REO Property, as applicable, as determined by the most recent relevant Appraisal acceptable for purposes of Section 3.19(c) hereof, net of (ii) the amount of any obligation(s) secured by any mortgage liens on such Mortgaged Property or REO Property, as applicable, that are prior to the lien of the Required Appraisal Loan. Notwithstanding the foregoing, if in the case of any Required Appraisal Loan an Appraisal acceptable for purposes of Section 3.19(c) hereof is not obtained within the earlier of (x) 60 days following the date described in respect of such Required Appraisal Loan specified in clause (ii)(A) of the first sentence of Section 3.19(c) hereof and (y) 90 days following the earliest of the relevant dates in respect of such Required Appraisal Loan specified in clauses (i),
(ii)(B), (iii) and (iv) of the first sentence of Section 3.19(c) hereof, then until such Appraisal is obtained the Appraisal Reduction Amount will equal 25% of the Stated Principal Balance of such Required Appraisal Loan; provided, however, that upon receipt of an Appraisal acceptable for purposes of Section 3.19(c) hereof, the Appraisal Reduction Amount for such Required Appraisal Loan will be recalculated in accordance with the preceding sentence.

                  "Appraised Value": With respect to each Mortgaged Property or REO Property, the appraised value thereof (as is) based upon the most recent Appraisal obtained pursuant to this Agreement but in no event based upon an Appraisal more than 12 months old.

                  "ARCS": ARCS Commercial Mortgage Co., L.P. or its successor in interest.

                  "ARD Loan": A Mortgage Loan that provides for the accrual of Additional Interest thereon if such Mortgage Loan is not paid in full on or prior to its Anticipated Repayment Date.

                  "Assignment of Leases": With respect to any Mortgaged Property, any assignment of leases, rents and profits or similar document or instrument executed by the related Mortgagor in connection with the origination of the related Mortgage Loan, as such assignment may be amended, modified, renewed or extended through the date hereof and from time to time hereafter.

                  "Assumed Monthly Payment": With respect to any Balloon Mortgage Loan delinquent in respect of its Balloon Payment, for each Due Date coinciding with or following its most recent scheduled maturity date (including the related Stated Maturity Date or any extended maturity date) as of which such Mortgage Loan remains outstanding and part of the Trust Fund (provided that such Mortgage Loan was not paid in full, and no other Liquidation Event occurred in respect thereof, before the end of the Collection Period in which such maturity date occurs), the scheduled monthly payment of principal and/or interest deemed to be due in respect of such Mortgage Loan on such Due Date equal to the amount that would have been due in respect thereof on such Due Date if such Mortgage Loan had been required to continue to accrue interest (exclusive, however, in the case of an ARD Loan after its Anticipated Repayment Date, of Additional Interest) in accordance with its terms, and to pay principal in accordance with the amortization schedule (if any) in effect immediately prior to, and without regard to the occurrence of, such maturity date. With respect to any REO Mortgage Loan, for any Due Date as of which the related REO Property remains part of the Trust Fund, the scheduled monthly payment of principal and/or interest deemed to be due in respect thereof on such Due Date equal to the Monthly Payment (or, in the case of a Balloon Mortgage Loan described in the preceding sentence of this definition, the Assumed Monthly Payment) that was due (or deemed due) in respect of the related Mortgage Loan on the last Due Date prior to its becoming an REO Mortgage Loan.

                  "Available Distribution Amount": With respect to any Distribution Date, an amount equal to (a) the sum of (i) all amounts on deposit in the Distribution Account as of 11:00 a.m., New York City time, on such Distribution Date, (ii) to the extent not included in the amount described in the preceding clause (i), any P&I Advances and/or Compensating Interest Payments that were made on and in respect of such Distribution Date, and (iii) to the extent not included in the amount described in the preceding clause (i), if such Distribution Date occurs during March of any year, the aggregate of the Interest Reserve Amounts transferred from the Interest Reserve Account to the Distribution Account in respect of each Interest Reserve Loan for distribution on such Distribution Date, net of (b) any portion of the amounts described in clause (a) of this definition that represents one or more of the following: (i) collected Monthly Payments that are due on a Due Date following the end of the related Collection Period, (ii) any payments of principal (including Principal Prepayments) and interest, Liquidation Proceeds and Insurance Proceeds received after the end of the related Collection Period, (iii) any Prepayment Premiums, Yield Maintenance Premiums and/or Additional Interest; (iv) any amounts payable or reimbursable to any Person from the Distribution Account pursuant to clauses
(ii) through (v) of Section 3.05(b), (v) if such Distribution Date occurs in February of any year or during January of any year that is not a leap year, the Interest Reserve Amounts with respect to the Interest Reserve Loans to be withdrawn from the Distribution Account (or otherwise deducted from the related Servicer Remittance Amount and/or the related P&I Advances) and deposited into the Interest Reserve Account in respect of such Distribution Date and held for future distribution pursuant to Section 3.04(c), and (vi) any amounts deposited in the Distribution Account in error; provided that the Available Distribution Amount for the Final Distribution Date shall be calculated without regard to clauses (b)(i) and (b)(ii) of this definition.

                  "Balloon Mortgage Loan": Any Mortgage Loan that by its original terms or by virtue of any modification entered into as of the Closing Date (or, in the case of a Replacement Mortgage Loan, as of the related date of substitution) provides for an amortization schedule extending beyond its Stated Maturity Date and as to which, in accordance with such terms, a Balloon Payment is due on its Stated Maturity Date.

                  "Balloon Payment": Any Monthly Payment payable on a Mortgage Loan at scheduled maturity that is at least twice as large as the normal Monthly Payment due on such Mortgage Loan.

                  "Bankruptcy Code": The federal Bankruptcy Code, as amended from time to time (Title 11 of the United States Code).

                  "Base Prospectus": That certain prospectus dated June 15, 1998, relating to trust funds established by the Sponsor and publicly offered mortgage pass-through certificates evidencing interests therein.

                  "Book-Entry Certificate": Any Certificate registered in the name of the Depository or its nominee.

                  "Book-Entry Subordinated Certificate": Any Subordinated Certificate that constitutes a Book-Entry Certificate.

                  "Breach":  As defined in Section 2.03(a).

                  "Business Day": Any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York, Minneapolis, Minnesota, either of the cities in which the Primary Servicing Offices of the Servicer and the Special Servicer are located or the city in which the Corporate Trust Office of the Trustee is located, are authorized or obligated by law or executive order to remain closed.

                  "CERCLA": The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

                  "Certificate": Any one of the Depositor's Commercial Mortgage Pass-Through Certificates, Series 1998-CG1, as executed by the Trustee and authenticated and delivered hereunder by the Certificate Registrar.

                  "Certificate Factor": With respect to any Class of Regular Interest Certificates, as of any date of determination, a fraction, expressed as a decimal carried to eight places, the numerator of which is the related Class Principal Balance or Class Notional Amount, as the case may be, then outstanding, and the denominator of which is the related Class Principal Balance or Class Notional Amount, as the case may be, outstanding as of the Closing Date.

                  "Certificateholder" or "Holder": The Person in whose name a Certificate is registered in the Certificate Register, provided, however, that:
(i) neither a Disqualified Organization nor a Non-United States Person shall be a "Holder" of, or a "Certificateholder" with respect to, a Residual Interest Certificate for any purpose hereof; and (ii) solely for purposes of giving any consent, approval or waiver pursuant to this Agreement that specifically relates to the rights, duties and/or obligations hereunder of any of the Depositor, the Servicer, the Special Servicer, the REMIC Administrator, the Trustee or any Fiscal Agent in its respective capacity as such (other than any consent, approval or waiver contemplated by any of Sections 3.23, 3.24 and 6.06), any Certificate registered in the name of such party or in the name of any Affiliate thereof shall be deemed not to be outstanding, and the Voting Rights to which it is entitled shall not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver that specifically relates to such party has been obtained. The Certificate Registrar shall be entitled to request and conclusively rely upon a certificate of the Depositor, the Servicer or the Special Servicer in determining whether a Certificate is registered in the name of an Affiliate of such Person. All references herein to "Certificateholders" or "Holders" shall reflect the rights of Certificate Owners only insofar as they may indirectly exercise such rights through the Depository and the Depository Participants (except as otherwise specified herein), it being herein acknowledged and agreed that the parties hereto shall be required to recognize as a "Certificateholder" or "Holder" only the Person in whose name a Certificate is registered in the Certificate Register.

                  "Certificateholder Reports":  As defined in Section 4.02(a).

                  "Certificate Notional Amount": With respect to any Class S Certificate, the hypothetical or notional principal amount on which such Certificate accrues (or is deemed to accrue) interest from time to time, which, as of any date of determination, is equal to the product of (a) the then Certificate Factor for the Class S Certificates, multiplied by (b) the amount specified on the face of such Certificate as the initial Certificate Notional Amount thereof.

                  "Certificate Owner": With respect to a Book-Entry Certificate, the Person who is the beneficial owner of such Certificate as reflected on the books of the Depository or on the books of a Depository Participant or on the books of an indirect participating brokerage firm for which a Depository Participant acts as agent.

                  "Certificate Principal Balance": With respect to any Sequential Pay Certificate, as of any date of determination, the then outstanding principal amount of such Certificate equal to the product of (a) the then Certificate Factor for the Class of Sequential Pay Certificates to which such Certificate belongs, multiplied by (b) the amount specified on the face of such Certificate as the initial Certificate Principal Balance thereof.

                  "Certificate Register": The register maintained pursuant to
Section 5.02.

                  "Class": Collectively, all of the Certificates bearing the same alphabetical and, if applicable, numerical class designation and having the same payment terms. The respective Classes of Certificates are designated in
Section 2.09(a). Any reference in any other Section or Subsection of this Agreement to any Certificate or Certificates preceded by a Class designation shall be to a Certificate or Certificates of the Class so designated in Section 2.09(a).

                  "Class A Certificate": Any of the Certificates designated as such in Section 2.09.

                  "Class B Certificate": Any of the Certificates designated as such in Section 2.09.

                  "Class D-1 Sub-Account": A sub-account of the Distribution Account established pursuant to Section 3.04(b), which sub-account shall constitute an asset of the Trust Fund and Grantor Trust D-1 but not an asset of any REMIC Pool.

                  "Class D-2 Sub-Account": A sub-account of the Distribution Account established pursuant to Section 3.04(b), which sub-account shall constitute an asset of the Trust Fund and Grantor Trust D-2 but not an asset of any REMIC Pool.

                  "Class Notional Amount":  As defined in Section 2.14(d).

                  "Class Principal Balance":  As defined in Section 2.14(e).

                  "Class S REMIC III Regular Interest": As defined in Section 2.14(b).

                  "Class S Strip Rate":  As defined in Section 2.14(d).

                  "Closing Date":  June 24, 1998.

                  "Code":  The Internal Revenue Code of 1986, as amended.

                  "Collection Account": The segregated account or accounts created and maintained by the Servicer pursuant to Section 3.04(a) in trust for the Certificateholders, which shall be entitled "GE Capital Loan Services, Inc. [or the name of any successor Servicer], as Servicer, in trust for the registered holders of DLJ Commercial Mortgage Corp., Commercial Mortgage Pass-Through Certificates, Series 1998-CG1".

                  "Collection Period": With respect to any Distribution Date, the period commencing immediately following the Determination Date in the calendar month preceding the month in which such Distribution Date occurs (or, in the case of the initial Distribution Date, commencing immediately following the Cut-off Date) and ending on and including the Determination Date in the calendar month in which such Distribution Date occurs.

                  "Column": Column Financial, Inc. or its successor in interest.

                  "Column Mortgage Loan": Any of the Mortgage Loans sold by Column to the Depositor pursuant to the Column Mortgage Loan Purchase and Sale Agreement.

                  "Column Mortgage Loan Purchase and Sale Agreement": As defined in the Preliminary Statement.

                  "Column Third Party Mortgage Loan": Any Mortgage Loan originated by a Column Third Party Originator.

                  "Column Third Party Originator": With respect to any Column Mortgage Loan of which Column is not the originator, the originator of such Mortgage Loan, which is (i) ARCS, (ii) ITLA or (iii) Union Capital, as identified on the Mortgage Loan Schedule.

                  "Column Third Party Originator Agreement": With respect to ARCS and each Column Third Party Mortgage Loan originated thereby, the Seller's Warranty Certificate dated as of June 18, 1998, from ARCS in favor of DLJ Mortgage Capital, Inc., the form of which is attached hereto as Exhibit N-1; with respect to ITLA and each Column Third Party Mortgage Loan originated thereby, the Seller's Warranty Certificate dated as of June 18, 1998, from ITLA in favor of DLJ Mortgage Capital, Inc., the form of which is attached hereto as Exhibit N-2 and, with respect to Union Capital and each Column Third Party Mortgage Loan originated thereby, the Seller's Warranty Certificate dated as of June 17, 1998, from Union Capital in favor of DLJ Mortgage Capital, Inc., the form of which is attached hereto as Exhibit N-3.

                  "Commission": The Securities and Exchange Commission or any successor thereto.

                  "Comparative Financial Status Report": A report substantially containing the information described in Exhibit E-3 attached hereto, including, among other things, the occupancy and Debt Service Coverage Ratio for each Mortgage Loan or the related Mortgaged Property, as applicable, as of the Determination Date immediately preceding the preparation of such report and the revenue and net operating income for each of three periods (to the extent such information is available): (i) the most current available year-to-date, (ii) the previous two full fiscal years, and (iii) the "base year" (representing the original analysis of information used as of the Cut-off Date). For the purposes of the production by the Servicer or the Special Servicer of any such report that is required to state information for any period prior to the Cut-off Date, the Servicer or the Special Servicer, as the case may be, may conclusively rely (without independent verification), absent manifest error, on information provided to it by the related Seller, by the related Mortgagor or (x) in the case of such a report produced by the Servicer, by the Special Servicer (if other than the Servicer or an Affiliate thereof) and (y) in the case of such a report produced by the Special Servicer, by the Servicer (if other than the Special Servicer or an Affiliate thereof).

                  "Compensating Interest Payment": With respect to any Distribution Date, any payment made by the Servicer pursuant to Section 3.19(a) to cover Prepayment Interest Shortfalls incurred during the related Collection Period.

                  "Component Notional Amount": As defined in Section 2.14(d).

                  "Controlling Class": As of any date of determination, the Class of Sequential Pay Certificates with the lowest payment priority pursuant to Section 4.01(a), that has a then outstanding Class Principal Balance that is not less than 25% (or, in the case of the Class C Certificates, 20%) of its initial Class Principal Balance; provided that, if no Class of Sequential Pay Certificates has a Class Principal Balance that satisfies the foregoing requirement, then the Controlling Class shall be the Class of Sequential Pay Certificates with the largest Class Principal Balance then outstanding. For purposes of this definition, the Class A-1A and Class A-1B Certificates shall be treated as a single Class and, if appropriate under the terms of this definition, shall collectively constitute the Controlling Class.

                  "Controlling Class Representative": As defined in Section 3.23(a).

                  "Corporate Trust Office": The principal corporate trust office of the Trustee at which at any particular time its corporate trust business with respect to this Agreement shall be administered, which office at the date of the execution of this Agreement is located at 11000 Broken Land Parkway, Columbia, Maryland 21044-3562.

                  "Corrected Mortgage Loan": Any Mortgage Loan that had been a Specially Serviced Mortgage Loan but has ceased to be such in accordance with the definition of "Specially Serviced Mortgage Loan" (other than by reason of a Liquidation Event occurring in respect of such Mortgage Loan or the related Mortgaged Property becoming an REO Property).

                  "Corresponding REMIC II Regular Interest": With respect to any Class of Sequential Pay Certificates, the REMIC II Regular Interest that has an alphabetical and, if applicable, numerical designation that is the same as the alphabetical and, if applicable, numerical Class designation for such Class of Sequential Pay Certificates; and, with respect to any Class S REMIC III Regular Interest, II Regular Interest that has an alphabetical and, if applicable, numerical designation that, when preceded by "S-", is the same as the alphabetical and, if applicable, numerical designation for such Class S
REMIC III Regular Interest.

                  "Cross-Collateralized Group": Any group of Mortgage Loans that is cross-defaulted and cross-collateralized with each other.

                  "Cross-Collateralized Mortgage Loan": Any Mortgage Loan that pursuant to Section 1.04 is deemed to be, or by its terms actually is, cross-defaulted and cross-collateralized with any other Mortgage Loan.

                  "CSSA": The Commercial Real Estate Secondary Market and Securitization Association, or any association or organization that is a successor thereto.

                  "CSSA Loan File Report": The report substantially in the form and containing the information described in Exhibit E-2A attached hereto.

                  "CSSA Property File Report": The report substantially in the form and containing the information described in Exhibit E-2B hereto.

                  "Custodian": A Person who is at any time appointed by the Trustee pursuant to Section 8.11 as a document custodian for the Mortgage Files.

                  "Cut-off Date":  June 1, 1998.

                  "Cut-off Date Balance": With respect to any Original Mortgage Loan, the outstanding principal balance of such Mortgage Loan as of the Cut-off Date, after application of all payments of principal due on or before such date, whether or not received.

                  "Debt Service Coverage Ratio": With respect to any Mortgage Loan, as of any date of determination, and without regard to the cross-collateralization in the case of any Cross-Collateralized Mortgage Loan, the ratio of (x) the Net Operating Income (before payment of any debt service on such Mortgage Loan) generated by the related Mortgaged Property during the most recent period of not more than twelve months or less than three months for which Net Operating Income can be calculated (annualized if such period is less than twelve months), to (y) twelve times the amount of the Monthly Payment in effect for such Mortgage Loan as of such date of determination.

                  "Default Charges": Default Interest and/or late payment charges that are paid or payable, as the context may require, in respect of any Mortgage Loan or REO Mortgage Loan.

                  "Defaulted Mortgage Loan": A Specially Serviced Mortgage Loan
(i) that is delinquent in an amount equal to at least two Monthly Payments (not including the Balloon Payment, if any) or is delinquent thirty (30) days or more in respect of its Balloon Payment, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note, or (ii) as to which the Special Servicer has, by written notice to the related Mortgagor, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

                  "Defaulting Party":  As defined in Section 7.01(b).

                  "Default Interest": With respect to any Mortgage Loan (or successor REO Loan), any amounts collected thereon, other than late payment charges, Prepayment Premiums or Yield Maintenance Premiums, that represent interest (exclusive, if applicable, of Additional Interest) in excess of interest accrued on the principal balance of such Mortgage Loan (or REO Loan) at the related Mortgage Rate, such excess interest arising out of a default under such Mortgage Loan.

                  "Definitive Certificate":  As defined in Section 5.03(a).

                  "Deleted Mortgage Loan": A Mortgage Loan which is repurchased from the Trust or as to which one or more Replacement Mortgage Loans are substituted, in either case as contemplated by Section 2.03.

                  "Delinquent Loan Status Report": A report substantially containing the information described in Exhibit E-4 attached hereto, including, among other things, those Mortgage Loans which, as of the close of business on the Determination Date immediately preceding the preparation of such report, were (1) delinquent 30-59 days, (2) delinquent 60-89 days, (3) delinquent 90 days or more, (4) current but specially serviced, or (5) were in foreclosure but were not REO Property.

                  "Depositor": DLJ Commercial Mortgage Corp. or its successor in interest.

                  "Depository": The Depository Trust Company, or any successor Depository hereafter named as contemplated by Section 5.03(c). The nominee of the initial Depository for purposes of registering those Certificates that are to be Book-Entry Certificates, is Cede & Co. The Depository shall at all times be a "clearing corporation" as defined in Section 8-102(3) of the Uniform Commercial Code of the State of New York and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

                  "Depository Participant": A broker, dealer, bank or other financial institution or other Person for whom from time to time the Depository effects book-entry transfers and pledges of securities deposited with the Depository.

                  "Designated ARD Loan": Any ARD Loan set forth on Exhibit O hereto.

                  "Determination Date": With respect to any calendar month, commencing in July 1998, the 5th day of such month (or, if such 5th day is not a Business Day, the immediately preceding Business Day). Each Determination Date will relate to the Distribution Date in the same calendar month.

                  "Directly Operate": With respect to any REO Property, the furnishing or rendering of services to the tenants thereof, the management or operation of such REO Property, the holding of such REO Property primarily for sale to customers, the performance of any construction work thereon or any use of such REO Property in a trade or business conducted by the Trust other than through an Independent Contractor; provided, however, that the Special Servicer (or any Sub-Servicer on behalf of the Special

Servicer) shall not be considered to Directly Operate an REO Property solely because the Special Servicer (or any Sub-Servicer on behalf of the Special Servicer) establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance, or makes decisions as to repairs or capital expenditures with respect to such REO Property.

                  "Discount Rate":  As defined in Section 4.01(b).

                  "Disqualified Organization": Any of the following: (i) the United States or a possession thereof, any State or any political subdivision thereof, or any agency or instrumentality of any of the foregoing (other than an instrumentality which is a corporation if all of its activities are subject to tax and, except for FHLMC, a majority of its board of directors is not selected by any such governmental unit), (ii) a foreign government, international organization, or any agency or instrumentality of either of the foregoing, (iii) any organization (except certain farmers' cooperatives described in Section 521 of the Code) which is exempt from the tax imposed by Chapter 1 of the Code (unless such organization is subject to the tax imposed by Section 511 of the Code on unrelated business taxable income), (iv) rural electric and telephone cooperatives described in Section 1381 of the Code or (v) any other Person so designated by the REMIC Administrator based upon an Opinion of Counsel that the holding of an Ownership Interest in a Residual Interest Certificate by such Person may cause the Trust or any Person having an Ownership Interest in any Class of Certificates, other than such Person, to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the Transfer of an Ownership Interest in a Residual Interest Certificate to such Person. The terms "United States", "State" and "international organization" shall have the meanings set forth in Section 7701 of the Code or successor provisions.

                  "Distributable Certificate Interest": With respect to any Class of Regular Interest Certificates, for any Distribution Date, an amount of interest equal to all Accrued Certificate Interest in respect of such Class of Regular Interest Certificates for the related Interest Accrual Period, reduced (to not less than zero) by the product of (i) any Net Aggregate Prepayment Interest Shortfall for such Distribution Date, multiplied by (ii) a fraction, expressed as a decimal, the numerator of which is the Accrued Certificate Interest in respect of such Class of Regular Interest Certificates for the related Interest Accrual Period, and the denominator of which is the aggregate Accrued Certificate Interest in respect of all the Classes Regular Interest Certificates for the related Interest Accrual Period.

                  "Distributable Component Interest": With respect to any Class S REMIC III Regular Interest, for any Distribution Date, an amount of interest equal to all Accrued Component Interest in respect of such Class S REMIC III Regular Interest for the related Interest Accrual Period, reduced (to not less than zero) by the product of (i) any Net Aggregate Prepayment Interest Shortfall for such Distribution Date, multiplied by (ii) a fraction, expressed as a decimal, the numerator of which is the Accrued Component Interest in respect of such Class S REMIC III Regular Interest for the related Interest Accrual Period, and the denominator of which is the aggregate Accrued Certificate Interest in respect of all the Regular Interest Certificates for the related Interest Accrual Period.

                  "Distribution Account": The segregated account or accounts created and maintained by the Trustee pursuant to Section 3.04(b) in trust for the Certificateholders, which shall be entitled "Norwest Bank Minnesota, National Association [or the name of any successor Trustee], as Trustee, in trust for the registered holders of DLJ Commercial Mortgage Corp., Commercial Mortgage Pass-Through Certificates, Series 1998-CG1."

                  "Distribution Date": With respect to any calendar month, commencing in July 1998, the later of (i) the 10th day of such month (or, if such 10th day is not a Business Day, the Business Day immediately following) and
(ii) the fourth Business Day following the Determination Date occurring in such month.

                  "Document Defect": As defined in Section 2.02(e).

                  "Due Date": With respect to any Mortgage Loan (and any successor REO Mortgage Loan), the day of the month set forth in the related Mortgage Note on which each Monthly Payment on such Mortgage Loan is scheduled to be first due.

                  "Eligible Account": Any of (i) an account maintained with a federal or state chartered depository institution or trust company, the long-term deposit or long-term unsecured debt obligations of which (or of such institution's parent holding company) are rated no less than "AA" by each of S&P and Fitch (if then rated by Fitch) (if the deposits are to be held in the account for more than 30 days), or the short-term deposit or short-term unsecured debt obligations of which (or of such institution's parent holding company) are rated no less than "A-1" by S&P and "F-1+" by Fitch (if then rated by Fitch) (if the deposits are to be held in the account for 30 days or less), in any event at any time funds are on deposit therein, or (ii) a segregated trust account maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity, which, in the case of a state chartered depository institution or trust company is subject to regulations regarding fiduciary funds on deposit therein substantially similar to 12 CFR ss. 9.10(b), and which, in either case, has a combined capital and surplus of at least $50,000,000 and is subject to supervision or examination by federal or state authority, or (iii) any other account that is acceptable to the Rating Agencies (as evidenced by written confirmation to the Trustee from each Rating Agency that the use of such account would not, in and of itself, result in an Adverse Rating Event with respect to any Class of Rated Certificates), or
(iv) an account maintained with Bankers Trust Company if (A) the long-term unsecured debt obligations thereof are rated no less than "A+" by Fitch and "A" by S&P and (B) the short-term unsecured debt obligations thereof are rated no less than "A-1" by S&P.

                  "ERISA": The Employee Retirement Income Security Act of 1974, as amended.

                  "Escrow Payment": Any payment received by the Servicer or the Special Servicer for the account of any Mortgagor for application toward the payment of real estate taxes, assessments, insurance premiums, ground rents (if applicable) and similar items in respect of the related Mortgaged Property.

                  "Event of Default": Any of the events described in Section 7.01(a).

                  "Exchange Act": The Securities Exchange Act of 1934, as amended.

                  "FDIC": The Federal Deposit Insurance Corporation or any successor.

                  "FHLMC": The Federal Home Loan Mortgage Corporation or any successor.

                  "Final Distribution Date": The final Distribution Date on which any distributions are to be made on the Certificates as contemplated by
Section 9.01.

                  "Final Recovery Determination": A determination made by the Special Servicer, in its reasonable, good faith judgment, with respect to any Mortgage Loan or REO Property (other than a

Mortgage Loan that is paid in full and other than a Mortgage Loan or REO Property, as the case may be, that is repurchased or replaced by a Column Third Party Originator pursuant to the related Column Third Party Originator Agreement, repurchased or replaced by a Seller pursuant to the related Mortgage Loan Purchase and Sale Agreement or purchased by the Servicer, the Special Servicer or the Majority Controlling Class Certificateholder pursuant to Section 9.01), that there has been a recovery of all related Insurance Proceeds, Liquidation Proceeds and other payments or recoveries that will ultimately be recoverable.

                  "Fiscal Agent": A Person who is at any time appointed by the Trustee pursuant to Section 8.13 to act as fiscal agent hereunder.

                  "Fiscal Agent Agreement":  As defined in Section 8.13.

                  "Fitch": Fitch IBCA, Inc. or its successor in interest. If neither such rating agency nor any successor remains in existence, "Fitch" shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person designated by the Depositor, notice of which designation shall be given to the other parties hereto, and specific ratings of Fitch IBCA, Inc. herein referenced shall be deemed to refer to the equivalent ratings of the party so designated. References herein to "applicable rating category" (other than such references to "highest applicable rating category") shall, in the case of Fitch, be deemed to refer to such applicable rating category of Fitch, without regard to any plus or minus or other comparable rating qualification.

                  "FNMA": The Federal National Mortgage Association or any successor.

                  "GECA":  GE Capital Access, Inc. or its successor in interest.

                  "GECA Mortgage Loan": Any of the Mortgage Loans sold by GECA to the Depositor pursuant to the GECA Mortgage Loan Purchase and Sale Agreement.

                  "GECA Mortgage Loan Purchase and Sale Agreement": As defined in the Preliminary Statement.

                  "Grantor Trust": A grantor trust as defined under Subpart E of
Part 1 of Subchapter J of the Code.

                  "Grantor Trust Certificate": Any of the Certificates designated as such in Section 2.09.

                  "Grantor Trust D-1": The Grantor Trust designated as such in
Section 2.15(a).

                  "Grantor Trust D-2": The Grantor Trust designated as such in
Section 2.15(b).

                  "Ground Lease": The ground lease pursuant to which any Mortgagor holds a leasehold interest in the related Mortgaged Property.

                  "Ground Sub-Lease": The ground sub-lease pursuant to which any Mortgagor holds a sub-leasehold interest in the related Mortgaged Property.

                  "Hazardous Materials": Any dangerous, toxic or hazardous pollutants, chemicals, wastes, or substances, including those so identified pursuant to CERCLA or any other federal, state or local environmental related laws and regulations now existing or hereafter enacted, and specifically including asbestos and asbestos-containing materials, polychlorinated biphenyls ("PCBs"), radon gas, petroleum and petroleum products, urea formaldehyde and any substances classified as being "in inventory", "usable work in process" or similar classification which would, if classified as unusable, be included in the foregoing definition.

                  "Historical Loan Modification Report": A report substantially containing the information described in Exhibit E-5 attached hereto, and setting forth, among other things, those Mortgage Loans which, as of the close of business on the Determination Date immediately preceding the preparation of such report, have been modified pursuant to this Agreement (i) during the related Collection Period and (ii) since the Cutoff Date, showing the original and the revised terms thereof.

                  "Historical Loss Estimate Report": A report substantially containing the information described in Exhibit E-6 attached hereto, and setting forth, among other things, as of the close of business on the Determination Date immediately preceding the preparation of such report, (i) the aggregate amount of Liquidation Proceeds and expenses relating to each Final Recovery Determination made, both during the related Collection Period and historically, and (ii) the amount of Realized Losses occurring during the related Collection Period and historically, set forth on a Mortgage Loan-by-Mortgage Loan basis.

                  "Independent": When used with respect to any specified Person, any such Person who (i) is in fact independent of the Depositor, each Seller, the Servicer, the Special Servicer, the REMIC Administrator, the Trustee, any Fiscal Agent and any and all Affiliates thereof, (ii) does not have any direct financial interest in or any material indirect financial interest in any of the Depositor, either Seller, the Servicer, the Special Servicer, the REMIC Administrator, the Trustee, any Fiscal Agent or any Affiliate thereof, and (iii) is not connected with the Depositor, either Seller, the Servicer, the Special Servicer, the REMIC Administrator, the Trustee, any Fiscal Agent or any Affiliate thereof as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, however, that a Person shall not fail to be Independent of the Depositor, either Seller, the Servicer, the Special Servicer, the REMIC Administrator, the Trustee, any Fiscal Agent or any Affiliate thereof merely because such Person is the beneficial owner of 1% or less of any class of securities issued by the Depositor, such Seller, the Servicer, the Special Servicer, the REMIC Administrator, the Trustee, such Fiscal Agent or any Affiliate thereof, as the case may be.

                  "Independent Contractor": Any Person that would be an "independent contractor" with respect to REMIC I within the meaning of Section 856(d)(3) of the Code if REMIC I were a real estate investment trust (except that the ownership test set forth in that section shall be considered to be met by any Person that owns, directly or indirectly, 35% or more of any Class of Certificates, or such other interest in any Class of Certificates as is set forth in an Opinion of Counsel, which shall be at no expense to the Trustee, the REMIC Administrator or the Trust, delivered to the Trustee and the REMIC Administrator), so long as the Trust does not receive or derive any income from such Person and provided that the relationship between such Person and the Trust is at arm's length, all within the meaning of Treasury regulation Section 1.856-4(b)(5), or any other Person upon receipt by the Trustee and the REMIC Administrator of an Opinion of Counsel, which shall be at no expense to the Trustee, the REMIC Administrator or the Trust, to the effect that the taking of any action in respect of any REO Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such

REO Property to cease to qualify as "foreclosure property" within the meaning of
Section 860G(a)(8) of the Code, or cause any income realized in respect of such REO Property to fail to qualify as Rents from Real Property.

                  "Initial Pool Balance": The aggregate Cut-off Date Balance of all the Original Mortgage Loans.

                  "Institutional Accredited Investor": An "accredited investor" as defined in any of paragraphs (1), (2), (3) and (7) of Rule 501(a) under the Securities Act or any entity in which all of the equity owners come within such paragraphs.

                  "Insurance Policy": With respect to any Mortgage Loan or REO Property, any hazard insurance policy, flood insurance policy, title insurance policy or other insurance policy that is maintained from time to time in respect of such Mortgage Loan (or the related Mortgaged Property) or such REO Property, as the case may be.

                  "Insurance Proceeds": Proceeds paid under any Insurance Policy, to the extent such proceeds are not applied to the restoration of the related Mortgaged Property or REO Property or released to the related Mortgagor, in any case, in accordance with the Servicing Standard.

                  "Interest Accrual Basis": The basis on which interest accrues in respect of any Mortgage Loan, any REMIC I Regular Interest, any REMIC II Regular Interest, any Class S REMIC III Regular Interest or any Class of Regular Interest Certificates, consisting of one of the following: (i) a 30/360 Basis; or (ii) an Actual/360 Basis.

                  "Interest Accrual Period": With respect to any REMIC I Regular Interest, any REMIC II Regular Interest, any Class S REMIC III Regular Interest or any Class of Regular Interest Certificates, for any Distribution Date, the calendar month immediately preceding the month in which such Distribution Date occurs.

                  "Interest Reserve Account": The segregated account created and maintained by the Servicer pursuant to Section 3.04(c) in trust for Certificateholders, which shall be entitled "GE Capital Loan Services, Inc. [or the name of any successor Servicer], as Servicer, in trust for the registered holders of DLJ Commercial Mortgage Corp., Commercial Mortgage Pass-Through Certificates, Series 1998-CG1".

                  "Interest Reserve Amount": With respect to each Interest Reserve Loan and each Distribution Date that occurs during February of each year and during January of each year that is not a leap year, an amount equal to one-day's interest at the related Mortgage Rate on the related Stated Principal Balance as of the Due Date in the month in which such Distribution Date occurs (but prior to the application of any amounts due on such Due Date), to the extent that a Monthly Payment is remitted in respect thereof for such Due Date on the related Servicer Remittance Date or a P&I Advance is made in respect thereof for such Due Date on the related P&I Advance Date.

                  "Interest Reserve Loan":  Any Actual/360 Mortgage Loan.

                  "Interested Person": Any party hereto, either Seller, any Column Third Party Originator, any Certificateholder, or any Affiliate of any such Person.

                  "Investment Account":  As defined in Section 3.06(a).

                  "Investment Company Act": The Investment Company Act of 1940, as amended.

                  "IRS":  The Internal Revenue Service or any successor.

                  "Issue Price": With respect to each Class of Certificates, the "issue price" as defined in the Code and Treasury regulations promulgated thereunder.

                  "ITLA": ITLA Funding Corporation or its successor in interest.

                  "Late Collections": With respect to any Mortgage Loan, all amounts received thereon during any Collection Period, whether as payments, Insurance Proceeds, Liquidation Proceeds or otherwise, which represent late collections of the principal and/or interest portions of a Monthly Payment (other than a Balloon Payment) or an Assumed Monthly Payment in respect of such Mortgage Loan due or deemed due on a Due Date in a previous Collection Period, or on a Due Date coinciding with or preceding the Cut-off Date, and not previously recovered. With respect to any REO Mortgage Loan, all amounts received in connection with the related REO Property during any Collection Period, whether as Insurance Proceeds, Liquidation Proceeds, REO Revenues or otherwise, which represent late collections of the principal and/or interest portions of a Monthly Payment (other than a Balloon Payment) or an Assumed Monthly Payment in respect of the predecessor Mortgage Loan or late collections of the principal and/or interest portions of an Assumed Monthly Payment in respect of such REO Mortgage Loan due or deemed due on a Due Date in a previous Collection Period and not previously recovered.

                  "Latest Possible Maturity Date": With respect to any REMIC I Regular Interest, REMIC II Regular Interest, Class S REMIC III Regular Interest or Class of Sequential Pay Certificates, the Distribution Date designated as the "latest possible maturity date" thereof solely for purposes of satisfying Treasury Regulation Section 1.860G-1(a)(4)(iii).

                  "Letter of Credit": With respect to any Mortgage Loan, any third-party letter of credit delivered by or at the direction of the Mortgagor pursuant to the terms of such Mortgage Loan in lieu of the establishment of, or deposit otherwise required to be made into, a Reserve Fund.

                  "Liquidation Event": With respect to any Mortgage Loan, any of the following events: (i) such Mortgage Loan is paid in full; (ii) a Final Recovery Determination is made with respect to such Mortgage Loan; (iii) such Mortgage Loan is repurchased or replaced by a Column Third Party Originator pursuant to the related Column Third Party Originator Agreement or by a Seller pursuant to the related Mortgage Loan Purchase and Sale Agreement, in each case as contemplated by Section 2.03; or (iv) such Mortgage Loan is purchased by the Servicer, the Special Servicer or the Majority Controlling Class Certificateholder pursuant to Section 9.01. With respect to any REO Property (and the related REO Mortgage Loan), any of the following events: (i) a Final Recovery Determination is made with respect to such REO Property; or (ii) such REO Property is purchased by the Servicer, the Special Servicer or the Majority Controlling Class Certificateholder pursuant to Section 9.01.

                  "Liquidation Expenses": All customary, reasonable and necessary "out-of-pocket" costs and expenses due and owing (but not otherwise covered by Servicing Advances) in connection with the liquidation of any Specially Serviced Mortgage Loan or REO Property pursuant to Section 3.09 or 3.18

(including legal fees and expenses, committee or referee fees and, if applicable, brokerage commissions and conveyance taxes).

                  "Liquidation Fee": With respect to each Specially Serviced Mortgage Loan or REO Property (other than any Specially Serviced Mortgage Loan or REO Property that is purchased by the Servicer, the Special Servicer or a Majority Controlling Class Certificateholder pursuant to Section 3.18 or Section
9.01 or that is repurchased or replaced by a Column Third Party Originator pursuant to the related Column Third Party Originator Agreement or by a Seller pursuant to the related Mortgage Loan Purchase and Sale Agreement), the fee designated as such and payable to the Special Servicer pursuant to the third paragraph of Section 3.11(c).

                  "Liquidation Fee Rate": With respect to each Specially Serviced Mortgage Loan or REO Property as to which a Liquidation Fee is payable, 1.00%.

                  "Liquidation Proceeds": All cash amounts (other than Insurance Proceeds and REO Revenues) received by the Servicer or the Special Servicer in connection with: (i) the taking of all or a part of a Mortgaged Property by exercise of the power of eminent domain or condemnation; (ii) the liquidation of a Mortgaged Property or other collateral constituting security for a defaulted Mortgage Loan, through trustee's sale, foreclosure sale, REO Disposition or otherwise, exclusive of any portion thereof required to be released to the related Mortgagor in accordance with applicable law and/or the terms and conditions of the related Mortgage Note and Mortgage; (iii) the realization upon any deficiency judgment obtained against a Mortgagor; (iv) the purchase of a Defaulted Mortgage Loan by the Majority Controlling Class Certificateholder pursuant to Section 3.18(b) or by the Servicer or the Special Servicer pursuant to Section 3.18(c) or any other sale thereof pursuant to Section 3.18(d); (v) the repurchase of a Mortgage Loan by a Column Third Party Originator pursuant to the related Column Third Party Originator Agreement or by a Seller pursuant to the related Mortgage Loan Purchase and Sale Agreement; (vi) the substitution of one or more Replacement Mortgage Loans for a Deleted Mortgage Loan by a Column Third Party Originator pursuant to the related Column Third Party Originator Agreement or by a Seller pursuant to the related Mortgage Loan Purchase and Sale Agreement (such cash amounts being any Substitution Shortfall Amounts); or (vii) the purchase of a Mortgage Loan or REO Property by the Servicer, the Special Servicer or the Majority Controlling Class Certificateholder pursuant to Section 9.01.

                  "Loan-to-Value Ratio": With respect to any Mortgage Loan, as of any date of determination, and without regard to the cross-collateralization in the case of any Cross-Collateralized Mortgage Loan, a fraction, expressed as a percentage, the numerator of which is the then current principal amount of such Mortgage Loan, and the denominator of which is the Appraised Value of the related Mortgaged Property.

                  "Majority Certificateholder": With respect to any specified Class or Classes of Certificates, as of any date of determination, any single Holder of Certificates of such Class or Classes, as the case may be, entitled to more than 50% of the Voting Rights allocated to such Class or Classes, as the case may be.

                  "Majority Controlling Class Certificateholder": As of any date of determination, the Majority Certificateholder of the Class of Sequential Pay Certificates that constitutes the Controlling Class as of such date of determination.

                  "Maturity Assumptions": Collectively, the assumptions identified as the "Modeling Assumptions" in the Prospectus Supplement.

                  "Memorandum": The final Private Placement Memorandum dated June 18, 1998, relating to the Non-Registered Certificates delivered by the Depositor to the Underwriter as of the Closing Date.

                  "Modified Mortgage Loan": Any Mortgage Loan as to which any Servicing Transfer Event has occurred and which has been modified by the Special Servicer pursuant to Section 3.20 in a manner that:

                  (A) affects the amount or timing of any payment of principal or interest due thereon (other than, or in addition to, bringing current Monthly Payments with respect to such Mortgage Loan);

                  (B) except as expressly contemplated by the related Mortgage, results in a release of the lien of the Mortgage on any material portion of the related Mortgaged Property without a corresponding Principal Prepayment in an amount not less than the fair market value (as is) of the property to be released, as determined by an Appraisal delivered to the Special Servicer (at the expense of the related Mortgagor and upon which the Special Servicer may conclusively rely); or

                  (C) in the reasonable, good faith judgment of the Special Servicer, otherwise materially impairs the security for such Mortgage Loan or reduces the likelihood of timely payment of amounts due thereon.

                  "Monthly Payment": With respect to any Mortgage Loan as of any Due Date, the scheduled monthly payment (or, in the case of an ARD Loan after its Anticipated Repayment Date, the minimum required monthly payment) of principal and/or interest on such Mortgage Loan, including any Balloon Payment, that is actually payable by the related Mortgagor from time to time under the terms of the related Mortgage Note (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related Mortgagor or by reason of a modification, waiver or amendment granted or agreed to by the Special Servicer pursuant to Section 3.20); provided that the Monthly Payment due in respect of any ARD Loan after its Anticipated Repayment Date shall not include Additional Interest.

                  "Mortgage": A mortgage, deed of trust, deed to secure debt or similar document that secures a Mortgage Note and creates a lien on a Mortgaged Property.

                  "Mortgage File": With respect to any Mortgage Loan, subject to Sections 1.04 and 2.01, collectively the following documents:

                  (i) the original executed Mortgage Note, endorsed "Pay to the order of Norwest Bank Minnesota, National Association, as trustee for the registered holders of DLJ Commercial Mortgage Corp., Commercial Mortgage Pass-Through Certificates, Series 1998-CG1, without recourse";

                  (ii) an original or a copy of the Mortgage and of any intervening assignments thereof that precede the assignment referred to in clause (iv) of this definition, in each case (unless such document has not yet been returned from the applicable recording office) with evidence of recording indicated thereon;

                  (iii) an original or a copy of any related Assignment of Leases (if such item is a document separate from the Mortgage) and of any intervening assignments thereof that precede the assignment referred to in clause (v) document has not yet been returned from the applicable recording office) with evidence of recording indicated thereon;

                  (iv) an original executed assignment of the Mortgage, in favor of Norwest Bank Minnesota, National Association, as trustee for the registered holders of DLJ Commercial Mortgage Corp., Commercial Mortgage Pass-Through Certificates, Series 1998-CG1, in recordable form;

                  (v) an original executed assignment of any related Assignment of Leases (if such item is a document separate from the Mortgage), in favor of Norwest Bank Minnesota, National Association, as trustee for the registered holders of DLJ Commercial Mortgage Corp., Commercial Mortgage Pass-Through Certificates, Series 1998-CG1, in recordable form;

                  (vi) originals or copies of any written assumption, modification, written assurance and substitution agreements in those instances where the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed;

                  (vii) the original or a copy of the policy of lender's title insurance issued on the date of the origination of such Mortgage Loan;

                  (viii) filed copies of any prior UCC Financing Statements in favor of the originator of such Mortgage Loan or in favor of any assignee prior to the Trustee (but only to the extent the related Seller had possession of such UCC Financing Statements prior to the Closing
                           Date) and, if there is an effective UCC Financing Statement in favor of the related Seller or, if applicable, the related Column Third Party Originator on record with the applicable public office for UCC Financing Statements, an original UCC-2 or UCC-3, as appropriate, in favor of Norwest Bank Minnesota, National Association, as trustee for the registered holders of DLJ Commercial Mortgage Corp., Commercial Mortgage Pass-Through Certificates, Series 1998-CG1;

                  (ix) any environmental indemnity agreement, power of attorney, guaranty, property management agreement, Ground Lease, Ground Sub-Lease, intercreditor agreement, cash management agreement and lock-box agreement, relating to such Mortgage Loan;

                  (x) any original documents (including any security agreements and any Letters of Credit and related letter of credit reimbursement agreements) relating to, evidencing or constituting Additional Collateral; and

                  (xi) insurance certificates relating to hazard insurance policies maintained by the Mortgagor with respect to the related Mortgaged Property;

provided that whenever the term "Mortgage File" is used to refer to documents actually received by the Trustee or by a Custodian on its behalf such term shall not be deemed to include such documents and instruments required to be included therein unless they are actually so received.

                  "Mortgage Loan": Each of the mortgage loans listed on the Mortgage Loan Schedule and from time to time held in the Trust Fund. As used herein, the term "Mortgage Loan" includes the related Mortgage Note, Mortgage and other security documents contained in the related Mortgage File.

                  "Mortgage Loan Purchase and Sale Agreements": The Column Mortgage Loan Purchase and Sale Agreement and the GECA Mortgage Loan Purchase and Sale Agreement.

                  "Mortgage Loan Schedule": Together, the two lists of Mortgage Loans attached hereto as Exhibit B-1A and Exhibit B-1B, respectively, as such lists may be amended from time to time in accordance with this Agreement. Such lists shall set forth the following information with respect to each Mortgage
Loan:

                (i)        the Mortgage Loan number;

               (ii) the street address (including city, state and zip code) of the related Mortgaged Property;

              (iii) the (A) original principal balance and (B) Cut-off Date Balance;

               (iv) the amount of the Monthly Payment due on the first Due Date following the Closing Date;

                (v)        the Mortgage Rate;

               (vi) the (A) original and remaining term to stated maturity and (B) Stated Maturity Date;

              (vii) in the case of a Balloon Mortgage Loan, the original and remaining amortization term;

             (viii) the related Seller, whether the Mortgage Loan is a Column Third Party Mortgage Loan and, if so, the related Column Third Party Originator;

               (ix) whether the Mortgage Loan is a Cross-Collateralized Mortgage Loan and, if so, the other Mortgage Loans contained in the related Cross-Collateralized Group;

                (x) whether the Mortgage Loan is an ARD Loan and, if so, the Anticipated Repayment Date;

               (xi)        whether such Mortgage Loan provides for defeasance;

              (xii) whether the Mortgage Loan is secured by a fee simple interest in the Mortgaged Property; by the Mortgagor's leasehold interest, and a fee simple interest, in the Mortgaged Property; or solely by a leasehold interest in the Mortgaged Property; and

             (xiii)        the Interest Accrual Basis.

                  "Mortgage Note": The original executed note evidencing the indebtedness of a Mortgagor under a Mortgage Loan, together with any rider, addendum or amendment thereto, or any renewal, substitution or replacement of such note.

                  "Mortgage Pool": Collectively, all of the Mortgage Loans and any successor REO Mortgage Loans as of any particular date of determination.

                  "Mortgage Rate": With respect to any Mortgage Loan (and any successor REO Mortgage Loan), the annualized rate at which interest is scheduled (in the absence of a default) to accrue on such Mortgage Loan from time to time in accordance with the related Mortgage Note and applicable law, as such rate may be modified in accordance with Section 3.20 or in connection with a bankruptcy, insolvency or similar proceeding involving the related Mortgagor. In the case of each of the ARD Loans, the related Mortgage Rate will be subject to increase in accordance with the related Mortgage Note if the particular Mortgage Loan is not paid in full by its Anticipated Repayment Date. Subject to modification in accordance with Section 3.20 or in connection with a bankruptcy, insolvency or similar proceeding involving the related Mortgagor, the Mortgage Rate for each Mortgage Loan shall otherwise be fixed.

                  "Mortgaged Property": The real property (together with all improvements and fixtures thereon) subject to the lien of a Mortgage and constituting collateral for a Mortgage Loan.

                  "Mortgagor": The obligor or obligors on a Mortgage Note, including any Person that has acquired the related Mortgaged Property and assumed the obligations of the original obligor under the Mortgage Note.

                  "Net Aggregate Prepayment Interest Shortfall": With respect to any Distribution Date, the amount, if any, by which (a) the aggregate of all Prepayment Interest Shortfalls incurred in connection with the receipt of Principal Prepayments on the Mortgage Loans during the related Collection Period, exceeds (b) the aggregate amount remitted by the Servicer for deposit into the Distribution Account for such Distribution Date pursuant to Section 3.19(a) in connection with such Prepayment Interest Shortfalls.

                  "Net Default Charges": With respect to any Mortgage Loan, any Default Charges actually collected from the related Mortgagor or out of other collections thereon (based on the allocations specified in Section 1.03), net of any Advance Interest accrued on Advances made in respect of such Mortgage Loan and reimbursable from such Default Charges in accordance with this Agreement and, solely with respect to Default Interest, further net of any portion of such Default Interest allocable to pay the Special Servicer any Liquidation Fee or Workout Fee in respect of such Mortgage Loan

                  "Net Investment Earnings": With respect to any Investment Account for any Collection Period, the amount, if any, by which the aggregate of all interest and other income realized during such Collection Period on funds held in such Investment Account, exceeds the aggregate of all losses, if any, incurred during such Collection Period in connection with the investment of such funds in accordance with Section 3.06 (other than losses of what would otherwise have constituted interest or other income earned on such funds).

                  "Net Investment Loss": With respect to any Investment Account for any Collection Period, the amount by which the aggregate of all losses, if any, incurred during such Collection Period in connection with the investment of funds held in such Investment Account in accordance with Section 3.06 (other than losses of what would otherwise have constituted interest or other income earned on such funds), exceeds the aggregate of all interest and other income realized during such Collection Period on such funds.

                  "Net Mortgage Rate": With respect to any Mortgage Loan (and any successor REO Mortgage Loan), as of any date of determination, the then related Mortgage Rate, minus the sum of (i) the Servicing Fee Rate, (ii) the Trustee Fee Rate and (iii) in the case of an ARD Loan after its Anticipated Repayment Date, the related Additional Interest Rate.

                  "Net Operating Income": With respect to any Mortgaged Property, the net operating income derived from such Mortgaged Property for any specified period, calculated in accordance with Exhibit K.

                  "NOI Adjustment Worksheet": A report prepared by the Special Servicer with respect to Specially Serviced Mortgaged Loans and REO Mortgage Loans, and by the Servicer with respect to all other Mortgage Loans, substantially containing the information described in Exhibit E-7 attached hereto, presenting the computations made in accordance with the methodology described in such Exhibit to "normalize" the full year net operating income and debt service coverage numbers used in the other reports required by this Agreement.

                  "Nonrecoverable Advance": Any Nonrecoverable P&I Advance or Nonrecoverable Servicing Advance.

                  "Nonrecoverable P&I Advance": As evidenced by the Officer's Certificate and supporting documentation contemplated by Section 4.03(c), any P&I Advance previously made or to be made in respect of any Mortgage Loan or any REO Mortgage Loan that, as determined by the Servicer or, if applicable, the Trustee or any Fiscal Agent, in its reasonable, good faith judgment, will not be ultimately recoverable from late payments, Insurance Proceeds, Liquidation Proceeds or any other recovery on or in respect of such Mortgage Loan.

                  "Nonrecoverable Servicing Advance": As evidenced by the Officer's Certificate and supporting documentation contemplated by Section 3.11(h), any Servicing Advance previously made or to be made in respect of a Mortgage Loan or REO Property that, as determined by the Servicer, the Special Servicer or, if applicable, the Trustee or any Fiscal Agent, in its reasonable, good faith judgment, will not be ultimately recoverable from late payments, Insurance Proceeds, Liquidation Proceeds or any other recovery on or in respect of such Mortgage Loan or REO Property.

                  "Non-Registered Certificate": Any Certificate that has not been registered under the Securities Act. As of the Closing Date, the Class B-4, Class B-5, Class B-6, Class B-7, Class C, Class D-1, Class D-2, Class R-I, Class R-II and Class R-III Certificates will constitute Non-Registered Certificates.

                  "Non-United States Person": Any Person other than a United States Person.

                  "Officer's Certificate": A certificate signed by a Servicing Officer of the Servicer or the Special Servicer or a Responsible Officer of the Trustee or any Fiscal Agent, as the case may be.

                  "Operating Statement Analysis": As defined in Section 3.12(b).

                  "Opinion of Counsel": A written opinion of counsel (which counsel, in the case of any such opinion of counsel relating to the taxation of the Trust Fund or any portion thereof or the status of any of REMIC I, REMIC II or REMIC III as a REMIC or either of Grantor Trust D-1 or Grantor Trust D-2 as a Grantor Trust for taxation purposes, shall be Independent of the Depositor, each Seller, the Servicer, the

Special Servicer, the Trustee, any Fiscal Agent and the REMIC Administrator, but which may act as counsel to such Person) acceptable to and delivered to the addressee(s) thereof and which Opinion of Counsel, except as provided herein, shall not be at the expense of the Trustee or the REMIC Administrator.

                  "Original Mortgage Loans": Collectively, those Mortgage Loans identified on the Mortgage Loan Schedule as being included in the Trust Fund as of the Closing Date.

                  "OTS": The Office of Thrift Supervision or any successor thereto.

                  "Ownership Interest": As to any Certificate, any ownership or security interest in such Certificate as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial, as owner or as pledgee.

                  "P&I Advance": As to any Mortgage Loan or REO Mortgage Loan, any advance made by the Servicer, the Trustee or any Fiscal Agent pursuant to
Section 4.03.

                  "P&I Advance Date": The Business Day preceding each Distribution Date.

                  "Pass-Through Rate": As defined in Section 2.14(d).

                  "Percentage Interest": With respect to any Regular Interest Certificate, the portion of the relevant Class evidenced by such Certificate, expressed as a percentage, the numerator of which is the Certificate Principal Balance or Certificate Notional Amount, as the case may be, of such Certificate as of the Closing Date, as specified on the face thereof, and the denominator of which is the Class Principal Balance or Class Notional Amount, as the case may be, of the relevant Class as of the Closing Date. With respect to a Grantor Trust Certificate or Residual Interest Certificate, the percentage interest in distributions to be made with respect to the relevant Class, as stated on the face of such Certificate.

                  "Permitted Investments": Any one or more of the following obligations or securities:

                  (i) direct obligations of, or obligations fully guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality thereof, provided that each such obligation is backed by the full faith and credit of the United States;

                  (ii) repurchase agreements on obligations specified in clause (i), provided that the short-term unsecured debt obligations of the party agreeing to repurchase such obligations are at the time of investment rated in the highest short-term debt rating category of each of S&P and Fitch (if rated by Fitch) (or, in the case of either Rating Agency, have such lower rating as will not result in an Adverse Rating Event with respect to any Class of Rated Certificates, as confirmed in writing to the Trustee by such Rating Agency);

                  (iii) federal funds, uncertificated certificates of deposit, time deposits and bankers' acceptances of any bank or trust company organized under the laws of the United States or any state thereof, provided that the short-term unsecured debt obligations of such bank or trust company are at the time of investment rated in the highest short-term debt rating category of each of S&P and Fitch (if rated by Fitch) (or, in the case of either Rating Agency, have such lower rating as will not result in an Adverse Rating Event with respect to any Class of Rated Certificates, as confirmed in writing to the Trustee by such Rating Agency);

                  (iv) commercial paper of any corporation incorporated under the laws of the United States or any state thereof (or of any corporation not so incorporated, provided that the commercial paper is United States Dollar denominated and amounts payable thereunder are not subject to any withholding imposed by any non-United States jurisdiction), provided that such commercial paper is rated in the highest short-term debt rating category of each of S&P and Fitch (if rated by Fitch) (or, in the case of either Rating Agency, has such lower rating as will not result in an Adverse Rating Event with respect to any Class of Rated Certificates, as confirmed in writing to the Trustee by such Rating Agency);

                  (v) units of money market funds which maintain a constant net asset value, provided that such units of money market funds are rated in the highest applicable rating category of each of each of S&P and Fitch (if rated by Fitch) (or, in the case of either Rating Agency, have such lower rating as will not result in an Adverse Rating Event with respect to any Class of Rated Certificates, as confirmed in writing to the Trustee by such Rating Agency); or

                  (vi) any other obligation or security that is acceptable to the Rating Agencies and will not result in an Adverse Rating Event with respect to any Class of Rated Certificates (as confirmed in writing to the Trustee by each Rating Agency);

provided that (A) no investment described hereunder shall evidence either the right to receive (1) only interest with respect to such investment or (2) a yield to maturity greater than 120% of the yield to maturity at par of the underlying obligations, (B) no investment described hereunder may be purchased at a price greater than par if such investment may be prepaid or called at a price less than its purchase price prior to stated maturity, (C) no investment described hereunder may be sold prior to stated maturity if such sale would result in a loss of principal on the instrument or a tax on "prohibited transactions" under Section 860F of the Code and (D) no investment described hereunder may have a "r" highlighter or other comparable qualifier attached to its rating; provided, further, that each investment described hereunder must have (X) a predetermined fixed amount of principal due at maturity (that cannot vary or change), (Y) an original maturity of not more than 365 days and a remaining maturity of not more than 30 days and (Z) except in the case of a Permitted Investment described in clause (v) above, a fixed interest rate or an interest rate that is tied to a single interest rate index plus a single fixed spread; and provided, further, that each investment described hereunder must be a "cash flow investment" (within the meaning of the REMIC Provisions).

                  "Permitted Transferee": Any Transferee of a Residual Interest Certificate other than either a Disqualified Organization or a Non-United States Person.

                  "Person": Any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

                  "Phase I Environmental Assessment": A "Phase I assessment" as described in and meeting the criteria of Chapter 5 of Part II of the FNMA Multifamily Guide, as amended from time to time.

                  "Plan":  As defined in Section 5.02(c).

                  "Plurality Residual Interest Certificateholder": As to any taxable year of any REMIC Pool, the Holder of Certificates evidencing the largest Percentage Interest in the Class of Residual Interest Certificates constituting the sole class of "residual interests" in respect of such REMIC Pool.

                  "Prepayment Assumption": For purposes of determining the accrual of original issue discount, market discount and premium, if any, on the Mortgage Loans, the REMIC I Regular Interests, the REMIC II Regular Interests, the Class S REMIC III Regular Interests and the Certificates for federal income tax purposes, the assumption that each ARD Loan is paid in its entirety on its Anticipated Prepayment Date and that no Mortgage Loan is otherwise voluntarily prepaid prior to its Stated Maturity Date.

                  "Prepayment Interest Excess": With respect to any Mortgage Loan that was subject to a Principal Prepayment in full or in part made after its Due Date in any Collection Period, any payment of interest (net of related Servicing Fees) actually collected from the related Mortgagor and intended to cover the period from and after such Due Date to, but not including, the date of prepayment (exclusive, however, of any related Prepayment Premium or Yield Maintenance Premium that may have been collected and, in the case of an ARD Loan after its Anticipated Repayment Date, of any Additional Interest).

                  "Prepayment Interest Shortfall": With respect to any Mortgage Loan that was subject to a Principal Prepayment in full or in part made prior to its Due Date in any Collection Period, the amount of interest, to the extent not collected from the related Mortgagor (without regard to any Prepayment Premium or Yield Maintenance Premium that may have been collected), that would have accrued at a rate per annum equal to the sum of the related Net Mortgage Rate plus the Trustee Fee Rate on the amount of such Principal Prepayment during the period from the date of prepayment to, but not including, such Due Date.

                  "Prepayment Premium": With respect to any Mortgage Loan, any premium, penalty or fee paid or payable, as the context requires, by a Mortgagor in connection with a Principal Prepayment on, or other early collection of principal of, a Mortgage Loan or any successor REO Mortgage Loan, to the extent such premium, penalty or fee is expressed as a percentage of the principal amount being prepaid or as a specified amount.

                  "Primary Servicing Office": The office of the Servicer or the Special Servicer, as the context may require, that is primarily responsible for such party's servicing obligations hereunder.

                  "Prime Rate": The "prime rate" published in the "Money Rates" section of The Wall Street Journal, as such "prime rate" may change from time to time. If The Wall Street Journal ceases to publish the "prime rate," then the Trustee, in its sole discretion, shall select an equivalent publication that publishes such "prime rate;" and if such "prime rate" is no longer generally published or is limited, regulated or administered by a governmental or quasi-governmental body, then the Trustee shall select a comparable interest rate index. In either case, such selection shall be made by the Trustee in its sole discretion and the Trustee shall notify the Servicer and the Special Servicer in writing of its selection.

                  "Principal Distribution Amount": With respect to any Distribution Date, an amount equal to the aggregate (without duplication) of the following:

                           (a) the aggregate of all payments of principal (other
                  than Principal Prepayments) received on the Mortgage Loans during the related Collection Period, in each case net of any portion of the particular payment that represents a Late Collection of principal for which a P&I Advance was previously made for a prior Distribution Date or that represents the principal portion of a Monthly Payment due on or before the Cut-off Date or on a Due Date subsequent to the related Collection Period;

                           (b) the aggregate of the principal portions of all
                  Monthly Payments due in respect of the Mortgage Loans for their respective Due Dates occurring during the related Collection Period that were received prior to the related Collection Period;

                           (c) the aggregate of all Principal Prepayments
                  received on the Mortgage Loans during the related Collection Period;

                           (d) the aggregate of all Liquidation Proceeds and
                  Insurance Proceeds received on the Mortgage Loans during the related Collection Period that were identified and applied by the Servicer as recoveries of principal of such Mortgage Loans in accordance with Section 1.03, in each case net of any portion of such proceeds that represents a Late Collection of principal due on or before the Cut-off Date or for which a P&I Advance was previously made for a prior Distribution Date;

                           (e) the aggregate of all Liquidation Proceeds,
                  Insurance Proceeds and REO Revenues received in respect of any REO Properties during the related Collection Period that were identified and applied by the Servicer as recoveries of principal of the related REO Mortgage Loans in accordance with
                  Section 1.03, in each case net of any portion of such proceeds and/or revenues that represents a Late Collection of principal due on or before the Cut-off Date or for which a P&I Advance was previously made for a prior Distribution Date; and

                           (f) the aggregate of the principal portions of all
                  P&I Advances made in respect of the Mortgage Loans and any REO Mortgage Loans with respect to such Distribution Date.

                  "Principal Prepayment": Any voluntary payment of principal made by the Mortgagor on a Mortgage Loan that is received in advance of its scheduled Due Date, that is not accompanied by an amount of interest (without regard to any Prepayment Premium, Yield Maintenance Premium and/or Additional Interest that may have been collected) representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment and that is not related to the special servicing of such Mortgage Loan.

                  "Proposed Plan": As defined in Section 3.17(a).

                  "Prospectus": The Base Prospectus and the Prospectus Supplement, together.

                  "Prospectus Supplement": That certain prospectus supplement dated June 18, 1998, relating to the Registered Certificates, that is a supplement to the Base Prospectus.

                  "Purchase Price": With respect to any Mortgage Loan (or REO Property), a cash price equal to the aggregate of (a) the outstanding principal balance of such Mortgage Loan (or the related REO Mortgage Loan) as of the date of purchase, (b) all accrued and unpaid interest on such Mortgage Loan (or the related REO Mortgage Loan) at the related Mortgage Rate to, but not including, the Due Date occurring in the Collection Period during which the applicable purchase or repurchase occurs, (c) all related unreimbursed Servicing Advances,
(d) solely in the case of a purchase by a Column Third Party Originator pursuant to the related Column Third Party Originator Agreement or by a Seller pursuant to the related Mortgage Loan Purchase and Sale Agreement, all accrued and unpaid Advance Interest in respect of related Advances, and (e) to the extent not otherwise included in the amount described in the preceding clause (c), any costs and expenses incurred by the Servicer (on behalf of the Trust) in enforcing the obligation of such Person to purchase such Mortgage Loan.

                  "Qualified Appraiser": In connection with the appraisal of any Mortgaged Property or REO Property, an Independent MAI-designated appraiser with at least five years of experience in respect of the relevant geographic location and property type.

                  "Qualified Institutional Buyer": A "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act.

                  "Qualified Insurer": An insurance company or security or bonding company qualified to write the related Insurance Policy in the relevant jurisdiction.

                  "Qualifying Substitute Mortgage Loan": In the case of any substitution for a Deleted Mortgage Loan as contemplated by Section 2.03, a mortgage loan which, on the date of substitution, (i) has a principal balance, after deduction of the principal portion of the Monthly Payment due in the month of substitution, not in excess of the Stated Principal Balance of the Deleted Mortgage Loan; (ii) is accruing interest at a fixed rate of interest at least equal to that of the Deleted Mortgage Loan; (iii) has the same Due Date as the Deleted Mortgage Loan; (iv) is accruing interest on the same Interest Accrual Basis as the Deleted Mortgage Loan; (v) has a remaining term to stated maturity not greater than, and not more than two years less than, that of the Deleted Mortgage Loan and, in any event, has a Stated Maturity Date not later than two years prior to the Rated Final Distribution Date; (vi) has a then current Loan-to-Value Ratio not higher than, and a then current Debt Service Coverage Ratio not lower than, the Loan-to-Value Ratio and Debt Service Coverage Ratio, respectively, of the Deleted Mortgage Loan as of the Closing Date; (vii) will comply with, as of the date of substitution, all of the representations and warranties relating to Mortgage Loans set forth in or made pursuant to the related Mortgage Loan Purchase and Sale Agreement and, in the case of a Column Third Party Mortgage Loan, the related Column Third Party Originator Agreement, or will comply with (except in a manner that would not be adverse to the interests of the Certificateholders (as a collective whole) in or with respect to such mortgage loan), as of the date of substitution, all of the representations relating to the Deleted Mortgage Loan set forth in or made pursuant to the related Mortgage Loan Purchase and Sale Agreement and, in the case of a Column Third Party Mortgage Loan, the related Column Third Party Originator Agreement; (viii) has a Phase I Environmental Assessment relating to the related Mortgaged Property in its Servicing File, which Phase I Environmental Assessment will evidence that there is no material adverse environmental condition or circumstance at the related Mortgaged Property for which further remedial action may be required under applicable law; and (ix) constitutes a "qualified replacement mortgage" within the meaning of Section 860G(a)(4) of the Code; provided, however, that if more than one mortgage loan is to be substituted for any Deleted Mortgage Loan, then all such proposed Replacement Mortgage Loans shall, in the aggregate, satisfy the requirement specified in clause (i) of this definition and each such proposed Replacement Mortgage Loan shall, individually, satisfy each of the requirements specified in clauses (ii) through (ix) of this definition; and provided, further, that no mortgage loan shall be substituted for a Deleted Mortgage Loan unless (x) such prospective Replacement Mortgage Loan shall be acceptable to the Controlling Class Representative (or, if there is no Controlling Class Representative then serving, to the Holders of Certificates representing a majority of the Voting Rights allocated to the Controlling Class), in its (or their) sole discretion, and (y) each Rating Agency shall have confirmed in writing to the Trustee that such substitution will not in and of itself result in an Adverse Rating Event with respect to any Class of Rated Certificates (such written confirmation to be obtained by the related Seller or the related Column Third Party Originator effecting the substitution). It is understood and agreed that the Controlling Class Representative (or, if no Controlling Class Representative is then serving, the Holders of Certificates representing a majority of the Voting Rights assigned to the Controlling Class) could find a prospective Replacement Mortgage Loan unacceptable for any reason or no reason whatsoever.

                  "Rated Certificate": Any of the Certificates to which a rating has been assigned by either Rating Agency at the request of the Depositor.

                  "Rated Final Distribution Date": The Distribution Date in June 2031.

                  "Rating Agency": Each of S&P and Fitch.

                  "Realized Loss": With respect to: (1) each defaulted Mortgage Loan as to which a Final Recovery Determination has been made, or with respect to any successor REO Mortgage Loan as to which a Final Recovery Determination has been made as to the related REO Property, an amount (not less than zero) equal to (a) the unpaid principal balance of such Mortgage Loan or REO Mortgage Loan, as the case may be, as of the commencement of the Collection Period in which the Final Recovery Determination was made, plus (b) without taking into account the amount described in subclause (1)(c) of this definition, all accrued but unpaid interest on such Mortgage Loan or REO Mortgage Loan, as the case may be, at the related Mortgage Rate to, but not including, the related Due Date in the Collection Period in which the Final Recovery Determination was made (exclusive, however, in the case of an ARD Loan after its Anticipated Repayment Date, of Additional Interest), minus (c) all payments and proceeds, if any, received in respect of such Mortgage Loan or REO Mortgage Loan, as the case may be, during the Collection Period in which such Final Recovery Determination was made (net of any related Servicing Advances reimbursed therefrom and any related Liquidation Expenses paid therefrom); (2) each defaulted Mortgage Loan as to which any portion of the principal or past due interest payable thereunder was cancelled in connection with a bankruptcy or similar proceeding involving the related Mortgagor or a modification, waiver or amendment of such Mortgage Loan granted or agreed to by the Servicer or the Special Servicer pursuant to Section 3.20, the amount of such principal or past due interest (other than any Default Interest and, in the case of an ARD Loan after its Anticipated Repayment Date, Additional Interest) so cancelled; and (3) each defaulted Mortgage Loan as to which the Mortgage Rate thereon has been permanently reduced and not recaptured for any period in connection with a bankruptcy or similar proceeding involving the related Mortgagor or a modification, waiver or amendment of such Mortgage Loan granted or agreed to by the Servicer or the Special Servicer pursuant to
Section 3.20, the amount of any consequent reduction in the interest portion of each successive Monthly Payment due thereon (each such Realized Loss to be deemed to have been incurred on the Due Date for each affected Monthly Payment).

                  "Record Date": With respect to any Distribution Date, the last Business Day of the month immediately preceding the month in which such Distribution Date occurs.

                  "Registered Certificate": Any Certificate that has been registered under the Securities Act. As of the Closing Date, the Class S, Class A-1A, Class A-1B, Class A-1C, Class A-2, Class A-3, Class A-4, Class B-1, Class B-2 and Class B-3 Certificates constitute Registered Certificates.

                  "Regular Interest Certificate": Any of the Certificates designated as such in Section 2.09.

                  "Reimbursement Rate": The rate per annum applicable to the accrual of Advance Interest, which rate per annum is equal to the Prime Rate.

                  "REMIC": A "real estate mortgage investment conduit" as defined in Section 860D of the Code.

                  "REMIC Administrator": Norwest Bank Minnesota, National Association or its successor in interest, in its capacity as REMIC administrator hereunder, or any successor REMIC administrator appointed as herein provided.

                  "REMIC Sub-Account": A sub-account of the Distribution Account established pursuant to Section 3.04(b), which sub-account shall constitute an asset of the Trust Fund and REMIC I but not an asset of Grantor Trust I or Grantor Trust II.

                  "REMIC I": The segregated pool of assets designated as such in
Section 2.10(a)

                  "REMIC I Regular Interest": Any of the separate non-certificated beneficial ownership interests in REMIC I issued hereunder and, in each such case, designated as a "regular interest" in REMIC I. The REMIC I Regular Interests have the designations and terms provided for in Section 2.10.

                  "REMIC I Remittance Rate":  As defined in Section 2.10(f).

                  "REMIC II": The segregated pool of assets designated as such in Section 2.12(a).

                  "REMIC II Regular Interest": Any of the separate non-certificated beneficial ownership interests in REMIC II issued hereunder and, in each such case, designated as a "regular interest" in REMIC II. The REMIC II Regular Interests have the designations and terms provided for in
Section 2.12.

                  "REMIC II Remittance Rate":  As defined in Section 2.12(f).

                  "REMIC III": The segregated pool of assets designated as such in Section 2.14(a).

                  "REMIC III Certificate": Any of the Certificates designated as such in Section 2.09.

                  "REMIC Pool":  Any of REMIC I, REMIC II and REMIC III.

                  "REMIC Provisions": Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of Subchapter M of Chapter 1 of the Code, and related provisions, and proposed, temporary and final Treasury regulations and any published rulings, notices and announcements promulgated thereunder, as the foregoing may be in effect from time to time.

                  "Rents from Real Property": With respect to any REO Property, gross income of the character described in Section 856(d) of the Code.

                  "REO Account": A segregated custodial account or accounts created and maintained by the Special Servicer pursuant to Section 3.16(b) on behalf of the Trustee in trust for the Certificateholders, which shall be entitled "Midland Loan Services, Inc.[ or the name of any successor Special Servicer], as Special Servicer, in trust for the registered holders of DLJ Commercial Mortgage Corp., Commercial Mortgage Pass- Through Certificates, Series 1998-CG1".

                  "REO Acquisition": The acquisition of any REO Property pursuant to Section 3.09.

                  "REO Disposition": The sale or other disposition of any REO Property pursuant to Section 3.18(d).


                  "REO Extension":  As defined in Section 3.16(a).

                  "REO Mortgage Loan": The mortgage loan deemed for purposes hereof to be outstanding with respect to each REO Property. Each REO Mortgage Loan shall be deemed to provide for monthly payments of principal and/or interest equal to its Assumed Monthly Payment and otherwise to have the same terms and conditions as its predecessor Mortgage Loan (such terms and conditions to be applied without regard to the default on such predecessor Mortgage Loan or the Trust's acquisition of the subject REO Property). Each REO Mortgage Loan shall be deemed to have an initial unpaid principal balance and Stated Principal Balance equal to the unpaid principal balance and Stated Principal Balance, respectively, of its predecessor Mortgage Loan as of the date of the related REO Acquisition. All Monthly Payments (other than any Balloon Payment), Assumed Monthly Payments (in the case of a Balloon Mortgage Loan delinquent in respect of its Balloon Payment) and other amounts due and owing, or deemed to be due and owing, in respect of the predecessor Mortgage Loan as of the date of the related REO Acquisition, shall be deemed to continue to be due and owing in respect of an REO Mortgage Loan. In addition, all amounts payable or reimbursable to the Servicer, the Special Servicer, the Trustee or any Fiscal Agent in respect of the predecessor Mortgage Loan as of the date of the related REO Acquisition, including any unpaid or unreimbursed Servicing Fees, Special Servicing Fees and Advances (together with any related unpaid Advance Interest), shall continue to be payable or reimbursable in the same priority and manner pursuant to Section 3.05(a) to the Servicer, the Special Servicer, the Trustee or any Fiscal Agent, as the case may be, in respect of an REO Mortgage Loan.

                  "REO Property": A Mortgaged Property acquired by the Special Servicer on behalf of the Trust for the benefit of the Certificateholders through foreclosure, acceptance of a deed in lieu of foreclosure or otherwise in accordance with applicable law in connection with the default or imminent default of a Mortgage Loan.

                  "REO Revenues": All income, rents, profits and proceeds derived from the ownership, operation or leasing of any REO Property.

                  "REO Status Report": A report containing substantially the information described in Exhibit E-9 attached hereto, including, with respect to each REO Property that was included in the Trust Fund as of the close of business on the Determination Date immediately preceding the preparation of such report, among other things, (i) the Acquisition Date of such REO Property, (ii) the amount of income collected with respect to such REO Property (net of related expenses) and other amounts, if any, received on such REO Property during the related Collection Period and (iii) the value of the REO Property based on the most recent appraisal or other valuation thereof available to the Special Servicer as of such Determination Date (including any valuation prepared internally by the Special Servicer).

                  "REO Tax": As defined in Section 3.17(a).

                  "Replacement Mortgage Loan": Any mortgage loan that is substituted by a Seller or a Column Third Party Originator for a Deleted Mortgage Loan as contemplated by Section 2.03.

                  "Request for Release": A request signed by a Servicing Officer of, as applicable, the Servicer in the form of Exhibit D-1 attached hereto or the Special Servicer in the form of Exhibit D-2 attached hereto.

                  "Required Appraisal Loan": As defined in Section 3.19(c).

                  "Reserve Account": Any of the accounts established and maintained pursuant to Section 3.03(d).

                  "Reserve Funds": With respect to any Mortgage Loan, any amounts delivered by the related Mortgagor to be held in escrow by or on behalf of the mortgagee representing: (i) reserves for repairs, replacements, capital improvements and/or environmental testing and remediation with respect to the related Mortgaged Property; (ii) reserves for tenant improvements and leasing commissions; or (iii) amounts to be applied as a Principal Prepayment on such Mortgage Loan or held as Additional Collateral in the event that certain leasing or other economic criteria in respect of the related Mortgaged Property are not met.

                  "Residual Interest Certificate": Any of the Certificates designated as such in Section 2.09.

                  "Responsible Officer": When used with respect to the Trustee, the President, the Treasurer, the Secretary, any Vice President, any Assistant Vice President, any Trust Officer, any Assistant Secretary or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and having direct responsibility for the administration of this Agreement. When used with respect to any Fiscal Agent or any Certificate Registrar (other than the Trustee), any officer or assistant officer thereof.

                  "Restricted Servicer Reports": Each of the Watch List, the Operating Statement Analysis, the NOI Adjustment Worksheet, the Comparative Financial Status Report and the CSSA Property File Report.

                  "S&P": Standard & Poor's Ratings Services, a Division of the McGraw-Hill Companies, Inc., or its successor in interest. If neither such rating agency nor any successor remains in existence, "S&P" shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person designated by the Depositor, notice of which designation shall be given to the other parties hereto, and specific ratings of Standard & Poor's Ratings Services, a Division of the McGraw-Hill Companies, Inc., herein referenced shall be deemed to refer to the equivalent ratings of the party so designated. References herein to "applicable rating category" (other than any such references to "highest applicable rating category") shall, in the case of S&P, be deemed to refer to such applicable rating category of S&P, without regard to any plus or minus or other comparable rating qualification.

                  "Securities Act":  The Securities Act of 1933, as amended.

                  "Seller":  Either of Column or GECA.

                  "Senior Certificate": Any of the Certificates designated as such in Section 2.09.

                  "Senior Principal Distribution Cross-Over Date": The first Distribution Date as of which the aggregate of the Class Principal Balances of the Class A-1A Certificates and the Class A-1B Certificates outstanding immediately prior thereto equals or exceeds the sum of (a) the aggregate Stated Principal Balance of the Mortgage Pool that will be outstanding immediately following such Distribution Date, plus (b) the lesser of (i) the Principal Distribution Amount for such Distribution Date and (ii) the portion of the Available Distribution Amount for such Distribution Date that will remain after the distributions of Distributable Certificate Interest to be made on the Senior Certificates on such Distribution Date have been so made.

                  "Sequential Pay Certificate": Any of the Certificates designated as such in Section 2.09.

                  "Servicer": GE Capital Loan Services, Inc. or its successor in interest, in its capacity as servicer hereunder, or any successor servicer appointed as herein provided.

                  "Servicer Remittance Amount": With respect to any Servicer Remittance Date, an amount equal to (a) all amounts on deposit in the Collection Account as of the commencement of business on such Servicer Remittance Date, net of (b) any portion of the amounts described in clause (a) of this definition that represents one or more of the following: (i) collected Monthly Payments that are due on a Due Date following the end of the related Collection Period,
(ii) any payments of principal (including Principal Prepayments) and interest (including, without limitation, Additional Interest), Liquidation Proceeds and Insurance Proceeds received after the end of the related Collection Period,
(iii) any Prepayment Premiums and/or Yield Maintenance Premiums received after the end of the related Collection Period, (iv) any amounts payable or reimbursable to any Person from the Collection Account pursuant to clauses (ii) through (xix) of Section 3.05(a), and (v) any amounts deposited in the Collection Account in error; provided that the Servicer Remittance Amount for the Servicer Remittance Date that occurs in the same calendar month as the anticipated Final Distribution Date shall be calculated without regard to clauses (b)(i), (b)(ii) and (b)(iii) of this definition.

                  "Servicer Remittance Date": The Business Day preceding each Distribution Date.

                  "Servicing Account": Any of the accounts established and maintained pursuant to Section 3.03(a).

                  "Servicing Advances": All customary, reasonable and necessary "out-of-pocket" costs and expenses paid or to be paid, as the context requires, out of its own funds, by the Servicer or the Special Servicer (or, if applicable, the Trustee or any Fiscal Agent) in connection with the servicing of a Mortgage Loan after a default, delinquency or other unanticipated event, or in connection with the administration of any REO Property, including (1) any such costs and expenses associated with (a) compliance with the obligations of the Servicer and/or the Special Servicer set forth in Sections 2.02(e), 2.03 (b), 2.03(c) , 3.03(c) and 3.09, (b) the
preservation, insurance, restoration, protection and management of a Mortgaged Property, including the cost of any "force placed" insurance policy purchased by the Servicer or the Special Servicer to the extent such cost is allocable to a particular Mortgaged Property that the Servicer or the Special Servicer is required to cause to be insured pursuant to Section 3.07(a), (c) obtaining any Liquidation Proceeds or Insurance Proceeds in respect of any such Mortgage Loan or any REO Property, (d) any enforcement or judicial proceedings with respect to a Mortgaged Property, including foreclosures and similar proceedings, (e) the operation, management, maintenance and liquidation of any REO Property, (f) obtaining any Appraisal required to be obtained hereunder, and (g) UCC filings that are not reimbursed by the related Mortgagor, (2) reasonable and direct out-of-pocket travel expenses incurred by the Special Servicer in connection with performing inspections pursuant to Section 3.12(a), (3) the cost of any Opinion of Counsel expressly required to be obtained hereunder to the extent that a Mortgagor is required under the terms of the related Mortgage Loan to pay the costs thereof and fails to do so, and (4) any other expenditure which is expressly designated as a Servicing Advance herein; provided that notwithstanding anything to the contrary, "Servicing Advances" shall not include allocable overhead of the Servicer or the Special Servicer, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses, or costs incurred by either such party in connection with its purchase of any Mortgage Loan or REO Property pursuant to any provision of this Agreement.

                  "Servicing Fee": With respect to each Mortgage Loan and REO Mortgage Loan, the fee designated as such and payable to the Servicer pursuant to Section 3.11(a).

                  "Servicing Fee Rate": With respect to each Mortgage Loan and REO Mortgage Loan, 0.057% per annum.

                  "Servicing File": Any documents (other than documents required to be part of the related Mortgage File) in the possession of the Servicer or the Special Servicer and relating to the origination and servicing of any Mortgage Loan or the administration of any REO Property.

                  "Servicing Officer": Any officer or employee of the Servicer or the Special Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans, whose name and specimen signature appear on a list of servicing officers furnished by such party to the Trustee and the Depositor on the Closing Date, as such list may be amended from time to time by the Servicer or the Special Servicer, as applicable.

                  "Servicing Return Date": With respect to any Corrected Mortgage Loan, the date that servicing thereof is returned by the Special Servicer to the Servicer pursuant to Section 3.21(a).

                  "Servicing Standard": With respect to the Servicer or the Special Servicer, to service and administer the Mortgage Loans and REO Properties for which it is responsible hereunder: (a) with the higher of (i) the same care, skill, prudence and diligence with which the Servicer or the Special Servicer, as the case may be, generally services and administers comparable mortgage loans and REO properties for other third parties pursuant to agreements similar to this Agreement, giving due consideration to customary and usual standards of practice of prudent institutional commercial mortgage lenders and loan servicers servicing and administering their own mortgage loans and REO properties, and (ii) the same care, skill, prudence and diligence with which the Servicer or the Special Servicer, as the case may be, generally services and administers comparable mortgage loans and REO properties owned by it; (b) with a view to the timely collection of all scheduled payments of principal and interest under the Mortgage Loans, the full collection of all Prepayment Premiums and Yield Maintenance Premiums that may become payable under the Mortgage Loans and, if a Mortgage Loan comes into and continues in default and no satisfactory arrangements can be made for the collection of the delinquent payments (including payments of Prepayment Premiums and Yield Maintenance Premiums), the maximization of the recovery on such Mortgage Loan to the Certificateholders (as a collective whole) on a present value basis (the relevant discounting of anticipated collections that will be distributable to Certificateholders to be performed at the related Net Mortgage Rate); and (c) without regard to: (i) any relationship that the Servicer (or any Affiliate thereof) or the Special Servicer (or any Affiliate thereof), as the case may be, may have with the related Mortgagor or with any other party to this Agreement;
(ii) the ownership of any Certificate by the Servicer (or any Affiliate thereof) or the Special Servicer (or any Affiliate thereof), as the case may be; (iii) any obligation of the Servicer or the Special Servicer, as the case may be, to make Advances; (iv) the right of the Servicer (or any Affiliate thereof) or the Special Servicer (or any Affiliate thereof), as the case may be, to receive compensation for its services or reimbursement of costs hereunder generally or with respect to any particular transaction, (v) any ownership by the Servicer (or any Affiliate thereof) or the Special Servicer (or any Affiliate thereof), as the case may be, of any other mortgage loans or real property or of the right to service or manage for others any other mortgage loans or real property; and
(vi) any obligation of the Servicer (or any Affiliate thereof), as a Seller, or the Special Servicer (or any Affiliate thereof), if such Person is a Seller, to pay any indemnity or cure any Document Defect or Breach with respect to, or to repurchase or replace, any Mortgage Loan.

                  "Servicing Transfer Event": With respect to any Mortgage Loan, the occurrence of any of the events described in clauses (a) through (i) of the definition of "Specially Serviced Mortgage Loan".

                  "Specially Serviced Mortgage Loan": Any Mortgage Loan as to which any of the following events has occurred:

                (a) the related Mortgagor has failed to make when due any Balloon Payment, which failure continues, or the Servicer determines, in its reasonable, good faith judgment, will continue, unremedied for 30 days; or

                (b) the related Mortgagor has failed to make when due any Monthly Payment (other than a Balloon Payment) or any other payment required under the related Mortgage Note or the related Mortgage, which failure continues, or the Servicer determines, in its reasonable, good faith judgment, will continue, unremedied for 60 days; or

                (c) if the Servicer or any of its Affiliates then owns an economic interest in the related Mortgagor, the related Mortgagor has failed to make when due any Monthly Payment, which failure continues unremedied as of the P&I Advance Date for the Distribution Date related to the Collection Period in which such Monthly Payment was due; or

                (d) the Servicer has determined, in its reasonable, good faith judgment, that a default in making a Monthly Payment (including a Balloon Payment) or any other payment required under the related Mortgage Note or the related Mortgage is likely to occur within 30 days and either (i) the related Mortgagor has requested a material modification of the related Mortgage Loan (other than a waiver of a "due-on-sale" clause permitted under Section 3.08 or the extension of the related maturity date) or (ii) such default is likely to remain unremedied for at least 60 days or, in the case of a Balloon Payment, for at least 30 days; or

                (e) the Servicer has determined, in its reasonable, good faith judgment, that a default, other than as described in clause (a) or (b) above, has occurred that may materially impair the value of the related Mortgaged Property as security for the Mortgage Loan, which default has continued unremedied for the applicable cure period under the terms of the Mortgage Loan (or, if no cure period is specified, for 30 days); or

                (f) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary action against the related Mortgagor under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the related Mortgagor and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days; or

                (g) the related Mortgagor shall have consented to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to such Mortgagor or of or relating to all or substantially all of its property; or

                (h) the related Mortgagor shall have admitted in writing its inability to pay its debts generally as they become due, filed a petition to take advantage of any applicable insolvency or reorganization statute, made an assignment for the benefit of its creditors, or voluntarily suspended payment of its obligations; or

                (i) the Servicer shall have received notice of the commencement of foreclosure or similar proceedings with respect to the related Mortgaged Property;

provided, however, that a Mortgage Loan shall cease to be a Specially Serviced Mortgage Loan, when a Liquidation Event has occurred in respect of such Mortgage Loan, when the related Mortgaged Property has become an REO Property or, so long as at such time no circumstance identified in clauses (a) through (i) above exists that would cause the Mortgage Loan to continue to be characterized as a Specially Serviced Mortgage Loan:

                (w) with respect to the circumstances described in clauses (a) , (b) and (c) above, when the related Mortgagor has made three consecutive full and timely Monthly Payments under the terms of such Mortgage Loan (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related Mortgagor or by reason of a modification, waiver or amendment granted or agreed to by the Servicer or the Special Servicer pursuant to Section 3.20);

                (x) with respect to the circumstances described in clauses (d), (f), (g) and (h) above, when such circumstances cease to exist in the reasonable, good faith judgment of the Special Servicer;

                (y)        with respect to the circumstances described in clause
                           (e) above, when such default is cured; and

                (z)        with respect to the circumstances described in clause
                           (i) above, when such proceedings are terminated.

                  "Special Servicer": Midland Loan Services, Inc. or its successor in interest, in its capacity as special servicer hereunder, or any successor Special Servicer appointed as herein provided.

                  "Special Servicer Report": As defined in Section 4.02(c).

                  "Special Servicing Fee": With respect to each Specially Serviced Mortgage Loan and each REO Mortgage Loan, the fee designated as such and payable to the Special Servicer pursuant to the first paragraph of Section 3.11(c).

                  "Special Servicing Fee Rate": With respect to each Specially Serviced Mortgage Loan and each REO Mortgage Loan, 0.25% per annum.

                  "Startup Day": With respect to each REMIC Pool, the day designated as such in Section 2.10(a) (in the case of REMIC I), Section 2.12(a) (in the case of REMIC II) and Section 2.14(a) (in the case of REMIC III).

                  "Stated Maturity Date": With respect to any Mortgage Loan, the Due Date specified in the Mortgage Note (as in effect on the Closing Date or, in the case of a Replacement Mortgage Loan, on the related date of substitution) on which the last payment of principal is due and payable under the terms of the Mortgage Note (as in effect on the Closing Date or, in the case of a Replacement Mortgage Loan, on the related date of substitution), without regard to any change in or modification of such terms in connection with a bankruptcy or similar proceeding involving the related Mortgagor or a modification, waiver or amendment of such Mortgage Loan granted or agreed to by the Special Servicer pursuant to Section 3.20 and, in the case of an ARD Loan, without regard to its Anticipated Repayment Date.

                  "Stated Principal Balance": With respect to any Mortgage Loan (and any successor REO Mortgage Loan), the Cut-off Date Balance of such Mortgage Loan (or, in the case of any Replacement Mortgage Loan, the unpaid principal balance thereof as of the related date of substitution, after application of all payments of principal due thereon on or before such date, whether or not received), as permanently reduced on each subsequent Distribution Date (to not less than zero) by (i) that portion, if any, of the Principal Distribution Amount for such Distribution Date allocable to such Mortgage Loan (or successor REO Mortgage Loan), and (ii) the principal portion of any Realized Loss incurred in respect of such Mortgage Loan (or successor REO Mortgage Loan) during the related Collection Period. Notwithstanding the foregoing, if a Liquidation Event occurs in respect of any Mortgage Loan or REO Property, then the "Stated Principal Balance" of such Mortgage Loan or of the related REO Mortgage Loan, as the case may be, shall be zero commencing as of the Distribution Date in the Collection Period next following the Collection Period in which such Liquidation Event occurred.

                  "Subordinated Certificate": Any of the Certificates designated as such in Section 2.09.

                  "Sub-Servicer": Any Person with which the Servicer or the Special Servicer has entered into a Sub-Servicing Agreement.

                  "Sub-Servicing Agreement": The written contract between the Servicer or the Special Servicer, on the one hand, and any Sub-Servicer, on the other hand, relating to servicing and administration of Mortgage Loans as provided in Section 3.22.

                  "Substitution Shortfall Amount": In connection with the substitution of one or more Replacement Mortgage Loans for any Deleted Mortgage Loan, the amount, if any, by which the Purchase Price for such Deleted Mortgage Loan (calculated as if it were to be repurchased, instead of replaced, on the relevant date of substitution), exceeds the initial Stated Principal Balance or the initial aggregate Stated Principal Balance, as the case may be, of such Replacement Mortgage Loan(s).

                  "Tax Matters Person": With respect to any REMIC Pool, the Person designated as the "tax matters person" of such REMIC Pool in the manner provided under Treasury regulation section 1.860F-4(d) and temporary Treasury regulation section 301.6231(a)(7)-1T, which Person shall, pursuant to Section 10.01(b), be the Plurality Residual Interest Certificateholder in respect of the related Class of Residual Interest Certificates.

                  "Tax Returns": The federal income tax return on IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit Income (REMIC) Tax Return, including Schedule Q thereto, Quarterly Notice to Residual Interest Holder of REMIC Taxable Income or Net Loss Allocation, or any successor forms, to be filed on behalf of each REMIC Pool due to its classification as a REMIC under the REMIC Provisions, together with any and all other information, reports or returns that may be required to be furnished to the Certificateholders or filed with the IRS under any applicable provisions of federal tax law or any other governmental taxing authority under applicable state or local tax laws.

                  "Termination Price": As defined in Section 9.01.

                  "Transfer": Any direct or indirect transfer, sale, pledge, hypothecation, or other form of assignment of any Ownership Interest in a Certificate.

                  "Transfer Affidavit and Agreement": As defined in Section 5.02(d).

                  "Transferee": Any Person who is acquiring by Transfer any Ownership Interest in a Certificate.

                  "Transferor": Any Person who is disposing by Transfer any Ownership Interest in a Certificate.

                  "Treasury Rate": As defined in Section 4.01(b).

                  "Trust": The trust created hereby.

                  "Trustee": Norwest Bank Minnesota, National Association or its successor in interest, in its capacity as trustee hereunder, or any successor trustee appointed as herein provided.

                  "Trustee Report":  As defined in Section 4.02(a).

                  "Trustee's Fee": The fee designated as such and payable to the Trustee pursuant to Section 8.05(a).

                  "Trustee's Fee Rate":  0.003% per annum.

                  "Trust Fund": Collectively, all of the assets of REMIC I, REMIC II, REMIC III, Grantor Trust D-1 and Grantor Trust D-2.

                  "Trust Receipt":  As defined in Section 2.01(d).

                  "UCC": The Uniform Commercial Code in effect in the applicable jurisdiction.

                  "UCC Financing Statement": A financing statement executed and filed pursuant to the Uniform Commercial Code, as in effect in any relevant jurisdiction.

                  "Uncertificated Accrued Interest": The interest accrued from time to time in respect of (i) any REMIC I Regular Interest, calculated in accordance with Section 2.10(g); or (ii) any REMIC II Regular Interest, calculated in accordance with Section 2.12(g).

                  "Uncertificated Distributable Certificate Interest": With respect to any REMIC I Regular Interest, for any Distribution Date, an amount of interest equal to all Uncertificated Accrued Interest in respect of such REMIC I Regular Interest for the related Interest Accrual Period, reduced (to not less than zero) by the product of (i) any Net Aggregate Prepayment Interest Shortfall for such Distribution Date, multiplied by (ii) a fraction, expressed as a decimal, the numerator of which is the Uncertificated Accrued Interest in respect of such REMIC I Regular Interest for the related Interest Accrual Period, and the denominator of which is the aggregate Uncertificated Accrued Interest in respect of all the REMIC I Regular Interests for the related Interest Accrual Period; and, with respect to any REMIC II Regular Interest, for any Distribution Date, an amount of interest equal to all Uncertificated Accrued Interest in respect of such REMIC II Regular Interest for the related Interest Accrual Period, reduced (to not less than zero) by the product of (i) any Net Aggregate Prepayment Interest Shortfall for such Distribution Date, multiplied by a fraction, expressed as a decimal, the numerator of which is the Uncertificated Accrued Interest in respect of such REMIC II Regular Interest for the related Interest Accrual Period, and the denominator of which is the aggregate Uncertificated Accrued Interest in respect of all the REMIC II Regular Interests for the related Interest Accrual Period.

                  "Uncertificated Principal Balance": As defined in Section 2.10(e) with respect to each REMIC I Regular Interest and in Section 2.12(e) with respect to each REMIC II Regular Interest.

                  "Underwriter": Donaldson, Lufkin & Jenrette Securities Corporation or its successor in interest.

                  "Union Capital": Union Capital Investments, LLC or its successor in interest.

                  "United States Person": A citizen or resident of the United States, a corporation, partnership or other entity created or organized in, or under the laws of, the United States or any political subdivision thereof, or an estate whose income from sources without the United States is includible in gross income for United States federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States, or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, all within the meaning of Section 7701(a)(30) of the Code.

                  "Unrestricted Servicer Reports": Each of the Delinquent Loan Status Report, the Historical Loan Modification Report, the Historical Loan Estimate Report and the REO Status Report.

                  "USAP": The Uniform Single Attestation Program for Mortgage Bankers.

                  "USPAP": The Uniform Standards of Professional Appraisal Practices.

                  "Voting Rights": The voting rights evidenced by the respective Certificates. At all times during the term of this Agreement, 99% of the Voting Rights shall be allocated among all the Classes of Sequential Pay Certificates in proportion to their respective Class Principal Balances, and 1.0% of the Voting Rights shall be allocated to the Class S Certificates. Voting Rights allocated to a particular Class of Certificates shall be allocated among such Certificates in proportion to the respective Percentage Interests evidenced thereby.

                  "Warranting Party":  As defined in Section 2.03(a).

                  "Watch List": For any Determination Date, a report (substantially in the form of Exhibit E-10) of all Mortgage Loans that constitute one of the following types of Mortgage Loans as of such Determination Date (the "Watch List"): (i) a Mortgage Loan that has a then current Debt Service Coverage Ratio that is less than 1.10x; (ii) a Mortgage Loan as to which any required inspection of the related Mortgaged Property conducted by the Servicer indicates a problem that the Servicer determines can reasonably be expected to materially adversely affect the cash flow generated by such Mortgaged Property; (iii) a Mortgage Loan as to which the Servicer has actual knowledge of material damage or waste at the related Mortgaged Property; (iv) a Mortgage Loan as to which it has come to the Servicer's attention in the performance of its duties under this Agreement (without any expansion of such duties by reason thereof) that any tenant occupying 25% or more of the space in the related Mortgaged Property (A) has vacated such space (without being replaced by a comparable tenant and lease) or (B) has declared bankruptcy; (v) a Mortgage Loan that is at least 30 days delinquent in payment; and (vi) a Mortgage Loan that is within 60 days of maturity. No later than one Business Day after each Determination Date, the Special Servicer shall provide the Servicer with all information in its possession regarding the Specially Serviced Mortgage Loans relevant to the preparation of the Watch List.

                  "Workout Fee": With respect to each Corrected Mortgage Loan, the fee designated as such and payable to the Special Servicer pursuant to the second paragraph of Section 3.11(c).

                  "Workout Fee Rate": With respect to each Corrected Mortgage Loan, 1.00%.

                  "Yield Maintenance Premium": With respect to any Mortgage Loan, any premium, penalty or fee paid or payable, as the context requires, by a Mortgagor in connection with a Principal Prepayment on, or other early collection of principal of, a Mortgage Loan, other than any Prepayment Premium.

                  SECTION 1.02.     General Interpretive Principles.

                  For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

                  (i) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

                  (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

                  (iii) references herein to "Articles", "Sections", "Subsections", "Paragraphs" and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

                  (iv) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same
         Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

                  (v) the words "herein", "hereof", "hereunder", "hereto", "hereby" and other words of similar import refer to this Agreement as a whole and not to any particular provision;

                  (vi) "or" is not exclusive; and

                  (vii) the terms "include" and "including" shall mean without limitation by reason of enumeration.

                  SECTION 1.03. Certain Calculations in Respect of the Mortgage Pool.

                  (a) All amounts collected in respect of any Cross-Collateralized Group in the form of payments from Mortgagors, Insurance Proceeds and Liquidation Proceeds, shall be applied by the Servicer among the Mortgage Loans constituting such Cross-Collateralized Group in accordance with the express provisions of the related loan documents and, in the absence of such express provisions, on a pro rata basis in accordance with the respective amounts then "due and owing" as to each such Mortgage Loan. All amounts collected in respect of or allocable to any particular Mortgage Loan (whether or not such Mortgage Loan constitutes part of a Cross-Collateralized Group) in the form of payments from Mortgagors, Liquidation Proceeds or Insurance Proceeds shall be applied to amounts due and owing under the related Mortgage Note and Mortgage (including for principal and accrued and unpaid interest) in accordance with the express provisions of the related Mortgage Note and Mortgage and, in the absence of such express provisions, shall be applied for purposes of this
Agreement: first, as a recovery of any related and unreimbursed Servicing Advances and, if applicable, unpaid Liquidation Expenses; second, as a recovery of accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate to, but not including, the date of receipt (or, in the case of a full Monthly Payment from any Mortgagor, through the related Due Date), exclusive, however, in the case of an ARD Loan after its Anticipated Repayment Date, of any such accrued and unpaid interest that constitutes Additional Interest; third, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of the Mortgage Loan following a default thereunder (or, if a Liquidation Event has occurred in respect of such Mortgage Loan, as a recovery of principal to the extent of its entire remaining unpaid principal balance); fourth, as a recovery of amounts to be currently applied to the payment of, or escrowed for the future payment of, real estate taxes, assessments, insurance premiums, ground rents (if applicable) and similar items; fifth, as a recovery of Reserve Funds to the extent then required to be held in escrow; sixth, as a recovery of any Prepayment Premium or Yield Maintenance Premium then due and owing under such Mortgage Loan; seventh, as a recovery of any Default Charges then due and owing under such Mortgage Loan; eighth, as a recovery of any assumption fees and modification fees then due and owing under such Mortgage Loan; ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and, in the case of an ARD Loan after its Anticipated Repayment Date, other than Additional Interest; tenth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and, eleventh, in the case of an ARD Loan after its Anticipated Repayment Date, as a recovery of accrued and unpaid Additional Interest on such ARD Loan to but not including the date of receipt.

                  (b) Collections in respect of each REO Property (exclusive of amounts to be applied to the payment of the costs of operating, managing, maintaining and disposing of such REO Property) shall be treated: first, as a recovery of any related and unreimbursed Servicing Advances and, if applicable, unpaid Liquidation Expenses; second, as a recovery of accrued and unpaid interest on the related REO Mortgage Loan at the related Mortgage Rate to, but not including, the Due Date in the Collection Period of receipt, exclusive, however, in the case of an REO Mortgage Loan that relates to an ARD Loan after its Anticipated Repayment Date, of any such accrued and unpaid interest that constitutes Additional Interest; third, as a recovery of principal of the related REO Mortgage Loan to the extent of its entire unpaid principal balance; fourth, as a recovery of any Prepayment Premium or Yield Maintenance Premium deemed to be due and owing in respect of the related REO Mortgage Loan; fifth, as a recovery of any other amounts deemed to be due and owing in respect of the related REO Mortgage Loan (other than, in the case of an REO Mortgage Loan that relates to an ARD Loan after its Anticipated Repayment Date, accrued and unpaid Additional Interest); and sixth, in the case of an REO Mortgage Loan that relates to an ARD Loan after its Anticipated Repayment Date, any accrued and unpaid Additional Interest.

                  (c) For the purposes of calculating distributions pursuant to this Agreement, Additional Interest on an ARD Loan or a successor REO Mortgage Loan shall be deemed not to constitute principal or any portion thereof and shall not be added to the unpaid principal balance or Stated Principal Balance of such ARD Loan or successor REO Mortgage Loan, notwithstanding that the terms of the related loan documents so permit. To the extent any Additional Interest is not paid on a current basis, it shall be deemed to be deferred interest.

                  (d) Insofar as amounts received in respect of any Mortgage Loan or REO Property and allocable to fees and charges owing in respect of such Mortgage Loan or the related REO Mortgage Loan, as the case may be, that constitute Additional Servicing Compensation payable to the Servicer and/or Additional Special Servicing Compensation payable to the Special Servicer, are insufficient to cover the full amount of such fees and charges, such amounts shall be allocated between such of those fees and charges as are payable to the Servicer, on the one hand, and such of those fees and charges as are payable to the Special Servicer, on the other, pro rata in accordance with their respective entitlements.

                  (e) The foregoing applications of amounts received in respect of any Mortgage Loan or REO Property shall be determined by the Servicer and reflected in the appropriate monthly Determination Date Report and Trustee Report.

                  SECTION 1.04.     Cross-Collateralized Mortgage Loans.

                  Notwithstanding anything herein to the contrary, it is hereby acknowledged that certain groups of Mortgage Loans identified on the Mortgage Loan Schedule as being cross-collateralized with each other are, in the case of each such particular group of Mortgage Loans, evidenced by a single mortgage note and secured by mortgages, deeds of trust and/or deeds to secure debt on all the Mortgaged Properties identified on the Mortgage Loan Schedule as corresponding to such group. Each such Mortgage Loan actually represents a portion of the entire indebtedness evidenced by the related mortgage note that has been allocated to the Mortgaged Property identified on the Mortgage Loan Schedule as corresponding to such Mortgage Loan. Each of the Mortgage Loans constituting each such group shall be deemed to be a separate Mortgage Loan that is (i) evidenced by a mortgage note identical to the mortgage note that evidences such group (but in a principal amount equal to the principal balance allocated to such Mortgage Loan) and (ii) cross-defaulted and cross-collateralized with each other Mortgage Loan in such group. In addition, it is hereby acknowledged that certain other groups of Mortgage Loans identified on the Mortgage Loan Schedule as being cross-collateralized with each other are, in the case of each such particular group of Mortgage Loans, by their terms, cross-defaulted and cross-collateralized with each other. For purposes of reference only in this Agreement, and without in any way limiting the servicing rights and powers of the Servicer and/or the Special Servicer, with respect to any Cross-Collateralized Mortgage Loan (or successor REO Mortgage Loan), the Mortgaged Property (or REO Property) that relates or corresponds thereto shall be the property identified in the Mortgage Loan Schedule as corresponding thereto. The provisions of this Agreement, including, without limitation, each of the defined terms set forth in Section 1.01, shall be interpreted in a manner consistent with this Section 1.04; provided that, if there exists with respect to any Cross- Collateralized Group only one original of any document referred to in the definition of "Mortgage File" covering all the Mortgage Loans in such Cross-Collateralized Group, then the inclusion of the original of such document in the Mortgage File for any of the Mortgage Loans constituting such Cross-Collateralized Group shall be deemed an inclusion of such original in the Mortgage File for each such Mortgage Loan.

                                   ARTICLE II

                CONVEYANCE OF MORTGAGE LOANS; REPRESENTATIONS AND
           WARRANTIES; ORIGINAL ISSUANCE OF REMIC I REGULAR INTERESTS,
                           REMIC II REGULAR INTERESTS,
              CLASS S REMIC III REGULAR INTERESTS AND CERTIFICATES

                  SECTION 2.01.     Conveyance of Mortgage Loans.

                  (a) It is the intention of the parties hereto that a common law trust be established pursuant to this Agreement. Norwest Bank Minnesota, National Association is hereby appointed, and does hereby agree, to act as Trustee hereunder and, in such capacity, to hold the Trust Fund in trust for the exclusive use and benefit of all present and future Certificateholders. It is not intended that this Agreement create a partnership or a joint-stock association.

                  (b) The Depositor, concurrently with the execution and delivery hereof, does hereby sell, assign, transfer and otherwise convey to the Trustee without recourse for the benefit of the Certificateholders, all the right, title and interest of the Depositor in, to and under (i) the Original Mortgage Loans, and all payments under and proceeds of such Mortgage Loans received after the Closing Date (other than scheduled payments of interest and principal due on or before the Cut-off Date), together with all documents included in the related Mortgage Files and any related Additional Collateral;
(ii) any REO Property acquired in respect of any such Mortgage Loan; (iii) such funds or assets as from time to time are deposited in the Collection Account, the Distribution Account and, if established, the REO Account; (iv) Sections 2, 3(a), 3(b), 3(d), 4 and 12 (and, to the extent related to the foregoing, under Sections 10, 13, 14, 15, 16 and 19, the second paragraph of Section 7 and the first sentence of Section 17) of each Mortgage Loan Purchase and Sale Agreement,
(v) each Column Third Party Originator Agreement (insofar as such right, title and interest was assigned thereto under the Column Mortgage Loan Purchase and Sale Agreement); and (vi) all other assets included or to be included in the Trust Fund.

                  (c) The conveyance of the Mortgage Loans and the related rights and property accomplished hereby is absolute and is intended by the parties to constitute an absolute transfer of such Mortgage Loans and such other related rights and property by the Depositor to the Trustee for the benefit of the Certificateholders. Furthermore, it is not intended that such conveyance be deemed a pledge of security for a loan. If such conveyance is deemed to be a pledge of security for a loan, however, the Depositor intends that the rights and obligations of the parties to such loan shall be established pursuant to the terms of this Agreement. The Depositor also intends and agrees that, in such event, (i) this Agreement shall constitute a security agreement under applicable law, (ii) the Depositor shall be deemed to have granted to the Trustee (in such capacity) a first priority security interest in all of the Depositor's right, title and interest in and to the assets constituting the Trust Fund, including the Mortgage Loans subject hereto from time to time, all principal and interest received on or with respect to such Mortgage Loans after the Closing Date (other than scheduled payments of interest and principal due and payable on such Mortgage Loans on or prior to the Cut-off Date or, in the case of a Replacement Mortgage Loan, on or prior to the related date of substitution), all amounts held from time to time in the Collection Account, the Distribution Account and, if established, the REO Account and all reinvestment earnings on such amounts, and all of the Depositor's right, title and interest in and to the proceeds of any title, hazard or other Insurance Policies related to such Mortgage Loans,
(iii) the possession by the Trustee or its agent of the Mortgage Notes with respect to the Mortgage Loans subject hereto from time to time and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be deemed to be "possession by the secured party" or possession by a purchaser or person designated by such secured party for the purpose of perfecting such security interest under applicable law, and (iv) notifications to, and acknowledgments, receipts or confirmations from, Persons holding such property, shall be deemed to be notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Trustee for the purpose of perfecting such security interest under applicable law. The Depositor shall file or cause to be filed, as a precautionary filing, a Form UCC-1 substantially in the form attached as Exhibit J hereto in all appropriate locations in the State of New York promptly following the initial issuance of the Certificates, and the Servicer shall prepare and file at each such office, and the Trustee shall execute, continuation statements with respect thereto, in each case within six months prior to the fifth anniversary of the immediately preceding filing. The Depositor shall cooperate in a reasonable manner with the Trustee and the Servicer in preparing and filing such continuation statements. This Section 2.01(c) shall constitute notice to the Trustee pursuant to any requirements of the UCC in effect in New York.

                  (d) In connection with the Depositor's assignment pursuant to
Section 2.01(b) above, the Depositor shall deliver to and deposit with, or cause to be delivered to and deposited with, the Trustee or a Custodian appointed thereby, on or before the Closing Date, the Mortgage File and any Additional Collateral (other than Reserve Funds) for each Original Mortgage Loan so assigned, and the Depositor shall deliver to the Trustee on or before the Closing Date a fully executed counterpart of each Mortgage Loan Purchase and Sale Agreement and each Column Third Party Originator Agreement; provided that, if all or any portion of the Mortgage File for any Column Mortgage Loan is held as of the Closing Date by an Independent third party, then, in lieu of so delivering to the Trustee or a Custodian appointed thereby the portion of such Mortgage File so held by an Independent third party, the Depositor may deliver to the Trustee on or before the Closing Date a trust receipt or comparable instrument (a "Trust Receipt") that unconditionally entitles the bearer thereof (and only the bearer thereof) to claim, without payment of any outstanding debts, the portion of such Mortgage File so held by an Independent third party (which the Trustee shall do promptly (and, in any event, within 15 days) following the Closing Date, at the expense and with the cooperation of the Depositor).

                  (e) As soon as reasonably possible, and in any event within 45 days after the later of (i) the Closing Date (or, in the case of a Replacement Mortgage Loan substituted as contemplated by Section 2.03, after the related date of substitution) and (ii) the date on which all recording information necessary to complete the subject document is received by the Trustee, the Trustee shall complete (to the extent necessary) and cause to be submitted for recording or filing, as the case may be, in the appropriate office for real property records or UCC Financing Statements, as applicable, each assignment of Mortgage and assignment of Assignment of Leases in favor of the Trustee referred to in clauses (iv) and (v) of the definition of "Mortgage File" that has been received by the Trustee or a Custodian on its behalf and each UCC-2 and UCC-3 in favor of the Trustee referred to in clause (viii) of the definition of "Mortgage File" that has been received by the Trustee or a Custodian on its behalf. Each such assignment shall reflect that it should be returned by the public recording office to the Trustee following recording, and each such UCC-2 and UCC-3 shall reflect that the file copy thereof should be returned to the Trustee following filing; provided that in those instances where the public recording office retains the original assignment of Mortgage or assignment of Assignment of Leases the Trustee shall obtain therefrom a certified copy of the recorded original. If any such document or instrument is lost or returned unrecorded or unfiled, as the case may be, because of a defect therein, the Trustee shall direct the related Seller to prepare or cause to be prepared promptly, pursuant to the related Mortgage Loan Purchase and Sale Agreement, a substitute therefor or cure such defect, as the case may be, and thereafter the Trustee shall, upon receipt thereof, cause the same to be duly recorded or filed, as appropriate. The Depositor shall be responsible for paying the fees and expenses of the Trustee in connection with the foregoing, as more particularly provided for in that separate letter agreement dated April 29, 1998, between the Depositor and the Trustee.

                  (f) On or before the Closing Date, the Depositor shall deliver to and deposit with, or cause to be delivered to and deposited with, the Servicer originals or copies of all financial statements, appraisals, environmental/engineering reports, leases, rent rolls and tenant estoppels in the possession or under the control of the Depositor, the Sellers or the Column Third Party Originators that relate to the Original Mortgage Loans and, to the extent they are not required to be a part of a Mortgage File in accordance with the definition thereof, originals or copies of all documents, certificates and opinions in the possession or under the control of the Depositor, the Sellers or the Column Third Party Originators that were delivered by or on behalf of the related Mortgagors in connection with the origination of the Original Mortgage Loans. In addition, on or before the Closing Date, the Depositor shall deliver to and deposit with, or cause to be delivered to and deposited with, the Servicer all unapplied Reserve Funds and Escrow Payments in respect of the Mortgage Loans. The Servicer shall hold all such documents, records and funds on behalf of the Trustee in trust for the benefit of the Certificateholders.

                  SECTION 2.02.     Acceptance of Mortgage Assets by Trustee.

                  (a) The Trustee, by its execution and delivery of this Agreement, hereby accepts, subject to the other provisions in this Section 2.02, receipt, directly or through a Custodian on its behalf, of (i) the Original Mortgage Loans and all documents delivered to it that constitute portions of the related Mortgage Files or Trust Receipts in respect thereof and (ii) all other assets delivered to it and included in the Trust Fund, in good faith and without notice of any adverse claim, and declares that it or a Custodian on its behalf holds and will hold such documents and any other documents subsequently received by it that constitute portions of the Mortgage Files, and that it holds and will hold the Original Mortgage Loans and such other assets, together with any other Mortgage Loans and assets subsequently delivered to it that are to be included in the Trust Fund, in trust for the exclusive use and benefit of all present and future Certificateholders. The Trustee or such Custodian shall hold any Letter of Credit in a custodial capacity only and shall have no obligation to maintain, extend the term of, enforce or otherwise pursue any rights under such Letter of Credit. In connection with the foregoing, the Trustee hereby certifies to each of the other parties hereto, the Sellers and the Underwriter that, as to each Original Mortgage Loan, except as specifically identified in the Schedule of Exceptions to Mortgage File Delivery attached hereto as Exhibit B-2, (i) all documents specified in clauses (i) through (v) and (vii) of the definition of "Mortgage File" are in its possession or the possession of a Custodian on its behalf (or, if any such document is missing, the Trustee or a Custodian on its behalf is in possession of a Trust Receipt covering the missing document), and
(ii) all documents and instruments received by it or any Custodian with respect to such Mortgage Loan have been reviewed by it or by such Custodian on its behalf and (A) appear regular on their face (handwritten additions, changes or corrections shall not constitute irregularities if initialed by the Mortgagor),
(B) appear to have been executed (where appropriate) and (C) purport to relate to such Mortgage Loan.

                  (b) On or about the 180th day following the Closing Date (and, if any exceptions are noted, again on or about the first anniversary of the Closing Date), the Trustee or a Custodian on its behalf shall review the documents delivered to it or such Custodian with respect to each Original Mortgage Loan, and the Trustee shall, subject to Sections 1.04, 2.01, 2.02(c) and 2.02(d), certify in writing to each of the other parties hereto, the Sellers, the Controlling Class Representative and the Underwriter that, as to each Original Mortgage Loan then subject to this Agreement (except as specifically identified in any exception report annexed to such certification): (i) the original executed Mortgage Note specified in clause (i) of the definition of "Mortgage File", each original or certified recorded document specified in clauses (ii) through (v) of the definition of "Mortgage File", each original policy of title insurance specified in clause (vii) of the definition of "Mortgage File" and each document specified in clause (viii) of the definition of "Mortgage File", is in its possession or the possession of a Custodian on its behalf, and an insurance certificate purporting on its face to relate to a hazard insurance policy with respect to the related Mortgaged Property as described by clause (xi) of the definition of "Mortgage File" is in its possession or the possession of a Custodian on its behalf ; (ii) the recordation/filing contemplated by Section 2.01(e) has been completed (based solely on receipt by the Trustee of the particular recorded/filed documents); (iii) all documents received by it or any Custodian with respect to such Mortgage Loan have been reviewed by it or by such Custodian on its behalf and (A) appear regular on their face (handwritten additions, changes or corrections shall not constitute irregularities if initialed by the Mortgagor), (B) appear to have been executed (where appropriate) and (C) purport to relate to such Mortgage Loan; and (iv) based on the examinations referred to in Section 2.02(a) above and this Section 2.02(b) and only as to the foregoing documents, the information set forth in the Mortgage Loan Schedule with respect to the items specified in clauses (ii), (v) and (vi)(B) of the definition of "Mortgage Loan Schedule" accurately reflects the information set forth in the Mortgage File. If a Seller or a Column Third Party Originator substitutes a Replacement Mortgage Loan for any Deleted Mortgage Loan as contemplated by
Section 2.03, the Trustee or a Custodian on its behalf shall review the documents delivered to it or such Custodian with respect to such Replacement Mortgage Loan, and the Trustee shall deliver a comparable certification in respect of such Replacement Mortgage Loan, on or about the 30th day following the related date of substitution (and, if any exceptions are noted, every 90 days thereafter for so long as any exceptions remain or until such Replacement Mortgage Loan is removed from the Trust Fund).

                  (c) None of the Trustee, the Servicer, the Special Servicer or any Custodian is under any duty or obligation to inspect, review or examine any of the documents, instruments, certificates or other papers relating to the Mortgage Loans delivered to it to determine that the same are valid, legal, effective, genuine, binding, enforceable, sufficient or appropriate for the represented purpose or that they are other than what they purport to be on their face. Furthermore, none of the Trustee, the Servicer, the Special Servicer or any Custodian shall have any responsibility for determining whether the text of any assignment or endorsement is in proper or recordable form, whether the requisite recording of any document is in accordance with the requirements of any applicable jurisdiction, or whether a blanket assignment is permitted in any applicable jurisdiction.

                  (d) In performing the reviews contemplated by subsections (a) and (b) above, the Trustee may conclusively rely on the related Seller as to the purported genuineness of any such document and any signature thereon. It is understood that the scope of the Trustee's review of the Mortgage Files is limited solely to confirming that the documents specified in clauses (i) through
(v), (vii) and (viii) of the definition of "Mortgage File" have been received and such additional information as will be necessary for delivering the certifications required by subsections (a) and (b) above.

                  (e) If any party hereto discovers that any document constituting a part of a Mortgage File has not been properly executed, is missing (other than, for the first 15 days following the Closing Date, because a Trust Receipt covering such document was delivered in lieu thereof), contains information that does not conform in any material respect with the corresponding information set forth in the Mortgage Loan Schedule (and the terms of such document have not been modified by written instrument contained in the Mortgage
File), or does not appear to be regular on its face (each, a "Document Defect"), then such party shall give prompt written notice thereof to the other parties hereto, including (unless it is the party that discovered the Document Defect) the Trustee (which shall in turn notify the Controlling Class Representative). Upon the Servicer's discovery or receipt of notice of any such Document Defect, the Servicer shall notify the Underwriter, the related Seller and, in the case of a Column Third Party Mortgage Loan, the related Column Third Party Originator. If any Document Defect is not corrected within 90 days of such notice, and such Document Defect materially and adversely affects the value of any Mortgage Loan or the interests of the Certificateholders therein, the Servicer shall, on behalf of the Trust, exercise such rights and remedies as the Trust may have hereunder, under the related Mortgage Loan Purchase and Sale Agreement and/or, in the case of any Column Third Party Mortgage Loan, under the related Column Third Party Originator Agreement with respect to such Document Defect in such manner as it determines, in its good faith and reasonable judgment, is in the best interests of the Certificateholders (taken as a collective whole). Any and all expenses incurred by the Servicer with respect to the foregoing, together with any additional out-of-pocket expenses reasonably incurred by the Servicer or Special Servicer in performing their respective servicing functions as a result of a Document Defect, shall constitute Servicing Advances in respect of the affected Mortgage Loan. In addition, as to any Mortgage Loan, if there shall not have been delivered the original or a copy of the related lender's title insurance policy referred to in the definition of "Mortgage File" solely because such policy has not yet been issued, the delivery obligations of the related Seller and/or, in the case of any Column Third Party Mortgage Loan, the related Column Third Party Originator as contemplated by this Section shall be deemed to be satisfied as to such missing item, and such missing item shall be deemed to have been included in the related Mortgage File, if (A) the related Seller or the related Column Third Party Originator, as applicable, shall have delivered to the Trustee on or before the Closing Date a commitment for title insurance "marked-up" at the closing of such Mortgage Loan, (B) the related Seller or the related Column Third Party Originator, as applicable, is obligated under the related Mortgage Loan Purchase and Sale Agreement or related Column Third Party Originator Agreement to deliver to the Trustee, promptly following the receipt thereof, the original related lender's title insurance policy (or a copy thereof), and (C) as of the date that is 180 days following the Closing Date, the related Seller or the related Column Third Party Originator, as applicable, has delivered to the Trustee or a Custodian appointed thereby the original related lender's title insurance policy.

                  SECTION 2.03. Certain Repurchases and Substitutions of Mortgage Loans by the Originators.

                  (a) If any party hereto or any Certificateholder discovers a breach of any representation or warranty relating to any Mortgage Loan set forth in or made pursuant to the related Mortgage Loan Purchase and Sale Agreement or, in the case of a Column Third Party Mortgage Loan, the related Column Third Party Originator Agreement (a "Breach"), the party or Certificateholder discovering such Breach shall give prompt written notice thereof to the other parties hereto, including (unless it is the party that discovered the Breach) the Trustee (which shall in turn notify the Controlling Class Representative). If such Breach materially and adversely affects the value of such Mortgage Loan or the interests of the Certificateholders therein, then promptly upon its becoming aware thereof the Servicer shall require that the Person (whether it is the related Seller or, in the case of a Column Third Party Mortgage Loan, a Column Third Party Originator) that made the breached representation or warranty (in any event, for purposes of this Section 2.03, the "Warranting Party"), not later than 90 days (or such other period as is provided in the related Mortgage Loan Purchase and Sale Agreement or, in the case of a Column Third Party Mortgage Loan, the related Column Third Party Originator Agreement, as applicable) from the receipt by such Warranting Party of such notice, cure such Breach in all material respects or repurchase the affected Mortgage Loan (as, if and to the extent required by the related Mortgage Loan Purchase and Sale Agreement or the related Column Third Party Originator Agreement, as applicable) at the applicable Purchase Price (or, in the case of the repurchase of a Column Third Party Mortgage Loan by a Column Third Party Originator, at such other price as is provided for in the related Column Third Party Originator Agreement, with any shortfall between such price and the applicable Purchase Price to be made up by Column as the related Seller pursuant to the Column Mortgage Loan Purchase and Sale Agreement); provided that if (i) such Breach does not relate to whether the affected Mortgage Loan is a "qualified mortgage" within the meaning of Section 860G(a)(3) of the Code, (ii) such Breach is capable of being cured but not within such 90-day (or other) period, (iii) such Warranting Party has commenced and is diligently proceeding with the cure of such Breach within such 90-day (or other) period, and (iv) such Warranting Party shall have delivered to the Trustee a certification executed on behalf of such Warranting Party by an officer thereof setting forth the reason that such Breach is not capable of being cured within an initial 90-day (or other) period and what actions such Warranting Party is pursuing in connection with the cure thereof and stating that such Warranting Party anticipates that such Breach will be cured within an additional period not to exceed 90 more days (a copy of which certification shall be delivered by the Trustee to the Servicer, the Special Servicer and the Controlling Class Representative), then such Warranting Party shall have up to an additional 90 days to complete such cure; and provided, further, that, in lieu of effecting any such repurchase (but, in any event, no later than such repurchase would have to have been completed), such Warranting Party shall be permitted, during the three-month period following the Closing Date (or during the two-year period following the Closing Date if the affected Mortgage Loan is a "defective obligation" within the meaning of Section 860G(a)(4)(B)(ii) of the Code and Treasury regulation section 1.860G-2(f)), to replace the affected Mortgage Loan with one or more Qualifying Substitute Mortgage Loans and to pay a cash amount equal to the applicable Substitution Shortfall Amount (or, in the case of the replacement of a Column Third Party Mortgage Loan by a Column Third Party Originator, to pay such other cash amount as is provided for in the related Column Third Party Originator Agreement, with any shortfall between such other cash amount and the applicable Substitution Shortfall Amount to be made up by Column as the related Seller pursuant to the Column Mortgage Loan Purchase and Sale Agreement), subject to any other applicable terms and conditions of the related Mortgage Loan Purchase and Sale Agreement or the related Column Third Party Originator Agreement, as the case may be, and this Agreement. If any substitution for a Deleted Mortgage Loan is not completed in all respects by the end of the three-month (or, if applicable, the two-year) period contemplated by the preceding sentence, the related Seller or, in the case of a Column Third Party Mortgage Loan, the related Column Third Party Originator that desired to effect such substitution shall be barred from doing so (and, accordingly, will be limited to the cure/repurchase remedies contemplated hereby), and no party hereto shall be liable thereto for any loss, liability or expense resulting from the expiration of such period. If any Mortgage Loan is to be repurchased or replaced as contemplated by this Section 2.03, the Servicer shall designate the Collection Account as the account to which funds in the amount of the applicable Purchase Price or Substitution Shortfall Amount (as the case may be) are to be wired, and the Servicer shall promptly notify the Trustee when such deposit is made. Any such repurchase or replacement of a Mortgage Loan shall be on a whole loan, servicing released basis. Notwithstanding the foregoing, if there exists in respect of any Column Third Party Mortgage Loan a Breach on the part of Column as the related Seller (other than a Breach of any of the representations and warranties of Column set forth in paragraph 23 of Exhibit C to the Column Mortgage Loan Purchase and Sale Agreement) and a Breach on the part of the related Column Third Party Originator, and such Breaches give rise to a cure or repurchase/substitution obligation under both the Column Mortgage Loan Purchase and Sale Agreement and the related Column Third Party Originator Agreement, then the Servicer shall request Column as the related Seller to effect a cure of its Breach or repurchase or replace the affected Mortgage Loan only if the related Column Third Party Originator does not within its applicable cure/repurchase/substitution period cure Column's Breach or repurchase or replace the affected Mortgage Loan, and the cure/repurchase/substitution period for Column will be deemed not to commence until such request is so made of Column; provided that such cure/repurchase/substitution period for Column shall in no event extend beyond a total of 90 days from the end of the cure/repurchase/substitution period for the affected Column Third Party Originator. It is hereby acknowledged and agreed that if any Breach or Document Defect arises out of a failure to deliver a Mortgage Note for any Mortgage Loan, such Breach or Document Defect, as the case may be, shall be cured for purposes of this Agreement if the related Warranting Party delivers a copy of such Mortgage Note, together with a "lost note affidavit" certifying that the original of such Mortgage Note has been lost.

                  If one or more (but not all) of the Mortgage Loans constituting a Cross-Collateralized Group are to be repurchased or replaced by a Seller or a Column Third Party Originator as contemplated by this Section 2.03, then, prior to the subject repurchase or substitution, the Servicer shall prepare and, to the extent necessary and appropriate, have executed by the related Mortgagor and record, such documentation as may be necessary to terminate the cross-collateralization between the Mortgage Loans in such Cross-Collateralized Group that are to be repurchased or replaced, on the one hand, and the remaining Mortgage Loans therein, on the other hand, such that those two groups of Mortgage Loans are each secured only by the Mortgaged Properties identified in the Mortgage Loan Schedule as directly corresponding thereto; provided that no such termination shall be effected unless and until the Servicer and the Trustee have received from the Depositor, the related Seller or, in the case of a Column Third Party Mortgage Loan, the related Column Third Party Originator (i) an Opinion of Counsel to the effect that such termination will not cause an Adverse REMIC Event to occur with respect to any REMIC Pool and (ii) written confirmation from each Rating Agency that such termination will not cause an Adverse Rating Event to occur with respect to any Class of Rated Certificates. To the extent necessary and appropriate, the Trustee shall execute (or, subject to Section 3.10, provide the Servicer with a limited power of attorney that enables the Servicer to execute) the documentation referred to in the prior sentence. The Servicer shall advance all costs and expenses incurred by the Trustee and the Servicer pursuant to this paragraph, and such advances shall constitute and be reimbursable as Servicing Advances. Neither the Servicer nor the Special Servicer shall be liable to any Certificateholder or any other party hereto if the cross-collateralization of any Cross-Collateralized Group cannot be terminated as contemplated by this paragraph for any reason beyond the control of the Servicer or Special Servicer, as the case may be.

                  Whenever one or more mortgage loans are substituted for a Deleted Mortgage Loan as contemplated by this Section 2.03, the Servicer shall direct the Warranting Party effecting the substitution to deliver the related Mortgage File to the Trustee and to certify that such substitute mortgage loan satisfies or such substitute mortgage loans satisfy, as the case may be, all of the requirements of the definition of "Qualifying Substitute Mortgage Loan" and to send such certification to the Trustee. No mortgage loan may be substituted for a Deleted Mortgage Loan as contemplated by this Section 2.03 if the Mortgage Loan to be replaced was itself a Replacement Mortgage Loan, in which case, absent a cure of the relevant Breach or Document Defect, the affected Mortgage Loan will be required to be repurchased as contemplated hereby. Monthly Payments due with respect to each Replacement Mortgage Loan (if any) after the related date of substitution, and Monthly Payments due with respect to each Deleted Mortgage Loan (if any) after the Cutoff Date and on or prior to the related date of substitution, shall be part of the Trust Fund. Monthly Payments due with respect to each Replacement Mortgage Loan (if any) on or prior to the related date of substitution, and Monthly Payments due with respect to each Deleted Mortgage Loan (if any) after the related date of substitution, shall not be part of the Trust Fund and are to be remitted by the Servicer to the Warranting Party effecting the related substitution promptly following receipt.

                  If any Mortgage Loan is to be repurchased or replaced as contemplated by this Section 2.03, the Servicer shall direct the related Seller to amend the Mortgage Loan Schedule to reflect the removal of any Deleted Mortgage Loan and, if applicable, the substitution of the related Replacement Mortgage Loan(s); and, upon its receipt of such amended Mortgage Loan Schedule, the Servicer shall deliver or cause the delivery of such amended Mortgage Loan Schedule to the other parties hereto. Upon any substitution of one or more Replacement Mortgage Loans for a Deleted Mortgage Loan, such Replacement Mortgage Loan(s) shall become part of the Trust Fund and be subject to the terms of this Agreement in all respects.

                  (b) Upon receipt of an Officer's Certificate from the Servicer to the effect that the full amount of the Purchase Price or Substitution Shortfall Amount (as the case may be) for any Mortgage Loan repurchased or replaced by a Seller or a Column Third Party Originator as contemplated by this
Section 2.03 has been deposited in the Collection Account, and further, if applicable, upon receipt of the Mortgage File for each Replacement Mortgage Loan (if any) to be substituted for a Deleted Mortgage Loan, together with the certification referred to in the third paragraph of Section 2.03(a) from the Warranting Party effecting the substitution, if any, the Trustee shall: (i) release or cause the release of the Mortgage File for the Deleted Mortgage Loan to the Person effecting the repurchase/substitution or its designee; and (ii) execute and deliver such instruments of release, transfer and/or assignment, in each case without recourse, as shall be provided to it and are reasonably necessary to vest in the Person effecting the repurchase/substitution or its designee the ownership of the Deleted Mortgage Loan. In connection with any such repurchase or substitution by a Seller or a Column Third Party Originator, each of the Servicer and the Special Servicer shall deliver to the Person effecting the repurchase/substitution or its designee any portion of the related Servicing File, together with any Escrow Payments, Reserve Funds and Additional Collateral, held by or on behalf of the Servicer or the Special Servicer, as the case may be, with respect to the Deleted Mortgage Loan, in each case at the expense of the Person effecting the repurchase/substitution. In connection with any repurchase or replacement of a Column Third Party Mortgage Loan by Column, the Trustee shall assign to Column as the related Seller all right, title and interest of the Trustee in respect of such Mortgage Loan under the related Column Third Party Originator Agreement. The costs and expenses incurred by the Servicer, the Special Servicer and/or the Trustee pursuant to this Section 2.03(b) shall be reimbursable to each of them as Servicing Advances in respect of the affected Mortgage Loan.

                  (c) The Mortgage Loan Purchase and Sale Agreements and the Column Third Party Originator Agreements provide the sole remedies available to the Certificateholders, or the Trustee on their behalf, respecting any Breach. If a Seller and/or a Column Third Party Originator defaults on its obligations to repurchase or replace any Mortgage Loan as contemplated by this Section 2.03, the Servicer shall promptly notify the Trustee and the Certificateholders and shall take such actions on behalf of the Trust with respect to the enforcement of such repurchase/substitution obligations, including the institution and prosecution of appropriate legal proceedings, as the Servicer shall determine are in the best interests of the Certificateholders (taken as a collective whole). Any and all expenses incurred by the Servicer with respect to the foregoing shall constitute Servicing Advances in respect of the affected Mortgage Loan.

                  SECTION 2.04.     Representations and Warranties of the
                                    Depositor.

                  (a) The Depositor hereby represents and warrants to each of the other parties hereto and for the benefit of the Certificateholders, as of the Closing Date, that:

                         (i) The Depositor is a corporation duly organized,
                  validly existing and in good standing under the laws of the State of Delaware.

                        (ii) The Depositor's execution and delivery of,
                  performance under, and compliance with this Agreement, will not violate the Depositor's organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or by which it is bound.

                       (iii) The Depositor has the full power and authority to
                  own its properties, to conduct its business as presently conducted by it and to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

                        (iv) This Agreement, assuming due authorization,
                  execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Depositor, enforceable against the Depositor in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally, and
                  (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

                         (v) The Depositor is not in violation of, and its
                  execution and delivery of, performance under and compliance with this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Depositor's good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Depositor to perform its obligations under this Agreement or the financial condition of the Depositor.

                        (vi) No consent, approval, authorization or order of any
                  state or federal court or governmental agency or body is required for the consummation by the Depositor of the transactions contemplated herein, except (A) for those consents, approvals, authorizations or orders that previously have been obtained, (B) such as may be required under the blue sky laws of any jurisdiction in connection with the purchase and sale of the Certificates by the Underwriter, and (C) any recordation of the assignments of Mortgage Loan documents to the Trustee pursuant to Section 2.01(e), which has not yet been completed.

                       (vii) The transfer of the Mortgage Loans to the Trustee
                  as contemplated herein requires no regulatory approval, other than any such approvals as have been obtained, and is not subject to any bulk transfer or similar law in effect in any applicable jurisdiction.

                      (viii) No litigation is pending or, to the best of the
                  Depositor's knowledge, threatened against the Depositor that, if determined adversely to the Depositor, would prohibit the Depositor from entering into this Agreement or that, in the Depositor's good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Depositor to perform its obligations under this Agreement or the financial condition of the Depositor.

                        (ix) Immediately prior to the transfer of the Original
                  Mortgage Loans to the Trustee for the benefit of the Certificateholders pursuant to this Agreement, the Depositor had good and marketable title to, and was the sole owner and holder of, each such Mortgage Loan; and the Depositor has full right and authority to sell, assign and transfer the Mortgage Loans.

                         (x) The Depositor is transferring the Original Mortgage
                  Loans to the Trustee for the benefit of the Certificateholders free and clear of any and all liens, pledges, charges and security interests created by or through the Depositor.

                  (b) The representations and warranties of the Depositor set forth in Section 2.04(a) shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust remains in existence. Upon discovery by any party hereto of any breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice thereof to the other parties hereto.

                  SECTION 2.05.     Representations and Warranties of the
                                    Servicer.

                  (a) The Servicer hereby represents and warrants to each of the other parties hereto and for the benefit of the Certificateholders, as of the Closing Date, that:

                         (i) The Servicer is a corporation duly organized,
                  validly existing and in good standing under the laws of the State of Delaware and is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to ensure the enforceability of each Mortgage Loan and to perform its obligations under this Agreement.

                        (ii) The Servicer's execution and delivery of,
                  performance under and compliance with this Agreement, will not violate the Servicer's organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or by which it is bound, which breach or default, in the good faith and reasonable judgment of the Servicer, is likely to affect materially and adversely either the ability of the Servicer to perform its obligations under this Agreement or the financial condition of the Servicer.

                       (iii) The Servicer has the full power and authority to
                  enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

                        (iv) This Agreement, assuming due authorization,
                  execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Servicer, enforceable against the Servicer in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally, and
                  (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

                         (v) The Servicer is not in violation of, and its
                  execution and delivery of, performance under and compliance with this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Servicer's good faith and reasonable judgment, is likely to affect materially and adversely the ability of the Servicer to perform its obligations under this Agreement.

                        (vi) No consent, approval, authorization or order of any
                  state or federal court or governmental agency or body is required for the consummation by the Servicer of the transactions contemplated herein, except for those consents, approvals, authorizations or orders that previously have been obtained.

                       (vii) No litigation is pending or, to the best of the
                  Servicer's knowledge, threatened against the Servicer that, if determined adversely to the Servicer, would prohibit the Servicer from entering into this Agreement or that, in the Servicer's good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Servicer to perform its obligations under this Agreement or the financial condition of the Servicer.

                      (viii) Each officer, director or employee of the Servicer
                  with responsibilities concerning the servicing and administration of any Mortgage Loan is covered by errors and omissions insurance in the amounts and with the coverage required by Section 3.07(c).

                        (ix) There is no event, condition or circumstance in
                  existence that constitutes (or, with notice or lapse of time, or both, would constitute) an Event of Default on the part of the Servicer.

                         (x) The Servicer has examined each of the Sub-Servicing
                  Agreements that will be in effect as of the Closing Date with respect to the Mortgage Loans, and each such Sub- Servicing Agreement complies with the requirements of Section 3.22(a) in all material respects.

                  (b) The representations and warranties of the Servicer set forth in Section 2.05(a) shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust remains in existence. Upon discovery by any party hereto of any breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice thereof to the other parties hereto.

                  (c) Any successor Servicer shall be deemed to have made, as of the date of its succession, each of the representations and warranties set forth in Section 2.05(a), subject to such appropriate modifications to the representation and warranty set forth in Section 2.05(a)(i) to accurately reflect such successor's jurisdiction of organization and whether it is a corporation, partnership, bank, association or other type of organization.

                  SECTION 2.06. Representations and Warranties of the Special Servicer.

                  (a) The Special Servicer hereby represents and warrants to each of the other parties hereto and for the benefit of the Certificateholders, as of the Closing Date, that:

                         (i) The Special Servicer is a corporation duly
                  organized, validly existing and in good standing under the laws of the State of Delaware, and the Special Servicer is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement.

                        (ii) The Special Servicer's execution and delivery of,
                  performance under and compliance with this Agreement, will not violate the Special Servicer's organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or by which it is bound, which breach or default, in the good faith and reasonable judgment of the Special Servicer, is likely to affect materially and adversely either the ability of the Special Servicer to perform its obligations under this Agreement or the financial condition of the Special Servicer.

                       (iii) The Special Servicer has the full power and
                  authority to enter into and consummate all transactions involving the Special Servicer contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

                        (iv) This Agreement, assuming due authorization,
                  execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Special Servicer, enforceable against the Special Servicer in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors' rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

                         (v) The Special Servicer is not in violation of, and
                  its execution and delivery of, performance under and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Special Servicer's good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Special Servicer to perform its obligations under this Agreement or the financial condition of the Special Servicer.

                        (vi) No consent, approval, authorization or order of any
                  state or federal court or governmental agency or body is required for the consummation by the Special Servicer of the transactions contemplated herein, except for those consents, approvals, authorizations or orders that previously have been obtained.

                       (vii) No litigation is pending or, to the best of the
                  Special Servicer's knowledge, threatened against the Special Servicer that, if determined adversely to the Special Servicer, would prohibit the Special Servicer from entering into this Agreement or that, in the Special Servicer's good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Special Servicer to perform its obligations under this Agreement or the financial condition of the Special Servicer.

                      (viii) Each officer, director or employee of the Special
                  Servicer with responsibilities concerning the servicing and administration of any Specially Serviced Mortgage Loan or REO

                  Property is covered by errors and omissions insurance in the amounts and with the coverage required by Section 3.07(c).

                        (ix) There is no event, condition or circumstance in
                  existence that constitutes (or, with notice or lapse of time, or both, would constitute) an Event of Default on the part of the Special Servicer.

                         (x) The Special Servicing Fee, Workout Fee and
                  Liquidation Fee are reasonable in light of the duties and obligations of the Special Servicer.

                  (b) The representations and warranties of the Special Servicer set forth in Section 2.06(a) shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust remains in existence. Upon discovery by any party hereto of any breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice thereof to the other parties hereto.

                  (c) Any successor Special Servicer shall be deemed to have made, as of the date of its succession, each of the representations and warranties set forth in Section 2.06(a), subject to such appropriate modifications to the representation and warranty set forth in Section 2.06(a)(i) to accurately reflect such successor's jurisdiction of organization and whether it is a corporation, partnership, bank, association or other type of organization.

                  SECTION 2.07.     Representations and Warranties of the
                                    Trustee.

                  (a) The Trustee hereby represents and warrants to, and covenants with, each of the other parties hereto and for the benefit of the Certificateholders, as of the Closing Date, that:

                         (i) The Trustee is duly organized, validly existing and
                  in good standing as a national banking association under the laws of the United States and is, shall be or, if necessary, shall appoint a co-trustee that is, in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to ensure the enforceability of each Mortgage Loan and to perform its obligations under this Agreement.

                        (ii) The Trustee's execution and delivery of,
                  performance under and compliance with this Agreement, will not violate the Trustee's organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in a material breach of, any material agreement or other material instrument to which it is a party or by which it is bound.

                       (iii) The Trustee has the full power and authority to
                  enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

                        (iv) This Agreement, assuming due authorization,
                  execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Trustee, enforceable against the Trustee in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally and the rights of creditors of banks, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

                         (v) The Trustee is not in violation of, and its
                  execution and delivery of, performance under and compliance with this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Trustee's good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Trustee to perform its obligations under this Agreement or the financial condition of the Trustee.

                        (vi) No consent, approval, authorization or order of any
                  state or federal court or governmental agency or body is required for the consummation by the Trustee of the transactions contemplated herein, except for those consents, approvals, authorizations or orders that previously have been obtained.

                       (vii) No litigation is pending or, to the best of the
                  Trustee's knowledge, threatened against the Trustee that, if determined adversely to the Trustee, would prohibit the Trustee from entering into this Agreement or that, in the Trustee's good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Trustee to perform its obligations under this Agreement or the financial condition of the Trustee.

                      (viii) The Trustee is eligible to act as trustee hereunder in accordance with Section 8.06.

                  (b) The representations and warranties of the Trustee set forth in Section 2.07(a) shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust remains in existence. Upon discovery by any party hereto of any breach of any of the foregoing representations, warranties and covenants, the party discovering such breach shall give prompt written notice thereof to the other parties hereto.

                  (c) Any successor Trustee shall be deemed to have made, as of the date of its succession, each of the representations and warranties set forth in Section 2.07(a), subject to such appropriate modifications to the representation and warranty set forth in Section 2.07(a)(i) to accurately reflect such successor's jurisdiction of organization and whether it is a corporation, partnership, bank, association or other type of organization.

                  SECTION 2.08. Representations and Warranties of the REMIC Administrator.

                  (a) The REMIC Administrator hereby represents and warrants to each of the other parties hereto and for the benefit of the Certificateholders, as of the Closing Date, that:

                         (i) The REMIC Administrator is duly organized, validly
                  existing and in good standing as a national banking association under the laws of the United States.

                        (ii) The REMIC Administrator's execution and delivery
                  of, performance under and compliance with this Agreement, will not violate the REMIC Administrator's organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in a material breach of, any material agreement or other material instrument to which it is a party or by which it is bound.

                       (iii) The REMIC Administrator has the full power and
                  authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

                        (iv) This Agreement, assuming due authorization,
                  execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the REMIC Administrator, enforceable against the REMIC Administrator in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights generally and the rights of creditors of banks, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

                         (v) The REMIC Administrator is not in violation of, and
                  its execution and delivery of, performance under and compliance with this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the REMIC Administrator's good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the REMIC Administrator to perform its obligations under this Agreement or the financial condition of the REMIC Administrator.

                        (vi) No consent, approval, authorization or order of any
                  state or federal court or governmental agency or body is required for the consummation by the REMIC Administrator of the transactions contemplated herein, except for those consents, approvals, authorizations or orders that previously have been obtained.

                       (vii) No litigation is pending or, to the best of the
                  REMIC Administrator's knowledge, threatened against the REMIC Administrator that, if determined adversely to the REMIC Administrator, would prohibit the REMIC Administrator from entering into this Agreement or that, in the REMIC Administrator's good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the REMIC Administrator to perform its obligations under this Agreement or the financial condition of the REMIC Administrator.

                      (viii) There is no event, condition or circumstance in
                  existence that constitutes (or, with notice or lapse of time, or both, would constitute) an Event of Default on the part of the REMIC Administrator.

                  (b) The representations and warranties of the REMIC Administrator set forth in Section 2.08(a) shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons for whose benefit they were made for so long as the Trust remains in existence. Upon discovery by any party hereto of any breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice thereof to the other parties hereto.

                  (c) Any successor REMIC Administrator shall be deemed to have made, as of the date of its succession, each of the representations and warranties set forth in Section 2.08(a), subject to such appropriate modifications to the representation and warranty set forth in Section 2.08(a)(i) to accurately reflect such successor's jurisdiction of organization and whether it is a corporation, partnership, bank, association or other type of organization.

                  SECTION 2.09. Designation of the Certificates.

                  (a) The Certificates shall consist of 20 Classes hereby designated as the "Class S Certificates", the "Class A-1A Certificates", the "Class A-1B Certificates", the "Class A-1C Certificates", the "Class A-2 Certificates", the "Class A-3 Certificates", the "Class A-4 Certificates", the "Class B-1 Certificates", the "Class B-2 Certificates", the "Class B-3 Certificates", the "Class B-4 Certificates", the "Class B-5 Certificates", the "Class B-6 Certificates", the "Class B-7 Certificates", the "Class C Certificates", the "Class D-1 Certificates", the "Class D-2 Certificates", the "Class R-I Certificates", the "Class R-II Certificates" and the "Class R-III Certificates", respectively.

                  (b) The Class A-1A, Class A-1B, Class A-1C, Class A-2, Class A-3 and Class A-4 Certificates are collectively designated as the "Class A Certificates".

                  (c) The Class B-1, Class B-2, Class B-3, Class B-4, Class B-5, Class B-6 and Class B-7 Certificates are collectively designated as the "Class B Certificates".

                  (d) The Class S, Class A-1A and Class A-1B Certificates are collectively designated as the "Senior Certificates".

                  (e) The Class A-1C, Class A-2, Class A-3, Class A-4, Class B, Class C, Class R-I, Class R-II and Class R-III Certificates are collectively designated as the "Subordinated Certificates".

                  (f) The Class A, Class B and Class C Certificates are collectively designated as the "Sequential Pay Certificates".

                  (g) The Class D-1 Certificates and the Class D-2 Certificates are collectively designated as the "Grantor Trust Certificates".

                  (h) The Class S Certificates are also designated as the "Interest Only Certificates".

                  (i) The Class S Certificates and the Sequential Pay Certificates are collectively designated as the "Regular Interest Certificates".

                  (j) The Class R-I, Class R-II and Class R-III Certificates are collectively designated as the "Residual Interest Certificates".

                  (k) The Regular Interest Certificates and the Class R-III Certificates are collectively designated as the "REMIC III Certificates".

                  SECTION 2.10. Creation of REMIC I; Issuance of REMIC I Regular
                                Interests and Class R-I Certificates.

                  (a) It is the intention of the parties hereto that the following segregated pool of assets constitute a REMIC for federal income tax purposes, and that such segregated pool of assets be designated as "REMIC I":
(i) the Mortgage Loans that are from time to time subject to this Agreement and all payments under and proceeds of such Mortgage Loans received after the Closing Date or, in the case of a Replacement Mortgage Loan, after the related date of substitution (other than scheduled payments of interest and principal due on or before the Cut-off Date or, in the case of a Replacement Mortgage Loan, on or before the related date of substitution and other than Additional Interest collected in respect of the ARD Loans after their respective Anticipated Repayment Dates), together with all documents included in the related Mortgage Files and Servicing Files and any related Additional Collateral; (ii) any REO Property acquired in respect of any such Mortgage Loan;
(iii) such funds and assets as from time to time are deposited in the Collection Account, the Distribution Account and, if established, the REO Account (exclusive of any amounts that constitute Additional Interest collected in respect of the ARD Loans after their respective Anticipated Repayment Dates);
(iv) the rights of the Depositor under Sections 2, 3(a), 3(b), 3(d), 4 and 12 (and, to the extent related to the foregoing, under Sections 10, 13, 14, 15, 16 and 19, the second paragraph of Section 7 and the first sentence of Section 17) of the Mortgage Loan Purchase and Sale Agreement; (v) the rights of the Trustee and the Certificateholders as third party beneficiaries under the Mortgage Loan Purchase and Sale Agreement (as and to the extent provided under Section 11 thereof); and (vi) the rights of the Depositor under the Column Third Party Originator Agreements (insofar as such rights were assigned thereto under the Mortgage Loan Purchase and Sale Agreement). The Closing Date is hereby designated as the "Startup Day" of REMIC I within the meaning of Section 860G(a)(9) of the Code.

                  (b) Concurrently with the assignment of the Original Mortgage Loans and certain related assets to the Trustee pursuant to Section 2.01(b) and in exchange therefor, the REMIC I Regular Interests shall be issued, and the Trustee, pursuant to the written request of the Depositor executed by an officer of the Depositor, shall execute, authenticate and deliver to or upon the order of the Depositor, the Class R-I Certificates in authorized denominations. A separate REMIC I Regular Interest shall be issued with respect to each Original Mortgage Loan. For purposes of this Agreement, each REMIC I Regular Interest shall relate to the Original Mortgage Loan in respect of which it was issued, to each Replacement Mortgage Loan (if any) substituted for such Original Mortgage Loan, and to each REO Mortgage Loan deemed outstanding with respect to an REO Property (if any) acquired in respect of such Original Mortgage Loan or any such Replacement Mortgage Loan. None of the REMIC I Regular Interests shall be certificated. The interests evidenced by the Class R-I Certificates, together with the REMIC I Regular Interests, shall constitute the entire beneficial ownership of REMIC I.

                  (c) The REMIC I Regular Interests shall constitute the "regular interests" (within the meaning of Section 860G(a)(1) of the Code), and the Class R-I Certificates shall constitute the sole class of "residual interests" (within the meaning of Section 860G(a)(2) of the Code), in REMIC I. None of the parties hereto, to the extent it is within the control thereof, shall create or permit the creation of any other "interests" in REMIC I (within the meaning of Treasury regulation section 1.860D-1(b)(1)).

                  (d) The designation for each REMIC I Regular Interest shall be the loan number for the related Original Mortgage Loan set forth in the Mortgage Loan Schedule.

                  (e) Each REMIC I Regular Interest shall have a principal balance (herein referred to as its "Uncertificated Principal Balance"). As of the Closing Date, the Uncertificated Principal Balance of each REMIC I Regular Interest shall equal the Cut-off Date Balance of the related Original Mortgage Loan (as specified in the Mortgage Loan Schedule). On each Distribution Date, the Uncertificated Principal Balance of each REMIC I Regular Interest shall be permanently reduced by any distributions of principal deemed made in respect of such REMIC I Regular Interest on such Distribution Date pursuant to Section 4.01(i) and, further, by any Realized Losses and/or Additional Trust Fund Expenses deemed allocated to such REMIC I Regular Interest on such Distribution Date pursuant to Section 4.04(c). Except as provided in the preceding sentence, the Uncertificated Principal Balance of each REMIC I Regular Interest shall not otherwise be increased or reduced. Deemed distributions in reimbursement of REMIC II with respect to any REMIC I Regular Interest for previously allocated Realized Losses and Additional Trust Fund Expenses shall not constitute deemed distributions of principal and shall not result in any reduction of the Uncertificated Principal Balance of such REMIC I Regular Interest.

                  (f) As provided below, each REMIC I Regular Interest shall bear interest, such interest to accrue on its Uncertificated Principal Balance outstanding from time to time. The per annum rate at which each REMIC I Regular Interest shall accrue interest during each Interest Accrual Period is herein referred to as its "REMIC I Remittance Rate". The REMIC I Remittance Rate in respect of any particular REMIC I Regular Interest for any Interest Accrual Period shall be as follows: (i) if, as of the Closing Date, the related Original Mortgage Loan bears interest calculated on a 30/360 Basis, then the REMIC I Remittance Rate in respect of any particular REMIC I Regular Interest for any Interest Accrual Period shall equal the Mortgage Rate in effect for the related Original Mortgage Loan as of the Closing Date, minus six (6) basis points (0.06%); and (ii) if, as of the Closing Date, the related Original Mortgage Loan bears interest calculated on an Actual/360 Basis, then the REMIC I Remittance Rate in respect of any particular REMIC I Regular Interest for any Interest Accrual Period shall equal (A) a fraction (expressed as a percentage), the numerator of which is (subject to adjustment as provided below) the product of twelve times the aggregate amount of interest that would accrue during such Interest Accrual Period on the Uncertificated Principal Balance of such REMIC I Regular Interest outstanding immediately prior to the related Distribution Date if such interest were calculated on an Actual/360 Basis at the Mortgage Rate in effect for the related Original Mortgage Loan as of the Closing Date, and the denominator of which is the Uncertificated Principal Balance of such REMIC I Regular Interest outstanding immediately prior to the related Distribution Date, minus (B) six (6) basis points (0.06%); provided that, in the case of a REMIC I Regular Interest that corresponds to an Interest Reserve Loan, if the subject Interest Accrual Period occurs during January of any year or during December of any year that does not immediately precede a leap year, the amount of the numerator for the fraction described in clause (ii)(A) above shall be reduced by the related Interest Reserve Amount that is to be transferred from the Distribution Account to, or deducted from the related Servicer Remittance Amount and/or P&I Advances and deposited in, the Interest Reserve Account in the following calendar month in accordance with Section 3.04(c) and, if the subject Interest Accrual Period occurs during February of any year, the amount of the numerator for the fraction described in clause (ii)(A) above shall be increased by any related Interest Reserve Amount(s) to be transferred from the Interest Reserve Account to the Distribution Account pursuant to Section 3.05(c) for distribution on the Distribution Date in March of such year; and provided, further, that, in the case of a REMIC I Regular Interest that corresponds to a Mortgage Loan with a Stated Maturity Date that occurs other than on the first day of the relevant calendar month, the REMIC I Remittance Rate in respect of such REMIC I Regular Interest for the Interest Accrual Period in which such Stated Maturity Date occurs shall equal the product of (s) the REMIC I Remittance Rate that would otherwise have been in effect for such REMIC I Regular Interest for such Interest Accrual Period without regard to this proviso, multiplied by (t) a fraction (expressed as a percentage), the numerator of which shall be the number of days in such Interest Accrual Period up to but not including such Stated Maturity Date, and the denominator of which shall be 30.

                  (g) The Uncertificated Accrued Interest in respect of each REMIC I Regular Interest shall commence accruing on the Cut-off Date and, during each Interest Accrual Period, shall accrue at the applicable REMIC I Remittance Rate on the Uncertificated Principal Balance of such REMIC I Regular Interest outstanding immediately prior to the related Distribution Date. The Uncertificated Accrued Interest in respect of each REMIC I Regular Interest shall be calculated on a 30/360 Basis. Notwithstanding the foregoing, the portion of the Uncertificated Accrued Interest in respect of any REMIC I Regular Interest for any Interest Accrual Period that may be deemed distributable to REMIC II with respect to such REMIC I Regular Interest pursuant to Section 4.01(i) shall not exceed the Uncertificated Distributable Interest in respect of such REMIC I Regular Interest for the related Distribution Date.

                  (h) Solely for purposes of satisfying Treasury regulation
section 1.860G-1(a)(4)(iii), the Latest Possible Maturity Date for each REMIC I Regular Interest shall be the first Distribution Date that follows the Stated Maturity Date for the related Original Mortgage Loan.

                  (i) The Class R-I Certificates shall not have principal balances and shall not bear interest.

                  SECTION 2.11. Conveyance of REMIC I Regular Interests;
                                Acceptance of REMIC I Regular Interests by
                                Trustee.

                  The Depositor, as of the Closing Date, and concurrently with the execution and delivery of this Agreement, does hereby assign without recourse all the right, title and interest of the Depositor in and to the REMIC I Regular Interests to the Trustee for the benefit of the Holders of the Class R-II and REMIC III Certificates. The Trustee acknowledges the assignment to it of the REMIC I Regular Interests and declares that it holds and will hold the same in trust for the exclusive use and benefit of all present and future Holders of the Class R-II and REMIC III Certificates.

                  SECTION 2.12. Creation of REMIC II; Issuance of REMIC II
                                Regular Interests and Class R-II Certificates.

                  (a) It is the intention of the parties hereto that the segregated pool of assets consisting of the REMIC I Regular Interests constitute a REMIC for federal income tax purposes, and that such segregated pool of assets be designated as "REMIC II". The Closing Date is hereby designated as the "Startup Day" of REMIC II within the meaning of Section 860G(a)(9) of the Code.

                  (b) Concurrently with the assignment of the REMIC I Regular Interests to the Trustee pursuant to Section 2.11 and in exchange therefor, the REMIC II Regular Interests shall be issued, and the Trustee, pursuant to the written request of the Depositor executed by an officer of the Depositor, shall execute, authenticate and deliver to or upon the order of the Depositor, the Class R-II Certificates in authorized denominations. There shall be 14 separate REMIC II Regular Interests, and none of the REMIC II Regular Interests shall be certificated.

                  (c) The REMIC II Regular Interests shall constitute the "regular interests" (within the meaning of Section 860G(a)(1) of the Code), and the Class R-II Certificates shall constitute the sole class of "residual interests" (within the meaning of Section 860G(a)(2) of the Code), in REMIC II. None of the parties hereto, to the extent it is within the control thereof, shall create or permit the creation of any other "interests" in REMIC II (within the meaning of Treasury regulation section 1.860D-1(b)(1)).

                  (d) The REMIC II Regular Interests are hereby designated as "REMIC II Regular Interest A-1A", "REMIC II Regular Interest A-1B", "REMIC II Regular Interest A-1C", "REMIC II Regular Interest A-2", "REMIC II Regular Interest A-3", "REMIC II Regular Interest A-4", "REMIC II Regular Interest B-1", "REMIC II Regular Interest B-2","REMIC II Regular Interest B-3","REMIC II Regular Interest B-4", "REMIC II Regular Interest B-5", "REMIC II Regular Interest B-6", "REMIC II Regular Interest B-7" and "REMIC II Regular Interest C", respectively.

                  (e) Each REMIC II Regular Interest shall have a principal balance (herein referred to as its "Uncertificated Principal Balance"). The following table sets forth for each REMIC II Regular Interest the initial Uncertificated Principal Balance thereof and the calendar month in which the Latest Possible Maturity Date thereof occurs (calculated based on the Maturity Assumptions):


           Designation of                 Initial Uncertificated            Latest Possible
      REMIC II Regular Interest              Principal Balance             Maturity Date(1)
      -------------------------              -----------------             ----------------
                A-1A                           $291,005,000                  December 2007
                A-1B                           $835,257,000                    May 2008
                A-1C                           $ 39,106,000                    May 2008
                 A-2                           $ 39,106,000                    May 2008
                 A-3                           $ 78,213,000                    June 2008
                 A-4                           $ 23,464,000                    June 2008
                 B-1                           $ 70,391,000                    May 2010
                 B-2                           $ 23,464,000                 September 2012
                 B-3                           $ 15,643,000                  January 2013
                 B-4                           $ 66,481,000                    May 2013
                 B-5                           $ 15,642,000                    June 2013
                 B-6                           $ 27,374,000                  December 2016
                 B-7                           $ 15,643,000                    June 2018
                  C                            $ 23,464,441                    May 2023

------------------
(1) Solely for purposes of satisfying Treasury Regulation Section 1.860G-1(a)(4)(iii), the Latest Possible Maturity Date for each REMIC II Regular Interest will be the Distribution Date in the calendar month specified in the foregoing table in respect of such REMIC II Regular Interest.

               On each Distribution Date, the Uncertificated Principal Balance of each REMIC II Regular Interest shall be permanently reduced by any distributions of principal deemed made in respect of such REMIC II Regular Interest on such Distribution Date pursuant to Section 4.01(h) and, further, by any Realized Losses and/or Additional Trust Fund Expenses deemed allocated to such REMIC II Regular Interest on such Distribution Date pursuant to Section 4.04(b). Except as provided in the preceding sentence, the Uncertificated Principal Balance of each REMIC II Regular Interest shall not otherwise be increased or decreased. Deemed distributions in reimbursement of REMIC III with respect to any REMIC II Regular Interest for previously allocated Realized Losses and Additional Trust Fund Expenses shall not constitute deemed distributions of principal and shall not result in any reduction of the Uncertificated Principal Balance of such REMIC II Regular Interest.

               (f) As provided below, each REMIC II Regular Interest shall bear interest, such interest to accrue on its Uncertificated Principal Balance outstanding from time to time. The per annum rate at which each REMIC II Regular Interest shall accrue interest is herein referred to as its "REMIC II Remittance Rate". The REMIC II Remittance Rate for each REMIC II Regular Interest shall be variable and, with respect to any Interest Accrual Period, shall equal the weighted average, expressed as a percentage and rounded to eight decimal places, of the respective REMIC I Remittance Rates in effect for all the REMIC I Regular Interests for such Interest Accrual Period, weighted on the basis of the respective Uncertificated Principal Balances of such REMIC I Regular Interests outstanding immediately prior to the related Distribution Date.

               (g) The Uncertificated Accrued Interest in respect of each REMIC II Regular Interest shall commence accruing on the Cut-off Date and, during each Interest Accrual Period, shall accrue at the applicable REMIC II Remittance Rate on the Uncertificated Principal Balance of such REMIC II Regular Interest outstanding immediately prior to the related Distribution Date. The Uncertificated Accrued Interest in respect of each REMIC II Regular Interest shall be calculated on a 30/360 Basis. Notwithstanding the foregoing, the portion of the Uncertificated Accrued Interest in respect of any REMIC II Regular Interest for any Interest Accrual Period that may be deemed distributable to REMIC III with respect to such REMIC II Regular Interest pursuant to Section 4.01(h) shall not exceed the Uncertificated Distributable Interest in respect of such REMIC II Regular Interest for the related Distribution Date.

               (h) The Class R-II Certificates shall not have principal balances and shall not bear interest.

                  SECTION 2.13. Conveyance of REMIC II Regular Interests;
                                Acceptance of REMIC II Regular Interests by
                                Trustee.

               The Depositor, as of the Closing Date, and concurrently with the execution and delivery of this Agreement, does hereby assign without recourse all the right, title and interest of the Depositor in and to the REMIC II Regular Interests to the Trustee for the benefit of the Holders of the REMIC III Certificates. The Trustee acknowledges the assignment to it of the REMIC II Regular Interests and declares that it holds and will hold the same in trust for the exclusive use and benefit of all present and future Holders of the REMIC III Certificates.

                  SECTION 2.14. Creation of REMIC III; Issuance of REMIC III
                                Certificates.

               (a) It is the intention of the parties hereto that the segregated pool of assets consisting of the REMIC II Regular Interests constitute a REMIC for federal income tax purposes, and that such segregated pool of assets be designated as "REMIC III". The Closing Date is hereby designated as the "Startup Day" of REMIC III within the meaning of Section 860G(a)(9) of the Code.

               (b) Concurrently with the assignment of the REMIC III Regular Interests to the Trustee pursuant to Section 2.13 and in exchange therefor, the Trustee shall execute, authenticate and deliver to or upon the order of the Depositor, the REMIC III Certificates in authorized denominations evidencing the entire beneficial ownership of REMIC III. The Class S Certificates shall actually represent 12 separate beneficial ownership interests in REMIC III (together, the "Class S REMIC III Regular Interests").

               (c) The respective Classes of the Sequential Pay Certificates, together with the Class S REMIC III Regular Interests represented by the Class S Certificates, shall constitute the "regular interests" (within the meaning of Section 860G(a)(1) of the Code), and the Class R-III Certificates shall constitute the sole class of "residual interests" (within the meaning of Section 860(G)(a)(2) of the Code), in REMIC III. None of the parties hereto, to the extent it is within the control thereof, shall create or permit the creation of any other "interests" in REMIC III within the meaning of Treasury regulation section 1.860D-1(b)(1)).

               (d) The Class S REMIC III Regular Interests are hereby designated as "REMIC III Regular Interest S-A-1A", "REMIC III Regular Interest S-A-1B", "REMIC III Regular Interest S-A-1C", "REMIC III Regular Interest S-A-2", "REMIC III Regular Interest S-A-3", "REMIC III Regular Interest S- A-4", "REMIC III Regular Interest S-B-1", "REMIC III Regular Interest S-B-5", "REMIC III Regular Interest S-B-6", "REMIC III Regular Interest S-B-7" and "REMIC III Regular Interest S-C", respectively.

               The Class S REMIC III Regular Interests (and, accordingly, the Class S Certificates) shall not have principal balances. As provided below, however, each Class S REMIC III Regular Interest shall bear interest, such interest to accrue on a notional amount (a "Component Notional Amount") equal to the Uncertificated Principal Balance of such Class S REMIC III Regular Interest's Corresponding REMIC II Regular Interest outstanding from time to time. Notwithstanding the foregoing, the Class S Certificates shall be deemed to have an aggregate notional amount (a "Class Notional Amount") that is, as of any date of determination, equal to the aggregate of the then Uncertificated Principal Balances of all the REMIC II Regular Interests.

               The per annum rate at which each Class S REMIC III Regular Interest shall accrue Interest is herein referred to as its "Class S Strip Rate". The Class S Strip Rate for each Class S REMIC III Regular Interest shall be variable and, with respect to each Interest Accrual Period, shall equal the excess, if any, of (i) the REMIC II Remittance Rate for such Interest Accrual Period in respect of such Class S REMIC III Regular Interest's Corresponding REMIC II Regular Interest, over (ii) the Pass-Through Rate for such Interest Accrual Period in respect of the Class of Sequential Pay Certificates with the same Corresponding REMIC II Regular Interest.

               The per annum rate at which each Class of Regular Interest Certificates accrues (or is deemed to accrue) interest is herein referred to as its "Pass-Through Rate". The Class S Certificates will be deemed to have a Pass-Through Rate that, with respect to each Interest Accrual Period, is equal to a fraction (expressed as a percentage), the numerator of which is equal to the product of twelve times the amount of Accrued Certificate Interest in respect of the Class S Certificates for such Interest Accrual Period (calculated in accordance with Section 2.14(g)) , and the denominator of which is the Class Notional Amount of the Class S certificates deemed to be outstanding immediately prior to the related Distribution Date.

               Solely for purposes of satisfying Treasury regulation section 1.860G-1(a)(4)(iii), the "latest possible maturity date" for each Class S REMIC III Regular Interest shall be the same as the "latest possible maturity date" for such Class S REMIC III Regular Interest's Corresponding REMIC II Regular Interest.

               (e) Each Class of Sequential Pay Certificates shall have an aggregate principal balance (herein referred to as its "Class Principal Balance"). As provided below, each such Class of Sequential Pay Certificates shall bear interest, such interest to accrue on the Class Principal Balance of such Class of Certificates outstanding from time to time.

               The following table sets forth for each Class of Sequential Pay Certificates the initial Class Principal Balance thereof, the Pass-Through Rate with respect thereto for the initial Interest Accrual Period and the calendar month in which the Latest Possible Maturity Date thereof occurs (calculated based on the Maturity Assumptions):


         Class               Initial Class              Initial                 Latest Possible
      Designation          Principal Balance       Pass-Through Rate            Maturity Date(1)
      -----------          -----------------       -----------------            ----------------

       Class A-1A            $291,005,000                6.1100%                 December 2007
       Class A-1B            $835,257,000                6.4100%                    May 2008
       Class A-1C            $ 39,106,000                6.4600%                    May 2008
       Class A-2             $ 39,106,000                6.5100%                    May 2008
       Class A-3             $ 78,213,000                6.6500%                   June 2008
       Class A-4             $ 23,464,000                6.7600%                   June 2008
       Class B-1             $ 70,391,000                6.9100%                    May 2010
       Class B-2             $ 23,464,000                7.1503%                 September 2012
       Class B-3             $ 15,643,000                7.1503%                  January 2013
       Class B-4             $ 66,481,000                7.1503%                    May 2013
       Class B-5             $ 15,642,000                6.3000%                   June 2013
       Class B-6             $ 27,374,000                6.3000%                 December 2016
       Class B-7             $ 15,643,000                6.3000%                   June 2018
       Class C               $ 23,464,441                6.3000%                    May 2023

------------------
(1) Solely for purposes of satisfying Treasury Regulation Section 1.860G-1(a)(4)(iii), the Latest Possible Maturity Date for each Class of Sequential Pay Certificates will be the Distribution Date in the calendar month specified in the foregoing table in respect of such Class of Sequential Pay Certificates.

               The respective Pass-Through Rates applicable to the Class A-1A, Class A-1B, Class A-1C, Class A-2, Class A-3, Class A-4, Class B-5, Class B-6, Class B-7 and Class C Certificates shall, in the case of each such Class of Certificates, for each Interest Accrual Period subsequent to the initial Interest Accrual Period, remain fixed at the per annum rate set forth in the table above with respect to such Class of Certificates. The Pass-Through Rate applicable to the Class B-1 Certificates is subject to change and, for each Interest Accrual Period subsequent to the initial Interest Accrual Period, shall equal the lesser of (i) the per annum rate set forth in the table above with respect to such Class of Certificates and (ii) the REMIC II Remittance Rate in effect during such Interest Accrual Period in respect of the Corresponding REMIC II Regular Interest for such Class of Certificates. The respective Pass-Through Rates applicable to the Class B-2, Class B-3 and Class B-4 Certificates are variable and, in the case of each such Class of Certificates, for each Interest Accrual Period subsequent to the initial Interest Accrual Period, shall equal the REMIC II Remittance Rate in effect during such Interest Accrual Period in respect of the Corresponding REMIC II Regular Interest for such Class of Certificates.

               On each Distribution Date, the Class Principal Balance of each Class of Sequential Pay Certificates shall be permanently reduced by any distributions of principal made in respect of such Class of Certificates on such Distribution Date pursuant to Section 4.01(a) and, further, by any Realized Losses and/or Additional Trust Fund Expenses allocated to such Class of Certificates on such Distribution Date pursuant to Section 4.04(a). Except as provided in the preceding sentence, the Class Principal Balance of each Class of Sequential Pay Certificates shall not otherwise be increased or reduced. Distributions in reimbursement of the Holders of any such Class of Sequential Pay Certificates for previously allocated Realized Losses and

Additional Trust Fund Expenses shall not constitute distributions of principal and shall not result in any reduction of the Certificate Principal Balances of such Certificates or of the related Class Principal Balance.

               (f) Accrued Component Interest in respect of the Class S REMIC III Regular Interests shall commence accruing on the Cut-off Date. With respect to each Class S REMIC III Regular Interest, the Accrued Component Interest shall accrue during each Interest Accrual Period at the applicable Class S Strip Rate on the Component Notional Amount of such Class S REMIC III Regular Interest outstanding immediately prior to the related Distribution Date. The Accrued Component Interest in respect of each Class S REMIC III Regular Interest shall be calculated on a 30/360 Basis. Notwithstanding the foregoing, the portion of the Accrued Component Interest in respect of any Class S REMIC III Regular Interest for any Interest Accrual Period that may be distributable to the Holders of the Class S Certificates pursuant to Section 4.01(a) shall not exceed the Distributable Component Interest in respect of such Class S REMIC III Regular Interest for the related Distribution Date.

               (g) Accrued Certificate Interest in respect of the Sequential Pay Certificates shall commence accruing on the Cut-off Date. With respect to each Class of Sequential Pay Certificates, the Accrued Certificate Interest shall accrue during each Interest Accrual Period at the applicable Pass-Through Rate on the Class Principal Balance of such Class of Certificates outstanding immediately prior to the related Distribution Date. The Accrued Certificate Interest in respect of each Class of Sequential Pay Certificates shall be calculated on a 30/360 Basis. The Accrued Certificate Interest in respect of the Class S Certificates for any Interest Accrual Period shall consist of the aggregate Accrued Component Interest in respect of all the Class S REMIC III Regular Interests for such Interest Accrual Period, calculated in accordance with Section 2.14(f). Notwithstanding the foregoing, the portion of the Accrued Certificate Interest in respect of any Class of Regular Interest Certificates for any Interest Accrual Period that may be distributable to the Holders of such Class of Certificates pursuant to Section 4.01(a) shall not exceed the Distributable Certificate Interest in respect of such Class of Certificates for the related Distribution Date.

               (h) The Class R-III Certificates shall not have principal balances and shall not bear interest.

                  SECTION 2.15. Acceptance of Grantor Trusts by Trustee;
                                Issuance of Class D Certificates.

               (a) It is the intention of the parties hereto that the segregated pool of assets consisting of the Additional Interest on the GECA Mortgage Loans constitute a Grantor Trust for federal income tax purposes, and that such segregated pool of assets be designated as "Grantor Trust D-1". The Trustee, by its execution and delivery hereof, acknowledges the assignment to it of the assets of Grantor Trust D-1 and declares that it will hold such assets in trust for the exclusive use and benefit of all present and future Holders of the Class D-1 Certificates. Concurrently with the assignment to it of the assets included in Grantor Trust D-1, the Trustee shall execute, authenticate and deliver to or upon the order of the Depositor the Class D-1 Certificates in authorized denominations evidencing the entire beneficial ownership of Grantor Trust D-1. The rights of the Holders of the Class D-1 Certificates to receive distributions from the proceeds of Grantor Trust D-1, and all ownership interests of such Holders in and to such distributions, shall be as set forth in this Agreement.

               (b) It is the intention of the parties hereto that the segregated pool of assets consisting of the Additional Interest relating to the Column Mortgage Loans constitute a Grantor Trust for federal income tax purposes, and that such segregated pool of assets be designated as "Grantor Trust D-2". The Trustee by its execution and delivery hereof, acknowledges the assignment to it of the assets of Grantor Trust D-2 and declares that it will hold such assets in trust for the exclusive use and benefit of all present and future Holders of the Class D-2 Certificates. Concurrently with the assignment to it of the assets included in Grantor Trust D-2, the Trustee shall execute, authenticate and deliver to or upon the order of the Depositor the Class D-2 Certificates in authorized denominations evidencing the entire beneficial ownership of Grantor Trust D-2. The rights of the Holders of the Class D-2 Certificates to receive distributions from the proceeds of Grantor Trust D-2, and all ownership interests of such Holders in and to such distributions, shall be as set forth in this Agreement.

                                   ARTICLE III

                          ADMINISTRATION AND SERVICING
                                OF THE TRUST FUND

               SECTION 3.01. Administration of the Mortgage Loans.

               (a) Each of the Servicer and the Special Servicer shall service and administer the Mortgage Loans that it is obligated to service and administer pursuant to this Agreement, for the benefit of the Certificateholders (as a collective whole), in accordance with any and all applicable laws and the terms of this Agreement and the respective Mortgage Loans and, to the extent consistent with the foregoing, in accordance with the Servicing Standard. The Servicer or Special Servicer, as applicable in accordance with this Agreement, shall service and administer each Cross-Collateralized Group as a single Mortgage Loan as and when necessary and appropriate consistent with the Servicing Standard. Without limiting the foregoing, and subject to Section 3.21,
(i) the Servicer shall service and administer all Mortgage Loans as to which no Servicing Transfer Event has occurred and all Corrected Mortgage Loans, and (ii) the Special Servicer shall service and administer (x) each Mortgage Loan (other than a Corrected Mortgage Loan) as to which a Servicing Transfer Event has occurred, and (y) each REO Property; provided, however, that the Servicer shall continue to collect information and prepare all reports to the Trustee required hereunder with respect to any Specially Serviced Mortgage Loans and REO Properties (and the related REO Mortgage Loans) and, further, to render such incidental services with respect to any Specially Serviced Mortgage Loans and REO Properties as are specifically provided for herein. The Servicer shall not, on behalf of the Trust, obtain title to a Mortgaged Property.

               (b) Subject to Section 3.01(a) and Section 3.24, the Servicer and the Special Servicer shall each have full power and authority, acting alone or through Sub-Servicers, to do or cause to be done any and all things in connection with such servicing and administration which it may deem necessary or desirable. Without limiting the generality of the foregoing, each of the Servicer and the Special Servicer, in its own name, with respect to each of the Mortgage Loans it is obligated to service hereunder, is hereby authorized and empowered by the Trustee to execute and deliver, on behalf of the Certificateholders and the Trustee or any of them: (i) any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien created by any Mortgage or other security document in the related Mortgage File on the related Mortgaged Property and other related collateral; and (ii) any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments. In addition, without limiting the generality of the foregoing, each of the Servicer and Special Servicer is authorized and empowered by the Trustee to execute and deliver, in accordance with the Servicing Standard and subject to Sections 3.08, 3.20 and 3.24, any and all modifications, waivers, amendments or consents to or with respect to any documents contained in the related Mortgage File. Subject to Section 3.10, the Trustee shall, at the written request of a Servicing Officer of the Servicer or the Special Servicer, furnish, or cause to be so furnished, to the Servicer or the Special Servicer, as appropriate, any limited powers of attorney and other documents (each of which shall be prepared by the Servicer or Special Servicer, as applicable) necessary or appropriate to enable it to carry out its servicing and administrative duties hereunder; provided, however, that the Trustee shall not be held liable for any misuse of any such power of attorney by the Servicer or the Special Servicer.

               (c) The relationship of each of the Servicer and the Special Servicer to the Trustee under this Agreement is intended by the parties to be that of an independent contractor and not that of a joint venturer, partner or agent.

               SECTION 3.02. Collection of Mortgage Loan Payments.

               The Servicer and the Special Servicer shall each undertake reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans it is obligated to service hereunder and shall follow such collection procedures as are consistent with the Servicing Standard; provided, however, that neither the Servicer nor the Special Servicer shall, with respect to any Designated ARD Loan after its Anticipated Repayment Date, take any enforcement action with respect to the payment of Additional Interest (other than the making of requests for its collection), unless (i) the taking of an enforcement action with respect to the payment of other amounts due under such Mortgage Loan is, in the good faith and reasonable judgment of the Special Servicer, and without regard to such Additional Interest, also necessary, appropriate and consistent with the Servicing Standard or (ii) all other amounts due under such Mortgage Loan have been paid, the payment of such Additional Interest has not been forgiven in accordance with Section 3.20 and, in the good faith and reasonable judgment of the Special Servicer, the Liquidation Proceeds expected to be recovered in connection with such enforcement action will cover the anticipated costs of such enforcement action and, if applicable, any associated Advance Interest. Consistent with the foregoing, the Servicer and the Special Servicer each may waive any Default Charges in connection with any specific delinquent payment on a Mortgage Loan it is obligated to service hereunder.

               Ninety (90) days prior to the maturity date of each Balloon Mortgage Loan, the Servicer shall send a notice to the related Mortgagor of such maturity date (with a copy to be sent to the Special Servicer) and shall request confirmation that the Balloon Payment will be paid by such date.

               SECTION 3.03. Collection of Taxes, Assessments and Similar Items;
                             Servicing Accounts; Reserve Accounts.

               (a) The Servicer shall establish and maintain one or more accounts (the "Servicing Accounts"), in which all Escrow Payments received by it with respect to the Mortgage Loans shall be deposited and retained. Subject to any terms of the related Mortgage Loan documents that specify the nature of the account in which Escrow Payments shall be held, each Servicing Account shall be an Eligible Account. Withdrawals of amounts so collected in respect of any Mortgage Loan (and interest earned thereon) from a Servicing Account may be made only: (i) to effect the payment of real estate taxes, assessments, insurance premiums, ground rents (if applicable) and comparable items in respect of the related Mortgaged Property; (ii) to reimburse the Servicer, the Special Servicer, the Trustee or any Fiscal Agent, as applicable, for any unreimbursed Servicing Advances made thereby to cover any of the items described in the immediately preceding clause (i); (iii) to refund to the related Mortgagor any sums as may be determined to be overages; (iv) to pay interest or other income, if required and as described below, to the related Mortgagor on balances in the Servicing Account (or, if and to the extent not payable to the related Mortgagor, and subject to Section 3.06, to pay such interest or other income to the Servicer); or (v) to clear and terminate the Servicing Account at the termination of this Agreement in accordance with Section 9.01. The Servicer shall pay or cause to be paid to the Mortgagors interest and other income, if any, earned on the investment of funds in Servicing Accounts maintained thereby, if and to the extent required by law or the terms of the related Mortgage Loan. If the Servicer shall deposit in a Servicing Account any amount not required to be deposited therein, it may at any time withdraw such amount from such Servicing Account, any provision herein to the

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contrary notwithstanding. Promptly after any Escrow Payments are received by the
Special Servicer from any Mortgagor, and in any event within two Business Days after any such receipt, the Special Servicer shall remit such Escrow Payments to the Servicer for deposit in the applicable Servicing Account(s).

               (b) The Servicer shall as to each Mortgage Loan (including each Specially Serviced Mortgage Loan) (i) maintain accurate records with respect to the related Mortgaged Property reflecting the status of real estate taxes, assessments and other similar items that are or may become a lien thereon and the status of insurance premiums and any ground rents payable in respect thereof and (ii) use reasonable efforts consistent with the Servicing Standard to obtain, from time to time, all bills for the payment of such items (including renewal premiums) and effect payment thereof prior to the applicable penalty or termination date. For purposes of effecting any such payment, the Servicer shall apply Escrow Payments as allowed under the terms of the related Mortgage Loan documents; provided, however, that if such Mortgage Loan does not require the related Mortgagor to escrow for the payment of real estate taxes, assessments, insurance premiums, ground rents (if applicable) and similar items, each of the Servicer and the Special Servicer shall, as to those Mortgage Loans it is obligated to service hereunder, and subject to and in accordance with the Servicing Standard, enforce the requirement of the related Mortgage that the Mortgagor make payments in respect of such items at the time they first become due.

               (c) In accordance with the Servicing Standard, the Servicer shall advance with respect to each Mortgaged Property (including each Mortgaged Property relating to a Specially Serviced Mortgage Loan) all such funds as are necessary for the purpose of effecting the timely payment of (i) real estate taxes, assessments and other similar items, (ii) ground rents (if applicable), and (iii) premiums on Insurance Policies, in each instance prior to the applicable penalty or termination date (provided, however, that with respect to any Mortgage Loan under which the related Mortgagor is not required to make Escrow Payments for real estate taxes, the Servicer shall be required to make such advance only upon its determination, using efforts consistent with the Servicing Standard, that such payments have not been made), and only if and to the extent that (x) Escrow Payments (if any) collected from the related Mortgagor are insufficient to pay such item when due, (y) the related Mortgagor has failed to pay such item on a timely basis and (z) the particular Advance would not, if made, constitute a Nonrecoverable Servicing Advance. All such Advances shall be reimbursable in the first instance from related collections from the Mortgagors and further as provided in Section 3.05(a). No costs incurred by the Servicer in effecting the payment of real estate taxes, assessments and, if applicable, ground rents on or in respect of such Mortgaged Properties shall, for purposes hereof, including calculating monthly distributions to Certificateholders, be added to the respective unpaid principal balances or Stated Principal Balances of the related Mortgage Loans, notwithstanding that the terms of such Mortgage Loans so permit; provided, however, that this sentence shall not be construed to limit the rights of the Servicer on behalf of the Trust to enforce any obligations of the related Mortgagor under such Mortgage Loan.

               (d) The Servicer shall establish and maintain, as applicable, one or more accounts (the "Reserve Accounts"), in which all Reserve Funds, if any, shall be deposited and retained. As and to the extent consistent with the Servicing Standard and the related Mortgage Loan documents, withdrawals of amounts so deposited, and draws under any Letter of Credit delivered in lieu thereof, may be made to pay for, or to reimburse the related Mortgagor in connection with, the costs associated with the related tenant improvements, leasing commissions, repairs, replacements, capital improvements and/or environmental testing and remediation at or with respect to the related Mortgaged Property for which such Reserve Funds were intended or such Letter of Credit was delivered. In addition, as and to the extent consistent with the Servicing Standard and the related Mortgage Loan documents, withdrawals of amounts so deposited, and draws under any Letter of Credit so delivered, may be made to prepay the Mortgage Loan in the event certain leasing or other economic criteria are not satisfied at the related Mortgaged Property, or to be released to the related Mortgagor or otherwise applied for any other appropriate purpose in the event that such criteria are satisfied. Subject to the terms of the related Mortgage Loan documents, each Reserve Account shall be an Eligible Account. Interest and other income, if any, earned on funds on deposit in any Reserve Account shall, subject to Section 3.06, be for the benefit of and payable to the Servicer, unless otherwise required to be paid to the related Mortgagor by law or the terms of the related Mortgage Loan. Any out-of-pocket expenses incurred by the Servicer to enable the Servicer to make any draw under any Letter of Credit shall constitute a Servicing Advance, and the Servicer shall make reasonable efforts to recover such expenses from the related Mortgagor to the extent the Mortgagor is required to pay such expenses under the terms of the related Mortgage Loan.

               (e) To the extent an operations and maintenance plan is required to be established and executed pursuant to the terms of a Mortgage Loan, the Servicer shall request from the Mortgagor written confirmation thereof within a reasonable time after the later of the Closing Date and the date as of which such plan is required to be established or completed. To the extent any action or remediations are required to have been taken or completed pursuant to the terms of the related Mortgage Loan documents, the Servicer shall request from the Mortgagor written confirmation of such action and remediations within a reasonable time after the later of the Closing Date and the date as of which such action or remediations are required to have been taken or completed. To the extent that a Mortgagor shall fail to promptly respond to any inquiry described in this Section 3.03(e), the Servicer shall notify the Trustee, the Special Servicer and the Controlling Class Representative. The Servicer shall promptly notify the Trustee, the Special Servicer and the Controlling Class Representative if the Servicer shall determine that any Mortgagor has failed to perform its obligations under the related Mortgage Loan in respect of environmental matters.

               (f) Subject to applicable law and the terms of the related Mortgage Loan documents, funds in the Servicing Accounts and the Reserve Accounts may be invested only in Permitted Investments in accordance with the provisions of Section 3.06.

               SECTION 3.04. Collection Account and Distribution Account.

               (a) The Servicer shall establish and maintain one or more segregated accounts (collectively, the "Collection Account"), in which the funds described below are to be deposited and held on behalf of the Trustee in trust for the benefit of the Certificateholders. Each account that constitutes the Collection Account shall be an Eligible Account. The Servicer shall deposit or cause to be deposited in the Collection Account, upon receipt (in the case of payments by Mortgagors or other collections on the Mortgage Loans) or as otherwise required hereunder, the following payments and collections received or made by or on behalf of the Servicer in respect of the Mortgage Pool subsequent to the Closing Date (other than in respect of scheduled payments of principal and interest due and payable on the Mortgage Loans on or before the Cut-off Date (or, in the case of a Replacement Mortgage Loan, on or before the related date of substitution), which payments shall be delivered promptly to the related Seller or its designee, with negotiable instruments endorsed as necessary and appropriate without recourse):

                   (i) all payments on account of principal of the Mortgage
              Loans, including Principal Prepayments;

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



                  (ii) all payments on account of interest on the Mortgage
               Loans, including Default Interest and Additional Interest;

                  (iii) all Prepayment Premiums, Yield Maintenance Premiums and
               late payment charges received in respect of the Mortgage Loans;

                  (iv) all Insurance Proceeds and Liquidation Proceeds received in respect of the Mortgage Loans;

                  (v) any amounts required to be deposited by the Servicer
               pursuant to Section 3.06 in connection with losses incurred with respect to Permitted Investments of funds held in the Collection Account;

                  (vi) any amounts required to be deposited by the Servicer or the Special Servicer pursuant to Section 3.07(b) in connection with losses resulting from a deductible clause in a blanket or master force place hazard policy;

                  (vii) any amounts required to be transferred from any REO
               Account pursuant to Section 3.16(c); and

                  (viii) insofar as they do not constitute Escrow Payments, any amounts paid by a Mortgagor specifically to cover items for which a Servicing Advance has been made.

               The foregoing requirements for deposit in the Collection Account shall be exclusive. Without limiting the generality of the foregoing, actual payments from Mortgagors in the nature of Escrow Payments, assumption fees, assumption application fees, extension fees, modification fees, charges for beneficiary statements or demands and amounts collected for checks returned for insufficient funds, need not be deposited by the Servicer in the Collection Account. The Servicer shall promptly deliver to the Special Servicer any of the foregoing items received by it, if and to the extent that such items constitute Additional Special Servicing Compensation. If the Servicer shall deposit in the Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Collection Account, any provision herein to the contrary notwithstanding.

               Upon receipt of any of the amounts described in clauses (i) through (iv) and (viii) of the first paragraph of this Section 3.04(a) with respect to any Mortgage Loan, the Special Servicer shall promptly, but in no event later than one Business Day after receipt, remit such amounts to the Servicer for deposit into the Collection Account in accordance with the second preceding paragraph, unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item should not be deposited because of a restrictive endorsement. With respect to any such amounts paid by check to the order of the Special Servicer, the Special Servicer shall endorse such check to the order of the Servicer (in its capacity as such for the Trust), without recourse, representation or warranty, unless the Special Servicer determines, consistent with the Servicing Standard, that a particular item cannot be so endorsed and delivered because of a restrictive endorsement. Any such amounts received by the Special Servicer with respect to an REO Property shall be deposited by the Special Servicer into the REO Account and remitted to the Servicer for deposit into the Collection Account pursuant to Section 3.16(c).

               (b) The Trustee shall establish and maintain one or more segregated accounts (collectively, the "Distribution Account"), to be held in trust for the benefit of the Certificateholders. Each account that constitutes the Distribution Account shall be an Eligible Account. The Trustee shall establish and maintain three sub-accounts of the Distribution Account (i) one of which sub-accounts (such sub-account, the "REMIC Sub-Account") shall be deemed to be held in trust for the benefit of the Holders of the Regular Interest Certificates and the Residual Interest Certificates, (ii) one of which sub-accounts (such sub-account, the "Class D-1 Sub-Account") shall be deemed to be held in trust for the benefit of the Holders of the Class D-1 Certificates and (iii) one of which sub-accounts (such sub-account, the "Class D-2 Sub-Account") shall be deemed to be held in trust for the benefit of the Holders of the Class D-2 Certificates. On each Servicer Remittance Date, subject to
Section 3.04(c), the Servicer shall deliver to the Trustee, for deposit in the Distribution Account, an aggregate amount of immediately available funds equal to the Servicer Remittance Amount for such Servicer Remittance Date. Immediately upon deposit of the Servicer Remittance Amount for any Servicer Remittance Date into the Distribution Account, any portion thereof that represents any Additional Interest related to the GECA Mortgage Loans shall be deemed to have been deposited into the Class D-1 Sub-Account, any portion thereof that represents any Additional Interest related to the Column Mortgage Loans shall be deemed to have been deposited into the Class D-2 Sub-Account and the remaining portion thereof shall be deemed to have been deposited into the REMIC Sub-Account. In addition, subject to Section 3.04(c), the Servicer shall, as and when required hereunder, deliver to the Trustee for deposit in the Distribution Account any P&I Advances and Compensating Interest Payments required to be made by the Servicer hereunder and any amounts required to be transferred from the Interest Reserve Account hereunder. Furthermore, any amounts paid by any party hereto to indemnify the Trust Fund pursuant to any provision hereof shall be delivered to the Trustee for deposit in the Distribution Account. The Trustee shall, upon receipt, deposit in the Distribution Account any and all amounts received or, pursuant to Section 4.03, advanced by the Trustee or any Fiscal Agent that are required by the terms of this Agreement to be deposited therein.

               (c) The Servicer shall establish and maintain one or more accounts (collectively, the "Interest Reserve Account") held on behalf of the Trustee in trust for the benefit of the Certificateholders. Each account that constitutes the Interest Reserve Account shall be an Eligible Account. On each Distribution Date in February and, during a year that is not a leap year, in January, prior to any distributions being made in respect of the Certificates on such Distribution Date, the Trustee shall withdraw from the Distribution Account and deposit in the Interest Reserve Account with respect to each Interest Reserve Loan, an amount equal to the Interest Reserve Amount, if any, in respect of such Interest Reserve Loan for such Distribution Date; provided that, if the Servicer so notifies the Trustee, and in lieu of the Trustee's making the corresponding withdrawal from the Distribution Account, the Servicer on the Servicer Remittance Date in any such month may (but shall not be obligated to) deduct the Interest Reserve Amount, if any, in respect of any Interest Reserve Loan for the related Distribution Date from the interest portion of any payments, collections or advances in respect of such Interest Reserve Loan that would otherwise be remitted to the Trustee on such date for deposit in the Distribution Account as part of the Servicer Remittance Amount or P&I Advances and, if it does so, shall promptly deposit the amount so deducted in the Interest Reserve Account and notify the Trustee of such deposit.

               (d) Funds in the Collection Account and the Interest Reserve Account may be invested in Permitted Investments in accordance with the provisions of Section 3.06. Funds in the Distribution Account shall remain uninvested. The Servicer shall give notice to the other parties hereto of the location of each of the Collection Account and the Interest Reserve Account as of the Closing Date and of the new location of each of the Collection Account and the Interest Reserve Account prior to any change thereof.

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



The Distribution Account shall be established at the Corporate Trust Office of the Trustee as of the Closing Date, and the Trustee shall give notice to the other parties hereto of the new location of the Distribution Account prior to any change thereof.

               SECTION 3.05. Permitted Withdrawals From the Collection Account
                             and the Distribution Account.

               (a) The Servicer may, from time to time, make withdrawals from the Collection Account for any of the following purposes (the order set forth below not constituting an order of priority for such withdrawals):

                  (i) to remit to the Trustee for deposit in the Distribution
               Account the Servicer Remittance Amount for each Servicer Remittance Date and any amounts that may be applied to make P&I Advances pursuant to Section 4.03(a);

                  (ii) to reimburse itself, the Trustee or any Fiscal Agent, as applicable, for unreimbursed P&I Advances made thereby (in each case, with its own funds), the Servicer's, the Trustee's and any Fiscal Agent's, as the case may be, respective rights to reimbursement pursuant to this clause (ii) with respect to any P&I Advance (other than Nonrecoverable P&I Advances, which are reimbursable pursuant to clause (vii) below) being limited to amounts that represent Late Collections of interest and principal received in respect of the particular Mortgage Loan or REO Mortgage Loan as to which such P&I Advance was made (net of related Servicing Fees and Workout Fees);

                  (iii) to pay to itself earned and unpaid Servicing Fees in respect of each Mortgage Loan and REO Mortgage Loan, the Servicer's right to payment pursuant to this clause (iii) with respect to any Mortgage Loan or REO Mortgage Loan being limited to amounts received on or in respect of such Mortgage Loan (whether in the form of payments, Liquidation Proceeds or Insurance Proceeds) or such REO Mortgage Loan (whether in the form of REO Revenues, Liquidation Proceeds or Insurance Proceeds) that are allocable as interest thereon;

                  (iv) to pay to the Special Servicer, out of general
               collections on the Mortgage Loans and any REO Properties, earned and unpaid Special Servicing Fees in respect of each Specially Serviced Mortgage Loan and REO Mortgage Loan;

                  (v) to pay the Special Servicer (or, if applicable, any
               predecessor thereto) earned and unpaid Workout Fees and Liquidation Fees to which it is entitled pursuant to, and from the sources contemplated by, the second and third paragraphs of
               Section 3.11(c);

                  (vi) to reimburse itself, the Special Servicer, the Trustee or any Fiscal Agent, as applicable, for any unreimbursed Servicing Advances made thereby (in each case, with its own funds), the Servicer's, the Special Servicer's, the Trustee's and any Fiscal Agent's, as the case may be, respective rights to reimbursement pursuant to this clause (vi) with respect to any Servicing Advance (other than Nonrecoverable Servicing Advances, which are reimbursable pursuant to clause (vii) below) being limited to (A) payments made by the related Mortgagor that are allocable to cover the item in respect of which such Servicing Advance was made, and (B) Liquidation Proceeds, Insurance Proceeds and, if applicable, REO Revenues received in respect of the particular Mortgage Loan or REO Property as to which such Servicing Advance was made;

                  (vii) to reimburse itself, the Special Servicer, the Trustee or any Fiscal Agent, as applicable, out of general collections on the Mortgage Loans and any REO Properties, for any unreimbursed Advances made thereby that have been determined to be Nonrecoverable Advances;

                  (viii) to pay itself, the Special Servicer, the Trustee or any
               Fiscal Agent, as applicable, any Advance Interest due and owing thereto, the Servicer's, the Special Servicer's, the Trustee's or any Fiscal Agent's, as the case may be, respective rights to payment pursuant to this clause (viii) being limited to Default Charges collected in respect of the Mortgage Loan or REO Mortgage Loan as to which the related Advances were made thereby;

                  (ix) to the extent that the Servicer has reimbursed or is
               reimbursing itself, the Special Servicer, the Trustee or any Fiscal Agent, as applicable, for any unreimbursed Advance pursuant to clause (ii), (vi) or (vii) above or pursuant to
               Section 3.03(c), and insofar as payment has not already been made pursuant to clause (viii) above, to pay itself, the Special Servicer, the Trustee or such Fiscal Agent, as the case may be, out of general collections on the Mortgage Loans and any REO Properties, any related Advance Interest accrued and payable on the portion of such Advance so reimbursed or being reimbursed;

                  (x) to reimburse the Trustee or any Fiscal Agent, as
               applicable, out of general collections on the Mortgage Loans and any REO Properties, for any advance made thereby pursuant to
               Section 4.03(a) to cover any portion of a Servicer Remittance Amount not remitted by the Servicer to the Trustee on or before 5:00 p.m., New York City time, on the related Servicer Remittance Date, together with any interest accrued and payable on such advance at the Reimbursement Rate;

                  (xi) to pay itself any items of Additional Servicing
               Compensation on deposit in the Collection Account from time to time;

                  (xii) to pay to the Special Servicer any items of Additional
               Special Servicing Compensation on deposit in the Collection Account from time to time;

                  (xiii) to pay any unpaid Liquidation Expenses incurred with respect to any Mortgage Loan or REO Property, such payments to be made solely from Liquidation Proceeds, Insurance Proceeds and, if applicable, REO Revenues received in respect of such Mortgage Loan or REO Property, as the case may be;

                  (xiv) to pay, in accordance with Section 3.11(i), certain
               servicing expenses that would, if advanced, constitute Nonrecoverable Servicing Advances;

                  (xv) to pay, out of general collections on the Mortgage Loans and any REO Properties, for costs and expenses incurred by the Trust Fund pursuant to Section 3.09(c) (other than the costs of environmental testing, which are to be covered by, and reimbursable as, a Servicing Advance);

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



                  (xvi) to pay itself, the Special Servicer, the REMIC
               Administrator, the Depositor, the Trustee, any Fiscal Agent, or any of their respective directors, officers, employees and agents, as the case may be, out of general collections on the Mortgage Loans and any REO Properties, any amounts payable to any such Person pursuant to Section 6.03, Section 7.01(b), Section
               8.05 and/or Section 8.13, as applicable;

                  (xvii) to pay, out of general collections on the Mortgage
               Loans and any REO Properties, for (A) the cost of the Opinion of Counsel contemplated by Section 11.02(a), (B) the cost of recording this Agreement in accordance with Section 11.02(a), (C) any expense (including the reasonable fees of tax accountants and attorneys) incurred by the REMIC Administrator pursuant to
               Section 3.17(a)(iii) in connection with providing advice to the Special Servicer, and (D) any expense incurred by the Trustee pursuant to Section 3.23(b) in connection with obtaining information from the Depository or Depository Participants regarding any Book-Entry Certificate;

                  (xviii) to pay to the Servicer, the Special Servicer, the
               Trustee, any Fiscal Agent, the REMIC Administrator or the Depositor, as the case may be, any amount specifically required to be paid to such Person at the expense of the Trust Fund under any provision of this Agreement to which reference is not made in any other clause of this Section 3.05(a), it being acknowledged that this clause (xviii) shall not be construed to modify any limitation otherwise set forth in this Agreement on the time at which any Person is entitled to payment or reimbursement of any amount or the funds from which any payment or reimbursement is permitted to be made;

                  (xix) to pay itself, the Special Servicer, a Seller, a Column
               Third Party Originator, the Majority Controlling Class Certificateholder or any other particular Person, as the case may be, with respect to each Mortgage Loan, if any, previously purchased by such Person pursuant to this Agreement, all amounts received thereon subsequent to the date of purchase; and

                  (xx) to clear and terminate the Collection Account at the
               termination of this Agreement pursuant to Section 9.01.

               If amounts on deposit in the Collection Account at any particular time (after withdrawing any portion of such amounts deposited in the Collection Account in error) are insufficient to satisfy all payments, reimbursements and remittances to be made therefrom as set forth in clauses (ii) through (xix) above, then the corresponding withdrawals from the Collection Account shall be made in the following priority and subject to the following rules: (y) if the payment, reimbursement or remittance is to be made from a specific source of funds, then such payment, reimbursement or remittance shall be made from that specific source of funds on a pro rata basis with any and all other payments, reimbursements and remittances to be made from such specific source of funds; and (z) if the payment, reimbursement or remittance can be made from any funds on deposit in the Collection Account, then (following any withdrawals made from the Collection Account in accordance with the immediately preceding clause (y) above) such payment, reimbursement or remittance shall be made from the general funds remaining on a pro rata basis with any and all other payments, reimbursements or remittances to be made from such general funds; provided that any reimbursements of Advances in respect of any particular Mortgage Loan or REO Property out of the Collection Account pursuant to any of clauses (ii), (vi) and
(vii) above, and any payments of interest thereon out of the Collection Account pursuant to either of clauses (viii) and (ix) above, shall be made (to the extent of their respective entitlements to such reimbursements and/or payments): first, to any Fiscal Agent; second, to the Trustee; and third, pro rata, to the Servicer and Special Servicer.

               The Servicer shall keep and maintain separate accounting records, on a loan-by-loan and property-by-property basis when appropriate, in connection with any withdrawal from the Collection Account pursuant to any of clauses (ii) through (xix) above.

               The Servicer shall pay to the Special Servicer (or to third party contractors at the direction of the Special Servicer) from the Collection Account amounts permitted to be paid to it (or to such third party contractors) therefrom promptly upon receipt of a certificate of a Servicing Officer of the Special Servicer describing the item and amount to which the Special Servicer (or any such third party contractor) is entitled. The Servicer may rely conclusively on any such certificate and shall have no duty to re-calculate the amounts stated therein. The Special Servicer shall keep and maintain separate accounting for each Specially Serviced Mortgage Loan and REO Property, on a loan-by-loan and property-by-property basis, for the purpose of justifying any request for withdrawal from the Collection Account.

               (b) The Trustee shall, from time to time, make withdrawals from the Distribution Account for each of the following purposes (the order set forth below not constituting an order of priority for such withdrawals):

                  (i) to make distributions to Certificateholders on each
               Distribution Date pursuant to Section 4.01;

                  (ii) to pay itself (whether in its capacity as Trustee or, for so long as it acts as such, REMIC Administrator) or any of its directors, officers, employees and agents, as the case may be, any amounts payable or reimbursable to any such Person pursuant to Section 8.05;

                  (iii) to pay any Fiscal Agent or any of its directors,
               officers, employees and agents, as the case may be, any amounts payable or reimbursable to any such Person pursuant to Sections
               8.05 and 8.13(a);

                  (iv) to pay for the cost of the Opinions of Counsel sought by the Trustee as contemplated by Section 11.01(a) or 11.01(c) in connection with any amendment to this Agreement requested by the Trustee which amendment is in furtherance of the rights and interests of Certificateholders;

                  (v) to pay any and all federal, state and local taxes imposed on any REMIC Pool or on the assets or transactions of any REMIC Pool, together with all incidental costs and expenses, and any and all expenses relating to tax audits, if and to the extent that either (A) none of the parties hereto are liable therefor pursuant to Section 10.01(b) and/or Section 10.01(f) or (B) any such Person that may be so liable has failed to timely make the required payment;

                  (vi) to transfer Interest Reserve Amounts in respect of the
               Interest Reserve Loans to the Interest Reserve Account as and when required by Section 3.04(c); and

                  (vii) to clear and terminate the Distribution Account at the termination of this Agreement pursuant to Section 9.01.

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



               (c) On each Servicer Remittance Date in March, the Servicer shall withdraw from the Interest Reserve Account and remit to the Trustee for deposit in the Distribution Account all Interest Reserve Amounts deposited in the Interest Reserve Account in respect of the Interest Reserve Loans during January and/or February of the same year in accordance with Section 3.04(c).

               (d) The Trustee, any Fiscal Agent, the Depositor, the Servicer and the Special Servicer shall in all cases have a right prior to the Certificateholders to any particular funds on deposit in the Collection Account and the Distribution Account from time to time for the reimbursement or payment of compensation, Advances (with interest thereon at the Reimbursement Rate) and their respective expenses hereunder (or, in the case of such expenses, to have such funds paid directly to third party contractors from any invoices approved by the Trustee, any Fiscal Agent, the Depositor, the Servicer or the Special Servicer, as applicable), but only if and to the extent such compensation, Advances (with interest) and expenses are to be reimbursed or paid from such particular funds on deposit in the Collection Account or the Distribution Account pursuant to the express terms of this Agreement.

               SECTION 3.06. Investment of Funds in the Collection Account,
                             Interest Reserve Account, Servicing Accounts, Reserve Accounts and the REO Account.

               (a) The Servicer may direct (pursuant to a standing order or otherwise) any depository institution maintaining the Collection Account, the Interest Reserve Account or any Servicing Account or Reserve Account, and the Special Servicer may direct (pursuant to a standing order or otherwise) any depository institution maintaining the REO Account, to invest, or if it is such depository institution, may itself invest, the funds held therein (each such account, for purposes of this Section 3.06, an "Investment Account") in (but only in) one or more Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on demand, no later than the Business Day immediately preceding the next succeeding date on which such funds are required to be withdrawn from such account pursuant to this Agreement or the related Mortgage Loan documents, as applicable; provided that any such investment of funds in any Servicing Account or Reserve Account shall be subject to applicable law and the terms of the related Mortgage Loan documents. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in an Investment Account shall be made in the name of the Trustee (in its capacity as such). The Servicer (with respect to Permitted Investments of amounts in the Collection Account, the Interest Reserve Account, the Servicing Accounts and the Reserve Accounts) and the Special Servicer (with respect to Permitted Investments of amounts in the REO Account), acting on behalf of the Trustee, shall (and Trustee hereby designates the Servicer and the Special Servicer, as applicable, as the Person that shall) (i) be the "entitlement holder" of any Permitted Investment that is a "security entitlement" and (ii) maintain "control" of any Permitted Investment that is either a "certificated security" or an "uncertificated security". For purposes of this Section 3.06(a), the terms "entitlement holder," "security entitlement," "control," "certificated security" and "uncertificated security" shall have the meanings given such terms in Revised Article 8 (1994 Revision) of the UCC, and "control" of any Permitted Investment by the Servicer or the Special Servicer shall constitute "control" by a Person designated by, and acting on behalf of, the Trustee for purposes of Revised Article 8 (1994 Revision) of the UCC. If amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the Servicer (in the case of the Collection Account or any Servicing Account or Reserve Account) or the Special Servicer (in the case of the REO Account) shall:

                  (x) consistent with any notice required to be given
               thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in

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               an amount at least equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

                  (y) demand payment of all amounts due thereunder promptly upon determination by the Servicer or the Special Servicer, as the case may be, that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the Investment Account.

               (b) Whether or not the Servicer directs the investment of funds in the Collection Account, or the Interest Reserve Account interest and investment income realized on funds deposited therein, to the extent of the Net Investment Earnings, if any, for such Investment Account for each Collection Period, shall be for the sole and exclusive benefit of the Servicer and shall be subject to its withdrawal in accordance with Section 3.05(a). Whether or not the Servicer directs the investment of funds in any Servicing Account or Reserve Account, interest and investment income realized on funds deposited therein, to the extent of the Net Investment Earnings, if any, for such Investment Account for each Collection Period, shall be for the sole and exclusive benefit of the Servicer and shall be subject to withdrawal from time to time in accordance with
Section 3.03, but only if and to the extent not required to be paid to the related Mortgagor pursuant to applicable law or the terms of the related Mortgage Loan. Whether or not the Special Servicer directs the investment of funds in the REO Account, interest and investment income realized on funds deposited therein, to the extent of the Net Investment Earnings, if any, for such Investment Account for each Collection Period, shall be for the sole and exclusive benefit of the Special Servicer and shall be subject to its withdrawal in accordance with Section 3.16(b). If any loss shall be incurred in respect of any Permitted Investment on deposit in any Investment Account (other than a loss of what would otherwise have constituted investment earnings) and such loss is not paid by a Mortgagor, the Servicer (in the case of the Collection Account, the Interest Reserve Account or any Servicing Account or Reserve Account) and the Special Servicer (in the case of the REO Account) shall promptly deposit therein from its own funds, without right of reimbursement, no later than the end of the Collection Period during which such loss was incurred, the amount of the Net Investment Loss, if any, for such Collection Period (or, in the case of a Servicing Account or Reserve Account, the entire amount of such loss).

               (c) Except as otherwise expressly provided in this Agreement, if any default occurs in the making of any payment due (or in any other performance required) under any Permitted Investment, and if the Servicer (if such default is in respect of a Permitted Investment of funds in the Collection Account, the Interest Reserve Account or in any Reserve Account or Servicing Account) or the Special Servicer (if such default is in respect of a Permitted Investment of funds in the REO Account), as applicable, is in default of its obligations under
Section 3.06(b), the Trustee may, and, subject to Section 8.02, upon the request of Holders of Certificates entitled to not less than 25% of the Voting Rights allocated to any Class of Regular Interest Certificates, the Trustee shall, take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate legal proceedings. Any costs incurred by the Trustee in taking any such action shall be reimbursed to it by the Servicer if the default is in respect of a Permitted Investment of funds in the Collection Account or in any Reserve Account or Servicing Account or by the Special Servicer if the default is in respect of a Permitted Investment of funds in the REO Account. This provision is in no way intended to limit any actions that the Servicer or Special Servicer may take in this regard at its own expense.

               (d) Amounts on deposit in the Distribution Account shall remain uninvested.


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               (e) Notwithstanding the investment of funds held in any
Investment Account, for purposes of the calculations hereunder, including the calculation of the Available Distribution Amount and the Servicer Remittance Amount, the amounts so invested shall be deemed to remain on deposit in such Investment Account.

               SECTION 3.07. Maintenance of Insurance Policies; Errors and
                             Omissions and Fidelity Coverage.

               (a) The Servicer shall cause to be maintained for each Mortgaged Property (including each Mortgaged Property relating to any Specially Serviced Mortgage Loan) all insurance coverage as is required under the related Mortgage; provided that if and to the extent that any such Mortgage permits the holder thereof any discretion (by way of consent, approval or otherwise) as to the insurance coverage that the related Mortgagor is required to maintain, the Servicer shall exercise such discretion in a manner consistent with the Servicing Standard, with a view towards requiring insurance comparable to that required under other Mortgage Loans with express provisions governing such matters; and provided, further, that, if and to the extent that a Mortgage so permits, the related Mortgagor shall be required to obtain the required insurance coverage from Qualified Insurers that, in each case, have a claims-paying rating no lower than two rating categories below the highest rated Certificates outstanding, and in any event no lower than "BBB" from S&P and "A" from Fitch (if then rated by Fitch; and, if not then rated by Fitch, "A:IX" or better from A.M. Best). Subject to Section 3.17(b), the Special Servicer shall also cause to be maintained for each REO Property no less insurance coverage (to the extent available at commercially reasonable rates) than was previously required of the Mortgagor under the related Mortgage and, at a minimum, (i) hazard insurance with a replacement cost rider, (ii) business interruption or rental loss insurance for at least 12 months, and (iii) commercial general liability insurance, in each case, in an amount customary for the type and geographic location of such REO Property and consistent with the Servicing Standard; provided that all such insurance shall be obtained from Qualified Insurers that, in each case, shall have a claims-paying rating no lower than two rating categories below the highest rated Certificates outstanding, and in any event no lower than "BBB" from S&P and "A" from Fitch (if then rated by Fitch; and, if not then rated by Fitch, "A:IX" from A.M. Best) (or in such other form and amount or issued by an insurer with such other claims-paying ability as would not, as confirmed in writing by each Rating Agency, result in an Adverse Rating Event). All such insurance policies shall contain (if they insure against loss to property) a "standard" mortgagee clause, with loss payable to the Servicer on behalf of the Trustee (in the case of insurance maintained in respect of Mortgage Loans), or shall name the Trustee as the insured, with loss payable to the Special Servicer on behalf of the Trustee (in the case of insurance maintained in respect of REO Properties), and shall be issued by an insurer authorized under applicable law to issue such insurance. Any amounts collected by the Servicer or the Special Servicer under any such policies (other than amounts to be applied to the restoration or repair of the related Mortgaged Property or REO Property or amounts to be released to the related Mortgagor, in each case in accordance with the Servicing Standard) shall be deposited in the Collection Account, subject to withdrawal pursuant to Section 3.05(a), in the case of amounts received in respect of a Mortgage Loan, or in the REO Account, subject to withdrawal pursuant to Section 3.16(c), in the case of amounts received in respect of an REO Property. Any cost incurred by the Servicer or the Special Servicer in maintaining any such insurance shall not, for purposes hereof, including calculating monthly distributions to Certificateholders, be added to unpaid principal balance or Stated Principal Balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit; provided, however, that this sentence shall not limit the rights of the Servicer on behalf of the Trust to enforce any obligations of the related Mortgagor under such Mortgage Loan.


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



               (b) If the Servicer or the Special Servicer shall obtain and maintain, or cause to be obtained and maintained, a blanket policy or master force place policy insuring against hazard losses on all of the Mortgage Loans or REO Properties, as applicable, that it is required to service and administer, then, to the extent such policy (i) is obtained from a Qualified Insurer having a claims-paying rating no lower than "A" from S&P and "A" from Fitch (if then rated by Fitch; and, if not then rated by Fitch, "A:IX" from A.M. Best) or is issued by an insurer with such other claims-paying ability as would not, as confirmed in writing by each Rating Agency, result in an Adverse Rating Event), and (ii) provides protection equivalent to the individual policies otherwise required, the Servicer or the Special Servicer, as the case may be, shall conclusively be deemed to have satisfied its obligation to cause hazard insurance to be maintained on the related Mortgaged Properties or REO Properties, as applicable. Such policy may contain a deductible clause (not in excess of a customary amount), in which case the Servicer or the Special Servicer, as appropriate, shall, if there shall not have been maintained on the related Mortgaged Property or REO Property a hazard insurance policy complying with the requirements of Section 3.07(a), and there shall have been one or more losses that would have been covered by such an individual policy, promptly deposit into the Collection Account from its own funds the amount not otherwise payable under the blanket or master force place policy in connection with such loss or losses because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan (or, in the absence of any such deductible limitation, the deductible limitation for an individual policy which is consistent with the Servicing Standard). The Servicer or the Special Servicer, as appropriate, shall prepare and present, on behalf of itself, the Trustee and Certificateholders, claims under any such blanket or master force place policy in a timely fashion in accordance with the terms of such policy.

               (c) Each of the Servicer and the Special Servicer shall at all times during the term of this Agreement (or, in the case of the Special Servicer, at all times during the term of this Agreement during which Specially Serviced Mortgage Loans or REO Properties exist as part of the Trust Fund) keep in force with a Qualified Insurer having a claims-paying rating no lower than two rating categories below the highest rated Certificates outstanding, and in any event no lower than "BBB" from S&P and "A" from Fitch (if then rated by Fitch; and, if not then rated by Fitch,"A:IX" from A.M. Best), a fidelity bond in such form and amount or issued by an insurer with such other claims-paying ability rating as would permit it to be a qualified FNMA seller-servicer of multifamily mortgage loans (or in such other form and amount as would not result in an Adverse Rating Event with respect to any Class of Rated Certificates (as confirmed in writing to the Trustee by each Rating Agency)). Each of the Servicer and the Special Servicer shall be deemed to have complied with the foregoing provision if an Affiliate thereof has such fidelity bond coverage and, by the terms of such fidelity bond, the coverage afforded thereunder extends to the Servicer or the Special Servicer, as the case may be. Such fidelity bond shall provide that it may not be cancelled without ten days' prior written notice to the Trustee.

               Each of the Servicer and the Special Servicer shall at all times during the term of this Agreement (or, in the case of the Special Servicer, at all times during the term of this Agreement during which Specially Serviced Mortgage Loans and/or REO Properties exist as part of the Trust Fund) also keep in force with a Qualified Insurer having a claims-paying rating no lower than two rating categories below the highest rated Certificates outstanding, and in any event no lower than "BBB" from S&P and "A" from Fitch (if then rated by Fitch; and, if not then rated by Fitch, "A:IX" from A.M. Best), a policy or policies of insurance covering loss occasioned by the errors and omissions of its officers and employees in connection with its servicing obligations hereunder, which policy or policies shall be in such form and amount as would permit it to be a qualified FNMA seller-servicer of multifamily mortgage loans (or in such other form and amount or issued by an insurer with such other claims paying ability rating as would not result in an Adverse Rating Event with

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respect to any Class of Rated Certificates (as confirmed in writing to the
Trustee by each Rating Agency)). Each of the Servicer and the Special Servicer shall be deemed to have complied with the foregoing provisions if an Affiliate thereof has such insurance and, by the terms of such policy or policies, the coverage afforded thereunder extends to the Servicer or the Special Servicer, as the case may be. Any such errors and omissions policy shall provide that it may not be cancelled without ten days' prior written notice to the Trustee.

               For so long as the long-term debt obligations of the Servicer or Special Servicer, as the case may be (or, in the case of the initial Servicer and Special Servicer, their respective direct or indirect parent), are rated at least "A" or the equivalent by each of the Rating Agencies (or, in the case of either Rating Agency, such lower rating as will not result in qualification, downgrade or withdrawal of any of the ratings then assigned to the Certificates by such Rating Agency, as evidenced in writing by such Rating Agency), such Person may self-insure with respect to the risks described in this Section 3.07(c).

               SECTION 3.08. Enforcement of Alienation Clauses.

               The Servicer (with respect to Mortgage Loans other than Specially Serviced Mortgage Loans) and the Special Servicer (with respect to Specially Serviced Mortgage Loans), on behalf of the Trustee as the mortgagee of record, shall evaluate any right to transfer and shall enforce the restrictions contained in any Mortgage on transfers or further encumbrances of the related Mortgaged Property and on transfers of interests in the related Mortgagor, unless the Servicer or the Special Servicer, as appropriate, has determined, in its reasonable, good faith judgment, that waiver of such restrictions would be in accordance with the Servicing Standard; provided that neither the Servicer nor the Special Servicer shall waive any right it has, or grant any consent it is otherwise entitled to withhold, under any related "due-on-encumbrance" clause (or, if it involves any Mortgage Loan that, together with all other Mortgage Loans, if any, that are in the same Cross-Collateralized Group as such Mortgage Loan or have the same Mortgagor as such Mortgage Loan or have Mortgagors that are known to be affiliated with the Mortgagor under such Mortgage Loan, represents 2% or more of the Initial Pool Balance, under any related "due-on-sale" clause) until it has received written confirmation from each Rating Agency that such action would not result in an Adverse Rating Event with respect to any Class of Rated Certificates. After having made any such determination, the Servicer or the Special Servicer, as appropriate, shall deliver to the Trustee and the Servicer an Officer's Certificate setting forth the basis for such determination. The Servicer and the Special Servicer shall each provide the other with all information as each may reasonably request in order to make such determination. Notwithstanding the foregoing, neither the Servicer nor the Special Servicer shall (to the extent that it is within the control thereof to prohibit such event) consent to the transfer of any Mortgaged Property which secures a Cross- Collateralized Group unless all of the Mortgaged Properties securing such Cross-Collateralized Group are transferred simultaneously by the respective Mortgagor.

               SECTION 3.09. Realization Upon Defaulted Mortgage Loans.

               (a) The Special Servicer shall, subject to Sections 3.09(b), 3.09(c), and 3.09(d), exercise reasonable efforts, consistent with the Servicing Standard, to foreclose upon or otherwise comparably convert the ownership of properties and other collateral securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments, including pursuant to Section 3.20; provided that neither the Servicer nor the Special Servicer shall, with respect to any Designated ARD Loan after its Anticipated Repayment Date, take any enforcement action with respect to the payment of Additional Interest (other than the making of requests for its collection)

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unless (i) the taking of an enforcement action with respect to the payment of other amounts due under such Mortgage Loan is, in the good faith and reasonable judgment of the Special Servicer, and without regard to such Additional Interest, also necessary, appropriate and consistent with the Servicing Standard or (ii) all other amounts due under such Mortgage Loan have been paid, the payment of such Additional Interest has not been forgiven in accordance with
Section 3.20 and, in the good faith and reasonable judgment of the Special Servicer, the Liquidation Proceeds expected to be recovered in connection with such enforcement action will cover the anticipated costs of such enforcement action and, if applicable, any associated Advance Interest. In connection with the foregoing, in the event of a default under any Mortgage Loan or Cross-Collateralized Group that is secured by real properties located in multiple states, and such states include California or another state with a statute, rule or regulation comparable to California's "one action rule", then the Special Servicer shall consult Independent counsel regarding the order and manner in which the Special Servicer should foreclose upon or comparably proceed against such properties. The reasonable costs of such consultation shall be paid by, and reimbursable to, the Special Servicer as a Servicing Advance. In addition, all costs and expenses incurred in any such proceedings shall be paid by, and reimbursable to, the Special Servicer as a Servicing Advance. Nothing contained in this Section 3.09 shall be construed so as to require the Special Servicer, on behalf of the Trust, to make a bid on any Mortgaged Property at a foreclosure sale or similar proceeding that is in excess of the fair market value of such property, as determined by the Special Servicer taking into account the factors described in Section 3.18(e) and the results of any appraisal obtained pursuant to the following sentence or otherwise, all such bids to be made in a manner consistent with the Servicing Standard. If and when the Special Servicer deems it necessary in accordance with the Servicing Standard for purposes of establishing the fair market value of any Mortgaged Property securing a defaulted Mortgage Loan, whether for purposes of bidding at foreclosure or otherwise, the Special Servicer is authorized to have an Appraisal completed with respect to such property (the cost of which appraisal shall be covered by, and be reimbursable as, a Servicing Advance).

               (b) Notwithstanding any other provision of this Agreement, no Mortgaged Property shall be acquired by the Special Servicer on behalf of the Trust under such circumstances, in such manner or pursuant to such terms as would (i) cause such Mortgaged Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code (unless the portion of such REO Property that is not treated as "foreclosure property" and that is held by REMIC I at any given time constitutes not more than a de minimis amount of the assets of REMIC I within the meaning of Treasury regulation
Section 1.860D-1(b)(3)(i) and (ii)), or (ii) except as permitted by Section 3.17(a), subject the Trust to the imposition of any federal income taxes under the Code. In addition, the Special Servicer shall not acquire any personal property on behalf of the Trust pursuant to this Section 3.09 unless either:

                  (i) such personal property is incident to real property
               (within the meaning of Section 856(e)(1) of the Code) so acquired by the Special Servicer; or

                  (ii) the Special Servicer shall have obtained an Opinion of
               Counsel (the cost of which shall be covered by, and reimbursable as, a Servicing Advance) to the effect that the holding of such personal property as part of the Trust Fund will not result in an Adverse REMIC Event with respect to any REMIC Pool.

               (c) Notwithstanding the foregoing provisions of this Section 3.09, the Special Servicer shall not, on behalf of the Trust, obtain title to any Mortgaged Property by foreclosure, deed in lieu of foreclosure or otherwise, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property, if, as a result of any such action, the Trustee, on

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behalf of the Certificateholders, could, in the reasonable, good faith judgment of the Special Servicer, exercised in accordance with the Servicing Standard, be considered to hold title to, to be a "mortgagee-in-possession" of, or to be an "owner" or "operator" of such Mortgaged Property within the meaning of CERCLA or any comparable law, unless:

                  (i) the Special Servicer has previously determined in
               accordance with the Servicing Standard, based on a Phase I Environmental Assessment (and any additional environmental testing that the Special Servicer deems necessary and prudent) of such Mortgaged Property conducted by an Independent Person who regularly conducts Phase I Environmental Assessments and performed during the twelve-month period preceding any such acquisition of title or other action, that the Mortgaged Property is in compliance with applicable environmental laws and regulations and there are no circumstances or conditions present at the Mortgaged Property relating to the use, management or disposal of Hazardous Materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any applicable environmental laws and regulations; or

                  (ii) in the event that the determination described in clause
               (c)(i) above cannot be made, the Special Servicer has previously determined in accordance with the Servicing Standard, on the same basis as described in clause (c)(i) above, that it would maximize the recovery to the Certificateholders on a present value basis (the relevant discounting of anticipated collections that will be distributable to Certificateholders to be performed at the related Net Mortgage Rate) to acquire title to or possession of the Mortgaged Property and to take such remedial, corrective and/or other further actions as are necessary to bring the Mortgaged Property into compliance with applicable environmental laws and regulations and to appropriately address any of the circumstances and conditions referred to in clause (c)(i) above.

               Any such determination by the Special Servicer contemplated by clause (i) or clause (ii) of the preceding paragraph shall be evidenced by an Officer's Certificate to such effect delivered to the Trustee, the Servicer and the Controlling Class Representative, specifying all of the bases for such determination, such Officer's Certificate to be accompanied by all related environmental reports. The cost of such Phase I Environmental Assessment and any such additional environmental testing shall be advanced by the Servicer at the direction of the Special Servicer given in accordance with the Servicing Standard; provided, however, that the Servicer shall not be obligated in connection therewith to advance any funds which, if so advanced, would constitute a Nonrecoverable Servicing Advance. Amounts so advanced shall be subject to reimbursement as Servicing Advances in accordance with Section 3.05(a). The cost of any remedial, corrective or other further action contemplated by clause (ii) of the preceding paragraph, shall be payable out of the Collection Account pursuant to Section 3.05.

               (d) If neither of the conditions set forth in clauses (i) and
(ii) of the first sentence of Section 3.09(c) has been satisfied with respect to any Mortgaged Property securing a defaulted Mortgage Loan, the Special Servicer shall take such action as is in accordance with the Servicing Standard (other than proceeding against the Mortgaged Property) and, at such time as it deems appropriate, may, on behalf of the Trust, subject to Section 3.24, release all or a portion of such Mortgaged Property from the lien of the related Mortgage.

               (e) The Special Servicer shall report to the Trustee, the Servicer and the Controlling Class Representative monthly in writing as to any actions taken by the Special Servicer with respect to any

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Mortgaged Property as to which neither of the conditions set forth in clauses
(i) and (ii) of the first sentence of Section 3.09(c) has been satisfied, in each case until the earliest to occur of satisfaction of either of such conditions, release of the lien of the related Mortgage on such Mortgaged Property and the related Mortgage Loan's becoming a Corrected Mortgaged Loan.

               (f) The Special Servicer shall have the right to determine, in accordance with the Servicing Standard, the advisability of seeking to obtain a deficiency judgment if the state in which the Mortgaged Property is located and the terms of the Mortgage Loan permit such an action and shall, in accordance with the Servicing Standard, seek such deficiency judgment if it deems advisable.

               (g) The Special Servicer shall prepare and file information returns with respect to the receipt of mortgage interest received in a trade or business from individuals, reports of foreclosures and abandonments of any Mortgaged Property and information returns relating to cancellation of indebtedness income with respect to any Mortgaged Property required by Sections 6050H, 6050J and 6050P of the Code and shall deliver to the Trustee and the REMIC Administrator an Officer's Certificate stating that such reports have been filed. Such information returns and reports shall be in form and substance sufficient to meet the reporting requirements imposed by Sections 6050H, 6050J and 6050P of the Code. The Servicer shall promptly provide to the Special Servicer on a timely basis all information in the Servicer's possession to be included in such reports and information returns.

               (h) As soon as the Special Servicer makes a Final Recovery Determination with respect to any Mortgage Loan or REO Property, it shall promptly notify the Trustee, the Servicer and the Controlling Class Representative. The Special Servicer shall maintain accurate records, prepared by a Servicing Officer, of each such Final Recovery Determination (if any) and the basis thereof. Each such Final Recovery Determination (if any) shall be evidenced by an Officer's Certificate delivered to the Trustee and the Servicer no later than the third Business Day following such Final Recovery Determination.

               SECTION 3.10. Trustee to Cooperate; Release of Mortgage Files.

               (a) Upon the payment in full of any Mortgage Loan, or the receipt by the Servicer of a notification that payment in full shall be escrowed in a manner customary for such purposes, the Servicer shall promptly so notify the Trustee and request delivery to it of the related Mortgage File (such notice and request to be effected by delivering to the Trustee a Request for Release in the form of Exhibit D-1 attached hereto, which Request for Release shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Collection Account pursuant to Section 3.04(a) have been or will be so deposited). Upon receipt of such Request for Release, the Trustee shall promptly release, or cause any related Custodian to release, the related Mortgage File to the Servicer and shall execute and deliver to the Servicer any instrument of release or discharge that was delivered by the Servicer to the Trustee for execution in connection with such payment or escrow. No expenses incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Collection Account or the Distribution Account.

               (b) If from time to time, and as appropriate for servicing or foreclosure of any Mortgage Loan, the Servicer or the Special Servicer shall otherwise require any Mortgage File (or any portion thereof), then, upon request of the Servicer and receipt from the Servicer of a Request for Release in the form of Exhibit D-1 attached hereto signed by a Servicing Officer thereof, or upon request of the Special Servicer and receipt from the Special Servicer of a Request for Release in the form of Exhibit D-2 attached hereto,

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



the Trustee shall release, or cause any related Custodian to release, such Mortgage File (or portion thereof) to the Servicer or the Special Servicer, as the case may be. Upon return of such Mortgage File (or portion thereof) to the Trustee or the related Custodian, or upon the Special Servicer's delivery to the Trustee of an Officer's Certificate stating that (i) such Mortgage Loan was liquidated and all amounts received or to be received in connection with such liquidation that are required to be deposited into the Collection Account pursuant to Section 3.04(a) have been or will be so deposited or (ii) such Mortgage Loan has become an REO Property, a copy of the Request for Release shall be returned by the Trustee to the Servicer or the Special Servicer, as applicable.

               (c) Within five Business Days of the Special Servicer's request therefor (or, if the Special Servicer notifies the Trustee of an exigency, within such shorter period as is reasonable under the circumstances), the Trustee shall execute and deliver to the Special Servicer, in the form supplied to the Trustee by the Special Servicer, any court pleadings, requests for trustee's sale or other documents reasonably necessary to the foreclosure or trustee's sale in respect of a Mortgaged Property or to any legal action brought to obtain judgment against any Mortgagor on the Mortgage Note or Mortgage or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Mortgage Note or Mortgage or otherwise available at law or in equity or to defend any legal action or counterclaim filed against the Trust, the Servicer or the Special Servicer; provided that the Trustee may alternatively execute and deliver to the Special Servicer, in the form supplied to the Trustee by the Special Servicer, a limited power of attorney issued in favor of the Special Servicer and empowering the Special Servicer to execute and deliver any or all of such pleadings or documents on behalf of the Trustee (however, the Trustee shall not be liable for any misuse of such power of attorney by the Special Servicer). Together with such pleadings or documents (or such power of attorney empowering the Special Servicer to execute the same on behalf of the Trustee), the Special Servicer shall deliver to the Trustee an Officer's Certificate requesting that such pleadings or documents (or such power of attorney empowering the Special Servicer to execute the same on behalf of the Trustee) be executed by the Trustee and certifying as to the reason such pleadings or documents are required and that the execution and delivery thereof by the Trustee (or by the Special Servicer on behalf of the Trustee) will not invalidate or otherwise affect the lien of the Mortgage, except for the termination of such a lien upon completion of the foreclosure or trustee's sale.

               SECTION 3.11. Servicing and Special Servicing Compensation;
                             Interest on and Reimbursement of Servicing
                             Advances; Payment of Certain Expenses; Obligations of the Trustee and any Fiscal Agent regarding Back-up Servicing Advances.

               (a) As compensation for its activities hereunder, the Servicer shall be entitled to receive the Servicing Fee with respect to each Mortgage Loan (including each Specially Serviced Mortgage Loan) and each REO Mortgage Loan. As to each such Mortgage Loan and REO Mortgage Loan, the Servicing Fee shall accrue from time to time (on a 30/360 Basis) at the Servicing Fee Rate on the same principal amount as interest accrues from time to time on such Mortgage Loan or is deemed to accrue from time to time on such REO Mortgage Loan. The Servicing Fee with respect to any Mortgage Loan or REO Mortgage Loan shall cease to accrue if a Liquidation Event occurs in respect thereof. Earned but unpaid Servicing Fees shall be payable monthly, on a loan-by-loan basis, from payments of interest on each Mortgage Loan and REO Revenues allocable as interest on each REO Mortgage Loan. The Servicer shall be entitled to recover unpaid Servicing Fees in respect of any Mortgage Loan or REO Mortgage Loan out of the portion any related Insurance Proceeds or Liquidation Proceeds allocable as interest on such Mortgage Loan or REO Mortgage Loan, as the case may be. The right to receive the Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the Servicer's responsibilities and obligations under this Agreement.

               (b) The Servicer shall be entitled to receive as additional servicing compensation (the following items, collectively, "Additional Servicing Compensation"):

                  (i) to the extent allocable to any Mortgage Loan for a period that it is not a Specially Serviced Mortgage Loan or an REO Mortgage Loan, any Net Default Charges collected on such Mortgage Loan;

                  (ii) any assumption fees, assumption application fees,
               modification fees, extension fees, charges for beneficiary statements or demands, amounts collected for checks returned for insufficient funds and other loan processing fees actually paid by a Mortgagor with respect to a Mortgage Loan that is not a Specially Serviced Mortgage Loan, other than 25% of any modification fees actually received on or with respect to any Mortgage Loan that is not a Specially Serviced Mortgage Loan in connection with a modification, waiver, amendment or consent to which the Servicer requested the Special Servicer's consent pursuant to Section 3.20(a)(i);

                  (iii) any Prepayment Interest Excesses collected on the
               Mortgage Loans; and

                  (iv) interest or other income earned on deposits in the
               Investment Accounts maintained by the Servicer, in accordance with Section 3.06(b) (but only to the extent of the Net Investment Earnings, if any, with respect to any such Investment Account for each Collection Period and, in the case of a Servicing Account or Reserve Account, only to the extent such interest or other income is not required to be paid to any Mortgagor under applicable law or under the related Mortgage).

               To the extent that amounts described in clause (ii) of the preceding paragraph are collected by the Special Servicer with respect to Mortgage Loans other than Specially Serviced Mortgage Loans, the Special Servicer shall promptly pay such amounts to the Servicer.

               (c) As compensation for its activities hereunder, the Special Servicer shall be entitled to receive monthly the Special Servicing Fee with respect to each Specially Serviced Mortgage Loan and each REO Mortgage Loan. As to each Specially Serviced Mortgage Loan and REO Mortgage Loan, the Special Servicing Fee shall accrue from time to time (on a 30/360 Basis) at the Special Servicing Fee Rate on the same principal amount as interest accrues from time to time on such Mortgage Loan or is deemed to accrue from time to time on such REO Mortgage Loan. The Special Servicing Fee with respect to any Specially Serviced Mortgage Loan or REO Mortgage Loan shall cease to accrue as of the date a Liquidation Event occurs in respect thereof or it becomes a Corrected Mortgage Loan. Earned but unpaid Special Servicing Fees shall be payable monthly out of general collections on the Mortgage Loans and any REO Properties on deposit in the Collection Account pursuant to Section 3.05(a).

               As further compensation for its activities hereunder, the Special Servicer shall be entitled to receive the Workout Fee with respect to each Corrected Mortgage Loan. As to each Corrected Mortgage Loan, the Workout Fee shall be payable out of, and shall be calculated by application of the Workout Fee Rate to, each collection of interest and principal (net of related unpaid or unreimbursed Servicing Fees,

Special Servicing Fees, Advances and Advance Interest) received on such Mortgage Loan for so long as it remains a Corrected Mortgage Loan. The Workout Fee with respect to any Corrected Mortgage Loan will cease to be payable if a Servicing Transfer Event occurs with respect thereto or if the related Mortgaged Property becomes an REO Property; provided that a new Workout Fee will become payable if and when such Mortgage Loan again becomes a Corrected Mortgage Loan. If the Special Servicer is terminated other than for cause or resigns in accordance with Section 6.04, it shall retain the right to receive any and all Workout Fees payable in respect of Mortgage Loans that became Corrected Mortgage Loans during the period that it acted as Special Servicer and that were still Corrected Mortgage Loans at the time of such termination or resignation (and the successor Special Servicer shall not be entitled to any portion of such Workout Fees), in each case until the Workout Fee for any such loan ceases to be payable in accordance with the preceding sentence.

               As further compensation for its activities hereunder, the Special Servicer shall also be entitled to receive a Liquidation Fee with respect to each Specially Serviced Mortgage Loan or REO Property as to which it receives any full or discounted payoff from the related Mortgagor or any Liquidation Proceeds or Insurance Proceeds (other than in connection with the purchase of any such Specially Serviced Mortgage Loan or REO Property by the Servicer, the Special Servicer or a Majority Controlling Class Certificateholder pursuant to
Section 3.18 or Section 9.01, or the purchase or replacement thereof by a Column Third Party Originator pursuant to the related Column Third Party Originator Agreement or the purchase or replacement thereof by a Seller pursuant to the related Mortgage Loan Purchase and Sale Agreement). As to each such Specially Serviced Mortgage Loan or REO Property, the Liquidation Fee shall be payable out of, and shall be calculated by application of the Liquidation Fee Rate to, such full or discounted payoff, Liquidation Proceeds and/or Insurance Proceeds (in each case net of any portion of such payment or proceeds that constitutes late payment charges or that is payable or reimbursable to the Servicer, the Special Servicer or the Trustee to cover related unpaid or unreimbursed Servicing Fees, Special Servicing Fees, Advances and/or Advance Interest) received or collected with respect to such Specially Serviced Mortgage Loan or REO Property. The Liquidation Fee with respect to any such Specially Serviced Mortgage Loan will not be payable if such Mortgage Loan becomes a Corrected Mortgage Loan. Notwithstanding anything herein to the contrary, no Liquidation Fee will be payable in connection with the receipt of, or out of, Liquidation Proceeds collected as a result of the purchase or substitution of any Specially Serviced Mortgage Loan or REO Property described in the parenthetical to the first sentence of this paragraph.

               The Special Servicer's right to receive the Special Servicing Fee, the Workout Fee and/or the Liquidation Fee may not be transferred in whole or in part except in connection with the transfer of all of the Special Servicer's responsibilities and obligations under this Agreement.

               (d) The Special Servicer shall be entitled to receive as additional special servicing compensation (the following items, collectively, the "Additional Special Servicing Compensation"):

                  (i) to the extent allocable to any Mortgage Loan for the
               period that it is a Specially Serviced Mortgage Loan or after it has become an REO Mortgage Loan, any Net Default Charges collected on such Mortgage Loan or REO Mortgage Loan

                  (ii) any assumption fees, assumption application fees,
               modification fees, extension fees, charges for beneficiary statements or demands and amounts collected for checks returned for insufficient funds that are actually received on or with respect to Specially Serviced Mortgage Loans or REO Mortgage Loans, and 25% of any modification fees actually received on or with respect to any Mortgage Loan that is not a Specially Serviced Mortgage Loan in connection with a modification, waiver, amendment or consent to which the Servicer requested the Special Servicer's consent pursuant to Section 3.20(a)(i); and

                  (iii) interest or other income earned on deposits in the REO
               Account, if established, in accordance with Section 3.06(b) (but only to the extent of the Net Investment Earnings, if any, with respect to the REO Account for each Collection Period).

               To the extent that amounts described in clause (ii) of the preceding paragraph are collected by the Servicer with respect to Specially Serviced Mortgage Loans, the Servicer shall promptly pay such amounts to the Special Servicer and shall not be required to deposit such amounts in the Collection Account pursuant to Section 3.04(a).

               (e) The Servicer and the Special Servicer shall each be required (subject to Section 3.11(h) below) to pay out of its own funds all expenses incurred by it in connection with its servicing activities hereunder (including, without limitation, payment of any amounts due and owing to any of Sub-Servicers retained by it and the premiums for any blanket policy or the standby fee or similar premium for any master force place policy obtained by it insuring against hazard losses pursuant to Section 3.07(b)), if and to the extent such expenses are not payable directly out of the Collection Account or the REO Account, and neither the Servicer nor the Special Servicer shall be entitled to reimbursement for any such expense incurred by it except as expressly provided in this Agreement.

               (f) If the Servicer or Special Servicer is required under this Agreement to make a Servicing Advance, but neither does so within 15 days after such Advance is required to be made, the Trustee shall, if it has actual knowledge of such failure on the part of the Servicer or Special Servicer, as the case may be, give notice of such failure, as applicable, to the Servicer and the Special Servicer. If such Advance is not made by the Servicer or the Special Servicer within three Business Days after such notice, then (subject to Section 3.11(h) below) the Trustee or a Fiscal Agent appointed thereby shall make such Advance. If any Fiscal Agent makes any such Servicing Advance, the Trustee shall be deemed not to be in default under this Agreement for failing to do so.

               (g) The Servicer, the Special Servicer, the Trustee and any Fiscal Agent shall each be entitled to receive interest at the Reimbursement Rate in effect from time to time, accrued on the amount of each Servicing Advance made thereby (with its own funds) for so long as such Servicing Advance is outstanding, such interest to be payable: (i) at any time, out of Default Charges collected on or in respect of the particular Mortgage Loan or REO Property as to which such Servicing Advance relates; and (ii) to the extent that such Default Charges are insufficient, but only with respect to that portion of the related Servicing Advance that has been or is being reimbursed pursuant to this Agreement, out of general collections on the Mortgage Loans and REO Properties on deposit in the Collection Account. The Servicer shall reimburse itself, the Special Servicer, the Trustee or any Fiscal Agent, as appropriate, for any Servicing Advance made by any such Person as soon as practicable after funds available for such purpose are deposited in the Collection Account.

               (h) Notwithstanding anything to the contrary set forth herein, none of the Servicer, the Special Servicer, the Trustee or any Fiscal Agent shall be required to make any Servicing Advance that it determines in its reasonable, good faith judgment would constitute a Nonrecoverable Servicing Advance. The determination by any Person with an obligation hereunder to make Servicing Advances that it has made a Nonrecoverable Servicing Advance or that any proposed Servicing Advance, if made, would constitute a Nonrecoverable Servicing Advance, shall be made by such Person in its reasonable, good faith judgment and shall be evidenced by an Officer's Certificate delivered promptly to the Depositor and the Trustee (unless it is the Person making such determination), which shall provide a copy thereof to the Controlling Class Representative and, if not already included among the foregoing, any Majority Controlling Class Certificateholder, setting forth the basis for such determination, accompanied by a copy of an Appraisal of the related Mortgaged Property or REO Property performed within the twelve months preceding such determination, and further accompanied by any other information, including engineers' reports, environmental surveys or similar reports, that such Person may have obtained and that support such determination. Notwithstanding the foregoing, the Trustee and any Fiscal Agent shall be entitled to conclusively rely on any determination of nonrecoverability that may have been made by the Servicer or the Special Servicer with respect to a particular Servicing Advance, and the Servicer and the Special Servicer shall each be entitled to conclusively rely on any determination of nonrecoverability that may have been made by the other such party with respect to a particular Servicing Advance. A copy of any such Officer's Certificate (and accompanying information) of the Servicer shall also be delivered promptly to the Special Servicer, a copy of any such Officer's Certificate (and accompanying information) of the Special Servicer shall also be promptly delivered to the Servicer, and a copy of any such Officer's Certificates (and accompanying information) of the Trustee or the Fiscal Agent shall also be promptly delivered to the Servicer and the Special Servicer.

               (i) Notwithstanding anything to the contrary set forth herein, the Servicer shall (at the direction of the Special Servicer if a Specially Serviced Mortgage Loan or an REO Property is involved) pay directly out of the Collection Account any servicing expense that, if paid by the Servicer or the Special Servicer, would constitute a Nonrecoverable Servicing Advance; provided that the Servicer (or the Special Servicer, if a Specially Serviced Mortgage Loan or an REO Property is involved) has determined in accordance with the Servicing Standard that making such payment is in the best interests of the Certificateholders (as a collective whole), as evidenced by an Officer's Certificates delivered promptly to the Depositor and the Trustee, which shall provide a copy thereof to the Controlling Class Representative and, if not already included among the foregoing, any Majority Controlling Class Certificateholder, setting forth the basis for such determination and accompanied by any information that such Person may have obtained that supports such determination. A copy of any such Officer's Certificate (and accompanying information) of the Servicer shall also be delivered promptly to the Special Servicer, and a copy of any such Officer's Certificate (and accompanying information) of the Special Servicer shall also be promptly delivered to the Servicer.

               SECTION 3.12. Property Inspections; Collection of Financial
                             Statements; Delivery of Certain Reports.

               (a) The Special Servicer shall perform or cause to be performed a physical inspection of a Mortgaged Property as soon as practicable (but in any event not later than 60 days) after the related Mortgage Loan becomes a Specially Serviced Mortgage Loan, and the Special Servicer shall be entitled to reimbursement of the reasonable and direct out-of-pocket travel expenses incurred by it in connection therewith. Without limiting the generality of the preceding sentence, prior to conducting any such inspection, the Special Servicer shall notify the Controlling Class Representative and allow the Controlling Class Representative the reasonable opportunity, at its own expense, to participate in such inspection. Beginning in 1999, the Servicer shall at its expense perform or cause to be performed an inspection of each Mortgaged Property at least once per calendar year (or, in the case of each Mortgage Loan with a Stated Principal Balance of under $2,000,000, once every two years), if the Special Servicer has not already done so during that period pursuant to the preceding sentence (it being understood and agreed that the Servicer will inspect each and every Mortgaged Property in 1999). The Servicer and the Special Servicer shall each prepare a written report of each such inspection performed by it or on its behalf that sets forth in detail the condition of the Mortgaged Property and that specifies the occurrence or existence of: (i) any sale, transfer or abandonment of the Mortgaged Property of which the Servicer or Special Servicer, as applicable, is aware, (ii) any change in the condition, occupancy or value of the Mortgaged Property that the Servicer or the Special Servicer, as applicable, in accordance with the Servicing Standard, considers material, or (iii) any waste committed on the Mortgaged Property that the Servicer or the Special Servicer, as the case may be, in accordance with the Servicing Standard, considers material. The Servicer and the Special Servicer shall each deliver to the Trustee, the Depositor and each other a copy (or image in suitable electronic media) of each such written report prepared by it within 60 days of completion of the related inspection. The Trustee shall deliver to the Underwriter, the Controlling Class Representative and, upon request thereby, any Certificateholder verified as such by the Trustee, a copy (or image in suitable electronic media) of each such written report prepared by the Servicer or the Special Servicer, promptly following the Trustee's receipt of such report.

               (b) The Special Servicer, in the case of any Specially Serviced Mortgage Loan, and the Servicer, in the case of all other Mortgage Loans, shall make reasonable efforts to collect promptly from each related Mortgagor quarterly and annual operating statements, budgets and rent rolls of the related Mortgaged Property, and financial statements of such Mortgagor, whether or not delivery of such items is required pursuant to the terms of the related Mortgage. In addition, the Special Servicer shall cause quarterly and annual operating statements, budgets and rent rolls to be regularly prepared in respect of each REO Property and shall collect all such items promptly following their preparation. The Servicer and the Special Servicer shall each deliver copies of all of the foregoing items so collected thereby to the Trustee, the Depositor and each other, in each case within 60 days of its receipt thereof. The Trustee shall deliver, upon request, copies of the foregoing items to the Underwriter and the Controlling Class Representative (and, if the Majority Controlling Class Certificateholder has theretofore delivered to the Trustee a certification substantially in the form of Exhibit L-1 hereto, the Majority Controlling Class Certificateholder (if any)), promptly following the Trustee's receipt of such items from the Servicer or the Special Servicer.

               Within 45 days after receipt by the Servicer (from the Special Servicer in the case of Specially Serviced Mortgage Loans and REO Properties) of any annual operating statements or rent rolls with respect to any Mortgaged Property or REO Property, the Servicer shall, based upon such operating statements or rent rolls, prepare (or, if previously prepared, update) the written analysis of operations (the "Operating Statement Analysis") to be maintained by the Servicer with respect to such Mortgaged Property and REO Property and shall forward a copy thereof to the Trustee and the Special Servicer, together with such operating statements or rent rolls. The Trustee shall deliver to the Controlling Class Representative and, upon request thereby, any Certificateholder and any Certificate Owner who has delivered a certification in accordance with Section 5.06, a copy of such Operating Statement Analysis (or update thereof) and operating statements or rent rolls, promptly following the Trustee's receipt thereof from the Servicer. The Servicer shall maintain an Operating Statement Analysis with respect to each Mortgaged Property and REO Property. Each such Operating Statement Analysis shall be in CSSA format and set forth the information as provided for in Exhibit E-8 attached hereto. The Servicer or the Special Servicer, as the case may be, may include any reasonable disclaimer with respect to the accuracy of any information furnished by the Mortgagor.

               Within 45 days after receipt by the Servicer or ten days after receipt by the Special Servicer of any annual operating statements with respect to any Mortgaged Property or REO Property, as applicable, each of the Servicer and the Special Servicer shall prepare or update (and, in the case of the Special Servicer, forward to the Servicer) an NOI Adjustment Worksheet for such Mortgaged Property or REO Property (with the annual operating statements attached thereto as an exhibit).

               (c) Not later than 2:00 p.m. (New York City time) on the second Business Day following the end of each calendar month, the Special Servicer shall prepare and deliver or cause to be delivered to the Servicer and the Controlling Class Representative the following reports with respect to the Specially Serviced Mortgage Loans and any REO Properties, providing the required information as of the end of such calendar month: (i) a CSSA Property File Report; and (ii) a CSSA Loan File Report. At or before 11:59 p.m. (New York City time) on the first Business Day following each Determination Date, the Special Servicer shall prepare and deliver or cause to be delivered to the Servicer the following reports with respect to the Specially Serviced Mortgage Loans and any REO Properties, providing the required information as of such Determination
Date: (i) a Delinquent Loan Status Report; (ii) a Comparative Financial Status Report; (iii) an Historical Loss Estimate Report; (iv) an Historical Loan Modification Report; and (v) an REO Status Report.

               (d) Not later than 2:00 p.m. (New York City time) on the second Business Day after each Determination Date, the Servicer shall prepare (if and to the extent necessary) and deliver or cause to be delivered to the Trustee:
(i) the most recent Delinquent Loan Status Report, Historical Loss Estimate Report, Historical Loan Modification Report and REO Status Report received from the Special Servicer pursuant to Section 3.12(c); (ii) the most recent CSSA Property File Report, CSSA Loan File Report and Comparative Financial Status Report (in each case combining the reports prepared by the Special Servicer and the Servicer); and (iii) a Watch List Report with information that is current as of such Determination Date.

               (e) The Special Servicer shall deliver to the Servicer the reports set forth in Section 3.12(c) and the Servicer shall deliver to the Trustee the reports set forth in Section 3.12(d) in an electronic format reasonably acceptable to the Special Servicer and the Servicer with respect to the reports set forth in Section 3.12(c), and the Servicer and the Trustee with respect to the reports set forth in Section 3.12(d). The Servicer may, absent manifest error, conclusively rely on the reports to be provided by the Special Servicer pursuant to Section 3.12(c). The Trustee may, absent manifest error, conclusively rely on the reports to be provided by the Servicer pursuant to
Section 3.12(d). In the case of information or reports to be furnished by the Servicer to the Trustee pursuant to Section 3.12(d), to the extent that such information is based on reports to be provided by the Special Servicer pursuant to Section 3.12(c) and to the extent that such reports are to be prepared and delivered by the Special Servicer pursuant to Section 3.12(c), the Servicer shall have no obligation to provide such information or reports until it has received such information or reports from the Special Servicer, and the Servicer shall not be in default hereunder due to a delay in providing the reports required by Section 3.12(d) caused by the Special Servicer's failure to timely provide any report required under Section 3.12(c) of this Agreement.

               (f) Notwithstanding the foregoing, however, the failure of the Servicer or Special Servicer to disclose any information otherwise required to be disclosed by this Section 3.12 shall not constitute a breach of this Section
3.12 to the extent the Servicer or Special Servicer so fails because such disclosure, in the reasonable belief of the Servicer or the Special Servicer as the case may be, would violate any applicable law or any provision of a Mortgage Loan document prohibiting disclosure of information with respect to the Mortgage Loans or Mortgaged Properties. The Servicer or the Special Servicer may affix to any information provided by it any disclaimer it deems appropriate in its reasonable discretion (without suggesting liability on the part of any other party hereto).

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



               (g) The Depositor shall provide to the Servicer and the Trustee the initial data (as of the Cut-Off Date or the most recent earlier date for which such data is available) contemplated by the CSSA Loan File Report and the CSSA Property File Report.

               SECTION 3.13. Annual Statement as to Compliance.

               Each of the Servicer and the Special Servicer shall deliver to the Trustee, the Depositor, the Underwriter, the Controlling Class Representative and each other, on or before March 15 of each year, beginning in 1999, an Officer's Certificate (the "Annual Performance Certification") stating, as to the signer thereof, that (i) a review of the activities of the Servicer or the Special Servicer, as the case may be, during the preceding calendar year and of its performance under this Agreement has been made under such officer's supervision, (ii) to the best of such officer's knowledge, based on such review, the Servicer or the Special Servicer, as the case may be, has fulfilled all of its obligations under this Agreement in all material respects throughout such year (or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof), and (iii) the Servicer or the Special Servicer, as the case may be, has received no notice regarding the qualification, or challenging the status, of any REMIC Pool as a REMIC or of either Grantor Trust D-1 or Grantor Trust D-2 as a Grantor Trust from the IRS or any other governmental agency or body (or, if it has received any such notice, specifying the details thereof).

               SECTION 3.14. Reports by Independent Public Accountants.

               On or before March 15 of each year, beginning in 1999, each of the Servicer and the Special Servicer at its expense shall cause a firm of independent public accountants that is a member of the American Institute of Certified Public Accountants to furnish a statement (the "Annual Accountants' Report") to the Trustee, the Depositor and each other, to the effect that such firm has examined the servicing operations of the Servicer or the Special Servicer, as the case may be, for the previous calendar year and that, on the basis of such examination, conducted substantially in compliance with USAP, such firm confirms that the Servicer or the Special Servicer, as the case may be, complied with the minimum servicing standards identified in USAP, in all material respects, except for such significant exceptions or errors in records that, in the opinion of such firm, the USAP requires it to report; provided that each of the Servicer and the Special Servicer shall not be required to cause the delivery of its Annual Accountants' Report until April 15 in any given year so long as it has received written confirmation from the Depositor that a Report on Form 10-K is not required to be filed in respect of the Trust for the preceding calendar year. In rendering its report such firm may rely, as to matters relating to the direct servicing of securitized commercial and multifamily mortgage loans by sub-servicers, upon comparable reports of firms of independent certified public accountants rendered on the basis of examinations conducted in accordance with the same standards (rendered within one year of such report) with respect to those sub-servicers.

               The Servicer and the Special Servicer will each reasonably cooperate with the Depositor in providing any other form of accountants' reports as may be required by the Commission in connection with the Commission's issuance of a no-action letter relating to the Depositor's reporting requirements in respect of the Trust pursuant to the Exchange Act, and the reasonable additional costs of providing such other forms of accountants' reports shall be borne by the Depositor.

               SECTION 3.15. Access to Certain Information.

               Each of the Servicer and the Special Servicer shall afford to the Trustee, any Fiscal Agent, the Depositor, the Underwriter, each Rating Agency and the Controlling Class Representative, and to the OTS, the FDIC and any other banking or insurance regulatory authority that may exercise authority over any Certificateholder or Certificate Owner, access to any records regarding the Mortgage Loans and the servicing thereof within its control, except to the extent it is prohibited from doing so by applicable law, the terms of the Mortgage Loan documents or contract entered into prior to the Closing Date or to the extent such information is subject to a privilege under applicable law to be asserted on behalf of the Certificateholders. Such access shall be afforded without charge but only upon reasonable prior written request and during normal business hours at the offices of the Servicer or the Special Servicer, as the case may be, designated by it. The Servicer and the Special Servicer shall each be entitled to affix a reasonable disclaimer to any information provided by it for which it is not the original source (without suggesting liability on the part of any other party hereto).

               SECTION 3.16. Title to REO Property; REO Account.

               (a) If title to any REO Property is acquired, the deed or certificate of sale shall be issued to the Trustee, or its nominee, on behalf of the Certificateholders. The Special Servicer, on behalf of the Trust, shall sell any REO Property by the end of the third calendar year following the year in which the Trust acquires ownership of such REO Property for purposes of Section 860G(a)(8) of the Code, unless the Special Servicer either (i) applies, more than sixty days prior to the expiration of such liquidation period, and is granted an extension of time (an "REO Extension") by the IRS to sell such REO Property or (ii) obtains for the Trustee and the REMIC Administrator an Opinion of Counsel, addressed to the Trustee and the REMIC Administrator, to the effect that the holding by the Trust of such REO Property subsequent to the end of the third calendar year following the year in which such acquisition occurred will not result in an Adverse REMIC Event with respect to any REMIC Pool. Regardless of whether the Special Servicer applies for or is granted the REO Extension contemplated by clause (i) of the immediately preceding sentence or obtains the Opinion of Counsel referred to in clause (ii) of such sentence, the Special Servicer shall act in accordance with the Servicing Standard to liquidate such REO Property on a timely basis. If the Special Servicer is granted such REO Extension or obtains such Opinion of Counsel, the Special Servicer shall sell such REO Property within such extended period as is permitted by such REO Extension or contemplated by such Opinion of Counsel, as the case may be. Any expense incurred by the Special Servicer in connection with its applying for and being granted the REO Extension contemplated by clause (i) of the third preceding sentence or its obtaining the Opinion of Counsel contemplated by clause (ii) of the third preceding sentence, shall be covered by, and be reimbursable as, a Servicing Advance.

               (b) The Special Servicer shall segregate and hold all funds collected and received in connection with any REO Property separate and apart from its own funds and general assets. If an REO Acquisition shall occur, the Special Servicer shall establish and maintain one or more accounts (collectively, the "REO Account"), to be held on behalf of the Trustee in trust for the benefit of the Certificateholders, for the retention of revenues and other proceeds derived from each REO Property. Each account that constitutes the REO Account shall be an Eligible Account. The Special Servicer shall deposit, or cause to be deposited, in the REO Account, upon receipt, all REO Revenues, Insurance Proceeds and Liquidation Proceeds received in respect of an REO Property. Funds in the REO Account may be invested in Permitted Investments in accordance with Section 3.06. The Special Servicer shall be entitled to make withdrawals from the REO Account to pay itself, as Additional Special Servicing Compensation, interest and investment income earned in respect of amounts held in the REO Account as provided in Section 3.06(b) (but only to the extent of the Net Investment Earnings, if any, with respect to the REO Account for any Collection Period). The Special Servicer shall give notice to the other parties hereto of the location of the REO Account when first established and of the new location of the REO Account prior to any change thereof.

               (c) The Special Servicer shall withdraw from the REO Account funds necessary for the proper operation, management, leasing, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the REO Account relating to such REO Property. Within one Business Day following the end of each Collection Period, the Special Servicer shall withdraw from the REO Account and deposit into the Collection Account or deliver to the Servicer (which shall deposit such amounts into the Collection Account) the aggregate of all amounts received in respect of each REO Property during such Collection Period, net of any withdrawals made out of such amounts pursuant to the preceding sentence; provided that the Special Servicer may retain in the REO Account such portion of such proceeds and collections as may be necessary to maintain a reserve of sufficient funds for the proper operation, management, leasing, maintenance and disposition of the related REO Property (including the creation of a reasonable reserve for repairs, replacements, necessary capital improvements and other related expenses), such reserve not to exceed an amount sufficient to cover such items reasonably expected to be incurred during the following twelve-month period.

               (d) The Special Servicer shall keep and maintain separate records, on a property-by-property basis, for the purpose of accounting for all deposits to, and withdrawals from, the REO Account pursuant to Section 3.16(b) or (c).

               SECTION 3.17. Management of REO Property.

               (a) Prior to the acquisition of title to any Mortgaged Property securing a defaulted Mortgage Loan, the Special Servicer shall review the operation of such Mortgaged Property and determine the nature of the income that would be derived from such property if it were acquired by the Trust. If the Special Servicer determines from such review that:

                  (i) None of the income from Directly Operating such Mortgaged
               Property would be subject to tax as "net income from foreclosure property" within the meaning of the REMIC Provisions or to the tax imposed on "prohibited transactions" under Section 860F of the Code (either such tax referred to herein as an "REO Tax"), such Mortgaged Property may be Directly Operated by the Special Servicer as REO Property;

                  (ii) Directly Operating such Mortgaged Property as an REO
               Property could result in income from such property that would be subject to an REO Tax, but that a lease of such property to another party to operate such property, or the performance of some services by an Independent Contractor with respect to such property, or another method of operating such property would not result in income subject to an REO Tax, then the Special Servicer may (provided that in the judgment of the Special Servicer, exercised in accordance with the Servicing Standard, it is commercially reasonable) so lease or otherwise operate such REO Property; or

                  (iii) It is reasonable to believe that Directly Operating such property as REO Property could result in income subject to an REO Tax and that no commercially reasonable means exists to operate such property as REO Property without the Trust incurring or possibly incurring an REO Tax on income from such property, the Special Servicer shall deliver to the REMIC Administrator, in writing, a proposed plan (the "Proposed Plan") to manage such property as REO Property. Such plan shall include potential sources of income and good faith estimates of the amount of income from each such source. Within a reasonable period of time after receipt of such plan, the REMIC Administrator shall consult with the Special Servicer and shall advise the Special Servicer of the Trust's federal income tax reporting position with respect to the various sources of income that the Trust would derive under the Proposed Plan. In addition, the REMIC Administrator shall (to the maximum extent reasonably possible) advise the Special Servicer of the estimated amount of taxes that the Trust would be required to pay with respect to each such source of income. After receiving the information described in the two preceding sentences from the REMIC Administrator, the Special Servicer shall either (A) implement the Proposed Plan (after acquiring the respective Mortgaged Property as REO Property) or (B) manage and operate such property in a manner that would not result in the imposition of an REO Tax on the income derived from such property.

               The Special Servicer's decision as to how each REO Property shall be managed and operated shall be in accordance with the Servicing Standard. Neither the Special Servicer nor the REMIC Administrator shall be liable to the Certificateholders, the Trust, the other parties hereto or each other for errors in judgment made in good faith in the exercise of their discretion while performing their respective responsibilities under this Section 3.17(a). Nothing in this Section 3.17(a) is intended to prevent the sale of a Defaulted Mortgage Loan or REO Property pursuant to the terms and subject to the conditions of
Section 3.18.

               (b) If title to any REO Property is acquired, the Special Servicer shall manage, conserve, protect and operate such REO Property for the benefit of the Certificateholders solely for the purpose of its disposition and sale in a manner that does not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code or, except as contemplated by Section 3.17(a), result in the receipt by any REMIC Pool of any "income from non-permitted assets" within the meaning of Section 860F(a)(2)(B) of the Code or in an Adverse REMIC Event with respect to any REMIC Pool. Except as contemplated by Section 3.17(a), the Special Servicer shall not enter into any lease, contract or other agreement that causes the Trust to receive, and (unless required to do so under any lease, contract or agreement to which the Special Servicer or the Trust may become a party or successor to a party due to a foreclosure, deed-in-lieu of foreclosure or other similar exercise of a creditor's rights or remedies with respect to a Mortgage Loan) shall not cause or allow the Trust to receive, any "net income from foreclosure property" that is subject to taxation under the REMIC Provisions. Subject to the foregoing, however, the Special Servicer shall have full power and authority to do any and all things in connection therewith as are consistent with the Servicing Standard and, consistent therewith, shall withdraw from the REO Account, to the extent of amounts on deposit therein with respect to any REO Property, funds necessary for the proper operation, management, maintenance and disposition of such REO Property, including:

                  (i) all insurance premiums due and payable in respect of such
               REO Property;

                  (ii) all real estate taxes and assessments in respect of such
               REO Property that may result in the imposition of a lien thereon;

                  (iii) any ground rents in respect of such REO Property; and

                  (iv) all other costs and expenses necessary to maintain,
               lease, sell, protect, manage, operate and restore such REO Property.

To the extent that amounts on deposit in the REO Account in respect of any REO Property are insufficient for the purposes contemplated by the preceding sentence with respect to such REO Property, the Special Servicer shall pay, as Servicing Advances, such amounts as are necessary for such purposes unless the Special Servicer determines, in its reasonable, good faith judgment, that such advances would, if made, be Nonrecoverable Servicing Advances; provided, however, that the Special Servicer may make any such Servicing Advance without regard to recoverability if it is a necessary fee or expense incurred in connection with the defense or prosecution of legal proceedings.

               (c) The Special Servicer may contract with any Independent Contractor for the operation and management of any REO Property, provided that:

                  (i) the terms and conditions of any such contract may not be inconsistent herewith and shall reflect an agreement reached at arm's length;

                  (ii) the fees of such Independent Contractor (which shall be expenses of the Trust) shall be reasonable and customary in consideration of the nature and locality of the REO Property;

                  (iii) any such contract shall require, or shall be
               administered to require, that the Independent Contractor, in a timely manner, (A) pay all costs and expenses incurred in connection with the operation and management of such REO Property, including those listed in Section 3.17(b) above, and
               (B) remit all related revenues collected (net of its fees and such costs and expenses) to the Special Servicer upon receipt;

                  (iv) none of the provisions of this Section 3.17(c) relating to any such contract or to actions taken through any such Independent Contractor shall be deemed to relieve the Special Servicer of any of its duties and obligations hereunder with respect to the operation and management of any such REO Property; and

                  (v) the Special Servicer shall be obligated with respect
               thereto to the same extent as if it alone were performing all duties and obligations in connection with the operation and management of such REO Property.

The Special Servicer shall be entitled to enter into any agreement with any Independent Contractor performing services for it related to its duties and obligations hereunder for indemnification of the Special Servicer by such Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification. To the extent the costs of any contract with any Independent Contractor for the operation and management of any REO Property are greater that the revenues available from such property, such excess costs shall be covered by, and be reimbursable as, a Servicing Advance.

               SECTION 3.18. Sale of Mortgage Loans and REO Properties.

               (a) The parties hereto may sell or purchase, or permit the sale or purchase of, a Mortgage Loan or REO Property only on the terms and subject to the conditions set forth in this Section 3.18 or as otherwise expressly provided in or contemplated by Sections 2.02, 2.03 and 9.01.

               (b) If the Special Servicer has determined, in its reasonable good faith judgment, that any Defaulted Mortgage Loan will become subject to foreclosure proceedings and that the sale of such Mortgage Loan under the circumstances described in this Section 3.18 is in accordance with the Servicing Standard, the Special Servicer shall promptly so notify in writing the Trustee and the Servicer, and the Trustee shall, within 5 days after receipt of such notice, notify the Majority Controlling Class Certificateholder. The Majority Controlling Class Certificateholder may, at its option, within 30 days after receipt of such notice, purchase (or designate an Affiliate thereof to purchase) any such Defaulted Mortgage Loan out of the Trust Fund at a cash price equal to the applicable Purchase Price. The Purchase Price for any Defaulted Mortgage Loan purchased under this Section 3.18(b) shall be deposited into the Collection Account, and the Trustee, upon receipt of an Officer's Certificate from the Servicer to the effect that such deposit has been made, shall release or cause to be released to the Certificateholder effecting such purchase or its designee the related Mortgage File, and shall execute and deliver such instruments of transfer or assignment, in each case without recourse, as shall be provided to it and are reasonably necessary to vest in such Certificateholder or its designee ownership of such Mortgage Loan. In connection with any such purchase, the Special Servicer shall deliver the related Servicing File to the Certificateholder effecting such purchase or its designee.

               (c) If the Majority Controlling Class Certificateholder has not purchased (or caused the purchase of) any Defaulted Mortgage Loan described in the first sentence of Section 3.18(b) within 30 days of its having received notice in respect thereof pursuant to Section 3.18(b) above or has specifically waived in writing its right to purchase such Defaulted Mortgage Loan, then the Trustee shall within 5 days of the end of such 30-day period or within 5 days following its receipt of such waiver send notice to the Servicer and the Special Servicer that such Majority Certificateholder has not purchased such Mortgage Loan, and either the Special Servicer or the Servicer (in that order of preference) may, at its option, within 30 days after receipt of such notice, purchase (or designate an Affiliate thereof to purchase) such Mortgage Loan out of the Trust Fund at a cash price equal to the Purchase Price. The Purchase Price for any such Mortgage Loan purchased under this Section 3.18(c) shall be deposited into the Collection Account, and the Trustee, upon receipt of an Officer's Certificate from the Servicer to the effect that such deposit has been made, shall release or cause to be released to the Servicer or the Special Servicer (or the designated Affiliate thereof), as applicable, the related Mortgage File, and shall execute and deliver such instruments of transfer or assignment, in each case without recourse, as shall be provided to it and are reasonably necessary to vest in the Servicer or the Special Servicer (or the designated Affiliate thereof), as applicable, the ownership of such Mortgage Loan. In connection with any such purchase by the Servicer (or any Affiliate thereof), the Special Servicer shall deliver the related Servicing File to the Servicer (or such Affiliate thereof).

               (d) The Special Servicer may offer to sell any Defaulted Mortgage Loan not otherwise purchased pursuant to Section 3.18(b) or Section 3.18(c) above, if and when the Special Servicer determines, consistent with the Servicing Standard, that such a sale would be in the best economic interests of the Certificateholders (as a collective whole). Such offer shall be made in a commercially reasonable manner (which, for purposes hereof, includes an offer to sell without representation or warranty other than customary warranties of title and condition, if liability for breach thereof is limited to recourse against the Trust) for a period of not less than 10 days. Subject to Section 3.18(h), the Special Servicer shall accept the highest cash bid received from any Person that constitutes a fair price for such Mortgage Loan. In the absence of any bid determined as provided below to be fair, the Special Servicer shall proceed with respect to such Defaulted Mortgage Loan in accordance with Section 3.09.

               The Special Servicer shall use its best efforts to solicit bids for each REO Property in such manner as will be reasonably likely to realize a fair price within the time period provided for by

Section 3.16(a). Subject to Section 3.18(h), the Special Servicer shall accept the first (and, if multiple bids are received by a specified bid date, the highest) cash bid received from any Person that constitutes a fair price (determined pursuant to Section 3.18(e) below) for such REO Property. If the Special Servicer reasonably believes that it will be unable to realize a fair price (determined pursuant to Section 3.18(e) below) for any REO Property within the time constraints imposed by Section 3.16(a), the Special Servicer shall dispose of such REO Property upon such terms and conditions as the Special Servicer shall deem necessary and desirable to maximize the recovery thereon under the circumstances.

               The Special Servicer shall give the Trustee and the Servicer not less than five Business Days' prior written notice of its intention to sell any Defaulted Mortgage Loan or REO Property pursuant to this Section 3.18(d). No Interested Person shall be obligated to submit a bid to purchase any such Mortgage Loan or REO Property, and notwithstanding anything to the contrary herein, neither the Trustee, in its individual capacity, nor any of its Affiliates may bid for or purchase any Defaulted Mortgage Loan or REO Property pursuant hereto.

               (e) Whether any cash bid constitutes a fair price for any Defaulted Mortgage Loan or REO Property, as the case may be, for purposes of
Section 3.18(d), shall be determined by the Special Servicer or, if such cash bid is from an Interested Person, by the Trustee. In determining whether any bid received from an Interested Person represents a fair price for any such Mortgage Loan or REO Property, the Trustee shall be supplied with and shall be entitled to rely on the most recent Appraisal in the related Servicing File conducted in accordance with this Agreement within the preceding 12-month period (or, in the absence of any such Appraisal or if there has been a material change at the subject property since any such Appraisal, on a new Appraisal to be obtained by the Special Servicer (the cost of which shall be covered by, and be reimbursable as, a Servicing Advance)). The appraiser conducting any such new Appraisal shall be a Qualified Appraiser that is (i) selected by the Special Servicer if neither the Special Servicer nor any Affiliate thereof is bidding with respect to a Defaulted Mortgage Loan or REO Property and (ii) selected by the Trustee if either the Special Servicer or any Affiliate thereof is so bidding. Where any Interested Person is among those bidding with respect to a Defaulted Mortgage Loan or REO Property, the Special Servicer shall require that all bids be submitted to it (and, if the Special Servicer is bidding, shall be submitted by it to the Trustee) in writing and be accompanied by a refundable deposit of cash in an amount equal to 5% of the bid amount. In determining whether any bid from a Person other than an Interested Person constitutes a fair price for any such Mortgage Loan or REO Property, the Special Servicer shall take into account the results of any Appraisal or updated Appraisal that it or the Servicer may have obtained in accordance with this Agreement within the prior twelve months, and any Qualified Appraiser shall be instructed to take into account, as applicable, among other factors, the period and amount of any delinquency on the affected Mortgage Loan, the occupancy level and physical condition of the Mortgaged Property or REO Property, the state of the local economy and the obligation to dispose of any REO Property within the time period specified in Section 3.16(a). The Purchase Price for any such Mortgage Loan or REO Property shall in all cases be deemed a fair price. Notwithstanding the other provisions of this Section 3.18, no cash bid from the Special Servicer or any Affiliate thereof shall constitute a fair price for any Defaulted Mortgage Loan or REO Property unless such bid is the highest cash bid received and at least two independent bids (not including the bid of the Special Servicer or any Affiliate) have been received. In the event the bid of the Special Servicer or any Affiliate thereof is the only bid received or is the higher of only two bids received, then additional bids shall be solicited. If an additional bid or bids, as the case may be, are received and the original bid of the Special Servicer or any Affiliate thereof is the highest of all cash bids received, then the bid of the Special Servicer or such Affiliate shall be accepted, provided that the Trustee has otherwise determined, as provided above in this Section 3.18(e), that such bid constitutes a fair price for any Defaulted

Mortgage Loan or REO Property. Any bid by the Special Servicer shall be unconditional; and, if accepted, the Defaulted Mortgage Loan or REO Property shall be transferred to the Special Servicer without recourse, representation or warranty other than customary representations as to title given in connection with the sale of a mortgage loan or real property.

               (f) Subject to Sections 3.18(a) through 3.18(e) above, the Special Servicer shall act on behalf of the Trustee in negotiating with independent third parties and taking any other action necessary or appropriate in connection with the sale of any Defaulted Mortgage Loan or REO Property, and the collection of all amounts payable in connection therewith. In connection therewith, the Special Servicer may charge prospective bidders, and may retain, fees that approximate the Special Servicer's actual costs in the preparation and delivery of information pertaining to such sales or evaluating bids without obligation to deposit such amounts into the Collection Account. Any sale of a Defaulted Mortgage Loan or any REO Property shall be final and without recourse (except for warranties of title and condition contemplated by Section 3.18(d)) to the Trustee or the Trust, and if such sale is consummated in accordance with the terms of this Agreement, neither the Special Servicer nor the Trustee shall have any liability to any Certificateholder with respect to the purchase price therefor accepted by the Special Servicer or the Trustee.

               (g) Any sale of a Defaulted Mortgage Loan or any REO Property shall be for cash only.

               (h) Notwithstanding any of the foregoing paragraphs of this
Section 3.18, the Special Servicer shall not be obligated to accept the highest cash bid if the Special Servicer determines, in accordance with the Servicing Standard, that rejection of such bid would be in the best interests of the Certificateholders (as a collective whole), and the Special Servicer may accept a lower cash bid (from any Person other than itself or an Affiliate) if it determines, in accordance with the Servicing Standard, that acceptance of such bid would be in the best interests of the Certificateholders (as a collective whole) (for example, if the prospective buyer making the lower bid is more likely to perform its obligations or the terms (other than price) offered by the prospective buyer making the lower bid are more favorable).

               SECTION 3.19. Additional Obligations of Servicer.

               (a) The Servicer shall deliver to the Trustee for deposit in the Distribution Account on each Servicer Remittance Date, without any right of reimbursement therefor, an amount equal to the lesser of (i) the aggregate amount of Prepayment Interest Shortfalls incurred in connection with Principal Prepayments received in respect of the Mortgage Pool during the most recently ended Collection Period, and (ii) the total amount of Servicing Fees and Prepayment Interest Excesses received by the Servicer during such Collection Period.

               (b) No more frequently than once per calendar month, the Special Servicer may require the Servicer, and the Servicer shall be obligated, out of the Servicer's own funds, to reimburse the Special Servicer for any Servicing Advances made by but not previously reimbursed to the Special Servicer, together with interest thereon at the Reimbursement Rate from the date made to, but not including, the date of reimbursement. Such reimbursement and any accompanying payment of interest shall be made within ten (10) days of the request therefor by wire transfer of immediately available funds to an account designated by the Special Servicer. Upon the Servicer's reimbursement to the Special Servicer of any Servicing Advance and payment to the Special Servicer of interest thereon, all in accordance with this Section 3.19(b), the Servicer shall for all purposes of this Agreement be deemed to have made such Servicing Advance at the same time as the Special Servicer actually made such Servicing Advance, and accordingly, the Servicer shall be entitled to reimbursement for such Servicing Advance, together with interest thereon in accordance with Sections 3.05(a) and 3.11(g), at the same time, in the same manner and to the same extent as the Servicer would otherwise have been entitled if it had actually made such Servicing Advance at the time the Special Servicer did.

               Notwithstanding anything to the contrary contained in any other Section of this Agreement (but subject to the following paragraph), if the Special Servicer is required under this Agreement to make any Servicing Advance but does not desire to do so, the Special Servicer may, in its sole discretion, request that the Servicer make such Servicing Advance, such request to be made, in writing, in a timely manner that does not adversely affect the interests of any Certificateholder and to be accompanied by such information and documentation regarding the subject Servicing Advance as the Servicer may reasonably request; provided, however, that the Special Servicer shall not be entitled to make such a request (other than for emergency advances) more frequently than once per calendar month (although such request may relate to more than one Servicing Advance). The Servicer shall have the obligation to make any such Servicing Advance that it is so requested by the Special Servicer to make, within ten (10) days following the Servicer's receipt of such request. The Special Servicer shall be relieved of any obligations with respect to a Servicing Advance that it so requests the Servicer to make (regardless of whether or not the Servicer shall make such Servicing Advance). The Servicer shall be entitled to reimbursement for any Servicing Advance made by it at the direction of the Special Servicer, together with interest thereon in accordance with Sections 3.05(a) and 3.11(g), at the same time, in the same manner and to the same extent as the Servicer is entitled with respect to any other Servicing Advances made thereby.

               Notwithstanding the foregoing provisions of this Section 3.19(b) , the Servicer shall not be required to reimburse the Special Servicer for, or to make at the direction of the Special Servicer, any Servicing Advance if the Servicer determines in its reasonable, good faith judgment that such Servicing Advance, although not characterized by the Special Servicer as a Nonrecoverable Servicing Advance, is in fact a Nonrecoverable Servicing Advance. The Servicer shall notify the Special Servicer in writing of such determination and, as applicable, the Special Servicer shall remain obligated to make such Servicing Advance and/or such Nonrecoverable Servicing Advance shall be reimbursed to the Special Servicer pursuant to Section 3.05(a).

               (c) Promptly following the earliest of (i) the date on which any Mortgage Loan becomes a Modified Mortgage Loan, (ii) either (A) the 60th day after the occurrence of any uncured delinquency in Monthly Payments with respect to any Mortgage Loan (other than a Mortgage Loan described in the immediately following clause (B)) or (B) the 30th day following the occurrence of any uncured delinquency in Monthly Payments with respect to any Modified Mortgage Loan or any Mortgage Loan as to which the related Mortgagor has been the subject of a voluntary or involuntary bankruptcy, insolvency or similar proceeding since the Closing Date, (iii) the date on which a receiver is appointed and continues in such capacity in respect of the Mortgaged Property securing any Mortgage Loan and (iv) the date on which the Mortgaged Property securing any Mortgage Loan becomes an REO Property (each such Mortgage Loan, until it ceases to be such in accordance with the following paragraph, a "Required Appraisal Loan"), the Special Servicer shall obtain an Appraisal of the related Mortgaged Property, unless an Appraisal thereof had previously been obtained within the prior twelve months, and shall provide a copy thereof to the Servicer, the Trustee and the Controlling Class Representative. The cost of such Appraisal shall be covered by, and be reimbursable as, a Servicing Advance. Based on such Appraisal, the Special Servicer shall determine and report to the Trustee the then applicable Appraisal Reduction Amount, if any, with respect to the subject Required Appraisal Loan.

               With respect to each Required Appraisal Loan (unless such Mortgage Loan has become a Corrected Mortgage Loan and has remained current for twelve consecutive Monthly Payments, and no other Servicing Transfer Event has occurred with respect thereto during such twelve-month period, in which case it will cease to be a Required Appraisal Loan), the Special Servicer shall, within 30 days of each anniversary of such loan's having become a Required Appraisal Loan, order an update of the prior Appraisal (the cost of which will be covered by, and be reimbursable as, a Servicing Advance). Based upon such Appraisal, the Special Servicer shall redetermine and report to the Trustee the then applicable Appraisal Reduction Amount, if any, with respect to the subject Required Appraisal Loan.

               At any time that any Appraisal Reduction Amount exists with respect to any Required Appraisal Loan, the Controlling Class Representative may, at its own expense, obtain and deliver to the Servicer, the Special Servicer and the Trustee an Appraisal of the related Mortgaged Property or REO Property, as the case may be, and upon the written request of the Controlling Class Representative, the Special Servicer shall recalculate the Appraisal Reduction Amount in respect of such Required Appraisal Loan based on such Appraisal and notify the Trustee, the Servicer and the Controlling Class Representative of such recalculated Appraisal Reduction Amount.

               (d) The Servicer shall pay, without any right of reimbursement therefor, the post-Closing Date fees of the Rating Agencies for ongoing surveillance of the Rated Certificates, but shall not be required to pay without reimbursement the fees charged by any Rating Agency for a (i) confirmation as to the lack of an Adverse Rating Event with respect to any Class of Rated Certificates or (ii) in connection with any other particular matter.

               (e) In connection with each prepayment of principal received hereunder, the Servicer shall calculate any applicable Prepayment Premium or Yield Maintenance Premium, as the case may be, payable under the terms of the related Mortgage Note. Upon written request of any Certificateholder, the Servicer shall disclose to such Certificateholder its calculation of any such Prepayment Premium or Yield Maintenance Premium.

               (f) The Servicer shall not permit defeasance of any Mortgage Loan
(x) on or before the earliest date on which defeasance is permitted under the terms of such Mortgage Loan or (y) to the extent consistent with the terms of such Mortgage Loan, unless (i) the defeasance collateral consists of U.S. Treasury obligations, (ii) the Servicer has determined that the defeasance will not result in an Adverse REMIC Event in respect of any REMIC Pool, (iii) the Servicer has notified the Rating Agencies, (iv) the Servicer has confirmed that such defeasance will not result in an Adverse Rating Event in respect of any Class of Rated Certificates (provided that the requirement to obtain such confirmation will be a pre-condition to the defeasance only if the Servicer is able under the related Mortgage Loan documents and applicable law to prevent the defeasance if such confirmation is not obtained), and (v) the Servicer has requested and received from the related Mortgagor (A) an Opinion of Counsel generally to the effect that the Trustee will have a perfected, first priority security interest in such defeasance collateral and (B) written confirmation from a firm of Independent accountants stating that payments made on such defeasance collateral in accordance with the terms thereof will be sufficient to pay the subject Mortgage Loan in full on or before its Stated Maturity Date (or, in the case of an ARD Loan, on or before its Anticipated Repayment Date) and to timely pay each Monthly Payment scheduled to be due prior thereto but after the defeasance. Any customary and reasonable out-of-pocket expense incurred by the Servicer pursuant to this Section 3.19(f) shall be paid by the Mortgagor of the defeased Mortgage Loan pursuant to the related Mortgage, Mortgage Note or other pertinent document, if so allowed by the terms of such documents.

               (g) The Servicer shall, as to each Mortgage Loan which is secured by the interest of the related Mortgagor under a Ground Lease, promptly (and in any event within 45 days of the Closing Date) notify the related ground lessor under such Ground Lease of the transfer of such Mortgage Loan to the Trust pursuant to this Agreement and inform such ground lessor that any notices of default under the related ground lease should thereafter be forwarded to the Servicer. The Servicer shall, as to the Mortgage Loan secured by the Mortgaged Property identified on the Mortgage Loan Schedule as Courtyard by Marriott-Tuscaloosa and the Mortgage Loan secured by the Mortgaged Property identified on the Mortgage Loan Schedule as Fairfield Inn-Tuscaloosa, promptly (and in any event within 45 days of the Closing Date) notify the ground sub-lessor under the related Ground Sub-Lease, and the fee owner under the related ground lease to which such sub-lessor is a party, of the transfer of such Mortgage Loan to the Trust pursuant to this Agreement, inform such ground sub-lessor that any notices of default under such Ground Sub-Lease should thereafter be forwarded to the Servicer and inform such fee owner that any notices of default under such ground lease should thereafter be forwarded to the Servicer. The Servicer shall not have any liability for any loss resulting from the failure of a ground lessor to notify the Servicer of a default under any such ground lease.

                           (h) (i) As to each GECA Mortgage Loan that is an ARD
               Loan that provides for the calculation of any Yield Maintenance Premium to be based upon the Monthly Payments scheduled to be due during the term of such ARD Loan to its Maturity Date (without regard to its Anticipated Repayment Date), the Servicer shall prepare and forward to the related Mortgagor a letter of modification of the related Mortgage Note, which letter shall (A) be in a form reasonably acceptable to GECA, the Servicer and the Depositor, (B) provide that Yield Maintenance Premiums required to be paid under such Mortgage Loan shall be calculated on the basis of the assumption that the related Anticipated Repayment Date constitutes the Maturity Date and otherwise in accordance with the terms of such Mortgage Loan as in effect prior to the execution of such letter and (C) be conditioned upon the related Mortgagor's execution and return thereof to the Servicer not later than the 90th day following the Closing Date. In the event the Mortgagor does not execute and return such letter by the 90th day following the Closing Date, the Servicer shall service and administer the Mortgage Loan without regard to the terms of such letter of modification unless the Servicer has received (after the 90th day following, but on or before the first anniversary of, the Closing Date) such letter of modification and an Opinion of Counsel (which shall not be an expense of the Trust) to the effect that permitting the subject modification would not result in an Adverse REMIC Event with respect to any REMIC Pool.

                  (ii) As to each GECA Mortgage Loan that is an ARD Loan, that provides for defeasance and further provides for the calculation of the cash flow to be provided for by the pledge of United States Treasury pursuant to such defeasance provision to be based upon the Monthly Payments scheduled to be due during the term of such ARD Loan to its Maturity Date (without regard to its Anticipated Repayment Date), and as to each Column Mortgage Loan secured by any of the Mortgage Properties identified on the Mortgage Loan Schedule as Comfort Inn-Hollywood, Hampton Inn & Suites, Holiday Inn-Lake Havasu, Holiday Inn Express, Howard Johnson Hotel and Ramada Limited, the Servicer shall prepare and forward to the related Mortgagor a letter of modification of the related Mortgage Note, which letter shall (A) be in a form reasonably acceptable to GECA, the Servicer and the Depositor,
               (B) provide that such calculation of the cash flow to be provided for by the pledge of United States Treasury obligations under such defeasance provision shall be calculated on the basis of the assumption that the related

               Anticipated Repayment Date constitutes the Maturity Date (notwithstanding any contrary provision of such Mortgage Loan) and otherwise in accordance with the terms of such Mortgage Loan as in effect prior to the execution of such letter, (C) provide that the related Mortgagor shall not be required or permitted to defease such Mortgage Loan at any time after the related Anticipated Repayment Date (notwithstanding any contrary provision of such Mortgage Loan), and (D) be conditioned upon the related Mortgagor's execution and return thereof to the Servicer not later than the 80th day following the Closing Date. If, as to any Mortgage Loan referred to in the prior sentence, the Servicer does not receive on or before the 80th day following the Closing Date an executed copy of the letter of modification contemplated by the preceding sentence, the Servicer shall, prior to the 90th day following the Closing Date, prepare and forward to the related Mortgagor a unilateral letter of modification, which unilateral letter of modification shall (X) be in a form reasonably acceptable to GECA, the Servicer and the Depositor and
               (Y) grant to such Mortgagor the option to have any and all calculations of the cash flow to be provided for by the pledge of United States Treasury obligations pursuant to the related defeasance provision to be calculated as described in clause (B) above. The Servicer shall not have any liability to the Trust or the Certificateholders solely by reason of its servicing any such Mortgage Loan according to the terms thereof as modified by such unilateral letter of modification.

         (i) With respect to each Designated ARD Loan, to the extent that the related Seller has not on or before the Closing Date delivered to the related Mortgagor a waiver of the accrual of Additional Interest to the extent the related Additional Interest Rate exceeds 2.0% per annum, the Servicer shall deliver, on or before the 90th day following the Closing Date, such a waiver on behalf of the Trust Fund as the holder of such Designated ARD Loan.

               SECTION 3.20. Modifications, Waivers, Amendments and Consents.

               (a) The Special Servicer and, to the limited extent permitted below, the Servicer each may (consistent with the Servicing Standard) agree to any modification, waiver or amendment of any term of, extend the maturity of, forgive interest (including Default Interest and Additional Interest) on and principal of, forgive late payment charges, Prepayment Premiums and Yield Maintenance Premiums on, defer the payment of interest on, permit the release, addition or substitution of collateral securing, and/or permit the release, addition or substitution of the Mortgagor on or any guarantor of, any Mortgage Loan it is required to service and administer hereunder, subject, however, to each of the following limitations, conditions and restrictions:

                  (i) other than as provided in Sections 2.03(a), 3.02, 3.08,
               3.19(h), 3.19(i) and 3.20(f), the Servicer shall not agree to any modification, waiver or amendment of any term of, or take any of the other acts referenced in this Section 3.20(a) with respect to, any Mortgage Loan without the consent of the Special Servicer (it being understood and agreed that (A) the Servicer shall promptly provide the Special Servicer with all information that the Special Servicer may reasonably request in order to withhold or grant any such consent, (B) the Special Servicer shall not unreasonably withhold any such consent, (C) the Special Servicer shall decide whether to withhold or grant such consent in accordance with the Servicing Standard and (D) if any such consent has not been expressly denied within 10 Business Days of the Special Servicer's receipt from the Servicer of all information reasonably requested thereby in order to make an informed decision, such consent shall be deemed to have been granted);

                  (ii) other than as provided in Sections 3.02 and 3.08, the
               Special Servicer shall not agree to (or consent to the Servicer's agreeing to) any modification, waiver or amendment of any term of, or take (or consent to the Servicer's taking) any of the other acts referenced in this Section 3.20(a) with respect to, any Mortgage Loan that would affect the amount or timing of any related payment of principal, interest or other amount payable thereunder or, in the Special Servicer's reasonable, good faith judgment, would materially impair the security for such Mortgage Loan or reduce the likelihood of timely payment of amounts due thereon, unless a material default on such Mortgage Loan has occurred or, in the Special Servicer's reasonable, good faith judgment, a default in respect of payment on such Mortgage Loan is reasonably foreseeable, and such modification, waiver, amendment or other action is reasonably likely to produce a greater recovery to Certificateholders on a present value basis (the relevant discounting of anticipated collections that will be distributable to Certificateholders to be done at the related Net Mortgage Rate), than would liquidation;

                  (iii) the Special Servicer shall not extend (or consent to the
               Servicer's extending) the date on which any Balloon Payment is scheduled to be due on any Specially Serviced Mortgage Loan to a date beyond the earliest of (A) the third anniversary of such Mortgage Loan's Stated Maturity Date, (B) two years prior to the Rated Final Distribution Date, (C) if such Mortgage Loan is secured by a Mortgage solely or primarily on the related Mortgagor's leasehold interest (and not a sub-leasehold interest) in the related Mortgaged Property, ten years prior to the end of the then current term of the related Ground Lease and (D) if such Mortgage Loan is secured by a Mortgage solely or primarily on the related Mortgagor's sub-leasehold interest in the related Mortgaged Property ten years prior to the then current term of the related Ground Sub-Lease; and, furthermore, the Special Servicer shall not grant (or consent to the Servicer's granting) any such extension unless (A) the Special Servicer's recovery determination contemplated by clause (ii) above is supported by an Appraisal performed within the preceding 12-month period and
               (B) the Mortgagor agrees to deliver to the Special Servicer, the Trustee, the Controlling Class Representative and, if not already included among the foregoing, any Majority Controlling Class Certificateholder, quarterly operating statements with respect to the related Mortgaged Property (the Special Servicer (or, if applicable, the Servicer at the direction of the Special Servicer) to request that such statements be audited, provided that the Special Servicer may waive such condition relating to such statements being audited, in its sole discretion);

                  (iv) neither the Servicer nor the Special Servicer shall make or permit any modification, waiver or amendment of any term of, or take any of the other acts referenced in this Section 3.20(a) with respect to, any Mortgage Loan that would result in an Adverse REMIC Event with respect to any REMIC Pool;

                  (v) the Special Servicer shall not permit (or consent to the
               Servicer's permitting) any Mortgagor to add or substitute any collateral for its Mortgage Loan unless the Special Servicer shall have first (A) determined in its reasonable, good faith judgment, based upon a Phase I Environmental Assessment (and any additional environmental testing that the Special Servicer deems necessary and prudent) conducted by an Independent Person who regularly conducts Phase I Environmental Assessments, at the expense of the Mortgagor, that such additional or substitute collateral is in compliance with applicable environmental laws and regulations and that there are no circumstances or conditions present with respect to such new collateral relating to the use, management or disposal of any Hazardous Materials for which investigation, testing, monitoring, containment, clean-up or remediation would be required under any then applicable environmental laws and/or regulations and (B) received confirmation from each Rating Agency that such addition or substitution of collateral will not result in an Adverse Rating Event with respect to any Class of Rated Certificates; and

                  (vi) the Special Servicer shall not release (or not consent to the Servicer's releasing), including in connection with a substitution contemplated by clause (v) above, any collateral securing an outstanding Mortgage Loan except as provided in
               Section 3.09(d), except where a Mortgage Loan (or, in the case of a Cross-Collateralized Group, where such entire Cross-Collateralized Group) is satisfied and except in the case of a release where (A) either (1) the use of the collateral to be released will not, in the Special Servicer's good faith and reasonable judgment, materially and adversely affect the Net Operating Income being generated by or the use of the related Mortgaged Property, or (2) there is a corresponding principal paydown of such Mortgage Loan in an amount at least equal to the appraised value of the collateral to be released (or substitute collateral with an appraised value at least equal to that of the collateral to be released, is delivered), (B) the remaining Mortgaged Property (together with any substitute collateral) is, in the Special Servicer's good faith and reasonable judgment, adequate security for the remaining Mortgage Loan and (C) such release would not, in and of itself, result in an Adverse Rating Event with respect to any Class of Rated Certificates (as confirmed in writing to the Trustee by each Rating Agency);

provided that (x) the limitations, conditions and restrictions set forth in clauses (i) through (vi) above shall not apply to any of the acts referenced in this Section 3.20(a) with respect to any Mortgage Loan that is required under the terms of such Mortgage Loan in effect on the Closing Date (or, in the case of a Replacement Mortgage Loan, on the related date of substitution) or that is solely within the control of the related Mortgagor, and (y) notwithstanding clauses (i) through (vi) above, neither the Servicer nor the Special Servicer shall be required to oppose the confirmation of a plan in any bankruptcy or similar proceeding involving a Mortgagor if in its reasonable, good faith judgment such opposition would not ultimately prevent the confirmation of such plan or one substantially similar.

               (b) The Special Servicer shall have no liability to the Trust, the Certificateholders or any other Person if the Special Servicer's analysis and determination that the modification, waiver, amendment or other action contemplated by Section 3.20(a) is reasonably likely to produce a greater recovery to Certificateholders on a present value basis than would liquidation, should prove to be wrong or incorrect, so long as the analysis and determination were made on a reasonable basis in good faith by the Special Servicer and in accordance with the Servicing Standard.

               (c) Any payment of interest, which is deferred pursuant to
Section 3.20(a), shall not, for purposes of calculating monthly distributions to Certificateholders and reporting of information, be added to the unpaid principal balance or Stated Principal Balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit or that such interest may actually be capitalized; provided, however, that this sentence shall not limit the rights of the Servicer or the Special Servicer on behalf of the Trust to enforce any obligations of the related Mortgagor under such Mortgage Loan.

               (d) Each of the Servicer and the Special Servicer may, as a condition to its granting any request by a Mortgagor for consent, modification, waiver or indulgence or any other matter or thing, the granting of which is within the Servicer's or the Special Servicer's, as the case may be, discretion pursuant to the terms of the instruments evidencing or securing the related Mortgage Loan and is permitted by the terms of this Agreement, require that such Mortgagor pay to it a reasonable or customary fee (which shall in no event exceed 1.0% of the unpaid principal balance of the related Mortgage Loan) for the additional services performed in connection with such request, together with any related costs and expenses incurred by it. All such fees collected by the Servicer and/or the Special Servicer shall be allocable between such parties, as Additional Servicing Compensation and Additional Special Servicing Compensation, respectively, as provided in Section 3.11.

               (e) All modifications, waivers, amendments and other actions entered into or taken in respect of the Mortgage Loans pursuant to this Section
3.20 shall be in writing. Each of the Special Servicer and the Servicer shall notify the other such party and the Trustee, in writing, of any modification, waiver, amendment or other action entered into or taken thereby in respect of any Mortgage Loan pursuant to this Section 3.20 and the date thereof, and shall deliver to the Trustee or the related Custodian for deposit in the related Mortgage File (with a copy to the other such party, an original counterpart of the agreement relating to such modification, waiver, amendment or other action, promptly (and in any event within 10 Business Days) following the execution thereof. In addition, following the execution of any modification, waiver or amendment agreed to by the Special Servicer pursuant to Section 3.20(a) above, the Special Servicer shall deliver to the Servicer, the Trustee and the Rating Agencies an Officer's Certificate certifying that all of the requirements of
Section 3.20(a) have been met and setting forth in reasonable detail the basis of the determination made by it pursuant to Section 3.20(a)(ii); provided that, if such modification, waiver or amendment involves an extension of the maturity of any Mortgage Loan, such Officer's Certificate shall be delivered to the Servicer, the Trustee and the Rating Agencies before the modification, waiver or amendment is agreed to.

               (f) With respect to any Designated ARD Loan after its Anticipated Repayment Date, the Servicer (with respect to Mortgage Loans other than Specially Serviced Mortgage Loans) and the Special Servicer (with respect to Specially Serviced Mortgage Loans) shall be permitted, in its discretion, to waive (such waiver to be in writing addressed to the related Mortgagor, with a copy to the Trustee) all or any portion of accrued Additional Interest if, prior to the related maturity date, the related Mortgagor has requested the right to prepay the Mortgage Loan in full together with all payments required by the Mortgage Loan in connection with such prepayment except for such accrued Additional Interest, provided that the Servicer's or Special Servicer's, as the case may be, determination to waive the right to such accrued Additional Interest is reasonably likely to produce a greater payment to Certificateholders on a present value basis (the relevant discounting of anticipated collections that will be distributable to Certificateholders to be performed at the related Net Mortgage Rate) than a refusal to waive the right to such Additional Interest. Neither the Servicer nor the Special Servicer will have any liability to the Trust, the Certificateholders or any other person for any such determination made in accordance with the Servicing Standard. This subsection shall not be construed to limit the authority of the Special Servicer to waive the payment of Additional Interest pursuant to Section 3.20(a).

               SECTION 3.21. Transfer of Servicing Between Servicer and Special
                             Servicer; Record Keeping.

               (a) Upon determining that a Servicing Transfer Event has occurred with respect to any Mortgage Loan and if the Servicer is not also the Special Servicer, the Servicer shall immediately give notice thereof, and shall deliver the related Servicing File, to the Special Servicer and shall use its best efforts to provide the Special Servicer with all information, documents (or copies thereof) and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to the Mortgage Loan and reasonably requested by the Special Servicer to enable it to assume its functions hereunder with respect thereto without acting through a Sub-Servicer. To the extent such is in the possession of the Servicer or any Sub-Servicer thereof, the information, documents and records to be delivered by the Servicer to the Special Servicer pursuant to the prior sentence shall include, but not be limited to, financial statements, appraisals, environmental/engineering reports, leases, rent rolls, title insurance policies, UCC's and tenant estoppels. The Servicer shall use its best efforts to comply with the preceding two sentences within five Business Days of the occurrence of each related Servicing Transfer Event. The Special Servicer may, as to any delinquent Mortgage Loan, prior to the occurrence of a Servicing Transfer Event with respect thereto, request and obtain the foregoing documents and information in order to perform its duties described in Section 3.02.

               Upon determining that a Specially Serviced Mortgage Loan has become a Corrected Mortgage Loan and if the Servicer is not also the Special Servicer, the Special Servicer shall immediately give notice thereof, and shall return the related Servicing File within five Business Days, to the Servicer; and, upon giving such notice and returning such Servicing File to the Servicer, the Special Servicer's obligation to service such Mortgage Loan, and the Special Servicer's right to receive the Special Servicing Fee with respect to such Mortgage Loan, shall terminate, and the obligations of the Servicer to service and administer such Mortgage Loan shall resume.

               Notwithstanding anything herein to the contrary, in connection with the transfer to the Special Servicer of the servicing of a Cross-Collateralized Mortgage Loan as a result of a Servicing Transfer Event or the re-assumption of servicing responsibilities by the Servicer with respect to any such Mortgage Loan upon its becoming a Corrected Mortgage Loan, the Servicer and the Special Servicer shall each transfer to the other, as and when applicable, the servicing of all other Cross-Collateralized Mortgage Loans constituting part of the same Cross-Collateralized Group; provided that no Cross-Collateralized Mortgage Loan may become a Corrected Mortgage Loan at anytime that a continuing Servicing Transfer Event exists with respect to another Cross-Collateralized Mortgage Loan in the same Cross-Collateralized Group.

               (b) In servicing any Specially Serviced Mortgage Loans, the Special Servicer shall provide to the Trustee originals of documents contemplated by the definition of "Mortgage File" and generated while such Mortgage Loan is a Specially Serviced Mortgage Loan, for inclusion in the related Mortgage File (with a copy of each such original to the Servicer), and copies of any additional related Mortgage Loan information, including correspondence with the related Mortgagor generated while such Mortgage Loan is a Specially Serviced Mortgage Loan.

               (c) The Servicer and Special Servicer shall each furnish to the other, upon reasonable request, such reports, documents, certifications and information in its possession, and access to such books and records maintained thereby, as may relate to the Mortgage Loans and any REO Properties and as shall be reasonably required by the requesting party in order to perform its duties hereunder.

               (d) In connection with the performance of its obligations hereunder, each of the Servicer and the Special Servicer shall be entitled to rely upon written information provided to it by the other.

               SECTION 3.22. Sub-Servicing Agreements.

               (a) The Servicer and the Special Servicer may enter into Sub-Servicing Agreements to provide for the performance by third parties of any or all of their respective obligations hereunder, provided that, in each case, the Sub-Servicing Agreement: (i) insofar as it affects the Trust, is consistent with this Agreement in all material respects and requires the Sub-Servicer to comply with all of the applicable conditions of this Agreement; (ii) provides that if the Servicer or the Special Servicer, as the case may be, shall for any reason no longer act in such capacity hereunder (including by reason of an Event of Default), the Trustee or its designee or any other successor to the Servicer or the Special Servicer, as the case may be, may thereupon assume all of the rights and, except to the extent they arose prior to the date of assumption, obligations of the Servicer or the Special Servicer, as the case may be, under such agreement or, alternatively, may terminate such Sub-Servicing Agreement without cause and without payment of any penalty or termination fee; (iii) provides that the Trustee, for the benefit of the Certificateholders, shall be a third party beneficiary under such agreement, but that (except to the extent the Trustee or its designee assumes the obligations of the Servicer or the Special Servicer, as the case may be, thereunder as contemplated by the immediately preceding clause (ii)) none of the Trustee, any successor Servicer or Special Servicer, as the case may be, or any Certificateholder shall have any duties under such agreement or any liabilities arising therefrom; (iv) permits any purchaser of a Mortgage Loan pursuant to this Agreement to terminate such agreement with respect to such purchased Mortgage Loan at its option and without penalty; (v) does not permit the Sub-Servicer to enter into or consent to any modification, waiver or amendment or otherwise take any action on behalf of the Servicer or Special Servicer, as the case may be, contemplated by Section 3.20 hereof without the consent of the Servicer or Special Servicer, as the case may be; and (vi) does not permit the Sub-Servicer any rights of indemnification out of the Trust Fund that are greater than those that the Servicer or the Special Servicer, as the case may be, have pursuant to Section 6.03; provided that the appointment by the Servicer or Special Servicer of a third-party contractor for the purpose of performing discrete, ministerial functions shall not be subject to this Section 3.22 (except that the Servicer or the Special Servicer, as the case may be, shall remain responsible for the actions of such third-party contractors and shall pay all fees and expenses of such third-party contractors, unless otherwise expressly provided herein). In addition, each Sub-Servicing Agreement entered into by the Servicer shall provide that such agreement shall, with respect to any Mortgage Loan serviced thereunder, terminate at the time such Mortgage Loan becomes a Specially Serviced Mortgage Loan (or, alternatively, be suspended for so long as such Mortgage Loan continues to be a Specially Serviced Mortgage
Loan), and each Sub-Servicing Agreement entered into by the Special Servicer shall relate only to Specially Serviced Mortgage Loans and REO Property and shall terminate with respect to any such Mortgage Loan which ceases to be a Specially Serviced Mortgage Loan. The Servicer and the Special Servicer shall each notify the other, the Trustee and the Depositor in writing promptly of the appointment by it of any Sub-Servicer. The Servicer and the Special Servicer shall each deliver to the Trustee copies of all Sub-Servicing Agreements, and any amendments thereto and modifications thereof, entered into by it promptly upon its execution and delivery of such documents. References in this Agreement to actions taken or to be taken by the Servicer or the Special Servicer include actions taken or to be taken by a Sub-Servicer on behalf of the Servicer or the Special Servicer, as the case may be; and, in connection therewith, all amounts advanced by any Sub-Servicer to satisfy the obligations of the Servicer or the Special Servicer hereunder to make Advances shall be deemed to have been advanced by the Servicer or the Special Servicer, as the case may be, out of its own funds and, accordingly, such Advances shall be recoverable by such Sub-Servicer in the same manner and out of the same funds as if such Sub-Servicer were the Servicer or the Special Servicer, as the case may be. Such Advances shall accrue interest in accordance with Sections 3.11(g) and/or 4.03(e), such interest to be allocable between the Servicer or the Special Servicer, as the case may be, and such Sub-Servicer as they may agree. For purposes of this Agreement, the Servicer and the Special Servicer shall each be deemed to have received any payment when a Sub-Servicer retained by it receives such payment.

               (b) Each Sub-Servicer shall be authorized to transact business in the state or states in which the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law.

               (c) The Servicer and the Special Servicer, for the benefit of the Trustee and the Certificateholders, shall (at no expense to the other such party or to the Trustee, the Certificateholders or the Trust) monitor the performance and enforce the obligations of their respective Sub-Servicers under the related Sub-Servicing Agreements. Such enforcement, including the legal prosecution of claims, termination of Sub-Servicing Agreements in accordance with their respective terms and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as the Servicer or the Special Servicer, as applicable, in its good faith and reasonable judgment, would require were it the owner of the Mortgage Loans. Subject to the terms of the related Sub-Servicing Agreement, the Servicer and the Special Servicer shall each have the right to remove a Sub-Servicer retained by it at any time it considers such removal to be in the best interests of Certificateholders.

               (d) If the Servicer or the Special Servicer ceases to serve as such under this Agreement for any reason (including by reason of an Event of Default) and no successor Servicer or Special Servicer, as the case may be, has succeeded to its rights and assumed its obligations hereunder or, in the case of the Special Servicer, no replacement Special Servicer has been designated pursuant to Section 6.06, then the Trustee or its designee shall succeed to the rights and assume the obligations of the Servicer or the Special Servicer under any Sub-Servicing Agreement, unless the Trustee elects to terminate any such Sub-Servicing Agreement in accordance with its terms and Section 3.22(a)(ii) hereof. In any event, if a Sub-Servicing Agreement is to be assumed by the Trustee or another successor thereto, then the Servicer or the Special Servicer, as applicable, at its expense shall, upon request of the Trustee, deliver to the assuming party all documents and records relating to such Sub-Servicing Agreement and the Mortgage Loans then being serviced thereunder and an accounting of amounts collected and held on behalf of it thereunder, and otherwise use its best efforts to effect the orderly and efficient transfer of the Sub-Servicing Agreement to the assuming party.

               (e) Notwithstanding any Sub-Servicing Agreement, the Servicer and the Special Servicer shall remain obligated and liable to the Trustee and the Certificateholders for the performance of their respective obligations and duties under this Agreement in accordance with the provisions hereof to the same extent and under the same terms and conditions as if each alone were servicing and administering the Mortgage Loans or REO Properties for which it is responsible. No appointment of a Sub-Servicer shall result in any additional expense to the Trustee, the Certificateholders or the Trust.

                SECTION 3.23. Controlling Class Representative.

                (a) The Holders (or, in the case of Book-Entry Certificates, the Certificate Owners) of Certificates representing more than 50% (by aggregate Certificate Principal Balance) of the Controlling Class shall be entitled in accordance with this Section 3.23 to select a representative (the "Controlling Class Representative") having the rights and powers specified in this Agreement (including Section 3.24) or to replace an existing Controlling Class Representative. Upon (i) the receipt by the Trustee of written requests for the selection of a Controlling Class Representative from the Holders (or, in the case of Book-Entry Certificates, the Certificate Owners) of Certificates representing more than 50% (by aggregate Certificate Principal Balance) of the Controlling Class, (ii) the resignation or removal of the Person acting as Controlling Class Representative or (iii) a determination by the Trustee that the Controlling Class has changed, the

Trustee shall promptly notify the Holders (and, in the case of Book-Entry Certificates, to the extent actually known to a Responsible Officer of the Trustee or identified thereto by the Depository or the Depository Participants, the Certificate Owners) of the Controlling Class that they may select a Controlling Class Representative. Such notice shall set forth the process established by the Trustee in order to select a Controlling Class Representative, which process may include the designation of the Controlling Class Representative by any Majority Controlling Class Certificateholder in a writing delivered to the Trustee. No appointment of any Person as a Controlling Class Representative shall be effective until such Person provides the Trustee with written confirmation of its acceptance of such appointment, an address and telecopy number for the delivery of notices and other correspondence and a list of officers or employees of such Person with whom the parties to this Agreement may deal (including their names, titles, work addresses and telecopy numbers).

               (b) Within 10 Business Days (or as soon thereafter as practicable if the Controlling Class consists of Book-Entry Certificates) of receiving a request therefor from the Servicer or Special Servicer, the Trustee shall deliver to the requesting party the identity of the Controlling Class Representative and a list of each Holder (or, in the case of Book-Entry Certificates, to the extent actually known to a Responsible Officer of the Trustee or identified thereto by the Depository or the Depository Participants, each Certificate Owner) of the Controlling Class, including, in each case, names and addresses. With respect to such information, the Trustee shall be entitled to conclusively rely on information provided to it by the Holders (or, in the case of Book-Entry Certificates, subject to Section 5.06, by the Depository or the Certificate Owners) of such Certificates, and the Servicer and the Special Servicer shall be entitled to rely on such information provided by the Trustee with respect to any obligation or right hereunder that the Servicer and the Special Servicer may have to deliver information or otherwise communicate with the Controlling Class Representative or any of the Holders (or, if applicable, Certificate Owners) of the Controlling Class. In addition to the foregoing, within two Business Days of the selection, resignation or removal of a Controlling Class Representative, the Trustee shall notify the other parties to this Agreement of such event. The expenses incurred by the Trustee in connection with obtaining information from the Depository or Depository Participants with respect to any Book-Entry Certificate shall be expenses of the Trust payable out of the Collection Account pursuant to Section 3.05(a).

               (c) A Controlling Class Representative may at any time resign as such by giving written notice to the Trustee, each Holder (or, in the case of Book-Entry Certificates, Certificate Owner) of the Controlling Class and the Special Servicer. The Holders (or, in the case of Book-Entry Certificates, the Certificate Owners) of Certificates representing more than 50% (by aggregate Certificate Principal Balance) of the Controlling Class shall be entitled to remove any existing Controlling Class Representative by giving written notice to the Trustee and to each other Holder (or, in the case of Book-Entry Certificates, Certificate Owner) of the Controlling Class.

               (d) Once a Controlling Class Representative has been selected pursuant to this Section 3.23, each of the parties to this Agreement and each Certificateholder (or Certificate Owner, if applicable) shall be entitled to rely on such selection unless a majority of the Holders (or, in the case of Book-Entry Certificates, the Certificate Owners) of the Controlling Class, by aggregate Certificate Principal Balance, or such Controlling Class Representative, as applicable, shall have notified the Trustee and each other Holder (or, in the case of Book-Entry Certificates, Certificate Owner) of the Controlling Class, in writing, of the resignation or removal of such Controlling Class Representative.

               (e) Any and all expenses of the Controlling Class Representative shall be borne by the Holders (or, if applicable, Certificate Owners) of Certificates of the Controlling Class, pro rata according to their respective Percentage Interests in such Class, and not by the Trust. Notwithstanding the foregoing, if a claim is made against the Controlling Class Representative by a Mortgagor with respect to this Agreement or any particular Mortgage Loan, the Controlling Class Representative shall immediately notify the Trustee, the Servicer and the Special Servicer, whereupon (if the Special Servicer or the Trust are also named parties to the same action and, in the sole judgment of the Special Servicer, the Controlling Class Representative had with regard to the particular matter acted in good faith, without negligence or willful misfeasance, and there is no potential for the Special Servicer or the Trust to be an adverse party in such action as regards the Controlling Class Representative) the Special Servicer on behalf of the Trust shall, subject to
Section 6.03, assume the defense of any such claim against the Controlling Class Representative. This provision shall survive the termination of this Agreement and the termination or resignation of the Controlling Class Representative.

               SECTION 3.24. Certain Rights and Powers of the Controlling Class
                             Representative.

               (a) The Special Servicer shall, prior to taking any of the following actions, (I) notify the Controlling Class Representative of the Special Servicer's intention to take such action, (II) provide the Controlling Class Representative with copies of documentation relating to its proposed action and its reasons for determining to take such proposed action, (III) afford the Controlling Class Representative a period of ten Business Days following such notice within which to discuss such action with the Special Servicer and (IV) promptly provide the Controlling Class Representative with all reasonably requested information relating to such action:

                  (i) any foreclosure upon or comparable conversion (which may include acquisitions of an REO Property) of the ownership of properties securing such of the Specially Serviced Mortgage Loans as come into and continue in default;

                  (ii) any modification, amendment or waiver of any Specially
               Serviced Mortgage Loan;

                  (iii) any proposed sale of a defaulted Mortgage Loan or REO
               Property (other than in connection with the termination of the Trust Fund);

                  (iv) any acceptance of a discounted payoff;

                  (v) any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address Hazardous Materials located at an REO Property;

                  (vi) any release of collateral (other than in accordance with the terms of, or upon satisfaction of, a Mortgage Loan);

                  (vii) any acceptance of substitute or additional collateral for a Mortgage Loan;

                  (viii) any determination to seek a deficiency judgment against the Mortgagor under any Specially Serviced Mortgage Loan; and

                  (ix) any appointment of any Sub-Servicer with respect to any
               Specially Serviced Mortgage Loan or REO Property.

               In addition, the Controlling Class Representative may advise the Special Servicer with respect to such matters as the Controlling Class Representative may deem advisable or as to which provision is otherwise made herein. Upon reasonable request, the Special Servicer shall provide the Controlling Class Representative with any information in the Special Servicer's possession with respect to such matters.

               Any information provided by the Special Servicer under this subsection shall also be provided, in a written format, by the Special Servicer to the Servicer and to the Trustee, who shall make it available for review pursuant to Section 8.12(b).

               (b) Notwithstanding anything herein to the contrary, (i) the Special Servicer shall not have any obligation to consult with or notify any Controlling Class Representative prior to acting, and the provisions of this Agreement requiring such shall be of no effect, during the period prior to the initial selection of a Controlling Class Representative and, if any Controlling Class Representative resigns or is removed, during the period following such resignation or removal until a replacement is selected, (ii) the Special Servicer shall not be required to take or follow any advice given by the Controlling Class Representative and (iii) notwithstanding any advice given by the Controlling Class Representative, the Special Servicer will in any event remain obligated to service and administer the Specially Serviced Mortgage Loans and REO Properties in accordance with the other provisions of this Agreement, including the Special Servicer's obligation hereunder to act in accordance with the Servicing Standard.

               (c) The Controlling Class Representative will have no liability to the Certificateholders for any action taken, or for refraining from the taking of any action, in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that the Controlling Class Representative will not be protected against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties. Each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that the Controlling Class Representative may have special relationships and interests that conflict with those of Holders of one or more Classes of Certificates, that the Controlling Class Representative may act solely in the interests of the Holders of the Controlling Class, that the Controlling Class Representative does not have any duties to the Holders of any Class of Certificates other than the Controlling Class, that the Controlling Class Representative may take actions that favor interests of the Holders of the Controlling Class over the interests of the Holders of one or more other Classes of Certificates, that the Controlling Class Representative shall not be deemed to have been negligent or reckless, or to have acted in bad faith or engaged in willful misfeasance by reason of its having acted solely in the interests of the Holders of the Controlling Class, and that the Controlling Class Representative shall have no liability whatsoever for having so acted, and no Certificateholder may take any action whatsoever against the Controlling Class Representative or any director, officer, employee, agent or principal thereof for having so acted.


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



                                   ARTICLE IV
                         PAYMENTS TO CERTIFICATEHOLDERS


               SECTION 4.01. Distributions.

               (a) On each Distribution Date, the Trustee shall apply amounts on deposit in the Distribution Account for the following purposes and in the following order of priority, in each case to the extent of the remaining portion of the Available Distribution Amount for such Distribution Date:

             (i) to make distributions of interest to the Holders of the respective Classes of Senior Certificates, pro rata based on entitlement, up to an amount equal to all Distributable Certificate Interest in respect of each such Class of Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

            (ii) to make distributions of principal to the Holders of the Class A-1A and Class A-1B Certificates, allocable as between such Classes of Certificateholders as provided below, up to an amount equal to the lesser of (A) the aggregate of the then outstanding Class Principal Balances of the Class A-1A and Class A-1B Certificates and (B) the Principal Distribution Amount for such Distribution Date;

           (iii) to reimburse the Holders of the Class A-1A and Class A-1B Certificates, pro rata based on entitlement, up to an amount equal to all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to each such Class of Certificates and for which no reimbursement has previously been received;

            (iv) to make distributions of interest to the Holders of the Class A-1C Certificates, up to an amount equal to all Distributable Certificate Interest in respect of such Class of Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

             (v) after the Class Principal Balances of the Class A-1A and Class A-1B Certificates have been reduced to zero, to make distributions of principal to the Holders of the Class A-1C Certificates, up to an amount equal to the lesser of (A) the then outstanding Class Principal Balance of the Class A-1C Certificates and (B) the excess, if any, of the Principal Distribution Amount for such Distribution Date over the amounts, if any, distributed on such Distribution Date pursuant to clause (ii) above;

            (vi) to reimburse the Holders of the Class A-1C Certificates, up to an amount equal to all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates and for which no reimbursement has previously been received;

           (vii) to make distributions of interest to the Holders of the Class A-2 Certificates, up to an amount equal to all Distributable Certificate Interest in respect of such Class of Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;


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



          (viii) after the Class Principal Balances of the Class A-1A, Class A-1B and Class A-1C Certificates have been reduced to zero, to make distributions of principal to the Holders of the Class A-2 Certificates, up to an amount equal to the lesser of (A) the then outstanding Class Principal Balance of the Class A-2 Certificates and (B) the excess, if any, of the Principal Distribution Amount for such Distribution Date over the amounts, if any, distributed on such Distribution Date pursuant to clauses (ii) and (v) above;

            (ix) to reimburse the Holders of the Class A-2 Certificates, up to an amount equal to all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates and for which no reimbursement has previously been received;

             (x) to make distributions of interest to the Holders of the Class A-3 Certificates, up to an amount equal to all Distributable Certificate Interest in respect of such Class of Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

            (xi) after the Class Principal Balances of the Class A-1A, Class A-1B, Class A-1C and Class A-2 Certificates have been reduced to zero, to make distributions of principal to the Holders of the Class A-3 Certificates, up to an amount equal to the lesser of (A) the then outstanding Class Principal Balance of the Class A-3 Certificates and (B) the excess, if any, of the Principal Distribution Amount for such Distribution Date over the amounts, if any, distributed on such Distribution Date pursuant to clauses (ii), (v) and (viii) above;

           (xii) to reimburse the Holders of the Class A-3 Certificates, up to an amount equal to all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates and for which no reimbursement has previously been received;

          (xiii) to make distributions of interest to the Holders of the Class A-4 Certificates, up to an amount equal to all Distributable Certificate Interest in respect of such Class of Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

           (xiv) after the Class Principal Balances of the Class A-1A, Class A-1B, Class A-1C, Class A-2 and Class A-3 Certificates have been reduced to zero, to make distributions of principal to the Holders of the Class A-4 Certificates, up to an amount equal to the lesser of (A) the then outstanding Class Principal Balance of the Class A-4 Certificates and (B) the excess, if any, of the Principal Distribution Amount for such Distribution Date over the amounts, if any, distributed on such Distribution Date pursuant to clauses (ii), (v), (viii) and (xi) above;

            (xv) to reimburse the Holders of the Class A-4 Certificates, up to an amount equal to all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates and for which no reimbursement has previously been received;

           (xvi) to make distributions of interest to the Holders of the Class B-1 Certificates, up to an amount equal to all Distributable Certificate Interest in respect of such Class of Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

          (xvii) after the Class Principal Balances of the Class A Certificates have been reduced to zero, to make distributions of principal to the Holders of the Class B-1 Certificates, up to an amount equal to the lesser of (A) the then outstanding Class Principal Balance of the Class B-1 Certificates and (B) the excess, if any, of the Principal Distribution Amount for such Distribution Date over the amounts, if any, distributed on such Distribution Date pursuant to clauses (ii), (v), (viii),
                  (xi) and (xiv) above;

         (xviii) to reimburse the Holders of the Class B-1 Certificates, up to an amount equal to all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates and for which no reimbursement has previously been received;

           (xix) to make distributions of interest to the Holders of the Class B-2 Certificates, up to an amount equal to all Distributable Certificate Interest in respect of such Class of Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

            (xx) after the Class Principal Balances of the Class A and Class B-1 Certificates have been reduced to zero, to make distributions of principal to the Holders of the Class B-2 Certificates, up to an amount equal to the lesser of (A) the then outstanding Class Principal Balance of the Class B-2 Certificates and (B) the excess, if any, of the Principal Distribution Amount for such Distribution Date over the amounts, if any, distributed on such Distribution Date pursuant to clauses (ii), (v), (viii), (xi), (xiv) and (xvii) above;

           (xxi) to reimburse the Holders of the Class B-2 Certificates, up to an amount equal to all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates and for which no reimbursement has previously been received;

          (xxii) to make distributions of interest to the Holders of the Class B-3 Certificates, up to an amount equal to all Distributable Certificate Interest in respect of such Class of Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

         (xxiii) after the Class Principal Balances of the Class A, Class B-1 and Class B-2 Certificates have been reduced to zero, to make distributions of principal to the Holders of the Class B-3 Certificates, up to an amount equal to the lesser of (A) the then outstanding Class Principal Balance of the Class B-3 Certificates and (B) the excess, if any, of the Principal Distribution Amount for such Distribution Date over the amounts, if any, distributed on such Distribution Date pursuant to clauses (ii), (v), (viii), (xi), (xiv) (xvii) and
                  (xx) above;

          (xxiv) to reimburse the Holders of the Class B-3 Certificates, up to an amount equal to all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates and for which no reimbursement has previously been received;

           (xxv) to make distributions of interest to the Holders of the Class B-4 Certificates, up to an amount equal to all Distributable Certificate Interest in respect of such Class of Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

          (xxvi) after the Class Principal Balances of the Class A, Class B-1, Class B-2 and Class B-3 Certificates have been reduced to zero, to make distributions of principal to the Holders of the Class B-4 Certificates, up to an amount equal to the lesser of
                  (A) the then outstanding Class Principal Balance of the Class B-4 Certificates and (B) the excess, if any, of the

                  Principal Distribution Amount for such Distribution Date over the amounts, if any, distributed on such Distribution Date pursuant to clauses (ii), (v), (viii), (xi), (xiv) (xvii),
                  (xx) and (xxiii) above;

         (xxvii) to reimburse the Holders of the Class B-4 Certificates, up to an amount equal to all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates and for which no reimbursement has previously been received;

         (xxviii) to make distributions of interest to the Holders of the Class
                  B-5 Certificates, up to an amount equal to all Distributable Certificate Interest in respect of such Class of Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

          (xxix) after the Class Principal Balances of the Class A, Class B-1, Class B-2, Class B-3 and Class B-4 Certificates have been reduced to zero, to make distributions of principal to the Holders of the Class B-5 Certificates, up to an amount equal to the lesser of (A) the then outstanding Class Principal Balance of the Class B-5 Certificates and (B) the excess, if any, of the Principal Distribution Amount for such Distribution Date over the amounts, if any, distributed on such Distribution Date pursuant to clauses (ii), (v), (viii),
                  (xi), (xiv) (xvii), (xx), (xxiii) and (xxvi) above;

           (xxx) to reimburse the Holders of the Class B-5 Certificates, up to an amount equal to all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates and for which no reimbursement has previously been received;

          (xxxi) to make distributions of interest to the Holders of the Class B-6 Certificates, up to an amount equal to all Distributable Certificate Interest in respect of such Class of Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

         (xxxii) after the Class Principal Balances of the Class A, Class B-1, Class B-2, Class B-3, Class B-4 and Class B-5 Certificates have been reduced to zero, to make distributions of principal to the Holders of the Class B-6 Certificates, up to an amount equal to the lesser of (A) the then outstanding Class Principal Balance of the Class B-6 Certificates and (B) the excess, if any, of the Principal Distribution Amount for such Distribution Date over the amounts, if any, distributed on such Distribution Date pursuant to clauses (ii), (v), (viii),
                  (xi), (xiv), (xvii), (xx), (xxiii), (xxvi) and (xxix) above;

         (xxxiii) to reimburse the Holders of the Class B-6 Certificates, up to an amount equal to all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates and for which no reimbursement has previously been received;

         (xxxiv) to make distributions of interest to the Holders of the Class B-7 Certificates, up to an amount equal to all Distributable Certificate Interest in respect of such Class of Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

          (xxxv) after the Class Principal Balances of the Class A, Class B-1, Class B-2, Class B-3, Class B-4, Class B-5 and Class B-6 Certificates have been reduced to zero, to make distributions of principal to the Holders of the Class B-7 Certificates, up to an amount equal to the lesser of

                  (A) the then outstanding Class Principal Balance of the Class B-7 Certificates and (B) the excess, if any, of the Principal Distribution Amount for such Distribution Date over the amounts, if any, distributed on such Distribution Date pursuant to clauses (ii), (v), (viii), (xi), (xiv), (xvii),
                  (xx), (xxiii), (xxvi), (xxix) and (xxxii) above;

         (xxxvi) to reimburse the Holders of the Class B-7 Certificates, up to an amount equal to all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates and for which no reimbursement has previously been received;

         (xxxvii) to make distributions of interest to the Holders of the Class
                  C Certificates, up to an amount equal to all Distributable Certificate Interest in respect of such Class of Certificates for such Distribution Date and, to the extent not previously paid, for all prior Distribution Dates;

        (xxxviii) after the Class Principal Balances of the Class A and Class B
                  Certificates have been reduced to zero, to make distributions of principal to the Holders of the Class C Certificates, up to an amount equal to the lesser of (A) the then outstanding Class Principal Balance of the Class C Certificates and (B) the excess, if any, of the Principal Distribution Amount for such Distribution Date over the amounts, if any, distributed on such Distribution Date pursuant to clauses (ii), (v),
                  (viii), (xi), (xiv) (xvii), (xx), (xxiii), (xxvi), (xxix), (xxxii) and (xxxv) above;

         (xxxix) to reimburse the Holders of the Class C Certificates, up to an amount equal to all Realized Losses and Additional Trust Fund Expenses, if any, previously allocated to such Class of Certificates and for which no reimbursement has previously been received;

            (xl) to make distributions to the Holders of the Class R-III Certificates, up to an amount equal to the excess, if any, of
                  (A) the aggregate distributions deemed made in respect of the REMIC II Regular Interests on such Distribution Date pursuant to Section 4.01(h), over (B) the aggregate distributions made in respect of the Regular Interest Certificates on such Distribution Date pursuant to clauses (i) through (xxxix) above;

           (xli) to make distributions to the Holders of the Class R-II Certificates, up to an amount equal to the excess, if any, of
                  (A) the aggregate distributions deemed made in respect of the REMIC I Regular Interests on such Distribution Date pursuant to Section 4.01(i), over (B) the aggregate distributions deemed made in respect of the REMIC II Regular Interests on such Distribution Date pursuant to Section 4.01(h); and

          (xlii) to make distributions to the Holders of the Class R-I Certificates, up to an amount equal to the excess, if any, of
                  (A) the Available Distribution Amount for such Distribution Date, over (B) the aggregate distributions made in respect of the other Classes of Certificates on such Distribution Date pursuant to clauses (i) through (xli) above;

provided that, on the Final Distribution Date, the distributions of principal to be made pursuant to clauses (ii), (v), (viii), (xi), (xiv) (xvii), (xx), (xxiii), (xxvi), (xxix), (xxxii), (xxxv) and (xxxviii) above shall, in each such case, subject to the then remaining portion of the Available Distribution Amount for such date, be made to the Holders of the relevant Class or Classes of Sequential Pay Certificates otherwise entitled to distributions of principal pursuant to such clause in an amount equal to the entire then remaining Class Principal Balance (or, in the case of clause (ii) above, if applicable, the entire aggregate of the then remaining

Class Principal Balances) of such Class or Classes of Certificates outstanding immediately prior to such Final Distribution Date.

               On each Distribution Date prior to the earlier of (i) the Senior Principal Distribution Cross-Over Date and (ii) the Final Distribution Date, the Trustee shall pay the distributions of principal made on the Class A-1A and Class A-1B Certificates pursuant to clause (ii) above, first, to the Holders of the Class A-1A Certificates, until the Class Principal Balance of such Class has been reduced to zero, and thereafter, to the Holders of the Class A-1B Certificates, until the Class Principal Balance of such Class has been reduced to zero. On any Distribution Date coinciding with or following the Senior Principal Distribution Cross-Over Date, and (in any event) on the Final Distribution Date, the Trustee shall pay the distributions of principal made on the Class A-1A and Class A-1B Certificates pursuant to clause (ii) above to the Holders of the Class A-1A Certificates and the Holders of the Class A-1B Certificates, pro rata in accordance with the respective Class Principal Balances of such Classes outstanding immediately prior to such Distribution Date, until the Class Principal Balance of each such Class has been reduced to zero.

               All distributions of interest made in respect of the Class S Certificates on any Distribution Date pursuant to clause (i) above, shall be deemed to have been made in respect of the Class S REMIC III Regular Interests, pro rata in accordance with the respective amounts of Distributable Component Interest in respect of each Class S REMIC III Regular Interest for such Distribution Date and, to the extent not previously deemed paid pursuant to this paragraph, for all prior Distribution Dates.

               (b) If a Prepayment Premium is collected with respect to any Mortgage Loan during any particular Collection Period, then the Trustee shall, on the Distribution Date corresponding to such Collection Period, withdraw from the Distribution Account and distribute the amount of such Prepayment Premium as additional interest as follows: 85% of the amount of such Prepayment Premium shall be distributed to the Holders of the Class S Certificates, and 15% of the amount of such Prepayment Premium shall be distributed to the holders of the Class(es) of Sequential Pay Certificates entitled to distributions of principal on such Distribution Date (allocable among such Classes, if there is more than one, pro rata based on the relative amounts of such distributions of principal).

               If a Yield Maintenance Premium is collected with respect to any Mortgage Loan during any particular Collection Period, then the Trustee shall, on the Distribution Date corresponding to such Collection Period, withdraw from the Distribution Account and distribute the amount of such Yield Maintenance Premium as additional interest as follows: The Holders of the Class (or Classes) of Sequential Pay Certificates then entitled to distributions of principal on such Distribution Date shall be entitled to an aggregate amount (allocable among such Classes, if more than one, pro rata in accordance with the relative amounts of such distributions of principal) equal to the product of (i) the amount of such Yield Maintenance Premium, multiplied by (ii) a fraction (not greater than one or less than zero), the numerator of which is equal to the excess, if any, of the Pass-Through Rate for the corresponding Interest Accrual Period in respect of such Class of Sequential Pay Certificates (or, if two or more Classes are involved, the Pass-Through Rate for the corresponding Interest Accrual Period in respect of such of those Classes as has the most senior right of payment pursuant to Section 4.01(a), with the Class A-1A Certificates being deemed senior to the Class A-1B Certificates solely for this purpose), over the relevant Discount Rate, and the denominator of which is equal to the excess, if any, of the Mortgage Rate for the Mortgage Loan in respect of which such Yield Maintenance Premium was received, over the relevant Discount Rate. Any portion of such Yield Maintenance Premium that may remain after such distributions on the Sequential Pay Certificates will be distributed to the Holders of the Class S Certificates.

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               For purposes of the foregoing paragraph, the "Discount Rate"
shall be the rate which, when compounded monthly, is equivalent to the Treasury Rate when compounded semi-annually (e.g., a 6% per annum Treasury Rate would equate to a 5.9263% per annum Discount Rate). The "Treasury Rate" is the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15--Selected Interest Rates under the heading "U.S. government securities/Treasury constant maturities" for the week ending prior to the date of the relevant principal prepayment, of U.S. Treasury constant maturities with a maturity date (one longer and one shorter) most nearly approximating (x) in the case of any GECA Mortgage Loan, the "weighted average life of the prepaid Mortgage Loan immediately prior to the date of the relevant Principal Prepayment" (such weighted average life to be calculated in accordance with the related loan documents), (y) in the case of any Column Mortgage Loan, the Stated Maturity Date (or, in the case of an ARD Loan, the related Anticipated Repayment Date) of the prepaid Mortgage Loan. If Release
H.15 is no longer published, the Servicer shall select a comparable publication to determine the Treasury Rate.

               Any Prepayment Premiums and/or Yield Maintenance Premiums distributed in respect of the Class S Certificates on any Distribution Date pursuant to the foregoing paragraphs of this Section 4.01(b) shall be deemed to have been distributed in respect of the Class S REMIC III Regular Interests, pro rata in accordance with the respective amounts of Distributable Component Interest for such Distribution Date.

               (c) All distributions made with respect to each Class of Certificates on each Distribution Date shall be allocated pro rata among such Certificates based on their respective Percentage Interests. Except as otherwise provided below, all such distributions made with respect to each Class of Certificates on each Distribution Date shall be made to the Holders of such Certificates of record at the close of business on the related Record Date and, in the case of each such Holder, shall be made by wire transfer of immediately available funds to the account thereof at a bank or other entity having appropriate facilities therefor, if such Holder shall have provided the Trustee with wiring instructions no less than five Business Days (or, in the case of the initial Distribution Date, no less than two Business Days) prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent Distribution Dates), and otherwise shall be made by check mailed to the address of such Holder as it appears in the Certificate Register. The final distribution on each Certificate (determined, in the case of a Sequential Pay Certificate, without regard to any possible future reimbursement of previously allocated Realized Loss or Additional Trust Fund Expense in respect of such Certificate) will be made in like manner, but only upon presentation and surrender of such Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution. Any distribution that is to be made with respect to a Sequential Pay Certificate in reimbursement of a Realized Loss or Additional Trust Fund Expense previously allocated thereto, which reimbursement is to occur after the date on which such Certificate is surrendered as contemplated by the preceding sentence, will be made by check mailed to the Holder that surrendered such Certificate at the last address set forth for such Holder in the Certificate Register or at any other address of which the Trustee was subsequently notified in writing.

               (d) Each distribution with respect to a Book-Entry Certificate shall be paid to the Depository, as Holder thereof, and the Depository shall be responsible for crediting the amount of such distribution to the accounts of its Depository Participants in accordance with its normal procedures. Each Depository Participant shall be responsible for disbursing such distribution to the related Certificate Owners that it represents and to each indirect participating brokerage firm (a "brokerage firm" or "indirect participating firm") for which it acts as agent. Each brokerage firm shall be responsible for disbursing funds to the related Certificate Owners that it represents. None of the parties hereto shall have any responsibility


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therefor except as otherwise provided by this Agreement or applicable law. The
Trustee and the Depositor shall perform their respective obligations under the Letter of Representations among the Depositor, the Trustee and the initial Depository, a copy of which Letter of Representations is attached hereto as Exhibit C.

               (e) The rights of the Certificateholders to receive distributions from the proceeds of the Trust Fund in respect of their Certificates, and all rights and interests of the Certificateholders in and to such distributions, shall be as set forth in this Agreement. Neither the Holders of any Class of Certificates nor any party hereto shall in any way be responsible or liable to the Holders of any other Class of Certificates in respect of amounts properly previously distributed on the Certificates.

               (f) Except as otherwise provided in Section 9.01, whenever the Trustee expects that the final distribution with respect to any Class of Certificates will be made on the next Distribution Date (such final distribution to be determined, in the case of a Class of Sequential Pay Certificates, without regard to any possible future reimbursement of previously allocated Realized Losses and Additional Trust Fund Expenses in respect of such Class), the Trustee shall, as promptly as possible (and, in any event, no later than five days) after the related Determination Date, mail to each Holder of record on such date of such Class of Certificates a notice to the effect that:

                  (i) the Trustee expects that the final distribution with
               respect to such Class of Certificates will be made on such Distribution Date but only upon presentation and surrender of such Certificates at the office of the Certificate Registrar or at such other location therein specified, and

                  (ii) no interest shall accrue on such Certificates from and after the end of the Interest Accrual Period for such Distribution Date.

Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section 4.01(f) shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, then the Trustee, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any former Holder on any amount held in trust pursuant to this paragraph. If all of the Certificates shall not have been surrendered for cancellation by the second anniversary of the delivery of the second notice, then, subject to applicable escheat laws, the Trustee shall distribute to the Class R-III Certificateholders all unclaimed funds.

               (g) Notwithstanding any other provision of this Agreement, the Trustee shall comply with all federal withholding requirements respecting payments to Certificateholders of interest or original issue discount that the Trustee reasonably believes are applicable under the Code. The consent of Certificateholders shall not be required for such withholding. If the Trustee does withhold any amount from


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



payments of interest or original issue discount to any Certificateholder pursuant to federal withholding requirements, the Trustee shall indicate the amount withheld to such Certificateholder.

               (h) All distributions made in respect of each Class of Sequential Pay Certificates on each Distribution Date pursuant to Section 4.01(a) or 4.01(b) shall be deemed to have first been distributed from REMIC II to REMIC III in respect of the Corresponding REMIC II Regular Interest for such Class of Certificates; and all distributions made in respect of the Class S Certificates on each Distribution Date pursuant to Section 4.01(a) or 4.01(b), and allocable to any particular Class S REMIC III Regular Interest, shall be deemed to have first been distributed from REMIC II to REMIC III in respect of the Corresponding REMIC II Regular Interest for such Class S REMIC III Regular Interest. In each case, if such distribution on any such Class of Certificates was a distribution of interest, of principal, of additional interest (in the form of Prepayment Premiums or Yield Maintenance Premiums) or in reimbursement of any previously allocated Realized Losses and Additional Trust Fund Expenses in respect of such Class of Certificates, then the corresponding distribution deemed to be made on a REMIC II Regular Interest pursuant to the preceding sentence shall be deemed also to be a distribution of interest, of principal, of additional interest (in the form of Prepayment Premiums or Yield Maintenance Premiums) or in reimbursement of any previously allocated Realized Losses and Additional Trust Fund Expenses, as the case may be, in respect of such REMIC II Regular Interest. The actual distributions made by the Trustee on each Distribution Date in respect of the REMIC III Certificates pursuant to Section 4.01(a) or 4.01(b), as applicable, shall be deemed to have been so made from the amounts deemed distributed in respect of the REMIC II Regular Interests on such Distribution Date pursuant to this Section 4.01(h). Notwithstanding the deemed distributions on the REMIC II Regular Interests described in this Section 4.01(h), actual distributions of funds from the Distribution Account shall be made only in accordance with Section 4.01(a) or 4.01(b), as applicable.

               (i) On each Distribution Date, immediately prior to making any actual distributions on the REMIC III Certificates pursuant to Section 4.01(a) or the corresponding deemed distributions on the REMIC II Regular Interests pursuant to Section 4.01(h), the Trustee shall be deemed to have made out of the Available Distribution Amount for such Distribution Date, the following distributions in the following order of priority, in each case to the extent of the remaining portion of such Available Distribution Amount:

               first, distributions of interest to REMIC II in respect of all the REMIC I Regular Interests, up to an amount equal to, and pro rata among the REMIC I Regular Interests in accordance with, all Uncertificated Distributable Interest in respect of each REMIC I Regular Interest for such Distribution Date and, to the extent not previously deemed paid pursuant to this Section 4.01(i), for all prior Distribution Dates;

               second, distributions of principal to REMIC II in respect of all the REMIC I Regular Interests, up to an amount equal to, and pro rata among the REMIC I Regular Interests in accordance with, that portion, if any, of the Principal Distribution Amount attributable to each and every Mortgage Loan and/or REO Mortgage Loan, as the case may be, that relates to each REMIC I Regular Interest; and

               third, distributions to REMIC II in respect of all the REMIC I Regular Interests (including any REMIC I Regular Interests whose Uncertificated Principal Balances have previously been reduced to zero), up to an amount equal to, in reimbursement of, and pro rata in accordance with, all Realized Losses and Additional Trust Fund Expenses previously deemed allocated to


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



               each REMIC I Regular Interest pursuant to Section 4.04(c) that have not previously been deemed reimbursed on any prior Distribution Date pursuant to this Section 4.01(i).

               In addition, on each Distribution Date, immediately prior to making any actual distributions on the REMIC III Certificates pursuant to
Section 4.01(b) or the corresponding deemed distributions on the REMIC II Regular Interests pursuant to Section 4.01(h), the Trustee shall be deemed to have distributed to REMIC II each Prepayment Premium and Yield Maintenance Premium then on deposit in the Distribution Account that was received on any Mortgage Loan or REO Mortgage Loan during or prior to the related Collection Period, such distribution to be deemed made in respect of the REMIC I Regular Interest that relates to such Mortgage Loan or REO Mortgage Loan, as the case may be.

               The distributions deemed made by the Trustee on each Distribution Date in respect of the REMIC II Regular Interests pursuant to Section 4.01(h), as well as the distributions actually made by the Trustee on each Distribution Date in respect of the Class R-II and REMIC III Certificates pursuant to Section 4.01(a) and/or Section 4.01(b), shall be deemed to have been so made or deemed made, as the case may be, from the amounts deemed distributed in respect of the REMIC I Regular Interests on such Distribution Date pursuant to this Section 4.01(i). Notwithstanding the deemed distributions on the REMIC I Regular Interests described in this Section 4.01(i), actual distributions of funds from the Distribution Account shall be made only in accordance with Section 4.01(a) or 4.01(b), as applicable.

               SECTION 4.02. Statements to Certificateholders; Certain Other
                             Reports.

               (a) Based solely on information provided to the Trustee by the Servicer and the Special Servicer pursuant to Sections 4.02(b) and 4.02(c), the Trustee shall prepare (or cause to be prepared) and, on each Distribution Date, forward electronically (or, upon request, by first class mail) to the Depositor, GECA, the Rating Agencies, the Controlling Class Representative (if any), each Certificateholder and, to the extent that the Trustee has in accordance with
Section 5.06 confirmed the Ownership Interest in the Certificates held thereby, each Certificate Owner a statement in respect of the distribution made on such Distribution Date setting forth to the extent applicable to such Class the information set forth in Exhibit E-1 hereto (the "Trustee Report"); provided that the Trustee need not deliver to the Depositor, GECA and S&P any Trustee Report that has been made available via the Trustee's Internet Website as provided below; and provided, further, that the Trustee has no affirmative obligation to discover the identities of Certificate Owners and need only react to Persons claiming to be Certificate Owners in accordance with such Section
5.06. Notwithstanding the foregoing, any delivery of such reports to Fitch shall be made by first class mail.

               On each Distribution Date, the Trustee shall deliver electronically (or, upon request, by first class mail) to the Depositor, GECA, the Rating Agencies, the Controlling Class Representative, each Certificateholder and each other Person to which a Trustee Report was forwarded on such Distribution Date, a copy of the following reports delivered to it by the Servicer pursuant to Section 3.12(d) since the preceding Distribution Date (or, in the case of the initial Distribution Date, since the Closing Date): (i) the Delinquent Loan Status Report; (ii) the Historical Loss Estimate Report;
(iii) the Historical Loan Modification Report; (iv) the REO Status Report; (v) the Watch List Report; and (vi) the Comparative Financial Status Report. The Trustee shall prepare and deliver or shall cause to be delivered on each Distribution Date electronically (or, upon request, by first class mail) to the Depositor, the Rating Agencies, each Certificateholder and each other Person to which a Trustee Report was forwarded on such Distribution Date a copy of the CSSA Loan File Report containing information regarding each Mortgage Loan and the CSSA Property File Report


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



containing information regarding each Mortgaged Property and REO Property as of the end of the preceding calendar month. The Trustee Report, the CSSA Loan File Report, the CSSA Property File Report and the reports referred to in the first sentence of this paragraph collectively constitute the "Certificateholder Reports". Absent manifest error, none of the Servicer, the Special Servicer or the Trustee shall be responsible for the accuracy or completeness of any information supplied to it by a Mortgagor or third party that is included in any reports, statements, materials or information prepared or provided by the Servicer, the Special Servicer or the Trustee, as applicable. None of the Trustee, the Servicer or the Special Servicer shall have any obligation to verify the accuracy or completeness of any information provided by a Mortgagor, a third party or each other.

               The Trustee shall make available each month, to Certificateholders, Certificate Owners and prospective investors, via the Trustee's Internet Website all Trustee Reports and Unrestricted Servicer Reports filed with the Commission pursuant to Section 8.15 and, with the consent or at the direction of the Depositor, such other information regarding the Certificates and/or the Mortgage Loans as the Trustee may have in its possession. The Trustee shall make the Restricted Servicer Reports available each month, via the Trustee's Internet Website, to any Certificateholder, Certificate Owner, any Person identified by any Certificateholder or Certificate Owner as a prospective transferee of a Certificate or interest therein, any Rating Agency or any party hereto, with the use of a password provided by the Trustee to such person upon receipt by the Trustee from such Person of a certification in the form of Exhibit L-1 or Exhibit L-2, as applicable; provided, however, that the Trustee shall provide such password to each party hereto, the Controlling Class Representative, GECA and each Rating Agency without requiring such certification. In addition, the Trustee is hereby directed and authorized to make available, as a convenience to interested parties (and not in furtherance of the distribution of the Prospectus or the Prospectus Supplement under the securities laws), this Agreement, the Prospectus and the Prospectus Supplement via the Trustee's Internet Website. The Trustee will make no representations or warranties as to the accuracy or completeness of such documents and will assume no responsibility therefor.

               The Trustee's Internet Website shall be located at "www.securitieslink.net/cmbs" or at such other address as shall be specified by the Trustee from time to time in the Trustee Report and in one or more written notices delivered to the other parties hereto, the Controlling Class Representative (if any) the Certificateholders and the Rating Agencies. In connection with providing access to the Trustee's Internet Website, the Trustee may require registration and the acceptance of a disclaimer. The Trustee shall not be liable for the dissemination of information in accordance with this Agreement.

               The Trustee shall be entitled to rely on but shall not be responsible for the content or accuracy of any information provided by third parties for purposes of preparing the Trustee Report and may affix thereto any disclaimer it deems appropriate in its reasonable discretion (without suggesting liability on the part of any other party hereto).

               (b) By 2:00 p.m. New York City time on the second Business Day after each Determination Date, the Servicer shall deliver to the Trustee and the Special Servicer a report, in CSSA format, setting forth the CSSA Loan File Report, reflecting information as of the close of business on the last day of the Collection Period, in a mutually agreeable electronic format. Such CSSA Loan File Report and any written information supplemental thereto shall include such information with respect to the Mortgage Loans that is required by the Trustee for purposes of making the calculations and reports referred to in Section 4.01, this Section 4.02, Section 4.05 and otherwise in this Agreement, as set forth in written specifications or guidelines issued by the Trustee from time to time. Such information may be delivered by


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



the Servicer to the Trustee by telecopy or in such electronic or other form as may be reasonably acceptable to the Trustee. The Special Servicer shall from time to time (and, in any event, as may be reasonably required by the Servicer) provide the Servicer with such information in its possession regarding the Specially Serviced Mortgage Loans and REO Properties as may be necessary for the Servicer to prepare each Determination Date Report and any supplemental information to be provided by the Servicer to the Trustee.

               Notwithstanding the foregoing, the failure of the Servicer or Special Servicer to disclose any information otherwise required to be disclosed pursuant to this Section 4.02(b) or Section 4.02(c) shall not constitute a breach of this Section 4.02(b) or of Section 4.02(c) to the extent the Servicer or the Special Servicer so fails because such disclosure, in the reasonable belief of the Servicer or the Special Servicer, as the case may be, would violate any applicable law or any provision of a Mortgage Loan document prohibiting disclosure of information with respect to the Mortgage Loans or the Mortgaged Properties. The Servicer or the Special Servicer may affix to any information provided by it any disclaimer it deems appropriate in its reasonable discretion (without suggesting liability on the part of any other party hereto).

               (c) Within a reasonable period of time after the end of each calendar year, the Trustee shall prepare, or cause to be prepared, and mail to each Person who at any time during the calendar year was a Certificateholder (i) a statement containing the aggregate information set forth on page 2 of Exhibit E-1 hereto for such calendar year or applicable portion thereof during which such person was a Certificateholder and (ii) such other customary information as the Trustee deems necessary or desirable for Certificateholders to prepare their federal, state and local income tax returns, including the amount of original issue discount accrued on the Certificates, if applicable. The obligations of the Trustee in the immediately preceding sentence shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Trustee pursuant to any requirements of the Code. As soon as practicable following the request of any Certificateholder in writing, the Trustee shall furnish to such Certificateholder such information regarding the Mortgage Loans and the Mortgaged Properties as such Certificateholder may reasonably request and, as has been furnished to, or may otherwise be in the possession of, the Trustee. The Servicer and the Special Servicer shall promptly provide to the Depositor, the REMIC Administrator and the Trustee such information regarding the Mortgage Loans and the Mortgaged Properties as such party may reasonably request and that has been furnished to, or may otherwise be in the possession of, the Servicer or the Special Servicer, as the case may be.

               SECTION 4.03. P&I Advances; Advances relating to the Servicer
                             Remittance Amount.

               (a) On or before 1:00 p.m., New York City time, on each P&I Advance Date, the Servicer shall, subject to Section 3.04(c) and Section 4.03(c), either (i) remit from its own funds to the Trustee for deposit into the Distribution Account an amount equal to the aggregate amount of P&I Advances, if any, to be made in respect of the related Distribution Date, (ii) apply amounts held in the Collection Account for future distribution to Certificateholders in subsequent months in discharge of any such obligation to make P&I Advances, or
(iii) make P&I Advances in the form of any combination of (i) and (ii) aggregating the total amount of P&I Advances to be made. Any amounts held in the Collection Account for future distribution and so used to make P&I Advances shall be appropriately reflected in the Servicer's records and replaced by the Servicer by deposit in the Collection Account prior to the next succeeding Servicer Remittance Date (to the extent not previously replaced through the deposit of Late Collections of the delinquent principal and interest in respect of which such P&I Advances were made). If, as of 2:00 p.m., New York City time, on any P&I Advance Date, the Servicer shall not have made any P&I Advance required to be made on such date pursuant to this Section 4.03(a) (and shall not have delivered to the Trustee the Officer's Certificate and other


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documentation related to a determination of nonrecoverability of a P&I Advance pursuant to Section 4.03(c)) or shall not have remitted any portion of the Servicer Remittance Amount required to be remitted on such date, then the Trustee shall provide notice of such failure to the Servicer by facsimile transmission as soon as possible, but in any event before 3:00 p.m., New York City time, on such P&I Advance Date. If after such notice the Trustee does not receive the full amount of such P&I Advances and/or Servicer Remittance Amount by 5:00 p.m., New York City time, on such P&I Advance Date, then the Trustee shall (not later than 11:00 a.m., New York City time, on the related Distribution Date) make, and if the Trustee fails to do so, any Fiscal Agent shall (not later than 12:00 noon, New York City time, on the related Distribution Date) make, the portion of such P&I Advances and advance the portion of such Servicer Remittance Amount that was required to be, but was not, made or remitted, as the case may be, by the Servicer at or prior to such time.

               (b) The aggregate amount of P&I Advances to be made by the Servicer in respect of any Distribution Date, subject to Section 4.03(c) below, shall equal the aggregate of all Monthly Payments (other than Balloon Payments) and any Assumed Monthly Payments, in each case net of related Servicing Fees and Workout Fees, due or deemed due, as the case may be, in respect of the Mortgage Loans (including Balloon Mortgage Loans delinquent as to their respective Balloon Payments) and any REO Mortgage Loans on their respective Due Dates during the related Collection Period, in each case to the extent such amount was not paid by or on behalf of the related Mortgagor or otherwise collected as of the close of business on the related Determination Date; provided that, if an Appraisal Reduction Amount exists with respect to any Required Appraisal Loan, then, in the event of subsequent delinquencies thereon, the interest portion of the P&I Advance in respect of such Required Appraisal Loan for the related Distribution Date shall be reduced (it being herein acknowledged that there shall be no reduction in the principal portion of such P&I Advance) to equal the product of (i) the amount of the interest portion of such P&I Advance for such Required Appraisal Loan for such Distribution Date without regard to this proviso, multiplied by (ii) a fraction, expressed as a percentage, the numerator of which shall equal the Stated Principal Balance of such Required Appraisal Loan immediately prior to such Distribution Date, net of the related Appraisal Reduction Amount, and the denominator of which shall equal the Stated Principal Balance of such Required Appraisal Loan immediately prior to such Distribution Date.

               (c) Notwithstanding anything herein to the contrary, no P&I Advance shall be required to be made hereunder if such P&I Advance would, if made, constitute a Nonrecoverable P&I Advance. The determination by the Servicer (or, if applicable, the Trustee or any Fiscal Agent) that it has made a Nonrecoverable P&I Advance or that any proposed P&I Advance, if made, would constitute a Nonrecoverable P&I Advance, shall be made by such Person in its reasonable, good faith judgment and shall be evidenced by an Officer's Certificate delivered to the Depositor, to the Special Servicer, to the Controlling Class Representative and, if made by the Servicer, to the Trustee, on or before the related P&I Advance Date, setting forth the basis for such determination, accompanied by a copy of an Appraisal of the related Mortgaged Property or REO Property performed within the twelve months preceding such determination by a Qualified Appraiser, and further accompanied by any other information, including engineers' reports, environmental surveys or similar reports, that the Person making such determination may have obtained and that support such determination. The Trustee and any Fiscal Agent shall be entitled to conclusively rely on any nonrecoverability determination made by the Servicer with respect to a particular P&I Advance. The Special Servicer shall promptly furnish any party required to make P&I Advances hereunder with any information in its possession regarding the Specially Serviced Mortgage Loans and REO Properties as such party required to make P&I Advances may reasonably request.


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



               (d) The Trustee and any Fiscal Agent shall each be entitled to reimbursement of the amount of any Servicer Remittance Amount advanced thereby (together with any interest accrued thereon at the Reimbursement Rate) from general collections on the Mortgage Loans and REO Properties on deposit in the Collection Account, and the defaulting Servicer shall indemnify the Trust for any such interest so paid to the Trustee or any Fiscal Agent out of the Collection Account.

               (e) Subject to the next sentence and subsection (f) below, the Servicer, the Trustee and any Fiscal Agent shall each be entitled to receive interest at the Reimbursement Rate in effect from time to time, accrued on the amount of each P&I Advance made thereby (with its own funds) for so long as such P&I Advance is outstanding (or, if such P&I Advance was made prior to the end of any grace period applicable to the subject delinquent Monthly Payment, for so long as such P&I Advance is outstanding following the end of such grace period), such interest to be payable: (i) at any time, out of Default Charges collected on the particular Mortgage Loan or REO Mortgage Loan as to which such P&I Advance relates; and (ii) to the extent that such Default Charges are insufficient, but only with respect to that portion of the related P&I Advance that has been or is being reimbursed pursuant to this Agreement, out of general collections on the Mortgage Loans and REO Properties on deposit in the Collection Account. The Servicer shall reimburse itself, the Trustee or any Fiscal Agent, as applicable, for any outstanding P&I Advance made thereby as soon as practicable after funds available for such purpose are deposited in the Collection Account, and in no event shall interest accrue in accordance with this Section 4.03(e) on any P&I Advance as to which the corresponding Late Collection was received as of the related P&I Advance Date.

               (f) Notwithstanding any other provision of this Agreement to the contrary, with respect to any Mortgage Loan as to which the Servicer or an Affiliate thereof owns an equity interest in the related Mortgagor (but only for so long as the Servicer or such Affiliate owns such equity interest), if the Servicer makes a P&I Advance with respect to such Mortgage Loan, it shall be entitled to Advance Interest at the Reimbursement Rate on such P&I Advance only to the extent of (i) any Default Interest and late payment charges received with respect to such Mortgage Loan (net of any payment therefrom to the Trustee or the Special Servicer in respect of interest on Advances related to such Mortgage
Loan), and (ii) any Liquidation Proceeds received with respect to such Mortgage Loan that are in excess of (a) the outstanding principal balance of such Mortgage Loan, (b) all accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate, (c) all other related and unreimbursed Servicing Advances, (d) any related Liquidation Expenses, (e) any Additional Trust Fund Expenses related to such Mortgage Loan, including Advance Interest, and (f) any Liquidation Fee payable to the Special Servicer in respect of such Mortgage Loan. This subsection shall not limit the entitlement of the Trustee to Advance Interest on any P&I Advance made by the Trustee in respect of such Mortgage Loan.

               (g) With respect to any Mortgage Loan as to which the Servicer or an Affiliate thereof owns an equity interest in the related Mortgagor (but only for so long as the Servicer or such Affiliate owns such equity interest), the Servicer shall be entitled to appoint another Person (which Person is not an Affiliate of the Servicer) satisfactory to the Trustee to make P&I Advances with respect to such Mortgage Loan (such Person, an "Alternate Advancer"), provided that (i) the Servicer shall have given prior written notice specifying the terms of such appointment (which shall also be satisfactory to the Trustee) to the Special Servicer, the Trustee and the Rating Agencies and (ii) that the Trustee shall have received written confirmation from each Rating Agency that such appointment will not result in an Adverse Rating Event with respect to any Class of Rated Certificates. Such Alternate Advancer shall be entitled to receive reimbursement on any P&I Advances made by it, together with interest thereon at the Reimbursement Rate, as and to the same extent as the Servicer is entitled thereto with respect to other Mortgage Loans (that is,


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without regard to subsection (f) of this Section 4.03) and the Servicer shall be authorized to withdraw funds from the Collection Account (at the time and in the manner otherwise provided in this Agreement without regard to subsection (f) of this Section 4.03) in order to effect such reimbursement and such payment of interest. The appointment of an Alternate Advancer shall not relieve the Servicer of its ultimate responsibility to make any required Advance, and the failure to make any required Advance by the Servicer or its Alternate Advancer shall also constitute an Event of Default by the Servicer hereunder.

               SECTION 4.04. Allocation of Realized Losses and Additional Trust
                             Fund Expenses.

               (a) On each Distribution Date, following the distributions to Certificateholders to be made on such date pursuant to Section 4.01(a), the Trustee shall determine the amount, if any, by which (i) the then aggregate of the Class Principal Balances of all the Classes of Sequential Pay Certificates, exceeds (ii) the aggregate Stated Principal Balance of the Mortgage Pool that will be outstanding immediately following such Distribution Date. If such excess does exist, then the Class Principal Balances of the Class C, Class B-7, Class B-6, Class B-5, Class B-4, Class B-3, Class B-2, Class B-1, Class A-4, Class A-3, Class A-2 and Class A-1C Certificates shall be reduced sequentially, in that order, in each case, until such excess or the related Class Principal Balance is reduced to zero (whichever occurs first). If, after the foregoing reductions, the amount described in clause (i) of the second preceding sentence still exceeds the amount described in clause (ii) of such sentence, then the respective Class Principal Balances of the Class A-1A Certificates and the Class A-1B Certificates shall be reduced on a pro rata basis in accordance with the relative sizes of such Class Principal Balances, until any such remaining excess is reduced to zero. All such reductions in the Class Principal Balances of the respective Classes of the Sequential Pay Certificates shall constitute allocations of Realized Losses and Additional Trust Fund Expenses.

               (b) On each Distribution Date, following the deemed distributions to be made in respect of the REMIC II Regular Interests on such date pursuant to
Section 4.01(h), the Trustee shall determine the amount, if any, by which (i) the then aggregate Uncertificated Principal Balance of the REMIC II Regular Interests, exceeds (ii) the aggregate Stated Principal Balance of the Mortgage Pool that will be outstanding immediately following such Distribution Date. If such excess does exist, then the Uncertificated Principal Balances of REMIC II Regular Interest C, REMIC II Regular Interest B-7, REMIC II Regular Interest B-6, REMIC II Regular Interest B-5, REMIC II Regular Interest B-4, REMIC II Regular Interest B-3, REMIC II Regular Interest B-2, REMIC II Regular Interest B-1, REMIC II Regular Interest A-4, REMIC II Regular Interest A-3, REMIC II Regular Interest A-2 and REMIC II Regular Interest A-1C shall be reduced sequentially, in that order, in each case, until such excess or the related Uncertificated Principal Balance is reduced to zero (whichever occurs first). If, after the foregoing reductions, the amount described in clause (i) of the second preceding sentence still exceeds the amount described in clause (ii) of such sentence, then the respective Uncertificated Principal Balances of REMIC II Regular Interest A-1A and REMIC II Regular Interest A-1B shall be reduced on a pro rata basis in accordance with the relative sizes of such Uncertificated Principal Balances, until any such remaining excess is reduced to zero. All such reductions in the Uncertificated Principal Balances of the respective REMIC II Regular Interests shall be deemed to constitute allocations of Realized Losses and Additional Trust Fund Expenses.

               (c) On each Distribution Date, following the deemed distributions to be made in respect of the REMIC I Regular Interests pursuant to Section 4.01(i), the Uncertificated Principal Balance of each REMIC I Regular Interest (after taking account of such deemed distributions) shall be reduced to the extent necessary to equal the Stated Principal Balance (or, if applicable in cases involving the substitution of multiple Replacement Mortgage Loans, the aggregate Stated Principal Balance) of each and every related Mortgage


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Loan and/or REO Mortgage Loan, as the case may be, that will be outstanding immediately following such Distribution Date. All such reductions in the Uncertificated Principal Balances of the respective REMIC I Regular Interests shall be deemed to constitute allocations of Realized Losses and Additional Trust Fund Expenses.

               SECTION 4.05. Calculations.

               The Trustee shall, provided it receives the necessary information from the Servicer, be responsible for performing all calculations necessary in connection with the actual and deemed distributions to be made pursuant to
Section 4.01, the preparation of the Trustee Reports pursuant to Section 4.02(a) and the actual and deemed allocations of Realized Losses and Additional Trust Fund Expenses to be made pursuant to Section 4.04. The Trustee shall calculate the Available Distribution Amount for each Distribution Date and shall allocate such amount among Certificateholders in accordance with this Agreement. Absent actual knowledge of an error therein, the Trustee shall have no obligation to recompute, recalculate or otherwise verify any information provided to it by the Servicer. The calculations by the Trustee contemplated by this Section 4.05 shall, in the absence of manifest error, be presumptively deemed to be correct for all purposes hereunder.


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                                    ARTICLE V

                                THE CERTIFICATES

               SECTION 5.01. The Certificates.

               (a) The Certificates will be substantially in the respective forms attached hereto as Exhibits A-1 through A-6; provided, however, that any of the Certificates may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Agreement, as may be required to comply with any law or with rules or regulations pursuant thereto, or with the rules of any securities market in which the Certificates are admitted to trading, or to conform to general usage. The Certificates will be issuable in registered form only; provided, however, that in accordance with Section 5.03 beneficial ownership interests in the Book-Entry Certificates shall initially be held and transferred through the book-entry facilities of the Depository. The Senior Certificates will be issuable only in denominations corresponding to initial Certificate Principal Balances (or, in the case of the Class S Certificates, initial Certificate Notional Amounts) as of the Closing Date of not less than $10,000 and in any whole dollar denomination in excess thereof. The Sequential Pay Certificates (other than the Class A-1A and Class A-1B Certificates) will be issuable only in denominations corresponding to initial Certificate Principal Balances as of the Closing Date of not less than $100,000 and in any whole dollar denomination in excess thereof. The Residual Interest Certificates and the Grantor Trust Certificates will be issuable only in denominations representing Percentage Interests in the related Class of not less than 10.0%.

               (b) The Certificates shall be executed by manual or facsimile signature on behalf of the Trustee in its capacity as trustee hereunder by an authorized officer. Certificates bearing the manual or facsimile signatures of individuals who were at any time the authorized officers of the Trustee shall be entitled to all benefits under this Agreement, subject to the following sentence, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Certificates or did not hold such offices at the date of such Certificates. No Certificate shall be entitled to any benefit under this Agreement, or be valid for any purpose, however, unless there appears on such Certificate a certificate of authentication substantially in the form provided for herein executed by the Certificate Registrar by manual signature, and such certificate of authentication upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly authenticated and delivered hereunder. All Certificates shall be dated the date of their authentication.

               SECTION 5.02. Registration of Transfer and Exchange of
                             Certificates.

               (a) At all times during the term of this Agreement, there shall be maintained at the office of the Certificate Registrar a Certificate Register in which, subject to such reasonable regulations as the Certificate Registrar (located as of the Closing Date at Norwest Center, Sixth and Marquette, Minneapolis, Minnesota 55479-0113) may prescribe, the Certificate Registrar shall provide for the registration of Certificates and of transfers and exchanges of Certificates as herein provided. The Trustee is hereby initially appointed (and hereby agrees to act in accordance with the terms hereof) as Certificate Registrar for the purpose of registering Certificates and transfers and exchanges of Certificates as herein provided. The Trustee may appoint, by a written instrument delivered to the other parties hereto, any other bank or trust company to act as Certificate Registrar under such conditions as the Trustee may prescribe, provided that the Trustee shall not be relieved of any of its duties or responsibilities hereunder as Certificate Registrar by


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



reason of such appointment. If the Trustee resigns or is removed in accordance with the terms hereof, the successor trustee shall immediately succeed to its predecessor's duties as Certificate Registrar. The Depositor, the Servicer, the Special Servicer and the REMIC Administrator shall have the right to inspect the Certificate Register or to obtain a copy thereof at all reasonable times, and to rely conclusively upon a certificate of the Certificate Registrar as to the information set forth in the Certificate Register.

               If three or more Holders make written request to the Trustee, and such request states that such Holders desire to communicate with other Holders with respect to their rights under this Agreement or under the Certificates and is accompanied by a copy of the communication which such Holders propose to transmit, then the Trustee shall, within 30 days after the receipt of such request, afford (or cause any other Certificate Registrar to afford) the requesting Holders access during normal business hours to the most recent list of Certificateholders held by the Certificate Registrar. Every Certificateholder, by receiving such access, acknowledges that the Certificate Registrar will not be held accountable in any way by reason of the disclosure of any information as to the names and addresses of any Certificateholder regardless of the source from which such information was derived.

               (b) No transfer, sale, pledge or other disposition of any Non-Registered Certificate or interest therein shall be made unless that transfer, sale, pledge or other disposition is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws. If a transfer of any Non-Registered Certificate is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Certificates or a transfer of such Certificate by the Depositor, the Underwriter or any of their respective Affiliates), then the Certificate Registrar shall refuse to register such transfer unless it receives (and, upon receipt, may conclusively rely upon) either: (i) a certificate from the Certificateholder desiring to effect such transfer substantially in the form attached hereto as Exhibit F-1A; or (ii) a certificate from the Certificateholder desiring to effect such transfer substantially in the form attached hereto as Exhibit F-1B and a certificate from such Certificateholder's prospective Transferee substantially in the form attached hereto either as Exhibit F-2A or as Exhibit F-2B; or (iii) an Opinion of Counsel satisfactory to the Trustee to the effect that such transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Trust or of the Depositor, the Servicer, the Special Servicer, the REMIC Administrator, the Trustee, any Fiscal Agent or the Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such transfer from the Certificateholder desiring to effect such transfer and/or such Certificateholder's prospective Transferee on which such Opinion of Counsel is based. If any Transferee of a Non-Registered Certificate or interest therein does not, in connection with the subject transfer, deliver to the Certificate Registrar one of the certifications described in clause(ii) of the preceding sentence or the Opinion of Counsel described in clause (iii) of the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in either Exhibit F-2A or Exhibit F-2B hereto are, with respect to the subject transfer, true and correct. None of the Depositor, the Trustee or the Certificate Registrar is obligated to register or qualify any Class of Non-Registered Certificates under the Securities Act or any other securities law or to take any action not otherwise required under this Agreement to permit the transfer of any Non-Registered Certificate or interest therein without registration or qualification. Any Certificateholder desiring to effect a transfer, sale, pledge or other disposition of any Non-Registered Certificate or interest therein shall, and does hereby agree to, indemnify the Depositor, the Underwriter, the Trustee, any Fiscal Agent, the Servicer, the Special Servicer, the REMIC Administrator and the Certificate Registrar against any liability that may result if such transfer, sale, pledge or other disposition is not exempt from the registration


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



and/or qualification requirements of the Securities Act and any applicable state securities laws or is not made in accordance with such federal and state laws.

               (c) No transfer of a Subordinated Certificate or any interest therein shall be made (A) to any employee benefit plan or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including insurance company general accounts, that is subject to ERISA or the Code (each, a "Plan"), or (B) to any Person who is directly or indirectly purchasing such Certificate on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan, if the purchase and holding of such Certificate or interest therein by the prospective Transferee would result in a violation of Section 406 of ERISA or Section 4975 of the Code or would result in the imposition of an excise tax under Section 4975 of the Code. Except in connection with the initial issuance of the Subordinated Certificates or any transfer of a Subordinated Certificate by the Depositor, the Underwriter or any of their respective Affiliates or, in the case of a Book-Entry Subordinated Certificate, any transfer of such Certificate to a successor Depository or to the applicable Certificate Owner in accordance with
Section 5.03(c), the Certificate Registrar shall refuse to register the transfer of a Subordinated Certificate unless it has received from the prospective Transferee, either (i) a certification to the effect that such prospective Transferee is not a Plan and is not directly or indirectly purchasing such Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) a certification to the effect that the purchase and continued holding of such Certificate by such prospective Transferee is exempt from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code under Sections I and III of Prohibited Transaction Class Exemption 95-60; or (iii) a certification of facts and an Opinion of Counsel (which Opinion of counsel shall not be an expense of the Trustee, the Certificate Registrar or the Trust) which otherwise establish to the reasonable satisfaction of the Trustee that such transfer will not result in a violation of Section 406 of ERISA or Section 4975 of the Code or result in the imposition of an excise tax under Section 4975 of the Code. It is hereby acknowledged that the form of certification attached hereto as Exhibit G is acceptable for purposes of the preceding sentence. If any Transferee of a Subordinated Certificate or any interest therein does not, in connection with the subject transfer, deliver to the Certificate Registrar a certification and/or Opinion of Counsel as provided by the second preceding sentence, then such Transferee shall be deemed to have represented and warranted that either:
(i) such Transferee is not a Plan and is not directly or indirectly purchasing such Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) the purchase and continued holding of such Certificate or interest therein by such Transferee is exempt from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code under Sections I and III of Prohibited Transactions Class Exemption 95-60.

               (d) (i) Each Person who has or who acquires any Ownership Interest in a Residual Interest Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions and to have irrevocably authorized the Trustee under clause (ii) (A) below to deliver payments to a Person other than such Person and to have irrevocably authorized the Trustee under clause (ii) (B) below to negotiate the terms of any mandatory disposition and to execute all instruments of Transfer and to do all other things necessary in connection with any such disposition. The rights of each Person acquiring any Ownership Interest in a Residual Interest Certificate are expressly subject to the following provisions:

                           (A) Each Person holding or acquiring any Ownership
                  Interest in a Residual Interest Certificate shall be a Permitted Transferee and shall promptly notify the REMIC


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



                  Administrator and the Trustee of any change or impending change in its status as a Permitted Transferee.

                           (B) In connection with any proposed Transfer of any
                  Ownership Interest in a Residual Interest Certificate, the Certificate Registrar shall require delivery to it, and shall not register the Transfer of any Residual Interest Certificate until its receipt, of an affidavit and agreement substantially in the form attached hereto as Exhibit H-1 (a "Transfer Affidavit and Agreement"), from the proposed Transferee, representing and warranting, among other things, that such Transferee is a Permitted Transferee, that it is not acquiring its Ownership Interest in the Residual Interest Certificate that is the subject of the proposed Transfer as a nominee, trustee or agent for any Person that is not a Permitted Transferee, that for so long as it retains its Ownership Interest in a Residual Interest Certificate it will endeavor to remain a Permitted Transferee, and that it has reviewed the provisions of this Section 5.02(d) and agrees to be bound by them.

                           (C) Notwithstanding the delivery of a Transfer
                  Affidavit and Agreement by a proposed Transferee under clause
                  (B) above, if a Responsible Officer of either the Trustee or the Certificate Registrar has actual knowledge that the proposed Transferee is not a Permitted Transferee, no Transfer of an Ownership Interest in a Residual Interest Certificate to such proposed Transferee shall be effected.

                           (D) Each Person holding or acquiring any Ownership
                  Interest in a Residual Interest Certificate shall agree (1) to require a Transfer Affidavit and Agreement from any prospective Transferee to whom such Person attempts to transfer its Ownership Interest in such Residual Interest Certificate and (2) not to transfer its Ownership Interest in such Residual Interest Certificate unless it provides to the Certificate Registrar and the Trustee a certificate substantially in the form attached hereto as Exhibit H-2 stating that, among other things, it has no actual knowledge that such prospective Transferee is not a Permitted Transferee.

                           (E) Each Person holding or acquiring an Ownership
                  Interest in a Residual Interest Certificate, by purchasing such Ownership Interest, agrees to give the REMIC Administrator and the Trustee written notice that it is a "pass-through interest holder" within the meaning of temporary Treasury regulation Section 1.67-3T(a)(2)(i)(A) immediately upon acquiring an Ownership Interest in a Residual Interest Certificate, if it is, or is holding an Ownership Interest in a Residual Interest Certificate on behalf of, a "pass-through interest holder".

                  (ii) (A) If any purported Transferee shall become a Holder of a Residual Interest Certificate in violation of the provisions of this Section 5.02(d), then the last preceding Holder of such Residual Interest Certificate that was in compliance with the provisions of this Section 5.02(d) shall be restored, to the extent permitted by law, to all rights as Holder thereof retroactive to the date of registration of such Transfer of such Residual Interest Certificate. None of the Depositor, the Trustee or the Certificate Registrar shall be under any liability to any Person for any registration of Transfer of a Residual Interest Certificate that is in fact not permitted by this Section 5.02(d) or for making any payments due on such Certificate to the Holder thereof or for taking any other action with respect to such Holder under the provisions of this Agreement.


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



                           (B) If any purported Transferee shall become a Holder
                  of a Residual Interest Certificate in violation of the restrictions in this Section 5.02(d), then, to the extent that retroactive restoration of the rights of the preceding Holder of such Residual Interest Certificate as described in clause
                  (ii) (A) above shall be invalid, illegal or unenforceable, the Trustee shall have the right but not the obligation, to cause the transfer of such Residual Interest Certificate to a Permitted Transferee selected by the Trustee on such terms as the Trustee may choose, and the Trustee shall not be liable to any Person having an Ownership Interest in such Residual Interest Certificate as a result of its exercise of such discretion. Such purported Transferee shall promptly endorse and deliver such Residual Interest Certificate in accordance with the instructions of the Trustee. Such Permitted Transferee may be the Trustee itself or any Affiliate of the Trustee.

               (iii) The REMIC Administrator shall make available to the IRS and to those Persons specified by the REMIC Provisions all information furnished to it by the other parties hereto necessary to compute any tax imposed (A) as a result of the Transfer of an Ownership Interest in a Residual Interest Certificate to any Person who is a Disqualified Organization, including the information described in Treasury regulations sections 1.860D-1(b)(5) and 1.860E-2(a)(5) with respect to the "excess inclusions" of such Residual Interest Certificate and (B) as a result of any regulated investment company, real estate investment trust, common trust fund, partnership, trust, estate or organization described in Section 1381 of the Code that holds an Ownership Interest in a Residual Interest Certificate having as among its record holders at any time any Person which is a Disqualified Organization, and each of the other parties hereto shall furnish to the REMIC Administrator all information in its possession necessary for the REMIC Administrator to discharge such obligation. The Person holding such Ownership Interest shall be responsible for the reasonable compensation of the REMIC Administrator for providing such information.

               (iv) The provisions of this Section 5.02(d) set forth prior to this clause (iv) may be modified, added to or eliminated, provided that there shall have been delivered to the Trustee and the REMIC Administrator the following:

                           (A) written confirmation from each Rating Agency to
                  the effect that the modification of, addition to or elimination of such provisions will not result in an Adverse Rating Event with respect to any Class of Rated Certificates; and

                           (B) an Opinion of Counsel, in form and substance
                  satisfactory to the Trustee and the REMIC Administrator, obtained at the expense of the party seeking such modification of, addition to or elimination of such provisions (but in no event at the expense of the Trustee, the REMIC Administrator or the Trust), to the effect that doing so will not (1) cause any REMIC Pool to cease to qualify as a REMIC or be subject to an entity-level tax caused by the Transfer of any Residual Interest Certificate to a Person which is not a Permitted Transferee or (2) cause a Person other than the prospective Transferee to be subject to a REMIC-related tax caused by the Transfer of a Residual Interest Certificate to a Person that is not a Permitted Transferee.

               (e) The Trust has not been registered as an investment company under the Investment Company Act. Accordingly, no transfer of any Class B-4, Class B-5, Class B-6, Class B-7 or Class C

Certificate shall be made to any Person other than an Institutional Accredited Investor or a Qualified Institutional Buyer, and no transfer of any Residual Interest Certificate or Grantor Trust Certificate shall be made to any Person other than a Qualified Institutional Buyer. If a transfer of any such Certificate is to be made, then the Trustee shall require, in order to assure compliance with the foregoing, that the prospective transferee of such Certificate (or the transferor on its behalf) certify in writing that the prospective transferee is a Qualified Institutional Buyer or, alternatively, but solely in the case of a Class B-4, Class B-5, Class B-6, Class B-7 or Class C Certificate, an Institutional Accredited Investor.

               (f) If a Person is acquiring any Non-Registered Certificate, Subordinated Certificate or Residual Interest Certificate as a fiduciary or agent for one or more accounts, such Person shall be required to deliver to the Certificate Registrar a certification to the effect that, and such other evidence as may be reasonably required by the Trustee to confirm that, it has
(i) sole investment discretion with respect to each such account and (ii) full power to make the applicable foregoing acknowledgments, representations, warranties, certifications and/or agreements with respect to each such account as set forth in Subsections (b), (c), (d) and/or (e), as appropriate, of this
Section 5.02.

               (g) Subject to the preceding provisions of this Section 5.02, upon surrender for registration of transfer of any Certificate at the offices of the Certificate Registrar maintained for such purpose, the Trustee shall execute and the Certificate Registrar shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates of authorized denominations of the same Class evidencing a like aggregate Percentage Interest.

               (h) At the option of any Holder, its Certificates may be exchanged for other Certificates of authorized denominations of the same Class evidencing a like aggregate Percentage Interest, upon surrender of the Certificates to be exchanged at the offices of the Certificate Registrar maintained for such purpose. Whenever any Certificates are so surrendered for exchange, the Trustee shall execute and the Certificate Registrar shall authenticate and deliver the Certificates which the Certificateholder making the exchange is entitled to receive.

               (i) Every Certificate presented or surrendered for transfer or exchange shall (if so required by the Certificate Registrar) be duly endorsed by, or be accompanied by a written instrument of transfer in the form satisfactory to the Certificate Registrar duly executed by, the Holder thereof or his attorney duly authorized in writing.

               (j) No service charge shall be imposed for any transfer or exchange of Certificates, but the Trustee or the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

               (k) All Certificates surrendered for transfer and exchange shall be physically cancelled by the Certificate Registrar, and the Certificate Registrar shall dispose of such cancelled Certificates in accordance with its standard procedures.

               (l) The Certificate Registrar or the Trustee shall provide to each of the other parties hereto, upon reasonable written request and at the expense of the requesting party, an updated copy of the Certificate Register.


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



               SECTION 5.03. Book-Entry Certificates.

               (a) The Class S, Class A, Class B-1, Class B-2 and Class B-3 Certificates shall, in the case of each Class thereof, initially be issued as one or more Certificates registered in the name of the Depository or its nominee and, except as provided in Section 5.03(c), transfer of such Certificates may not be registered by the Certificate Registrar unless such transfer is to a successor Depository that agrees to hold such Certificates for the respective Certificate Owners with Ownership Interests therein. Such Certificate Owners shall hold and, subject to Section 5.02(c), transfer their respective Ownership Interests in and to such Certificates through the book-entry facilities of the Depository and, except as provided in Section 5.03(c) below, shall not be entitled to fully registered, physical Certificates ("Definitive Certificates") in respect of such Ownership Interests. All transfers by Certificate Owners of their respective Ownership Interests in the Book-Entry Certificates shall be made in accordance with the procedures established by the Depository Participant or brokerage firm representing each such Certificate Owner. Each Depository Participant shall only transfer the Ownership Interests in the Book-Entry Certificates of Certificate Owners it represents or of brokerage firms for which it acts as agent in accordance with the Depository's normal procedures.

               (b) The Depositor, the Servicer, the Special Servicer, the REMIC Administrator, the Trustee, any Fiscal Agent and the Certificate Registrar may for all purposes, including the making of payments due on the Book-Entry Certificates, deal with the Depository as the authorized representative of the Certificate Owners with respect to such Certificates for the purposes of exercising the rights of Certificateholders hereunder. The rights of Certificate Owners with respect to the Book-Entry Certificates shall be limited to those established by law and agreements between such Certificate Owners and the Depository Participants and brokerage firms representing such Certificate Owners. Multiple requests and directions from, and votes of, the Depository as Holder of the Book-Entry Certificates with respect to any particular matter shall not be deemed inconsistent if they are made with respect to different Certificate Owners. The Trustee may establish a reasonable record date in connection with solicitations of consents from or voting by Certificateholders and shall give notice to the Depository of such record date.

               (c) If (i)(A) the Depositor advises the Trustee and the Certificate Registrar in writing that the Depository is no longer willing or able to properly discharge its responsibilities with respect to any Class of Book-Entry Certificates, and (B) the Depositor is unable to locate a qualified successor, or (ii) the Depositor at its option advises the Trustee and the Certificate Registrar in writing that it elects to terminate the book-entry system through the Depository with respect to any Class of Book-Entry Certificates (or any portion of any Class thereof), the Certificate Registrar shall notify all affected Certificate Owners, through the Depository, of the occurrence of any such event and of the availability of Definitive Certificates to such Certificate Owners requesting the same. Upon surrender to the Certificate Registrar of any Class of Book-Entry Certificates (or any portion of any Class thereof) by the Depository, accompanied by registration instructions from the Depository for registration of transfer, the Trustee shall execute, and the Certificate Registrar shall authenticate and deliver, the Definitive Certificates in respect of such Class (or portion thereof) to the Certificate Owners identified in such instructions. None of the Depositor, the Servicer, the Special Servicer, the REMIC Administrator, the Trustee or the Certificate Registrar shall be liable for any delay in delivery of such instructions and may conclusively rely on, and shall be protected in relying on, such instructions. Upon the issuance of Definitive Certificates for purposes of evidencing ownership of any Book-Entry Certificates, the registered holders of such Definitive Certificates shall be recognized as Certificateholders hereunder and, accordingly, shall be entitled directly to receive payments on, to exercise Voting Rights with respect to, and to transfer and exchange such Definitive Certificates.


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               SECTION 5.04. Mutilated, Destroyed, Lost or Stolen Certificates.

               If (i) any mutilated Certificate is surrendered to the Certificate Registrar, or the Certificate Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate, and (ii) there is delivered to the Trustee and the Certificate Registrar such security or indemnity as may be reasonably required by them to save each of them harmless, then, in the absence of actual notice to the Trustee or the Certificate Registrar that such Certificate has been acquired by a bona fide purchaser, the Trustee shall execute and the Certificate Registrar shall authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of the same Class and like Percentage Interest. Upon the issuance of any new Certificate under this Section, the Trustee and the Certificate Registrar may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other reasonable expenses (including the reasonable fees and expenses of the Trustee and the Certificate Registrar) connected therewith. Any replacement Certificate issued pursuant to this Section shall constitute complete and indefeasible evidence of ownership in the applicable REMIC Pool, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

               SECTION 5.05. Persons Deemed Owners.

               Prior to due presentment for registration of transfer, the Depositor, the Servicer, the Special Servicer, the REMIC Administrator, the Trustee, any Fiscal Agent, the Certificate Registrar and any agent of any of them may treat the person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions pursuant to
Section 4.01 and for all other purposes whatsoever, and none of the Depositor, the Servicer, the Special Servicer, the REMIC Administrator, the Trustee, any Fiscal Agent, the Certificate Registrar or any agent of any of them shall be affected by notice to the contrary.

               SECTION 5.06. Certification by Certificate Owners.

               (a) Each Certificate Owner is hereby deemed by virtue of its acquisition of an Ownership Interest in the Book-Entry Certificates to agree to comply with the transfer requirements of Section 5.02(c).

               (b) To the extent that under the terms of this Agreement, it is necessary to determine whether any Person is a Certificate Owner, the Trustee shall make such determination based on a certificate of such Person which shall be substantially in the form of Exhibit L-1 hereto (or such other form as shall be reasonably acceptable to the Trustee) and specify, in reasonable detail satisfactory to the Trustee, the Class and Certificate Principal Balance or Certificate Notional Amount, as the case may be, of the Book-Entry Certificate beneficially owned, the value of such Person's interest in such Certificate and any intermediaries through which such Person's Ownership Interest in such Book-Entry Certificate is held; provided, however, that the Trustee shall not knowingly recognize such Person as a Certificate Owner if such Person, to the knowledge of a Responsible Officer of the Trustee, acquired its Ownership Interest in a Book-Entry Certificate in violation of Section 5.02(c), or if such Person's certification that it is a Certificate Owner is in direct conflict with information obtained by the Trustee from the Depository, Depository Participants and/or indirect participating brokerage firms for which Depository Participants act as agents, with respect to the identity of a Certificate Owner. The Trustee shall exercise its reasonable discretion in making any determination under this
Section 5.06(b) and shall afford any Person providing information with respect to


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



its beneficial ownership of any Book-Entry Certificate an opportunity to resolve any discrepancies between the information provided and any other information available to the Trustee.



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                                   ARTICLE VI

                          THE DEPOSITOR, THE SERVICER,
                THE SPECIAL SERVICER AND THE REMIC ADMINISTRATOR


               SECTION 6.01. Liability of the Depositor, the Servicer, the
                             Special Servicer and the REMIC Administrator.

               The Depositor, the Servicer, the Special Servicer and the REMIC Administrator shall be liable in accordance herewith only to the extent of the respective obligations specifically imposed upon and undertaken by the Depositor, the Servicer, the Special Servicer and the REMIC Administrator herein.

               SECTION 6.02. Merger, Consolidation or Conversion of the
                             Depositor, the Servicer, the Special Servicer or the REMIC Administrator.

               Subject to the following paragraph, each of the Depositor, the Servicer, the Special Servicer and the REMIC Administrator shall keep in full effect its existence, rights and franchises as a legal entity under the laws of the jurisdiction wherein it was organized, and each shall obtain and preserve its qualification to do business as a foreign entity in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the Certificates or any of the Mortgage Loans and to perform its respective duties under this Agreement.

               Each of the Depositor, the Servicer, the Special Servicer and the REMIC Administrator may be merged or consolidated with or into any Person, or transfer all or substantially all of its assets to any Person, in which case, any Person resulting from any merger or consolidation to which the Depositor, the Servicer, the Special Servicer or the REMIC Administrator shall be a party, or any Person succeeding to the business of the Depositor, the Servicer, the Special Servicer or the REMIC Administrator, shall be the successor of the Depositor, the Servicer, the Special Servicer or the REMIC Administrator, as the case may be, hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that no successor or surviving Person shall succeed to the rights of the Servicer or the Special Servicer unless such succession will not result in an Adverse Rating Event with respect to any Class of Rated Certificates (as confirmed in writing to the Trustee by each Rating Agency).

               SECTION 6.03. Limitation on Liability of the Depositor, the
                             Servicer, the Special Servicer and the REMIC
                             Administrator.

               None of the Depositor, the Servicer, the Special Servicer or the REMIC Administrator shall be under any liability to the Trust, the Trustee or the Certificateholders for any action taken or not taken in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Depositor, the Servicer, the Special Servicer or the REMIC Administrator against any liability to the Trust, the Trustee or the Certificateholders for the breach of a representation or warranty made by such party herein, or against any expense or liability specifically required to be borne by such party without right of reimbursement pursuant to the terms hereof, or against any liability which would otherwise be imposed by reason of misfeasance, bad faith or negligence in the performance of, or reckless disregard of, such party's obligations or duties hereunder. The Depositor, the Servicer, the Special Servicer, the REMIC Administrator and any director, manager, member, officer, employee or agent of any such party may rely in good faith on any document of any kind which, prima facie, is properly executed and submitted by any Person respecting any matters arising hereunder. The Depositor, the Servicer, the Special Servicer, the REMIC Administrator and any director, manager, member, officer, employee or agent of any such party shall be indemnified and held harmless by the Trust out of the Collection Account against any loss, liability, cost or expense (including reasonable legal expenses) incurred in connection with any legal action relating to this Agreement or the Certificates, other than any loss, liability, cost or expense: (i) specifically required to be borne thereby pursuant to the terms hereof or otherwise incidental to the performance of obligations and duties hereunder, including, in the case of the Servicer or Special Servicer, the prosecution of an enforcement action in respect of any specific Mortgage Loan or Mortgage Loans (except as any such loss, liability or expense shall be otherwise reimbursable pursuant to this Agreement); or (ii) incurred in connection with any legal action against such party resulting from any breach of a representation or warranty made herein, any misfeasance, bad faith or negligence in the performance of, or reckless disregard of, obligations or duties hereunder or any willful or negligent violation of applicable law. None of the Depositor, the Servicer, the Special Servicer or the REMIC Administrator shall be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its respective duties under this Agreement and, except in the case of a legal action the costs of which it is specifically required hereunder to bear, in its opinion does not involve it in any ultimate expense or liability; provided, however, that the Depositor, the Servicer, the Special Servicer or the REMIC Administrator may in its discretion undertake any such action which it may reasonably deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties hereto and the interests of the Certificateholders hereunder. In such event, the legal expenses and costs of such action, and any liability resulting therefrom, shall be expenses, costs and liabilities of the Trust, and the Depositor, the Servicer, the Special Servicer and the REMIC Administrator shall be entitled to be reimbursed therefor from the Collection Account as provided in Section 3.05(a).

               SECTION 6.04. Servicer, Special Servicer and REMIC Administrator
                             Not to Resign.

               The REMIC Administrator, the Servicer and the Special Servicer may each resign from the obligations and duties hereby imposed on it, upon a determination that its duties hereunder are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it (the other activities of the REMIC Administrator, the Servicer or the Special Servicer, as the case may be, so causing such a conflict being of a type and nature carried on by the REMIC Administrator, the Servicer or the Special Servicer, as the case may be, at the date of this Agreement). Any such determination requiring the resignation of the REMIC Administrator, the Servicer or the Special Servicer, as applicable, shall be evidenced by an Opinion of Counsel to such effect which shall be delivered to the Trustee. Unless applicable law requires the REMIC Administrator's, the Servicer's or the Special Servicer's (as the case may be) resignation to be effective immediately, and the Opinion of Counsel delivered pursuant to the prior sentence so states, no such resignation shall become effective until the Trustee or other successor shall have assumed the responsibilities and obligations of the resigning party in accordance with Section 6.06 or Section
7.02 hereof. In addition, the Servicer and the Special Servicer shall each have the right to resign at any other time provided that (i) a willing successor thereto (including any such successor proposed by the resigning party) acceptable to the Depositor has been found , (ii) each of the Rating Agencies confirms in writing that the successor's appointment will not result in an Adverse Rating Event with respect to any Class of Rated Certificates, (iii) the resigning party pays all costs and expenses in connection with such transfer, and (iv) the successor accepts appointment prior to the effectiveness of such resignation. Neither the Servicer nor the Special Servicer shall be permitted to resign except as contemplated above in this Section 6.04.

               Consistent with the foregoing, none of the Servicer, the Special Servicer or the REMIC Administrator shall (except in connection with any resignation thereby permitted pursuant to the next to last sentence of the prior paragraph or as otherwise expressly provided herein, including the provisions of
Section 3.22 and/or Section 6.02) assign or transfer any of its rights, benefits or privileges hereunder to any other Person or delegate to, subcontract with, or authorize or appoint any other Person to perform any of the duties, covenants or obligations to be performed by it hereunder. If, pursuant to any provision hereof, the duties of the Servicer, the Special Servicer or the REMIC Administrator are transferred to a successor thereto, the entire amount of compensation payable to the Servicer, the Special Servicer or the REMIC Administrator, as the case may be, that accrues pursuant hereto from and after the date of such transfer shall be payable to such successor.

               Notwithstanding the foregoing, if the same Person is acting as both REMIC Administrator and Trustee, and such Person resigns as Trustee pursuant to Section 8.07, then such Person shall be deemed to have also resigned as the REMIC Administrator, and the successor Trustee shall also act as successor REMIC Administrator or shall appoint a successor REMIC Administrator.

               SECTION 6.05. Rights of the Depositor and the Trustee in Respect
                             of the Servicer, the Special Servicer and the REMIC Administrator.

               The Servicer, the Special Servicer and the REMIC Administrator shall each afford the Depositor, the Trustee, the Controlling Class Representative and each Rating Agency, upon reasonable notice, during normal business hours access to all records maintained by it in respect of its rights and obligations hereunder and access to such of its officers as are responsible for such obligations. Upon reasonable request, the Servicer, the Special Servicer and the REMIC Administrator shall each furnish the Depositor, the Trustee and each Rating Agency with its most recent financial statements and such other information as it possesses, and which it is not prohibited by applicable law or contract from disclosing, regarding its business, affairs, property and condition, financial or otherwise; provided that none of the Depositor or the Trustee may disclose the contents of such financial statements or other information to non-affiliated third parties (other than accountants, attorneys, financial advisors and other representatives retained to help it evaluate such financial statements or other information), unless it is required to do so under applicable securities laws or is otherwise compelled to do so as a matter of law. The Servicer, the Special Servicer and the REMIC Administrator may each affix to any such information described in this Section 6.05 provided by it any disclaimer it deems appropriate in its reasonable discretion. The Depositor may, but is not obligated to, enforce the obligations of the Servicer, the Special Servicer and the REMIC Administrator hereunder and may, but is not obligated to, perform, or cause a designee to perform, any defaulted obligation of the Servicer, the Special Servicer or the REMIC Administrator hereunder or exercise the rights of the Servicer, the Special Servicer or the REMIC Administrator hereunder; provided, however, that none of the Servicer, the Special Servicer or the REMIC Administrator shall be relieved of any of its obligations hereunder by virtue of such performance by the Depositor or its designee. The Depositor shall not have any responsibility or liability for any action or failure to act by the Servicer, the Special Servicer or the REMIC Administrator and is not obligated to supervise the performance of the Servicer, the Special Servicer or the REMIC Administrator under this Agreement or otherwise.


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



               SECTION 6.06. Designation of Special Servicer by the Controlling
                             Class.

               The Holder or Holders of the Certificates evidencing a majority of the Voting Rights allocated to the Controlling Class may at any time and from time to time designate a Person to replace any existing Special Servicer or any Special Servicer that has resigned or otherwise ceased to serve as Special Servicer. Such Holder or Holders shall so designate a Person to so serve as successor Special Servicer by the delivery to the Trustee, the Servicer and the existing Special Servicer of a written notice stating such designation. The Trustee shall, promptly after receiving any such notice, deliver to the Rating Agencies an executed Notice and Acknowledgment in the form attached hereto as
Exhibit I-1. The designated Person shall become the Special Servicer on the date as of which the Trustee shall have received: (i) written confirmation from each of the Rating Agencies that the appointment of such Person will not result in an Adverse Rating Event with respect to any Class of Rated Certificates; (ii) an Acknowledgment of Proposed Special Servicer in the form attached hereto as
Exhibit I-2, executed by the designated Person; and (iii) an Opinion of Counsel (which shall not be an expense of the Trustee or the Trust) substantially to the effect that (A) the designation of such Person to serve as Special Servicer is in compliance with this Section 6.06 and all other applicable provisions of this Agreement, (B) the designated Person is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (C) the Acknowledgment of Proposed Special Servicer has been duly authorized, executed and delivered by the designated Person and (D) upon the execution and delivery of the Acknowledgment of Proposed Special Servicer, the designated Person shall be bound by the terms of this Agreement and, subject to customary bankruptcy and insolvency exceptions, that this Agreement shall be enforceable against the designated Person in accordance with its terms. Any existing Special Servicer shall be deemed to have been terminated simultaneously with such designated Person's becoming the Special Servicer hereunder; provided, however, that the terminated Special Servicer shall continue to be obligated to pay and entitled to receive all amounts accrued or owing by or to it under this Agreement on or prior to the effective date of such termination, whether in respect of Servicing Advances or otherwise, and it and its directors, managers, members, officers, employees and agents shall continue to be entitled to the benefits of Section
6.03 notwithstanding any such termination. Such terminated Special Servicer shall cooperate with the Trustee and the replacement Special Servicer in effecting the transfer of the terminated Special Servicer's responsibilities and rights hereunder to its successor, including the transfer within two Business Days to the replacement Special Servicer for administration by it of all cash amounts that at the time are or should have been credited by the Special Servicer to the REO Account or any Servicing Account or should have been delivered to the Servicer or that are thereafter received by or on behalf of it with respect to any Mortgage Loan or REO Property. If the termination of the Special Servicer was without cause, the costs and expenses of any such transfer shall in no event be paid out of the Trust Fund, and instead shall be paid by the successor Special Servicer or the Holders of the Controlling Class that voted to remove the Special Servicer, as such parties may agree.

               SECTION 6.07. Servicer or Special Servicer as Owner of a
                             Certificate.

               If, at any time during which the Servicer or the Special Servicer or an Affiliate of the Servicer or the Special Servicer is the Holder of (or, in the case of a Book-Entry Certificate, Certificate Owner with respect to) any Certificate, the Servicer or the Special Servicer proposes to take any action (including for this purpose, omitting to take a particular action) that is not expressly prohibited by the terms hereof and would not, in the Servicer's or the Special Servicer's reasonable, good faith judgment, violate the Servicing Standard, but that, if taken, might nonetheless, in the Servicer's or the Special Servicer's reasonable, good faith judgment, be considered by other Persons to violate the Servicing Standard, then the Servicer or the Special Servicer may (but need not) seek the approval of the Certificateholders to such action by delivering to the

Trustee a written notice that (a) states that it is delivered pursuant to this
Section 6.07, (b) identifies the Percentage Interest in each Class of Certificates beneficially owned by the Servicer or the Special Servicer, as the case may be, or by an Affiliate thereof and (c) describes in reasonable detail the action that the Servicer or the Special Servicer, as the case may be, proposes to take. The Trustee, upon receipt of such notice, shall forward it to the Certificateholders (other than the Servicer and its Affiliates or the Special Servicer and its Affiliates, as appropriate), together with a request for approval by the Certificateholders of each such proposed action. If at any time Certificateholders holding greater than 50% of the Voting Rights of all Certificateholders (calculated without regard to the Certificates beneficially owned by the Servicer or its Affiliates or the Special Servicer or its Affiliates, as the case may be) shall have consented in writing to the proposal described in the written notice, and if the Servicer or the Special Servicer, as the case may be, shall act as proposed in the written notice, such action shall be deemed to comply with the Servicing Standard. The Trustee shall be entitled to reimbursement from the Servicer or the Special Servicer, as applicable, for the reasonable expenses of the Trustee incurred pursuant to this paragraph. It is not the intent of the foregoing provision that the Servicer or the Special Servicer be permitted to invoke the procedure set forth herein with respect to routine servicing matters arising hereunder, but rather in the case of unusual circumstances.


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



                                   ARTICLE VII

                                     DEFAULT

               SECTION 7.01. Events of Default.

               (a) "Event of Default", wherever used herein, means any one of the following events:

                  (i) any failure by the Servicer to deposit into the Collection
               Account any amount required to be so deposited under this Agreement, which failure continues unremedied for one Business Day following the date on which such deposit was first required to be made; or

                  (ii) any failure by the Special Servicer to deposit into the
               REO Account or the Collection Account, or to remit to the Servicer for deposit into the Collection Account, any amount required to be so deposited or remitted under this Agreement, which failure continues unremedied for one Business Day following the date on which such deposit or remittance, as the case may be, was first required to be made; or

                  (iii) any failure by the Servicer to remit to the Trustee for deposit into the Distribution Account, on any P&I Advance Date, the full amount of P&I Advances required to be made on such date or, on any Servicer Remittance Date, the full amount of the Servicer Remittance Amount required to be remitted on such date, which failure continues unremedied until 5:00 p.m. (New York City time) on such P&I Advance Date or Servicer Remittance Date, as the case may be; or

                  (iv) any failure by the Servicer to timely make any Servicing
               Advance required to be made by it hereunder, which Servicing Advance remains unmade for a period of three Business Days following the date on which notice shall have been given to the Servicer by the Trustee as provided in Section 3.11(f); or

                  (v) any failure by the Special Servicer to timely make (or request the Servicer to make) any Servicing Advance required to be made by it hereunder, which Servicing Advance remains unmade for a period of three Business Days following the date on which notice has been given to the Special Servicer by the Trustee as provided in Section 3.11(f); or

                  (vi) any failure on the part of the Servicer or the Special
               Servicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Servicer or the Special Servicer, as the case may be, contained in this Agreement, which failure continues unremedied for a period of 30 days (or, in the case of payment of insurance premiums, for a period of 15 days) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer or the Special Servicer, as the case may be, by any other party hereto or to the Servicer or the Special Servicer, as the case may be, (with a copy to each other party hereto) by the Holders of Certificates entitled to at least 25% of the Voting Rights; or

                  (vii) any failure on the part of the REMIC Administrator duly to observe or perform in any material respect any of the covenants or agreements on the part of the REMIC Administrator contained in this Agreement which continues unremedied for a period of 60 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the REMIC Administrator by any other party hereto, or to the REMIC Administrator (with a copy to each other party hereto) by the Holders of Certificates entitled to at least 25% of the Voting Rights; or

                  (viii) any breach on the part of the Servicer or the Special
               Servicer of any representation or warranty contained in this Agreement that materially and adversely affects the interests of any Class of Certificateholders and which continues unremedied for a period of 60 days after the date on which notice of such breach, requiring the same to be remedied, shall have been given to the Servicer or the Special Servicer, as the case may be, by any other party hereto or to the Servicer or the Special Servicer, as the case may be, (with a copy to each other party hereto) by the Holders of Certificates entitled to at least 25% of the Voting Rights; or

                  (ix) any breach on the part of the REMIC Administrator of any representation or warranty contained in this Agreement that materially and adversely affects the interests of any Class of Certificateholders and which continues unremedied for a period of 30 days after the date on which notice of such breach, requiring the same to be remedied, shall have been given to the REMIC Administrator by any other party hereto or to the REMIC Administrator (with a copy to each other party hereto) by the Holders of Certificates entitled to at least 25% of the Voting Rights; or

                  (x) a decree or order of a court or agency or supervisory
               authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Servicer, the Special Servicer or the REMIC Administrator and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days; or

                  (xi) the Servicer, the Special Servicer or the REMIC
               Administrator shall consent to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to it or of or relating to all or substantially all of its property; or

                  (xii) the Servicer, the Special Servicer or the REMIC
               Administrator shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations, or take any corporate action in furtherance of the foregoing; or

                  (xiii) the Servicer's or the Special Servicer's acting in such capacity shall have resulted in an Adverse Rating Event with respect to any Class of Rated Certificates, or the Trustee shall have received written notice from either Rating Agency that the Servicer's or the Special Servicer's continuing to act in such capacity shall result in an Adverse Rating Event with respect to any Class of Rated Certificates.

When a single entity acts as Servicer, Special Servicer and REMIC Administrator, or in any two of the foregoing capacities, an Event of Default (other than an event described in clause (xiii) above) in one capacity shall constitute an Event of Default in each such capacity.

               (b) If any Event of Default with respect to the Servicer or the Special Servicer (in either case, for purposes of this Section 7.01(b), the "Defaulting Party") shall occur and be continuing, then, and in each and every such case, so long as the Event of Default shall not have been remedied, the Trustee may, and at the written direction of the Holders of Certificates entitled to not less than 25% of the Voting Rights or if the relevant Event of Default is one described in any of clauses (iii) and (x) through (xiii) of
Section 7.01(a), the Trustee shall (subject to applicable bankruptcy or insolvency law in the case of clauses (x) through (xii) of Section 7.01(a)), terminate, by notice in writing to the Defaulting Party (with a copy of such notice to each other party hereto), all of the rights and obligations (accruing from and after such notice) of the Defaulting Party under this Agreement and in and to the Trust Fund (other than as a Holder of any Certificate). From and after the receipt by the Defaulting Party of such written notice, all authority and power of the Defaulting Party under this Agreement, whether with respect to the Certificates (other than as a Holder of any Certificate) or the Mortgage Loans or otherwise, shall pass to and be vested in the Trustee pursuant to and under this Section, and, without limitation, the Trustee is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the Defaulting Party, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise. Each of the Servicer and the Special Servicer agrees that, if it is terminated pursuant to this Section 7.01(b), it shall promptly (and in any event no later than ten Business Days subsequent to its receipt of the notice of termination) provide the Trustee with all documents and records requested thereby to enable the Trustee to assume the Servicer's or Special Servicer's, as the case may be, functions hereunder, and shall otherwise cooperate with the Trustee in effecting the termination of the Servicer's or Special Servicer's, as the case may be, responsibilities and rights hereunder, including the transfer within two Business Days to the Trustee for administration by it of all cash amounts that at the time are or should have been credited by the Servicer to the Collection Account, the Distribution Account or any Servicing Account (if it is the Defaulting Party) or by the Special Servicer to the REO Account, the Collection Account or any Servicing Account (if it is the Defaulting Party) or that are thereafter received by or on behalf of it with respect to any Mortgage Loan or REO Property (provided, however, that the Servicer and the Special Servicer each shall, if terminated pursuant to this Section 7.01(b), continue to be obligated to pay and entitled to receive all amounts accrued or owing by or to it under this Agreement on or prior to the date of such termination, whether in respect of Advances or otherwise, and it and its directors, managers, members, officers, employees and agents shall continue to be entitled to the benefits of Section 6.03 notwithstanding any such termination). Any costs or expenses (including those of any other party hereto) incurred in connection with any actions to be taken by the Servicer or Special Servicer pursuant to this paragraph shall be borne by the Servicer or Special Servicer, as the case may be (and, in the case of the Trustee's costs and expenses, if not paid within a reasonable time, shall be borne by the Trust out of the Collection Account).


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



               (c) If any Event of Default with respect to the REMIC Administrator shall occur and be continuing, then, and in each and every such case, so long as the Event of Default shall not have been remedied, the Depositor or the Trustee (or, if the Trustee is also the REMIC Administrator, the Servicer) may, and at the written direction of the Holders of Certificates entitled to not less than a majority of the Voting Rights, the Trustee (or, if the Trustee is also the REMIC Administrator, the Servicer) shall, terminate, by notice in writing to the REMIC Administrator (with a copy to each of the other parties hereto), all of the rights and obligations of the REMIC Administrator under this Agreement. From and after the receipt by the REMIC Administrator of such written notice (or, if the Trustee is also the REMIC Administrator, from and after such time as another successor appointed as contemplated by Section
7.02 accepts such appointment), all authority and power of the REMIC Administrator under this Agreement shall pass to and be vested in the Trustee (or such other successor) pursuant to and under this Section, and, without limitation, the Trustee (or such other successor) is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the REMIC Administrator, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination. The REMIC Administrator agrees promptly (and in any event no later than ten Business Days subsequent to its receipt of the notice of the termination) to provide the Trustee (or, if the Trustee is also the REMIC Administrator, such other successor appointed as contemplated by Section 7.02) with all documents and records requested thereby to enable the Trustee (or such other successor) to assume the REMIC Administrator's functions hereunder, and to cooperate with the Trustee (or such other successor) in effecting the termination of the REMIC Administrator's responsibilities and rights hereunder (provided, however, that the REMIC Administrator shall continue to be obligated to pay and entitled to receive all amounts accrued or owing by or to it under this Agreement on or prior to the date of such termination, and it and its directors, managers, members, officers, employees and agents shall continue to be entitled to the benefits of Section 6.03 notwithstanding any such termination). Any costs or expenses (including those of any other party hereto) incurred in connection with any actions to be taken by the REMIC Administrator pursuant to this paragraph shall be borne by the REMIC Administrator.

               SECTION 7.02. Trustee to Act; Appointment of Successor.

               On and after the time the Servicer, the Special Servicer or the REMIC Administrator resigns pursuant to the first paragraph of Section 6.04 or receives a notice of termination pursuant to Section 7.01, the Trustee shall be the successor in all respects to the Servicer, the Special Servicer or (unless it had also been acting as such) the REMIC Administrator, as the case may be, in its capacity as such under this Agreement and the transactions set forth or provided for herein and shall be subject to all the responsibilities, duties and liabilities relating thereto and arising thereafter placed on the Servicer, the Special Servicer or the REMIC Administrator, as the case may be, by the terms and provisions hereof, including, if the Servicer is the resigning or terminated party, the Servicer's obligation to make P&I Advances; provided, however, that any failure to perform such duties or responsibilities caused by the Servicer's, the Special Servicer's or the REMIC Administrator's, as the case may be, failure to cooperate or to provide information or monies as required by Section 7.01 shall not be considered a default by the Trustee hereunder; and provided, further, that, in the case of a resigning or terminated Special Servicer, the Trustee shall not so act as successor if an alternative successor is earlier appointed pursuant to Section 6.06. Neither the Trustee nor any other successor shall be liable for any of the representations and warranties of the resigning or terminated party or for any losses incurred by the resigning or terminated party pursuant to Section 3.06 hereunder nor shall the Trustee nor any other successor be required to purchase any Mortgage Loan hereunder. As compensation therefor, the Trustee shall be entitled to all fees and other compensation which the resigning or terminated party would have been entitled to for future services rendered if the resigning or terminated party had


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



continued to act hereunder. Notwithstanding the above, if it is unwilling to so act, the Trustee may (and, if it is unable to so act, or if the Servicer or the Special Servicer is the resigning or terminated party and the Trustee is not approved as an acceptable servicer or special servicer, as the case may be, by each Rating Agency, or if the REMIC Administrator is the resigning or terminated party and the Trustee had been acting in such capacity, or if the Holders of Certificates entitled to a majority of all the Voting Rights so request in writing, the Trustee shall) promptly appoint, or petition a court of competent jurisdiction to appoint, any established and qualified institution as the successor to the Servicer, the Special Servicer or the REMIC Administrator, as the case may be, hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Servicer, the Special Servicer or the REMIC Administrator, as the case may be, hereunder; provided, however, that such appointment does not result in an Adverse Rating Event with respect to any Class of Rated Certificates (as confirmed in writing to the Trustee by each Rating Agency). No appointment of a successor to the Servicer, the Special Servicer or the REMIC Administrator hereunder shall be effective until the assumption by such successor of all its responsibilities, duties and liabilities hereunder, and pending such appointment and assumption, the Trustee shall act in such capacity as hereinabove provided. In connection with any such appointment and assumption, the Trustee may make such arrangements for the compensation of such successor out of payments on the Mortgage Loans or otherwise as it and such successor shall agree; provided, however, that no such compensation shall be in excess of that permitted the resigning or terminated party hereunder. The Depositor, the Trustee, such successor and each other party hereto shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.

               SECTION 7.03. Notification to Certificateholders.

               (a) Upon any resignation of the Servicer, the Special Servicer or the REMIC Administrator pursuant to Section 6.04, any termination of the Servicer, the Special Servicer or the REMIC Administrator pursuant to Section 7.01, any appointment of a successor to the Servicer, the Special Servicer or the REMIC Administrator pursuant to Section 6.04 or 7.02 or the effectiveness of any designation of a new Special Servicer pursuant to Section 6.06, the Trustee shall give prompt written notice thereof to Certificateholders at their respective addresses appearing in the Certificate Register.

               (b) Not later than the later of (i) 60 days after the occurrence of any event which constitutes or, with notice or lapse of time or both, would constitute an Event of Default and (ii) five days after a Responsible Officer of the Trustee has actual notice of the occurrence of such an event, the Trustee shall transmit by mail to the Depositor and all Certificateholders notice of such occurrence, unless such default shall have been cured.

               SECTION 7.04. Waiver of Events of Default.

               The Holders of Certificates representing at least 66-2/3% of the Voting Rights allocated to each Class of Certificates affected by any Event of Default hereunder may waive such Event of Default; provided, however, that an Event of Default under clause (i), clause (ii), clause (iii) or clause (xiii) of Section 7.01(a) may be waived only by all of the Certificateholders of the affected Classes. Upon any such waiver of an Event of Default, such Event of Default shall cease to exist and shall be deemed to have been remedied for every purpose hereunder. No such waiver shall extend to any subsequent or other Event of Default or impair any right consequent thereon except to the extent expressly so waived. Notwithstanding any other provisions of this Agreement, for purposes of waiving any Event of Default pursuant to this Section 7.04, Certificates registered in the name of the Depositor or any Affiliate of the Depositor shall be entitled to the same Voting

Rights with respect to the matters described above as they would if registered in the name of any other Person.

               SECTION 7.05. Additional Remedies of Trustee Upon Event of
                             Default.

               During the continuance of any Event of Default, so long as such Event of Default shall not have been remedied, the Trustee, in addition to the rights specified in Section 7.01, shall have the right (exercisable subject to Section 8.01(a)), in its own name and as trustee of an express trust, to take all actions now or hereafter existing at law, in equity or by statute to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Certificateholders (including the institution and prosecution of all judicial, administrative and other proceedings and the filings of proofs of claim and debt in connection therewith). Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Event of Default.

                                  ARTICLE VIII

                                   THE TRUSTEE

               SECTION 8.01. Duties of Trustee.

               (a) The Trustee, prior to the occurrence of an Event of Default and after the curing or waiver of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Agreement. If an Event of Default occurs and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Any permissive right of the Trustee contained in this Agreement shall not be construed as a duty.

               (b) Upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee which are specifically required to be furnished pursuant to any provision of this Agreement (other than the Mortgage Files, the review of which is specifically governed by the terms of Article II), the Trustee shall examine them to determine whether they conform to the requirements of this Agreement. If any such instrument is found not to conform to the requirements of this Agreement in a material manner, the Trustee shall take such action as it deems appropriate to have the instrument corrected. The Trustee shall not be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Depositor, the Servicer or the Special Servicer and accepted by the Trustee in good faith, pursuant to this Agreement.

               (c) No provision of this Agreement shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct; provided, however, that:

                  (i) Prior to the occurrence of an Event of Default, and after the curing or waiver of all Events of Default which may have occurred, the duties and obligations of the Trustee shall be determined solely by the express provisions of this Agreement, the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee and, in the absence of bad faith on the part of the Trustee, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee and conforming to the requirements of this Agreement.

                  (ii) The Trustee shall not be personally liable for an error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Trustee, unless it shall be proved that the Trustee was negligent in ascertaining the pertinent facts.

                  (iii) The Trustee shall not be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of Holders of Certificates entitled to at least 25% (or, as to any particular matter, any higher percentage as may be specifically provided for hereunder) of the Voting Rights relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Agreement.

                  (iv) The Trustee shall not be required to take action with respect to, or be deemed to have notice or knowledge of, any default or Event of Default (except an Event of Default under Section 7.01(a)(xiii) or the Servicer's failure to deliver any monies, including P&I Advances, or to provide any report, certificate or statement to the Trustee when required pursuant to this Agreement) unless a Responsible Officer of the Trustee shall have received written notice or otherwise have actual knowledge thereof. Otherwise, the Trustee may conclusively assume that there is no such default or Event of Default.

                  (v) Subject to the other provisions of this Agreement and
               without limiting the generality of this Section 8.01, the Trustee shall have no duty, except as expressly provided in Section 2.01(c) or Section 2.01(e) or in its capacity as successor Servicer or successor Special Servicer, (A) to cause any recording, filing, or depositing of this Agreement or any agreement referred to herein or any financing statement or continuation statement evidencing a security interest, or to cause the maintenance of any such recording or filing or depositing or to any rerecording, refiling or redepositing of any thereof, (B) to cause the maintenance of any insurance, and (C) to confirm or verify the contents of any reports or certificates of the Servicer or Special Servicer delivered to the Trustee pursuant to this Agreement reasonably believed by the Trustee to be genuine and without error and to have been signed or presented by the proper party or parties.

                  (vi) For as long as the Person that serves as Trustee
               hereunder also serves as Custodian, Certificate Registrar and/or REMIC Administrator, the protections, immunities and indemnities afforded to the Trustee hereunder shall also be afforded to such Person in its capacity as Custodian, Certificate Registrar and/or REMIC Administrator, as the case may be.

               SECTION 8.02. Certain Matters Affecting the Trustee.

               Except as otherwise provided in Section 8.01:

                  (i) the Trustee may rely upon and shall be protected in acting or refraining from acting upon any resolution, Officers' Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and without error and to have been signed or presented by the proper party or parties;

                  (ii) the Trustee may consult with counsel and the written
               advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance therewith;

                  (iii) the Trustee shall be under no obligation to exercise any of the trusts or powers vested in it by this Agreement or to make any investigation of matters arising hereunder or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, unless (in the Trustee's reasonable opinion) such Certificateholders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby; the Trustee shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it; provided, however, that nothing contained herein shall relieve the Trustee of the obligation, upon the occurrence of an Event of Default which has not been waived or cured, to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs;

                  (iv) neither the Trustee nor any Fiscal Agent appointed
               thereby shall be personally liable for any action reasonably taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

                  (v) prior to the occurrence of an Event of Default and after the waiver or curing of all Events of Default which may have occurred, the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by Holders of Certificates entitled to at least 25% of the Voting Rights; provided, however, that if the payment within a reasonable time to the Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee, not reasonably assured to the Trustee by the security afforded to it by the terms of this Agreement, the Trustee may require reasonable indemnity against such expense or liability as a condition to taking any such action;

                  (vi) except as contemplated by Section 8.06 and/or Section
               8.14, the Trustee shall not be required to give any bond or surety in respect of the execution of the trusts created hereby or the powers granted hereunder;

                  (vii) the Trustee may execute any of the trusts or powers
               vested in it by this Agreement or perform any of its duties hereunder either directly or by or through agents or attorneys-in-fact, provided that the use of agents or attorneys-in-fact shall not be deemed to relieve the Trustee of any of its duties and obligations hereunder (except as expressly set forth herein);

                  (viii) neither the Trustee nor any Fiscal Agent appointed
               thereby shall be responsible for any act or omission of the Servicer, the Special Servicer or the REMIC Administrator (unless the Trustee is acting as Servicer, Special Servicer or REMIC Administrator, as the case may be) or of the Depositor.

                  (ix) neither the Trustee nor the Certificate Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restriction on transfer imposed under
               Article V under this Agreement or under applicable law with respect to any transfer of any Certificate or any interest therein, other than to require delivery of the certification(s) and/or Opinions of Counsel described in said Article applicable with respect to changes in registration or record ownership of Certificates in the Certificate Register and to examine the same to determine substantial compliance with the express requirements of this Agreement; and the Trustee and Certificate Registrar shall have no liability for transfers, including transfers made through the book-entry facilities of the Depository or between or among Depository Participants or beneficial owners of the Certificates, made in violation of applicable restrictions except for its failure to perform its express duties in connection with changes in registration or record ownership in the Certificate Register.

               SECTION 8.03. Trustee and Fiscal Agent not Liable for Validity or
                             Sufficiency of Certificates or Mortgage Loans.

               The recitals contained herein and in the Certificates (other than the statements attributed to, and the representations and warranties of, the Trustee and/or any Fiscal Agent in Article II, and the signature of the Trustee set forth on each outstanding Certificate) shall not be taken as the statements of the Trustee or any Fiscal Agent, and neither the Trustee nor any Fiscal Agent assumes any responsibility for their correctness. Neither the Trustee nor any Fiscal Agent makes any representation as to the validity or sufficiency of this Agreement (except as regards the enforceability of this Agreement against it) or of any Certificate (other than as to the signature of the Trustee set forth thereon) or of any Mortgage Loan or related document. Neither the Trustee nor any Fiscal Agent shall be accountable for the use or application by the Depositor of any of the Certificates issued to it or of the proceeds of such Certificates, or for the use or application of any funds paid to the Depositor in respect of the assignment of the Mortgage Loans to the Trust, or any funds deposited in or withdrawn from the Collection Account or any other account by or on behalf of the Depositor, the Servicer, the Special Servicer or the REMIC Administrator (in each case, unless the Trustee is acting in such capacity). Neither the Trustee nor any Fiscal Agent shall be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Depositor, the Servicer, the Special Servicer or the REMIC Administrator (in each case, unless the Trustee is acting in such capacity), and accepted by the Trustee or such Fiscal Agent, as the case may be, in good faith, pursuant to this Agreement. Neither the Trustee nor any Fiscal Agent shall be responsible for the legality or validity of this Agreement (other than insofar as it relates to the obligations of the Trustee or such Fiscal Agent, as the case may be, hereunder) or the validity, priority, perfection or sufficiency of any security, lien or security interest granted to it hereunder or the filing of any financing statements or continuation statements, except to the extent set forth in Section 2.01(c) and Section 2.01(e) or to the extent the Trustee is acting as Servicer or Special Servicer. The Trustee shall not be required to record this Agreement.

               SECTION 8.04. Trustee and Fiscal Agent May Own Certificates.

               The Trustee (in its individual or any other capacity), any Fiscal Agent or any Affiliate of either of them may become the owner or pledgee of Certificates with (except as otherwise provided in the definition of "Certificateholder") the same rights it would have if it were not the Trustee, such Fiscal Agent or an Affiliate of either of them, as the case may be.

               SECTION 8.05. Fees and Expenses of Trustee; Indemnification of
                             and by Trustee, REMIC Administrator and Fiscal
                             Agent.

               (a) On each Distribution Date, the Trustee shall withdraw from the Distribution Account, prior to any distributions to be made therefrom to Certificateholders on such date, and pay to itself all earned but unpaid Trustee's Fees in respect of the Mortgage Loans and any REO Mortgage Loans through the end of the most recently ended calendar month, as compensation for all services rendered by the Trustee in the execution of the trusts hereby created and in the exercise and performance of any of the powers and duties of the Trustee hereunder. As to each Mortgage Loan and REO Mortgage Loan, the Trustee's Fee shall accrue during each calendar month, commencing with June 1998, at the Trustee's Fee Rate on a principal amount equal to the Stated Principal Balance of such Mortgage Loan or REO Mortgage Loan immediately following the Distribution Date in such calendar month (or, in the case of June 1998, on a principal amount equal to the Cut-off Date Balance of the particular Mortgage Loan), whether or not interest is actually collected on each Mortgage Loan and REO Mortgage Loan. With respect to each Mortgage Loan and REO Mortgage Loan, the Trustee Fee shall accrue from time to time on the basis of a 360-day year consisting of twelve 30-day months. The Trustee's Fees (which shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust) shall constitute the Trustee's sole compensation for such services to be rendered by it.

               (b) The Trustee and any affiliate, director, officer, employee or agent of the Trustee shall be entitled to be indemnified and held harmless out of Trust Fund for and against any loss, liability, claim or expense (including costs and expenses of litigation, and of investigation, counsel fees, damages, judgments and amounts paid in settlement) arising out of, or incurred in connection with, this Agreement, the Certificates, the Mortgage Loans (unless it incurs any such expense or liability in the capacity of successor Servicer or Special Servicer, in which case such expense or liability will be reimbursable thereto in the same manner as it would be for any other Servicer or Special Servicer, as the case may be) or any act or omission of the Trustee relating to the exercise and performance of any of the powers and duties of the Trustee hereunder, if (but only if) such loss, liability, claim or expense constitutes an "unanticipated expense" within the meaning of Treasury regulation Section 1.860G-1(b)(3)(ii); provided, however, that neither the Trustee nor any of the other above specified Persons shall be entitled to indemnification pursuant to this Section 8.05(b) for (1) allocable overhead of the Trustee, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses, (2) any expense or liability specifically required to be borne thereby pursuant to the terms hereof or (3) any loss, liability, claim or expense incurred by reason of any breach on the part of the Trustee of any of its representations, warranties or covenants contained herein or any willful misfeasance, bad faith or negligence in the performance of, or reckless disregard of, the Trustee's obligations and duties hereunder.

               (c) Each of the Servicer and the Special Servicer shall indemnify the Trustee, any Fiscal Agent and the REMIC Administrator for and hold each of them harmless against any loss, liability, claim or expense that is a result of the Servicer's or the Special Servicer's, as the case may be, negligent acts or omissions in connection with this Agreement, including the negligent use by the Servicer or the Special Servicer, as the case may be, of any powers of attorney delivered to it by the Trustee pursuant to the provisions hereof and the Mortgage Loans serviced by the Servicer or the Special Servicer, as the case may be; provided, however, that, if the Trustee has been reimbursed for such loss, liability, claim or expense pursuant to Section 8.05(b), any Fiscal Agent has been reimbursed for such loss, liability, claim or expense pursuant to Section 8.13, or the REMIC Administrator has been reimbursed for such loss, liability, claim or expense pursuant to Section 6.03, then the indemnity in favor of such Person provided for in this Section 8.05(c) with respect to such loss, liability, claim or expense shall be for the benefit of the Trust.

               (d) Each of the Trustee, any Fiscal Agent and the REMIC Administrator shall indemnify the Servicer and the Special Servicer for and hold each of them harmless against any loss, liability, claim or expense that is a result of the Trustee's, such Fiscal Agent's or the REMIC Administrator's, as the case may be, negligent acts or omissions in connection with this Agreement; provided, however, that if the Servicer or the Special Servicer has been reimbursed for such loss, liability, claim or expense pursuant to Section 6.03, then the indemnity in favor of such Person provided for in this Section 8.05(d) with respect to such loss, liability, claim or expense shall be for the benefit of the Trust.

               (e) This Section 8.05 shall survive the termination of this Agreement or the resignation or removal of the Trustee, any Fiscal Agent, the REMIC Administrator, the Servicer and the Special Servicer as regards rights and obligations prior to such termination, resignation or removal.

               SECTION 8.06. Eligibility Requirements for Trustee.

               The Trustee hereunder shall at all times be a corporation, bank, trust company or association organized and doing business under the laws of the United States of America or any State thereof or the District of Columbia, authorized under such laws to exercise trust powers, having a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal or state authority. If such corporation, bank, trust company or association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section the combined capital and surplus of such corporation, bank, trust company or association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. The Trustee shall at all times meet the requirements of Section 26(a)(1) of the Investment Company Act. In addition, the Trustee shall at all times maintain a long-term unsecured debt rating of no less than "AA" from each of S&P and Fitch (or, in the case of either Rating Agency, such lower rating as will not result in an Adverse Rating Event with respect to any Class of Rated Certificates (as confirmed in writing to the Trustee and the Depositor by such Rating Agency)); provided that the Trustee shall not cease to be eligible to serve as such based on a failure to satisfy such rating requirements so long as either: (i) the Trustee maintains a long-term unsecured debt rating of no less than "BBB" from each of S&P and Fitch (or, in the case of either Rating Agency, such lower rating as will not result in an Adverse Rating Event with respect to any Class of Rated Certificates (as confirmed in writing to the Trustee and the Depositor by such Rating Agency)) and a Fiscal Agent meeting the requirements of
Section 8.13 has been appointed by the Trustee and is then currently serving in such capacity; or (ii) the Trustee maintains a long-term unsecured debt rating of no less than "A+" from each of S&P and Fitch (or, in the case of either Rating Agency, such lower rating as will not result in an Adverse Rating Event with respect to any Class of Rated Certificates (as confirmed in writing to the Trustee and the Depositor by such Rating Agency)) and an Advance Security Arrangement meeting the requirements of Section 8.14 has been established by the Trustee and is then currently being maintained. In case at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 8.06, the Trustee shall resign immediately in the manner and with the effect specified in Section 8.07. The corporation, bank, trust company or association serving as Trustee may have normal banking and trust relationships with the Depositor, the Sellers, the Servicer, the Special Servicer, the REMIC Administrator and their respective Affiliates; provided, however, that none of
(i) the Depositor, (ii) any Person involved in the organization or operation of the Depositor, (iii) either Seller or (iv) any Affiliate of any of them, may be the Trustee hereunder.

               SECTION 8.07. Resignation and Removal of Trustee.

               (a) The Trustee may at any time resign and be discharged from the trusts hereby created by giving written notice thereof to the Depositor, the Servicer, the Special Servicer, the REMIC Administrator and all the Certificateholders. Upon receiving such notice of resignation, the Depositor shall promptly appoint a successor trustee meeting the eligibility requirements of Section 8.06 by written instrument, in duplicate, which instrument shall be delivered to the resigning Trustee and to the successor trustee. A copy of such instrument shall be delivered to other parties hereto and to the Certificateholders by the Depositor. If no successor trustee shall have been so appointed and have accepted appointment within



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30 days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor trustee.

               (b) If at any time the Trustee shall cease to be eligible in accordance with the provisions of Section 8.06 and shall fail to resign after written request therefor by the Depositor or the Servicer, or if at any time the Trustee shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or if the Trustee's continuing to act in such capacity would (as confirmed in writing to any party hereto by either Rating Agency) result in an Adverse Rating Event with respect to any Class of Rated Certificates, then the Depositor may (and, if it fails to do so within 10 Business Days, the Servicer shall) remove the Trustee and appoint a successor trustee by written instrument, in duplicate, which instrument shall be delivered to the Trustee so removed and to the successor trustee. A copy of such instrument shall be delivered to the other parties hereto and to the Certificateholders by the Depositor (or the Servicer, as the case may be).

               (c) The Holders of Certificates entitled to at least a majority of the Voting Rights (or, if such removal is in connection with the Trustee's and any Fiscal Agent's failure to make any required Advance, 25% of the Voting Rights) may at any time remove the Trustee and appoint a successor trustee by written instrument or instruments, in triplicate, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to the Depositor, one complete set to the Trustee so removed and one complete set to the successor so appointed. A copy of such instrument shall be delivered to the other parties hereto and to the remaining Certificateholders by the successor so appointed.

               (d) Any resignation or removal of the Trustee and appointment of a successor trustee pursuant to any of the provisions of this Section 8.07 shall not become effective until (i) acceptance of appointment by the successor trustee as provided in Section 8.08 and (ii) if neither the Trustee nor any Fiscal Agent appointed by it has a long-term unsecured debt rating of at least "AA" from each of S&P and Fitch, the Trustee and the Depositor have received written confirmation from each Rating Agency that has not so assigned such a rating, to the effect that the appointment of such successor Trustee shall not result in an Adverse Rating Event with respect to any Class of Rated Certificates. Notwithstanding anything herein to the contrary, if any Person is acting as both Trustee and REMIC Administrator, then any resignation or removal of such Person as the Trustee shall be accompanied by the resignation or removal of such Person as REMIC Administrator, and the successor trustee shall serve as successor REMIC administrator as well.

               SECTION 8.08. Successor Trustee.

               (a) Any successor trustee appointed as provided in Section 8.07 shall execute, acknowledge and deliver to the Depositor, the Servicer, the Special Servicer, the REMIC Administrator and to its predecessor trustee an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as trustee herein. The predecessor trustee shall deliver to the successor trustee all Mortgage Files and related documents and statements held by it hereunder (other than any Mortgage Files at the time held on its behalf by a Custodian, which Custodian shall become the agent of the successor trustee), and the Depositor, the Servicer, the Special Servicer, the REMIC Administrator and the predecessor trustee shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and certainly vest and confirm in the successor trustee all such



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rights, powers, duties and obligations, and to enable the successor trustee to perform its obligations hereunder.

               (b) No successor trustee shall accept appointment as provided in this Section 8.08 unless at the time of such acceptance such successor trustee shall be eligible under the provisions of Section 8.06.

               (c) Upon acceptance of appointment by a successor trustee as provided in this Section 8.08, such successor trustee shall mail notice of the succession of such trustee hereunder to the Depositor and the Certificateholders.

               SECTION 8.09. Merger or Consolidation of Trustee.

               Any entity into which the Trustee may be merged or converted or with which it may be consolidated or any entity resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any entity succeeding to the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, provided such entity shall be eligible under the provisions of Section 8.06, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

               SECTION 8.10. Appointment of Co-Trustee or Separate Trustee.

               (a) Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing the same may at the time be located, the Servicer and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity, such title to the Trust Fund, or any part thereof, and, subject to the other provisions of this Section 8.10, such powers, duties, obligations, rights and trusts as the Servicer and the Trustee may consider necessary or desirable. If the Servicer shall not have joined in such appointment within 15 days after the receipt by it of a request to do so, or in case an Event of Default in respect of the Servicer shall have occurred and be continuing, the Trustee alone shall have the power to make such appointment. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 8.06, and no notice to Holders of Certificates of the appointment of co-trustee(s) or separate trustee(s) shall be required under Section 8.08.

               (b) In the case of any appointment of a co-trustee or separate trustee pursuant to this Section 8.10, all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or when acting as Servicer, Special Servicer or REMIC Administrator hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Fund or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate trustee or co-trustee at the direction of the Trustee.

               (c) Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every



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instrument appointing any separate trustee or co-trustee shall refer to this
Agreement and the conditions of this Article VIII. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. Every such instrument shall be filed with the Trustee.

               (d) Any separate trustee or co-trustee may, at any time, constitute the Trustee, its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

               (e) The appointment of a co-trustee or separate trustee under this Section 8.10 shall not relieve the Trustee of its duties and responsibilities hereunder.

               SECTION 8.11. Appointment of Custodians.

               The Trustee may, with the consent of the Servicer, appoint at the Trustee's own expense one or more Custodians to hold all or a portion of the Mortgage Files as agent for the Trustee; provided that if the Custodian is an Affiliate of the Trustee such consent of the Servicer need not be obtained and the Trustee shall inform the Servicer of such appointment. Each Custodian shall be a depository institution supervised and regulated by a federal or state banking authority, shall have combined capital and surplus of at least $10,000,000, shall be qualified to do business in the jurisdiction in which it holds any Mortgage File, shall not be the Depositor, either Seller or any Affiliate of the Depositor or either Seller, and shall have in place a fidelity bond and errors and omissions policy, each in such form and amount as is customarily required of custodians acting on behalf of FHLMC or FNMA. Each Custodian shall be subject to the same obligations, standard of care, protection and indemnities as would be imposed on, or would protect, the Trustee hereunder in connection with the retention of Mortgage Files directly by the Trustee. The appointment of one or more Custodians shall not relieve the Trustee from any of its obligations hereunder, and the Trustee shall remain responsible for all acts and omissions of any Custodian.

               SECTION 8.12. Access to Certain Information.

               (a) The Trustee shall afford to the Depositor, the Underwriter, the Servicer, the Special Servicer, the Controlling Class Representative and each Rating Agency and to the OTS, the FDIC and any other banking or insurance regulatory authority that may exercise authority over any Certificateholder or Certificate Owner, access to any documentation regarding the Mortgage Loans or the other assets of the Trust Fund that are in its possession or within its control. Such access shall be afforded without charge but only upon reasonable prior written request and during normal business hours at the offices of the Trustee designated by it.

               (b) The Trustee shall maintain at its offices and, upon reasonable prior written request and during normal business hours, shall make available for review by the Depositor, the Rating Agencies, the Controlling Class Representative and, subject to the succeeding paragraph, any Certificateholder, Certificate Owner or Person identified to the Trustee as a prospective Transferee of a Certificate or an interest therein,



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originals and/or copies of the following items (to the extent such items were prepared by or delivered to the Trustee): (i) the Prospectus, the Memorandum and any other disclosure document relating to the Certificates, in the form most recently provided to the Trustee by the Depositor or by any Person designated by the Depositor; (ii) this Agreement, each Sub-Servicing Agreement delivered to the Trustee since the Closing Date and any amendments hereto or thereto; (iii) all Certificateholder Reports delivered to Certificateholders pursuant to
Section 4.02(a) since the Closing Date; (iv) all Annual Performance Certifications delivered by the Servicer and the Special Servicer, respectively, to the Trustee since the Closing Date; (v) all Annual Accountants' Reports caused to be delivered by the Servicer and the Special Servicer, respectively, to the Trustee since the Closing Date; (vi) the most recent inspection report prepared by the Servicer or the Special Servicer and delivered to the Trustee in respect of each Mortgaged Property pursuant to Section 3.12(a); (vii) the most recent quarterly and annual operating statement and rent roll of each related Mortgaged Property and financial statements of the related Mortgagor collected by the Servicer or the Special Servicer and delivered to the Trustee pursuant to
Section 3.12(b); (viii) any and all notices and reports delivered to the Trustee with respect to any Mortgaged Property as to which the environmental testing contemplated by Section 3.09(c) revealed that neither of the conditions set forth in clauses (i) and (ii) of the first sentence thereof was satisfied; (ix) all Unrestricted Servicer Reports and Restricted Servicer Reports delivered to the Trustee since the Closing Date pursuant to Sections 4.02(b); (x) each of the Mortgage Files, including any and all modifications, waivers and amendments of the terms of a Mortgage Loan entered into or consented to by the Servicer or the Special Servicer and delivered to the Trustee pursuant to Section 3.20; (xi) the most recent Appraisal for each Mortgage Loan and REO Property that has been delivered to the Trustee (all Appraisals of Mortgaged Properties and/or REO Properties to be delivered to the Trustee by the Servicer or Special Servicer, as applicable, promptly following their having been obtained or formulated); and
(xii) any and all Officer's Certificates and other evidence delivered to or by the Trustee to support its, the Servicer's, the Special Servicer's or any Fiscal Agent's, as the case may be, determination that any Advance was (or, if made, would be) a Nonrecoverable Advance. The Trustee shall provide copies of any and all of the foregoing items upon request of any of the parties set forth in the previous sentence; however, except in the case of the Rating Agencies, the Trustee shall be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing such copies.

               In connection with providing access to or copies of the items described in the preceding paragraph pursuant to this Section 8.12(b), the Trustee shall require: (a) in the case of Certificate Owners, a confirmation executed by the requesting Person substantially in the form of Exhibit L-1 hereto (or such other form as may be reasonably acceptable to the Trustee) generally to the effect that such Person is a beneficial holder of Book-Entry Certificates and, subject to the last sentence of this paragraph, will keep such information confidential (except that such Certificate Owner may provide such information to any other Person that holds or is contemplating the purchase of any Certificate or interest therein, provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential); and (b) in the case of a prospective purchaser of a Certificate or an interest therein, confirmation executed by the requesting Person substantially in the form of Exhibit L-2 hereto (or such other form as may be reasonably acceptable to the Trustee) generally to the effect that such Person is a prospective purchaser of a Certificate or an interest therein, is requesting the information for use in evaluating a possible investment in Certificates and, subject to the last sentence of this paragraph, will otherwise keep such information confidential. The Holders of the Certificates, by their acceptance thereof, will be deemed to have agreed, subject to the last sentence of this paragraph, to keep such information confidential (except that any Holder may provide any such information obtained by it to any other Person that holds or is contemplating the purchase of any Certificate or interest therein, provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such



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information confidential). Notwithstanding the foregoing, no Certificateholder,
Certificate Owner or prospective Certificateholder or Certificate Owner need keep confidential any information received from the Trustee pursuant to this
Section 8.12(b) that has previously been filed with the Commission, and the Trustee shall not require either of the certifications contemplated by the second preceding sentence in connection with providing any information pursuant to this Section 8.12(b) that has previously been filed with the Commission.

               (c) The Trustee shall not be liable for providing or disseminating information in accordance with Section 8.12(a) or Section 8.12(b).

               SECTION 8.13. Appointment of Fiscal Agent.

               (a) Insofar as the Trustee would not otherwise satisfy the rating requirements of Section 8.06, the Trustee may appoint, at the Trustee's own expense, a Fiscal Agent for purposes of making Advances hereunder that are otherwise required to be made by the Trustee. Any Fiscal Agent shall at all times maintain a long-term unsecured debt rating of no less than "AA" from each of S&P and Fitch (or, in the case of either Rating Agency, such lower rating as will not result in an Adverse Rating Event with respect to any Class of Rated Certificates (as confirmed in writing to the Trustee and the Depositor by such Rating Agency)). Any Person so appointed by the Trustee pursuant to this Section 8.13(a) shall become the Fiscal Agent on the date as of which the Trustee and the Depositor have received: (i) if the long-term unsecured debt of the designated Person is not rated as least "AA" by each of S&P and Fitch, written confirmation from each Rating Agency that the appointment of such designated Person will not result in an Adverse Rating Event with respect to any Class of Rated Certificates; (ii) a written agreement whereby the designated Person is appointed as, and agrees to assume and perform the duties of, Fiscal Agent hereunder, executed by such designated Person and the Trustee (such agreement, the "Fiscal Agent Agreement"); and (iii) an Opinion of Counsel (which shall be paid for by the designated Person or the Trustee) substantially to the effect that (A) the appointment of the designated Person to serve as Fiscal Agent is in compliance with this Section 8.13, (B) the designated Person is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (C) the related Fiscal Agent Agreement has been duly authorized, executed and delivered by the designated Person and (D) upon execution and delivery of the related Fiscal Agent Agreement, the designated Person shall be bound by the terms of this Agreement and, subject to customary bankruptcy and insolvency exceptions, that this Agreement shall be enforceable against the designated Person in accordance with its terms. Any Person that acts as Fiscal Agent shall, for so long as it so acts, be deemed a party to this Agreement for all purposes hereof. Pursuant to the related Fiscal Agent Agreement, each Fiscal Agent, if any, shall make representations and warranties with respect to itself that are comparable to those made by the Trustee pursuant to Section 2.07. Notwithstanding anything contained in this Agreement to the contrary, any Fiscal Agent shall be entitled to all limitations on liability, rights of reimbursement and indemnities to which the Trustee is entitled hereunder (including pursuant to Sections 8.05(b) and 8.05(c)) as if it were the Trustee.

                (b) To the extent that the Trustee is required, pursuant to the terms of this Agreement, to make any Advance, whether as successor Servicer or otherwise, and has failed to do so in accordance with the terms hereof, the Fiscal Agent (if any) shall make such Advance when and as required by the terms of this Agreement on behalf the Trustee as if such Fiscal Agent were the Trustee hereunder. To the extent that the Fiscal Agent (if any) makes an Advance pursuant to this Section 8.13 or otherwise pursuant to this Agreement, the obligations of the Trustee under this Agreement in respect of such Advance shall be satisfied.



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               (c) Notwithstanding anything contained in this Agreement to the contrary, any Fiscal Agent shall be entitled to all limitations on liability, rights of reimbursement and indemnities to which the Trustee is entitled hereunder (including pursuant to Sections 8.05(b) and 8.05(c)) as if it were the Trustee, except that all fees and expenses of any Fiscal Agent (other than interest owed to such Fiscal Agent in respect of unreimbursed Advances) incurred by such Fiscal Agent in connection with the transactions contemplated by this Agreement shall be borne by the Trustee, and neither the Trustee nor such Fiscal Agent shall be entitled to reimbursement therefor from any of the Trust, the Depositor, the Servicer or the Special Servicer.

               (d) The obligations of any Fiscal Agent set forth in this Section
8.13 or otherwise pursuant to this Agreement shall exist only for so long as the Trustee that appointed it shall act as Trustee hereunder. Any Fiscal Agent may resign or be removed by the Trustee only if and when the existence of such Fiscal Agent is no longer necessary for such Trustee to satisfy the eligibility requirements of Section 8.06; provided that any Fiscal Agent shall be deemed to have resigned at such time as the Trustee that appointed it resigns or is removed as Trustee hereunder (in which case the responsibility for appointing a successor Fiscal Agent in accordance with this Section 8.13(a) shall belong to the successor Trustee insofar as such appointment is necessary for such successor Trustee to satisfy the eligibility requirements of Section 8.06).

               (e) The Trustee shall promptly notify the other parties hereto and the Certificateholders in writing of the appointment, resignation or removal of any Fiscal Agent.

               SECTION 8.14 Advance Security Arrangement.

               Insofar as the Trustee would not otherwise satisfy the rating requirements of Section 8.06, the Trustee may, at is own expense with the approval of the Depositor, arrange for the pledging of collateral, the establishment of a reserve fund or the delivery of a letter of credit, surety bond or other comparable instrument or for any other security or financial arrangement (any or all of the foregoing, individually and collectively, an "Advance Security Arrangement") for purposes of supporting its back-up advancing obligations hereunder; provided that any Advance Security Arrangement shall be in such form and amount, and shall be maintained in such manner, as (i) would permit the Trustee to act in such capacity without an Adverse Rating Event in respect of any Class of Rated Certificates (as confirmed in writing to the Trustee and the Depositor by each Rating Agency) and (ii) would not result in an Adverse REMIC Event (as evidenced by an Opinion of Counsel addressed and delivered to the Trustee, the Depositor and the REMIC Administrator). The Trustee may terminate any Advance Security Arrangement established by it only if and when (i) the existence of such Advance Security Arrangement is no longer necessary for the Trustee to satisfy the eligibility requirements of Section
8.06 or (ii) when such Trustee resigns or is removed as Trustee hereunder.

               SECTION 8.15. Filings with the Securities and Exchange
                             Commission.

               For so long as it is required under the Exchange Act, the Trustee shall prepare for filing, execute and properly file with the Commission, monthly, a Current Report on form 8-K with copies of the Trustee Reports and the Unrestricted Servicer Reports attached as exhibits, and periodically upon direction of the Depositor, any other reports, statements and information respecting the Trust Fund and/or the Certificates that has been furnished to the Trustee; provided that such items shall have been received by the Trustee (to the extent not generated by the Trustee) in the format required for electronic filing via the EDGAR system; and provided, further, that any such items that are required to be delivered by the Servicer or the Special Servicer to the Trustee shall be so delivered in the format required for electronic filing via the EDGAR



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system (in addition to any other required format); and provided further, that the Depositor shall be responsible for preparing, executing and filing the Current Report on Form 8-K whereby a form of this Agreement is to be filed with the Commission within 15 days following the Closing Date. The Trustee shall have no responsibility to file any such items that have not been received in such EDGAR-compatible format nor shall it have any responsibility to convert any items to such format. The Depositor shall promptly file, and exercise reasonable efforts to obtain a favorable response to, no-action requests to, or requests for other appropriate exemptive relief from, the Commission regarding the usual and customary exemption from certain reporting requirements granted to issuers of securities similar to the Certificates.



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                                   ARTICLE IX

                                   TERMINATION


               SECTION 9.01. Termination Upon Repurchase or Liquidation of All
                             Mortgage Loans.

               Subject to Section 9.02, the Trust and the respective obligations and responsibilities under this Agreement of the parties hereto (other than the obligations of the Trustee to provide for and make payments to Certificateholders as hereafter set forth) shall terminate upon payment (or provision for payment) to the Certificateholders of all amounts held by or on behalf of the Trustee and required hereunder to be so paid on the Distribution Date following the earlier to occur of (i) the purchase by the Servicer, the Special Servicer or the Majority Controlling Class Certificateholder of all Mortgage Loans and each REO Property remaining in the Trust Fund at a price (the "Termination Price") equal to (A) the aggregate Purchase Price of all the Mortgage Loans remaining in the Trust Fund (exclusive of any REO Mortgage Loan(s)), plus (B) the appraised value of each REO Property, if any, included in the Trust Fund, such appraisal to be conducted by a Qualified Appraiser selected by the Servicer and approved by the Trustee, minus (C) if the purchaser is the Servicer or the Special Servicer, the aggregate amount of unreimbursed Advances made by such Person, together with any unpaid Advance Interest in respect of such unreimbursed Advances and any unpaid servicing compensation payable to such Person (which items shall be deemed to have been paid or reimbursed to the Servicer or the Special Servicer, as the case may be, in connection with such purchase) and (ii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property remaining in the Trust Fund; provided, however, that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James, living on the date hereof.

               The Servicer, the Special Servicer or the Majority Controlling Class Certificateholder, in that order of preference, may at its option elect to purchase all the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (i) of the preceding paragraph by giving written notice to the other parties hereto (and, in the case of an election by the Servicer or Special Servicer, to the Majority Controlling Class Certificateholder, if any) no later than 60 days prior to the anticipated date of purchase; provided, however, that the aggregate Stated Principal Balance of the Mortgage Pool at the time of such election is less than 1.0% of the Initial Pool Balance; and provided, further, that within 30 days after written notice of such election is so given, no Person with a higher right of priority to make such an election does so. No Prepayment Premiums or Yield Maintenance Premiums will be payable in connection with such a purchase. If the Trust is to be terminated in connection with the purchase of all the Mortgage Loans and each REO Property remaining in the Trust Fund by the Servicer, the Special Servicer or the Majority Controlling Class Certificateholder, such Person shall deliver to the Servicer for deposit (or, if the Servicer is the purchaser, it shall deposit) in the Collection Account (after the Determination Date, and prior to the Servicer Remittance Date, relating to the anticipated Final Distribution
Date) an amount in immediately available funds equal to the Termination Price. On the Servicer Remittance Date for the Final Distribution Date, the Servicer shall transfer to the Distribution Account all amounts required to be transferred thereto on such Servicer Remittance Date from the Collection Account pursuant to the first paragraph of Section 3.04(b), together with any other amounts on deposit in the Collection Account that would otherwise be held for future distribution. Upon confirmation that the deposit of the Termination Price has been made to the Collection Account, the Trustee shall release or cause to be released to the purchasing party (or its designee) the Mortgage Files for the remaining Mortgage Loans and shall execute all assignments, endorsements and other



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instruments furnished to it by the purchasing party as shall be necessary to effectuate transfer of the Mortgage Loans and REO Properties to the purchasing party (or its designee).

               Notice of any termination shall be given promptly by the Trustee by letter to Certificateholders mailed (x) if such notice is given in connection with the purchase of all the Mortgage Loans and each REO Property remaining in the Trust Fund by the Servicer, the Special Servicer or the Majority Controlling Class Certificateholder, not earlier than the 15th day and not later than the 25th day of the month next preceding the month of the final distribution on the Certificates and (y) otherwise during the month of such final distribution on or before the Servicer Remittance Date in such month, in any event specifying (i) the Distribution Date upon which the Trust Fund will terminate and final payment on the Certificates will be made, (ii) the amount of any such final payment in respect of each Class of Certificates and (iii) that the Record Date otherwise applicable to such Distribution Date is not applicable, payments being made only upon presentation and surrender of the Certificates at the office or agency of the Trustee therein designated. The Trustee shall give such notice to the other parties hereto at the time such notice is given to Certificateholders.

               Upon presentation and surrender of the Certificates by the Certificateholders on the Final Distribution Date, the Trustee shall distribute to each Certificateholder so presenting and surrendering its Certificates such Certificateholder's Percentage Interest of that portion of the Available Distribution Amount that is allocable to payments on the relevant Class in accordance with Sections 4.01(a) and 4.01(b).

               Any funds not distributed to any Holder or Holders of Certificates of any Class on the Final Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non- tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section 9.01 shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trustee shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Trustee, directly or through an agent, shall take such reasonable steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any former Holder on any amount held in trust hereunder. If by the second anniversary of the delivery of such second notice, all of the Certificates shall not have been surrendered for cancellation, then, subject to applicable escheat laws, the Trustee shall distribute to the Class R-III Certificateholders all unclaimed funds and other assets which remain subject hereto.

               SECTION 9.02. Additional Termination Requirements.

               (a) If the Servicer, the Special Servicer or the Majority Controlling Class Certificateholder purchases all the Mortgage Loans and each REO Property remaining in the Trust Fund as provided in Section 9.01, the Trust and each REMIC created hereunder shall be terminated in accordance with the following additional requirements, unless the purchasing party obtains at its own expense and delivers to the Trustee and the REMIC Administrator an Opinion of Counsel, addressed to the Trustee and the REMIC Administrator, to the effect that the failure of the Trust to comply with the requirements of this Section
9.02 will not result in an Adverse REMIC Event with respect to any REMIC Pool:




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                  (i) the REMIC Administrator shall specify the first day in the
               90-day liquidation period in a statement attached to the final
               Tax Return for each REMIC Pool, pursuant to Treasury regulation
               Section 1.860F-1 and shall satisfy all requirements of a qualified liquidation under Section 860F of the Code and any regulations thereunder (as evidenced by an Opinion of Counsel to such effect delivered on behalf and at the expense of the purchasing party);

                  (ii) during such 90-day liquidation period and at or prior to the time of making the final payment on the Certificates, the Trustee shall sell all the Mortgage Loans and each REO Property to the Servicer, the Special Servicer or the Majority Controlling Class Certificateholder for cash in accordance with Section 9.01; and

                  (iii) immediately following the making of the final payment on the Certificates, the Trustee shall distribute or credit, or cause to be distributed or credited, to the Holders of the applicable Class of Residual Interest Certificates all remaining cash on hand (other than cash retained to meet claims), and each REMIC Pool shall terminate at that time.

               (b) By their acceptance of Certificates, the Holders hereby authorize the REMIC Administrator to prepare and adopt, on behalf of the Trust, a plan of complete liquidation of each REMIC Pool in accordance with the terms and conditions of this Agreement, which authorization shall be binding upon all successor Certificateholders.





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                                    ARTICLE X

                            ADDITIONAL TAX PROVISIONS

               SECTION 10.01. Tax Administration.

               (a) The REMIC Administrator shall elect to treat each REMIC Pool as a REMIC under the Code and, if necessary, under applicable state law. Each such election will be made on Form 1066 or other appropriate federal tax or information return or any appropriate state Tax Returns for the taxable year ending on the last day of the calendar year in which the Certificates are issued.

               (b) The applicable Plurality Residual Interest Certificateholder is hereby designated as the Tax Matters Person of each REMIC Pool and, in such capacity, shall be responsible to act on behalf of such REMIC Pool in relation to any tax matter or controversy, to represent such REMIC Pool in any administrative or judicial proceeding relating to an examination or audit by any governmental taxing authority, to request an administrative adjustment as to any taxable year of such REMIC Pool, to enter into settlement agreements with any governmental taxing agency with respect to such REMIC Pool, to extend any statute of limitations relating to any tax item of such REMIC Pool and otherwise to act on behalf of such REMIC Pool in relation to any tax matter or controversy involving such REMIC Pool; provided that the REMIC Administrator is hereby irrevocably appointed and agrees to act (in consultation with the Tax Matters Person for each REMIC Pool) as agent and attorney-in-fact for the Tax Matters Person for each REMIC Pool in the performance of its duties as such. The legal expenses and costs of any action described in this Section 10.01(b) and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust payable out of amounts on deposit in the Distribution Account as provided by Section 3.05(b) unless such legal expenses and costs are incurred by reason of a Tax Matters Person's or the REMIC Administrator's misfeasance, bad faith or negligence in the performance of, or such Person's reckless disregard of, its obligations or are expressly provided by this Agreement to be borne by any party hereto.

               (c) The REMIC Administrator shall prepare or cause to be prepared and file, and the Trustee shall sign, all of the Tax Returns in respect of each REMIC Pool (other than Tax Returns required to be filed by the Servicer pursuant to Section 3.09(g) and all of the applicable income tax and other information returns for each of Grantor Trust D-1 and Grantor Trust D-2). The expenses of preparing and filing such returns shall be borne by the REMIC Administrator without any right of reimbursement therefor.

               (d) The REMIC Administrator shall perform on behalf of each REMIC Pool all reporting and other tax compliance duties that are the responsibility of such REMIC Pool under the Code, the REMIC Provisions or other compliance guidance issued by the IRS or any state or local taxing authority. Included among such duties, the REMIC Administrator shall provide: (i) to any Transferor of a Residual Interest Certificate, such information as is necessary for the application of any tax relating to the transfer of a Residual Interest Certificate to any Person who is not a Permitted Transferee; (ii) to the Certificateholders, such information or reports as are required by the Code or the REMIC Provisions, including reports relating to interest, original issue discount and market discount or premium (using the Prepayment Assumption as required); and (iii) to the IRS, the name, title, address and telephone number of the Person who will serve as the representative of each REMIC Pool. The REMIC Administrator shall also perform on behalf of each of Grantor Trust D-1 and Grantor Trust D-2 all reporting and other tax compliance duties that are the responsibility of such Grantor Trust under the Code or any compliance guidance issued by the IRS or any state or local taxing authorities.



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               (e) The REMIC Administrator shall take such action and shall cause each REMIC Pool to take such action as shall be necessary to create or maintain the status thereof as a REMIC under the REMIC Provisions (and the other parties hereto shall assist it, to the extent reasonably requested by the REMIC Administrator) to the extent that the REMIC Administrator has actual knowledge that any particular action is required; provided that the REMIC Administrator shall be deemed to have knowledge of relevant tax laws. The REMIC Administrator shall not knowingly take or fail to take any action, or cause any REMIC Pool to take or fail to take any action, that under the REMIC Provisions, if taken or not taken, as the case may be, could result in an Adverse REMIC Event in respect of any REMIC Pool, unless the REMIC Administrator has received an Opinion of Counsel to the effect that the contemplated action or non-action, as the case may be, will not result in an Adverse REMIC Event. None of the other parties hereto shall take or fail to take any action (whether or not authorized hereunder) as to which the REMIC Administrator has advised it in writing that it has received an Opinion of Counsel to the effect that an Adverse REMIC Event could occur with respect to such action. In addition, prior to taking any action with respect to any REMIC Pool or the assets thereof, or causing any REMIC Pool to take any action, which is not contemplated by the terms of this Agreement, each of the other parties hereto will consult with the REMIC Administrator, in writing, with respect to whether such action could cause an Adverse REMIC Event to occur, and no such other party shall take any such action or cause any REMIC Pool to take any such action as to which the REMIC Administrator has advised it in writing that an Adverse REMIC Event could occur. The REMIC Administrator may consult with counsel to make such written advice, and the cost of same shall be borne by the party seeking to take the action not permitted by this Agreement.

               (f) If any tax is imposed on any REMIC Pool, including "prohibited transactions" taxes as defined in Section 860F(a)(2) of the Code, any tax on "net income from foreclosure property" as defined in Section 860G(c) of the Code, any taxes on contributions to any REMIC Pool after the Startup Day pursuant to Section 860G(d) of the Code, and any other tax imposed by the Code or any applicable provisions of state or local tax laws (other than any tax permitted to be incurred by the Special Servicer on behalf of the Trust pursuant to Section 3.17(a)), such tax, together with all incidental costs and expenses (including penalties and reasonable attorneys' fees), shall be charged to and paid by: (i) the REMIC Administrator, if such tax arises out of or results from a breach of any of its obligations under this Article X; (ii) the Trustee, if such tax arises out of or results from a breach of any of its obligations under
Article IV, Article VIII or this Article X; (iii) any Fiscal Agent, if such tax arises out of or results from a breach of any of its obligations under Article IV or this Article X; (iv) the Servicer, if such tax arises out of or results from a breach by the Servicer of any of its obligations under Article III or this Article X; (v) the Special Servicer, if such tax arises out of or results from a breach by the Special Servicer of any of its obligations under Article III or this Article X; or (vi) the Trust, out of the Trust Fund (exclusive of Grantor Trust D-1 and Grantor Trust D-2), in all other instances. If any tax is imposed on Grantor Trust D-1 or Grantor Trust D-2, such tax, together with all incidental costs and expenses (including, without limitation, penalties and reasonable attorneys' fees), shall be charged to and paid by: (i) the REMIC Administrator, if such tax arises out of or results from a breach by the REMIC Administrator of any of its obligations under this Article X; (ii) the Special Servicer, if such tax arises out of or results from a breach by the Special Servicer of any of its obligations under Article III or this Article X; (iii) the Servicer, if such tax arises out of or results from a breach by the Servicer of any of its obligations under Article III or this Article X; (iv) the Trustee, if such tax arises out of or results from a breach by the Trustee of any of its obligations under Article IV, Article VIII or this Article X; or (v) the Trust, out of the portion of the Trust Fund constituting such Grantor Trust, in all other instances. Any tax permitted to be incurred by the Special Servicer pursuant to Section 3.17(a) shall be charged to and paid by the Trust. Any such amounts payable by the Trust in respect of taxes shall be paid by the Trustee at the direction of the REMIC Administrator out of amounts on deposit in the Distribution Account.

               (g) The REMIC Administrator and, to the extent that records are maintained thereby in the normal course of its business, each of the other parties hereto shall, for federal income tax purposes, maintain books and records with respect to each REMIC Pool and each of Grantor Trust D-1 and Grantor Trust D-2 on a calendar year and an accrual basis.

               (h) Following the Startup Day for each REMIC Pool, the Trustee shall not (except as contemplated by Section 2.03) accept any contributions of assets to any REMIC Pool unless it shall have received an Opinion of Counsel (at the expense of the party seeking to cause such contribution) to the effect that the inclusion of such assets in such REMIC Pool will not result in an Adverse REMIC Event in respect of such REMIC Pool.

               (i) None of the REMIC Administrator, the Servicer, the Special Servicer, the Trustee or any Fiscal Agent shall consent to or, to the extent it is within the control of such Person, permit: (i) the sale or disposition of any Mortgage Loan (except in connection with (A) a breach of any representation or warranty regarding any Mortgage Loan set forth in or made pursuant to the Mortgage Loan Purchase and Sale Agreement or, in the case of a Column Third Party Mortgage Loan, the related Column Third Party Originator Agreement or as otherwise contemplated by Section 2.02(e), (B) the foreclosure, default or reasonably foreseeable material default of a Mortgage Loan, including the sale or other disposition of a Mortgaged Property acquired by foreclosure, deed in lieu of foreclosure or otherwise, (C) the bankruptcy of any REMIC Pool, or (D) the termination of the Trust pursuant to Article IX of this Agreement); (ii) the sale or disposition of any investments in the Collection Account or the REO Account for gain; or (iii) the acquisition of any assets for the Trust (other than a Mortgaged Property acquired through foreclosure, deed in lieu of foreclosure or otherwise in respect of a defaulted Mortgage Loan, other than a Replacement Mortgage Loan substituted for a Deleted Mortgage Loan and other than Permitted Investments acquired in connection with the investment of funds in the Collection Account or the REO Account); in any event unless it has received an Opinion of Counsel (at the expense of the party seeking to cause such sale, disposition, or acquisition) to the effect that such sale, disposition, or acquisition will not result in an Adverse REMIC Event in respect of any REMIC Pool.

               (j) Except as otherwise permitted by Section 3.17(a), none of the REMIC Administrator, the Servicer, the Special Servicer or the Trustee shall enter into any arrangement by which any REMIC Pool will receive a fee or other compensation for services or, to the extent it is within the control of such Person, permit any REMIC Pool to receive any income from assets other than "qualified mortgages" as defined in Section 860G(a)(3) of the Code or "permitted investments" as defined in Section 860G(a)(5) of the Code. At all times as may be required by the Code, each of the respective parties hereto (to the extent it is within its control) shall ensure that substantially all of the assets of each REMIC Pool will consist of "qualified mortgages" as defined in Section 860G(a)(3) of the Code and "permitted investments" as defined in Section 860G(a)(5) of the Code.

               (k) Within 30 days after the Closing Date, the REMIC Administrator shall prepare and file with the IRS, with respect to each REMIC Pool, Form 8811 "Information Return for Real Estate Mortgage Investment Conduits (REMICs) and Issuers of Collateralized Debt Obligations".

               (l) On or before April 15 of each calendar year, commencing April 15, 1999, unless the REMIC Administrator and the Trustee are the same Person, the REMIC Administrator shall deliver to the Trustee an Officer's Certificate from a Responsible Officer of the REMIC Administrator confirming the REMIC Administrator's compliance with its obligations under this Agreement.

               SECTION 10.02. Depositor, Servicer, Special Servicer, Trustee and
                              Fiscal Agent to Cooperate with REMIC
                              Administrator.

               (a) The Depositor shall provide or cause to be provided to the REMIC Administrator, within ten days after the Closing Date, all information or data that the REMIC Administrator reasonably determines to be relevant for tax purposes as to the valuations and issue prices of the Certificates, including the price, yield, prepayment assumption and projected cash flow of the Certificates.

               (b) Each of the Servicer, the Special Servicer, the Trustee and any Fiscal Agent shall furnish such reports, certifications and information in its possession, and access to such books and records maintained thereby, as may relate to the Certificates or the Trust Fund and as shall be reasonably requested by the REMIC Administrator in order to enable it to perform its duties hereunder.

               SECTION 10.03. Fees of the REMIC Administrator.

               In the event the Trustee and the REMIC Administrator are not the same Person, the Trustee covenants and agrees to pay to the REMIC Administrator from time to time, and the REMIC Administrator shall be entitled to, reasonable compensation (as set forth in a written agreement between the Trustee and the REMIC Administrator) for all services rendered by the REMIC Administrator in the exercise and performance of any of its obligations and duties hereunder.

               SECTION 10.04. Use of Agents.

               The REMIC Administrator may execute any of its obligations and duties hereunder either directly or by or through agents or attorneys-in-fact approved by the Trustee (which approval shall not be unreasonably withheld); provided that the REMIC Administrator will not be relieved of its obligations hereunder by reason of the use of such agents or attorneys-in-fact.





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                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

               SECTION 11.01. Amendment.

               (a) This Agreement may be amended from time to time by the mutual agreement of the parties hereto, without the consent of any of the Certificateholders, (i) to cure any ambiguity, (ii) to correct, modify or supplement any provision herein which may be inconsistent with any other provision herein, (iii) to add any other provisions with respect to matters or questions arising hereunder which shall not be inconsistent with the provisions hereof, (iv) to relax or eliminate any requirement hereunder imposed by (A) the REMIC Provisions (if the REMIC Provisions are amended or clarified such that any such requirement may be relaxed or eliminated) or (B) the Securities Act or the rules thereunder (if the Securities Act or such rules are amended or clarified such that any such requirement may be relaxed or eliminated), (v) as evidenced by an Opinion of Counsel delivered to the Trustee and the REMIC Administrator, either (X) to comply with any requirements imposed by the Code or any successor or amendatory statute or any temporary or final regulation, revenue ruling, revenue procedure or other written official announcement or interpretation relating to federal income tax laws or any such proposed action which, if made effective, would apply retroactively to any REMIC Pool or either of Grantor Trust D-1 or Grantor Trust D-2 at least from the effective date of such amendment, or (Y) to avoid the occurrence of a prohibited transaction or to reduce the incidence of any tax that would arise from any actions taken with respect to the operation of any REMIC Pool or either of Grantor Trust D-1 or Grantor Trust D-2, (vi) as provided in Section 5.02(d)(iv), to modify, add to or eliminate any of the provisions of Section 5.02(d)(i), (ii) or (iii); or (vii) for any other purpose; provided that such amendment (other than any amendment for any of the specific purposes described in clauses (v) and (vi) above) shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an Opinion of Counsel obtained by or delivered to the Trustee to such effect; and provided, further, that any such amendment covered solely by clause (vii) above shall not (as confirmed in writing to the Trustee by each Rating Agency) result in an Adverse Rating Event with respect to any Class of Rated Certificates.

               (b) This Agreement may also be amended from time to time by the mutual agreement of the parties hereto, with the consent of the Holders of Certificates entitled to not less than 662/3% of the Voting Rights allocated to all of the affected Classes, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of Certificates; provided, however, that no such amendment shall (i) reduce in any manner the amount of, or delay the timing of, payments received or advanced on Mortgage Loans and/or REO Properties which are required to be distributed on any Certificate without the consent of the Holder of such Certificate, (ii) adversely affect in any material respect the interests of the Holders of any Class of Certificates in a manner other than as described in clause (i) above without the consent of the Holders of all Certificates of such Class or (iii) modify the provisions of this Section
11.01 without the consent of the Holders of all Certificates then outstanding. Notwithstanding any other provision of this Agreement, for purposes of the giving or withholding of consents pursuant to this Section 11.01, Certificates registered in the name of the Depositor or any Affiliate of the Depositor shall be entitled to the same Voting Rights with respect to the matters described above as they would if registered in the name of any other Person.

               (c) Notwithstanding any contrary provision of this Agreement, neither the Trustee nor the REMIC Administrator shall consent to any amendment to this Agreement unless it shall first have obtained or been furnished with an Opinion of Counsel to the effect that such amendment or the exercise of



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



any power granted to any party hereto in accordance with such amendment will not result in an Adverse REMIC Event with respect to any REMIC Pool or an Adverse Grantor Trust Event with respect to either of Grantor Trust D-1 or Grantor Trust D-2.

               (d) Promptly after the execution and delivery of any amendment by all parties thereto, the Trustee shall send a copy thereof to each Certificateholder and to each Rating Agency.

               (e) It shall not be necessary for the consent of Certificateholders under this Section 11.01 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization, execution and delivery thereof by Certificateholders shall be subject to such reasonable regulations as the Trustee may prescribe.

               (f) The Trustee may but shall not be obligated to enter into any amendment pursuant to this Section 11.01 that affects its rights, duties and immunities under this Agreement or otherwise.

               (g) The cost of any Opinion of Counsel to be delivered pursuant to Section 11.01(a) or (c) shall be borne by the Person seeking the related amendment, except that if the Trustee requests any amendment of this Agreement that it reasonably believes protects or is in furtherance of the rights and interests of Certificateholders, the cost of any Opinion of Counsel required in connection therewith pursuant to Section 11.01(a) or (c) shall be payable out of the Distribution Account.

               SECTION 11.02. Recordation of Agreement; Counterparts.

               (a) To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Servicer at the expense of the Trust (payable out of the Collection Account), but only upon written direction of the Depositor accompanied by an Opinion of Counsel (the cost of which may be paid out of the Collection Account) to the effect that such recordation materially and beneficially affects the interests of the Certificateholders.

               (b) For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

               SECTION 11.03. Limitation on Rights of Certificateholders.

               (a) The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust, nor entitle such Certificateholder's legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

               (b) No Certificateholder shall have any right to vote (except as expressly provided for herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of the

Certificates, be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholder be under any liability to any third party by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

               (c) No Certificateholder shall have any right by virtue of any provision of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement or any Mortgage Loan, unless, with respect to any suit, action or proceeding upon or under or with respect to this Agreement, such Holder previously shall have given to the Trustee a written notice of default hereunder, and of the continuance thereof, as hereinbefore provided, and unless also (except in the case of a default by the Trustee) the Holders of Certificates entitled to at least 25% of the Voting Rights shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding. It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates shall have any right in any manner whatsoever by virtue of any provision of this Agreement to affect, disturb or prejudice the rights of any other Holders of Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder (which priority or preference is not otherwise provided for herein), or to enforce any right under this Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Certificateholders. For the protection and enforcement of the provisions of this Section 11.03, each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

               SECTION 11.04. Governing Law.

               This Agreement and the Certificates shall be construed in accordance with the substantive laws of the State of New York applicable to agreements made and to be performed entirely in said State, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws. The parties hereto intend that the provisions of Section 5-1401 of the New York General Obligations Law shall apply to this Agreement.

               SECTION 11.05. Notices.

               Any communications provided for or permitted hereunder shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given when delivered to: (i) in the case of the Depositor, DLJ Commercial Mortgage Corp., 277 Park Avenue, 9th Floor, New York, New York 10172, attention: N. Dante LaRocca, telecopy number: (212) 892-2003; (ii) in the case of the Servicer, GE Capital Loan Services, Inc., 363 North Sam Houston Parkway East, Suite 1200, Houston, Texas 77060, telecopy number: (281) 405-7145,
Attention: Legal Department; (iii) in the case of the Special Servicer, Midland Loan Services, Inc., 210 West 10th Street, 6th Floor, Kansas City, Missouri, 64105, Attention: President, telecopy number: (816) 435-2326, with a copy to Morrison & Hecker L.L.P., 2600 Grand Avenue, Kansas City, Missouri 64108,
Attention: William A. Hirsch, telecopy number: (816) 474-4208; (iv) in the case of the Trustee and the REMIC Administrator, Norwest Bank Minnesota, National Association, 11000 Broken Land Parkway, Columbia, Maryland 21044-3562, attention: Corporate Trust Services (CMBS)-DLJ Commercial Mortgage Corp., Series 1998-CG1, telecopy number: (410) 884-2372; (v) in the case of the Rating Agencies, (A) Standard & Poor's Ratings Services, a Division of the McGraw-

Hill Companies, Inc., 26 Broadway, New York, New York 10004, attention:
Commercial Mortgage Surveillance Group, telecopy number: (212) 412-0539, and (B) in the case of Fitch IBCA, Inc., One State Street Plaza, New York, New York 10004, attention: Commercial Mortgage Surveillance Department, telecopy number:
(212) 635-0295; (vi) in the case of GECA, GE Capital Access, Inc., 125 Park Avenue, New York, New York, Attention: Director - Securitization, telecopy number (212) 716-8911; and (vii) in the case of Column, Column Financial Inc., 3414 Peachtree Road, N.E., Suite 1140, Atlanta, Georgia 30326-1113, Attention:
President, telecopy number (404) 239-0419; or as to each such Person such other address and/or telecopy number as may hereafter be furnished by such Person to the parties hereto in writing. Any communication required or permitted to be delivered to a Certificateholder shall be deemed to have been duly given when mailed first class, postage prepaid, to the address of such Holder as shown in the Certificate Register.

               SECTION 11.06. Severability of Provisions.

               If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenant(s), agreement(s), provision(s) or term(s) shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

               SECTION 11.07. Successors and Assigns; Beneficiaries.

               The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns and, as third party beneficiaries, the Underwriter and the non- parties referred to in Sections 6.03 and 8.05, and all such provisions shall inure to the benefit of the Certificateholders. No other person, including any Mortgagor, shall be entitled to any benefit or equitable right, remedy or claim under this Agreement.

               SECTION 11.08. Article and Section Headings.

               The article and section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

               SECTION 11.09. Notices to and from the Rating Agencies.

               (a) The Trustee shall promptly provide notice to each Rating Agency with respect to each of the following of which a Responsible Officer of the Trustee has actual knowledge:

                  (i) any material change or amendment to this Agreement;

                  (ii) the occurrence of any Event of Default that has not been cured;

                  (iii) the resignation or termination of the Servicer, the
               Special Servicer or the REMIC Administrator and the appointment of a successor;

                  (iv) the appointment, resignation or removal of a Fiscal
               Agent;

                  (v) any change in the location of the Distribution Account;

                  (vi) any repurchase or substitution of a Mortgage Loan by
               either Seller or any Column Third Party Originator as contemplated by Section 2.03; and

                  (vii) the final payment to any Class of Certificateholders.

               (b) The Servicer shall promptly provide notice to each Rating Agency with respect to each of the following of which it has actual knowledge:

                  (i) the resignation or removal of the Trustee and the
               appointment of a successor; and

                  (ii) any change in the location of the Collection Account.

               (c) Each of the Servicer and the Special Servicer, as the case may be, shall furnish each Rating Agency such information with respect to the Mortgage Loans as such Rating Agency shall reasonably request and which the Servicer or the Special Servicer, as the case may be, can reasonably provide to the extent consistent with applicable law and the related Mortgage Loan documents. In any event, the Servicer and the Special Servicer shall notify each Rating Agency with respect to each of the following of which it has actual knowledge:

                  (i) any change in the lien priority of the Mortgage securing any Mortgage Loan;

                  (ii) any change in the identity of the anchor tenant (i.e., a tenant representing more than 20% of the total net rentable square feet of space) at any Mortgaged Property used for retail purposes or any change in the term of the lease for an anchor tenant at any such Mortgaged Property; and

                  (iii) any assumption of, or release or substitution of
               collateral for, a Mortgage Loan that represents greater than 2% of the then Stated Principal Balance of the Mortgage Pool;

                  (iv) any notice of exercise by a Mortgagor of its right (if any) to transfer the related Mortgaged Property (without acceleration of such Mortgage Loan), if such Mortgage Loan, together with all other Mortgage Loans, if any, that are in the same Cross-Collateralized Group as such Mortgage Loan or have the same Mortgagor as such Mortgage Loan or have Mortgagors that are known to be affiliated with the Mortgagor under such Mortgage Loan, represents 2% or more of the Initial Pool Balance.

               (d) Each of the Servicer and the Special Servicer, as the case may be, shall promptly furnish each Rating Agency copies of the following items (in each case, at or about the same time that it delivers or causes the delivery of such item to the Trustee):

                  (i) each of its Annual Performance Certifications;

                  (ii) each of its Annual Accountants' Reports; and

                  (iii) each report prepared pursuant to Section 3.09(e) and
               Section 3.12.

               (e) The Trustee shall promptly deliver to each Rating Agency (either in hard copy format or, except in the case of Fitch, through use of the Trustee's Internet Website) a copy of each Trustee Report, Unrestricted Servicer Report and Restricted Servicer Report forwarded to the Holders of the Certificates (in each case, at or about the same time that it delivers such Certificateholder Report to such Holders). Any Restricted Servicer Reports delivered electronically as aforesaid shall be accessible on the Trustee's Internet Website only with the use of a password, which shall be provided by the Trustee to each Rating Agency.

               (f) The parties intend that each Rating Agency provide to the Trustee, upon request, a listing of the then-current rating (if any) assigned by such Rating Agency to each Class of Certificates then outstanding.

               SECTION 11.10. Notices to Controlling Class Representative.

               The Trustee, the Servicer or the Special Servicer, as the case may be, shall deliver to the Controlling Class Representative a copy of each notice or other item of information such Person is required to deliver to the Rating Agencies pursuant to Section 11.09, in each case simultaneously with the delivery thereof to the Rating Agencies.

               SECTION 11.11. Information Requested by GECA.

               The Trustee shall provide to GECA promptly following any written request therefor submitted by GECA any Certificateholder Reports theretofore or simultaneously delivered or made available by the Trustee to Certificateholders. Such reports shall be provided or made available in electronic format or, if requested by GECA, by first class mail.

               SECTION 11.12. Complete Agreement.

               This Agreement embodies the complete agreement among the parties and may not be varied or terminated except by a written agreement conforming to the provisions of Section 11.01. All prior negotiations or representations of the parties are merged into this Agreement and shall have no force or effect unless expressly stated herein.

               IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized, in each case as of the day and year first above written.


                                       DLJ COMMERCIAL MORTGAGE CORP.
                                                Depositor


                                       By: /s/
                                           --------------------------------
                                       Name:
                                       Title:


                                       GE CAPITAL LOAN SERVICES, INC.
                                                 Servicer


                                       By: /s/
                                           --------------------------------
                                       Name:
                                       Title:


                                       MIDLAND LOAN SERVICES, INC.
                                                Special Servicer



                                       By: /s/
                                           --------------------------------
                                       Name:
                                       Title:


                                       NORWEST BANK MINNESOTA,
                                       NATIONAL ASSOCIATION
                                                solely in its capacity as
                                                Trustee and REMIC Administrator


                                       By: /s/
                                           --------------------------------
                                       Name:
                                       Title:

STATE OF ________________      )
                               ) ss.:
COUNTY OF _______________      )


               On the ______ day of June 1998, before me, a notary public in and for said State, personally appeared ____________________, personally known to me to be a ____________________ of DLJ COMMERCIAL MORTGAGE CORP., one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.

               IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.




                                                          Notary Public


[Notarial Seal]

STATE OF _____________              )
                                    )  ss.:
COUNTY OF ___________               )


               On this _____ day of June 1998, before me, a notary public in and for said State, personally appeared Edgar L. Smith II, personally known to me to be the _____________________ of GE CAPITAL LOAN SERVICES, INC., one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.

               IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.



                                        -----------------------------------
                                                    Notary Public


[Notarial Seal]

STATE OF _____________              )
                                    )  ss.:
COUNTY OF ___________               )


               On the ____ day of June 1998, before me, a notary public in and for said State, personally appeared ____________________, personally known to me to be a ____________________ of MIDLAND LOAN SERVICES, INC, one of the entities that executed the within instrument and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.

               IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.





                                       -----------------------------------
                                                   Notary Public



[Notarial Seal]

STATE OF _____________     )
                           )       ss.:
COUNTY OF ___________      )


               On the ____ day of June 1998, before me, a notary public in and for said State, personally appeared ____________________, personally known to me to be a ____________________ of NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION, one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of such entity, and acknowledged to me that such entity executed the within instrument.

               IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.



                                       ------------------------------------
                                                   Notary Public


[Notarial Seal]

                                   EXHIBIT A-1

                          FORM OF CLASS S CERTIFICATES

              CLASS S COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATE,
                                 SERIES 1998-CG1

This is one of a series of commercial mortgage pass-through certificates (collectively, the "Certificates"), issued in multiple classes (each, a "Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust fund (the "Trust Fund") consisting primarily of a pool of multifamily and commercial mortgage loans (the "Mortgage Loans"), such pool being formed and sold by

                          DLJ COMMERCIAL MORTGAGE CORP.


Pass-Through Rate:                   Class Notional Amount of the Class S
Variable                             Certificates as of the Closing Date:
                                     $1,564,253,433
Cut-off Date:  June 1, 1998          Initial Certificate Notional Amount of this
                                     Certificate as of the Closing Date:
Closing Date:  June 24, 1998         $_________________

First Distribution Date:             Aggregate Stated Principal Balance of the
July 10, 1998                        Mortgage Loans as of the Closing Date
                                     ("Initial Pool Balance"):  $1,564,253,433
Servicer:                            Trustee and REMIC Administrator:
GE Capital Loan Services, Inc.       Norwest Bank Minnesota, National
                                     Association
Special Servicer:
Midland Loan Services, Inc.

Certificate No. S-_                  CUSIP No.:  ____________

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST CORPORATION, A NEW YORK CORPORATION ("DTC"), TO THE TRUSTEE OR ANY AGENT THEREOF FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN DLJ COMMERCIAL MORTGAGE CORP., GE CAPITAL LOAN SERVICES, INC., MIDLAND LOAN SERVICES, INC., NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION, OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR ANY OF THE UNDERLYING MORTGAGE LOANS IS GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER PERSON.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" (A "REMIC") AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE").

THE FOLLOWING INFORMATION IS PROVIDED SOLELY FOR THE PURPOSES OF APPLYING THE U.S. FEDERAL INCOME TAX ORIGINAL ISSUE DISCOUNT ("OID") RULES TO THIS CERTIFICATE. THE ISSUE DATE OF THIS CERTIFICATE IS JUNE 24, 1998. ASSUMING THAT THE MORTGAGE LOANS ARE NOT SUBJECT TO ANY VOLUNTARY OR INVOLUNTARY PREPAYMENT OF PRINCIPAL (EXCEPT THAT THE ARD LOANS ARE ASSUMED TO BE PAID IN FULL ON THEIR RESPECTIVE ANTICIPATED REPAYMENT DATES), THIS CERTIFICATE HAS BEEN ISSUED WITH NO MORE THAN $______ OF OID PER $100,000 OF INITIAL CERTIFICATE NOTIONAL AMOUNT, THE YIELD TO MATURITY IS ____% PER ANNUM, AND THE AMOUNT OF OID ATTRIBUTABLE TO THE INITIAL ACCRUAL PERIOD IS NO MORE THAN $____ PER $100,000 OF INITIAL CERTIFICATE NOTIONAL AMOUNT, COMPUTED UNDER THE EXACT METHOD. NO REPRESENTATION IS MADE THAT THE MORTGAGE LOANS WILL NOT PREPAY OR, IF THEY DO PREPAY, THAT THEY WILL PREPAY AT ANY PARTICULAR RATE.



                                      A-1-2

THE OUTSTANDING CERTIFICATE NOTIONAL AMOUNT HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE. THIS CERTIFICATE DOES NOT HAVE A CERTIFICATE PRINCIPAL BALANCE AND WILL NOT ENTITLE THE HOLDER HEREOF TO DISTRIBUTIONS OF PRINCIPAL.

     This certifies that CEDE & CO. is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the notional amount of this Certificate (its "Certificate Notional Amount") as of the Closing Date by the aggregate notional amount of all the Class S Certificates (their "Class Notional Amount") as of the Closing Date) in that certain beneficial ownership interest in the Trust Fund evidenced by all the Class S Certificates. The Trust Fund was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as of the Cut-off Date specified above (the "Agreement"), among DLJ Commercial Mortgage Corp. (the "Depositor", which term includes any successor entity under the Agreement), GE Capital Loan Services, Inc. (the "Servicer", which term includes any successor entity under the Agreement), Midland Loan Services, Inc. (the "Special Servicer", which term includes any successor entity under the Agreement) and Norwest Bank Minnesota, National Association (the "Trustee" and "REMIC Administrator", depending upon the capacity in which it is acting, each of which terms includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein have the respective meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

     Pursuant to the terms of the Agreement, beginning on the First Distribution Date specified above, distributions will be made on that date (the "Distribution Date") each month that is the later of (i) the 10th day of such month (or, if such 10th day is not a Business Day, on the next succeeding Business Day) and
(ii) the fourth Business Day following the Determination Date (as defined below) in such month, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"), in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to all the Holders of the Class S Certificates on the applicable Distribution Date pursuant to the Agreement. The "Determination Date" in each month, commencing in July 1998, will be the 5th day of such month or, if such 5th day is not a Business Day, then the immediately preceding Business Day. All distributions made under the Agreement on this Certificate will be made by the Trustee by wire transfer of immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Trustee with wiring instructions no less than five Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions), or otherwise by check mailed to the address of such Certificateholder as it appears in the Certificate Register. Notwithstanding the foregoing, the final distribution on this Certificate will be made in like


                                      A-1-3
manner, but only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to the Holder hereof of such final distribution.

     The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Distribution Account, the Collection Account and, if established, the REO Account may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

     This Certificate is issuable in fully registered form only without coupons. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

     As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

     No service charge will be imposed for any registration of transfer or exchange of this Certificate, but the Trustee or the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of this Certificate.

     Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book-entry facilities of DTC, and accordingly, this Certificate shall constitute a Book-Entry Certificate.

     The Depositor, the Servicer, the Special Servicer, the Trustee, the REMIC Administrator, any Fiscal Agent, the Certificate Registrar and any agent of the Depositor, the Servicer, the Special Servicer, the Trustee, the REMIC Administrator, any Fiscal Agent or the Certificate Registrar may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Trustee, the REMIC Administrator, any Fiscal Agent, the Certificate Registrar or any such agent shall be affected by notice to the contrary.



                                      A-1-4

     Subject to certain terms and conditions set forth in the Agreement, the Trust Fund and the obligations created by the Agreement shall terminate upon distribution (or provision for distribution) to the Certificateholders of all amounts held by or on behalf of the Trustee and required to be distributed to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property remaining in the Trust Fund, and (ii) the purchase by the Servicer, the Special Servicer or the Majority Controlling Class Certificateholder, at a price determined as provided in the Agreement, of all the Mortgage Loans and each REO Property remaining in the Trust Fund. The Agreement permits, but does not require, the Servicer, the Special Servicer or the Majority Controlling Class Certificateholder to purchase from the Trust Fund all the Mortgage Loans and each REO Property remaining therein. The exercise of such right may effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Pool at the time of purchase being less than 1.0% of the Initial Pool Balance.

     The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Servicer, the Special Servicer, the REMIC Administrator, the Trustee and any Fiscal Agent and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer, the Special Servicer, the REMIC Administrator, the Trustee and any Fiscal Agent with the consent of the Holders of Certificates entitled to not less than 66 2/3% of the Voting Rights allocated to all of the affected Classes. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, including any amendment necessary to maintain the status of any REMIC Pool as a REMIC, without the consent of the Holders of any of the Certificates.

     Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

     The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust Fund (to the extent of its rights therein) for distributions hereunder.

     This Certificate shall be construed in accordance with the substantive laws of the State of New York applicable to agreements made and to be performed entirely in said State, and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.




                                      A-1-5

     IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

                                             NORWEST BANK MINNESOTA,
                                             NATIONAL ASSOCIATION
                                             as Trustee



                                             By:________________________________
                                                       Authorized Officer







                          CERTIFICATE OF AUTHENTICATION

     This is one of the Class S Certificates referred to in the within-mentioned Agreement.

Dated:

                                             NORWEST BANK MINNESOTA,
                                             NATIONAL ASSOCIATION
                                             as Certificate Registrar



                                             By:________________________________
                                                      Authorized Officer





                                      A-1-6

                                   ASSIGNMENT

     FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


(please print or typewrite name and address including postal zip code of assignee)

the beneficial ownership interest in the Trust Fund evidenced by the within Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

     I (we) further direct the Certificate Registrar to issue a new Mortgage Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Mortgage Pass-Through Certificate to the following address:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Dated:


                                            ------------------------------------
                                           Signature by or on behalf of Assignor


                                            ------------------------------------
                                            Signature Guaranteed


                            DISTRIBUTION INSTRUCTIONS


     The Assignee should include the following for purposes of distribution:

     Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to _____________________________________________
________________________________________________________________________________
for the account of ____________________________________________________________.

     Distributions made by check (such check to be made payable to ____________) and all applicable statements and notices should be mailed to _________________.

     This information is provided by _____________________________, the Assignee named above, or ____________________, as its agent.


                                      A-1-7

                                      A-1-8

                                   EXHIBIT A-2

                 FORM OF CLASS A-1A AND CLASS A-1B CERTIFICATES

              CLASS [A-1A] [A-1B] COMMERCIAL MORTGAGE PASS-THROUGH
                          CERTIFICATE, SERIES 1998-CG1


This is one of a series of commercial mortgage pass-through certificates (collectively, the "Certificates"), issued in multiple classes (each, a "Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust fund (the "Trust Fund") consisting primarily of a pool of multifamily and commercial mortgage loans (the "Mortgage Loans"), such pool being formed and sold by

                          DLJ COMMERCIAL MORTGAGE CORP.


Pass-Through Rate:                   Class Principal Balance of the Class
____%                                [A-1A][A-1B] Certificates as of the Closing
                                     Date:  $_____________________

Cut-off Date:  June 1, 1998          Initial Certificate Principal Balance of
Closing Date:  June 24, 1998         this Certificate as of the Closing Date:
                                     $__________________

First Distribution Date:             Aggregate Stated Principal Balance of the
July 10, 1998                        Mortgage Loans as of the Closing Date
                                     ("Initial Pool Balance"):  $1,564,253,433

Servicer:                            Trustee and REMIC Administrator:
GE Capital Loan Services, Inc.       Norwest Bank Minnesota, National
                                     Association
Special Servicer:
Midland Loan Services, Inc.

Certificate No. [A-1A][A-1B]-___     CUSIP No.:  ________________





                                      A-2-1

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST CORPORATION, A NEW YORK CORPORATION ("DTC"), TO THE TRUSTEE OR ANY AGENT THEREOF FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN DLJ COMMERCIAL MORTGAGE CORP., GE CAPITAL LOAN SERVICES, INC., MIDLAND LOAN SERVICES, INC., NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR ANY OF THE UNDERLYING MORTGAGE LOANS IS GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER PERSON.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" (A "REMIC") AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE").

[THE FOLLOWING INFORMATION IS PROVIDED SOLELY FOR THE PURPOSES OF APPLYING THE U.S. FEDERAL INCOME TAX ORIGINAL ISSUE DISCOUNT ("OID") RULES TO THIS CERTIFICATE. THE ISSUE DATE OF THIS CERTIFICATE IS MARCH 2, 1998. ASSUMING THAT THE MORTGAGE LOANS ARE NOT SUBJECT TO ANY VOLUNTARY OR INVOLUNTARY PREPAYMENT OF PRINCIPAL (EXCEPT THAT THE ARD LOANS ARE ASSUMED TO BE PAID IN FULL ON THEIR RESPECTIVE ANTICIPATED REPAYMENT DATES), THIS CERTIFICATE HAS BEEN ISSUED WITH NO MORE THAN $______ OF OID PER $1,000 OF INITIAL CERTIFICATE PRINCIPAL BALANCE, THE YIELD TO MATURITY IS ____% PER ANNUM, AND THE AMOUNT OF OID ATTRIBUTABLE TO THE INITIAL ACCRUAL PERIOD IS NO MORE THAN $____ PER $1,000 OF INITIAL CERTIFICATE PRINCIPAL BALANCE, COMPUTED UNDER THE EXACT METHOD. NO REPRESENTATION IS MADE THAT THE MORTGAGE LOANS WILL NOT PREPAY OR, IF THEY DO PREPAY, THAT THEY WILL PREPAY AT ANY PARTICULAR RATE.]



                                      A-2-2

THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE.



                                      A-2-3

     This certifies that CEDE & CO. is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the principal amount of this Certificate (its "Certificate Principal Balance") as of the Closing Date by the aggregate principal amount of all the Class [A-1A] [A-1B] Certificates (their "Class Principal Balance") as of the Closing Date) in that certain beneficial ownership interest in the Trust Fund evidenced by all the Class [A-1A] [A-1B]Certificates. The Trust Fund was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as of the Cutoff Date specified above (the "Agreement"), among DLJ Commercial Mortgage Corp. (the "Depositor", which term includes any successor entity under the Agreement), GE Capital Loan Services, Inc. (the "Servicer", which term includes any successor entity under the Agreement), Midland Loan Services, Inc. (the "Special Servicer", which term includes any successor entity under the Agreement) and Norwest Bank Minnesota, National Association (the "Trustee" and "REMIC Administrator", depending upon the capacity in which it is acting, each of which terms includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein have the respective meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

     Pursuant to the terms of the Agreement, beginning on the First Distribution Date specified above, distributions will be made on that date (the "Distribution Date") each month that is the later of (i) the 10th day of such month (or, if such 10th day is not a Business Day, on the next succeeding Business Day) and
(ii) the fourth Business Day following the Determination Date (as defined below) in such month, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"), in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to all the Holders of the Class [A-1A] [A-1B] Certificates on the applicable Distribution Date pursuant to the Agreement. The "Determination Date" in each month, commencing in July 1998, will be the 5th day of such month or, if such 5th day is not a Business Day, then the immediately preceding Business Day. All distributions made under the Agreement on this Certificate will be made by the Trustee by wire transfer of immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Trustee with wiring instructions no less than five Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions), or otherwise by check mailed to the address of such Certificateholder as it appears in the Certificate Register. Notwithstanding the foregoing, the final distribution on this Certificate (determined without regard to any possible future reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to this Certificate) will be made in like manner, but only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to the Holder hereof of such final distribution.


                                      A-2-4

     The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Distribution Account, the Collection Account and, if established, the REO Account may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

     Any distribution to the Holder of this Certificate in reduction of the Certificate Principal Balance hereof is binding on such Holder and all future Holders of this Certificate and any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such distribution is made upon this Certificate.

     This Certificate is issuable in fully registered form only without coupons. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

     As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

     No service charge will be imposed for any registration of transfer or exchange of this Certificate, but the Trustee or the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of this Certificate.

     Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book-entry facilities of DTC, and accordingly, this Certificate shall constitute a Book-Entry Certificate.

     The Depositor, the Servicer, the Special Servicer, the Trustee, the REMIC Administrator, any Fiscal Agent, the Certificate Registrar and any agent of the Depositor, the Servicer, the Special Servicer, the Trustee, the REMIC Administrator, any Fiscal Agent or the Certificate Registrar may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Trustee, the REMIC Administrator, any Fiscal Agent, the Certificate Registrar or any such agent shall be affected by notice to the contrary.


                                      A-2-5

     Subject to certain terms and conditions set forth in the Agreement, the Trust Fund and the obligations created by the Agreement shall terminate upon distribution (or provision for distribution) to the Certificateholders of all amounts held by or on behalf of the Trustee and required to be distributed to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property remaining in the Trust Fund, and (ii) the purchase by the Servicer, the Special Servicer or the Majority Controlling Class Certificateholder, at a price determined as provided in the Agreement, of all the Mortgage Loans and each REO Property remaining in the Trust Fund. The Agreement permits, but does not require, the Servicer, the Special Servicer or the Majority Controlling Class Certificateholder to purchase from the Trust Fund all the Mortgage Loans and each REO Property remaining therein. The exercise of such right may effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Pool at the time of purchase being less than 1.0% of the Initial Pool Balance.

     The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Servicer, the Special Servicer, the REMIC Administrator, the Trustee and any Fiscal Agent and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer, the Special Servicer, the REMIC Administrator, the Trustee and any Fiscal Agent with the consent of the Holders of Certificates entitled to not less than 662/3% of the Voting Rights allocated to all of the affected Classes. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, including any amendment necessary to maintain the status of any REMIC Pool as a REMIC, without the consent of the Holders of any of the Certificates.

     Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

     The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust Fund (to the extent of its rights therein) for distributions hereunder.

     This Certificate shall be construed in accordance with the substantive laws of the State of New York applicable to agreements made and to be performed entirely in said State, and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.


                                      A-2-6

     IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

                                             NORWEST BANK MINNESOTA,
                                             NATIONAL ASSOCIATION
                                             as Trustee



                                             By: _______________________________
                                                       Authorized Officer










                          CERTIFICATE OF AUTHENTICATION

     This is one of the Class [A-1A] [A-1B] Certificates referred to in the within-mentioned Agreement.

Dated:

                                             NORWEST BANK MINNESOTA,
                                             NATIONAL ASSOCIATION
                                             as Certificate Registrar



                                             By:________________________________
                                                      Authorized Officer


                                      A-2-7

                                   ASSIGNMENT

     FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


(please print or typewrite name and address including postal zip code of assignee)

the beneficial ownership interest in the Trust Fund evidenced by the within Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

     I (we) further direct the Certificate Registrar to issue a new Mortgage Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Mortgage Pass-Through Certificate to the following address:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Dated:


                                            ------------------------------------
                                           Signature by or on behalf of Assignor


                                            ------------------------------------
                                            Signature Guaranteed


                            DISTRIBUTION INSTRUCTIONS


     The Assignee should include the following for purposes of distribution:

     Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to _____________________________________________
________________________________________________________________________________
for the account of ____________________________________________________________.

     Distributions made by check (such check to be made payable to ____________) and all applicable statements and notices should be mailed to _________________.

     This information is provided by _____________________________, the Assignee named above, or ____________________, as its agent.



                                      A-2-8

                                   EXHIBIT A-3

         FORM OF CLASS A-1C, CLASS A-2, CLASS A-3, CLASS A-4, CLASS B-1,
                      CLASS B-2 AND CLASS B-3 CERTIFICATES

                CLASS [A-1C] [A-2] [A-3] [A-4] [B-1] [B-2] [B-3]
                        COMMERCIAL MORTGAGE PASS-THROUGH
                          CERTIFICATE, SERIES 1998-CG1

This is one of a series of commercial mortgage pass-through certificates (collectively, the "Certificates"), issued in multiple classes (each, a "Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust fund (the "Trust Fund") consisting primarily of a pool of multifamily and commercial mortgage loans (the "Mortgage Loans"), such pool being formed and sold by

                          DLJ COMMERCIAL MORTGAGE CORP.


Pass-Through Rate:                   Class Principal Balance of the Class [A-1C]
[___% per annum [FOR CLASS A-1C,     [A-2] [A-3] [A-4] [B-1] [B-2] [B-3]
CLASS A-2, CLASS A-3 and CLASS A-4   Certificates as of the Closing Date:
CERTIFICATES]]                       $_________________
[Variable [FOR CLASS B-1, CLASS B-2
and CLASS B-3 CERTIFICATES]]
Cut-off Date: June 1, 1998           Initial Certificate Principal Balance of
Closing Date: June 24, 1998          this Certificate as of the Closing Date:
                                     $_________________

First Distribution Date:             Aggregate Stated Principal Balance of the
July 10, 1998                        Mortgage Loans as of the Closing Date
                                     ("Initial Pool Balance"): $1,564,253,433

Servicer:                            Trustee and REMIC Administrator:
GE Capital Loan Services, Inc.       Norwest Bank Minnesota, National
                                     Association
Special Servicer:
Midland Loan Services, Inc.

Certificate No. [A-1C] [A-2] [A-3]   CUSIP No.:  ________________
[A-$] [B-1] [B-2] [B-3]-__




                                      A-3-1

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST CORPORATION, A NEW YORK CORPORATION ("DTC"), TO THE TRUSTEE OR ANY AGENT THEREOF FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE (A) TO ANY EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT THAT IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR (B) TO ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR SUCH INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN DLJ COMMERCIAL MORTGAGE CORP., GE CAPITAL LOAN SERVICES, INC., MIDLAND LOAN SERVICES, INC., NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR ANY OF THE UNDERLYING MORTGAGE LOANS IS GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER PERSON.

THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE CLASSES OF CERTIFICATES OF THE SAME SERIES AS AND TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT
CONDUIT" (A "REMIC") AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN
SECTIONS 860G AND 860D OF THE CODE.

[THE FOLLOWING INFORMATION IS PROVIDED SOLELY FOR THE PURPOSES
OF APPLYING THE U.S. FEDERAL INCOME TAX ORIGINAL ISSUE DISCOUNT


                                      A-3-2

("OID") RULES TO THIS CERTIFICATE. THE ISSUE DATE OF THIS CERTIFICATE IS MARCH 2, 1998. ASSUMING THAT THE MORTGAGE LOANS ARE NOT SUBJECT TO ANY VOLUNTARY OR INVOLUNTARY PREPAYMENT OF PRINCIPAL (EXCEPT THAT THE ARD LOANS ARE ASSUMED TO BE PAID IN FULL ON THEIR RESPECTIVE ANTICIPATED REPAYMENT DATES), THIS CERTIFICATE HAS BEEN ISSUED WITH NO MORE THAN $______ OF OID PER $1,000 OF INITIAL CERTIFICATE PRINCIPAL BALANCE, THE YIELD TO MATURITY IS ____% PER ANNUM, AND THE AMOUNT OF OID ATTRIBUTABLE TO THE INITIAL ACCRUAL PERIOD IS NO MORE THAN $____ PER $1,000 OF INITIAL CERTIFICATE PRINCIPAL BALANCE, COMPUTED UNDER THE EXACT METHOD. NO REPRESENTATION IS MADE THAT THE MORTGAGE LOANS WILL NOT PREPAY OR, IF THEY DO PREPAY, THAT THEY WILL PREPAY AT ANY PARTICULAR RATE.]

THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE.

     This certifies that CEDE & CO. is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the principal amount of this Certificate (its "Certificate Principal Balance") as of the Closing Date by the aggregate principal amount of all the Class [A-1C] [A-2] [A-3] [A-4] [B-1] [B-2] [B-3] Certificates (their "Class Principal Balance") as of the Closing Date) in that certain beneficial ownership interest in the Trust Fund evidenced by all the Class [A-1C] [A-2] [A-3] [A-4] [B-1] [B-2] [B-3] Certificates. The Trust Fund was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as of the Cut-off Date specified above (the "Agreement"), among DLJ Commercial Mortgage Corp. (the "Depositor", which term includes any successor entity under the Agreement), GE Capital Loan Services, Inc. (the "Servicer", which term includes any successor entity under the Agreement), Midland Loan Services, Inc. (the "Special Servicer", which term includes any successor entity under the Agreement) and Norwest Bank Minnesota, National Association (the "Trustee" and "REMIC Administrator", depending upon the capacity in which it is acting, each of which terms includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein have the respective meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

     Pursuant to the terms of the Agreement, beginning on the First Distribution Date specified above, distributions will be made on that date (the "Distribution Date") each month that is the later of (i) the 10th day of such month (or, if such 10th day is not a Business Day, on the next succeeding Business Day) and
(ii) the fourth Business Day following the Determination Date (as defined below) in such month, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month


                                      A-3-3
immediately preceding the month of such distribution (the "Record Date"), in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to all the Holders of the Class [A-1C] [A-2] [A-3] [A-4] [B-1] [B-2] [B-3] Certificates on the applicable Distribution Date pursuant to the Agreement. The "Determination Date" in each month, commencing in July 1998, will be the 5th day of such month or, if such 5th day is not a Business Day, then the immediately preceding Business Day. All distributions made under the Agreement on this Certificate will be made by the Trustee by wire transfer of immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Trustee with wiring instructions no less than five Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions), or otherwise by check mailed to the address of such Certificateholder as it appears in the Certificate Register. Notwithstanding the foregoing, the final distribution on this Certificate (determined without regard to any possible future reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to this Certificate) will be made in like manner, but only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to the Holder hereof of such final distribution.

     The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Distribution Account, the Collection Account and, if established, the REO Account may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

     Any distribution to the Holder of this Certificate in reduction of the Certificate Principal Balance hereof is binding on such Holder and all future Holders of this Certificate and any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such distribution is made upon this Certificate.

     This Certificate is issuable in fully registered form only without coupons. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

     No transfer of this Certificate or any interest therein shall be made (A) to any employee benefit plan or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including insurance company general accounts, that is subject to ERISA or the Code (each, a "Plan"), or (B) to any Person who is directly or indirectly purchasing this Certificate or any interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan, if the purchase and holding of this


                                      A-3-4

Certificate or such interest herein by the prospective Transferee would result in a violation of Section 406 of ERISA or Section 4975 of the Code or would result in the imposition of an excise tax under Section 4975 of the Code. Except in connection with the initial issuance of the Certificates or any transfer of this Certificate or any interest herein by the Depositor, Donaldson, Lufkin & Jenrette Securities Corporation (the "Underwriter") or any of their respective Affiliates or any transfer of this Certificate to a successor Depository or to the applicable Certificate Owner in accordance with Section 5.03 of the Agreement, the Certificate Registrar shall refuse to register the transfer of this Certificate unless it has received from the prospective Transferee either
(i) a certification to the effect that such prospective Transferee is not a Plan and is not directly or indirectly purchasing this Certificate on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) a certification to the effect that the purchase and holding of this Certificate by such prospective Transferee is exempt from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code under Sections I and III of Prohibited Transaction Class Exemption 95-60; or (iii) a certification of facts and an Opinion of Counsel which otherwise establish to the reasonable satisfaction of the Trustee that such transfer will not result in a violation of
Section 406 of ERISA or Section 4975 of the Code or result in the imposition of an excise tax under Section 4975 of the Code. If any Transferee of this Certificate or any interest herein does not, in connection with the subject transfer, deliver to the Certificate Registrar a certification and/or Opinion of Counsel as required by the preceding sentence, then such Transferee shall be deemed to have represented and warranted that either: (i) such Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) the purchase and holding of this Certificate or such interest herein by such Transferee is exempt from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code under Sections I and III of Prohibited Transactions Class Exemption 95-60.

     If a Person is acquiring this Certificate as a fiduciary or agent for one or more accounts, such Person shall be required to deliver to the Certificate Registrar a certification to the effect that, and such other evidence as may be reasonably required by the Trustee to confirm that, it has (i) sole investment discretion with respect to each such account and (ii) full power to make the foregoing acknowledgments, representations, warranties, certifications and/or agreements with respect to each such account as described in the preceding paragraph.

     As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.



                                      A-3-5

     No service charge will be imposed for any registration of transfer or exchange of this Certificate, but the Trustee or the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of this Certificate.

     Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book-entry facilities of DTC, and accordingly, this Certificate shall constitute a Book-Entry Certificate.

     The Depositor, the Servicer, the Special Servicer, the Trustee, the REMIC Administrator, any Fiscal Agent, the Certificate Registrar and any agent of the Depositor, the Servicer, the Special Servicer, the Trustee, the REMIC Administrator, any Fiscal Agent or the Certificate Registrar may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Trustee, the REMIC Administrator, any Fiscal Agent, the Certificate Registrar or any such agent shall be affected by notice to the contrary.

     Subject to certain terms and conditions set forth in the Agreement, the Trust Fund and the obligations created by the Agreement shall terminate upon distribution (or provision for distribution) to the Certificateholders of all amounts held by or on behalf of the Trustee and required to be distributed to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property remaining in the Trust Fund, and (ii) the purchase by the Servicer, the Special Servicer or the Majority Controlling Class Certificateholder, at a price determined as provided in the Agreement, of all the Mortgage Loans and each REO Property remaining in the Trust Fund. The Agreement permits, but does not require, the Servicer, the Special Servicer or the Majority Controlling Class Certificateholder to purchase from the Trust Fund all the Mortgage Loans and each REO Property remaining therein. The exercise of such right may effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Pool at the time of purchase being less than 1.0% of the Initial Pool Balance.

     The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Servicer, the Special Servicer, the REMIC Administrator, the Trustee and any Fiscal Agent and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer, the Special Servicer, the REMIC Administrator, the Trustee and any Fiscal Agent with the consent of the Holders of Certificates entitled to not less than 662/3% of the Voting Rights allocated to all of the affected Classes. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, including


                                      A-3-6
any amendment necessary to maintain the status of any REMIC Pool as a REMIC, without the consent of the Holders of any of the Certificates.

     Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

     The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust Fund (to the extent of its rights therein) for distributions hereunder.

     This Certificate shall be construed in accordance with the substantive laws of the State of New York applicable to agreements made and to be performed entirely in said State, and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.



                                      A-3-7

     IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

                                     NORWEST BANK MINNESOTA,
                                     NATIONAL ASSOCIATION
                                     as Trustee



                                     By:________________________________________
                                                  Authorized Officer










                          CERTIFICATE OF AUTHENTICATION

     This is one of the Class [A-1C] [A-2] [A-3] [A-4] [B-1] [B-2] [B-3]
Certificates referred to in the within-mentioned Agreement.

Dated:

                                     NORWEST BANK MINNESOTA,
                                     NATIONAL ASSOCIATION
                                     as Certificate Registrar



                                     By:________________________________________
                                                  Authorized Officer


                                      A-3-8

                                   ASSIGNMENT

     FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


(please print or typewrite name and address including postal zip code of assignee)

the beneficial ownership interest in the Trust Fund evidenced by the within Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

     I (we) further direct the Certificate Registrar to issue a new Mortgage Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Mortgage Pass-Through Certificate to the following address:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Dated:


                                            ------------------------------------
                                           Signature by or on behalf of Assignor


                                            ------------------------------------
                                            Signature Guaranteed


                            DISTRIBUTION INSTRUCTIONS


     The Assignee should include the following for purposes of distribution:

     Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to _____________________________________________
________________________________________________________________________________
for the account of ____________________________________________________________.

     Distributions made by check (such check to be made payable to ____________) and all applicable statements and notices should be mailed to _________________.

     This information is provided by _____________________________, the Assignee named above, or ____________________, as its agent.


                                      A-3-9

                                   EXHIBIT A-4

                          FORM OF CLASS B-4, CLASS B-5,
                  CLASS B-6, CLASS B-7 AND CLASS C CERTIFICATES

              CLASS [B-4] [B-5] [B-6] [B-7] [C] COMMERCIAL MORTGAGE
                    PASS-THROUGH CERTIFICATE, SERIES 1998-CG1

This is one of a series of commercial mortgage pass-through certificates (collectively, the "Certificates"), issued in multiple classes (each, a "Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust fund (the "Trust Fund") consisting primarily of a pool of multifamily and commercial mortgage loans (the "Mortgage Loans"), such pool being formed and sold by

                          DLJ COMMERCIAL MORTGAGE CORP.


Pass-Through Rate:                   Class Principal Balance of the Class
[Variable [FOR CLASS B-4             [B-4] [B-5] [B-6] [B-7] [C] Certificates as
CERTIFICATES]                        of the Closing Date:
[_______% per annum [FOR CLASS B-5,  $_____________________
B-6, CLASS B-7 AND CLASS C
CERTIFICATES]
Cut-off Date:  June 1, 1998          Initial Certificate Principal Balance of
Closing Date: June 24, 1998          this Certificate as of the Closing Date:
                                     $_____________________

First Distribution Date:             Aggregate Stated Principal Balance of the
July 10, 1998                        Mortgage Loans as of the Closing Date
                                     ("Initial Pool Balance"):  $1,564,253,433

Servicer:                            Trustee and REMIC Administrator:
GE Capital Loan Services, Inc.       Norwest Bank Minnesota, National
                                     Association
Special Servicer:
Midland Loan Services, Inc.

Certificate No. [B-4] [B-5] [B-6]    CUSIP No.:  ___________
[B-7] [C]----




                                      A-4-1

THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE OR ANY INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE (A) TO ANY EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT THAT IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR (B) TO ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR SUCH INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THE TRUST FUND IN WHICH THIS CERTIFICATE EVIDENCES AN INTEREST HAS NOT BEEN REGISTERED AS AN "INVESTMENT COMPANY" UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED (THE "INVESTMENT COMPANY ACT"). ACCORDINGLY, THIS CERTIFICATE MAY NOT BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT TO (1) A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT (A "QUALIFIED INSTITUTIONAL BUYER") OR (2) AN ACCREDITED INVESTOR WITHIN THE MEANING OF PARAGRAPH (1), (2), (3) OR (7) OF RULE 501(a) OF REGULATION D UNDER THE SECURITIES ACT OR AN ENTITY IN WHICH ALL THE EQUITY OWNERS ARE DESCRIBED BY SUCH PARAGRAPHS (AN "INSTITUTIONAL ACCREDITED INVESTOR").

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN DLJ COMMERCIAL MORTGAGE CORP., GE CAPITAL LOAN SERVICES, INC., MIDLAND LOAN SERVICES, INC., NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR ANY OF THE UNDERLYING MORTGAGE LOANS IS GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER PERSON.



                                      A-4-2

THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE CLASSES OF CERTIFICATES OF THE SAME SERIES AS AND TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT
CONDUIT" (A "REMIC") AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN
SECTIONS 860G AND 860D OF THE CODE.

[THE FOLLOWING INFORMATION IS PROVIDED SOLELY FOR THE PURPOSES OF APPLYING THE U.S. FEDERAL INCOME TAX ORIGINAL ISSUE DISCOUNT ("OID") RULES TO THIS CERTIFICATE. THE ISSUE DATE OF THIS CERTIFICATE IS MARCH 2, 1998. ASSUMING THAT THE MORTGAGE LOANS ARE NOT SUBJECT TO ANY VOLUNTARY OR INVOLUNTARY PREPAYMENT OF PRINCIPAL (EXCEPT THAT THE ARD LOANS ARE ASSUMED TO BE PAID IN FULL ON THEIR RESPECTIVE ANTICIPATED REPAYMENT DATES), THIS CERTIFICATE HAS BEEN ISSUED WITH NO MORE THAN $______ OF OID PER $1,000 OF INITIAL CERTIFICATE PRINCIPAL BALANCE, THE YIELD TO MATURITY IS ____% PER ANNUM, AND THE AMOUNT OF OID ATTRIBUTABLE TO THE INITIAL ACCRUAL PERIOD IS NO MORE THAN $____ PER $1,000 OF INITIAL CERTIFICATE PRINCIPAL BALANCE, COMPUTED UNDER THE EXACT METHOD. NO REPRESENTATION IS MADE THAT THE MORTGAGE LOANS WILL NOT PREPAY OR, IF THEY DO PREPAY, THAT THEY WILL PREPAY AT ANY PARTICULAR RATE.]

THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE.

     This certifies that __________________ is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the principal amount of this Certificate (its "Certificate Principal Balance") as of the Closing Date by the aggregate principal amount of all the Class [B-4] [B-5] [B-6] [B-7] [C] Certificates (their "Class Principal Balance") as of the Closing
Date) in that certain beneficial ownership interest in the Trust Fund evidenced by all the Class [B-4] [B-5] [B-6] [B-7] [C] Certificates. The Trust Fund was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as of the Cut-off Date specified above (the "Agreement"), among DLJ Commercial Mortgage Corp. (the "Depositor", which term includes any successor entity under the Agreement), GE Capital Loan Services, Inc. (the "Servicer", which term includes any successor entity under the Agreement), Midland Loan Services, Inc. (the "Special Servicer", which term includes any successor entity under the Agreement) and Norwest Bank Minnesota, National Association (the "Trustee" and "REMIC Administrator", depending upon the capacity in which it is acting, each of which terms includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein have the respective meanings assigned in the


                                      A-4-3

Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

     Pursuant to the terms of the Agreement, beginning on the First Distribution Date specified above, distributions will be made on that date (the "Distribution Date") each month that is the later of (i) the 10th day of such month (or, if such 10th day is not a Business Day, on the next succeeding Business Day) and
(ii) the fourth Business Day following the Determination Date (as defined below) in such month, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"), in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to all the Holders of the Class [B-4] [B-5] [B-6] [B-7] [C] Certificates on the applicable Distribution Date pursuant to the Agreement. The "Determination Date" in each month, commencing in July 1998, will be the 5th day of such month or, if such 5th day is not a Business Day, then the immediately preceding Business Day. All distributions made under the Agreement on this Certificate will be made by the Trustee by wire transfer of immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Trustee with wiring instructions no less than five Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions), or otherwise by check mailed to the address of such Certificateholder as it appears in the Certificate Register. Notwithstanding the foregoing, the final distribution on this Certificate (determined without regard to any possible future reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to this Certificate) will be made in like manner, but only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to the Holder hereof of such final distribution.

     The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Distribution Account, the Collection Account and, if established, the REO Account may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

     Any distribution to the Holder of this Certificate in reduction of the Certificate Principal Balance hereof is binding on such Holder and all future Holders of this Certificate and any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such distribution is made upon this Certificate.

     This Certificate is issuable in fully registered form only without coupons. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is


                                      A-4-4
exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

     No transfer, sale, pledge or other disposition of this Certificate or any interest herein shall be made unless that transfer, sale, pledge or other disposition is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws. If a transfer of this Certificate is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Certificates or a transfer of this Certificate by the Depositor, Donaldson, Lufkin & Jenrette Securities Corporation (the "Underwriter") or any of their respective Affiliates), then the Certificate Registrar shall refuse to register such transfer unless it receives (and, upon receipt, may conclusively rely upon) either: (i) a certificate from the Certificateholder desiring to effect such transfer substantially in the form attached as Exhibit F-1A to the Agreement; or
(ii) a certificate from the Certificateholder desiring to effect such transfer substantially in the form attached as Exhibit F-1B to the Agreement and a certificate from such Certificateholder's prospective Transferee substantially in the form attached either as Exhibit F-2A or as Exhibit F-2B to the Agreement; or (iii) an Opinion of Counsel satisfactory to the Trustee to the effect that such transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Trust or of the Depositor, the Servicer, the Special Servicer, the REMIC Administrator, the Trustee, any Fiscal Agent or the Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such transfer from the Certificateholder desiring to effect such transfer and/or such Certificateholder's prospective Transferee on which such Opinion of Counsel is based. If any Transferee of this Certificate does not, in connection with the subject transfer, deliver to the Certificate Registrar one of the certifications described in clause (ii) of the preceding sentence or the Opinion of Counsel described in clause (iii) of the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in either Exhibit F-2A or Exhibit F-2B attached to the Agreement are, with respect to the subject transfer, true and correct. Any Certificateholder desiring to effect a transfer, sale, pledge or other disposition of this Certificate or any interest herein shall, and does hereby agree to, indemnify the Depositor, the Underwriter, the Trustee, any Fiscal Agent, the Servicer, the Special Servicer, the REMIC Administrator and the Certificate Registrar against any liability that may result if such transfer, sale, pledge or other disposition is not exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws or is not made in accordance with such federal and state laws.

     No transfer of this Certificate or any interest herein shall be made except to a Qualified Institutional Buyer or an Instituional Accredited Investor. The Certificate Registrar shall refuse to register the transfer of this Certificate unless it has received from the prospective Transferee a certification, substantially in the form attached as Annex 1 or Annex 2 to Exhibit F-2A to the Agreement,. to the effect that such prospective Transferee is a Qualified Institutional Buyer or a certification from the prospective Transferee to the effect that such prospective Transferee is an Institutional Accredited Investor.


                                      A-4-5

     No transfer of this Certificate or any interest herein shall be made (A) to any employee benefit plan or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including insurance company general accounts, that is subject to ERISA or the Code (each, a "Plan"), or (B) to any Person who is directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan, if the purchase and holding of this Certificate or such interest herein by the prospective Transferee would result in a violation of Section 406 of ERISA or Section 4975 of the Code or would result in the imposition of an excise tax under Section 4975 of the Code. Except in connection with the initial issuance of the Certificates or any transfer of this Certificate or any interest herein by the Depositor, the Underwriter or any of their respective Affiliates, the Certificate Registrar shall refuse to register the transfer of this Certificate unless it has received from the prospective Transferee either (i) a certification to the effect that such prospective Transferee is not a Plan and is not directly or indirectly purchasing this Certificate on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) a certification to the effect that the purchase and holding of this Certificate by such prospective Transferee is exempt from the prohibited transaction provisions of
Section 406 of ERISA and Section 4975 of the Code under Sections I and III of Prohibited Transaction Class Exemption 95-60; or (iii) a certification of facts and an Opinion of Counsel which otherwise establish to the reasonable satisfaction of the Trustee that such transfer will not result in a violation of
Section 406 of ERISA or Section 4975 of the Code or result in the imposition of an excise tax under Section 4975 of the Code. If any Transferee of this Certificate or any interest herein does not, in connection with the subject transfer, deliver to the Certificate Registrar a certification and/or Opinion of Counsel as required by the preceding sentence, then such Transferee shall be deemed to have represented and warranted that either: (i) such Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) the purchase and holding of this Certificate or such interest herein by such Transferee is exempt from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code under Sections I and III of Prohibited Transactions Class Exemption 95-60.

     If a Person is acquiring this Certificate as a fiduciary or agent for one or more accounts, such Person shall be required to deliver to the Certificate Registrar a certification to the effect that, and such other evidence as may be reasonably required by the Trustee to confirm that, it has (i) sole investment discretion with respect to each such account and (ii) full power to make the foregoing acknowledgments, representations, warranties, certifications and/or agreements with respect to each such account as described in the two preceding paragraphs.

     As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the


                                      A-4-6

Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

     No service charge will be imposed for any registration of transfer or exchange of this Certificate, but the Trustee or the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of this Certificate.

     The Depositor, the Servicer, the Special Servicer, the Trustee, the REMIC Administrator, any Fiscal Agent, the Certificate Registrar and any agent of the Depositor, the Servicer, the Special Servicer, the Trustee, the REMIC Administrator, any Fiscal Agent or the Certificate Registrar may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Trustee, the REMIC Administrator, any Fiscal Agent, the Certificate Registrar or any such agent shall be affected by notice to the contrary.

     Subject to certain terms and conditions set forth in the Agreement, the Trust Fund and the obligations created by the Agreement shall terminate upon distribution (or provision for distribution) to the Certificateholders of all amounts held by or on behalf of the Trustee and required to be distributed to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property remaining in the Trust Fund, and (ii) the purchase by the Servicer, the Special Servicer or the Majority Controlling Class Certificateholder, at a price determined as provided in the Agreement, of all the Mortgage Loans and each REO Property remaining in the Trust Fund. The Agreement permits, but does not require, the Servicer, the Special Servicer or the Majority Controlling Class Certificateholder to purchase from the Trust Fund all the Mortgage Loans and each REO Property remaining therein. The exercise of such right may effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Pool at the time of purchase being less than 1.0% of the Initial Pool Balance.

     The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Servicer, the Special Servicer, the REMIC Administrator, the Trustee and any Fiscal Agent and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer, the Special Servicer, the REMIC Administrator, the Trustee and any Fiscal Agent with the consent of the Holders of Certificates entitled to not less than 662/3% of the Voting Rights allocated to all of the affected Classes. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, including


                                      A-4-7
any amendment necessary to maintain the status of any REMIC Pool as a REMIC, without the consent of the Holders of any of the Certificates.

     Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

     The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust Fund (to the extent of its rights therein) for distributions hereunder.

     This Certificate shall be construed in accordance with the substantive laws of the State of New York applicable to agreements made and to be performed entirely in said State, and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.


                                      A-4-8

     IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

                                     NORWEST BANK MINNESOTA,
                                     NATIONAL ASSOCIATION
                                     as Trustee



                                     By:________________________________________
                                                  Authorized Officer










                          CERTIFICATE OF AUTHENTICATION

     This is one of the Class [B-4] [B-5] [B-6] [B-7] [C] Certificates referred to in the within-mentioned Agreement.

Dated:

                                     NORWEST BANK MINNESOTA,
                                     NATIONAL ASSOCIATION
                                     as Certificate Registrar



                                     By:________________________________________
                                                  Authorized Officer


                                      A-4-9

                                   ASSIGNMENT

     FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


(please print or typewrite name and address including postal zip code of assignee)

the beneficial ownership interest in the Trust Fund evidenced by the within Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

     I (we) further direct the Certificate Registrar to issue a new Mortgage Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Mortgage Pass-Through Certificate to the following address:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Dated:


                                            ------------------------------------
                                           Signature by or on behalf of Assignor


                                            ------------------------------------
                                            Signature Guaranteed


                            DISTRIBUTION INSTRUCTIONS


     The Assignee should include the following for purposes of distribution:

     Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to _____________________________________________
________________________________________________________________________________
for the account of ____________________________________________________________.

     Distributions made by check (such check to be made payable to ____________) and all applicable statements and notices should be mailed to _________________.

     This information is provided by _____________________________, the Assignee named above, or ____________________, as its agent.



                                     A-4-10

                                   EXHIBIT A-5

                  FORM OF CLASS D-1 AND CLASS D-2 CERTIFICATES

                      CLASS [D-1] [D-2] COMMERCIAL MORTGAGE
                    PASS-THROUGH CERTIFICATE, SERIES 1998-CG1

This is one of a series of commercial mortgage pass-through certificates (collectively, the "Certificates"), issued in multiple classes (each, a "Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust fund (the "Trust Fund") consisting primarily of a pool of multifamily and commercial mortgage loans (the "Mortgage Loans"), such pool being formed and sold by

                          DLJ COMMERCIAL MORTGAGE CORP.


Cut-off Date:  June 1, 1998          Percentage Interest evidenced by this Class
                                     [D-1] [D-2] Certificate:  ______%
Closing Date: June 24, 1998

First Distribution Date:             Aggregate Stated Principal Balance of the
July 10, 1998                        Mortgage Loans as of the Closing Date
                                     ("Initial Pool Balance"):  $1,564,253,433

Servicer:                            Trustee and REMIC Administrator:
GE Capital Loan Services, Inc.       Norwest Bank Minnesota, National
                                     Association
Special Servicer:
Midland Loan Services, Inc.

Certificate No. [D-1] [D-2]-___




                                      A-5-1

THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE OR ANY INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE (A) TO ANY EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT THAT IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR (B) TO ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR SUCH INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THE TRUST FUND IN WHICH THIS CERTIFICATE EVIDENCES AN INTEREST HAS NOT BEEN REGISTERED AS AN "INVESTMENT COMPANY" UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED (THE "INVESTMENT COMPANY ACT"). ACCORDINGLY, THIS CERTIFICATE MAY NOT BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT TO A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT (A "QUALIFIED INSTITUTIONAL BUYER").

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN DLJ COMMERCIAL MORTGAGE CORP., GE CAPITAL LOAN SERVICES, INC., MIDLAND LOAN SERVICES, INC., NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR ANY OF THE UNDERLYING MORTGAGE LOANS IS GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER PERSON.

THIS CERTIFICATE IS ENTITLED ONLY TO CERTAIN ADDITIONAL INTEREST (IF ANY) RECEIVED IN RESPECT OF THE ARD LOANS, SUBJECT TO THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.




                                      A-5-2

     This certifies that __________________ is the registered owner of the Percentage Interest evidenced by this Certificate (as specified above) in that certain beneficial ownership interest in the Trust Fund evidenced by evidenced by all the Class [D-1] [D-2] Certificates. The Trust Fund was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as of the Cut-off Date specified above (the "Agreement"), among DLJ Commercial Mortgage Corp. (the "Depositor", which term includes any successor entity under the Agreement), GE Capital Loan Services, Inc. (the "Servicer", which term includes any successor entity under the Agreement), Midland Loan Services, Inc. (the "Special Servicer", which term includes any successor entity under the Agreement) and Norwest Bank Minnesota, National Association (the "Trustee" and "REMIC Administrator", depending upon the capacity in which it is acting, each of which terms includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein have the respective meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

     Pursuant to the terms of the Agreement, beginning on the First Distribution Date specified above, distributions will be made on that date (the "Distribution Date") each month that is the later of (i) the 10th day of such month (or, if such 10th day is not a Business Day, on the next succeeding Business Day) and
(ii) the fourth Business Day following the Determination Date (as defined below) in such month, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"), in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to all the Holders of the Class [D-1] [D-2] Certificates on the applicable Distribution Date pursuant to the Agreement. The "Determination Date" in each month, commencing in July 1998, will be the 5th day of such month or, if such 5th day is not a Business Day, then the immediately preceding Business Day. All distributions made under the Agreement on this Certificate will be made by the Trustee by wire transfer of immediately available funds to the account of the Person entitled thereto at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Trustee with wiring instructions no less than five Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions), or otherwise by check mailed to the address of such Certificateholder as it appears in the Certificate Register. Notwithstanding the foregoing, the final distribution on this Certificate (determined without regard to any possible future reimbursement of any Realized Loss or Additional Trust Fund Expense previously allocated to this Certificate) will be made in like manner, but only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to the Holder hereof of such final distribution.



                                      A-5-3

     The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Distribution Account, the Collection Account and, if established, the REO Account may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

     Any distribution to the Holder of this Certificate in reduction of the Certificate Principal Balance hereof is binding on such Holder and all future Holders of this Certificate and any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such distribution is made upon this Certificate.

     This Certificate is issuable in fully registered form only without coupons. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

     No transfer, sale, pledge or other disposition of this Certificate or any interest herein shall be made unless that transfer, sale, pledge or other disposition is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws. If a transfer of this Certificate is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Certificates or a transfer of this Certificate by the Depositor, Donaldson, Lufkin & Jenrette Securities Corporation (the "Underwriter") or any of their respective Affiliates), then the Certificate Registrar shall refuse to register such transfer unless it receives (and, upon receipt, may conclusively rely upon) either: (i) a certificate from the Certificateholder desiring to effect such transfer substantially in the form attached as Exhibit F-1A to the Agreement; or
(ii) a certificate from the Certificateholder desiring to effect such transfer substantially in the form attached as Exhibit F-1B to the Agreement and a certificate from such Certificateholder's prospective Transferee substantially in the form attached either as Exhibit F-2A or as Exhibit F-2B to the Agreement; or (iii) an Opinion of Counsel satisfactory to the Trustee to the effect that such transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Trust or of the Depositor, the Servicer, the Special Servicer, the REMIC Administrator, the Trustee, any Fiscal Agent or the Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such transfer from the Certificateholder desiring to effect such transfer and/or such Certificateholder's prospective Transferee on which such Opinion of Counsel is based. If any Transferee of this Certificate does not, in connection with the subject transfer, deliver to the Certificate Registrar one of the certifications described in clause (ii) of the preceding sentence or the Opinion of Counsel described in clause (iii) of the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in either Exhibit F-2A or Exhibit F-2B attached to the Agreement are, with respect to the


                                      A-5-4
subject transfer, true and correct. Any Certificateholder desiring to effect a transfer, sale, pledge or other disposition of this Certificate or any interest herein shall, and does hereby agree to, indemnify the Depositor, the Underwriter, the Trustee, any Fiscal Agent, the Servicer, the Special Servicer, the REMIC Administrator and the Certificate Registrar against any liability that may result if such transfer, sale, pledge or other disposition is not exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws or is not made in accordance with such federal and state laws.

     No transfer of this Certificate or any interest herein shall be made except to a Qualified Institutional Buyer. The Certificate Registrar shall refuse to register the transfer of this Certificate unless it has received from the prospective Transferee a certification to the effect that such prospective Transferee is a Qualified Institutional Buyer.


     No transfer of this Certificate or any interest herein shall be made (A) to any employee benefit plan or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including insurance company general accounts, that is subject to ERISA or the Code (each, a "Plan"), or (B) to any Person who is directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan, if the purchase and holding of this Certificate or such interest herein by the prospective Transferee would result in a violation of Section 406 of ERISA or Section 4975 of the Code or would result in the imposition of an excise tax under Section 4975 of the Code. Except in connection with the initial issuance of the Certificates or any transfer of this Certificate or any interest herein by the Depositor, the Underwriter or any of their respective Affiliates, the Certificate Registrar shall refuse to register the transfer of this Certificate unless it has received from the prospective Transferee either (i) a certification to the effect that such prospective Transferee is not a Plan and is not directly or indirectly purchasing this Certificate on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) a certification to the effect that the purchase and holding of this Certificate by such prospective Transferee is exempt from the prohibited transaction provisions of
Section 406 of ERISA and Section 4975 of the Code under Sections I and III of Prohibited Transaction Class Exemption 95-60; or (iii) a certification of facts and an Opinion of Counsel which otherwise establish to the reasonable satisfaction of the Trustee that such transfer will not result in a violation of
Section 406 of ERISA or Section 4975 of the Code or result in the imposition of an excise tax under Section 4975 of the Code. If any Transferee of this Certificate or any interest herein does not, in connection with the subject transfer, deliver to the Certificate Registrar a certification and/or Opinion of Counsel as required by the preceding sentence, then such Transferee shall be deemed to have represented and warranted that either: (i) such Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) the purchase and holding of this Certificate or such interest herein by such Transferee is exempt from the prohibited transaction provisions of Section 406 of ERISA


                                      A-5-5
and Section 4975 of the Code under Sections I and III of Prohibited Transactions Class Exemption 95-60.

     If a Person is acquiring this Certificate as a fiduciary or agent for one or more accounts, such Person shall be required to deliver to the Certificate Registrar a certification to the effect that, and such other evidence as may be reasonably required by the Trustee to confirm that, it has (i) sole investment discretion with respect to each such account and (ii) full power to make the foregoing acknowledgments, representations, warranties, certifications and/or agreements with respect to each such account as described in the two preceding paragraphs.

     As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

     No service charge will be imposed for any registration of transfer or exchange of this Certificate, but the Trustee or the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of this Certificate.

     The Depositor, the Servicer, the Special Servicer, the Trustee, the REMIC Administrator, any Fiscal Agent, the Certificate Registrar and any agent of the Depositor, the Servicer, the Special Servicer, the Trustee, the REMIC Administrator, any Fiscal Agent or the Certificate Registrar may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Trustee, the REMIC Administrator, any Fiscal Agent, the Certificate Registrar or any such agent shall be affected by notice to the contrary.

     Subject to certain terms and conditions set forth in the Agreement, the Trust Fund and the obligations created by the Agreement shall terminate upon distribution (or provision for distribution) to the Certificateholders of all amounts held by or on behalf of the Trustee and required to be distributed to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property remaining in the Trust Fund, and (ii) the purchase by the Servicer, the Special Servicer or the Majority Controlling Class Certificateholder, at a price determined as provided in the Agreement, of all the Mortgage Loans and each REO Property remaining in the Trust Fund. The Agreement permits, but does not require, the Servicer, the Special Servicer or the Majority Controlling Class Certificateholder to purchase from the Trust Fund all the Mortgage Loans and each REO Property remaining therein. The exercise of such


                                      A-5-6
right may effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Pool at the time of purchase being less than 1.0% of the Initial Pool Balance.

     The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Servicer, the Special Servicer, the REMIC Administrator, the Trustee and any Fiscal Agent and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer, the Special Servicer, the REMIC Administrator, the Trustee and any Fiscal Agent with the consent of the Holders of Certificates entitled to not less than 662/3% of the Voting Rights allocated to all of the affected Classes. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, including any amendment necessary to maintain the status of any REMIC Pool as a REMIC, without the consent of the Holders of any of the Certificates.

     Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

     The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust Fund (to the extent of its rights therein) for distributions hereunder.

     This Certificate shall be construed in accordance with the substantive laws of the State of New York applicable to agreements made and to be performed entirely in said State, and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.


                                      A-5-7

     IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

                                     NORWEST BANK MINNESOTA,
                                     NATIONAL ASSOCIATION
                                     as Trustee



                                     By:________________________________________
                                                  Authorized Officer










                          CERTIFICATE OF AUTHENTICATION

     This is one of the Class [D-1] [D-2] Certificates referred to in the within-mentioned Agreement.

Dated:

                                     NORWEST BANK MINNESOTA,
                                     NATIONAL ASSOCIATION
                                     as Certificate Registrar



                                     By:________________________________________
                                                  Authorized Officer


                                      A-5-8

                                   ASSIGNMENT

     FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


(please print or typewrite name and address including postal zip code of assignee)

the beneficial ownership interest in the Trust Fund evidenced by the within Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

     I (we) further direct the Certificate Registrar to issue a new Mortgage Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Mortgage Pass-Through Certificate to the following address:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Dated:


                                           ------------------------------------
                                           Signature by or on behalf of Assignor


                                           ------------------------------------
                                           Signature Guaranteed


                            DISTRIBUTION INSTRUCTIONS


     The Assignee should include the following for purposes of distribution:

     Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to _____________________________________________
________________________________________________________________________________
for the account of ____________________________________________________________.

     Distributions made by check (such check to be made payable to ____________) and all applicable statements and notices should be mailed to _________________.

     This information is provided by _____________________________, the Assignee named above, or ____________________, as its agent.


                                      A-5-9

                                   EXHIBIT A-6

           FORM OF CLASS R-I, CLASS R-II AND CLASS R-III CERTIFICATES

                 CLASS [R-I] [R-II] [R-III] COMMERCIAL MORTGAGE
                    PASS-THROUGH CERTIFICATE, SERIES 1998-CG1


This is one of a series of commercial mortgage pass-through certificates (collectively, the "Certificates"), issued in multiple classes (each, a "Class"), which series of Certificates evidences the entire beneficial ownership interest in a trust fund (the "Trust Fund") consisting primarily of a pool of multifamily and commercial mortgage loans (the "Mortgage Loans"), such pool being formed and sold by

                          DLJ COMMERCIAL MORTGAGE CORP.


Cut-off Date: June 1, 1998           Percentage Interest evidenced by
                                     this Certificate: ___%

Closing Date: June 24, 1998          Aggregate Stated Principal Balance of the
                                     Mortgage Loans as of the Closing Date
                                     ("Initial Pool Balance"): $1,564,253,433

First Distribution Date:             Trustee and REMIC Administrator:
July 10, 1998                        Norwest Bank Minnesota, National
                                     Association
Servicer:
GE Capital Loan Services, Inc.

Special Servicer:
Midland Loan Services, Inc.

Certificate No. [R-I] [R-II] [R-III] -__





                                      A-6-1

THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE OR ANY INTEREST HEREIN WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN MAY BE MADE (A) TO ANY EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT THAT IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR (B) TO ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR SUCH INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THE TRUST FUND IN WHICH THIS CERTIFICATE EVIDENCES AN INTEREST HAS NOT BEEN REGISTERED AS AN "INVESTMENT COMPANY" UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED (THE "INVESTMENT COMPANY ACT"). ACCORDINGLY, THIS CERTIFICATE MAY NOT BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT TO A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT (A "QUALIFIED INSTITUTIONAL BUYER").

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN DLJ COMMERCIAL MORTGAGE CORP., GE CAPITAL LOAN SERVICES, INC., MIDLAND LOAN SERVICES, INC., NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR ANY OF THE UNDERLYING MORTGAGE LOANS IS GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES OR ANY OTHER PERSON.

THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE CLASSES OF CERTIFICATES OF THE SAME SERIES AS AND TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "RESIDUAL INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT


                                      A-6-2

CONDUIT" (A "REMIC") AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE CODE. CONSEQUENTLY, TRANSFER OF THIS CERTIFICATE IS ALSO SUBJECT TO THE ADDITIONAL TAX RELATED TRANSFER RESTRICTIONS DESCRIBED HEREIN. IF ANY PERSON BECOMES THE REGISTERED HOLDER OF THIS CERTIFICATE IN VIOLATION OF SUCH TRANSFER RESTRICTIONS, SUCH REGISTRATION SHALL BE DEEMED TO BE OF NO LEGAL FORCE OR EFFECT WHATSOEVER AND SUCH PERSON SHALL NOT BE DEEMED TO BE A CERTIFICATEHOLDER FOR ANY PURPOSE HEREUNDER OR UNDER THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN, INCLUDING, BUT NOT LIMITED TO, THE RECEIPT OF DISTRIBUTIONS, IF ANY, ON THIS CERTIFICATE.

     This certifies that __________________ is the registered owner of the Percentage Interest evidenced by this Certificate (as specified above) in that certain beneficial ownership interest in the Trust Fund evidenced by all the Class [R-I] [R-II ][R-III] Certificates. The Trust Fund was created and the Certificates were issued pursuant to a Pooling and Servicing Agreement, dated as of the Cut-off Date specified above (the "Agreement"), among DLJ Commercial Mortgage Corp. (the "Depositor", which term includes any successor entity under the Agreement), GE Capital Loan Services, Inc. (the "Servicer", which term includes any successor entity under the Agreement) and Midland Loan Services, Inc. (the "Special Servicer", which term includes any successor entity under the Agreement) and Norwest Bank Minnesota, National Association (the "Trustee" and "REMIC Administrator", depending upon the capacity in which it is acting, each of which terms includes any successor entity under the Agreement), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein have the respective meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

     Pursuant to the terms of the Agreement, beginning on the First Distribution Date specified above, distributions will be made on that date (the "Distribution Date") each month that is the later of (i) the 10th day of such month (or, if such 10th day is not a Business Day, on the next succeeding Business Day) and
(ii) the fourth Business Day following the Determination Date (as defined below) in such month, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"), in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to all the Holders of the Class [R-I] [R-II] [R-III] Certificates on the applicable Distribution Date pursuant to the Agreement. The "Determination Date" in each month, commencing in July 1998, will be the 5th day of such month or, if such 5th day is not a Business Day, then the immediately preceding Business Day. All distributions made under the Agreement on this Certificate will be made by the Trustee by wire transfer of immediately available funds to the account of the Person entitled thereto at a bank or other entity having


                                      A-6-3
appropriate facilities therefor, if such Certificateholder shall have provided the Trustee with wiring instructions no less than five Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions), or otherwise by check mailed to the address of such Certificateholder as it appears in the Certificate Register. Notwithstanding the foregoing, the final distribution on this Certificate will be made in like manner, but only upon presentation and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to the Holder hereof of such final distribution.

     The Certificates are limited in right of distribution to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Distribution Account, the Collection Account and, if established, the REO Account may be made from time to time for purposes other than, and, in certain cases, prior to, distributions to Certificateholders, such purposes including the reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans and the payment of interest on such advances and expenses.

     This Certificate is issuable in fully registered form only without coupons. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

     No transfer, sale, pledge or other disposition of this Certificate or any interest herein shall be made unless that transfer, sale, pledge or other disposition is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws. If a transfer of this Certificate is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Certificates or a transfer of this Certificate by the Depositor, Donaldson, Lufkin & Jenrette Securities Corporation (the "Underwriter") or any of their respective Affiliates), then the Certificate Registrar shall refuse to register such transfer unless it receives (and, upon receipt, may conclusively rely upon) either: (i) a certificate from the Certificateholder desiring to effect such transfer substantially in the form attached as Exhibit F-1A to the Agreement; or
(ii) a certificate from the Certificateholder desiring to effect such transfer substantially in the form attached as Exhibit F- 1B to the Agreement and a certificate from such Certificateholder's prospective Transferee substantially in the form attached either as Exhibit F-2A or as Exhibit F-2B to the Agreement; or (iii) an Opinion of Counsel satisfactory to the Trustee to the effect that such transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Trust or of the Depositor, the Servicer, the Special Servicer, the REMIC Administrator, the Trustee, any Fiscal Agent or the Certificate Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such transfer from the Certificateholder desiring to effect such transfer and/or such Certificateholder's prospective Transferee on which such Opinion of Counsel is based. If any Transferee of this Certificate does not, in connection with the subject transfer, deliver to the


                                      A-6-4

Certificate Registrar one of the certifications described in clause (ii) of the preceding sentence or the Opinion of Counsel described in clause (iii) of the preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in either Exhibit F-2A or Exhibit F-2B attached to the Agreement are, with respect to the subject transfer, true and correct. Any Certificateholder desiring to effect a transfer, sale, pledge or other disposition of this Certificate or any interest herein shall, and does hereby agree to, indemnify the Depositor, the Underwriter, the Trustee, any Fiscal Agent, the Servicer, the Special Servicer, the REMIC Administrator and the Certificate Registrar against any liability that may result if such transfer, sale, pledge or other disposition is not exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws or is not made in accordance with such federal and state laws.

     No transfer of this Certificate or any interest herein shall be made except to a Qualified Institutional Buyer. The Certificate Registrar shall refuse to register the transfer of this Certificate unless it has received from the prospective Transferee a certification to the effect that such prospective Transferee is a Qualified Institutional Buyer.

     No transfer of this Certificate or any interest herein shall be made (A) to any employee benefit plan or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including insurance company general accounts, that is subject to ERISA or the Code (each, a "Plan"), or (B) to any Person who is directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan, if the purchase and holding of this Certificate or such interest herein by the prospective Transferee would result in a violation of Section 406 of ERISA or Section 4975 of the Code or would result in the imposition of an excise tax under Section 4975 of the Code. Except in connection with the initial issuance of the Certificates or any transfer of this Certificate or any interest herein by the Depositor, the Underwriter or any of their respective Affiliates, the Certificate Registrar shall refuse to register the transfer of this Certificate unless it has received from the prospective Transferee either: (i) a certification to the effect that such prospective Transferee is not a Plan and is not directly or indirectly purchasing this Certificate on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan; or (ii) a certification to the effect that the purchase and holding of this Certificate by such prospective Transferee is exempt from the prohibited transaction provisions of
Section 406 of ERISA and Section 4975 of the Code under Sections I and III of Prohibited Transaction Class Exemption 95-60; or (iii) a certification of facts and an Opinion of Counsel which otherwise establish to the reasonable satisfaction of the Trustee that such transfer will not result in a violation of
Section 406 of ERISA or Section 4975 of the Code or result in the imposition of an excise tax under Section 4975 of the Code. If any Transferee of this Certificate or any interest herein does not, in connection with the subject transfer, deliver to the Certificate Registrar a certification and/or Opinion of Counsel as required by the preceding sentence, then such Transferee shall be deemed to have represented and warranted that either: (i) such Transferee is not a Plan and is not directly or indirectly purchasing this Certificate or such interest herein on behalf of, as named fiduciary of, as trustee of, or with


                                      A-6-5
assets of a Plan; or (ii) the purchase and holding of this Certificate or such interest herein by such Transferee is exempt from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code under Sections I and III of Prohibited Transactions Class Exemption 95-60.

     Each Person who has or who acquires any Ownership Interest in this Certificate shall be deemed by its acceptance or acquisition of such Ownership Interest to have agreed to be bound by the provisions of Section 5.02(d) of the Agreement and, if any purported Transferee shall become a Holder of this Certificate in violation of the provisions of such Section 5.02(d), to have irrevocably authorized the Trustee under clause (ii)(A) of such Section 5.02(d) to deliver payments to a Person other than such Person and to have irrevocably authorized the Trustee under clause (ii)(B) of such Section 5.02(d) to negotiate the terms of any mandatory disposition and to execute all instruments of Transfer and to do all other things necessary in connection with any such disposition. Each Person holding or acquiring any Ownership Interest in this Certificate must be a Permitted Transferee and shall promptly notify the Trustee and the REMIC Administrator of any change or impending change in its status as a Permitted Transferee. In connection with any proposed Transfer of any Ownership Interest in this Certificate, the Certificate Registrar shall require delivery to it, and shall not register the Transfer of this Certificate until its receipt of, an affidavit and agreement substantially in the form attached as Exhibit H-1 to the Agreement (a "Transfer Affidavit and Agreement") from the proposed Transferee, representing and warranting, among other things, that such Transferee is a Permitted Transferee, that it is not acquiring its Ownership Interest in this Certificate as a nominee, trustee or agent for any Person that is not a Permitted Transferee, that for so long as it retains its Ownership Interest in this Certificate, it will endeavor to remain a Permitted Transferee, and that it has reviewed the provisions of Section 5.02(d) of the Agreement and agrees to be bound by them. Notwithstanding the delivery of a Transfer Affidavit and Agreement by a proposed Transferee, if a Responsible Officer of either the Certificate Registrar or Trustee has actual knowledge that the proposed Transferee is not a Permitted Transferee, no Transfer of an Ownership Interest in this Certificate to such proposed Transferee shall be effected.

     Each Person holding or acquiring any Ownership Interest in this Certificate shall agree (x) to require a Transfer Affidavit and Agreement from any other Person to whom such Person attempts to transfer its Ownership Interest herein and (y) not to transfer its Ownership Interest herein unless it provides to the Certificate Registrar a certificate substantially in the form attached as Exhibit H-2 to the Agreement stating that, among other things, it has no actual knowledge that such other Person is not a Permitted Transferee. Each Person holding or acquiring an Ownership Interest in this Certificate, by purchasing such Ownership Interest herein, agrees to give the Trustee and the REMIC Administrator written notice that it is a "pass-through interest holder" within the meaning of temporary Treasury regulation Section 1.67-3T(a)(2)(i)(A) immediately upon acquiring such Ownership Interest, if it is, or is holding such Ownership Interest on behalf of, a "pass-through interest holder".



                                      A-6-6

     If a Person is acquiring this Certificate as a fiduciary or agent for one or more accounts, such Person shall be required to deliver to the Certificate Registrar a certification to the effect that, and such other evidence as may be reasonably required by the Trustee to confirm that, it has (i) sole investment discretion with respect to each such account and (ii) full power to make the foregoing acknowledgments, representations, warranties, certifications and/or agreements with respect to each such account as described in the four preceding paragraphs.

     The provisions of Section 5.02(d) of the Agreement may be modified, added to or eliminated, provided that there shall have been delivered to the Trustee and the REMIC Administrator the following: (a) written confirmation from each Rating Agency to the effect that the modification of, addition to or elimination of such provisions will not result in an Adverse Rating Event with respect to any Class of Rated Certificates; and (b) an Opinion of Counsel, in form and substance satisfactory to the Trustee and the REMIC Administrator, to the effect that such modification of, addition to or elimination of such provisions will not cause any REMIC Pool to cease to qualify as a REMIC or be subject to an entity-level tax caused by the Transfer of a Residual Interest Certificate to a Person that is not a Permitted Transferee, or cause a Person other than the prospective Transferee to be subject to a REMIC-related tax caused by the Transfer of a Residual Interest Certificate to a Person that is not a Permitted Transferee.

     A "Permitted Transferee" is any Transferee other than a "Disqualified Organization" and a "Non-United States Person". A "Disqualified Organization" is any of (i) the United States or a possession thereof, any State or political subdivision thereof or any agency or instrumentality of any of the foregoing (other than an instrumentality which is a corporation if all of its activities are subject to tax and, except for FHLMC, a majority of its board of directors is not selected by such governmental unit), (ii) a foreign government, international organization, or any agency or instrumentality of any of the foregoing, (iii) any organization (other than certain farmers' cooperatives described in Section 521 of the Code) which is exempt from the tax imposed by Chapter 1 of the Code (unless such organization is subject to the tax imposed by Section 511 of the Code on unrelated business taxable income), (iv) rural electric and telephone cooperatives described in Section 1381 of the Code and
(v) any other Person so designated by the REMIC Administrator based upon an Opinion of Counsel that the holding of an Ownership Interest in a Residual Interest Certificate by such Person may cause the Trust or any Person having an Ownership Interest in any Class of Certificates (other than such Person) to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the Transfer of an Ownership Interest in a Residual Interest Certificate to such Person. The terms "United States", "State" and "international organization" shall have the meanings set forth in Section 7701 of the Code or successor provisions.

     A "Non-United States Person" is any Person other than a United States Person. A "United States Person" is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in, or under the laws of, the United States or


                                      A-6-7
any political subdivision thereof, or an estate whose income from sources without the United States is includible in gross income for United States federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States, or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, all within the meaning of Section 7701(a)(30) of the Code.

     As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices of the Certificate Registrar, duly endorsed by, or accompanied by a written instrument of transfer in the form satisfactory to the Certificate Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

     No service charge will be imposed for any registration of transfer or exchange of this Certificate, but the Trustee or the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of this Certificate.

     The Depositor, the Servicer, the Special Servicer, the Trustee, the REMIC Administrator, any Fiscal Agent, the Certificate Registrar and any agent of the Depositor, the Servicer, the Special Servicer, the Trustee, the REMIC Administrator, any Fiscal Agent or the Certificate Registrar may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Trustee, the REMIC Administrator, any Fiscal Agent, the Certificate Registrar or any such agent shall be affected by notice to the contrary.

     Subject to certain terms and conditions set forth in the Agreement, the Trust Fund and the obligations created by the Agreement shall terminate upon distribution (or provision for distribution) to the Certificateholders of all amounts held by or on behalf of the Trustee and required to be distributed to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or REO Property remaining in the Trust Fund, and (ii) the purchase by the Servicer, the Special Servicer or the Majority Controlling Class Certificateholder, at a price determined as provided in the Agreement, of all the Mortgage Loans and each REO Property remaining in the Trust Fund. The Agreement permits, but does not require, the Servicer, the Special Servicer or the Majority Controlling Class Certificateholder to purchase from the Trust Fund all the Mortgage Loans and each REO Property remaining therein. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Pool at the time of purchase being less than 1.0% of the Initial Pool Balance.



                                      A-6-8

     The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Servicer, the Special Servicer, the REMIC Administrator, the Trustee and any Fiscal Agent and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Servicer, the Special Servicer, the REMIC Administrator, the Trustee and any Fiscal Agent with the consent of the Holders of Certificates entitled to not less than 662/3% of the Voting Rights allocated to all of the affected Classes. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, including any amendment necessary to maintain the status of any REMIC Pool as a REMIC, without the consent of the Holders of any of the Certificates.

     Unless the certificate of authentication hereon has been executed by the Certificate Registrar, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

     The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Trust Fund (to the extent of its rights therein) for distributions hereunder.

     This Certificate shall be construed in accordance with the substantive laws of the State of New York applicable to agreements made and to be performed entirely in said State, and the obligations, rights and remedies of the Holder hereof shall be determined in accordance with such laws.


                                      A-6-9

     IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.


                                     NORWEST BANK MINNESOTA,
                                     NATIONAL ASSOCIATION
                                     as Trustee



                                     By:________________________________________
                                                      Authorized Officer




                          CERTIFICATE OF AUTHENTICATION

     This is one of the Class [R-I] [R-II] [R-III] Certificates referred to in the within-mentioned Agreement.

Dated:

                                     NORWEST BANK MINNESOTA,
                                     NATIONAL ASSOCIATION
                                     as Certificate Registrar



                                     By:________________________________________
                                                   Authorized Officer




                                     A-6-10

                                   ASSIGNMENT

     FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


(please print or typewrite name and address including postal zip code of assignee)

the beneficial ownership interest in the Trust Fund evidenced by the within Mortgage Pass-Through Certificate and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

     I (we) further direct the Certificate Registrar to issue a new Mortgage Pass-Through Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Mortgage Pass-Through Certificate to the following address:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Dated:


                                           ------------------------------------
                                           Signature by or on behalf of Assignor


                                           ------------------------------------
                                           Signature Guaranteed


                            DISTRIBUTION INSTRUCTIONS


     The Assignee should include the following for purposes of distribution:

     Distributions shall, if permitted, be made by wire transfer or otherwise, in immediately available funds, to _____________________________________________
________________________________________________________________________________
for the account of ____________________________________________________________.

     Distributions made by check (such check to be made payable to ____________) and all applicable statements and notices should be mailed to _________________.

     This information is provided by _____________________________, the Assignee named above, or ____________________, as its agent.



                                     A-6-11

                                  EXHIBIT B-1A

                       SCHEDULE OF COLUMN MORTGAGE LOANS

--------------------------------------------------------------------------------
DLJ Commercial Mortgage Corp.
Commercial Mortgage Pass-Through Certificates Series 1998-CG1







 #   Property Name                                    Address                                           City
---------------------------------------------------------------------------------------------------------------------------------
 2   Raritan Plaza I (1A)                             100 Fieldcrest Avenue                             Edison
 3   Raritan Center Industrial Portfolio (1A)         Various Locations Within Raritan Center           Edison
 8   Holiday Inn - Jacksonville Airport (1B)          14670 Duval Road                                  Jacksonville
 9   Courtyard by Marriott (1B)                       14668 Duval Road                                  Jacksonville
13   Embassy Square Suites                            2000 N Street, N.W.                               Washington
14   101 Commerce Drive                               101 Commerce Drive                                Silver Spring
15   Courtyard by Marriott - Pensacola (1C)           451 Creighton Road                                Pensacola
16   Courtyard by Marriott - Tuscaloosa (1C)          4115 Courtney Drive                               Tuscaloosa
17   Fairfield Inn - Pensacola (1C)                   7325 North Davis Highway                          Pensacola
18   Fairfield Inn - Birmingham (1C)                  707 Key Drive                                     Birmingham
19   Fairfield Inn - Tuscaloosa (1C)                  4101 Courtney Drive                               Tuscaloosa
22   Summer Cove Apartments (2)                       7887 North Lockwood Ridge Road                    Sarasota
26   BLN Office Park II                               2051 Killebrew Drive                              Bloomington
27   Royal Plaza Hotel - Marlborough (1D)             181 Boston Post Road                              Marlborough
28   Royal Plaza Hotel - Fitchburg (1D)               150 Royal Plaza Drive                             Fitchburg
33   Ventura Libbit Building                          16311 Ventura Boulevard                           Encino
34   Carroll Park  Industrial Center                  1900 - 2100 Washington Blvd                       Baltimore
35   Randall Lane, Park Place I & II and Park Newport 3700-3900 Seven Mile Lane/7219 Park Heights A     Baltimore
37   Town & Country Shopping Center                   2301-2445 South MacArthur Boulevard               Springfield
41   Dominick's Food Store & Multi-Tenant Retail      111, 261-289 N. Randall Road                      Lake in the Hills
42   Suncrest Plaza Shopping Center                   8141-8182 Sunset Boulevard                        Los Angeles
43   Fabyan Crossing Shopping Center                  1900 - 2000 S Randall Road                        Geneva
47   Breckenridge Apartments                          1699 Shanley Drive                                Columbus
51   Elmwood Regal Center                             1963-2023 Elmwood Avenue                          Buffalo
52   520 Franklin Avenue Medical Building             520 Franklin Avenue                               Garden City
55   Parkway Towers Apartments                        7171 W Gunniso Street                             Harwood Heights
56   BLN Office Park I                                2001 Killebrew Drive                              Bloomington
57   Garden Plaza Shopping Center                     217 and 219 Gutierrez Street                      Santa Barbara
58   One Phillips Drive                               1 Phillips Drive                                  Wright
59   Comfort Inn - Hollywood                          2520 Stirling Road                                Hollywood
63   Cabot Lodge - Gainesville                        3726 SW 40th Boulevard                            Gainesville
64   Hampton Inn & Suites                             2500 Stirling Road                                Hollywood
65   Mercado Del Rancho Shopping Center               10315 North 92nd Street                           Scottsdale
70   West Garrett Place                               275 West Street                                   Annapolis
75   Mount Kisco Square Shopping Center               360 North Bedford Road                            Mount Kisco
80   Young Circle Shopping Center                     1701 - 1735 East Young Circle                     Hollywood
85   Flower Hill Professional Center (1F)             Route 124 & Flower Hill Way                       Gaithersburg
86   Flower Hill McDonald's (1F)                      Route 124 and Flower Hill Way                     Gaithersburg
88   Ultra Plaza Shopping Center (3)                  8401-8501 Indianapolis Boulevard                  Highland
91   Olde Mill Shopping Center                        Old Canton Road & NWC Upper Roswell Road          Marietta
92   Regal Cinemas Center-Lancaster                   2262 Transit & Wehrle Drive                       Lancaster
93   Temescal Business Center                         2810 - 2850 7th Street & 745 - 829 Heinz Avenue   Berkeley
94   Houston Centre                                   3850 West Main Street                             Dothan
95   Pellcare Nursing Home - Winston-Salem (1G)       5941 Old Walkertown Road                          Winston-Salem
96   Pellcare Nursing Home - Hickory (1G)             1125 10th Street Blvd. NW                         Hickory
97   Vista Mar Apartments                             8514 Lazy Acres Circle                            Dallas
99   Super 8 Geary Street                             1015 Geary Street                                 San Francisco
100  Cabot Lodge - Tallahassee                        2735 N. Monroe Street                             Tallahassee
101  Kessel Foods                                     5249 Corunna, 1906 Davison, 3838 Richfield        Flint
103  Wyoming-Enzie Properties (1H)                    Wyoming Avenue & Enzie Drive                      Las Cruces
104  Mesa Properties (1H)                             2301 Kent,1132 &1430 Mesa, 2520 Hagarty, 112      Las Cruces
106  Bartlett Commons                                 NWC Route 59 & Stearns Road                       Bartlett
107  Crowley Village Shopping Center                  2008 North Parkerson Avenue                       Crowley
108  Tivoli Condominiums (1I)                         285 Scandia Circle                                Athens
109  Cross Creek Apartments (1I)                      600 Riverbend Parkway                             Athens
110  Tamara Hills Townhomes (1I)                      102-110 and 119-142 Tamara Court                  Athens
111  The Bell Rock Inn                                6246 Highway 179                                  Sedona
112  Howard Johnson Hotel                             2401 West Hundred Road                            Chester
113  Camelot Apartments                               2840 Robinson Road                                Jackson
118  Constitution Square                              2186 Shattuck Avenue                              Berkley
121  Sierra Point Apartments                          3800 Portland Street                              Irving
122  Menlo Avenue Office Building                     800 - 830 Menlo Avenue                            Menlo Park
123  Henderson Marketplace                            901 Beckford Drive                                Henderson
124  Stone Creek Apartments                           11500 Huebner Road                                San Antonio
125  Florida Avenue Apartments                        1107 - 1209 E. Flordia Avenue                     Urbana
128  Sunrise Square Shopping Center                   6721 North Blackstone Avenue                      Fresno
130  1500 Plaza Office Building                       1500 NE Irving Street                             Portland

                                                                                                                      Original
                                                                                                                      Term to
                                                        Original            6/1/98                                    Stated
                                         Zip           Principal         Cut-off Date       Monthly      Mortgage     Maturity
 #      County                  State   Code            Balance            Balance            P&I         Rate       (months)(7)
-----   ---------------------------------------------------------------------------------------------------------------------------
 2      Middlesex                 NJ    08818      $    27,500,000    $    27,484,832      $ 190,404     7.400%           120
 3      Middlesex                 NJ    08818      $    24,500,000    $    24,486,486      $ 169,633     7.400%           120
 8      Duval                     FL    32218      $    17,400,000    $    17,361,592      $ 124,985     7.180%           120
 9      Duval                     FL    32218      $     4,600,000    $     4,589,846      $ 33,042      7.180%           120
13      District of Columbia      DC    20036      $    18,000,000    $    17,899,848      $ 133,018     7.500%           120
14      Cumberland                PA    17055      $    17,000,000    $    16,944,006      $ 113,444     7.030%           120
15      Escambia                  FL    32504      $     5,200,000    $     5,194,990      $  37,922     7.350%           120
16      Tuscaloosa                AL    35405      $     3,870,000    $     3,866,230      $  28,097     7.300%           120
17      Escambia                  FL    32504      $     3,120,000    $     3,116,994      $  22,753     7.350%           120
18      Shelby                    AL    35242      $     2,380,000    $     2,377,707      $  17,356     7.350%           120
19      Tuscaloosa                AL    35405      $     1,930,000    $     1,928,120      $  14,012     7.300%           120
22      Manatee                   FL    34243      $    15,250,000    $    15,250,000      $ 104,949     7.130%           120
26      Hennepin                  MN    55425      $    13,600,000    $    13,548,266      $  92,131     7.180%           180
27      Middlesex                 MA    01752      $    10,500,000    $    10,478,542      $  78,210     7.590%           120
28      Worcester                 MA    01420      $     2,600,000    $     2,594,687      $  19,366     7.590%           120
33      Los Angeles               CA    91436      $    12,200,000    $    12,180,479      $  98,208     7.490%           240
34      Baltimore                 MD    21230      $    11,905,000    $    11,905,000      $  82,428     7.400%           120
35      Baltimore                 MD    21208      $    11,500,000    $    11,464,221      $  78,997     7.320%           120
37      Sangamon                  IL    62704      $    11,150,000    $    11,135,647      $  77,810     7.480%           120
41      McHenry                   IL    60102      $    10,350,000    $    10,317,352      $  70,605     7.250%           120
42      Los Angeles               CA    90046      $    10,000,000    $     9,968,518      $  68,285     7.260%           120
43      Kane                      IL    60134      $     9,840,000    $     9,826,481      $  66,926     7.220%           180
47      Franklin                  OH    43224      $     9,425,000    $     9,347,127      $  74,888     8.860%           120
51      Erie                      NY    14207      $     8,500,000    $     8,450,782      $  79,328     7.610%           180
52      Nassau                    NY    11530      $     8,300,000    $     8,300,000      $  56,733     7.270%           120
55      Cook                      IL    60656      $     8,000,000    $     7,980,251      $  53,278     7.010%           120
56      Henneoin                  MN    55425      $     8,000,000    $     7,969,568      $  54,195     7.180%           180
57      Santa Barbara             CA    93101      $     7,600,000    $     7,571,963      $  54,622     7.530%           120
58      Luzerne                   PA    18707      $     7,500,000    $     7,475,299      $  50,049     7.030%           120
59      Broward                   FL    33020      $     7,340,000    $     7,317,234      $  53,623     7.370%           120
63      Alachua                   FL    32618      $     7,000,000    $     6,984,548      $  50,281     7.180%           120
64      Broward                   FL    33020      $     7,000,000    $     6,977,329      $  50,146     7.150%           120
65      Maricopa                  AZ    85258      $     7,000,000    $     6,976,628      $  46,383     6.960%           120
70      Anne Arundel              MD    21401      $     6,850,000    $     6,840,307      $  46,034     7.100%           120
75      Mid-Westchester           NY    10549      $     6,600,000    $     6,585,159      $  46,985     7.080%           120
80      Broward                   FL    33020      $     6,100,000    $     6,086,963      $  40,175     6.900%           120
85      Montgomery                MD    20879      $     5,000,000    $     5,000,000      $  35,338     7.610%           120
86      Montgomery                MD    20879      $       800,000    $       800,000      $   6,499     7.610%           120
88      Lake                      IN    46112      $     5,680,000    $     5,680,000      $  39,731     7.300%           120
91      Cobb                      GA    30062      $     5,500,000    $     5,487,972      $  39,684     7.230%           240
92      Erie                      NY    14221      $     5,500,000    $     5,466,243      $  46,834     7.610%           216
93      Alameda                   CA    94707      $     5,350,000    $     5,330,124      $  36,642     7.290%           120
94      Houston                   AL    36622      $     5,200,000    $     5,200,000      $  34,352     6.930%           120
95      Forsyth                   NC    27105      $     3,068,000    $     3,061,017      $  22,732     7.530%           120
96      Catawba                   NC    28601      $     2,132,000    $     2,127,148      $  15,797     7.530%           120
97      Dallas                    TX    75240      $     5,200,000    $     5,192,803      $  35,262     7.190%           120
99      San Francisco             CA    94124      $     5,100,000    $     5,100,000      $  41,586     7.660%           240
100     Leon                      FL    32303      $     5,000,000    $     4,988,963      $  35,915     7.180%           120
101     Genesee                   MI   Various     $     4,980,000    $     4,951,913      $  36,543     7.420%           120
103     Dona Ana                  NM    88001      $     3,100,000    $     3,100,000      $  20,854     7.110%           180
104     Dona Ana                  NM    88001      $     1,800,000    $     1,800,000      $  12,849     7.110%           180
106     DuPage                    IL    60103      $     4,850,000    $     4,847,504      $  34,278     7.610%           180
107     Acardia                   LA    70527      $     4,800,000    $     4,792,990      $  31,838     6.970%           120
108     Clarke                    GA    30605      $     2,100,000    $     2,098,758      $  14,226     7.180%           120
109     Clarke                    GA    30605      $     1,480,000    $     1,479,124      $  10,026     7.180%           120
110     Clarke                    GA    30606      $     1,070,000    $     1,069,367      $   7,249     7.180%           120
111     Yavapai                   AZ    86351      $     4,650,000    $     4,635,918      $  34,333     7.490%           120
112     Chesterfield              VA    23831      $     4,600,000    $     4,595,859      $  34,444     7.650%           120
113     Hinds                     MS    39209      $     4,600,000    $     4,593,379      $  30,697     7.030%           120
118     Alameda                   CA    94704      $     4,400,000    $     4,392,205      $  31,246     7.340%           120
121     Dallas                    TX    75038      $     4,350,000    $     4,331,319      $  29,822     7.300%           120
122     San Mateo                 CA    94025      $     4,300,000    $     4,297,527      $  29,392     7.270%           120
123     Vance                     NC    27536      $     4,300,000    $     4,292,570      $  33,312     6.990%           120
124     Bexar                     TX    78230      $     4,270,000    $     4,263,734      $  28,265     6.950%           120
125     Champaign                 IL    61801      $     4,200,000    $     4,191,479      $  28,225     7.100%           120
128     Fresno                    CA    93710      $     4,200,000    $     4,177,220      $  31,449     7.650%           120
130     Multnomah                 OR    97232      $     4,100,000    $     4,084,996      $  28,276     7.360%           120

            Remaining
             Term to                  Original      Remaining
             Stated                  Amortization   Amortization
             Maturity   Maturity        Term           Term     Mortgage           Column Third
 #         (months)(7)    Date         (months)      (months)   Loan Seller      Party Originator      ARD (8)
-----------------------------------------------------------------------------------------------------------------------------
 2               119     5/1/08           360            359     Column                     N/A
 3               119     5/1/08           360            359     Column                     N/A
 8               118     4/1/23           300            298     Column                     N/A         4/1/08
 9               118     4/1/23           300            298     Column                     N/A         4/1/08
13               115     1/1/23           300            295     Column                     N/A         1/1/08
14               116     2/1/08           360            356     Column                     N/A
15               119     5/1/08           300            299     Column           Union Capital
16               119     5/1/08           300            299     Column           Union Capital
17               119     5/1/08           300            299     Column           Union Capital
18               119     5/1/08           300            299     Column           Union Capital
19               119     5/1/08           300            299     Column           Union Capital
22               114    12/1/07           336            336     Column                     N/A
26               175     1/1/13           360            355     Column                     N/A
27               118     4/1/23           300            298     Column                    ITLA         4/1/08
28               118     4/1/23           300            298     Column                    ITLA         4/1/08
33               239     5/1/18           240            239     Column                     N/A
34               120     6/1/08           360            360     Column                     N/A
35               116     2/1/08           360            356     Column                     N/A
37               118     4/1/08           360            358     Column                     N/A
41               116     2/1/08           360            356     Column                     N/A
42               116     2/1/08           360            356     Column                     N/A
43               178     4/1/13           360            358     Column                     N/A
47               106     4/1/07           360            346     Column                     N/A
51               178     4/1/13           180            178     Column                     N/A
52               120     6/1/08           360            360     Column                     N/A
55               117     3/1/08           360            357     Column                     N/A
56               175     1/1/13           360            355     Column                     N/A
57               116     2/1/08           330            326     Column                     N/A
58               116     2/1/08           360            356     Column                     N/A
59               117     3/1/23           300            297     Column                     N/A         3/1/08
63               118     4/1/23           300            298     Column                     N/A         4/1/08
64               117     3/1/23           300            297     Column                     N/A         3/1/08
65               116     2/1/08           360            356     Column                     N/A
70               118     4/1/08           360            358     Column                     N/A
75               118     4/1/08           300            298     Column                     N/A
80               117     3/1/08           360            357     Column                     N/A
85               120     6/1/08           360            360     Column                     N/A
86               120     6/1/08           240            240     Column                     N/A
88               120     6/1/08           336            336     Column                     N/A
91               238     4/1/18           300            298     Column                     N/A
92               213     3/1/16           216            213     Column                     N/A
93               115     1/1/08           360            355     Column                     N/A
94               120     6/1/08           360            360     Column                     N/A
95               118     4/1/08           300            298     Column           Union Capital
96               118     4/1/08           300            298     Column           Union Capital
97               118     4/1/08           360            358     Column                     N/A
99               240     6/1/18           240            240     Column                     N/A
100              118     4/1/23           300            298     Column                     N/A         4/1/08
101              115     1/1/08           300            295     Column                     N/A
103              180     6/1/13           360            360     Column                     N/A
104              180     6/1/13           300            300     Column                     N/A
106              179     5/1/13           360            359     Column                     N/A
107              118     4/1/08           360            358     Column                     N/A
108              119     5/1/08           360            359     Column                     N/A
109              119     5/1/08           360            359     Column                     N/A
110              119     5/1/08           360            359     Column                     N/A
111              117     3/1/23           300            297     Column                     N/A         3/1/08
112              119     5/1/23           300            299     Column                     N/A         5/1/08
113              118     4/1/08           360            358     Column                     N/A
118              118     4/1/08           324            322     Column                     N/A
121              114    12/1/07           360            354     Column                     N/A
122              119     5/1/08           360            359     Column                     N/A
123              119     5/1/08           240            239     Column                     N/A
124              118     4/1/08           360            358     Column                     N/A
125              117     3/1/08           360            357     Column                     N/A
128              115     1/1/08           300            295     Column                     N/A
130              115     1/1/08           360            355     Column                     N/A




           Defeasance          Fee Simple/           Interest Calculation
 #          Option (9)         Leasehold            (30/360 / Actual/360)
---------  -------------------------------------------------------------
 2              Yes              Fee                          Actual/360
 3              Yes              Fee                          Actual/360
 8              Yes              Fee                          Actual/360
 9              Yes              Fee                          Actual/360
13              Yes              Fee                          Actual/360
14              Yes              Fee                          Actual/360
15              Yes              Fee                          Actual/360
16              Yes           Leasehold                       Actual/360
17              Yes              Fee                          Actual/360
18              Yes              Fee                          Actual/360
19              Yes           Leasehold                       Actual/360
22              Yes              Fee                          Actual/360
26              Yes              Fee                          Actual/360
27              Yes              Fee                          Actual/360
28              Yes              Fee                          Actual/360
33              Yes           Leasehold                       Actual/360
34              Yes              Fee                          Actual/360
35              Yes              Fee                          Actual/360
37              Yes              Fee                          Actual/360
41              Yes              Fee                          Actual/360
42              Yes              Fee                          Actual/360
43              Yes              Fee                          Actual/360
47               No              Fee                              30/360
51              Yes         Fee/Leasehold                     Actual/360
52              Yes              Fee                          Actual/360
55              Yes              Fee                              30/360
56              Yes              Fee                          Actual/360
57              Yes              Fee                          Actual/360
58              Yes              Fee                          Actual/360
59              Yes              Fee                          Actual/360
63              Yes              Fee                          Actual/360
64              Yes              Fee                          Actual/360
65              Yes              Fee                          Actual/360
70              Yes              Fee                          Actual/360
75              Yes              Fee                          Actual/360
80              Yes              Fee                          Actual/360
85               No              Fee                          Actual/360
86               No              Fee                          Actual/360
88              Yes              Fee                          Actual/360
91              Yes              Fee                          Actual/360
92              Yes              Fee                          Actual/360
93              Yes              Fee                          Actual/360
94              Yes              Fee                          Actual/360
95              Yes              Fee                              30/360
96              Yes              Fee                              30/360
97              Yes              Fee                          Actual/360
99              Yes              Fee                          Actual/360
100             Yes              Fee                          Actual/360
101             Yes              Fee                          Actual/360
103             Yes              Fee                          Actual/360
104             Yes              Fee                          Actual/360
106             Yes              Fee                          Actual/360
107             Yes           Leasehold                       Actual/360
108             Yes              Fee                          Actual/360
109             Yes              Fee                          Actual/360
110             Yes              Fee                          Actual/360
111             Yes              Fee                          Actual/360
112             Yes              Fee                          Actual/360
113             Yes              Fee                          Actual/360
118             Yes              Fee                          Actual/360
121             Yes              Fee                          Actual/360
122             Yes              Fee                          Actual/360
123             Yes              Fee                          Actual/360
124             Yes              Fee                          Actual/360
125             Yes              Fee                          Actual/360
128             Yes              Fee                          Actual/360
130             Yes              Fee                          Actual/360

--------------------------------------------------------------------------------
DLJ Commercial Mortgage Corp.
Commercial Mortgage Pass-Through Certificates Series 1998-CG1







 #   Property Name                                    Address                                           City
---------------------------------------------------------------------------------------------------------------------------------
131  New West Village Apartments                      238 East Oates Road                               Garland
134  Hidden Bay Village Apartments                    1485 Ash Circle                                   Casselberry
135  Raintree Apartments                              3500 Fernandina Road                              Columbia
136  The Office Centre at Dunwoody Village            1530 - 1536 Dunwoody Village Pky                  Atlanta
137  Seminary Plaza                                   2807-2851 Homer Adams Parkway                     Alton
140  Comfort Inn - Dothan                             3593 Ross Clark Circle                            Dothan
141  Wind River Office Building                       405 Briarwood Drive                               Jackson
143  Marriott Courtyard - Dothan                      3040 Ross Clark Circle                            Dothan
144  Tivoli Apartments                                1029 Tivoli Cresecent                             Virginia Beach
146  Holiday Inn Express - Washington                 9220 E. Mission Avenue                            Spokane
147  Mariner Crossing Shopping Center                 4221 Mariner Boulevard                            Spring Hill
150  Sherman Oaks                                     14144 Ventura Blvd.                               Los Angeles (Sherman Oaks)
151  South Plains Apartments                          5520 58th Street                                  Lubbock
152  Royal Oaks Apartments                            5420 NW 27th Street                               Lauderhill
153  Northwinds Apartment Complex                     2561 Fassitt Road                                 North Charleston
155  Lloyd Office Plaza                               1425 NE Irving Street                             Portland
156  Bridge Street Lodge (1J)                         278 Hanson Ranch Road                             Vail
157  P & R Building (1J)                              228 Bridge Street                                 Vail
158  Holiday Inn - Dothan                             2195 Ross Clark Circle                            Dothan
159  Hampton North Townhomes & Apartments             12324 Starcrest Drive                             San Antonio
160  Holiday Inn - Lake Havasu                        245 London Bridge Road                            Lake Havasu City
162  Galleria Mall                                    1208 & 1214 South University Ave                  Ann Arbor
164  One Energy Square                                3100-3300 Andrews Highway                         Odessa
165  Orchard Plaza Shopping Center                    East Main Street/ Highway 550 & Farmington Ave    Farmington
166  The Mark Mobile Home Park                        3200 13th Street                                  St. Cloud
167  Rivershores Apartments                           1305 W. Vistula                                   Bristol
169  Governor's Palace, Ridgmar Americana & West A    Ridgmar Boulevard North of IH-30 (West Freeway)   Fort Worth
170  Brookhollow Apartments                           1431 David Ave.                                   Desoto
171  Cedarfield Plaza (1K)                            496 Long Pond Road and Cedarfield Commons         Rochester
172  Greece Mini Storage (1K)                         45 Cedarfield Commons                             Rochester
173  Gander Mountain / JoAnn Fabrics Center           14100 & 14110 Pardee Road                         Taylor
174  The Colonnade at Turtle Creek Apartments         3311 Blackburn Street                             Dallas
175  601 Franklin Avenue Medical Building             601 Franklin Avenue                               Garden City
178  Brea Center                                      720-796 N. Brea Boulevard                         Brea
179  Holiday Inn Express                              2532 Castro Valley Blvd                           Castro Valley
181  Park Central Office Park                         110, 130, 150 & 190 Linden Oaks                   Pittsford
183  Langley Place                                    10 Langley Road                                   Newton
185  The Woodlands Shopping Center                    13492 Research Boulevard                          Austin
186  St. Marys Plaza                                  1529 West St. Mary's Road                         Tucson
187  Mountain Park Pavilions II                       3820 East Ray Road                                Phoenix
188  Shady Banks Shopping Center                      2900 Hampton Highway                              Yorktown
190  Riverview Business Plaza                         276 -294, 314-330, 334-346 Chester Street         St Paul
191  Cumberland Station Shopping Center               768 South Jefferson Avenue                        Cookeville
193  Westover Pointe Center                           2700 Dawson Road                                  Albany
194  Towne East Village Apartments                    9060 F.M. 78                                      Converse
195  Super Crown Books & LaJolla Patio                1092 El Camino Real                               Encinitas
196  Bent Oak Apartments                              200 Old Boiling Springs Road                      Greenville
197  Summit Apartments                                1348 Thorpe Lane                                  San Marcos
198  Jefferson Square Mall                            2704-2900 South Sixth Street                      Klamath Falls
202  4 Hartwell Place                                 4 Hartwell Place                                  Lexington
204  Stewart Creek Shopping Center                    6803 Preston Road                                 Frisco
206  Lookout Ridge Apartments                         201 Lookout  Ridge Blvd.                          Harker Heights
207  Orangethorpe Beach Shopping Center               7802-7814 Orangethorpe Avenue                     Buena Park
209  Waterford Village Shopping Center                5570-5640 Dixie Highway                           Waterford Twp.
212  Sterling Industrial Park                         201 Davis Drive                                   Sterling
214  Woodlawn Village Shopping Center                 282 Deacon Road                                   Fredricksburg
215  Bolton-Moore's Mill Shopping Center              2271-2581 Marietta Boulevard                      Atlanta
216  Omni Plaza Shopping Center                       2815-35 Jerusalem Avenue                          North Bellmore
217  Shield Street Plaza                              138-162 Shield Street                             West Hartford
220  Penninsula Professional Building                 11818 Rock Landing Drive                          Newport News
221  Creekside Mobile Estates                         5101 NE 121st Avenue                              Vancouver
222  Alexandria Square                                949-59 East Aurora Road                           Macedonia
223  Advo Building                                    102 South Wynstone Park Drive                     North Barrington
226  River's Edge Apartments                          1425 LeForge                                      Ypsilanti
227  109-111 Grant Avenue                             109 -111 Grant Avenue                             Endicott
228  Royal Oaks Senior Community Park                 750 Wood Sorrell Drive                            Petaluma
229  Parker Marketplace Phase II                      18721 - 18741 East Ponderosa Drive                Parker
230  Summer Creek Apartments                          5055 Harbour Lake Drive                           Goose Creek

                                                                                                                        Original
                                                                                                                        Term to
                                                          Original            6/1/98                                    Stated
                                           Zip           Principal         Cut-off Date       Monthly      Mortgage     Maturity
 #        County                  State   Code            Balance            Balance            P&I         Rate       (months)(7)
------------------------------------------------------------------------------------------------------------------------------------
131       Dallas                    TX    75043      $     4,100,000    $     4,084,931      $  28,220     7.340%            84
134       Seminole                  FL    32707      $     4,000,000    $     4,000,000      $  26,451     6.940%           120
135       Lexington                 SC    29210      $     4,000,000    $     4,000,000      $  26,451     6.940%           120
136       DeKalb                    GA    30338      $     4,000,000    $     3,997,648      $  27,152     7.200%           120
137       Madison                   IL    62002      $     4,000,000    $     3,994,825      $  27,859     7.460%           120
140       Houston                   AL    36303      $     3,900,000    $     3,891,660      $  28,441     7.350%           120
141       Hinds                     MS    39206      $     3,875,000    $     3,875,000      $  27,015     7.470%           120
143       Houston                   AL    36302      $     3,710,000    $     3,702,066      $  27,056     7.350%           120
144       N/A                       VA    23456      $     3,700,000    $     3,700,000      $  24,467     6.940%           120
146       Spokane                   WA    99206      $     3,650,000    $     3,646,752      $  27,450     7.700%           120
147       Hernando                  FL    34609      $     3,600,000    $     3,592,658      $  24,145     7.080%           120
150       Los Angeles               CA    91403      $     3,600,000    $     3,587,886      $  23,758     6.920%           120
151       Lubbock                   TX    79414      $     3,525,000    $     3,513,458      $  23,594     7.060%            84
152       Broward                   FL    33313      $     3,520,000    $     3,506,589      $  24,444     7.430%           120
153       Charleston                SC    29406      $     3,500,000    $     3,500,000      $  26,184     7.640%           120
155       Multnomah                 OR    97232      $     3,500,000    $     3,487,192      $  24,138     7.360%           120
156       Eagle                     CO    81657      $     2,550,000    $     2,534,536      $  23,624     7.490%           180
157       Eagle                     CO    81657      $       900,000    $       894,542      $   8,338     7.490%           180
158       Houston                   AL    36302      $     3,400,000    $     3,392,729      $  24,795     7.350%           120
159       Bexar                     TX    78216      $     3,400,000    $     3,386,446      $  22,529     6.960%           120
160       Mohave                    AZ    86403      $     3,400,000    $     3,381,338      $  25,303     7.580%           120
162       Washtenaw                 MI    48104      $     3,300,000    $     3,294,578      $  26,223     7.320%           120
164       Ector                     TX    79762      $     3,189,354    $     3,187,768      $  23,256     7.890%           114
165       Farmington                NM    87401      $     3,200,000    $     3,185,813      $  23,280     7.910%           120
166       Osceola                   FL    34769      $     3,200,000    $     3,182,250      $  24,446     6.810%            84
167       Elkhart                   IN    46507      $     3,180,000    $     3,175,356      $  21,093     6.970%           120
169       Tarrant                   TX    76116      $     3,100,000    $     3,095,825      $  21,253     7.300%           120
170       Dallas                    TX    75115      $     3,100,000    $     3,088,680      $  21,400     7.370%           120
171       Monroe                    NY    14612      $     1,550,000    $     1,547,923      $  10,647     7.320%           120
172       Monroe                    NY    14612      $     1,500,000    $     1,496,774      $  10,910     7.320%           120
173       Wayne                     MI    48180      $     3,050,000    $     3,039,569      $  24,552     7.490%           120
174       Dallas                    TX    75204      $     3,030,000    $     3,025,575      $  20,098     6.970%           120
175       Nassau                    NY    11530      $     3,000,000    $     3,000,000      $  20,506     7.270%           120
178       Orange                    CA    92621      $     3,000,000    $     2,994,596      $  21,059     7.540%           120
179       Alameda                   CA    94546      $     3,000,000    $     2,991,274      $  22,542     7.690%           120
181       Monroe                    NY    14625      $     2,950,000    $     2,944,341      $  20,244     7.310%           120
183       Middlesex                 MA    02159      $     2,900,000    $     2,892,843      $  19,862     7.080%           120
185       Williamson                TX    78750      $     2,850,000    $     2,839,795      $  19,850     7.460%           120
186       Pima                      AZ    85745      $     2,840,000    $     2,831,233      $  19,586     7.360%           120
187       Maricopa                  AZ    85044      $     2,800,000    $     2,800,000      $  25,702     7.340%           180
188       York                      VA    23693      $     2,800,000    $     2,798,390      $  19,139     7.270%           120
190       Ramsey                    MN    55107      $     2,750,000    $     2,748,656      $  19,720     7.760%           120
191       Putnam                    TN    38501      $     2,750,000    $     2,748,609      $  19,531     7.660%           120
193       Dougherty                 GA    31707      $     2,700,000    $     2,698,620      $  19,120     7.630%           120
194       Bexar                     TX    78109      $     2,700,000    $     2,690,205      $  18,694     7.400%           120
195       San Diego                 CA    92024      $     2,700,000    $     2,674,866      $  24,663     7.260%           180
196       Greenville                SC    29650      $     2,650,000    $     2,650,000      $  17,524     6.940%           120
197       Hays                      TX    78666      $     2,610,000    $     2,606,458      $  17,840     7.270%           120
198       Klamath                   OR    97603      $     2,600,000    $     2,600,000      $  19,281     7.540%           120
202       Middlesex                 MA    02173      $     2,550,000    $     2,547,543      $  18,596     7.350%           120
204       Collin                    TX    75034      $     2,550,000    $     2,541,450      $  18,286     7.760%           180
206       Bell                      TX    76548      $     2,500,000    $     2,500,000      $  16,801     7.100%           120
207       Orange                    CA    90621      $     2,500,000    $     2,498,679      $  17,532     7.530%           120
209       Oakland                   MI    48329      $     2,500,000    $     2,492,246      $  18,264     7.370%           120
212       Loudoun                   VA    20164      $     2,400,000    $     2,400,000      $  17,533     7.370%           120
214       Stafford                  VA    22405      $     2,320,000    $     2,318,602      $  15,622     7.120%           120
215       Fulton                    GA    30318      $     2,300,000    $     2,298,796      $  16,177     7.560%           120
216       Nassau                    NY    11710      $     2,300,000    $     2,298,698      $  15,799     7.320%           120
217       Hartford                  CT    06110      $     2,300,000    $     2,287,333      $  17,087     7.560%           120
220       Newport News              VA    23612      $     2,200,000    $     2,198,775      $  15,187     7.370%           120
221       Clark                     WA    98682      $     2,200,000    $     2,196,864      $  14,740     7.070%           120
222       Summit                    OH    44056      $     2,180,000    $     2,167,012      $  19,974     7.310%           120
223       Lake                      IL    60010      $     2,150,000    $     2,148,841      $  14,989     7.470%           120
226       Washtenaw                 MI    48198      $     2,100,000    $     2,096,004      $  14,454     7.340%           120
227       Broome                    NY    13760      $     2,100,000    $     2,095,796      $  14,184     7.150%           120
228       Sonoma                    CA    94952      $     2,100,000    $     2,093,271      $  14,212     7.170%           120
229       Douglas                   CO    80134      $     2,080,000    $     2,078,819      $  14,274     7.310%           120
230       Berkeley                  SC    29445      $     2,060,000    $     2,060,000      $  13,622     6.940%           120


          Remaining
           Term to                  Original      Remaining
           Stated                  Amortization   Amortization
           Maturity   Maturity        Term           Term     Mortgage           Column Third
 #       (months)(7)    Date         (months)      (months)   Loan Seller      Party Originator      ARD (8)
---------------------------------------------------------------------------------------------------------------------
131             79     1/1/05           360            355     Column                     N/A
134            120     6/1/08           360            360     Column                     N/A
135            120     6/1/08           360            360     Column                     N/A
136            119     5/1/08           360            359     Column                     N/A
137            118     4/1/08           360            358     Column                     N/A
140            118     4/1/08           300            298     Column           Union Capital
141            120     6/1/08           360            360     Column                     N/A
143            118     4/1/08           300            298     Column           Union Capital
144            120     6/1/08           360            360     Column                     N/A
146            119     5/1/08           300            299     Column                    ITLA
147            117     3/1/08           360            357     Column                     N/A
150            116     2/1/08           360            356     Column                    ITLA
151             80     2/1/05           360            356     Column                     N/A
152            115     1/1/08           360            355     Column                     N/A
153            120     6/1/08           300            300     Column                     N/A
155            115     1/1/08           360            355     Column                     N/A
156            178     4/1/13           180            178     Column                     N/A
157            178     4/1/13           180            178     Column                     N/A
158            118     4/1/08           300            298     Column           Union Capital
159            115     1/1/08           360            355     Column                     N/A
160            115     1/1/23           300            295     Column                     N/A         1/1/08
162            119     5/1/08           240            239     Column                     N/A
164            113    11/1/07           354            353     Column                     N/A
165            113    11/1/07           360            353     Column                     N/A
166             81     3/1/05           240            237     Column                     N/A
167            118     4/1/08           360            358     Column                     N/A
169            118     4/1/08           360            358     Column                     N/A
170            115     1/1/08           360            355     Column                     N/A
171            118     4/1/08           360            358     Column                     N/A
172            118     4/1/08           300            298     Column                     N/A
173            118     4/1/08           240            238     Column                     N/A
174            118     4/1/08           360            358     Column                     N/A
175            120     6/1/08           360            360     Column                     N/A
178            117     3/1/08           360            357     Column                     N/A
179            117     3/1/23           300            297     Column                     N/A         3/1/08
181            117     3/1/08           360            357     Column                     N/A
183            117     3/1/08           336            333     Column                     N/A
185            115     1/1/08           360            355     Column                     N/A
186            116     2/1/08           360            356     Column                     N/A
187            180     6/1/13           180            180     Column                     N/A
188            119     5/1/08           360            359     Column                     N/A
190            119     5/1/08           360            359     Column                     N/A
191            119     5/1/08           360            359     Column                     N/A
193            119     5/1/08           360            359     Column                     N/A
194            115     1/1/08           360            355     Column                     N/A
195            177     3/1/13           180            177     Column                     N/A
196            120     6/1/08           360            360     Column                     N/A
197            118     4/1/08           360            358     Column                     N/A
198            120     6/1/08           300            300     Column                     N/A
202            119     5/1/08           300            299     Column           Union Capital
204            175     1/1/13           360            355     Column                     N/A
206            120     6/1/08           360            360     Column                     N/A
207            119     5/1/08           360            359     Column                     N/A
209            117     3/1/08           300            297     Column                     N/A
212            120     6/1/08           300            300     Column                     N/A
214            119     5/1/08           360            359     Column                     N/A
215            119     5/1/08           360            359     Column                     N/A
216            119     5/1/08           360            359     Column                     N/A
217            115     1/1/08           300            295     Column                     N/A
220            119     5/1/08           360            359     Column                     N/A
221            118     4/1/08           360            358     Column           Union Capital
222            118     4/1/08           180            178     Column                     N/A
223            119     5/1/08           360            359     Column                     N/A
226            117     3/1/08           360            357     Column                     N/A
227            117     3/1/08           360            357     Column                     N/A
228            116     2/1/08           360            356     Column                     N/A
229            119     5/1/08           360            359     Column                     N/A
230            120     6/1/08           360            360     Column                     N/A




               Defeasance          Fee Simple/           Interest Calculation
 #              Option (9)         Leasehold            (30/360 / Actual/360)
------------------------------------------------------------------------------
131                 Yes              Fee                          Actual/360
134                Both              Fee                          Actual/360
135                Both              Fee                          Actual/360
136                 Yes              Fee                          Actual/360
137                 Yes              Fee                          Actual/360
140                 Yes              Fee                          Actual/360
141                 Yes              Fee                          Actual/360
143                 Yes              Fee                          Actual/360
144                Both              Fee                          Actual/360
146                 Yes              Fee                          Actual/360
147                 Yes              Fee                          Actual/360
150                 Yes              Fee                          Actual/360
151                 Yes              Fee                          Actual/360
152                 Yes              Fee                              30/360
153                 Yes              Fee                          Actual/360
155                 Yes              Fee                          Actual/360
156                 Yes              Fee                              30/360
157                 Yes              Fee                              30/360
158                 Yes              Fee                          Actual/360
159                 Yes              Fee                          Actual/360
160                 Yes              Fee                          Actual/360
162                 Yes              Fee                          Actual/360
164                  No              Fee                          Actual/360
165                  No              Fee                          Actual/360
166                 Yes              Fee                          Actual/360
167                 Yes              Fee                          Actual/360
169                 Yes              Fee                          Actual/360
170                 Yes              Fee                          Actual/360
171                 Yes              Fee                          Actual/360
172                 Yes              Fee                          Actual/360
173                 Yes              Fee                          Actual/360
174                 Yes              Fee                          Actual/360
175                 Yes              Fee                          Actual/360
178                 Yes              Fee                          Actual/360
179                 Yes              Fee                          Actual/360
181                 Yes              Fee                          Actual/360
183                 Yes              Fee                          Actual/360
185                 Yes              Fee                          Actual/360
186                 Yes              Fee                          Actual/360
187                 Yes              Fee                              30/360
188                Both              Fee                          Actual/360
190                 Yes              Fee                          Actual/360
191                 Yes              Fee                          Actual/360
193                 Yes              Fee                          Actual/360
194                 Yes              Fee                          Actual/360
195                 Yes              Fee                              30/360
196                Both              Fee                          Actual/360
197                 Yes              Fee                          Actual/360
198                 Yes              Fee                          Actual/360
202                 Yes              Fee                          Actual/360
204                  No              Fee                          Actual/360
206                 Yes              Fee                          Actual/360
207                 Yes              Fee                          Actual/360
209                 Yes              Fee                          Actual/360
212                 Yes              Fee                          Actual/360
214                Both              Fee                          Actual/360
215                 Yes              Fee                          Actual/360
216                 Yes              Fee                          Actual/360
217                 Yes              Fee                          Actual/360
220                Both              Fee                          Actual/360
221                 Yes              Fee                          Actual/360
222                  No              Fee                          Actual/360
223                 Yes              Fee                          Actual/360
226                  No              Fee                          Actual/360
227                 Yes              Fee                          Actual/360
228                 Yes              Fee                          Actual/360
229                 Yes              Fee                          Actual/360
230                Both              Fee                          Actual/360

--------------------------------------------------------------------------------
DLJ Commercial Mortgage Corp.
Commercial Mortgage Pass-Through Certificates Series 1998-CG1







 #   Property Name                                    Address                                           City
-------------------------------------------------------------------------------------------------------------------------------
232  Woodcrest Townhome Apartments                    1628 Woodcrest Drive                              Daytona Beach
234  Stone Oak Apartments                             3151 Jennings Road                                Independence
235  Hidden Hills Mobile Home Park                    4190 North Spring Garden Avenue                   DeLand
236  Tiger Mart                                       1001 Highway 67                                   Alvarado
237  Quail Hollow Business Park                       6548 Carmel Road & 7523 Little Avenue             Charlotte
238  Campus Square Apartments                         316 Fry Street                                    Denton
239  Bridgeport Professional Building                 7424 Bridgeport Way West                          Tacoma
240  Park Lane Terrace Apartments                     6830 Larmanda Street                              Dallas
241  Brigham's Landing Shopping Center                200 West University Parkway                       Provo
243  The Clusters Apartments                          3130; 3220-46 Webb Chapel Ext., 3203-03 Norw      Dallas
244  Fairfield Inn - Dothan                           3038 Ross Clark Circle                            Dothan
245  Valley Manor                                     856 S. Central Avenue                             Kent
246  Sunrise Village Apartments                       48 West 2nd South                                 Rexburg
249  Ramada Limited                                   21598 Foothill Blvd                               Hayward
250  Secluded Oaks Villas Apartments                  8642 Fredericksburg Road                          San Antonio
251  Colonial Mobile Home Park                        2600 East Division Street                         Mt. Vernon
252  Plaza North Medical Building                     3385 Burns Road                                   Palm Beach Gardens
254  Northlake Quadrangle                             2200 Northlake Parkway                            Atlanta
257  Sepulveda Crest Apartments                       6640 Sepulveda Boulevard                          Los Angeles (Van Nuys)
259  Chateaux Verde Apartments                        13050 West Cedar Drive                            Lakewood
260  Homestead Corner Shopping Center                 13540 - 13670 Grove Drive                         Maple Grove
261  Lake Villa Apartments                            3500 Watkins Lake Road                            Waterford
262  F & H Warehouse                                  470 Commack Road                                  Deer Park
263  Avian Plaza Shopping Center                      SWC Evesham Road & Brendenwood Drive              Voorhees Township
266  The Miller Center                                1224 Ellis Avenue                                 Jackson
267  Emerald Park Apartments                          2200 Flower Tree Circle                           Melbourne
269  French Quarters East Apartments                  808 East 100th Terrace                            Kansas City
270  The Forest Apartments                            6756 103rd Street                                 Jacksonville
272  STOR-N-LOCK                                      7840 Wayne Road                                   Westland
275  Savoy Condominiums                               303 Detroit Avenue                                Lubbock
278  Courtyard Plaza                                  349 - 351 North Main Street                       Andover
279  Tradewinds Apartments                            5717 Timuquana Road                               Jacksonville
280  Regency Manor Apartments                         5042 Wildflower                                   San Antonio
282  Mauna Kea Apartments                             3601 W. Orange Avenue                             Anaheim
284  Evergreen Place Condominiums                     3860 Evergreen Street                             Irving
285  Autumn Creek Apartments                          10749 - 10765 East Northwest Highway              Dallas
286  Midtown at Main                                  1100 Main Avenue                                  Moorhead
289  Villa Catalina Apartments                        440 South Catalina Street                         Los Angeles
291  Rancho Villa                                     10302 Lakeview Avenue SW                          Lakewood
292  Timberline Mobile Home Park                      19625 East Wellesley                              Otis Ochards
293  Timberland Ridge Apartments                      7501 & 7511 Greenfield Avenue                     Mounds View
294  Leewood Apartments                               1000 Northwood Drive                              Houston
295  Glen Mark Apartments                             1709 Martin Bluff Road                            Gautier
296  Pinecroft Mobile Home Park                       11920 East Mansfield Avenue                       Spokane
297  Eckerds Drugstore                                5120 34th Street and Slide Road                   Lubbock
298  Eastern Promenade Apartments                     250 - 256 Eastern Promenade                       Portland
299  Belle Meade Apartments                           2930 Fountainview Drive                           Houston
300  Riverview Plaza II                               3200 Cobb Parkway                                 Atlanta
301  Westmoreland Warehouse                           4803 - 4809 S. Westmoreland Road                  Dallas




                                                                                                                          Original
                                                                                                                          Term to
                                                            Original            6/1/98                                    Stated
                                             Zip           Principal         Cut-off Date       Monthly      Mortgage     Maturity
 #          County                  State   Code            Balance            Balance            P&I         Rate       (months)(7)
------------------------------------------------------------------------------------------------------------------------------------
232         Volusia                   FL    32119      $     2,000,000    $     2,000,000      $  15,446     6.950%           120
234         Jackson                   MO    64055      $     2,000,000    $     1,997,044      $  13,199     6.920%           120
235         Volusia                   FL    32720      $     2,000,000    $     1,995,626      $  13,052     6.810%           120
236         Johnson                   TX    76009      $     2,000,000    $     1,995,037      $  19,895     8.670%           180
237         Mecklenburg               NC    28226      $     2,000,000    $     1,993,967      $  14,793     7.510%           120
238         Denton                    TX    76201      $     2,000,000    $     1,993,907      $  14,728     7.460%           180
239         Pierce                    WA    98467      $     2,000,000    $     1,993,797      $  14,611     7.370%           120
240         Dallas                    TX    75231      $     2,000,000    $     1,993,270      $  13,199     6.920%            84
241         Utah                      UT    84604      $     2,000,000    $     1,990,665      $  14,676     7.420%           120
243         Dallas                    TX    75220      $     2,000,000    $     1,987,627      $  17,876     6.910%           120
244         Houston                   AL    36302      $     1,990,000    $     1,983,803      $  14,512     7.350%           120
245         King                      WA    98032      $     1,950,000    $     1,946,172      $  14,793     7.800%           120
246         Madison                   ID    83440      $     1,950,000    $     1,940,855      $  14,271     7.390%           120
249         Alameda                   CA    94541      $     1,900,000    $     1,898,305      $  14,276     7.690%           120
250         Bexar                     TX    78240      $     1,900,000    $     1,897,403      $  12,948     7.240%           120
251         Skagit                    WA    98274      $     1,900,000    $     1,891,033      $  13,856     7.350%           120
252         Palm Beach                FL    33410      $     1,825,000    $     1,823,190      $  13,156     7.220%           120
254         DeKalb                    GA    30084      $     1,800,000    $     1,797,991      $  13,454     7.630%           120
257         Los Angeles               CA    91411      $     1,800,000    $     1,794,060      $  12,000     7.020%           120
259         Jefferson                 CO    80228      $     1,750,000    $     1,741,516      $  12,570     7.180%           180
260         Hennepin                  MN    55369      $     1,710,000    $     1,707,952      $  12,262     7.760%           180
261         Oakland                   MI    48328      $     1,700,000    $     1,697,606      $  11,447     7.120%           120
262         Suffolk                   NY    11729      $     1,700,000    $     1,685,255      $  15,788     7.530%           180
263         Camden                    NJ    08003      $     1,650,000    $     1,648,718      $  11,739     7.360%           120
266         Hinds                     MS    39209      $     1,600,000    $     1,597,515      $  13,066     7.680%           120
267         Brevard                   FL    32935      $     1,600,000    $     1,597,369      $  10,645     7.000%           120
269         Jackson                   MO    64131      $     1,550,000    $     1,550,000      $  10,385     7.070%           120
270         Duval                     FL    32210      $     1,540,000    $     1,540,000      $  10,184     6.940%           120
272         Wayne                     MI    48185      $     1,500,000    $     1,498,503      $  10,784     7.190%           120
275         Lubbock                   TX    79415      $     1,425,000    $     1,419,683      $   9,740     7.270%           120
278         Essex                     MA    01810      $     1,400,000    $     1,400,000      $  10,092     7.220%           120
279         Duval                     FL    32210      $     1,400,000    $     1,400,000      $   9,258     6.940%           120
280         Bexar                     TX    78228      $     1,400,000    $     1,399,208      $   9,617     7.320%           120
282         Orange                    CA    92804      $     1,400,000    $     1,395,627      $   9,598     7.300%           120
284         Dallas                    TX    75061      $     1,317,500    $     1,315,730      $   9,041     7.310%           120
285         Dallas                    TX    75238      $     1,270,000    $     1,267,850      $   9,107     7.760%           120
286         Clay                      MN    56560      $     1,240,000    $     1,234,417      $   9,824     7.550%           120
289         Los Angeles               CA    90020      $     1,170,000    $     1,170,000      $   7,879     7.120%           120
291         Pierce                    WA    98499      $     1,100,000    $     1,100,000      $   8,115     7.480%           120
292         Spokane                   WA    99027      $     1,100,000    $     1,100,000      $   7,923     7.210%           120
293         Ramsey                    MN    55112      $     1,100,000    $     1,097,522      $   7,824     7.070%           120
294         Harris                    TX    77521      $     1,100,000    $     1,095,913      $   7,534     7.290%           120
295         Jackson                   MS    39553      $     1,025,000    $     1,024,376      $   6,881     7.090%           120
296         Spokane                   WA    99206      $     1,000,000    $     1,000,000      $   7,202     7.210%           120
297         Lubbock                   TX    79414      $     1,000,000    $       993,623      $   8,331     7.300%           216
298         Cumberland                ME    04101      $       960,000    $       957,861      $   6,865     7.130%           120
299         Harris                    TX    75231      $       880,000    $       878,803      $   6,009     7.260%           120
300         Cobb                      GA    30339      $       785,000    $       783,232      $   5,583     7.070%           120
301         Dallas                    TX    75237      $       575,000    $       573,042      $   4,639     7.520%           120


           Total/Weighted Average:                     $ 1,567,791,349    $ 1,564,253,441      $ 100,755     7.210%           135
                                                       =============================================================================

                             Remaining
                              Term to                  Original      Remaining
                              Stated                  Amortization   Amortization
                              Maturity   Maturity        Term           Term     Mortgage           Column Third
 #                          (months)(7)    Date         (months)      (months)   Loan Seller      Party Originator      ARD (8)
-----------------------------------------------------------------------------------------------------------------------------------
232                               120     6/1/08           240            240     Column                     N/A
234                               118     4/1/08           360            358     Column                     N/A
235                               117     3/1/08           360            357     Column                     N/A
236                               179     5/1/13           180            179     Column                     N/A
237                               117     3/1/08           300            297     Column                     N/A
238                               177     3/1/13           300            297     Column                     N/A
239                               117     3/1/08           300            297     Column           Union Capital
240                                80     2/1/05           360            356     Column                     N/A
241                               116     2/1/08           300            296     Column                     N/A
243                               118     4/1/08           180            178     Column                     N/A
244                               117     3/1/08           300            297     Column           Union Capital
245                               118     4/1/08           300            298     Column           Union Capital
246                               116     2/1/08           300            296     Column                    ITLA
249                               119     5/1/23           300            299     Column                     N/A         5/1/08
250                               118     4/1/08           360            358     Column                     N/A
251                               116     2/1/08           300            296     Column           Union Capital
252                               119     5/1/08           300            299     Column                     N/A
254                               119     5/1/08           300            299     Column           Union Capital
257                               116    1/14/08           360            356     Column                    ARCS
259                               176     2/1/13           300            296     Column                     N/A
260                               178     4/1/13           360            358     Column                     N/A
261                               118     4/1/08           360            358     Column                     N/A
262                               177     3/1/13           180            177     Column                     N/A
263                               119     5/1/08           324            323     Column                     N/A
266                               119     5/1/08           240            239     Column                     N/A
267                               118     4/1/08           360            358     Column           Union Capital
269                               120     6/1/08           360            360     Column                     N/A
270                               120     6/1/08           360            360     Column                     N/A
272                               119     5/1/08           300            299     Column                     N/A
275                               115   12/23/07           360            355     Column                    ARCS
278                               120     6/1/08           300            300     Column                     N/A
279                               120     6/1/08           360            360     Column                     N/A
280                               119     5/1/08           360            359     Column                     N/A
282                               116     2/1/08           360            356     Column                     N/A
284                               118     4/1/08           360            358     Column                     N/A
285                               117     3/1/08           360            357     Column                     N/A
286                               117     3/1/08           252            249     Column                     N/A
289                               120     6/1/08           360            360     Column                     N/A
291                               120     6/1/08           300            300     Column           Union Capital
292                               120     6/1/08           300            300     Column           Union Capital
293                               118     4/1/08           300            298     Column                     N/A
294                               115     1/1/08           360            355     Column                     N/A
295                               119     5/1/08           360            359     Column                     N/A
296                               120     6/1/08           300            300     Column           Union Capital
297                               213     3/1/16           216            213     Column                     N/A
298                               118     4/1/08           300            298     Column                     N/A
299                               118     4/1/08           360            358     Column                     N/A
300                               118     4/1/08           300            298     Column                     N/A
301                               118     4/1/08           240            238     Column                     N/A


  Total/Weighted Average:         133   11/29/18           337            334
                          ===================================================





                       Defeasance          Fee Simple/           Interest Calculation
 #                      Option (9)         Leasehold            (30/360 / Actual/360)
------------------------------------------------------------------------------------
232                         Yes              Fee                          Actual/360
234                         Yes              Fee                          Actual/360
235                         Yes              Fee                          Actual/360
236                         Yes              Fee                          Actual/360
237                         Yes              Fee                          Actual/360
238                         Yes              Fee                          Actual/360
239                         Yes              Fee                          Actual/360
240                         Yes              Fee                          Actual/360
241                         Yes              Fee                          Actual/360
243                          No              Fee                          Actual/360
244                         Yes              Fee                          Actual/360
245                         Yes              Fee                          Actual/360
246                          No              Fee                          Actual/360
249                         Yes              Fee                          Actual/360
250                         Yes              Fee                          Actual/360
251                         Yes              Fee                          Actual/360
252                         Yes              Fee                          Actual/360
254                         Yes              Fee                              30/360
257                         Yes              Fee                          Actual/360
259                         Yes              Fee                          Actual/360
260                         Yes              Fee                          Actual/360
261                         Yes              Fee                          Actual/360
262                         Yes              Fee                          Actual/360
263                         Yes              Fee                          Actual/360
266                         Yes              Fee                          Actual/360
267                         Yes              Fee                              30/360
269                         Yes              Fee                          Actual/360
270                        Both              Fee                          Actual/360
272                         Yes              Fee                          Actual/360
275                         Yes              Fee                          Actual/360
278                         Yes              Fee                          Actual/360
279                        Both              Fee                          Actual/360
280                         Yes              Fee                          Actual/360
282                         Yes              Fee                          Actual/360
284                         Yes              Fee                          Actual/360
285                         Yes              Fee                          Actual/360
286                         Yes              Fee                          Actual/360
289                         Yes              Fee                          Actual/360
291                         Yes              Fee                          Actual/360
292                         Yes              Fee                          Actual/360
293                         Yes              Fee                          Actual/360
294                         Yes              Fee                          Actual/360
295                         Yes              Fee                          Actual/360
296                         Yes              Fee                          Actual/360
297                         Yes              Fee                          Actual/360
298                         Yes              Fee                          Actual/360
299                         Yes              Fee                          Actual/360
300                         Yes              Fee                          Actual/360
301                         Yes              Fee                          Actual/360


(1A) The Mortgage Loans secured by Raritan Plaza I and Raritan Center Industrial Portfolio, respectively, are cross-collateralized and cross-defaulted.

(1B) The Mortgage Loans secured by Holiday Inn - Jacksonville Airport and Courtyard by Marriott, respectively, are cross-collateralized and cross-defaulted.

(1C) The Mortgage Loans secured by Courtyard by Marriott - Pensacola, Courtyard by Marriott - Tuscaloosa, Fairfield Inn - Pensacola, Fairfield Inn - Birmingham and Fairfield Inn - Tuscaloosa, respectively, are cross-collateralized and cross-defaulted.

(1D) The Mortgage Loans secured by Royal Plaza Hotel - Marlborough and Royal Plaza Hotel- Fitchburg, respectively, are cross-collateralized and cross-defaulted.

(1F) The Mortgage Loans secured by Flower Hill Professional Center and Flower Hill McDonald's, respectively, are cross-collateralized and cross-defaulted.

(1G) The Mortgage Loans secured by Pellcare Nursing Home - Winston-Salem and Pellcare Nursing Home - Hickory, respectively, are cross-collateralized and cross-defaulted.

(1H) The Mortgage Loans secured by Wyoming-Enzie Properties and Mesa Properties, respectively, are cross-collateralized and cross-defaulted.

(1I) The Mortgage Loans secured by Tivoli Condominiums, Cross Creek Apartments and Tamara Hills Townhomes, respectively, are cross-collateralized and cross-defaulted.

(1J) The Mortgage Loans secured by Bridge Street Lodge and P&R Building, respectively, are cross-collateralized and cross-defaulted.

(1K) The Mortgage Loans secured by Cedarfield Plaza and Greece Mini Storage, respectively, are cross-collateralized and cross-defaulted.

(2) Summer Cove Apartments has an interest only period of 24 months and will begin to amortize over a 336 month term.

(3) Ultra Plaza Shopping Center has an interest only period of 24 months and will begin to amortize over a 336 month term.


(7) In the case of the Anticipated Repayment Date loans, the Anticipated Repayment Date is assumed to be the maturity date for the purposes of the indicated column.

(8)  Anticipated Repayment Date.

--------------------------------------------------------------------------------
DLJ Commercial Mortgage Corp.
Commercial Mortgage Pass-Through Certificates Series 1998-CG1

(9) "Yes" means that defeasance is permitted (as otherwise described in this Prospectus Supplement) notwithstanding the Lockout Period. "Both" means that the Mortgage Loan provides for a Lockout Period followed by a period during which defeasance is permitted and, for purposes of the "Prepayment Provision" set forth in this table and described in this Prospectus Supplement, the two periods are together presented as a "Lockout Period" during which defeasance is permitted (as otherwise described in this Prospectus Supplement).

                                  EXHIBIT B-1B

                        SCHEDULE OF GECA MORTGAGE LOANS













                                     B-1B-1

DLJ Commercial Mortgage Corp.
Commercial Mortgage Pass-Through Certificates Series 1998-CG1






 #         Property Name                                             Address
----------------------------------------------------------------------------------------------------------------------------------
 1         The Rivergate Apartments                                  401 E. 34th Street
 4         Resurgens Plaza                                           945 East Paces Ferry Road
 5         The Camargue                                              303 E. 83rd Street
 6         Casa Arroyo Apartments                                    405 Rancho Arroyo Parkway
 7         Ballena Village Apartments                                1375 Ballena Boulevard
10         Magnolia Lake Apartments                                  2401 Windy Hill Road
11         Park Terrace                                              7400 Sugar Bend Drive
12         Autumn Chase Apartments                                   725 Bode Circle
29         Hannaford Plaza AKA Rotterdam Mall                        1400 Altomount Ave.
30         Highland Pavilion Shopping Center (1E)                    6700 Middle Fiskville Rd.
31         Highland Pavilion Cinema (1E)                             6700 Middle Fiskville Rd.
32         Plumtree Apartments                                       229 Parkwood Drive
36         Plaza Mobile Village                                      3101 South Fairview
38         Golden Triangle Shopping Center                           West side of Lititz Pike at the intersection of Oreg
39         Jasper Mall Shopping Center                               300 U. S. Highway # 78
40         Lincoln Village Shopping Center                           6406 North Interstate Highway 35
44         Forest Glen Apartments                                    493 Beaumont Glen
45         Legacy Drive Village Shopping Center                      7000-7224 Independence Parkway
46         Friendly Village MHC                                      27696 Oregon Road
48         Days Inn - Inner Harbor                                   100 Hopkins Place
49         Courtyard by Marriott Richmond                            3150 Garrity Way
50         Barnes Crossing                                           4300 Mall Drive
53         Holiday Inn & Suites                                      707 Route 46 East
54         Aspen Ridge Apartments                                    13719 SE 18th Street
60         Ideal Professional Park                                   2333 Morris Avenue
61         Cypress Pointe Apartments                                 4861 College Acres Drive
62         The Shops at Lionville Station                            501 East Uwchlan Avenue
66         Bancroft Hall Apartments                                  1870 Enterprise Court
67         Padonia Commerce Building                                 9603 Deereco Road
68         Anaheim Shores Estates                                    1919 Coronet Avenue
69         Tower Square Shopping Center                              566-582 Prairie Center Drive
71         Elmonica Court Apartments                                 1120 SW Kiley Way
72         Chesterfield Commons                                      34720-35000 23 Mile Road
73         Plum Tree Apartments                                      1097 Maywood Court
74         Meadow Central Market                                     10455 North Central Expressway
76         Las Brisas Apartments                                     150 - 210 Chambers Street
77         Freedom Village Shopping Center                           SWC Liberty Rd. & Georgetown Blvd.
78         Waldan Pond & Waldan Chase Apts                           450 Waldan Circle & 150 Dupree Road
79         Aspen Park Apartments                                     5152 Mack Road
81         Sherwood Knoll Comfort Inn                                500 Centerville Road
82         Bridgepoint Apartments                                    2200 Brown Street
83         Holiday Inn Center City                                   230 North College Street
84         Rainbow Design Center                                     1200 to 1250 South Rainbow Boulevard
87         Blue Ash Hotel & Conference Center                        5901 Pfeiffer Road
89         Sinagua Plaza                                             320 N. Highway 89A
90         Holiday Plaza                                             2256 N. Haverhill Road
98         Cherokee Shopping Center                                  430-580 Cherokee Lane
102        South Pointe Apartments                                   6220 Murray Drive
105        Mervyn's Plaza                                            3333 184th Street SW
114        Canyon Ridge MHP                                          5150 Airport Road
115        Westlake Crossing Shopping Center                         10301 Westlake Drive
116        Days Hotel Timonium                                       9615 & 9635 Deereco Road
117        Heritage Square Apartments                                9111 White Bluff Road
119        Oxford Square                                             246 SR-436
120        Spring Villas                                             8768 Jamacha Road
126        Homewood Village Shopping Center                          2415 Jefferson Road
127        Commonwealth Avenue Apartments                            1114-1132 Commonwealth Avenue
129        Stein Mart Plaza                                          300 Grapevine Highway
132        Brookside Apartments                                      6131 W. Thomas Road
133        Vinyard Gardens                                           160 Dalewood Dr
138        Longbranch Apartments                                     2175 62nd Street North
139        The Market at Merrill Shopping Center                     1506 Merrill Drive
142        Pass Christian Village                                    US Hwy 90
145        Sun Plaza Shopping Center                                 2549-2569 South King Road
148        Mt. Dora Marketplace                                      SWC US Highway 441-and SR-44B
149        Aspen Village Apartments                                  3510 Kebil Drive
154        The Park Shopping Center                                  2141 Loch Rane Blvd



                                                                                               Original                6/1/98
                                                                            Zip                Principal             Cut-off Date
 #       City                        County                        State    Code                Balance                Balance
------------------------------------------------------------------------------------------------------------------------------------
 1       New York                    New York                       NY     10016          $    95,000,000        $    94,602,208
 4       Atlanta                     Fulton                         GA     30303          $    33,000,000        $    32,859,589
 5       New York                    New York                       NY     10028          $    30,000,000        $    29,900,164
 6       Fremont                     Alameda                        CA     94536          $    24,000,000        $    23,984,720
 7       Alameda                     Alameda                        CA     94501          $    22,000,000        $    21,954,541
10       Atlanta                     Cobb                           GA     30067          $    20,500,000        $    20,500,000
11       Orlando                     Orange                         FL     32819          $    20,000,000        $    19,966,398
12       Hoffman Estates             Cook                           IL     60194          $    19,500,000        $    19,472,137
29       Rotterdam                   Schenectady                    NY     12303          $    13,000,000        $    12,993,015
30       Austin                      Travis                         TX     78752          $     6,332,000        $     6,332,000
31       Austin                      Travis                         TX     78752          $     6,250,000        $     6,250,000
32       Lansing                     Eaton                          MI     48917          $    12,500,000        $    12,500,000
36       Santa Ana                   Orange                         CA     92704          $    11,350,000        $    11,308,631
38       Manheim Township            Lancaster                      PA     17601          $    10,800,000        $    10,777,077
39       Jasper                      Walker                         AL     35501          $    10,550,000        $    10,535,181
40       Austin                      Travis                         TX     78752          $    10,500,000        $    10,456,137
44       Escondido                   San Diego                      CA     92026          $     9,750,000        $     9,743,548
45       Plano                       Collin                         TX     75025          $     9,750,000        $     9,711,786
46       Perrysburg                  Wood                           OH     46551          $     9,500,000        $     9,494,274
48       Baltimore                   Baltimore                      MD     21201          $     9,400,000        $     9,329,684
49       Richmond                    Contra Costa                   CA     94806          $     8,900,000        $     8,891,690
50       Tupelo                      Lee                            MS     38801          $     8,500,000        $     8,500,000
53       Parsippany-Troy Hills       Morris                         NJ      7054          $     8,300,000        $     8,300,000
54       Vancouver                   Clark                          WA     98684          $     8,101,000        $     8,074,631
60       Union                       Union                          NJ      7083          $     7,200,000        $     7,196,080
61       Wilmington                  New Hanover                    NC     28403          $     7,200,000        $     7,189,837
62       Uwchlan                     Chester                        PA     19341          $     7,000,000        $     6,995,755
66       Virginia Beach              N/A                            VA     23454          $     6,960,000        $     6,953,647
67       Timonium                    Baltimore                      MD     21093          $     7,000,000        $     6,951,446
68       Anaheim                     Orange                         CA     92801          $     6,950,000        $     6,945,641
69       Eden Prairie                Hennepin                       MN     55344          $     6,950,000        $     6,939,016
71       Beaverton                   Washington                     OR     97006          $     6,800,000        $     6,795,592
72       Chesterfield Township       Macomb                         MI     48047          $     6,800,000        $     6,790,307
73       Martinez                    Contra Costa                   CA     94553          $     6,700,000        $     6,695,709
74       Dallas                      Dallas                         TX     75231          $     6,600,000        $     6,585,700
76       El Cajon                    San Diego                      CA     92020          $     6,570,000        $     6,564,310
77       Eldersburg                  Caroll                         MD     21784          $     6,500,000        $     6,495,849
78       Acworth & Woodstock         Cherokee                       GA     30188          $     6,450,000        $     6,446,089
79       Sacramento                  Sacramento                     CA     94203          $     6,220,000        $     6,192,234
81       Lancaster                   Lancaster                      PA     17601          $     6,022,525        $     6,017,066
82       Waxahachie                  Ellis                          TX     75165          $     6,000,000        $     5,996,406
83       Charlotte                   Mecklenburg                    NC     28202          $     6,000,000        $     5,994,245
84       Las Vegas                   Clark                          NV     89102          $     5,865,000        $     5,846,572
87       Blue Ash                    Hamilton                       OH     45242          $     5,750,000        $     5,736,510
89       Sedona                      Coconino                       AZ     86336          $     5,650,000        $     5,646,823
90       West Palm Beach             Palm Beach                     FL     33417          $     5,600,000        $     5,596,800
98       Lodi                        San Joaquin                    CA     95240          $     5,150,000        $     5,139,049
102      Hanahan                     Berkeley                       SC     29406          $     4,920,000        $     4,917,198
105      Lynnwood                    Snohomish                      WA     98037          $     4,900,000        $     4,883,862
114      Colorado Springs            El Paso                        CO     80916          $     4,600,000        $     4,582,726
115      Bethesda                    Montgomery                     MD     20817          $     4,500,000        $     4,482,137
116      Timonium                    Baltimore                      MD     21030          $     4,450,000        $     4,416,712
117      Savannah                    Chatham                        GA     31406          $     4,400,000        $     4,397,549
119      Casselberry                 Seminole                       FL     32707          $     4,400,000        $     4,390,837
120      Spring Valley               San Diego                      CA     91977          $     4,360,000        $     4,356,224
126      Athens                      Clarke                         GA     30607          $     4,200,000        $     4,187,035
127      Allston                     Suffolk                        MA      2134          $     4,200,000        $     4,179,055
129      Hurst                       Tarrant                        TX     76054          $     4,160,000        $     4,157,391
132      Phoenix                     Maricopa                       AZ     85033          $     4,080,000        $     4,061,787
133      Winston Salem               Forsyth                        NC     27104          $     4,020,470        $     4,017,872
138      Clearwater                  Pinellas                       FL     34608          $     4,000,000        $     3,993,973
139      Little Rock                 Pulaski                        AR     72211          $     3,950,000        $     3,950,000
142      Pass Christian              Harrison                       MS     39571          $     3,850,000        $     3,828,469
145      San Jose                    Santa Clara                    CA     95122          $     3,700,000        $     3,678,412
148      Mt. Dora                    Lake                           FL     32757          $     3,600,000        $     3,592,405
149      Indianapolis                Marion                         IN     46224          $     3,613,000        $     3,590,501
154      Orange Park                 Clay                           FL     32073          $     3,500,000        $     3,497,949

                                      Original      Remaining
                                      Term to        Term to                       Original        Remaining
                                      Stated         Stated                       Amortization     Amortization
          Monthly        Mortgage    Maturity       Maturity      Maturity           Term             Term            Mortgage
 #         P&I            Rate      (months)(7)    (months)(7)     Date            (months)         (months)         Loan Seller
------------------------------------------------------------------------------------------------------------------------------------
 1      $ 628,851        6.950%         120             115       1/1/28              360              355        GE Capital Access
 4      $ 211,848        6.650%         120             115       1/1/28              360              355        GE Capital Access
 5      $ 212,225        7.010%         300             297       3/1/23              300              297        GE Capital Access
 6      $ 158,707        6.940%         120             119       5/1/28              360              359        GE Capital Access
 7      $ 146,810        7.030%         120             117       3/1/28              360              357        GE Capital Access
10      $ 134,465        6.860%         120             120       6/1/28              360              360        GE Capital Access
11      $ 131,586        6.890%         120             118       4/1/28              360              358        GE Capital Access
12      $ 130,521        7.060%         180             178       4/1/28              360              358        GE Capital Access
29      $  90,720        7.480%         120             119       5/1/28              360              359        GE Capital Access
30      $  43,540        7.330%         180             180       6/1/28              360              360        GE Capital Access
31      $  42,976        7.330%         180             180       6/1/28              360              360        GE Capital Access
32      $  82,827        6.960%         120             120       6/1/28              360              360        GE Capital Access
36      $  78,433        7.380%          84              79       1/1/28              360              355        GE Capital Access
38      $  79,040        7.390%         120             118       4/1/23              300              298        GE Capital Access
39      $  71,113        7.130%         120             118       4/1/28              360              358        GE Capital Access
40      $  72,843        7.420%         120             114      12/1/27              360              354        GE Capital Access
44      $  63,628        6.810%         120             119       5/1/28              360              359        GE Capital Access
45      $  65,129        7.040%         120             115       1/1/28              360              355        GE Capital Access
46      $  63,971        7.120%         120             119       5/1/28              360              359        GE Capital Access
48      $  66,617        7.030%         120             114      12/1/22              300              294        GE Capital Access
49      $  65,712        7.490%         120             119       5/1/08              300              299        GE Capital Access
50      $  60,402        7.060%         120             120       6/1/23              300              300        GE Capital Access
53      $  60,636        7.370%         120             120       6/1/23              300              300        GE Capital Access
54      $  54,387        7.090%         120             116       2/1/28              360              356        GE Capital Access
60      $  50,048        7.440%         120             119       5/1/28              360              359        GE Capital Access
61      $  48,435        7.110%         120             118       4/1/28              360              358        GE Capital Access
62      $  47,042        7.100%         120             119       5/1/28              360              359        GE Capital Access
66      $  51,842        7.590%         120             119       5/1/23              300              299        GE Capital Access
67      $  51,775        7.510%         300             294      12/1/22              300              294        GE Capital Access
68      $  46,192        6.990%         120             119       5/1/08              360              359        GE Capital Access
69      $  47,176        7.200%         120             118       4/1/28              360              358        GE Capital Access
71      $  44,694        6.880%         120             119       5/1/28              360              359        GE Capital Access
72      $  45,561        7.070%         120             118       4/1/28              360              358        GE Capital Access
73      $  44,216        6.920%         120             119       5/1/28              360              359        GE Capital Access
74      $  47,833        7.280%         300             298       4/1/23              300              298        GE Capital Access
76      $  42,482        6.720%         120             119       5/1/28              360              359        GE Capital Access
77      $  42,940        6.930%          60              59       5/1/03              360              359        GE Capital Access
78      $  43,346        7.100%         144             143       5/1/28              360              359        GE Capital Access
79      $  41,926        7.130%         120             114      12/1/27              360              354        GE Capital Access
81      $  44,977        7.620%         180             179       5/1/23              300              299        GE Capital Access
82      $  40,484        7.140%         120             119       5/1/28              360              359        GE Capital Access
83      $  43,833        7.370%         120             119       5/1/23              300              299        GE Capital Access
84      $  40,089        7.270%         120             116       2/1/28              360              356        GE Capital Access
87      $  41,895        7.340%         120             118       4/1/23              300              298        GE Capital Access
89      $  38,888        7.340%         120             119       5/1/28              360              359        GE Capital Access
90      $  38,354        7.290%         120             119       5/1/28              360              359        GE Capital Access
98      $  37,657        7.380%         300             298       4/1/23              300              298        GE Capital Access
102     $  33,730        7.300%         120             119       5/1/28              360              359        GE Capital Access
105     $  32,699        7.030%         120             116       2/1/28              360              356        GE Capital Access
114     $  31,349        7.240%         120             115       1/1/28              360              355        GE Capital Access
115     $  29,878        6.980%         180             175       1/1/28              360              355        GE Capital Access
116     $  31,537        7.030%         120             114      12/1/22              300              294        GE Capital Access
117     $  30,375        7.370%         300             299       5/1/23              360              359        GE Capital Access
119     $  29,273        7.000%         120             117       3/1/28              360              357        GE Capital Access
120     $  28,192        6.720%         120             119       5/1/28              360              359        GE Capital Access
126     $  28,965        7.360%         120             116       2/1/28              360              356        GE Capital Access
127     $  29,685        7.000%         120             116       2/1/23              300              296        GE Capital Access
129     $  27,649        6.990%         120             119       5/1/28              360              359        GE Capital Access
132     $  27,501        7.130%         120             114      12/1/27              360              354        GE Capital Access
133     $  26,452        6.890%         120             119       5/1/28              360              359        GE Capital Access
138     $  26,184        6.840%         120             118       4/1/28              360              358        GE Capital Access
139     $  29,242        7.520%         240             240       6/1/23              300              300        GE Capital Access
142     $  28,376        7.470%         120             115       1/1/23              300              295        GE Capital Access
145     $  34,363        7.530%         180             178       4/1/13              180              178        GE Capital Access
148     $  23,830        6.950%         120             117       3/1/28              360              357        GE Capital Access
149     $  26,461        7.980%         120             111       9/1/27              360              351        GE Capital Access
154     $  23,781        7.210%         120             119       5/1/28              360              359        GE Capital Access

         Column Third                        Defeasance          Fee Simple/       Interest Calculation
 #      Party Originator       ARD (8)        Option (9)          Leasehold        (30/360 / Actual/360)
--------------------------------------------------------------------------------------------------------
 1              N/A            1/1/08              Yes                Fee                  30/360
 4              N/A            1/1/08              Yes           Fee/Leasehold         Actual/360
 5              N/A                                Yes                Fee              Actual/360
 6              N/A            5/1/08               No                Fee              Actual/360
 7              N/A            3/1/08              Yes                Fee              Actual/360
10              N/A            6/1/08              Yes                Fee              Actual/360
11              N/A            4/1/08              Yes                Fee                  30/360
12              N/A            4/1/13              Yes                Fee              Actual/360
29              N/A            5/1/08              Yes                Fee              Actual/360
30              N/A            6/1/13               No                Fee              Actual/360
31              N/A            6/1/13               No                Fee              Actual/360
32              N/A            6/1/08              Yes                Fee              Actual/360
36              N/A            1/1/05               No                Fee              Actual/360
38              N/A            4/1/08              Yes                Fee              Actual/360
39              N/A            4/1/08               No                Fee              Actual/360
40              N/A           12/1/07               No             Leasehold           Actual/360
44              N/A            5/1/08              Yes                Fee              Actual/360
45              N/A            1/1/08               No                Fee              Actual/360
46              N/A            5/1/08              Yes                Fee              Actual/360
48              N/A           12/1/07              Yes                Fee                  30/360
49              N/A                                Yes                Fee              Actual/360
50              N/A            6/1/08               No                Fee              Actual/360
53              N/A            6/1/08              Yes                Fee              Actual/360
54              N/A            2/1/08               No                Fee              Actual/360
60              N/A            5/1/08              Yes                Fee              Actual/360
61              N/A            4/1/08               No                Fee              Actual/360
62              N/A            5/1/08               No                Fee              Actual/360
66              N/A            5/1/08              Yes                Fee              Actual/360
67              N/A                                Yes                Fee                  30/360
68              N/A                                 No             Leasehold           Actual/360
69              N/A            4/1/08               No                Fee                  30/360
71              N/A            5/1/08              Yes                Fee              Actual/360
72              N/A            4/1/08              Yes                Fee              Actual/360
73              N/A            5/1/08              Yes                Fee              Actual/360
74              N/A                                 No                Fee              Actual/360
76              N/A            5/1/08               No                Fee                  30/360
77              N/A                                 No                Fee              Actual/360
78              N/A            5/1/10               No                Fee              Actual/360
79              N/A           12/1/07               No                Fee              Actual/360
81              N/A            5/1/13               No                Fee              Actual/360
82              N/A            5/1/08               No                Fee              Actual/360
83              N/A            5/1/08               No             Leasehold           Actual/360
84              N/A            2/1/08               No                Fee              Actual/360
87              N/A            4/1/08              Yes                Fee                  30/360
89              N/A            5/1/08               No                Fee              Actual/360
90              N/A            5/1/08               No                Fee              Actual/360
98              N/A                                 No                Fee              Actual/360
102             N/A            5/1/08               No                Fee              Actual/360
105             N/A            2/1/08               No                Fee              Actual/360
114             N/A            1/1/08               No                Fee              Actual/360
115             N/A            1/1/13               No                Fee              Actual/360
116             N/A           12/1/07              Yes                Fee                  30/360
117             N/A                                Yes                Fee              Actual/360
119             N/A            3/1/08               No                Fee              Actual/360
120             N/A            5/1/08               No                Fee                  30/360
126             N/A            2/1/08               No                Fee              Actual/360
127             N/A            2/1/08              Yes                Fee              Actual/360
129             N/A            5/1/08               No                Fee              Actual/360
132             N/A           12/1/07               No                Fee              Actual/360
133             N/A            5/1/08               No                Fee              Actual/360
138             N/A            4/1/08               No                Fee              Actual/360
139             N/A            6/1/18               No                Fee              Actual/360
142             N/A            1/1/08               No                Fee              Actual/360
145             N/A                                 No                Fee              Actual/360
148             N/A            3/1/08               No                Fee              Actual/360
149             N/A            9/1/07               No                Fee                  30/360
154             N/A            5/1/08               No                Fee              Actual/360

DLJ Commercial Mortgage Corp.
Commercial Mortgage Pass-Through Certificates Series 1998-CG1






 #         Property Name                                             Address
---------------------------------------------------------------------------------------------------------------------------------
161        University Shoppes                                        4938-4998 North University Drive
163        Park 219 Business Park                                    2900 SW 219th Avenue
168        Perry Hall Mini-Storage                                   7750 Rossville Boulevard
176        Valdosta Storage Rollup                                   412 Connell Road & 1416 Baytree Road
177        All Aboard Mini-Storage                                   2801 Thornton Avenue
180        Seaport Villas                                            180 Canyon Drive
182        Drug Emporium Shopping Center                             9912-9952 Katella/11101-3 Brookhurst
184        Red Lion Apartments                                       6100 Waters Avenue
189        Pavilion in the Park Shopping Center                      8201 Cantrell Rd.
192        509-511 Amsterdam Avenue                                  509-511 Amsterdam Avenue
199        Sandalwood Center                                         2400 S. Jones Boulevard
200        Encino Village Center                                     16650-16664 Ventura Blvd.
201        Willamette Terrace                                        1709 S.W. Blankenship Road
203        79 Worth Street                                           79 Worth Street
205        Plantation Village Shopping Center                        401 This Way Street
208        Orchard Supply                                            360 Cherokee Lane
210        Governor's Terrace                                        1401 P Street
211        Esplanade Mini-Storage                                    2180 Craig Drive
213        Mabelvale Plaza Shopping Center                           10101 Mabelvale Plaza Drive
218        Viewmont Estates Mobile Home Park                         1120 South 25th Street
219        1731, 1741 and 1751 Washington Street                     1731, 1741 and 1751 Washington Street
224        White Pines Plaza                                         100 East Main Street
225        North Shore Estates                                       3777 Addy Street
231        Robarts Mobile Home Park                                  2000 Maine St.
233        Planters Trace Apartments                                 2222 Ashley River Road
242        Boulevard Shoppes II                                      5200-5400 North University Drive
247        Ridgewood Apartments                                      2190 Higdon Ferry Road
248        Bella Vista Terrace                                       500-510 E. Los Angeles Drive and 415 E. Indian
253        Camelot Apartments                                        1 Guenevere Court
255        Gordon Street Apartments                                  91-99 Gordon Street
256        Northgate Apartments                                      5801-5939 North Fessenden Street
258        Morningstar Mini-Storage                                  920 West Chatham Street
264        Port Orchard Mini Storage                                 3282 SE Lund Avenue
265        Sequoia Grove Apartments                                  13001 SE 28th Place
268        Rancho San Diego Town & Country                           12098 Fury Lane
271        Oakhill Apartments                                        825 Beaty Street
273        Autumn Ridge Apartments                                   90 Gerrish Avenue
274        701 Franklin Center                                       701 State of Franklin Road
276        Meriden East Apartments                                   657 East Main Street
277        Hyde Park Mobile Estates                                  2934 W. 1st Street
281        Hood Chalet Mobile Estates                                17655 S. Bluff Road
283        Deer Creek Apartments                                     950 North Allumbaugh Street
287        Park Place Center                                         State of Franklin Road at Sells Avenue
288        International Self Storage                                6119 Oakdale Road
290        Loc-'N-Stor Self-Storage                                  1020 Lakeville Street

           Total/Weighted Average:



                                                                                              Original                6/1/98
                                                                           Zip                Principal             Cut-off Date
 #      City                        County                        State    Code                Balance                Balance
------------------------------------------------------------------------------------------------------------------------------------
161     Lauderhill                  Broward                        FL     33321          $     3,350,000        $     3,333,091
163     Hillsboro                   Washington                     OR     97123          $     3,300,000        $     3,289,375
168     Baltimore                   Baltimore                      MD     21236          $     3,175,000        $     3,138,857
176     Valdosta                    Lowndes                        GA     31602          $     3,000,000        $     2,997,249
177     Burbank                     Los Angeles                    CA     91504          $     3,000,000        $     2,996,503
180     Oceanside                   San Diego                      CA     92054          $     2,950,000        $     2,948,178
182     Garden Grove                Orange                         CA     92641          $     2,900,000        $     2,898,252
184     Savannah                    Chatham                        GA     31406          $     2,880,000        $     2,877,238
189     Little Rock                 Pulaski                        AR     72227          $     2,775,000        $     2,775,000
192     New York                    Manhattan                      NY     10024          $     2,750,000        $     2,748,244
199     Las Vegas                   Clark                          NV     89102          $     2,600,000        $     2,594,767
200     Encino                      Los Angeles                    CA     91436          $     2,600,000        $     2,585,729
201     West Linn                   Clackamas                      OR     97203          $     2,560,000        $     2,551,182
203     New York                    New York                       NY     10013          $     2,550,000        $     2,544,466
205     Lake Jackson                Brazoria                       TX     77566          $     2,550,000        $     2,536,796
208     Lodi                        San Joaquin                    CA     95240          $     2,500,000        $     2,492,636
210     Sacramento                  Sacramento                     CA     95814          $     2,466,000        $     2,464,481
211     Oxnard                      Ventura                        CA     93003          $     2,450,000        $     2,442,371
213     Little Rock                 Pulaski                        AR     72209          $     2,400,000        $     2,400,000
218     Mt. Vernon                  Skagit                         WA     98273          $     2,250,000        $     2,248,614
219     Braintree                   Norfolk                        MA      2184          $     2,200,000        $     2,200,000
224     Cherryville                 Gaston                         NC     28021          $     2,123,000        $     2,115,925
225     Washougal                   Clark                          WA     98671          $     2,100,000        $     2,098,711
231     Frostproof                  Polk                           FL     33843          $     2,050,000        $     2,046,984
233     Charleston                  Charleston                     SC     29414          $     2,000,000        $     1,998,661
242     Lauderhill                  Broward                        FL     33351          $     2,000,000        $     1,989,905
247     Hot Springs                 Garland                        AR     71913          $     1,900,000        $     1,900,000
248     Vista                       San Diego                      CA     92084          $     1,900,000        $     1,898,826
253     Newport News                Newport News                   VA     23602          $     1,810,000        $     1,808,982
255     Allston                     Suffolk                        MA      2134          $     1,800,000        $     1,797,346
256     Portland                    Washington                     OR     97203          $     1,800,000        $     1,795,862
258     Cary                        Wake                           NC     27511          $     1,750,000        $     1,743,781
264     Port Orchard                Kitsap                         WA     98366          $     1,650,000        $     1,648,445
265     Bellevue                    King                           WA     98005          $     1,630,000        $     1,626,426
268     Rancho San Diego            San Diego                      CA     92019          $     1,600,000        $     1,594,320
271     Davidson                    Mecklenburg                    NC     28036          $     1,520,000        $     1,520,000
273     East Haven                  New Haven                      CT      6512          $     1,500,000        $     1,491,294
274     Johnson City                Washington                     TN     37604          $     1,462,500        $     1,454,307
276     Meriden                     New Haven                      CT      6450          $     1,425,000        $     1,416,840
277     Santa Ana                   Orange                         CA     92702          $     1,472,000        $     1,403,387
281     Sandy                       Clackamas                      OR     97055          $     1,400,000        $     1,398,630
283     Boise                       Ada                            ID     83704          $     1,330,000        $     1,329,283
287     Johnson City                Washington                     TN     37604          $     1,232,000        $     1,225,099
288     Riverbank                   Stanislaus                     CA     95367          $     1,200,000        $     1,197,443
290     Petaluma                    Sonoma                         CA     94952          $     1,125,000        $     1,123,969

         Total/Weighted Average:                                                         $ 1,567,791,349        $ 1,564,253,441
                                                                                         ===========================================


                                            Original      Remaining
                                            Term to        Term to                  Original      Remaining
                                            Stated         Stated                  Amortization   Amortization
            Monthly        Mortgage        Maturity       Maturity      Maturity      Term           Term            Mortgage
 #           P&I            Rate          (months)(7)    (months)(7)     Date       (months)       (months)         Loan Seller
-----------------------------------------------------------------------------------------------------------------------------------
161       $  26,946        7.480%             240             237       3/1/18         240            237        GE Capital Access
163       $  23,704        7.180%             120             117       3/1/23         300            297        GE Capital Access
168       $  25,037        7.220%             120             114      12/1/17         240            234        GE Capital Access
176       $  22,307        7.570%             120             119       5/1/23         300            299        GE Capital Access
177       $  21,897        7.360%             120             119       5/1/23         300            299        GE Capital Access
180       $  19,706        7.040%             120             119      4/30/28         360            359        GE Capital Access
182       $  19,528        7.120%             121             120       5/1/28         360            359        GE Capital Access
184       $  21,040        7.370%             300             299       5/1/23         300            299        GE Capital Access
189       $  20,543        7.520%             240             240       6/1/23         300            300        GE Capital Access
192       $  18,167        6.930%             120             119       5/1/23         360            359        GE Capital Access
199       $  19,502        7.670%             120             118       4/1/23         300            298        GE Capital Access
200       $  19,349        7.580%             120             115       1/1/23         300            295        GE Capital Access
201       $  16,689        6.800%             120             116       2/1/28         360            356        GE Capital Access
203       $  16,692        6.840%             120             117       3/1/28         360            357        GE Capital Access
205       $  19,546        7.920%              84              79       1/1/23         300            295        GE Capital Access
208       $  22,541        7.050%             180             179       5/1/13         180            179        GE Capital Access
210       $  16,492        7.050%             180             179       5/1/13         360            359        GE Capital Access
211       $  17,867        7.350%             120             117       3/1/23         300            297        GE Capital Access
213       $  17,316        7.230%             120             120       6/1/23         300            300        GE Capital Access
218       $  15,045        7.050%             180             179       5/1/28         360            359        GE Capital Access
219       $  15,662        7.080%             120             120       6/1/23         300            300        GE Capital Access
224       $  14,082        6.970%             120             116       2/1/28         360            356        GE Capital Access
225       $  14,056        7.060%             120             119       5/1/28         360            359        GE Capital Access
231       $  13,556        6.940%             120             118       4/1/28         360            358        GE Capital Access
233       $  12,999        6.770%             120             119       5/1/28         360            359        GE Capital Access
242       $  16,087        7.480%             240             237       3/1/18         240            237        GE Capital Access
247       $  12,858        7.170%             240             240       6/1/28         360            360        GE Capital Access
248       $  12,692        7.040%             120             119      4/30/28         360            359        GE Capital Access
253       $  12,458        7.340%             120             119       5/1/28         360            359        GE Capital Access
255       $  11,891        6.930%             120             118       4/1/28         360            358        GE Capital Access
256       $  12,676        6.960%             120             118       4/1/23         300            298        GE Capital Access
258       $  13,789        7.210%             240             238       4/1/18         240            238        GE Capital Access
264       $  12,140        7.450%             120             119       5/1/23         300            299        GE Capital Access
265       $  10,626        6.800%             120             117       3/1/08         360            357        GE Capital Access
268       $  11,187        7.500%             144             139       1/1/28         360            355        GE Capital Access
271       $  10,041        6.930%             120             120       6/1/28         360            360        GE Capital Access
273       $  10,842        7.250%              60              55       1/1/23         300            295        GE Capital Access
274       $  10,770        7.460%             120             115       1/1/23         300            295        GE Capital Access
276       $  10,374        7.330%              60              55       1/1/23         300            295        GE Capital Access
277       $  16,699        8.370%             144             128       2/1/09         144            128        GE Capital Access
281       $  10,146        7.280%             180             179       5/1/23         300            299        GE Capital Access
283       $   9,272        7.470%             300             299       5/1/23         360            359        GE Capital Access
287       $   9,072        7.460%             120             115       1/1/23         300            295        GE Capital Access
288       $   8,767        7.370%             120             118       4/1/23         300            298        GE Capital Access
290       $   8,365        7.570%             120             119       5/1/23         300            299        GE Capital Access

          $ 100,755        7.210%             135             133     11/29/18         337            334
         ================================================================================================


                Column Third                        Defeasance          Fee Simple/       Interest Calculation
 #             Party Originator       ARD (8)        Option (9)          Leasehold        (30/360 / Actual/360)
---------------------------------------------------------------------------------------------------------------
161                    N/A                                 No                Fee              Actual/360
163                    N/A            3/1/08               No                Fee              Actual/360
168                    N/A           12/1/07              Yes                Fee                  30/360
176                    N/A            5/1/08               No                Fee              Actual/360
177                    N/A            5/1/08               No                Fee                  30/360
180                    N/A            5/1/08              Yes                Fee              Actual/360
182                    N/A            6/1/08               No                Fee              Actual/360
184                    N/A                                Yes                Fee              Actual/360
189                    N/A            6/1/18               No                Fee              Actual/360
192                    N/A            5/1/08               No                Fee              Actual/360
199                    N/A            4/1/08               No                Fee              Actual/360
200                    N/A            1/1/08               No                Fee              Actual/360
201                    N/A            2/1/08               No                Fee              Actual/360
203                    N/A            3/1/08               No             Leasehold           Actual/360
205                    N/A            1/1/05               No                Fee              Actual/360
208                    N/A                                 No                Fee              Actual/360
210                    N/A                                 No             Leasehold           Actual/360
211                    N/A            3/1/08               No                Fee              Actual/360
213                    N/A            6/1/08               No                Fee              Actual/360
218                    N/A            5/1/13               No                Fee              Actual/360
219                    N/A            6/1/08              Yes                Fee              Actual/360
224                    N/A            2/1/08               No                Fee              Actual/360
225                    N/A            5/1/08               No                Fee              Actual/360
231                    N/A            4/1/08               No                Fee              Actual/360
233                    N/A            5/1/08               No                Fee              Actual/360
242                    N/A                                 No                Fee              Actual/360
247                    N/A            6/1/18              Yes                Fee              Actual/360
248                    N/A            5/1/08              Yes                Fee              Actual/360
253                    N/A            5/1/08              Yes                Fee              Actual/360
255                    N/A            4/1/08              Yes                Fee              Actual/360
256                    N/A            4/1/08               No                Fee              Actual/360
258                    N/A                                 No                Fee              Actual/360
264                    N/A            5/1/08               No                Fee              Actual/360
265                    N/A                                 No                Fee              Actual/360
268                    N/A            1/1/10               No                Fee              Actual/360
271                    N/A            6/1/08               No                Fee              Actual/360
273                    N/A            1/1/03               No                Fee              Actual/360
274                    N/A            1/1/08               No                Fee              Actual/360
276                    N/A            1/1/03               No                Fee              Actual/360
277                    N/A                                 No             Leasehold           Actual/360
281                    N/A            5/1/13               No                Fee              Actual/360
283                    N/A                                 No                Fee              Actual/360
287                    N/A            1/1/08               No                Fee              Actual/360
288                    N/A            4/1/08               No                Fee              Actual/360
290                    N/A            5/1/08               No                Fee              Actual/360


(1E) The Mortgage Loans secured by Highland Pavilion Shopping Center and Highland Pavilion Cinema, respectively, are cross-collateralized and cross-defaulted.

(7) In the case of the Anticipated Repayment Date loans, the Anticipated Repayment Date is assumed to be the maturity date for the purposes of the indicated column.

(8)  Anticipated Repayment Date.

(9) "Yes" means that defeasance is permitted (as otherwise described in this Prospectus Supplement) notwithstanding the Lockout Period. "Both" means that the Mortgage Loan provides for a Lockout Period followed by a period during which defeasance is permitted and, for purposes of the "Prepayment Provision" set forth in this table and described in this Prospectus Supplement, the two periods are together presented as a "Lockout Period" during which defeasance is permitted (as otherwise described in this Prospectus Supplement).

                                  EXHIBIT B-2

                           SCHEDULE OF EXCEPITIONS TO
                             MORTGAGE FILE DELIVERY














                                     B-2-1

                                    EXHIBIT C

                   LETTER OF REPRESENTATIONS AMONG DEPOSITOR,
                         TRUSTEE AND INITIAL DEPOSITORY
























                                      C-1-1

                                   EXHIBIT D-1

                      FORM OF SERVICER REQUEST FOR RELEASE


                                                              [Date]


Norwest Bank Minnesota, National Association
Three New York Plaza
New York, New York 10004
Attention:  Corporate Trust Services (CMBS)

Re:  DLJ Commercial Mortgage Corp., Series 1998-CG1

     In connection with the administration of the Mortgage Files held by or on behalf of you as trustee under a certain Pooling and Servicing Agreement, dated as of June 1, 1998 (the "Pooling and Servicing Agreement"), among DLJ Commercial Mortgage Corp. as depositor, the undersigned as servicer (the "Servicer"), Midland Loan Services, Inc. as special servicer and you as trustee (in such capacity, the "Trustee") and REMIC administrator, the undersigned as Servicer hereby requests a release of the Mortgage File (or the portion thereof specified below) held by or on behalf of you as Trustee with respect to the following described Mortgage Loan for the reason indicated below.

Mortgagor's Name:
Address:
Loan No.:

If only particular documents in the Mortgage File are requested, please specify which:


Reason for requesting Mortgage File (or portion thereof):

______            1.       Mortgage Loan paid in full.

                           The undersigned hereby certifies that all amounts received in connection with the Mortgage Loan that are required to be credited to the Collection Account pursuant to the Pooling and Servicing Agreement, have been or will be so credited.

______            2.       Other.  (Describe)

                  The undersigned acknowledges that the above Mortgage File (or requested portion thereof) will be held by the undersigned in accordance with the provisions of the


                                      D-1-1

Pooling and Servicing Agreement and will be returned to you or your designee within ten (10) days of our receipt thereof, unless the Mortgage Loan has been paid in full, in which case the Mortgage File (or such portion thereof) will be retained by us permanently.

     Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Pooling and Servicing Agreement.


                                     GE CAPITAL LOAN SERVICES, INC.
                                     as Servicer


                                     By:________________________________________
                                     Name:
                                     Title:



                                      D-1-2

                                   EXHIBIT D-2

                  FORM OF SPECIAL SERVICER REQUEST FOR RELEASE


                                                                          [Date]

Norwest Bank Minnesota, National Association
Three New York Plaza
New York, New York 10004
Attention:  Corporate Trust Services (CMBS)

Re:  DLJ Commercial Mortgage Corp., Series 1998-CG1

     In connection with the administration of the Mortgage Files held by or on behalf of you as trustee under a certain Pooling and Servicing Agreement, dated as of June 1, 1998 (the "Pooling and Servicing Agreement"), among DLJ Commercial Mortgage Corp. as depositor, GE Capital Loan Services, Inc., as servicer, the undersigned as special servicer (the "Special Servicer") and you as trustee (in such capacity, the "Trustee") and REMIC administrator, the undersigned as Special Servicer hereby requests a release of the Mortgage File (or the portion thereof specified below) held by or on behalf of you as Trustee with respect to the following described Mortgage Loan for the reason indicated below.

Mortgagor's Name:
Address:
Loan No.:

If only particular documents in the Mortgage File are requested, please specify which:


Reason for requesting Mortgage File (or portion thereof):

______            1.       The Mortgage Loan is being foreclosed.

______            2.       Other.  (Describe)

     The undersigned acknowledges that the above Mortgage File (or requested portion thereof) will be held by the undersigned in accordance with the provisions of the Pooling and Servicing Agreement and will be returned to you or your designee within ten (10) days of our receipt thereof, unless the Mortgage Loan is being foreclosed, in which case the Mortgage File (or such portion thereof) will be returned when no longer required by us for such purpose.



                                      D-2-1

     Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Pooling and Servicing Agreement.


                                     MIDLAND LOAN SERVICES, INC.
                                     as Special Servicer



                                     By:________________________________________
                                        Name:
                                        Title:



                                      D-2-2

                                   EXHIBIT E-1

                             FORM OF TRUSTEE REPORT


                                      E-1-1

                                  EXHIBIT E-2A

                          FORM OF CSSA LOAN FILE REPORT




                                      E-2-1

                                  EXHIBIT E-2B

                        FORM OF CSSA PROPERTY FILE REPORT




                                      E-2-2

                                   EXHIBIT E-3

                   FORM OF COMPARATIVE FINANCIAL STATUS REPORT









                                      E-3-1

                                   EXHIBIT E-4

                      FORM OF DELINQUENT LOAN STATUS REPORT



                                      E-4-1

                                   EXHIBIT E-5

                   FORM OF HISTORICAL LOAN MODIFICATION REPORT





                                      E-5-1

                                   EXHIBIT E-6

                     FORM OF HISTORICAL LOSS ESTIMATE REPORT




                                      E-6-1

                                   EXHIBIT E-7

                        FORM OF NOI ADJUSTMENT WORKSHEET




                                      E-7-1

                                   EXHIBIT E-8

                      FORM OF OPERATING STATEMENT ANALYSIS




                                      E-8-1

                                   EXHIBIT E-9

                            FORM OF REO STATUS REPORT




                                      E-9-1

                                  EXHIBIT E-10

                               FORM OF WATCH LIST



                                     E-10-1

                                  EXHIBIT F-1A

                        FORM I OF TRANSFEROR CERTIFICATE
                      FOR TRANSFERS OF PRIVATE CERTIFICATES


                                                             _____________, 19__


Norwest Bank Minnesota, National Association
Norwest Center
Sixth and Marquette
Minneapolis, Minnesota 55479-0113
Attention:  Corporate Trust Services (CMBS)

               Re: DLJ Commercial Mortgage Corp., Commercial Mortgage Pass-Through Certificates, Series 1998-CG1, Class ____, [having an initial aggregate Certificate Principal Balance as of June 24, 1998 (the "Closing Date") of $__________] [evidencing a ____% Percentage Interest in the related Class]

Dear Sirs:

     This letter is delivered to you in connection with the transfer by _____________________ (the "Transferor") to ____________________________________
(the "Transferee") of the captioned Certificates (the "Transferred Certificates"), pursuant to Section 5.02 of the Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"), dated as of June 1, 1998, among DLJ Commercial Mortgage Corp., as Depositor, GE Capital Loan Services, Inc., as Servicer, Midland Loan Services, Inc., as Special Servicer, and Norwest Bank Minnesota, National Association, as Trustee and REMIC Administrator. All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you, as Certificate Registrar, that:

          1. The Transferor is the lawful owner of the Transferred Certificates with the full right to transfer such Certificates free from any and all claims and encumbrances whatsoever.

          2. Neither the Transferor nor anyone acting on its behalf has (a) offered, transferred, pledged, sold or otherwise disposed of any Non-Registered Certificate, any interest in a Non-Registered Certificate or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a transfer, pledge or other disposition of any Non-Registered Certificate, any interest in a Non-Registered Certificate or any other similar security from any person in any manner, (c) otherwise


                                     F-1A-1
     approached or negotiated with respect to any Non-Registered Certificate, any interest in a Non-Registered Certificate or any other similar security with any person in any manner, (d) made any general solicitation with respect to any Non-Registered Certificate, any interest in a Non-Registered Certificate or any other similar security by means of general advertising or in any other manner, or (e) taken any other action with respect to any Non-Registered Certificate, any interest in a Non-Registered Certificate or any other similar security, which (in the case of any of the acts described in clauses (a) through (e) hereof) would constitute a distribution of the Transferred Certificates under the Securities Act of 1933, as amended (the "Securities Act"), or would render the disposition of the Transferred Certificates a violation of Section 5 of the Securities Act or any state securities laws, or would require registration or qualification of the Transferred Certificates pursuant to the Securities Act or any state securities laws.

          3. The Transferor and any person acting on behalf of the Transferor in this matter reasonably believe that the Transferee is a "qualified institutional buyer" as that term is defined in Rule 144A ("Rule 144A") under the Securities Act (a "Qualified Institutional Buyer") purchasing for its own account or for the account of another person that is itself a Qualified Institutional Buyer. In determining whether the Transferee is a Qualified Institutional Buyer, the Transferor and any person acting on behalf of the Transferor in this matter has relied upon the following method(s) of establishing the Transferee's ownership and discretionary investments of securities (check one or more):

          ___ (a) The Transferee's most recent publicly available financial statements, which statements present the information as of a date within 16 months preceding the date of sale of the Transferred Certificates in the case of a U.S. purchaser and within 18 months preceding such date of sale in the case of a foreign purchaser; or

          ___ (b) The most recent publicly available information appearing in documents filed by the Transferee with the Securities and Exchange Commission or another United States federal, state, or local governmental agency or self-regulatory organization, or with a foreign governmental agency or self-regulatory organization, which information is as of a date within 16 months preceding the date of sale of the Transferred Certificates in the case of a U.S. purchaser and within 18 months preceding such date of sale in the case of a foreign purchaser; or

          ___ (c) The most recent publicly available information appearing in a recognized securities manual, which information is as of a date within 16 months preceding the date of sale of the Transferred Certificates in the case of a U.S. purchaser and within 18 months preceding such date of sale in the case of a foreign purchaser; or

          ___ (d) A certification by the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the Transferee, specifying the amount of securities owned and invested on a discretionary basis by the Transferee as of a specific date on or since the


                                     F-1A-2
               close of the Transferee's most recent fiscal year, or, in the case of a Transferee that is a member of a "family of investment companies," as that term is defined in Rule 144A, a certification by an executive officer of the investment adviser specifying the amount of securities owned by the "family of investment companies" as of a specific date on or since the close of the Transferee's most recent fiscal year.

          4. The Transferor and any person acting on behalf of the Transferor understand that in determining the aggregate amount of securities owned and invested on a discretionary basis by an entity for purposes of establishing whether such entity is a Qualified Institutional Buyer:

               (a) the following instruments and interests shall be excluded: securities of issuers that are affiliated with the Transferee; securities that are part of an unsold allotment to or subscription by the Transferee, if the Transferee is a dealer; securities of issuers that are part of the Transferee's "family of investment companies," if the Transferee is a registered investment company; bank deposit notes and certificates of deposit; loan participations; repurchase agreements; securities owned but subject to a repurchase agreement; and currency, interest rate and commodity swaps;

               (b) the aggregate value of the securities shall be the cost of such securities, except where the entity reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities may be valued at market; and

               (c) securities owned by subsidiaries of the entity that are consolidated with the entity in its financial statements prepared in accordance with generally accepted accounting principles may be included if the investments of such subsidiaries are managed under the direction of the entity, except that, unless the entity is a reporting company under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, securities owned by such subsidiaries may not be included if the entity itself is a majority-owned subsidiary that would be included in the consolidated financial statements of another enterprise.

          5. The Transferor or a person acting on its behalf has taken reasonable steps to ensure that the Transferee is aware that the Transferor is relying on the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A.

          6. The Transferor or a person acting on its behalf has furnished, or caused to be furnished, to the Transferee all information regarding (a) the Transferred Certificates and distributions thereon, (b) the nature, performance and servicing of the Mortgage Loans, (c) the Pooling and Servicing Agreement, (d) any credit enhancement mechanism associated with the Transferred Certificates, and (e) all related matters, that the Transferee has requested.


                                     Very truly yours,



-------------------------------------


                                     F-1A-3

                                     (Transferor)
                                     By:
----------------------------------
                                     Name:
----------------------------------
                                     Title:
----------------------------------




                                     F-1A-4

                                  EXHIBIT F-1B

                        FORM II OF TRANSFEROR CERTIFICATE
                      FOR TRANSFERS OF PRIVATE CERTIFICATES




                                                             _____________, 19__



Norwest Bank Minnesota, National Association
Norwest Center
Sixth and Marquette
Minneapolis, Minnesota 55479-0113
Attention:  Corporate Trust Services (CMBS)

               Re: DLJ Commercial Mortgage Corp., Commercial Mortgage Pass-Through Certificates, Series 1998-CG1, Class _______, [having an initial aggregate Certificate Principal Balance as of June 24, 1998 (the "Closing Date") of $__________] [evidencing a ___% Percentage Interest in the related Class]

Dear Sirs:

     This letter is delivered to you in connection with the transfer by ______________________ (the "Transferor") to _______________________________
(the "Transferee") of the captioned Certificates (the "Transferred Certificates"), pursuant to Section 5.02 of the Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"), dated as of June 1, 1998, among DLJ Commercial Mortgage Corp., as Depositor, GE Capital Loan Services, Inc., as Servicer, Midland Loan Services, Inc. as Special Servicer, and Norwest Bank Minnesota, National Association, as Trustee and REMIC Administrator. All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you, as Certificate Registrar, that:

          1. The Transferor is the lawful owner of the Transferred Certificates with the full right to transfer such Certificates free from any and all claims and encumbrances whatsoever.

          2. Neither the Transferor nor anyone acting on its behalf has (a) offered, transferred, pledged, sold or otherwise disposed of any Non-Registered Certificate, any interest in a Non-Registered Certificate or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a transfer, pledge or other disposition of any Non-Registered Certificate, any interest in a Non-Registered Certificate or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to any Non-Registered Certificate, any interest in a Non-Registered Certificate or any other similar security with any person in any manner, (d) made any general solicitation with respect to any Non-Registered Certificate, any interest in a Non-Registered Certificate or any other similar security by means of general advertising or in any other manner, or (e) taken any other action with respect to any Non-Registered Certificate, any interest in a Non-Registered Certificate or any other similar security, which (in the case of any of the acts described in clauses


                                     F-1B-1

     (a) through (e) hereof) would constitute a distribution of the Transferred Certificates under the Securities Act of 1933, as amended (the "Securities Act"), would render the disposition of the Transferred Certificates a violation of Section 5 of the Securities Act or any state securities laws, or would require registration or qualification of the Transferred Certificates pursuant to the Securities Act or any state securities laws.


                                     Very truly yours,


----------------------------------
                                     (Transferor)
                                     By:
----------------------------------
                                     Name:
----------------------------------
                                     Title:
----------------------------------




                                     F-1B-2

                                  EXHIBIT F-2A

                        FORM I OF TRANSFEREE CERTIFICATE
                      FOR TRANSFERS OF PRIVATE CERTIFICATES


                                                             _____________, 19__


Norwest Bank Minnesota, National Association
Norwest Center
Sixth and Marquette
Minneapolis, Minnesota 55479-0113
Attention:  Corporate Trust Services (CMBS)

               Re: DLJ Commercial Mortgage Corp., Commercial Mortgage Pass-Through Certificates, Series 1998-CG1, Class _______, [having an initial aggregate Certificate Principal Balance as of June 24, 1998 (the "Closing Date") of $__________] [evidencing a ___% Percentage Interest in the related Class]

Dear Sirs:

     This letter is delivered to you in connection with the transfer by ______________________ (the "Transferor") to _________________________________
(the "Transferee") of the captioned Certificates (the "Transferred Certificates"), pursuant to Section 5.02 of the Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"), dated as of June 1, 1998, among DLJ Commercial Mortgage Corp., as Depositor, GE Capital Loan Services, Inc., as Servicer, Midland Loan Services, Inc., as Special Servicer, and Norwest Bank Minnesota, National Association, as Trustee and REMIC Administrator. All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you, as Certificate Registrar, that:

          1. The Transferee is a "qualified institutional buyer" (a "Qualified Institutional Buyer") as that term is defined in Rule 144A ("Rule 144A") under the Securities Act of 1933, as amended (the "Securities Act"), and has completed one of the forms of certification to that effect attached hereto as Annex 1 and Annex 2. The Transferee is aware that the sale to it is being made in reliance on Rule 144A. The Transferee is acquiring the Transferred Certificates for its own account or for the account of another Qualified Institutional Buyer, and understands that such Transferred Certificates may be resold, pledged or transferred only (a) to a person reasonably believed to be a Qualified Institutional Buyer that purchases for its own account or for the account of another Qualified Institutional Buyer to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, or (b) pursuant to another exemption from registration under the Securities Act.

          2. The Transferee has been furnished with all information regarding
     (a) the Depositor, (b) the Transferred Certificates and distributions thereon, (c) the nature, performance and servicing of the Mortgage Loans,
     (d) the Pooling and Servicing Agreement and the Trust Fund created pursuant thereto, (e) any credit enhancement mechanism associated with the Transferred Certificates, and (f) all related matters, that it has requested.



                                     F-2A-1

     3. If the Transferee proposes that the Transferred Certificates be registered in the name of a nominee, such nominee has completed the Nominee Acknowledgment below.


                                     Very truly yours,


                                     ___________________________________________
                                     (Transferee)

                                     By:________________________________________
                                        Name:___________________________________
                                        Title:__________________________________






                                     F-2A-2

                             Nominee Acknowledgment


     The undersigned hereby acknowledges and agrees that as to the Transferred Certificates being registered in its name, the sole beneficial owner thereof is and shall be the Transferee identified above, for whom the undersigned is acting as nominee.




                                     (Nominee)

                                     By:________________________________________
                                        Name:___________________________________
                                        Title:__________________________________





                                     F-2A-3

                                                         ANNEX 1 TO EXHIBIT F-2A

            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

          [For Transferees Other Than Registered Investment Companies]



     The undersigned hereby certifies as follows to [name of Transferor] (the "Transferor") and [name of Certificate Registrar], as Certificate Registrar, with respect to the mortgage pass-through certificates (the "Transferred Certificates") described in the Transferee certificate to which this certification relates and to which this certification is an Annex:

     1. As indicated below, the undersigned is the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the entity purchasing the Transferred Certificates (the "Transferee").

     2. The Transferee is a "qualified institutional buyer" as that term is defined in Rule 144A ("Rule 144A") under the Securities Act of 1933, as amended, because (i) the Transferee owned and/or invested on a discretionary basis $______________________1 in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year (such amount being calculated in accordance with Rule 144A) and (ii) the Transferee satisfies the criteria in the category marked below.

     ___ Corporation, etc. The Transferee is a corporation (other than a bank, savings and loan association or similar institution), Massachusetts or similar business trust, partnership, or any organization described in
          Section 501(c)(3) of the Internal Revenue Code of 1986, as amended.

     ___ Bank. The Transferee (a) is a national bank or a banking institution organized under the laws of any state, U.S. territory or the District of Columbia, the business of which is substantially confined to banking and is supervised by the state or territorial banking commission or similar official or is a foreign bank or equivalent institution, and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto, as of a date not more than 16 months preceding the date of sale of the Transferred Certificates in the case of a U.S. bank, and not more than 18 months preceding such date of sale in the case of a foreign bank or equivalent institution.

     ___ Savings and Loan. The Transferee (a) is a savings and loan association, building and loan association, cooperative bank, homestead association or similar institution, which is supervised and examined by a state or federal authority having supervision over any such institutions, or is a foreign savings and loan association or equivalent institution and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a

--------
(1) Transferee must own and/or invest on a discretionary basis at least $100,000,000 in securities unless Transferee is a dealer, and, in that case, Transferee must own and/or invest on a discretionary basis at least $10,000,000 in securities.




                                     F-2A-4
          copy of which is attached hereto, as of a date not more than 16 months preceding the date of sale of the Transferred Certificates in the case of a U.S. savings and loan association, and not more than 18 months preceding such date of sale in the case of a foreign savings and loan association or equivalent institution.

     ___  Broker-dealer. The Transferee is a dealer registered pursuant to
          Section 15 of the Securities Exchange Act of 1934, as amended.

     ___ Insurance Company. The Transferee is an insurance company whose primary and predominant business activity is the writing of insurance or the reinsuring of risks underwritten by insurance companies and which is subject to supervision by the insurance commissioner or a similar official or agency of a state, U.S. territory or the District of Columbia.

     ___ State or Local Plan. The Transferee is a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of the state or its political subdivisions, for the benefit of its employees.

     ___ ERISA Plan. The Transferee is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974.

     ___ Investment Advisor. The Transferee is an investment advisor registered under the Investment Advisers Act of 1940.

     ___ Other. (Please supply a brief description of the entity and a cross-reference to the paragraph and subparagraph under subsection
          (a)(1) of Rule 144A pursuant to which it qualifies. Note that registered investment companies should complete Annex 2 rather than this Annex 1.)

----------------------------------------------------------------------

----------------------------------------------------------------------

----------------------------------------------------------------------

     3. The term "securities" as used herein does not include (i) securities of issuers that are affiliated with the Transferee, (ii) securities that are part of an unsold allotment to or subscription by the Transferee, if the Transferee is a dealer, (iii) bank deposit notes and certificates of deposit, (iv) loan participations, (v) repurchase agreements, (vi) securities owned but subject to a repurchase agreement and (vii) currency, interest rate and commodity swaps. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by the Transferee, the Transferee did not include any of the securities referred to in this paragraph.

     4. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by the Transferee, the Transferee used the cost of such securities to the Transferee, unless the Transferee reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities were valued at market. Further, in determining such aggregate amount, the Transferee may have included securities owned by subsidiaries of the Transferee, but only if such subsidiaries are consolidated with the Transferee in its financial statements prepared in accordance with generally accepted accounting principles and if the investments of such subsidiaries are managed under the


                                     F-2A-5

Transferee's direction. However, such securities were not included if the Transferee is a majority-owned, consolidated subsidiary of another enterprise and the Transferee is not itself a reporting company under the Securities Exchange Act of 1934, as amended.

     5. The Transferee is familiar with Rule 144A and understands that the Transferor and other parties related to the Transferred Certificates are relying and will continue to rely on the statements made herein because one or more sales to the Transferee may be in reliance on Rule 144A.

               ___      ___   Will the Transferee be purchasing the Transferred
Certificates
               Yes      No    only for the Transferee's own account?

     6. If the answer to the foregoing question is "no," then in each case where the Transferee is purchasing for an account other than its own, such account belongs to a third party that is itself a "qualified institutional buyer" within the meaning of Rule 144A, and the "qualified institutional buyer" status of such third party has been established by the Transferee through one or more of the appropriate methods contemplated by Rule 144A.

     7. The Transferee will notify each of the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice is given, the Transferee's purchase of the Transferred Certificates will constitute a reaffirmation of this certification as of the date of such purchase. In addition, if the Transferee is a bank or savings and loan as provided above, the Transferee agrees that it will furnish to such parties any updated annual financial statements that become available on or before the date of such purchase, promptly after they become available.



                                     Print Name of Transferee


                                     By:________________________________________
                                         Name:__________________________________
                                         Title:_________________________________
                                         Date:__________________________________





                                     F-2A-6

                                                         ANNEX 2 TO EXHIBIT F-2A

            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

           [For Transferees That Are Registered Investment Companies]



     The undersigned hereby certifies as follows to [name of Transferor] (the "Transferor") and [name of Certificate Registrar], as Certificate Registrar, with respect to the mortgage pass-through certificates (the "Transferred Certificates") described in the Transferee certificate to which this certification relates and to which this certification is an Annex:

     1. As indicated below, the undersigned is the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the entity purchasing the Transferred Certificates (the "Transferee") or, if the Transferee is a "qualified institutional buyer" as that term is defined in Rule 144A ("Rule 144A") under the Securities Act of 1933, as amended, because the Transferee is part of a Family of Investment Companies (as defined below), is an executive officer of the investment adviser (the "Adviser").

     2. The Transferee is a "qualified institutional buyer" as defined in Rule 144A because (i) the Transferee is an investment company registered under the Investment Company Act of 1940, and (ii) as marked below, the Transferee alone owned and/or invested on a discretionary basis, or the Transferee's Family of Investment Companies owned, at least $100,000,000 in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year. For purposes of determining the amount of securities owned by the Transferee or the Transferee's Family of Investment Companies, the cost of such securities was used, unless the Transferee or any member of the Transferee's Family of Investment Companies, as the case may be, reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities of such entity were valued at market.

     ____ The Transferee owned and/or invested on a discretionary basis
          $___________________ in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year (such amount being calculated in accordance with Rule
          144A).

     ____ The Transferee is part of a Family of Investment Companies which owned in the aggregate $______________ in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year (such amount being calculated in accordance with Rule 144A).

     3. The term "Family of Investment Companies" as used herein means two or more registered investment companies (or series thereof) that have the same investment adviser or investment advisers that are affiliated (by virtue of being majority owned subsidiaries of the same parent or because one investment adviser is a majority owned subsidiary of the other).

     4. The term "securities" as used herein does not include (i) securities of issuers that are affiliated with the Transferee or are part of the Transferee's Family of Investment Companies, (ii) bank deposit notes and certificates of deposit, (iii) loan participations, (iv) repurchase agreements, (v) securities owned but subject to a repurchase agreement and (vi) currency, interest rate and commodity swaps. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by the Transferee, or


                                     F-2A-7
owned by the Transferee's Family of Investment Companies, the securities referred to in this paragraph were excluded.

     5. The Transferee is familiar with Rule 144A and understands that the Transferor and other parties related to the Transferred Certificates are relying and will continue to rely on the statements made herein because one or more sales to the Transferee will be in reliance on Rule 144A.

            ----     -----
             Yes       No            Will the Transferee be purchasing the
                                     Transferred Certificates only for the
                                     Transferee's own account?

     6. If the answer to the foregoing question is "no," then in each case where the Transferee is purchasing for an account other than its own, such account belongs to a third party that is itself a "qualified institutional buyer" within the meaning of Rule 144A, and the "qualified institutional buyer" status of such third party has been established by the Transferee through one or more of the appropriate methods contemplated by Rule 144A.

     7. The undersigned will notify the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice, the Transferee's purchase of the Transferred Certificates will constitute a reaffirmation of this certification by the undersigned as of the date of such purchase.




                                     Print Name of Transferee or Adviser

                                     By:________________________________________
                                           Name:________________________________
                                           Title:_______________________________

                                     IF AN ADVISER:


                                     ___________________________________________
                                     Print Name of Transferee

                                     Date:______________________________________





                                     F-2A-8

                                  EXHIBIT F-2B

                        FORM II OF TRANSFEREE CERTIFICATE
                      FOR TRANSFERS OF PRIVATE CERTIFICATES



                                                             _____________, 19__


Norwest Bank Minnesota, National Association
Norwest Center
Sixth and Marquette
Minneapolis, Minnesota 55479-0113
Attention:  Corporate Trust Services (CMBS)

               Re: DLJ Commercial Mortgage Corp., Commercial Mortgage Pass-Through Certificates, Series 1998-CG1, Class _______, [having an initial aggregate Certificate Principal Balance as of June 24, 1998 (the "Closing Date") of $__________] [evidencing a ___% Percentage Interest in the related Class]

Dear Sirs:

     This letter is delivered to you in connection with the transfer by _______________________ (the "Transferor") to ________________________________
(the "Transferee") of the captioned Certificates (the "Transferred Certificates"), pursuant to Section 5.02 of the Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"), dated as of June 1, 1998, among DLJ Commercial Mortgage Corp., as Depositor, GE Capital Loan Services, Inc., as Servicer, Midland Loan Services, Inc., as Special Servicer, and Norwest Bank Minnesota, National Association, as Trustee and REMIC Administrator. All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you, as Certificate Registrar, that:

     1. Transferee is acquiring the Transferred Certificates for its own account for investment and not with a view to or for sale or transfer in connection with any distribution thereof, in whole or in part, in any manner which would violate the Securities Act of 1933, as amended (the "Securities Act"), or any applicable state securities laws.

     2. Transferee understands that (a) the Transferred Certificates have not been and will not be registered under the Securities Act or registered or qualified under any applicable state securities laws, (b) neither the Depositor nor the Trustee is obligated so to register or qualify the Transferred Certificates and (c) neither the Transferred Certificates nor any security issued in exchange therefor or in lieu thereof may be resold or transferred unless it is (i) registered pursuant to the Securities Act and registered or qualified pursuant to any applicable state securities laws or (ii) sold or transferred in a transaction which is exempt from such registration and qualification and the Certificate Registrar has received (A) a certificate from the prospective transferor substantially in the form attached as Exhibit F-1A to the Pooling and Servicing Agreement, (B) a certificate from the prospective transferor substantially in the form attached as Exhibit F-1B to Pooling and Servicing Agreement and a certificate from the prospective transferee substantially in the form attached either as Exhibit F-2A or Exhibit F-2B to the Pooling and Servicing Agreement, or (C) an Opinion of Counsel satisfactory to the Certificate Registrar that the transfer may be made without registration under the Securities


                                     F-2B-1

Act, together with the written certification(s) as to the facts surrounding the transfer from the prospective transferor and/or prospective transferee upon which such Opinion of Counsel is based.

     3. The Transferee understands that it may not sell or otherwise transfer the Transferred Certificates, any security issued in exchange therefor or in lieu thereof or any interest in the foregoing except in compliance with the provisions of Section 5.02 of the Pooling and Servicing Agreement, which provisions it has carefully reviewed, and that the Transferred Certificates will bear legends substantially to the following effect:

         THIS CERTIFICATE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

         NO TRANSFER OF THIS CERTIFICATE OR ANY INTEREST HEREIN TO (A) ANY EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT THAT IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR (B) TO ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE OR ANY INTEREST HEREIN ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

         THE TRUST FUND IN WHICH THIS CERTIFICATE EVIDENCES AN INTEREST HAS NOT BEEN REGISTERED AS AN "INVESTMENT COMPANY" UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED (THE "INVESTMENT COMPANY ACT"). ACCORDINGLY, THIS CERTIFICATE MAY NOT BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT TO (1) A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT (A "QUALIFIED INSTITUTIONAL BUYER") OR (2) AN ACCREDITED INVESTOR WITHIN THE MEANING OF PARAGRAPH (1), (2),
         (3) OR (7) OF RULE 501(a) OF REGULATION D UNDER THE SECURITIES ACT OR AN ENTITY IN WHICH ALL THE EQUITY OWNERS ARE DESCRIBED BY SUCH PARAGRAPHS (AN "INSTITUTIONAL ACCREDITED INVESTOR").

     4. Neither the Transferee nor anyone acting on its behalf has (a) offered, transferred, pledged, sold or otherwise disposed of any Transferred Certificate, any interest in a Transferred Certificate or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a transfer, pledge or other disposition of any Transferred Certificate, any interest in a Transferred Certificate or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to any Transferred Certificate, any interest in a Transferred Certificate or any other similar security with any


                                     F-2B-2
person in any manner, (d) made any general solicitation by means of general advertising or in any other manner, or (e) taken any other action, that (in the case of any of the acts described in clauses (a) through (e) above) would constitute a distribution of the Transferred Certificates under the Securities Act, would render the disposition of the Transferred Certificates a violation of
Section 5 of the Securities Act or any state securities law or would require registration or qualification of the Transferred Certificates pursuant thereto. The Transferee will not act, nor has it authorized nor will it authorize any person to act, in any manner set forth in the foregoing sentence with respect to the Transferred Certificates, any interest in the Transferred Certificates or any other similar security.

     5. The Transferee has been furnished with all information regarding (a) the Depositor, (b) the Transferred Certificates and distributions thereon, (c) nature, performance and servicing of the Mortgage Loans, (d) the Pooling and Servicing Agreement and the Trust Fund created pursuant thereto, (e) any credit enhancement mechanism associated with the Transferred Certificates, and (f) all related matters, that it has requested.

     6. The Transferee is an "accredited investor" within the meaning of paragraph (1), (2), (3) or (7) of Rule 501(a) under the Securities Act or an entity in which all the equity owners come within such paragraphs and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Transferred Certificates; the Transferee has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision; and the Transferee is able to bear the economic risks of such an investment and can afford a complete loss of such investment.

     7. If the Transferee proposes that the Transferred Certificates be registered in the name of a nominee, such nominee has completed the Nominee Acknowledgment below.



                                     Very truly yours,


                                     ___________________________________________
                                     (Transferee)

                                     By:________________________________________
                                           Name:________________________________
                                           Title:_______________________________
                                           Date:________________________________



                             Nominee Acknowledgment


     The undersigned hereby acknowledges and agrees that as to the Transferred Certificates being registered in its name, the sole beneficial owner thereof is and shall be the Transferee identified above, for whom the undersigned is acting as nominee.


                                     ___________________________________________
                                     (Nominee)

                                     By:________________________________________
                                     Name:______________________________________


                                     F-2B-3

                                     Title: ____________________________________








                                     F-2B-4

                                    EXHIBIT G

                         FORM OF TRANSFEREE CERTIFICATE
                            IN CONNECTION WITH ERISA




                                                       [Date]



Norwest Bank Minnesota, National Association
Sixth and Marquette
Minneapolis, Minnesota 55479-0113
Attention:  Corporate Trust Services (CMBS)

               Re: DLJ Commercial Mortgage Corp., Commercial Mortgage Pass-Through Certificates, Series 1998-CG1, Class ___, [having an initial aggregate Certificate Principal Balance as of June 24, 1998 (the "Closing Date") of $______________]
                    [evidencing a ____% Percentage Interest in the related
                    Class]

Dear Sirs:

     This letter is delivered to you in connection with the transfer by _________________ (the "Transferor") to _________________ (the "Transferee") of
the captioned Certificates (the "Transferred Certificates"), pursuant to Section
5.02 of the Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"), dated as of June 1, 1998, among DLJ Commercial Mortgage Corp. as depositor, GE Capital Loan Services, Inc., as servicer, Midland Loan Services, Inc., as special servicer, and Norwest Bank Minnesota, National Association, as trustee and REMIC administrator. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to you, as Certificate Registrar, as follows (check the applicable paragraph):

___ The Transferee is not an employee benefit plan or other retirement arrangement, including an individual retirement account or annuity, a Keogh plan or a collective investment fund or separate account in which such plans, accounts or arrangements are invested, including an insurance company general account, that is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or the Internal Revenue Code of 1986, as amended (the "Code"; and each such employee benefit plan or other retirement arrangement, a "Plan"), and the Transferee is not directly or indirectly purchasing the Transferred Certificates on behalf of, as named fiduciary of, as trustee of, or with assets of a Plan.

___ The Transferee is using funds from an insurance company general account to acquire the Transferred Certificates, however, the purchase and holding of such Certificates by such Person is exempt from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code under Sections I and III of Prohibited Transaction Class Exemption 95-60.

                                     Very truly yours,


                                     ___________________________________________
                                     (Transferee)


                                     By:________________________________________
                                     Name:
                                     Title:

                                   EXHIBIT H-1

                    FORM OF TRANSFER AFFIDAVIT AND AGREEMENT
                     FOR TRANSFERS OF RESIDUAL CERTIFICATES



STATE OF                   )
                           ) ss:
COUNTY OF                  )


     ____________________, being first duly sworn, deposes and says that:

     1. He/She is the ____________________ of ____________________ (the
prospective transferee (the "Transferee") of DLJ Commercial Mortgage Corp., Commercial Mortgage Pass-Through Certificates, Series 1998-CG1, Class [R-I] [R-II] [R-III], evidencing a ____% Percentage Interest in such Class (the "Residual Interest Certificates")), a _________________ duly organized and validly existing under the laws of ____________________, on behalf of which he/she makes this affidavit. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement pursuant to which the Residual Interest Certificates were issued (the "Pooling and Servicing Agreement").

     2. The Transferee (i) is, and as of the date of transfer will be, a "Permitted Transferee" and will endeavor to remain a "Permitted Transferee" for so long as it holds the Residual Interest Certificates, and (ii) is acquiring the Residual Interest Certificates for its own account or for the account of another prospective transferee from which it has received an affidavit in substantially the same form as this affidavit. A "Permitted Transferee" is any Person other than a "disqualified organization" or a possession of the United States. (For this purpose, a "disqualified organization" means the United States, any state or political subdivision thereof, any agency or instrumentality of any of the foregoing (other than an instrumentality, all of the activities of which are subject to tax and, except for the Federal Home Loan Mortgage Corporation, a majority of whose board of directors is not selected by any such governmental entity) or any foreign government, international organization or any agency or instrumentality of such foreign government or organization, any rural electric or telephone cooperative, or any organization (other than certain farmers' cooperatives) that is generally exempt from federal income tax (unless such organization is subject to the tax on unrelated business taxable income).

     3. The Transferee is aware (i) of the tax that would be imposed under the Code on transfers of the Residual Interest Certificates to non-Permitted Transferees; (ii) that such tax would be on the transferor or, if such transfer is through an agent (which Person includes a broker, nominee or middleman) for a non-Permitted Transferee, on the agent; (iii) that the Person otherwise liable for the tax shall be relieved of liability for the tax if the transferee furnishes to such Person an affidavit that the transferee is a Permitted Transferee and, at the time of transfer, such Person does not have actual knowledge that the affidavit is false; and (iv) that the Residual Interest Certificates may be a "noneconomic residual interest" within the meaning of Treasury regulation Section 1.860E-1(c) and that the transferor of a "noneconomic residual interest" will remain liable for any taxes due with respect to the income on such residual interest, unless no significant purpose of the transfer is to enable the transferor to impede the assessment or collection of tax.



                                      H-1-1

     4. The Transferee is aware of the tax imposed on a "pass-through entity" holding the Residual Interest Certificates if at any time during the taxable year of the pass-through entity a non-Permitted Transferee is the record holder of an interest in such entity. (For this purpose, a "pass-through entity" includes a regulated investment company, a real estate investment trust or common trust fund, a partnership, trust or estate, and certain cooperatives.)

     5. The Transferee is aware that the Certificate Registrar will not register any transfer of the Residual Interest Certificates by the Transferee unless the Transferee's transferee, or such transferee's agent, delivers to the Certificate Registrar, among other things, an affidavit and agreement in substantially the same form as this affidavit and agreement. The Transferee expressly agrees that it will not consummate any such transfer if it knows or believes that any representation contained in such affidavit and agreement is false.

     6. The Transferee consents to any additional restrictions or arrangements that shall be deemed necessary upon advice of counsel to constitute a reasonable arrangement to ensure that the Residual Interest Certificates will only be owned, directly or indirectly, by a Permitted Transferee.

     7. The Transferee's taxpayer identification number is _________________.

     8. The Transferee has reviewed the provisions of Section 5.02(d) of the Pooling and Servicing Agreement, a description of which provisions is set forth in the Residual Interest Certificates (in particular, clause (ii)(A) of Section 5.02(d) which authorizes the Trustee to deliver payments on the Residual Interest Certificates to a Person other than the Transferee and clause (ii)(B) of Section 5.02(d) which authorizes the Trustee to negotiate a mandatory disposition of the Residual Interest Certificates, in either case, in the event that the Transferee holds such Residual Interest Certificates in violation of
Section 5.02(d)); and the Transferee expressly agrees to be bound by and to comply with such provisions.

     9. No purpose of the Transferee relating to its purchase or any sale of the Residual Interest Certificates is or will be to impede the assessment or collection of any tax.

     10. The Transferee hereby represents to and for the benefit of the transferor that the Transferee intends to pay any taxes associated with holding the Residual Interest Certificates as they become due, fully understanding that it may incur tax liabilities in excess of any cash flows generated by the Residual Interest Certificates.

     11. The Transferee will, in connection with any transfer that it makes of the Residual Interest Certificates, deliver to the Certificate Registrar a representation letter substantially in the form of Exhibit H-2 to the Pooling and Servicing Agreement in which it will represent and warrant, among other things, that it is not transferring the Residual Interest Certificates to impede the assessment or collection of any tax and that it has at the time of such transfer conducted a reasonable investigation of the financial condition of the proposed transferee as contemplated by Treasury regulation Section 1.860E-1(c)(4)(i) and has satisfied the requirements of such provision.

     12. The Transferee is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in, or under the laws of, the United States or any political subdivision thereof, or an estate whose income from sources without the United States is includible in gross income for United States federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States, or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to


                                      H-1-2
control all substantial decisions of the trust, all within the meaning of
Section 7701(a)(30) of the Code.


                                      H-1-3

     IN WITNESS WHEREOF, the Transferee has caused this instrument to be executed on its behalf, pursuant to the authority of its Board of Directors, by its ____________________ and its corporate seal to be hereunto attached, attested by its [Assistant] Secretary, this day of ____, ____.

                                     [NAME OF TRANSFEREE]


                                     By:________________________________________
                                              [Name of Officer]
                                              [Title of Officer]

[Corporate Seal]

ATTEST:


____________________________________
[Assistant] Secretary


     Personally appeared before me the above-named ____________________, known or proved to me to be the same person who executed the foregoing instrument and to be the ____________________ of the Transferee, and acknowledged to me that he/she executed the same as his/her free act and deed and the free act and deed of the Transferee

     Subscribed and sworn before me this day of _____________________, ________.




                                  NOTARY PUBLIC

                                     COUNTY OF__________________________________
                                     STATE OF __________________________________
                                     My Commission expires the _________ day of ___________, 19__.


                                      H-1-4

                                   EXHIBIT H-2

                         FORM OF TRANSFEROR CERTIFICATE
                     FOR TRANSFERS OF RESIDUAL CERTIFICATES



                                                              [Date]



Norwest Bank Minnesota, National Association
Norwest Center
Sixth and Marquette
Minneapolis, Minnesota 55479-0113
Attention:  Corporate Trust Services (CMBS)

               Re: DLJ Commercial Mortgage Corp., Commercial Mortgage Pass-Through Certificates, Series 1998-CG1 (the "Certificates")

Ladies and Gentlemen:

     This letter is delivered to you in connection with the transfer by _________________ (the "Transferor") to _________________ (the "Transferee") of
[Class R-I] [Class R-II] [Class R-III] Certificates evidencing a ____% Percentage Interest in such Class (the "Residual Interest Certificates"). The Certificates, including the Residual Interest Certificates, were issued pursuant to the Pooling and Servicing Agreement, dated as of June 1, 1998 (the "Pooling and Servicing Agreement"), among DLJ Commercial Mortgage Corp., as depositor, GE Capital Loan Services, Inc., as servicer, Midland Loan Services, Inc., as special servicer, and Norwest Bank Minnesota, National Association, as trustee and REMIC administrator. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you, as Certificate Registrar, that:

     1. No purpose of the Transferor relating to the transfer of the Residual Interest Certificates by the Transferor to the Transferee is or will be to impede the assessment or collection of any tax.

     2. The Transferor understands that the Transferee has delivered to you a Transfer Affidavit and Agreement in the form attached to the Pooling and Servicing Agreement as Exhibit H-1. The Transferor does not know or believe that any representation contained therein is false.



                                      H-2-1

     3. The Transferor has at the time of this transfer conducted a reasonable investigation of the financial condition of the Transferee as contemplated by Treasury regulation Section 1.860E-1(c)(4)(i) and, as a result of that investigation, the Transferor has determined that the Transferee has historically paid its debts as they became due and has found no significant evidence to indicate that the Transferee will not continue to pay its debts as they become due in the future. The Transferor understands that the transfer of the Residual Interest Certificates may not be respected for United States income tax purposes (and the Transferor may continue to be liable for United States income taxes associated therewith) unless the Transferor has conducted such an investigation.


                                     Very truly yours,


                                    ____________________________________________
                                     (Transferor)

                                     By: _______________________________________
                                     Name: _____________________________________
                                     Title: ____________________________________



                                      H-2-2

                                   EXHIBIT I-1

                        FORM OF NOTICE AND ACKNOWLEDGMENT
                   CONCERNING REPLACEMENT OF SPECIAL SERVICER



                                                              [Date]



[RATING AGENCIES]


Ladies and Gentlemen:

     This notice is being delivered pursuant to Section 6.06 of the Pooling and Servicing Agreement, dated as of June 1, 1998 and relating to DLJ Commercial Mortgage Corp., Commercial Mortgage Pass-Through Certificates, Series 1998-CG1 (the "Agreement"). Capitalized terms used but not otherwise defined herein shall have respective meanings assigned to them in the Agreement.

     Notice is hereby given that the Holders of Certificates evidencing a majority of the Voting Rights allocated to the Controlling Class have designated ________________ to serve as the Special Servicer under the Agreement.

     The designation of __________________ as Special Servicer will become final if certain conditions are met and each Rating Agency delivers to Norwest Bank Minnesota, National Association, the trustee under the Agreement (the "Trustee"), written confirmation that if the person designated to become the Special Servicer were to serve as such, such event would not result in the qualification, downgrade or withdrawal of the rating or ratings assigned to one or more Classes of the Certificates. Accordingly, such confirmation is hereby requested as soon as possible.


                                      I-1-1

     Please acknowledge receipt of this notice by signing the enclosed copy of this notice where indicated below and returning it to the Trustee, in the enclosed stamped self-addressed envelope.

                                     Very truly yours,

                                     NORWEST BANK MINNESOTA,
                                     NATIONAL ASSOCIATION
                                     as Trustee



                                     By:________________________________________
                                     Name:
                                     Title:




Receipt acknowledged:

STANDARD & POOR'S RATINGS SERVICES, A DIVISION
  OF THE MCGRAW-HILL COMPANIES, INC.


By:_________________________________________
Name:
Title:
Date:


FITCH IBCA, INC.


By:__________________________________
Name:________________________________
Title:_______________________________
Date:________________________________




                                      I-1-2

                                   EXHIBIT I-2

               FORM OF ACKNOWLEDGMENT OF PROPOSED SPECIAL SERVICER




                                                              [Date]


[TRUSTEE]
[SERVICER]
[DEPOSITOR]
[REMIC ADMINISTRATOR]

Re:  DLJ Commercial Mortgage Corp., Series 1998-CG1

Ladies and Gentlemen:

     Pursuant to Section 6.06 of the Pooling and Servicing Agreement, dated as of June 1,1998 and relating to DLJ Commercial Mortgage Corp., Commercial Mortgage Pass-Through Certificates, Series 1998-CG1 (the "Agreement"), the undersigned hereby agrees with all the other parties to the Agreement that the undersigned shall serve as Special Servicer under, and as defined in, the Agreement. The undersigned hereby acknowledges that, as of the date hereof, it is and shall be a party to the Agreement and bound thereby to the full extent indicated therein in the capacity of Special Servicer. The undersigned hereby makes, as of the date hereof, the representations and warranties set forth in
Section 2.06 of the Agreement, with the following corrections with respect to type of entity and jurisdiction of organization: ____________________.


                                     ___________________________________________



                                     By:________________________________________
                                     Name:
                                     Title:



                                      I-2-1

                                    EXHIBIT J

                        FORM OF UCC-1 FINANCING STATEMENT
















                                      J-1-1

                                                          EXHIBIT 1 to EXHIBIT J


     This Exhibit 1 is attached to and incorporated in a financing statement pertaining to DLJ Commercial Mortgage Corp. as depositor (referred to as the "Debtor" for the purpose of this financing statement only), and Norwest Bank Minnesota, National Association as trustee for the holders of the Series 1998-CG1 Certificates (referred to as the "Secured Party" for purposes of this financing statement only), under that certain Pooling and Servicing Agreement, dated as of June 1, 1998 (the "Pooling and Servicing Agreement"), among the Debtor as depositor, the Secured Party as trustee and REMIC administrator, GE Capital Loan Services, Inc. as servicer (the "Servicer"), and Midland Loan Services, Inc. as special servicer (the "Special Servicer"), relating to the issuance of the Debtor's Commercial Mortgage Pass-Through Certificates, Series 1998-CG1 (collectively, the "Series 1998-CG1 Certificates"). Capitalized terms used herein and not defined shall have the respective meanings given to them in the Pooling and Servicing Agreement. The attached financing statement covers all of the Debtor's right (including the power to convey title thereto), title and interest in and to the Trust Fund created pursuant to the Pooling and Servicing Agreement, consisting of the following:

          1. The mortgage notes or other evidence of indebtedness of a borrower (the "Mortgage Notes") with respect to the mortgage loans (the "Mortgage Loans") listed on the Mortgage Loan Schedule to the Pooling and Servicing Agreement, which Mortgage Loan
               Schedule is attached hereto as Exhibit B;

          2. The related mortgages, deeds of trust or other similar instruments securing such Mortgage Notes (the "Mortgages");

          3. With respect to each Mortgage Note and each Mortgage, each other legal, credit and servicing document related to such Mortgage Note and Mortgage (collectively, with such related Mortgage Note and Mortgage, the "Mortgage Loan Documents");

          4. (a) the Collection Account maintained by the Servicer pursuant to the Pooling and Servicing Agreement, (b) all funds from time to time on deposit in the Collection Account, (c) the investments of any such funds consisting of securities, instruments or other obligations, and (d) the general intangibles consisting of the contractual right to payment, including, without limitation, the right to payments of principal and interest and the right to enforce the related payment obligations, arising from or under any such investments;

          5.   All REO Property;

          6. (a) the REO Account required to be maintained by the Special Servicer pursuant to the Pooling and Servicing Agreement, (b) all funds from time to time on deposit in the REO Account, (c) the investments of any such funds consisting of securities, instruments or other obligations, and (d) the general intangibles consisting of the contractual right to payment, including, without limitation, the right to payments of principal and interest and the right to enforce the related payment obligations, arising from or under any such investments;

          7. (a) the Servicing Account(s) and Reserve Account(s) required to be maintained by the Servicer or Special Servicer pursuant to the Pooling and


                                      J-1-2

               Servicing Agreement, (b) all funds from time to time on deposit in the Servicing Account(s) and Reserve Account(s), (c) the investments of any such funds consisting of securities, instruments or other obligations, and (d) the general intangibles consisting of the contractual right to payment, including, without limitation, the right to payments of principal and interest and the right to enforce the related payment obligations, arising from or under any such investments;

          8. (a) the Distribution Account required to be maintained by the Secured Party pursuant to the Pooling and Servicing Agreement,
               (b) all funds from time to time on deposit in the Distribution Account, (c) the investments of any such funds consisting of securities, instruments or other obligations, and (d) the general intangibles consisting of the contractual right to payment, including, without limitation, the right to payments of principal and interest and the right to enforce the related payment obligations, arising from or under any such investments;

          9. All insurance policies, including the right to payments thereunder, with respect to the Mortgage Loans required to be maintained pursuant to the Mortgage Loan Documents and the Pooling and Servicing Agreement, transferred to the Trust and to be serviced by the Servicer or Special Servicer; and

          10. The rights of the Debtor under Sections 2, 3(a), 3(b), 3(d), 4 and 8(f) (and, to the extent related to the foregoing, under Sections 9, 10, 12, 13, 14, 15, 16, 17 and 19) of the Mortgage
               Loan Purchase and Sale Agreement dated as of February 20, 1998, between the Debtor and Column Financial, Inc.

          11. Any rights of the Debtor, as assignee, under the Third Party Originator Agreements; and

          12. All income, payments, products and proceeds of any of the foregoing, together with any additions thereto or substitutions therefor.

THE DEBTOR AND THE SECURED PARTY INTEND THE TRANSACTIONS CONTEMPLATED BY THE POOLING AND SERVICING AGREEMENT TO CONSTITUTE A SALE OF THE INTEREST IN THE MORTGAGE NOTES, THE RELATED MORTGAGES AND THE OTHER MORTGAGE LOAN DOCUMENTS, AND THIS FILING SHOULD NOT BE CONSTRUED AS A CONCLUSION THAT A SALE HAS NOT OCCURRED. THE REFERENCES HEREIN TO MORTGAGE NOTES SHOULD NOT BE CONSTRUED AS A CONCLUSION THAT ANY MORTGAGE NOTE IS NOT AN INSTRUMENT WITHIN THE MEANING OF THE UNIFORM COMMERCIAL CODE OR THAT A FILING IS NECESSARY TO PERFECT THE OWNERSHIP OR SECURITY INTEREST OF THE SECURED PARTY IN ANY MORTGAGE NOTE, MORTGAGE OR OTHER MORTGAGE LOAN DOCUMENT. IN ADDITION, THE REFERENCES HEREIN TO SECURITIES, INSTRUMENTS AND OTHER OBLIGATIONS (INCLUDING WITHOUT LIMITATION, PERMITTED INVESTMENTS) SHOULD NOT BE CONSTRUED AS A CONCLUSION THAT ANY SUCH SECURITY, INSTRUMENT OR OTHER OBLIGATION (INCLUDING WITHOUT LIMITATION, ANY PERMITTED INVESTMENT) IS NOT AN INSTRUMENT, A CERTIFICATED SECURITY OR AN UNCERTIFICATED SECURITY WITHIN THE MEANING OF THE UNIFORM COMMERCIAL CODE, AS IN EFFECT IN ANY APPLICABLE JURISDICTION, NOR SHOULD THIS FINANCING STATEMENT BE CONSTRUED AS A CONCLUSION THAT A FILING IS NECESSARY TO PERFECT THE OWNERSHIP OR SECURITY INTEREST OF THE SECURED PARTY IN THE


                                      J-1-3

CONTRACTUAL RIGHT TO PAYMENT, INCLUDING, WITHOUT LIMITATION, THE RIGHT TO PAYMENTS OF PRINCIPAL AND INTEREST AND THE RIGHT TO ENFORCE THE RELATED PAYMENT OBLIGATIONS, ARISING FROM OR UNDER ANY SUCH SECURITY, INSTRUMENT OR OTHER OBLIGATION (INCLUDING, WITHOUT LIMITATION, ANY PERMITTED INVESTMENT). WITH RESPECT TO THE FOREGOING, THIS FILING IS MADE ONLY IN THE EVENT OF CONTRARY ASSERTIONS BY THIRD PARTIES.





                                      J-1-4

                                    EXHIBIT K

                       CALCULATION OF NET OPERATING INCOME


     With respect to any Mortgaged Property, "Net Operating Income" shall mean for each fiscal year or portion thereof, (i) the related Operating Income allocable to such period, less (ii) the related Operating Expenses allocable to such period, and less (iii) any Contractual Recurring Replacement Reserve for such Mortgaged Property as indicated in the Prospectus Supplement dated February ___, 1998 relating to DLJ Commercial Mortgage Corp., Commercial Mortgage Pass-Through Certificates, Series 1998-CG1 (the amounts described in this clause
(iii) to be prorated if "Net Operating Income" is being calculated for less than a full fiscal year).

     With respect to any Mortgaged Property "Operating Income" shall mean, for each fiscal year or portion thereof, all revenue derived by the related Mortgagor arising from the Mortgaged Property, including, without limitation, rental revenues (whether denominated as basic rent, additional rent, percentage rent, escalation payments, electrical payments or otherwise) and other fees and charges payable pursuant to leases or otherwise in connection with the Mortgaged Property, and rent insurance proceeds. Operating Income shall not include (a) insurance proceeds (other than proceeds of business interruption or other similar insurance allocable to the applicable period) and condemnation awards (other than awards arising from a temporary taking or the use and occupancy of all or part of the applicable Mortgaged Property allocable to the applicable period), or interest accrued on such proceeds or awards, (b) proceeds of any financing, (c) proceeds of any sale, exchange or transfer of the Mortgaged Property or any part thereof or interest therein, (d) capital contributions or loans to the Mortgagor or an Affiliate of the Mortgagor, (e) any item of income otherwise includible in Operating Income but paid directly by any tenant to a Person other than the Mortgagor except for real estate taxes paid directly to any taxing authority by any tenant, (f) any other extraordinary, non-recurring revenues, (g) rent paid by or on behalf of any lessee under space lease which is the subject of any proceeding or action relating to its bankruptcy, reorganization or other arrangement pursuant to federal bankruptcy law or any similar federal or state law or which has been adjudicated a bankrupt or insolvent, unless such space lease has been affirmed by the trustee in such proceeding or action, or (h) rent paid by or on behalf of any lessee under a space lease the demised premises of which are not occupied either by such lessee or by a sublessee thereof.

     With respect to any Mortgaged Property "Operating Expenses" shall mean, for each fiscal year or portion thereof, all expenses directly attributable to the operation, repair and/or maintenance of the Mortgaged Property, including, without limitation, impositions, insurance premiums, management fees, payments to third party suppliers, and costs attributable to the operation, repair and maintenance of the systems for heating, ventilating and air conditioning, and actually paid for by the Mortgagor. Operating Expenses shall not include interest, principal and premium, if any, due under the Mortgage Note or otherwise in connection with any other secured indebtedness, income taxes, extraordinary capital improvements costs, or any non-cash charge or expense such as depreciation.

                                   EXHIBIT L-1

                 FORM OF CERTIFICATE WITH RESPECT TO INFORMATION
                          REQUEST BY BENEFICIAL HOLDER



                                                                          [Date]

Norwest Bank Minnesota, National Association
Three New York Plaza
New York, New York 10004
Attention:  Corporate Trust Services (CMBS)

Re:  DLJ Commercial Mortgage Corp., Series 1998-CG1

     In accordance with Section 8.12(b) of the Pooling and Servicing Agreement, dated as of June 1, 1998 (the "Pooling and Servicing Agreement"), among DLJ Commercial Mortgage Corp. as depositor (the "Depositor"), GE Capital Loan Services, Inc., as servicer, Midland Loan Services, Inc., as special servicer, and Norwest Bank Minnesota, National Association as trustee (in such capacity, the "Trustee") and REMIC administrator, with respect to the DLJ Commercial Mortgage Corp. Commercial Mortgage Pass-Through Certificates, Series 1998-CG1 (the "Certificates"), the undersigned hereby certifies and agrees as follows:

          1.   The undersigned is a beneficial owner of the Class ____
               Certificates.

          2. The undersigned is requesting the information identified on the schedule attached hereto pursuant to Section 8.12(b) of the Pooling and Servicing Agreement (the "Information").

          3. In consideration of the Trustee's disclosure to the undersigned of the Information, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in evaluating the Information), and such Information will not, without the prior written consent of the Trustee, be disclosed by the undersigned or by its officers, directors, partners employees, agents or representatives (collectively, the "Representatives") in any manner whatsoever, in whole or in part; provided that the undersigned may provide all or any part of the Information to any other person or entity that holds or is contemplating the purchase of any Certificate or interest therein, but only if such person or entity confirms in writing such ownership interest or prospective ownership interest and agrees to keep it confidential. 4. The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate pursuant to Section 5 of the Securities Act.

          5. The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives and shall indemnify the Depositor, the Trustee and the Trust for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.


                                      L-1-1

     IN WITNESS WHEREOF, the undersigned has caused its name to be signed hereto by its duly authorized officer, as of the day and year written above.


                                     [BENEFICIAL HOLDER OF A
                                     CERTIFICATE]



                                     By:________________________________________
                                     Name:
                                     Title:




                                      L-1-2

                                   EXHIBIT L-2

                 FORM OF CERTIFICATE WITH RESPECT TO INFORMATION
                        REQUEST BY PROSPECTIVE PURCHASER



                                                            [Date]

[TRUSTEE]


          Re: DLJ Commercial Mortgage Corp., Commercial Mortgage Pass-Through Certificates, Series 1998-CG1 (the "Certificates")

     In accordance with Section 8.12(b) of the Pooling and Servicing Agreement, dated as of February __, 1998 (the "Pooling and Servicing Agreement"), among DLJ Commercial Mortgage Corp. as depositor (the "Depositor"), GE Capital Loan Services, Inc., as servicer, Midland Loan Services, Inc., as special servicer, and Norwest Bank Minnesota, National Association as trustee (in such capacity, the "Trustee") and REMIC administrator, with respect to the DLJ Commercial Mortgage Corp. Commercial Mortgage Pass-Through Certificates, Series 1998-CG1 (the "Certificates"), the undersigned hereby certifies and agrees as follows:

          1. The undersigned is contemplating an investment in the Class ____ Certificates.

          2. The undersigned is requesting the information identified on the schedule attached hereto pursuant to Section 8.12(b) of the Pooling and Servicing Agreement (the "Information") for use in evaluating such possible investment.

          3. In consideration of the Trustee's disclosure to the undersigned of the Information, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in making the investment decision described in paragraphs 1 and 2), and such Information will not, without the prior written consent of the Trustee, be disclosed by the undersigned or by its officers, directors, partners employees, agents or representatives (collectively, the "Representatives") in any manner whatsoever, in whole or in part.

          4. The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate pursuant to Section 5 of the Securities Act.

          5. The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives and shall indemnify the Depositor, the Trustee and the Trust for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.


                                      L-2-1

     IN WITNESS WHEREOF, the undersigned has caused its name to be signed hereto by its duly authorized officer, as of the day and year written above.



                                     [PROSPECTIVE PURCHASER]



                                     By:________________________________________
                                     Name:
                                     Title:




                                      L-2-2

                                   EXHIBIT M-1

            FORM OF COLUMN MORTGAGE LOAN PURCHASE AND SALE AGREEMENT

                    MORTGAGE LOAN PURCHASE AND SALE AGREEMENT

     This Mortgage Loan Purchase and Sale Agreement, dated as of June 18, 1998 (this "Agreement"), is between DLJ Commercial Mortgage Corp., a Delaware corporation (the "Purchaser"), and Column Financial, Inc., a Delaware corporation (the "Seller").

     The Seller intends to sell, assign, transfer, set over and otherwise convey to the Purchaser, subject to the terms and conditions set forth below, certain mortgage loans (collectively, the "Mortgage Loans") identified and more particularly described on Schedule 1 attached hereto (the "Mortgage Loan Schedule"). Unless otherwise indicated on the Mortgage Loan Schedule, the Mortgage Loans were originated by the Seller. With respect to those Mortgage Loans, if any, identified on the Mortgage Loan Schedule as having been originated by a party other than the Seller (any such other party, a "Third Party Originator"; and any such Mortgage Loan, a "Third Party Mortgage Loan"), the Seller is the beneficiary, either directly or by way of assignment, of certain representations and warranties made by the Third Party Originator(s) with respect to its (their) respective Third Party Mortgage Loan(s) pursuant to the agreement(s) identified on Schedule 2 hereto (each agreement so identified, a "Third Party Originator Agreement"). The Seller also intends to assign to the Purchaser all of its right, title and interest in, to and under each Third Party Originator Agreement, as and to the extent set forth in Section 2 below.

     Reference is made to the Pooling and Servicing Agreement, dated as of June 1, 1998 (the "Pooling and Servicing Agreement"), among the Purchaser, as depositor, GE Capital Loan Services, Inc., as servicer (in such capacity, the "Servicer"), Midland Loan Services, Inc., as special servicer (in such capacity, the "Special Servicer"), and Norwest Bank Minnesota, N.A. as trustee (in such capacity, the "Trustee") and as REMIC administrator (in such capacity, the "REMIC Administrator"), relating to the issuance of the Purchaser's Commercial Mortgage Pass-Through Certificates, Series 1998-CG1 (the "Certificates"). Capitalized terms used without definition herein shall have the respective meanings assigned to them in the Pooling and Servicing Agreement as in full force and effect on the Closing Date (as defined below). The Seller acknowledges that the Purchaser intends to transfer the Mortgage Loans, together with certain other commercial and multifamily mortgage loans, to the Trustee in exchange for the Certificates. The Purchaser has entered into an Underwriting Agreement, dated the date hereof (the "Underwriting Agreement"), with Donaldson, Lufkin & Jenrette Securities Corporation (the "Underwriter"), whereby the Purchaser will sell to the Underwriter all of the Certificates that are to be registered under the Securities Act of 1933, as amended (the "Securities Act"; and such Certificates, the "Registered Certificates"). The Purchaser has also entered into a Certificate Purchase Agreement, dated the date hereof (the "Certificate Purchase Agreement"), with the Underwriter, whereby the Purchaser will sell to the Underwriter all of the remaining Certificates (the "Non-Registered Certificates").

     1. Agreement to Purchase. The Seller agrees to sell, assign, transfer, set over and otherwise convey, and the Purchaser agrees to purchase, the Mortgage Loans. The purchase and sale of the Mortgage Loans shall take place on June 24, 1998 or such other date as shall be mutually acceptable to the parties hereto (the "Closing Date"). The Mortgage Loans will have an aggregate Cut-off Date Balance of approximately $1,564,253,441 (the "Initial Pool Balance"). The purchase price for the Mortgage Loans shall be equal to _____% of the Initial Pool Balance plus accrued interest thereon at the weighted average of the Net Mortgage Rates for the Mortgage Loans from June 1, 1998 (the "Cut-off Date") to but not including the Closing Date, and such purchase price shall be paid to the Seller on the Closing Date by wire transfer in immediately available funds or by such other method as shall be mutually acceptable to the parties hereto.

     2. Conveyance of the Mortgage Loans.

     (a) Effective as of the Closing Date, subject only to receipt of the purchase price referred to in Section 1 above, the Seller does hereby sell, assign, transfer, set over and otherwise convey to the Purchaser all the Seller's right, title and interest in and to the Mortgage Loans, including all interest and principal received on or with respect to the Mortgage Loans after the Cut-off Date (other than scheduled payments of interest and principal due on or before the Cut-off Date), together with all of the Seller's right, title and interest in and to the proceeds of any related title, hazard or other insurance policies and any escrow, reserve or other comparable accounts related to the Mortgage Loans, and all of the Seller's right, title and interest in, to and under the Third Party Originator Agreements; provided, however, that the Seller's rights under the Third Party Originator Agreements, as assignee, and the rights the Seller is conveying hereunder, do not include any rights of its assignor to indemnification under Section 4 of each of such agreements. On the Closing Date, the Seller shall transfer or cause to be transferred to the Servicer the funds in such escrow, reserve or other comparable accounts related to the Mortgage Loans, together with an amount equal to all collections on the Mortgage Loans received prior to the Closing Date that represent scheduled payments of principal and interest due and principal prepayments received after the Cut-off Date.

     (b) In connection with such transfer and assignment, the Purchaser hereby directs the Seller to, and the Seller hereby agrees to, deliver to, and deposit with, the Trustee (or a custodian appointed thereby (a "Custodian")) the documents and/or instruments described on Exhibit A hereto with respect to each Mortgage Loan (collectively as to each Mortgage Loan, the "Mortgage File"); provided that if all or any portion of the Mortgage File for any Mortgage Loan is held as of the Closing Date by an Independent third party (an "Independent Bailee"), the Seller may, in lieu of so delivering to the Trustee or a Custodian appointed thereby the portion of such Mortgage File so held by an Independent Bailee, deliver to the Trustee or a Custodian appointed thereby on or before the Closing Date a trust receipt or comparable instrument (a "Trust Receipt") that unconditionally entitles the bearer thereof (and only the bearer thereof) to claim without payment of any outstanding debts, the portion of such Mortgage File so held by an Independent Bailee (which the Trustee is required to do promptly (and, in any event, within 15 days) following the Closing Date at the expense and with the cooperation of the Seller). It shall be a breach of this
Section 2(b) if the Trustee or its designee is unable, upon properly submitting any Trust Receipt to the applicable Independent Bailee, to promptly obtain the portion of the Mortgage File purportedly covered by such Trust Receipt. In addition, the Purchaser hereby directs the Seller to, and the Seller hereby agrees to, deliver to, and deposit with, the Servicer all of the documents and other items referred to in Section 2.01(f) of the Pooling and Servicing Agreement with respect to the Mortgage Loans (collectively as to each Mortgage Loan, the "Servicing File"), together with any and all unapplied escrows and reserves in respect of the Mortgage Loans.

     If the Seller cannot deliver on the Closing Date any original or certified recorded document described on Exhibit A that is not covered by a Trust Receipt or any original policy of title insurance described on Exhibit A that is not covered by a Trust Receipt, the Seller shall use its best efforts, promptly upon receipt thereof, to deliver such original or certified recorded documents and such original policies of title insurance to the Trustee or Custodian, as the case may be (unless the Seller is delayed in making such delivery by reason of the fact that such original or certified recorded documents shall not have been returned by the appropriate recording office or such original policy of title insurance has not yet been issued, in which case it shall notify the Trustee and, if applicable, the Custodian in writing of such delay and shall deliver such documents to the Trustee or Custodian, as the case may be, promptly upon the Seller's receipt thereof). In any event, if the Seller fails to deliver any original or certified recorded document described on Exhibit A or any original title policy described on Exhibit A to the Trustee or Custodian within 180 days following the Closing Date, such failure shall be deemed to constitute a breach of the representation set forth in Item 39 of Exhibit C hereto with respect to the related Mortgage Loan. In addition, upon delivery of each such original or certified recorded document, and each original title policy, the representation set forth in Item 39 of Exhibit C hereto shall be deemed to have been made (as of the Closing Date) by the Seller as to such document.

     3. Representations and Warranties.

     (a) The Seller hereby makes, as of the Closing Date, to and for the benefit of the Purchaser and its successors and assigns (including, without limitation, the Trustee for the benefit of the Certificateholders), each of the representations and warranties set forth in Exhibit B.

     (b) The Seller hereby makes, as of the Closing Date (or as of such other date specifically provided in the particular representation or warranty), to and for the benefit of the Purchaser and its successors and assigns (including, without limitation, the Trustee for the benefit of the Certificateholders), each of the representations and warranties set forth in Exhibit C.

     (c) The Seller hereby represents and warrants, as of the Closing Date, to and for the benefit of the Purchaser only, that the Seller has not dealt with any broker, investment banker, agent or other person (other than the Purchaser and the Underwriter) who may be entitled to any commission or compensation in connection with the sale to the Purchaser of the Mortgage Loans.

     (d) The Seller hereby agrees that it shall be deemed to make to and for the benefit of the Purchaser and its successors and assigns (including, without limitation, the Trustee for the benefit of the Certificateholders), as of the date of substitution, with respect to any replacement mortgage loan (a "Replacement Mortgage Loan") that is substituted for a Defective Mortgage Loan (as defined in Section 4(a) hereof), whether by the Seller pursuant to Section 4(a) or by a Third Party Originator pursuant to the related Third Party Originator Agreement, each of the representations and warranties set forth in Exhibit B and Exhibit C (other than, in the case of a Replacement Mortgage Loan substituted by a Third Party Originator, the representations and warranties set forth in the final clause of Paragraph (a) of Exhibit B and Paragraph 2 of Exhibit C). From and after the date of substitution, each Replacement Mortgage Loan, if any, shall be deemed to constitute a "Mortgage Loan" hereunder for all purposes.

     4. Notice of Breach; Cure, Repurchase and Substitution.

     (a) Within ninety (90) days of receipt of notice by the Seller that there has been a breach of any of the representations and warranties set forth in Exhibit B or Exhibit C and made by the Seller pursuant to Section 3(a), Section 3(b) or Section 3(d), as the case may be, which breach materially and adversely affects the value of any Mortgage Loan or the interests of the legal and/or beneficial owner(s) thereof (any such breach, a "Material Breach"), the Seller shall, subject to subsection (b) below, (i) cure such Material Breach in all material respects or (ii) repurchase each affected Mortgage Loan (each, a "Defective Mortgage Loan") at the related Purchase Price in accordance with the directions of the owner(s) of such Defective Mortgage Loan(s); provided that if
(i) such Material Breach does not relate to whether the Defective Mortgage Loan is a "qualified mortgage" within the meaning of Section 860G(a)(3) of the Code (a "Qualified Mortgage"), (ii) such Material Breach is capable of being cured but not within such 90-day period, (iii) the Seller has commenced and is diligently proceeding with the cure of such Material Breach within such 90-day period, and (iv) the

Seller shall have delivered to the owner(s) of the Defective Mortgage Loan a certification executed on behalf of the Seller by an officer thereof setting forth the reason that such Material Breach is not capable of being cured within the initial 90-day period and what actions the Seller is pursuing in connection with the cure thereof and stating that the Seller anticipates that such Material Breach will be cured within an additional period not to exceed 90 more days, then the Seller (except with respect to Third Party Mortgage Loans as provided in Section 4(b)) shall have up to an additional 90 days to complete such cure, in which event the Seller shall continue to proceed diligently to effect such cure as early as practicable within such 90-day period; and provided, further, that if the Seller's obligation to repurchase any Defective Mortgage Loan as a result of a Material Breach arises within the three-month period commencing on the Closing Date (or within the two-year period commencing on the Closing Date if the Defective Mortgage Loan is a "defective obligation" within the meaning of
Section 860G(a)(4)(B)(ii) of the Code and Treasury Regulation Section 1.860G-2(f)), the Seller may, at its option, in lieu of repurchasing such Defective Mortgage Loan (but, in any event, no later than such repurchase would have to have been completed), (a) replace such Defective Mortgage Loan with one or more substitute mortgage loans that individually and collectively satisfy the requirements of the definition of "Qualifying Substitute Mortgage Loan" set forth in the Pooling and Servicing Agreement, and (b) pay any corresponding Substitution Shortfall Amount, such substitution and payment to be effected in accordance with the terms of the Pooling and Servicing Agreement (or, if the Defective Mortgage Loan is no longer subject thereto, in accordance with the reasonable instructions of the owner(s) thereof). Any such repurchase or replacement of a Defective Mortgage Loan shall be on a whole loan, servicing released basis. The Seller shall have no obligation to monitor the Mortgage Loans regarding the existence of a Material Breach, but if the Seller discovers a Material Breach with respect to a Mortgage Loan, it will notify the Purchaser.

     Whenever one or more mortgage loans are substituted for a Defective Mortgage Loan as contemplated by this Section 4(a), the Seller (i) shall deliver the related Mortgage File to the owner(s) of the Defective Mortgage Loan, (ii) certify that such substitute mortgage loan satisfies or such substitute mortgage loans satisfy, as the case may be, all of the requirements of the definition of "Qualifying Substitute Mortgage Loan" set forth in the Pooling and Servicing Agreement and (iii) send such certification to such owner(s). No mortgage loan may be substituted for a Defective Mortgage Loan as contemplated by this Section 4(a) if the Defective Mortgage Loan to be replaced was itself a Replacement Mortgage Loan. Monthly Payments due with respect to each Replacement Mortgage Loan (if any) after the related date of substitution, and Monthly Payments due with respect to each Defective Mortgage Loan (if any) after the Cut-off Date and on or prior to the related date of repurchase or substitution, shall belong to the Purchaser and its successors and assigns. Monthly Payments due with respect to each Replacement Mortgage Loan (if any) on or prior to the related date of substitution, and Monthly Payments due with respect to each Defective Mortgage Loan (if any) after the related date of repurchase or substitution, shall belong to the Seller (or, in the case of a Defective Mortgage Loan that is repurchased or replaced by a Third Party Originator, to such Third Party Originator).

     If any Defective Mortgage Loan is to be repurchased or replaced as contemplated by this Section 4(a), the Seller shall amend the Mortgage Loan Schedule to reflect the removal of the Defective Mortgage Loan and, if applicable, the substitution of the related Replacement Mortgage Loan(s) and shall forward such amended schedule to the owner(s) of such Defective Mortgage Loan.

     Except as set forth in Section 8, it is understood and agreed that the obligations of the Seller set forth in this Section 4(a) to cure a Material Breach or repurchase or replace the related Defective Mortgage Loan(s) constitute the sole remedies available to the Purchaser or any assignee respecting a breach of the representations and warranties set forth on Exhibits B and C and made by the Seller pursuant to Sections 3(a), 3(b) and 3(d), respectively.

     (b) It is hereby acknowledged that with respect to the Third Party Mortgage Loans, if any, the rights of the Seller in respect of those certain representations and warranties made by the Third Party Originators pursuant to the Third Party Originator Agreements and assigned by the Seller to the Purchaser pursuant hereto will, in turn, be assigned by the Purchaser to the Trustee, as trustee under the Pooling and Servicing Agreement, for the benefit of the Certificateholders. Accordingly, it is hereby agreed that if, in respect of any such Third Party Mortgage Loan, there exists a breach of any of the related Third Party Originator's representations and warranties for which such Third Party Originator could be required to repurchase or (at its option, to the extent of its substitution rights and subject to the Seller's right to approve any Replacement Mortgage Loan delivered thereunder) replace such Third Party Mortgage Loan, then notwithstanding that such Third Party Mortgage Loan may also constitute a Defective Mortgage Loan for purposes of Section 4(a) by reason of a Material Breach of any of the Seller's representations and warranties set forth in Exhibits B and C made pursuant to Sections 3(a), 3(b) and 3(d), respectively, the Seller shall be deemed not to have notice of such Material Breach (and, correspondingly, not to be obligated to proceed with the cure of such Material Breach or the repurchase of or substitution for such Third Party Mortgage Loan) unless and until the related Third Party Originator shall have failed to cure such Material Breach or repurchase or replace such Third Party Mortgage Loan during the cure period for the breach of its representations and warranties set forth in the related Third Party Originator Agreement; provided that this sentence shall not apply in the event of a Material Breach that relates to whether the Defective Mortgage Loan is a Qualified Mortgage. The foregoing notwithstanding, if, as a result of the failure of a Third Party Originator to cure a Material Breach with respect to a Third Party Mortgage Loan or repurchase or replace such Third Party Mortgage Loan during the applicable cure period, the Seller is obligated to cure such Material Breach or repurchase or replace such Third Party Mortgage Loan, the Seller shall not be entitled to the additional 90-day cure period that is provided for in Section 4(a) with respect to Mortgage Loans that are not Third Party Mortgage Loans. In addition, if the price at which any Third Party Mortgage Loan is required to be repurchased by the related Third Party Originator, or the additional cash amount to be paid together with the delivery of one or more Replacement Mortgage Loans substituted by the related Third Party Originator for any Third Party Mortgage Loan, in either case in connection with a breach of such Third Party Originator's representations and warranties as contemplated above, is less than the applicable Purchase Price or Substitution Shortfall Amount, as the case may be, the Seller shall make-up the difference out of its own funds (payment of such difference to be made in accordance with the directions of the owner(s) of such Third Party Mortgage Loan at the time it is repurchased or replaced by such Third Party Originator).

     (c) It shall be a condition to any repurchase of or substitution for a Defective Mortgage Loan by the Seller pursuant to Section 4(a) that the Trustee as assignee of the Purchaser shall have executed and delivered such instruments of transfer or assignment then presented to it by the Seller, in each case without recourse, as shall be necessary to vest in the Seller (i) the legal and beneficial ownership of such Defective Mortgage Loan (including any property acquired in respect thereof or proceeds of any insurance policy with respect thereto), to the extent that such ownership interest was transferred to the Trustee under the Pooling and Servicing Agreement, and (ii) in the case of a Third Party Mortgage Loan, the rights in respect of such Third Party Mortgage Loan under the related Third Party Originator Agreement that were assigned to the Trustee under the Pooling and Servicing Agreement.

     (d) The Seller hereby acknowledges and consents to the assignment by the Purchaser to the Trustee, as trustee under the Pooling and Servicing Agreement, for the benefit of the Certificateholders, of (i) the representations and warranties set forth in Exhibits B and C and made by the Seller pursuant to Sections 3(a), 3(b) and 3(d), respectively,
(ii) the obligation of the Seller to repurchase or replace a Defective Mortgage Loan in connection with a Material Breach pursuant to Section 4(a) and (iii) the obligation of the Seller to deliver certain documentation, funds and other assets relating to the Mortgage Loans pursuant to Section 2. The Trustee or its designee may enforce such obligations as provided in Section 11(a) hereof or as assignee.

     5. Closing. The closing of the sale of the Mortgage Loans (the "Closing") shall be held at the offices of Sidley & Austin, 875 Third Avenue, New York, New York 10022 at 10:00 a.m., New York City time (or at such other place and time as may be determined by the Purchaser), on the Closing Date.

     The Closing shall be subject to each of the following conditions:

          (i) All of the representations and warranties of the Seller made pursuant to Section 3 of this Agreement shall be true and correct as of the Closing Date;

          (ii) All documents specified in Section 6 of this Agreement (the "Closing Documents"), in such forms as are agreed upon and acceptable to the Purchaser, shall be duly executed and delivered by all signatories as required pursuant to the respective terms thereof;

          (iii) The Seller shall have delivered and released to the Trustee or a Custodian and to the Servicer, respectively, all documents, funds and other assets required to be delivered thereto pursuant to Section 2 of this Agreement;

          (iv) All other terms and conditions of this Agreement required to be complied with on or before the Closing Date shall have been complied with, and the Seller shall have the ability to comply with all terms and conditions and perform all duties and obligations required to be complied with or performed after the Closing Date; and

          (v) The Seller shall have paid all fees and expenses payable by it to the Purchaser or otherwise pursuant to this Agreement.

     Both parties agree to use their best efforts to perform their respective obligations hereunder in a manner that will enable the Purchaser to purchase the Mortgage Loans on the Closing Date.

     6. Closing Documents. The Closing Documents shall consist of the following:

          (i) This Agreement duly executed by the Purchaser and the Seller;

          (ii) An Officer's Certificate substantially in the form of Exhibit D-1 hereto, executed by an executive officer of the Seller, in his or her individual capacity, and dated the Closing Date, and upon which the Purchaser, the Underwriter, their affiliates, the Trustee and the Certificateholders (collectively, for purposes of this Section 6, the "Interested Parties") may rely, attaching thereto as exhibits (A) the resolutions of the board of directors of the Seller authorizing the Seller's entering into the transactions contemplated by this Agreement and
     (B) the certificate of incorporation and by-laws of the Seller;

          (iii) A certificate of good standing of the Seller issued by the Secretary of State of the State of Delaware not earlier than thirty (30) days prior to the Closing Date, and upon which the Interested Parties may rely;

          (iv) A Certificate of the Seller substantially in the form of Exhibit D-2 hereto, executed by an executive officer of the Seller and dated the Closing Date, and upon which the Interested Parties may rely;

          (v) A written opinion of Long Aldridge & Norman, counsel for the Seller, substantially in the form of Exhibit D-3 hereto, with any modifications required by any rating agency (each, a "Rating Agency") identified in the Prospectus Supplement or the Memorandum (each as defined below), dated the Closing Date and addressed to the Purchaser, the Underwriter, the Trustee and, if requested thereby, each Rating Agency, together with such other written opinions as may be required by any Rating Agency; and

          (vi) A letter or letters obtained by the Purchaser and the Seller, among others, from Arthur Andersen LLP, certified public accountants, dated the dates of the Prospectus Supplement and the Memorandum, to the effect that they have performed certain specified procedures as a result of which they have determined that certain information of an accounting, financial or statistical nature set forth in the Prospectus Supplement and the Memorandum under the captions "Summary -- The Mortgage Pool," "Description of the Mortgage Pool" and "Risk Factors -- The Mortgage Loans", Exhibit A-1 to the Prospectus Supplement and the Diskette (as defined below) agrees with the records of the Seller; and

          (vii) Such further certificates, opinions and documents as the Purchaser may reasonably request.


     7. Costs. The Seller shall pay all expenses incidental to the performance of its obligations under this Agreement, including without limitation, any recording fees or fees for title policy endorsements and continuations and fees and expenses of its counsel.

     The Seller shall pay all out-of-pocket costs and expenses of the Purchaser , the Trust and the representatives of the Trust reasonably incurred in connection with the enforcement of any rights or remedies of the Purchaser or the Trust provided for by this Agreement, including the performance of all of the Seller's obligations hereunder: (a) in defending or protecting the Purchaser's right, title and interest in the Mortgage Loans, including, without limitation, the security interests and liens granted hereunder in the event that the sale hereunder is deemed to constitute a loan secured by all or part of the Mortgage Loans, or in defending or protecting the priority of any thereof; and
(b) in the enforcement or attempted enforcement of this Agreement or in the collection or attempted collection of any obligation of the Seller hereunder; provided, however that if the Seller is the prevailing party in any such enforcement action (other than an enforcement action commenced by the Trust or its representatives) against the Seller, then the Seller shall not be obligated to pay any of the foregoing costs or expenses of the Purchaser , and the Purchaser shall be obligated to pay such costs and expenses incurred by the Seller.

     8. Indemnification.

     (a) The Seller shall indemnify and hold harmless the Purchaser, the Underwriter, their respective officers and directors, and each person, if any, who controls the Purchaser or the Underwriter within the meaning of either
Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (i) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in (A) the Prospectus Supplement (including Exhibit A-1 and Exhibit A-2 thereto and the Diskette) or the Memorandum (including the Prospectus Supplement as attached as Exhibit A thereto) or, insofar as they are required to be filed as part of the Registration Statement pursuant to the No-Action Letters, any Computational Materials or ABS Term Sheets with respect to the Registered Certificates, or in any revision or amendment of or supplement to any of the foregoing or (B) any items similar to Computational Materials or ABS Term Sheets forwarded to prospective investors in the Non-Registered Certificates, or (ii) arise out of or are based upon the omission or alleged omission to state in the printed materials described in (i)A) and (B) a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; but, in the case of
(i) and (ii), only if and to the extent that such untrue statement or alleged untrue statement or omission or alleged omission (I) arises out of or is based upon an untrue statement or omission with respect to the Mortgage Loans, the related Mortgagors or the related Mortgaged Properties contained in the Master Tape (it being acknowledged that the Master Tape was used to prepare the Prospectus Supplement including without limitation Exhibit A-1 and Exhibit A-2 thereto, the Memorandum, the Diskette, the Computations Materials and ABS Term Sheets with respect to the Registered Certificates and any items similar to Computational Materials and ABS Term Sheets forwarded to prospective investors in the Non-Registered Certificates), (ii) is contained in the information regarding the Mortgage Loans, the related Mortgagors, the related Mortgaged Properties or the Seller set forth in the Prospectus Supplement and the Memorandum under the headings "Summary of Prospectus Supplement -- The Mortgage Loans", "Risk Factors" and "Description of the Mortgage Pool" or on Exhibit A-1 to the Prospectus Supplement; provided that the foregoing were provided to the Seller for its review, or (III) arises out of or is based upon a breach of the representations and warranties of the Seller set forth in or made pursuant to
Section 4 (such representations and warranties, together with the information described in the preceding clauses (I) and (II), the "Seller Information"; provided that the indemnification provided by this Section 8 shall not apply to the extent that such untrue statement or omission was made as a result of an error in (x) the manipulation of, or (y) any calculations based upon, or (z) any aggregate (other than an aggregation made in the Master Tape by the Seller) of, the information regarding the Mortgage Loans, the related Mortgagors, the related Mortgaged Properties or the Seller set forth in the Master Tape and Exhibit A-2 to the Prospectus Supplement, including without limitation the aggregation of such information with comparable information relating to the mortgage loans conveyed to the Trust by GE Capital Access, Inc. (the "GECA Mortgage Loans"). This indemnity agreement will be in addition to any liability which the Seller may otherwise have. The obligation to indemnify does not include or incorporate herein the cure or repurchase obligation of the Seller.

     For purposes of this Agreement, "Registration Statement" shall mean the registration statement No. 333-32019 filed by the Purchaser on Form S-3, including, without limitation, all exhibits thereto and information incorporated therein by reference; "Prospectus" shall mean the prospectus dated June 15, 1998, as supplemented by the prospectus supplement dated June 18, 1998 (the "Prospectus Supplement"), relating to the Registered Certificates, including, without limitation, all annexes and exhibits thereto; "Memorandum" shall mean the private placement memorandum dated June 18, 1998, relating to the Non-Registered Certificates, including, without limitation, all annexes and exhibits thereto; "Computational Materials" shall have the meaning assigned thereto in the no-action letter dated May 20, 1994 issued by the Division of Corporation Finance of the Securities and Exchange Commission (the "Commission") to Kidder, Peabody Acceptance Corporation I, Kidder, Peabody & Co.

Incorporated, and Kidder Structured Asset Corporation and the no-action letter dated May 27, 1994 issued by the Division of Corporation Finance of the Commission to the Public Securities Association (together, the "Kidder Letters"); "ABS Term Sheets" shall have the meaning assigned thereto in the no-action letter dated February 17, 1995 issued by the Division of Corporation Finance of the Commission to the Public Securities Association (the "PSA Letter" and, together with the Kidder letters, the "No-Action Letters"); "Diskette" shall mean the diskette attached to each of the Prospectus and the Memorandum; and "Master Tape" shall mean the compilation of information and data regarding the Mortgage Loans and the GECA Mortgage Loans covered by the Independent Accountants Report on Applying Agreed Upon Procedures dated June ___,1998 and rendered by Arthur Anderson LLP.

     (b) Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this
Section 6, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Section 8, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Section 8. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for legal or other expenses incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable), approved by the Purchaser in the case of subsection (a), representing the indemnified parties under subsection (a) of this Section 8 who are parties to such action), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii). Unless it shall assume the defense of any proceeding, the indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party or parties from and against any loss or liability by reason of such settlement or judgment. If the indemnifying party assumes the defense of any proceeding, it shall be entitled to settle such proceeding with the consent of the indemnified party or parties in connection with all claims which have been asserted against the indemnified party or parties in such proceeding by the other parties to such settlement, and shall be entitled to settle such proceeding without the consent of the indemnified party or parties, provided that the indemnified party or parties receive a full and unconditional release of all claims asserted against it in such proceeding by the other parties to such settlement.

     (c) If the indemnification provided for in this Section 8 shall for any reason be unavailable in accordance with its terms to an indemnified party under this Section 8, then the Seller and the Purchaser shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) above, in such proportion as is appropriate to reflect the relative fault of the Seller on the one hand and the Purchaser on the other in connection with the statement or omission that result in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Seller of the Purchaser and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection (c) were determined by per capital allocation or by any other method of allocation which does not take account of the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities referred to above shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim which is the subject of this subsection (c) subject to the limitations therein provided under subsection (c). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

     (d) The indemnity and contribution agreements contained in this Section 8 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any of the indemnified parties, and (iii) acceptance of and payment for the Mortgage Loans.

     9. Notices. All communications hereunder shall be in writing and effective only upon receipt and, if sent to the Purchaser, will be sent by regular prepaid U.S. Mail or prepaid reputable overnight courier or delivered by hand and confirmed to it at 277 Park Avenue, 9th Floor, New York, New York 10172,
Attention: N. Dante LaRocca, or such other address as may be designated by the Purchaser to the Seller in writing, or, if sent to the Seller, will be sent by regular prepaid U.S. Mail or prepaid reliable overnight courier or delivered by hand and confirmed to it at 3414 Peachtree Road, N.E., Suite 1140, Atlanta, Georgia 30326-1113, Attention: President, or such other address as may be designated by the Seller to the Purchaser in writing.

     10. Miscellaneous. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated except by a writing signed by the party against whom enforcement of such change, waiver, discharge or termination is sought. This Agreement may not be changed in any manner which would have a material adverse effect on Holders of the Certificates without the prior written consent of the Trustee. This Agreement also may not be changed in any manner which would have a material adverse effect on any other third party beneficiary hereof without the prior written consent of that person. This Agreement may be executed in any number of counterparts, each of which shall for all purposes be deemed to be an original and all of which shall together constitute but one and the same instrument. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, and no other person will have any right or obligation hereunder, other than as provided in Sections 3(a), 3(b), 3(d), 8 and 11 hereof.

     11. Third Party Beneficiaries.

     (a) The Trustee and the Certificateholders are intended third party beneficiaries of the representations, warranties and covenants made by the Seller in Sections 2, 3(a), 3(b), 3(d), 4 and the second paragraph of Section 7 (and, to the extent relevant to the foregoing, in Sections 10, 12, 13, 14, 15, 16 and 19) of this Agreement. It is acknowledged that such representations, warranties and covenants of the Seller may be enforced by the Trustee against the Seller, on behalf of itself and the Certificateholders, to the same extent as if they were parties hereto.

     (b) The Underwriter is an intended third party beneficiary of the representations, warranties and covenants of the Seller set forth in Sections 5, 6 and 8 (and, to the extent relevant to the foregoing, in Sections 10, 13, 14, 15 and 16) of this Agreement. It is acknowledged and agreed that such representations, warranties and covenants may be enforced by or on behalf of the Underwriter against the Seller to the same extent as if it was a party hereto.

     (c) Each of the officers, directors, employees, agents, controlling persons and affiliates of the Purchaser referred to in Section 8 hereof is an intended third party beneficiary of the representations, warranties, covenants and indemnities of the Seller set forth in Sections 8 (and, to the extent relevant to the foregoing, in Sections 10, 13, 14, 15 and 16) of this Agreement. It is acknowledged and agreed that such representations, warranties, covenants and indemnities may be enforced by or on behalf of any such person or entity against the Seller to the same extent as if such person or entity was a party hereto.

     12. Characterization. It is the express intent of the parties hereto that the conveyance contemplated by this Agreement be, and be treated for all purposes as, a sale by the Seller of all the Seller's right, title and interest in and to the Mortgage Loans. Furthermore, it is not the intention of the parties that such conveyance be deemed a pledge of the Mortgage Loans by the Seller to secure a debt or other obligation of the Seller. However, in the event that, notwithstanding the intent of the parties, the Mortgage Loans are held to continue to be property of the Seller then: (a) this Agreement shall also be deemed to be a security agreement under applicable law; (b) the transfer of the Mortgage Loans provided for herein shall be deemed to be a grant by the Seller to the Purchaser of a first priority security interest in all of the Seller's right, title and interest in and to the Mortgage Loans and all amounts payable to the holder(s) of the Mortgage Loans in accordance with the terms thereof (other than scheduled payments of interest and principal due on or before the Cut-off Date) and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property; (c) the assignments by the Purchaser to the Trustee of its interests in the Mortgage Loans as contemplated by Section 4(d) hereof shall be deemed to be an assignment of any security interest created hereunder; (d) the possession by the Purchaser or any successor thereto of the related Mortgage Notes and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be deemed to be "possession by the secured party" for purposes of perfecting the security interest pursuant to Section 9-305 of the [Georgia] Uniform Commercial Code and the Uniform Commercial Code of any other applicable jurisdiction; and (e) notifications to, and acknowledgments, receipts or confirmations from, persons or entities holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Purchaser or any successor thereto for the purpose of perfecting such security interest under applicable law. The Seller and the Purchaser shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Mortgage Loans, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of this Agreement and the Pooling and Servicing Agreement.

     13. Representations, Warranties and Agreements to Survive Delivery. All representations, warranties and agreements contained in this Agreement, incorporated herein by reference or contained in the certificates of officers of the Seller delivered pursuant hereto, shall remain operative and in full force and effect and shall survive delivery of the Mortgage Loans by the Seller to the Purchaser (and by the Purchaser to the Trustee), notwithstanding any restrictive or qualified endorsement or assignment in respect of any Mortgage Loan.

     14. Severability of Provisions. Any part, provision, representation, warranty or covenant of this Agreement that is prohibited or is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation, warranty or covenant of this Agreement that is prohibited or is held to be void or unenforceable in any particular jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provi sion hereof.

     15. Governing Law; Consent to Jurisdiction. This Agreement will be governed by and construed in accordance with the substantive laws of the State of New York, applicable to agreements made and to be performed entirely in said state. The Seller hereby irrevocably (i) submits to the jurisdiction of any federal courts sitting in New York City with respect to matters arising out of or relating to this Agreement (or, if federal jurisdiction does not apply, then New York State courts); (ii) agrees that all claims with respect to such action or proceeding may be heard and determined in such New York State or federal courts;
(iii) waives, to the fullest possible extent, the defense of an inconvenient forum; and (iv) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

     16. Further Assurances. The Seller and the Purchaser agree to execute and deliver such instruments and take such further actions as the other party may, from time to time, reasonably request in order to effectuate the purposes and to carry out the terms of this Agreement.

     17. Successors and Assigns. The rights and obligations of the Seller under this Agreement shall not be assigned by the Seller without the prior written consent of the Purchaser, except that any person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Seller is a party, or any person succeeding to all or substantially all of the business of the Seller, shall be the successor to the Seller hereunder. The Purchaser has the right to assign its interest under this Agreement (other than Section 8), in whole or in part, as contemplated by
Section 4(d) or as may otherwise be required to effect the purposes of the Pooling and Servicing Agreement, and the assignee shall, to the extent of such assignment, succeed to the rights and obligations hereunder of the Purchaser.

     18. Information. The Seller shall provide the Purchaser with such information about the Seller, the Mortgage Loans and the Seller's underwriting and servicing procedures as is (i) customary in commercial mortgage loan securitization transactions, (ii) required by a Rating Agency or a governmental agency or body or (iii) reasonably requested by the Purchaser for use in a public or private disclosure document, shall verify the accuracy thereof.

     19. Cross-Collateralized Mortgage Loans. Notwithstanding anything herein to the contrary, it is hereby acknowledged that certain groups of Mortgage Loans identified on the

Mortgage Loan Schedule as being cross-collateralized with each other, are, in the case of each such particular group of Mortgage Loans (each, a "Cross-Collateralized Group"), evidenced by a single mortgage note and secured by mortgages, deeds of trust and/or deeds to secure debt on all the Mortgaged Properties identified on the Mortgage Loan Schedule as corresponding to such Cross-Collateralized Group. Each such Mortgage Loan actually represents a portion of the entire indebtedness evidenced by the related mortgage note that has been allocated to the Mortgaged Property identified on the Mortgage Loan Schedule as corresponding to such Mortgage Loan. Each of the Mortgage Loans constituting each such Cross-Collateralized Group shall be deemed to be a separate Mortgage Loan that is (a) evidenced by a mortgage note identical to the mortgage note that evidences such Cross-Collateralized Group (but in a principal amount equal to the principal balance allocated to such Mortgage Loan) and (b) cross-defaulted and cross-collateralized with each other Mortgage Loan in such Cross- Collateralized Group. In addition, it is hereby acknowledged that certain other groups of Mortgage Loans identified on the Mortgage Loan Schedule as being cross-collateralized with each other, are, in the case of each such particular group of Mortgage Loans (each, also a "Cross-Collateralized Group"), by their terms, cross-defaulted and cross-collateralized. For purposes of reference, the Mortgaged Property that relates or corresponds to any of the Mortgage Loans referred to in this Section 19 shall be the property identified in the Mortgage Loan Schedule as corresponding thereto. The provisions of this Agreement, including, without limitation, each of the representations and warranties set forth in Exhibit C hereto and each of the capitalized terms used herein but defined in the Pooling and Servicing Agreement, shall be interpreted in a manner consistent with this Section 19. In addition, if there exists with respect to any Cross-Collateralized Group only one original of any document referred to in the definition of "Mortgage File" and covering all the Mortgage Loans in such Cross- Collateralized Group, the inclusion of the original of such document in the Mortgage File for any of the Mortgage Loans constituting such Cross-Collateralized Group shall be deemed an inclusion of such original in the Mortgage File for each such Mortgage Loan.

     IN WITNESS WHEREOF, the Purchaser and the Seller have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.



                                     COLUMN FINANCIAL, INC.



                                     By:_______________________________
                                     Name:
                                     Title:


                                     DLJ COMMERCIAL MORTGAGE
                                     CORP.



                                     By: _______________________________
                                     Name:
                                     Title:

                                    Exhibit A

                 Certain Documents to be Delivered by the Seller
                       with Respect to the Mortgage Loans



     The documents and instruments to be delivered to the Trustee (or a Custodian on behalf of the Trustee) in respect of each Mortgage Loan pursuant to
Section 2(a) of this Agreement are, subject to Section 19, as follows:

     (i) the original executed Mortgage Note, endorsed (without recourse) to the order of Norwest Bank Minnesota, National Association, as trustee for the registered holders of DLJ Commercial Mortgage Corp., Commercial Mortgage Pass-Through Certificates, Series 1998-CG1;

     (ii) an original or copy of the Mortgage and of any intervening assignments thereof that precede the assignment referred to in clause (iv) below, in each case (unless such document has not yet been returned from the applicable recording office) with evidence of recording indicated thereon;

     (iii) an original or copy of any related Assignment of Leases (if such item is a document separate from the Mortgage) and of any intervening assignments thereof that precede the assignment referred to in clause (v) below, in each case (unless such document has not yet been returned from the applicable recording office) with evidence of recording indicated thereon;

     (iv) an original executed assignment of the Mortgage, in favor of Norwest Bank Minnesota, National Association, as trustee for the registered holders of DLJ Commercial Mortgage Corp., Commercial Mortgage Pass-Through Certificates, Series 1998-CG1, in recordable form;

     (v) an original assignment of any related Assignment of Leases (if such item is a document separate from the Mortgage), in favor of Norwest Bank Minnesota, National Association, as trustee for the registered holders of DLJ Commercial Mortgage Corp., Commercial Mortgage Pass-Through Certificates, Series 1998-CG1, in recordable form;

     (vi) originals or copies of any written assumption, modification and substitution agreements in those instances where the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed;

     (vii) the original or a copy of the policy or certificate of lender's title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued, a pro forma policy or an irrevocable, binding commitment to issue such title insurance policy;

     (viii) filed copies of any prior UCC Financing Statements in favor of the originator of such Mortgage Loan or in favor of any assignee prior to the Trustee (but only to the extent the Seller had possession of such UCC Financing Statements prior to the Closing Date) and, if there is an effective UCC Financing Statement in favor of the Seller on record with the applicable public office for UCC Financing Statements, an original UCC-2 or UCC-3, as appropriate, in favor of Norwest Bank Minnesota, National Association, as trustee for the registered holders of DLJ Commercial Mortgage Corp., Commercial Mortgage Pass-Through Certificates, Series 1998-CG1;

     (ix) any environmental indemnity agreement, property management agreement, ground lease, intercreditor agreement, cash management agreement and lock-box agreement relating to such Mortgage Loan; and

     (x) any original documents relating to Additional Collateral.

                                    Exhibit B


            Representations and Warranties with respect to the Seller


     The Seller hereby represents and warrants that, as of the Closing Date:

     (a) The Seller is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own its assets and conduct its business, is duly qualified as a foreign corporation in good standing in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the ability of the Seller to perform its obligations hereunder, and the Seller has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement by it, and has the corporate power and authority to execute, deliver and perform this Agreement and all the transactions contemplated hereby, including, but not limited to, the power and authority to sell, assign, transfer, set over and convey the Mortgage Loans in accordance with this Agreement;

     (b) This Agreement has been duly authorized, executed and delivered by the Seller and assuming its due authorization, execution and delivery by the Purchaser, will constitute a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), or by public policy considerations underlying the securities laws, to the extent that such public policy considerations limit the enforceability of the provisions of this Agreement which purport to provide indemnification from liabilities under applicable securities laws;

     (c) The execution and delivery of this Agreement by the Seller and the performance of its obligations hereunder (1) will not conflict with any provision of any law or regulation to which the Seller is subject, or conflict with, result in a breach of or constitute a default under any of the terms, conditions or provisions of any of the Seller's organizational documents or any agreement or instrument to which the Seller is a party or by which it is bound, or any order or decree applicable to the Seller, or any order or decree applicable to the Seller, or result in the creation or imposition of any lien on any of the Seller's assets or property, in each case which would materially and adversely affect the ability of the Seller to carry out the transactions contemplated by this Agreement; and (2) does not require the consent of any third party or such consent has been obtained;

     (d) There is no action, suit, proceeding or investigation pending or, to the knowledge of the Seller, threatened against the Seller in any court or by or before any other governmental agency or instrumentality which, in the Seller's good faith and reasonable judgment, would materially and adversely affect the validity of the Mortgage Loans or the ability of the Seller to enter into, and carry out the transactions contemplated by, this Agreement;

     (e) The Seller is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency, which default might have consequences that, in the Seller's good faith and reasonable judgment, would materially and adversely affect the condition (financial or otherwise) or operations of the Seller or its properties or might have consequences that would materially and adversely affect its performance hereunder;

     (f) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement or the consummation of the transactions contemplated by this Agreement, other than those which have been obtained by the Seller;

     (g) The transfer, assignment and conveyance of the Mortgage Loans by the Seller to the Purchaser is not subject to any bulk transfer laws or any similar statutory provisions in effect in any applicable jurisdiction;

     (h) The principal place of business and chief executive office of the Seller is located in Atlanta, Georgia.

     (i) The Seller is a wholly-owned subsidiary of DLJ Mortgage Capital, Inc.

                                    Exhibit C


        Representations and Warranties with respect to the Mortgage Loans



     For purposes of this Exhibit C, the phrase "the Seller's knowledge" and other words and phrases of like import shall mean the actual state of knowledge of the Seller regarding the matters referred to, in each case without having conducted any independent inquiry into such matters and without any obligation to have done so (except as expressly set forth herein).

     The Seller hereby represents and warrants that, as of the date hereinbelow specified or, if no such date is specified, as of the Closing Date and subject to Section 19 of this Agreement:

     1. Mortgage Loan Schedule. The information set forth in the Mortgage Loan Schedule with respect to the Mortgage Loans is complete, true and correct in all material respects as of the date of this Agreement and as of the Cut-off Date.

     2. Ownership of Mortgage Loans. Immediately prior to the transfer to the Purchaser of the Mortgage Loans, the Seller had good and marketable title to, and was the sole owner of, each Mortgage Loan. The Seller has full right, power and authority to transfer and assign each Mortgage Loan to or at the direction of the Purchaser and has validly and effectively conveyed (or caused to be conveyed) to the Purchaser or its designee all of the Seller's legal and beneficial interest in and to the Mortgage Loans free and clear of any and all pledges, liens, charges, security interests and/or other encumbrances. The sale of the Mortgage Loans to the Purchaser or its designee does not require the Seller to obtain any governmental or regulatory approval or consent that has not been obtained.

     3. Payment Record. As of the Closing Date, no scheduled payment of principal and interest under any Mortgage Loan was thirty (30) days or more past due, and no Mortgage Loan has been thirty (30) days or more delinquent in the twelve-month period immediately preceding the Closing Date.

     4. Lien; Valid Assignment. The Mortgage related to and delivered in connection with each Mortgage Loan constitutes a valid and, subject to the exceptions set forth in Paragraph 13 below, enforceable first priority lien upon the related Mortgaged Property, prior to all other liens and encumbrances, except for (a) the lien for current real estate taxes and assessments not yet due and payable, (b) covenants, conditions and restrictions, rights of way, easements and other matters that are of public record and/or are referred to in the related lender's title insurance policy, none of which materially interferes with the security intended to be provided by such Mortgage, the current use of the related Mortgaged Property or the current ability of the related Mortgaged Property to generate income sufficient to service the related Mortgage Loan, (c) exceptions and exclusions specifically referred to in such lender's title insurance policy, none of which materially interferes with the security intended to be provided by such Mortgage, the current use of the related Mortgaged Property or the current ability of the related Mortgaged Property to generate income sufficient to service the related Mortgage Loan, (d) other matters to which like properties are commonly subject, none of which materially interferes with the security intended to be provided by such Mortgage, the use of the related Mortgaged Property or the current ability of the related Mortgaged Property to generate income sufficient to service the related Mortgage Loan, and
(e) if such Mortgage Loan is a Cross-Collateralized Mortgage Loan, the lien of the Mortgage for another Mortgage Loan in the same Cross-Collateralized Group (the foregoing items (a) through (e) being herein referred to as the "Permitted Encumbrances"). The related assignment of such Mortgage executed and delivered in favor of the Trustee is in recordable form and, subject to the exceptions set forth in Paragraph 13 below, constitutes a legal, valid and binding assignment, sufficient to convey to the assignee named therein all of the assignor's right, title and interest in, to and under such Mortgage. Such Mortgage, together with any separate security agreements, chattel mortgages or equivalent instruments, establishes and creates a valid and, subject to the exceptions set forth in Paragraph 13 below, enforceable security interest in favor of the holder thereof in all of the related Mortgagor's personal property used in, and reasonably necessary to operate, the related Mortgaged Property. A Uniform Commercial Code financing statement has been filed and/or recorded in all places necessary to perfect a valid security interest in such personal property, and such security interest is only subject to any prior purchase money security interest in such personal property, any personal property leases applicable to such personal property and any security interest in such personal property granted in connection with another Mortgage Loan.

     5. Assignment of Leases and Rents. The Assignment of Leases, if any, related to and delivered in connection with each Mortgage Loan establishes and creates a valid, subsisting and, subject to the exceptions set forth in Paragraph 13 below, enforceable first priority lien on and security interest in the related Mortgagor's interest in all leases, sub-leases, licenses or other agreements pursuant to which any person is entitled to occupy, use or possess all or any portion of the related Mortgaged Property, and each assignor thereunder has the full right to assign the same. The related assignment of such Assignment of Leases executed and delivered in favor of the Trustee is in recordable form and, subject to the exceptions set forth in Paragraph 13 below, constitutes a legal, valid and binding assignment, sufficient to convey to the assignee named therein all of the assignor's right, title and interest in, to and under such Assignment of Leases. To the Seller's knowledge, no person owns any interest in any payments due under the related leases that is superior to the lien created by such Assignment of Leases, if any.

     6. Mortgage Status; Waivers and Modifications. No Mortgage related to a Mortgage Loan has been satisfied, canceled, rescinded or subordinated in whole or in material part, and the related Mortgaged Property has not been released from the lien of such Mortgage, in whole or in material part, nor has any instrument been executed that would effect any such satisfaction, cancellation, subordination, rescission or release. None of the terms of any Mortgage Note, Mortgage or Assignment of Leases related to a Mortgage Loan have been impaired, waived, altered or modified in any respect, except by written instruments, all of which are included in the related Mortgage File. No Mortgage Loan has been modified in any manner such that the terms of such Mortgage Loan, as so modified, are materially (and adversely to the owner thereof) different from the terms of such Mortgage Loan described in the Prospectus.

     7. Condition of Property; Condemnation. Each Mortgaged Property securing a Mortgage Loan is, to the Seller's knowledge, based on its review of the most recent inspection report (which, if prepared by a servicer of such Mortgage Loan, was so prepared in accordance with the related servicing agreement), free and clear of any damage that would materially and adversely affect its value as security for such Mortgage Loan. The Seller has not received notice (and is not otherwise aware) of any proceeding pending for the total or partial condemnation of or affecting the Mortgaged Property securing any Mortgage Loan. To the Seller's knowledge, as of the date of the origination of each Mortgage Loan, all of the material improvements on the related Mortgaged Property lay wholly within the boundaries and building restriction lines of such property, except for encroachments that are insured against by the lender's title insurance policy referred to herein or that do not materially and adversely affect the value or marketability of such Mortgaged Property, and no improvements on adjoining properties materially encroached upon such Mortgaged Property so as to materially and adversely affect the value or marketability of such Mortgaged Property.

     8. Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association (or an equivalent form of) lender's title insurance policy (the "Title Policy") in the original principal amount of such Mortgage Loan after all advances of principal insuring that the related Mortgage is a valid first priority lien on such Mortgaged Property, subject only to the exceptions stated therein (or a pro forma title policy or marked up title insurance commitment on which the required premium has been paid exists which evidences that such Title Policy will be issued). Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and, to the Seller's knowledge, no material claims have been made thereunder and no claims have been paid thereunder (and the Seller has not received notice of any material claims having been made or paid thereunder). No holder of the related Mortgage has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Immediately following the transfer and assignment of the related Mortgage Loan to the Trustee, such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) will inure to the benefit of the Trustee without the consent of or notice to the insurer. The insurer issuing such Title Policy is qualified to do business in the jurisdiction in which the related Mortgaged Property is located, and with respect to at least a majority of the Mortgage Loans (by outstanding principal balance as of the Cut-off Date) such insurer is a nationally recognized title insurer. Such Title Policy contains no exclusion for, or it affirmatively insures, (a) access to a public road, (b) that there are no material encroachments of any part of the improvements on the related Mortgaged Property over easements, which encroachments could reasonably be expected to materially interfere with the use of the related Mortgaged Property (unless the related Mortgaged Property is located in a jurisdiction where such affirmative insurance is not available) and
(c) that the area shown on the survey conducted in connection with the origination of the related Mortgage Loan is the same as the property legally described in the related Mortgage.

     9. No Holdback. The proceeds of each Mortgage Loan have been fully disbursed (except in those cases where the full amount of the Mortgage Loan has been made but a portion thereof is being held back pending the satisfaction of certain leasing or other economic criteria with respect to the related Mortgaged Property), and there is no obligation for future advances with respect thereto. Any and all requirements under each Mortgage Loan as to completion of any on-site or off-site improvement and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before the Closing Date, have been complied with or any such funds so escrowed have not been released.

     10. Mortgage Provisions. The Mortgage Note or Mortgage for each Mortgage Loan, together with applicable state law, contains customary and enforceable provisions (subject to the exceptions set forth in Paragraph 13) such as to render the rights and remedies of the holder thereof adequate for the practical realization against the related Mortgaged Property of the principal benefits of the security intended to be provided thereby.

     11. Trustee under Deed of Trust. If the Mortgage in respect of any Mortgage Loan is a deed of trust, (a) a trustee, duly qualified under applicable law to serve as such, is properly designated and serving under such Mortgage, and (b) except in connection with a trustee's sale after default by the related Mortgagor, no fees or expenses are payable to such trustee by the Seller, the Purchaser or any transferee thereof.

     12. Environmental Conditions. An environmental site assessment was performed with respect to each Mortgaged Property in connection with the origination of the related Mortgage Loan, a report of each such assessment (an "Environmental Report") has been delivered to the Purchaser, and either (x) no such Environmental Report reveals any known circumstances or conditions with respect to the related Mortgaged Property that rendered such Mortgaged Property, at the date of such Environmental Report, in material violation of any applicable environmental laws or (y) if any such Environmental Report does reveal any such circumstances or conditions with respect to the related Mortgaged Property and the same have not been subsequently remediated in all material respects, then either (i) the expenditure of funds necessary to effect such remediation is not material in relation to the outstanding principal balance of the related Mortgage Loan, an d such remediation would not materially adversely affect the value of the Mortgaged Property, or (ii) a sufficient escrow of funds exists for purposes of effecting such remediation, or (iii) the related Mortgagor or other responsible party is currently taking such actions, if any, with respect to such circumstances or conditions as have been required by the applicable governmental regulatory authority. To the Seller's knowledge, there are no circumstances or conditions with respect to such Mortgaged Property not revealed in such Environmental Report that render such Mortgaged Property in material violation of any applicable environmental laws. The Mortgage encumbering such Mortgaged Property requires the related Mortgagor to comply with all applicable federal, state and local environmental laws and regulations.

     13. Loan Document Status. Each Mortgage Note, Mortgage, and other agreement executed by or on behalf of the related Mortgagor with respect to each Mortgage Loan is the legal, valid and binding obligation of the maker thereof (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), and each assignment of Mortgage and assignment of Assignment of Leases executed by the Seller is the legal valid and binding obligation of the Seller, and each such Mortgage Note, Mortgage and other agreement and each such assignment of Mortgage and assignment of Assignment of Leases is enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law), and there is no valid defense, counterclaim or right of offset or rescission available to the related Mortgagor with respect to such Mortgage Note, Mortgage or other agreements.

     14. Insurance. All improvements upon each Mortgaged Property securing a Mortgage Loan are insured, pursuant to the terms of such Mortgage Loan requiring such insurance (or requiring such insurance as the holder of the Mortgage may reasonably require), against loss by hazards of extended coverage in an amount at least equal to the lesser of the outstanding principal balance of such Mortgage Loan and 100% of the full replacement cost of the improvements located on the related Mortgaged Property, and if applicable, the related hazard insurance policy contains appropriate endorsements to avoid the application of co-insurance and does not permit reduction in insurance proceeds for depreciation. Each Mortgaged Property securing a Mortgage Loan is the subject of a business interruption insurance policy providing coverage for at least six (6) months. If any portion of the improvements on a Mortgaged Property securing any Mortgage Loan was, at the time of the origination of such Mortgage Loan, in an area identified in the Federal Register by the Flood Emergency Management Agency as having special flood hazards, and flood insurance was available, a flood insurance policy meeting any requirements of the then current guidelines of the Federal Insurance Administration is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of
(1) the outstanding principal balance of such Mortgage Loan, (2) the full insurable value of such Mortgaged Property, and (3) the maximum amount of insurance available under the National Flood Insurance Act of 1968, as amended. All such hazard and flood insurance policies contain a standard "New York" mortgagee clause for the benefit of the holder of the related Mortgage, its successors and assigns, as mortgagee, and are not terminable (nor may the amount of coverage provided thereunder be reduced) without prior written notice to the mortgagee, and all premiums payable thereon as of the Closing Date, whether annual or otherwise, have been paid. Each

Mortgaged Property securing a Mortgage Loan is also covered by commercial general liability insurance in an amount at least equal to $1 million per occurrence. Each Mortgage requires that the Mortgagor maintain insurance as described above or permits the mortgagee to require insurance as described above. No notice of termination, cancellation or reduction has been received by the Seller with respect to any such hazard, flood or liability insurance policy. The Mortgage for each Mortgage Loan provides that proceeds paid under any such casualty insurance policy will (or, at the lender's option, will) be applied either to the repair or restoration of the related Mortgaged Property or to the payment of amounts due under such Mortgage Loan , except to the extent that (i) the Mortgage entitles the Mortgagor to any portion of such proceeds remaining after the repair or restoration of the Mortgaged Property and payment of amounts due under the Mortgage Loan, and (ii) the Mortgagor's interest in the Mortgaged Property is a leasehold interest (in which case, the provisions of the Mortgage Loan documents relating to the application of the proceeds of casualty insurance policies are as described in Item 19(i) or 20(i)).

     15. Taxes and Assessments. To the Seller's knowledge, there are no delinquent or unpaid taxes or assessments (including assessments payable in future installments), or other outstanding charges affecting any Mortgaged Property securing a Mortgage Loan which are or may become a lien of priority equal to or higher than the lien of the related Mortgage. For purposes of this representation and warranty, real property taxes and assessments shall not be considered unpaid until the date on which interest and/or penalties would be payable thereon.

     16. Mortgagor Bankruptcy. No Mortgagor under a Mortgage Loan is, to the Seller's knowledge, a debtor in any state or federal bankruptcy or insolvency proceeding.

     17. Local Law Compliance. To the best of the Seller's knowledge based on due diligence customarily undertaken by prudent institutional mortgage lenders, the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan comply with applicable zoning laws and ordinances, or constitute a legal non-conforming use or structure or, if any such improvement does not so comply, such non-compliance does not materially and adversely affect the value of the related Mortgaged Property.

     18. Leasehold Estate Only. If "Leasehold" is set forth opposite the name of the related Mortgaged Property on the Mortgage Loan Schedule (other than with respect to the Mortgaged Properties identified on the Mortgage Loan Schedule as Fairfield Inn-Tuscaloosa and Marriott by Courtyard Tuscaloosa), such Mortgage Loan is secured by the interest of a Mortgagor as a lessee under a ground lease of a Mortgaged Property (a "Ground Lease") (with respect to Representations 18, 19 and 20, the term "Ground Lease" shall mean the applicable ground lease, all written amendments and modifications and any related estoppels or agreements from the ground lessor), but not by the related fee interest in such Mortgaged Property (the "Fee Interest") and:

          (a) Such Ground Lease or a memorandum thereof has been or will be duly recorded; such Ground Lease permits the interest of the lessee thereunder to be encumbered by the related Mortgage; and there has been no material change in the terms of such Ground Lease since its recordation, with the exception of written instruments which are a part of the related Mortgage File;

          (b) Such Ground Lease is not subject to any liens or encumbrances superior to, or of equal priority with, the related Mortgage, other than the related Fee Interest and Permitted Encumbrances;

          (c) The Mortgagor's interest in such Ground Lease is assignable to the Purchaser and its successors and assigns upon notice to, but without the consent of, the lessor thereunder (or, if such consent is required, it has been obtained prior to the Closing
               Date) and, in the event that it is so assigned, is further assignable by the Purchaser and its successors and assigns upon notice to, but without the need to obtain the consent of, such lessor;

          (d) At the date of origination, such Ground Lease is in full force and effect, and the Seller has not received notice (nor is the Seller otherwise aware) that any default has occurred under such Ground Lease;

          (e) Such Ground Lease requires the lessor thereunder to give notice of any default by the lessee to the mortgagee (provided that the mortgagee has provided the lessor with notice of its lien in accordance with the provisions of such Ground Lease), and such Ground Lease, or an estoppel letter received by the mortgagee from the lessor, further provides that no notice of termination given under such Ground Lease is effective against the mortgagee unless a copy has been delivered to the mortgagee in the manner described in such Ground Lease;

          (f) A mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under such Ground Lease) to cure any default under such Ground Lease, which is curable after the receipt of notice of any such default, before the lessor thereunder may terminate such Ground Lease;

          (g) Such Ground Lease either (i) has an original term which extends not less than ten (10) years beyond the Stated Maturity Date of the related Mortgage Loan or (ii) has an original term which does not end prior to 3 years following the Stated Maturity Date of the related Mortgage Loan and has extension options that, if exercised by the related Mortgagor, cause the term of such Ground Lease to extend not less than (10) years beyond the Stated Maturity Date of the related Mortgage Loan;

          (h) Such Ground Lease requires the lessor to enter into a new lease with a mortgagee upon termination of such Ground Lease for any reason, including rejection of such Ground Lease in a bankruptcy proceeding;

          (i) Under the terms of such Ground Lease and the related Mortgage, taken together, any related insurance proceeds (other than in respect of a total or substantially total loss or taking) will be applied either (i) to the repair or restoration of all or part of the related Mortgaged Property, with the mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as the repair or restoration progresses (except in such cases where a provision entitling another party to hold and disburse such proceeds would not be viewed as commercially unreasonable by a prudent commercial mortgage lender), or (ii) to the payment of the outstanding principal balance of the Mortgage Loan together with any accrued interest thereon; and

          (j) Such Ground Lease does not impose any restrictions on subletting which would be viewed as commercially unreasonable by a prudent commercial mortgage lender; and such Ground Lease contains a covenant that the lessor thereunder is not permitted, in the absence of an uncured default, to disturb the possession, interest or quiet enjoyment of any lessee in the relevant portion of the Mortgaged Property subject to such Ground Lease for any reason, or in any manner, which would materially adversely affect the security provided by the related Mortgage.

     19. Sub-Leasehold Estate. With respect to each of the Mortgage Loans secured by the Mortgaged Property identified on the Mortgage Loan Schedule as Fairfield Inn- Tuscaloosa and the Mortgage Loan secured by the Mortgaged Property idenitifed on the Mortgage Loan Schedule as Marriott by Courtyard Tuscaloosa, such Mortgage Loan is secured in whole or in part by the interest of the related Mortgagor under a ground sub-lease of the related Mortgaged Property (a "Ground Sub-Lease") (with respect to this Representation 19, the term "Ground Sub-Lease" shall mean such ground sub-lease, all written amendments and modifications, and any related estoppels or agreements from the ground sub-lessor) and not by the related Fee Interest and:

          (a) (i) Such Ground Sub-Lease or a memorandum thereof has been or will be duly recorded; such Ground Sub-Lease (or an estoppel letter executed by the sublessor) permits the interest of the sub-lessee thereunder to be encumbered by the related Mortgage; and there has been no material change in the terms of such Ground Sub-Lease since its recordation, with the exception of written instruments which are a part of the related Mortgage File; and
               (ii) the ground lease under which the sublessor holds its leasehold interest (for purposes of this Section 19, the related "Ground Lease") or a memorandum thereof has been or will be duly recorded; such Ground Lease (or an estoppel letter executed by the related lessor) permits the lessee thereunder to sublease the related leasehold estate (or the sublessor consented to the execution and delivery of the Ground Sub- Lease); and there has been no material change in the terms of such Ground Lease since its recordation, with the exception of written instruments which are a part of the related Mortgage File;

          (b) (i) The related Fee Interest and any existing mortgage or other lien thereon (other than any Permitted Encumbrance) is subject to the rights of the lessee under the related Ground Lease and the Ground Lease does not provide for, and the ground lessee has not otherwise agreed to, the subordination of the rights of the lessee thereunder to any future mortgage or other lien on such related Fee Interest; and (ii) the related Ground Lease and any mortgage or other lien thereon (other than any Permitted Encumbrance) is subject to the rights of the ground sub-lessee under such Ground Sub-Lease and the Ground Sub-Lease does not provide for, and the ground sub-lessee has not otherwise agreed to, the subordination of the rights of the lessee thereunder to any future mortgage or other lien on the leasehold estate created by the related Ground Lease;

          (c) Under the terms of such Ground Sub-Lease and the Ground Lease, the mortgagee has the right, if it succeeds by foreclosure, exercise of power of sale or any other method, to assign its interests in such Ground Sub-Lease without the prior written consent of the ground sublessor;

          (d) (i) At the date of origination of such Mortgage Loan, such Ground SubLease is in full force and effect, and the Seller has not received notice (and the Seller has no knowledge) that any default has occurred under such Ground Sub-Lease and (ii) at the date of origination of such Mortgage

               Loan, the related Ground Lease is in full force and effect and the Seller has not received notice (and the Seller has no knowledge) that any default has occurred under the related Ground Lease;

          (e) (i) Under such Ground Sub-Lease (or an estoppel letter or other agreement between the Seller and the related ground sublessor), the ground sub-lessor has agreed to give to the mortgagee a copy of any notice given by such ground sublessor of any event of default under the terms of such Ground Sub-Lease and such Ground Sub-Lease, or an estoppel letter received by the mortgagee from the lessor, further provides that no notice of termination given under such Ground Sub-Lease is effective against the mortgagee unless a copy has been delivered to the mortgagee in the manner described in such Ground Sub-Lease and (ii) under the related Ground Lease (or an estoppel letter or other agreement between the Seller and the related lessor), the ground lessor thereunder has agreed to give to the mortgagee a copy of any notice given by such ground lessor of any default by the ground lessee and such Ground Lease, or an estoppel letter received by the mortgagee from the lessor, further provides that no notice of termination given under such Ground Lease is effective against the mortgagee unless a copy has been delivered to the mortgagee in the manner described in such Ground Lease;

          (f) (i) Under the terms of the Ground Sub-Lease (or an estoppel letter or other agreement between the Seller and the related ground sublessor), the related ground sublessor has agreed to extend to the mortgagee the opportunity to cure any default under such Ground Sub-Lease, within thirty (30) days following written notice that the Mortgagor has failed to cure such default, before the ground sublessor will take any further action under the terms of such Ground Sub-Lease; and (ii) under the related Ground Lease (or an estoppel letter or other agreement between the Seller and the related ground lessor), the related ground lessor has agreed to extend to the mortgagee the opportunity to cure any default under such Ground Lease, within thirty (30) days following written notice that the Mortgagor has failed to cure such default, before the ground lessor will take any further action under the terms of such Ground Lease;

          (g)  (i) Each of such Ground Sub-Lease and such Ground Lease either
               (A) has an original term which extends not less than ten (10) years beyond the stated Maturity Date of the related Mortgage Loan or (B) has an original term which does not end prior to 3 years following the stated Maturity Date of the related Mortgage Loan and has extension options that, if exercised by the related Mortgagor, cause the term of such Ground Sub- Lease or such Ground Lease (as the case may be) to extend not less than ten
               (10) years beyond the stated Maturity Date of the related Mortgage Loan; (ii) under such Ground Sub-Lease (or an estoppel letter or other agreement between the Seller and the ground sub-lessor), the ground sub- lessor has agreed that the mortgagee shall have the right pursuant to such Ground Sub-Lease to exercise any option to renew the term of the Ground Sub-Lease if the ground sub-lessee fails to do so; and (iii) under the related Ground Lease (or an estoppel letter or other agreement between the Seller and the related ground lessor), the related ground lessor has agreed that the mortgagee shall have the right pursuant to such Ground Lease to exercise any option to renew the term of the Ground Lease if the ground lessee fails to do so;

          (h) (i) Under such Ground Sub-Lease (or an estoppel letter or other agreement between the Seller and the related ground sub-lessor), the ground sub- lessor has agreed that the provisions of the related Mortgage shall control as to the application and distribution of insurance proceeds or proceeds of any exercise of powers of eminent domain payable in connection with the related Mortgaged Property; provided, however, that the proceeds of an award for a taking by eminent domain which represents the ground sub- lessor's interest in the property so taken shall be payable to such ground sub-lessor; and (ii) under the related Ground Lease (or an estoppel letter or other agreement between the Seller and the related ground lessor), the related ground lessor has agreed that the provisions of the related Mortgage shall control as to the application and distribution of insurance proceeds or proceeds of any exercise of powers of eminent domain payable in connection with the related Mortgaged Property;

          (i) (i) Under such Ground Sub-Lease (or an estoppel letter or other agreement between the Seller and the related ground sub-lessor), the related ground sub-lessor has confirmed that the Ground Sub-Lease shall not be modified, terminated or cancelled, nor shall a surrender of the related premises be accepted without the prior written consent of the mortgagee; and (ii) under the related Ground Lease (or an estoppel letter or other agreement between the Seller and the related ground lessor), the related ground lessor has confirmed that the Ground Lease shall not be modified, waived, terminated or cancelled, nor shall a surrender of the related property be accepted without the prior written consent of the mortgagee.

          (j) Such Ground Sub-Lease requires the ground sub-lessor to enter into a new ground sub-lease with a mortgagee upon termination of such Ground Lease for any reason, including rejection of such Ground SubLease in a bankruptcy proceeding; and

          (k) Such Ground Sub-Lease does not impose any restrictions on subletting which would be viewed as commercially unreasonable by a prudent commercial mortgage lender and such Ground Lease contains a covenant that the lessor thereunder is not permitted, in the absence of an uncured default, to disturb the possession, interest or quiet enjoyment of any lessee in the relevant portion of the Mortgaged Property subject to such Ground Sub-Lease for any reason, or in any manner, which would materially adversely affect the security provided by the related Mortgage.

     20. Leasehold Estate and Fee Interest. If "Fee/Leasehold" is set forth opposite the name of the related Mortgaged Property on the Mortgage Loan Schedule, such Mortgage Loan is secured in whole or in part by the interest of the related Mortgagor under a Ground Lease and by the related Fee Interest and:

          (a) Such Fee Interest is subject, and subordinated of record, to the related Mortgage; and the related Mortgage does not by its terms provide that it will be subordinated to the lien of any other mortgage or other lien upon such Fee Interest; and

          (b) Upon occurrence of a default under the terms of the related Mortgage by the Mortgagor, the mortgagee has the right to foreclose upon or otherwise exercise its rights with respect to such Fee Interest within a period of time that would not have been viewed, as of the date of origination, as commercially unreasonable by a prudent commercial mortgage lender.

     21. Escrow Deposits. With respect to escrow deposits and payments relating to any Mortgage Loan, all such payments have been delivered to the Servicer, and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made.

     22. Qualified Mortgage. Such Mortgage Loan is a "qualified mortgage" within the meaning of Section 860G(a)(3) of the Code.

     23. Advancement of Funds. No holder of a Mortgage Loan has, to the Seller's knowledge, advanced funds or induced, solicited or knowingly received any advance of funds from a party other than the owner of the related Mortgaged Property, directly or indirectly, for the payment of any amount required by such Mortgage Loan.

     24. Equity Interest. No Mortgage Loan is automatically convertible into an equity ownership interest in the related Mortgaged Property or the related Mortgagor.

     25. Legal Proceedings. To the Seller's knowledge, there are no pending or threatened actions, suits or proceedings by or before any court or governmental authority against or affecting the Mortgagor under any Mortgage Loan or the related Mortgaged Property that, if determined adversely to such Mortgagor or Mortgaged Property, would materially and adversely affect the value of the Mortgaged Property or the ability of the Mortgagor to pay principal, interest or any other amounts due under such Mortgage Loan.

     26. Junior Liens. Except as otherwise described on Schedule C-1, none of the Mortgage Loans permits the related Mortgaged Property to be encumbered by any lien junior to or of equal priority with the lien of the related Mortgage without the prior written consent of the holder thereof. To the Seller's knowledge, based on a review of the related Title Policy, except as otherwise specified on Schedule C-1 or in the Prospectus Supplement, and except for cases involving other Mortgage Loans, the Mortgaged Properties are not encumbered by any liens junior to the liens of the related Mortgages. In each of the cases described on Schedule C-1, where a Mortgaged Property securing a Mortgage Loan is further encumbered by a junior lien, the loan secured by such junior lien is subject to a subordination and standstill agreement that subordinates such loan and prohibits the related junior creditor from pursuing any remedies for default or causing any bankruptcy proceeding while such Mortgage Loan is outstanding. Except in cases involving other Mortgage Loans, the Mortgaged Properties are not encumbered by any liens of equal priority with the liens of the related Mortgages.

     27. No Mechanics' Liens. To the Seller's knowledge, (i) each Mortgaged Property securing a Mortgage Loan is free and clear of any and all mechanics' and materialmen's liens that are not bonded or escrowed for, and (ii) no rights are outstanding that under law could give rise to any such lien that would be prior or equal to the lien of the related Mortgage. The Seller has not received notice with respect to any Mortgage Loan that any mechanics' and materialmen's liens have encumbered the related Mortgaged Property since origination that have not been released, bonded or escrowed for.

     28. Compliance with Usury Laws. Each Mortgage Loan complied with all applicable usury laws in effect at its date of origination.

     29. Licenses and Permits. To the Seller's knowledge, based on due diligence customarily performed by commercially reasonable lenders in the origination of comparable mortgage loans, as of the date of origination of each Mortgage Loan,
(i) the related Mortgagor was in possession of all material licenses, permits and authorizations required by applicable law for the ownership and operation of the related Mortgaged Property and (ii) all such licenses, permits and authorizations were valid and in full force and effect.

     30. Servicing Practices. The servicing and collection practices used with respect to the Mortgage Loans have in all material respects been legal and met customary standards utilized by prudent institutional commercial and multifamily mortgage loan master servicers.

     31. Cross-collateralization. No Mortgage Loan is cross-collateralized with any loan other than one or more other Mortgage Loans.

     32. Releases of Mortgaged Property. Except as described in the next sentence, no Mortgage Note or Mortgage requires the mortgagee to release all or any portion of the related Mortgaged Property from the lien of the related Mortgage except upon (i) payment in full of all amounts due under the related Mortgage Loan or (ii) delivery of U.S. Treasury securities in connection with a defeasance of the related Mortgage Loan. The Cross-Collateralized Mortgage Loans, and the other individual Mortgage Loans secured by multiple parcels, may require the respective mortgagee(s) to grant releases of portions of the related Mortgaged Property or, in the case of a Cross-Collateralized Group, the release of one or more related Mortgaged Properties upon (a) the satisfaction of certain legal and underwriting requirements and (b) the payment of a release price and prepayment consideration in connection therewith.

     33. No Equity Participation or Contingent Interest. No Mortgage Loan contains any equity participation by the lender or provides for any contingent or additional interest in the form of participation in the cash flow of the related Mortgaged Property.

     34. Fixed Rate Loans. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except with respect to ARD Loans and except for the imposition of a default rate.

     35. Inspection. In connection with the origination of each Mortgage Loan, the Seller inspected, or caused the inspection of, the related Mortgaged Property.

     36. No Material Default. To the Seller's knowledge, there exists no material default, breach, violation or event of acceleration (and no event which, with the passage of time or the giving of notice, or both, would constitute any of the foregoing) under the Mortgage Note or Mortgage for any Mortgage Loan, in any such case to the extent the same materially and adversely affects the value of the Mortgage Loan and the related Mortgaged Property; provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of the subject matter otherwise covered by any other representation and warranty made by the Seller in any of Paragraphs 3, 7, 12, 14, 15, 16, 17, 20, 24, 25, 26 and 28 of this Exhibit C.

     37. Due-on-Sale. Subject to a one-time (or, in the case of certain Mortgage Loans, a multiple-time) transfer right allowed in accordance with certain provisions set forth in the Mortgage securing each Mortgage Loan, such Mortgage contains a "due-on-sale" clause that provides for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the prior written consent of the holder, the Mortgaged Property subject to such Mortgage, or any interest therein, is directly or indirectly transferred or sold.

     38. Single Purpose Entity. The Mortgagor on each Mortgage Loan that, individually or together with the Mortgage Loans of affiliated Mortgagors, represented 5% or more of the Initial Pool Balance, was, as of the origination of the Mortgage Loan, a Single Purpose Entity. For this purpose, a "Single Purpose Entity" shall mean an entity, other than an individual, whose organizational documents provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from any other person, and that it holds itself out as a legal entity, separate and apart from any other person.

     39. Delivery of Mortgage File. The Seller has delivered to the Trustee or a Custodian appointed thereby, with respect to each Mortgage Loan, in accordance with Section 2 of this Agreement, a complete Mortgage File (or, with respect to any missing documents or instruments required to be part of such Mortgage File, a Trust Receipt).

     40. Whole Loan. Each Mortgage loan is a whole loan and not a participation interest in a mortgage loan.

     41. ARD Loans. As of the Closing Date, each ARD Loan requires scheduled monthly payments of principal. If any ARD Loan listed on Schedule C-2 attached hereto is not paid in full by its Anticipated Repayment Date, and assuming that it is not otherwise in default, the rate at which such ARD Loan accrues interest will increase by two percentage points over the original Mortgage Rate.

     42. No Waivers. The Seller has not waived any material default, breach, violation or event of acceleration existing under the related Mortgage or Mortgage Note, except by a written instrument contained in the Mortgage File.

     43. Originator Authorized. To the extent required under applicable law as of the Closing Date, the originator of such Mortgage Loan was authorized to do business in the jurisdiction in which the related Mortgaged Property is located at all times when it held the Mortgage Loan to the extent necessary to ensure the enforceability of such Mortgage Loan.

     44. Defeasance Provision. Any Mortgage Loan which contains a provision for any defeasance of mortgage collateral either (A) requires the consent of the holder of the Mortgage Loan to any defeasance or (B) permits defeasance (i) no earlier than two years following the Closing Date, (ii) only with substitute collateral constituting "government securities" within the meaning of Treas. Reg. Section 1.860G-2(a)(8)(i) and (iii) only to facilitate the disposition of mortgage real property and not as part of an arrangement to collateralize a REMIC offering with obligations that are not real estate mortgages.

     45. Tax Parcels. Each Mortgaged Property constitutes one or more complete and separate tax lots.

     46. Monthly Payment. Each Mortgage Loan has a Monthly Payment due on July 1, 1998, which is required to include interest for an entire month (as determined on a 30/360 basis or an actual/360 basis, whichever basis applies under the terms of such Mortgage Loan).

     47. Fee Interest. If "Fee" is set forth opposite the name of the related Mortgaged Property on the Mortgage Loan Schedule, the interest of the related Mortgagor in such Mortgaged Property is a fee simple interest in real property.

     48. Collateral. The Mortgage Note is not secured by any collateral that is not conveyed pursuant to this Agreement.

                                  SCHEDULE C-1

              EXCEPTIONS TO CERTAIN REPRESENTATIONS AND WARRANTIES

                                   Exhibit D-1

                     Certificate of an Officer of the Seller


                          DLJ COMMERCIAL MORTGAGE CORP.
                  Commercial Mortgage Pass-Through Certificates
                                 Series 1998-CG1

               Certificate of Secretary of Column Financial, Inc.

     I, ____________________, a Secretary of Column Financial, Inc. ("Column") hereby certify as follows:

     1. Column is duly incorporated and in good standing under the laws of the State of Delaware.

     2. Attached hereto as Exhibit I are true and correct copies of the Articles of Incorporation and By-Laws of Column, which Articles of Incorporation and By-Laws are on the date hereof, and have been at all times, in full force and effect.

     3. To the best of my knowledge, no proceedings looking toward liquidation or dissolution of Column are pending or contemplated.

     4. Each person listed below is and has been the duly elected and qualified officer or authorized signatory of Column and his/her genuine signature is set forth opposite his/her name:

     Name                            Office                 Signature

     ___________________             ________________       ____________________

     ___________________             ________________       ____________________


     5. Each person listed above who signed, either manually or by facsimile signature, the Mortgage Loan Purchase and Sale Agreement, dated as of June ___, 1998 (the "Agreement"), between DLJ Commercial Mortgage Corp. ("DLJCMC") and Column, or any certificate delivered pursuant thereto, was, at the time of such signing and delivery, duly authorized or appointed to execute such document in such capacity, and the signatures of such persons or facsimiles thereof appearing on such document are their genuine signatures.

     6. Attached hereto as Exhibit II is a true and correct copy of the resolutions of the Board of Directors of Column enacted on _______________ authorizing the Agreement and the consummation of the transactions contemplated thereby. Such resolutions have not been rescinded and, as of the date hereof, remain in full force and effect.

     Capitalized terms used but not defined herein have the respective meanings given to them in the Agreement.

     IN WITNESS WHEREOF, the undersigned has executed this certificate as of ___________, 1998.


                                             ----------------

                                     Name:
                                     Title:   Secretary


     I, _______________, a ____________________ of Column, hereby certify that
__________________ is a duly elected or appointed, as the case may be, qualified and acting Secretary of Column and that the signature appearing above is such officer's genuine signature.


     IN WITNESS WHEREOF, the undersigned has executed this certificate as of ___________, 1998.




                                     --------------------------------
                                     Name:
                                     Title:

                                   Exhibit D-2

                            Certificate of the Seller


                          DLJ COMMERCIAL MORTGAGE CORP.
                  Commercial Mortgage Pass-Through Certificates
                                 Series 1998-CG1

                      Certificate of Column Financial, Inc.


     In connection with the execution and delivery by Column Financial, Inc. ("Column") of, and the consummation of the various transactions contemplated by, that certain Mortgage Loan Purchase and Sale Agreement, dated as of June 18, 1998 (the "Agreement"), between DLJ Commercial Mortgage Corp., as purchaser, and Column, as seller, the undersigned hereby certifies that (i) the representations and warranties of Column in the Agreement are true and correct in all material respects at and as of the date hereof with the same effect as if made on the date hereof, (ii) Column has, in all material respects, complied with all the agreements and satisfied all the conditions on its part required under the Agreement to be performed or satisfied at or prior to the date hereof, and (iii) Column has reviewed and approved the information set forth in each of the Prospectus Supplement and the Memorandum under the caption "Description of the Mortgage Pool" and elsewhere in the Prospectus Supplement and the Memorandum with respect to the subjects discussed under such caption in each, as well as the information set forth on Exhibits A-1 and A-2 to the Prospectus Supplement, and, insofar as such information relates to the Mortgage Loans, the related Mortgagors or the related Mortgaged Properties such information did not, as of the date of the Prospectus Supplement and the Memorandum, and does not, as of the date hereof, include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (provided that Column makes no certification as to whether such information included or includes any untrue statement of a material fact with respect to GECA, the GECA Mortgage Loans, the Column Third Party Originators and/or the Column Third Party Mortgage Loans or omitted or omits to state a material fact with respect thereto). Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Agreement.

     Certified this ____ day of _______, 1998.


                                     COLUMN FINANCIAL, INC.


                                     By:________________________________________
                                     Name:
                                     Title:

                                   Exhibit D-3

                        Opinion of Counsel to the Seller


                                ___________, 1998



DLJ Commercial Mortgage Corp.
277 Park Avenue
New York, NY 10172

Donaldson, Lufkin & Jenrette Securities Corporation
277 Park Avenue
New York, N.Y. 10172

Norwest Bank Minnesota, National Association
3 New York Plaza
15th Floor
New York, NY 10004

Standard & Poor's Rating Services, A Division of
    the McGraw-Hill Companies, Inc.
26 Broadway, 10th Floor
New York, NY 10004

Fitch Investors Service, L.P.
One State Street Plaza
New York, NY 10004

          Re: DLJ Commercial Mortgage Corp. Commercial Mortgage Pass-Through Certificates, Series 1998-CG1

Ladies and Gentlemen:

     We have acted as counsel to Column Financial, Inc. (the "Seller") in connection with the sale of certain mortgage loans (the "Mortgage Loans") by the Seller to DLJ Commercial Mortgage Corp. ("DLJCMC"), pursuant to a Mortgage Loan Purchase and Sale Agreement, dated as of __________, 1998 (the "Agreement"), between the Seller and DLJCMC. This opinion is being delivered to you pursuant to the Agreement. Capitalized terms not defined herein have the meanings set forth in the Agreement.

     In rendering this opinion letter, we have examined the Agreement and such other documents as we have deemed necessary. As to matters of fact, we have examined and relied upon representations of the Seller contained in the Agreement and, where we have deemed appropriate, representations or certifications of parties to the Agreement or public officials. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies. We have assumed that all parties to the Agreement other than the Seller had the corporate power and authority to enter into and perform all obligations thereunder. As to such parties other than the Seller, we also have assumed the due authorization by all requisite corporate action, the due execution and delivery and the enforceability of such document. We have further assumed the conformity of the Mortgage Loans and related documents to the requirements of the Agreement and have assumed that the Seller is the owner of the Mortgage Loans.

     Based upon and subject to the foregoing, it is our opinion that:

     1. The Seller is a corporation duly incorporated and validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to own its properties, to conduct its business as presently conducted by it, to own and to transfer and convey to DLJCMC the Mortgage Loans and to enter into and perform its obligations under the Agreement.

     2. The Agreement has been duly and validly authorized, executed and delivered by the Seller and constitutes a valid, legal and binding agreement of the Seller, enforceable against the Seller in accordance with its terms.

     3. No consent, approval, authorization or order of any State of Georgia, State of Delaware or federal court or governmental agency or body is required for the consummation by the Seller of the transactions contemplated by the Agreement, except for those consents, approvals, authorizations or orders that previously have been obtained.

     4. Neither the transfer of the Mortgage Loans as provided in the Agreement, nor the fulfillment of the terms of or the consummation of any other of the transactions contemplated by the Agreement, will result in a breach of any term or provision of the certificate of incorporation or by-laws of the Seller or any State of Georgia, State of Delaware or federal statute or regulation applicable to the Seller, or to our knowledge, will conflict with, result in a breach, violation or acceleration of or constitute a default under, the terms of any indenture or other agreement or instrument to which the Seller is a party or by which it is bound, or any order of any State of Georgia, State of Delaware or federal court, regulatory body, administrative agency or governmental body having jurisdiction over the Seller.

     5. To our knowledge, there are no actions, proceedings, or investigations pending or threatened against the Seller before any State of Georgia, State of Delaware or federal court, administrative agency or other tribunal (a) asserting the invalidity of the Agreement, (b) seeking to prevent the consummation of any of the transactions contemplated in the Agreement, or (c) that might materially and adversely affect the performance by the Seller of its obligations under, or the validity or enforceability of the Agreement.

     The opinion set forth above in paragraph 2 as to enforceability is subject to and limited by the following:

     (a) The effect of bankruptcy, insolvency, reorganization, moratorium and other laws and court decisions of general application (including, without limitation, laws relating to fraudulent conveyances, preferences and equitable subordination) and other legal or equitable principles relating to, limiting or affecting the enforcement of creditors' rights generally; and

     (b) The discretion of any court of competent jurisdiction in awarding equitable remedies, including, but not limited, to specific performance or injunctive relief.

     Where we have rendered our opinion concerning matters "known to us" or this letter otherwise refers to our knowledge or our attention, such reference shall
mean only the knowledge of [                             ], who are the
attorneys in our firm primarily responsible for our services relating to the Seller, and shall not refer to the knowledge of any other person in any way associated with this firm. Furthermore, such knowledge refers only to matters of which the attorneys named above are consciously aware at the time of execution of this letter, and you are advised that we have made no independent investigation or verification of such matters and have not searched or reviewed the files and records of or relating to Seller or such matters in our office, in the public records, in the possession of Seller, or elsewhere.

     In rendering this opinion letter, we do not express any opinion concerning any law other than the law of the State of Georgia, the corporate law of the State of Delaware and the federal law of the United States. In that regard, we note that the Agreement provides that it is to be governed under the internal laws of the State of New York. Therefore, our opinion in paragraph 2 above is rendered on the assumption that pertinent New York law is identical to pertinent Georgia law, as to the correctness of which assumption we render no opinion. Further, we express no opinion as to the conflict of laws provisions of the State of New York, the State of Georgia, or otherwise. We do not express any opinion concerning the application of the "doing business" laws or the securities laws of any jurisdiction.

     Any and all opinions rendered by this firm in this opinion letter are limited to the matters expressly set forth herein; and no opinion is implied or to be inferred beyond the matters expressly so stated. This opinion is given as of the date hereof, and we expressly decline any undertaking to revise or update this opinion subsequent to the date hereof or to advise you of any matter arising subsequent to the date hereof, which would cause us to modify the opinion, in whole or in part.

     This opinion letter is rendered for the sole benefit of each addressee hereof, and no other person is entitled to rely hereon. Copies of this letter may not be furnished to any other person, nor may any portion of this letter be quoted, circulated or referred to in any other document.

                                      Very truly yours,

                                   Schedule 1

                             Mortgage Loan Schedule

                                   Schedule 2

                        Third Party Originator Agreements



      THIRD PARTY ORIGINATOR                THIRD PARTY ORIGINATOR AGREEMENT
      ----------------------                --------------------------------
1. ARCS Commercial Mortgage Co.,      Seller's Warranty Certificate dated as of
   L.P. ("ARCS")                      June 18, 1998, from ARCS in favor of DLJ
                                      Mortgage Capital, Inc. ("DLJMCI")

2. ITLA Funding Corporation ("ITLA")  Seller's Warranty Certificate dated as of
                                      June 18, 1998, from ITLA in favor of
                                      DLJMCI
2. Union Capital Investments, LLC     Seller's Warranty Certificate dated as of
   ("Union Capital")                  June 17, 1998, from Union Capital in favor
                                       of DLJMCI

                                   EXHIBIT M-2

             FORM OF GECA MORTGAGE LOAN PURCHASE AND SALE AGREEMENT


                    MORTGAGE LOAN PURCHASE AND SALE AGREEMENT


     This Mortgage Loan Purchase and Sale Agreement, dated as of June 18, 1998 (this "Agreement"), is between DLJ Commercial Mortgage Corp., a Delaware corporation (the "Purchaser"), and GE Capital Access, Inc., a Delaware corporation (the "Seller").

     The Seller intends to sell, assign, transfer, set over and otherwise convey to the Purchaser, subject to the terms and conditions set forth below, certain mortgage loans (collectively, the "Mortgage Loans") identified and more particularly described on Schedule 1 attached hereto (the "Mortgage Loan Schedule"). Unless otherwise indicated on the Mortgage Loan Schedule, the Mortgage Loans were originated by the Seller.

     Reference is made to the Pooling and Servicing Agreement, dated as of June 1, 1998 (the "Pooling and Servicing Agreement"), among the Purchaser, as depositor, GE Capital Loan Services, Inc., as servicer (in such capacity, the "Servicer"), Midland Loan Services, Inc., as special servicer (in such capacity, the "Special Servicer"), and Norwest Bank Minnesota, National Association as trustee (in such capacity, the "Trustee") and as REMIC administrator (in such capacity, the "REMIC Administrator"), relating to the issuance of the Purchaser's Commercial Mortgage Pass-Through Certificates, Series 1998-CG1 (the "Certificates"). Capitalized terms used without definition herein shall have the respective meanings assigned to them in the Pooling and Servicing Agreement as in full force and effect on the Closing Date (as defined below). The Seller acknowledges that the Purchaser intends to transfer the Mortgage Loans, together with certain other commercial and multifamily mortgage loans, to the Trustee in exchange for the Certificates. The Purchaser has entered into an Underwriting Agreement, dated the date hereof (the "Underwriting Agreement"), with Donaldson, Lufkin & Jenrette Securities Corporation (the "Underwriter"), whereby the Purchaser will sell to the Underwriter all of the Certificates that are to be registered under the Securities Act of 1933, as amended (the "Securities Act"; and such Certificates, the "Registered Certificates"). The Purchaser has also entered into a Certificate Purchase Agreement, dated the date hereof (the "Certificate Purchase Agreement"), with the Underwriter, whereby the Purchaser will sell to the Underwriter all of the remaining Certificates (the "Non-Registered Certificates").



1. Agreement to Purchase. The Seller agrees to sell, assign, transfer, set over and otherwise convey, and the Purchaser agrees to purchase, the Mortgage Loans. The purchase and sale of the Mortgage Loans shall take place on June 24, 1998 or such other date as shall be mutually acceptable to the parties hereto (the "Closing Date"). The Mortgage Loans will have an aggregate Cut-off Date Balance of approximately $818,436,243.85 (the "Initial Pool Balance"). The purchase price for the Mortgage Loans shall be determined in accordance with the letter agreement between the Purchaser and the Seller including accrued interest thereon from June 1, 1998 (the "Cut-off Date") to but not including the Closing Date. Such purchase price shall be paid to the Seller on the Closing Date by wire transfer in immediately available funds or by such other method as shall be mutually acceptable to the parties hereto.

     2. Conveyance of the Mortgage Loans.

     (a) Effective as of the Closing Date, subject only to receipt of the purchase price referred to in Section 1 above, the Seller does hereby sell, assign, transfer, set over and otherwise convey to the Purchaser all the Seller's right, title and interest in and to the Mortgage Loans, including all interest and principal received on or with respect to the Mortgage Loans after the Cut-off Date (other than scheduled payments of interest and principal due on or before the Cut-off Date), together with all of the Seller's right, title and interest in and to the proceeds of any related title, hazard or other insurance policies and any escrow, reserve or other comparable accounts related to the Mortgage Loans (including letters of credit representing reserves or escrows). On the Closing Date, the Seller shall transfer or cause to be transferred to the Servicer the funds in such escrow, reserve or other comparable accounts related to the Mortgage Loans, together with an amount equal to all collections on the Mortgage Loans received prior to the Closing Date that represent scheduled payments of principal and interest due and principal prepayments received after the Cut-off Date.

     (b) In connection with such transfer and assignment, the Purchaser hereby directs the Seller to, and the Seller hereby agrees to, deliver to, and deposit with, the Trustee (or a custodian appointed thereby (a "Custodian")) the documents and/or instruments described on Exhibit A hereto with respect to each Mortgage Loan (collectively as to each Mortgage Loan, the "Mortgage File"). The Seller shall also cause (at its own expense) any letter of credit delivered by a Mortgagor and included in the Mortgage File to be transferred to and for the benefit of the Trustee, including changing the beneficiary thereof, as necessary. In addition, the Purchaser hereby directs the Seller to, and the Seller hereby agrees to, deliver to, and deposit with, the Servicer all of the documents and other items referred to in Section 2.01(f) of the Pooling and Servicing Agreement with respect to the Mortgage Loans (collectively as to each Mortgage Loan, the "Servicing File"), together with any and all unapplied escrows and reserves in respect of the Mortgage Loans.

     If the Seller cannot deliver on the Closing Date any original or certified recorded document described on Exhibit A or any original title insurance policy, the Seller shall use its best efforts, promptly upon receipt thereof, to deliver such original or certified recorded documents or original title insurance policy to the Trustee or Custodian, as the case may be (unless the Seller is delayed in making such delivery by reason of the fact that such original or certified recorded documents shall not have been returned by the appropriate recording office or such original title insurance policy has not yet been issued, in which case it shall notify the Trustee and, if applicable, the Custodian in writing of such delay and shall deliver such documents to the Trustee or Custodian, as the case may be, promptly upon the Seller's receipt thereof). In any event, if the Seller fails to deliver any original or certified recorded document described on Exhibit A or any original title policy described on Exhibit A to the Trustee or Custodian within 180 days following the Closing Date, such failure shall be deemed to constitute a breach of the representation set forth in Item 38 of Exhibit C hereto with respect to the related Mortgage Loan.

     3. Representations and Warranties.

     (a) The Seller hereby makes, as of the Closing Date, to and for the benefit of the Purchaser and its successors and assigns (including, without limitation, the Trustee for the benefit of the Certificateholders), each of the representations and warranties set forth in Exhibit B.

     (b) The Seller hereby makes, as of the Closing Date (or as of such other date specifically provided in the particular representation or warranty), to and for the benefit of the Purchaser and its successors and assigns (including, without limitation, the Trustee for the benefit of the Certificateholders), each of the representations and warranties set forth in Exhibit C.

     (c) The Seller hereby represents and warrants, as of the Closing Date, to and for the benefit of the Purchaser only, that the Seller has not dealt with any broker, investment banker, agent or other person (other than the Purchaser and the Underwriter) who may be entitled to any commission or compensation payable by Purchaser or Underwriter in connection with the sale to the Purchaser of the Mortgage Loans.

     (d) The Seller hereby agrees that it shall be deemed to make to and for the benefit of the Purchaser and its successors and assigns (including, without limitation, the Trustee for the benefit of the Certificateholders), as of the date of substitution, with respect to any replacement mortgage loan (a "Replacement Mortgage Loan") that is substituted for a Defective Mortgage Loan (as defined in Section 4(a) hereof), each of the representations and warranties set forth in Exhibit B and Exhibit C. From and after the date of substitution, each Replacement Mortgage Loan, if any, shall be deemed to constitute a "Mortgage Loan" hereunder for all purposes.

     4. Notice of Breach; Cure, Repurchase and Substitution.

     (a) Within ninety (90) days of receipt of notice by the Seller that there has been a breach of any of the representations and warranties set forth in Exhibit B or Exhibit C and made by the Seller pursuant to Section 3(a), Section 3(b) or Section 3(d), as the case may be, which breach materially and adversely affects the value of any Mortgage Loan or the interests of the legal and/or beneficial owner(s) thereof (any such breach, a "Material Breach"), the Seller shall, subject to subsection (b) below, (i) cure such Material Breach in all material respects or (ii) repurchase each affected Mortgage Loan (each, a "Defective Mortgage Loan") at the related Purchase Price (as defined in the Pooling and Servicing Agreement, but without giving effect to any amendment thereto unless approved in writing by Seller) in accordance with the directions of the owner(s) of such Defective Mortgage Loan(s); provided that if (i) such Material Breach does not relate to whether the Defective Mortgage Loan is a "qualified mortgage" within the meaning of Section 860G(a)(3) of the Code (a "Qualified Mortgage"), (ii) such Material Breach is capable of being cured but not within such 90-day period, (iii) the Seller has commenced and is diligently proceeding with the cure of such Material Breach within such 90-day period, and
(iv) the Seller shall have delivered to the owner(s) of the Defective Mortgage Loan a certification executed on behalf of the Seller by an officer thereof setting forth the reason that such Material Breach is not capable of being cured within the initial 90-day period and what actions the Seller is pursuing in connection with the cure thereof and stating that the Seller anticipates that such Material Breach will be cured within an additional period not to exceed 90 more days, then the Seller shall have up to an additional 90 days to complete such cure, in which event the Seller shall continue to proceed diligently to effect such cure as early as practicable within such 90- day period; and provided, further, that if the Seller's obligation to repurchase any Defective Mortgage Loan as a result of a Material Breach arises within the three-month period commencing on the Closing Date (or within the two-year period commencing on the Closing Date if the Defective Mortgage Loan is a "defective obligation" within the meaning of Section 860G(a)(4)(B)(ii) of the Code and Treasury Regulation Section 1.860G-2(f)), the Seller may, at its option, in lieu of repurchasing such Defective Mortgage Loan (but, in any event, no later than such repurchase would have to have been completed), (x) replace such Defective Mortgage Loan with one or more substitute mortgage loans that individually and collectively satisfy the requirements of the definition of "Qualifying Substitute Mortgage Loan" set forth in the Pooling and Servicing Agreement, and
(y) pay any corresponding Substitution Shortfall Amount, such substitution and payment to be effected in accordance with the terms of the Pooling and Servicing Agreement (or, if the Defective Mortgage Loan is no longer subject thereto, in accordance with the reasonable instructions of the owner(s) thereof). Any such repurchase or replacement of a Defective Mortgage Loan shall be on a whole loan, servicing released basis. The Seller shall have no obligation to monitor the Mortgage Loans regarding the existence of a Material Breach, but if Seller discovers a Material Breach with respect to a Mortgage Loan, it will notify Purchaser.

     Whenever one or more mortgage loans are substituted for a Defective Mortgage Loan as contemplated by this Section 4(a), the Seller (i) shall deliver the related Mortgage File to the owner(s) of the Defective Mortgage Loan, (ii) certify that such substitute mortgage loan satisfies or such substitute mortgage loans satisfy, as the case may be, all of the requirements of the definition of "Qualifying Substitute Mortgage Loan" set forth in the Pooling and Servicing Agreement and (iii) send such certification to such owner(s). No mortgage loan may be substituted for a Defective Mortgage Loan as contemplated by this Section 4(a) if the Defective Mortgage Loan to be replaced was itself a Replacement Mortgage Loan. Monthly Payments due with respect to each Replacement Mortgage Loan (if any) after the related date of substitution, and Monthly Payments due with respect to each Defective Mortgage Loan (if any) after the Cut-off Date and on or prior to the related date of repurchase or substitution, shall belong to the Purchaser and its successors and assigns. Monthly Payments due with respect to each Replacement Mortgage Loan (if any) on or prior to the related date of substitution, and Monthly Payments due with respect to each Defective Mortgage Loan (if any) after the related date of repurchase or substitution, shall belong to the Seller.

     If any Defective Mortgage Loan is to be repurchased or replaced as contemplated by this Section 4(a), the Seller shall amend the Mortgage Loan Schedule to reflect the removal of the Defective Mortgage Loan and, if applicable, the substitution of the related Replacement Mortgage Loan(s) and shall forward such amended schedule to the owner(s) of such Defective Mortgage Loan.

     Except as contemplated by Section 8, it is understood and agreed that the obligations of the Seller set forth in this Section 4(a) to cure a Material Breach or repurchase or replace the related Defective Mortgage Loan(s) constitute the sole remedies available to the Purchaser or any assignee respecting a breach of the representations and warranties set forth on Exhibits B and C and made by the Seller pursuant to Sections 3(a), 3(b) and 3(d), respectively.

     (b) It shall be a condition to any repurchase of or substitution for a Defective Mortgage Loan by the Seller pursuant to Section 4(a) that the Trustee as assignee of the Purchaser shall have executed and delivered such instruments of transfer or assignment then presented to it by the Seller, in each case without recourse, as shall be necessary to vest in the Seller the legal and beneficial ownership of such Defective Mortgage Loan (including any property acquired in respect thereof or proceeds of any insurance policy with respect thereto), to the extent that such ownership interest was transferred to the Trustee under the Pooling and Servicing Agreement.

     (c) The Seller hereby acknowledges and consents to the assignment by the Purchaser to the Trustee, as trustee under the Pooling and Servicing Agreement, for the benefit of the Certificateholders, of (i) the representations and warranties set forth in Exhibits B and C and made by the Seller pursuant to Sections 3(a), 3(b) and 3(d), respectively, (ii) the obligation of the Seller to repurchase or replace a Defective Mortgage Loan in connection with a Material Breach pursuant to Section 4(a) and (iii) the obligation of the Seller to deliver certain documentation, funds and other assets relating to the Mortgage Loans pursuant to Section 2. The Trustee or its designee may enforce such obligations as provided in Section 11(a) hereof or as assignee.

     5. Closing. The closing of the sale of the Mortgage Loans (the "Closing") shall be held at the offices of Sidley & Austin, 875 Third Avenue, New York, New York 10022 at 10:00 a.m., New York City time (or at such other place and time as may be determined by the Purchaser), on the Closing Date.

     The Closing shall be subject to each of the following conditions:

          (i) All of the representations and warranties of the Seller made pursuant to Section 3 of this Agreement shall be true and correct as of the Closing Date;

          (ii) All documents specified in Section 6 of this Agreement (the "Closing Documents"), in such forms as are agreed upon and acceptable to the Purchaser, shall be duly executed and delivered by all signatories as required pursuant to the respective terms thereof;

          (iii) The Seller shall have delivered and released to the Trustee or a Custodian and to the Servicer, respectively, all documents, funds and other assets required to be delivered thereto pursuant to Section 2 of this Agreement;

          (iv) All other terms and conditions of this Agreement required to be complied with on or before the Closing Date shall have been complied with, and the Seller shall have the ability to comply with all terms and conditions and perform all duties and obligations required to be complied with or performed after the Closing Date; and

          (v) The Seller shall have paid all fees and expenses payable by it to the Purchaser or otherwise pursuant to this Agreement.

     Both parties agree to use their best efforts to perform their respective obligations hereunder in a manner that will enable the Purchaser to purchase the Mortgage Loans on the Closing Date.

     6. Closing Documents. The Closing Documents shall consist of the following:

          (i) This Agreement duly executed by the Purchaser and the Seller;

          (ii) An Officer's Certificate substantially in the form of Exhibit D-1 hereto, executed by an executive officer of the Seller, in his or her individual capacity, and dated the Closing Date, and upon which the Purchaser, the Underwriter, their affiliates, the Trustee and the Certificateholders (collectively, for purposes of this Section 6, the "Interested Parties") may rely, attaching thereto as exhibits (A) the resolutions of the board of directors of the Seller authorizing the Seller's entering into the transactions contemplated by this Agreement and
     (B) the certificate of incorporation and by-laws of the Seller;

          (iii) A certificate of good standing of the Seller issued by the Secretary of State of the State of Delaware not earlier than thirty (30) days prior to the Closing Date, and upon which the Interested Parties may rely;

          (iv) A certificate of the Seller substantially in the form of Exhibit D-2 hereto; executed by an authorized signatory of the Seller and dated the Closing Date, and upon which the Interested Parties may rely;

          (v) Written opinions of Kevin Korsh, Esq., in-house counsel for the Seller and GECC (as defined below) and Andrews & Kurth L.L.P., counsel for the Seller and GECC, substantially in the forms of Exhibit D-3A and Exhibit D-3B hereto with any modifications required by any rating agency (each, a "Rating Agency") identified in the Prospectus Supplement or the Memorandum (each as defined below), dated the Closing Date and addressed to the Purchaser, the Underwriter, the Trustee and, if requested thereby, each Rating Agency, together with such other written opinions as may be required by any Rating Agency, including a written opinion of Cadwalader, Wickersham and Taft, counsel for the Seller and GECC with respect to "true sale" issues; and

          (vi) A written letter of Cadwalader, Wickersham & Taft, counsel for the Seller, and Andrews & Kurth LLP, counsel for the Seller, each in form and substance acceptable to the Purchaser and the Underwriter, dated the Closing Date and addressed to the Purchaser and the Underwriter relating to the Prospectus Supplement and the Memorandum;

          (vii) A letter or letters obtained by the Purchaser and the Seller, among others, from Arthur Andersen LLP, certified public accountants, dated the dates of the Prospectus Supplement and the Memorandum, to the effect that they have performed certain specified procedures as a result of which they have determined that certain information of an accounting, financial or statistical nature set forth in the Prospectus Supplement and the Memorandum under the captions "Summary -- The Mortgage Pool," "Description of the Mortgage Pool" and "Risk Factors -- The Mortgage Loans", Exhibit A-1 to the Prospectus Supplement and the Diskette (as defined below) agrees with the records of the Seller; and

          (viii) Such further certificates, opinions and documents as the Purchaser may reasonably request.

     7. Costs. The Seller shall pay all expenses incidental to the performance of its obligations under this Agreement, including without limitation, any recording fees or fees for title policy endorsements and continuations and fees and expenses of its counsel, provided that Seller and Purchaser shall share certain costs and expenses as outlined in a separate terms sheet.

     The Seller shall pay all out-of-pocket costs and expenses of the Purchaser (including the Trust and its representatives as assignee thereof) reasonably incurred in connection with the enforcement of any rights or remedies of the Purchaser or the Trust provided for by this Agreement, including the performance of all of the Seller's obligations hereunder: (a) in defending or protecting the Purchaser's right, title and interest in the Mortgage Loans, including, without limitation, the security interests and liens granted hereunder in the event that the sale hereunder is deemed to constitute a loan secured by all or part of the Mortgage Loan, or in defending or protecting the priority of any thereof; and
(b) in the enforcement, or attempted enforcement, of this Agreement, or in the collection or attempted collection of any obligation of the Seller hereunder; provided, however, that if the Seller is the prevailing party in any such enforcement action against Seller, then Seller shall not be obligated to pay any of the foregoing costs or expenses of Purchaser, and, unless such action was commenced by the Trust, the Purchaser shall be obligated to pay such costs and expenses incurred by Seller.

     8. [Intentionally omitted from this Form 8-K.]

     9. Notices. All communications hereunder shall be in writing and effective only upon receipt and, if sent to the Purchaser, will be sent by regular prepaid U.S. Mail or prepaid reputable overnight courier or delivered by hand and confirmed to it at 277 Park Avenue, 9th Floor, New York, New York 10172,
Attention: N. Dante LaRocca, or such other address as may be designated by the Purchaser to the Seller in writing, or, if sent to the Seller, will be sent by regular prepaid U.S. Mail or prepaid reliable overnight courier or delivered by hand and confirmed to it at 292 Long Ridge Rd., Stamford, Connecticut 06927,
Attention: Kathy A. Cassidy, fax no. 203/357-6364, or such other address as may be designated by the Seller to the Purchaser in writing.

     10. Miscellaneous. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated except by a writing signed by the party against whom enforcement of such change, waiver, discharge or termination is sought. This Agreement may not be changed in any manner which would have a material adverse effect on Holders of the Certificates without the prior written consent of the Trustee. This Agreement also may not be changed in any manner which would have a material adverse effect on any other third party beneficiary hereof without the prior written consent of that person. This Agreement may be executed in any number of counterparts, each of which shall for all purposes be deemed to be an original and all of which shall together constitute but one and the same instrument. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, and no other person will have any right or obligation hereunder, other than as provided in Sections 3(a), 3(b), 3(d), 8 and 11 hereof.

     11. Third Party Beneficiaries.

     (a) The Trustee and the Certificateholders are intended third party beneficiaries of the representations, warranties and covenants made by the Seller in Sections 2, 3(a), 3(b), 3(d), 4 and 12 (and, to the extent relevant to the foregoing, in Sections 10, 12, 13, 14, 15, 16 and 19 and the second paragraph of Section 7 and the first sentence of Section 17) of this Agreement. It is acknowledged that such representations, warranties and covenants of the Seller may be enforced by the Trustee against the Seller, on behalf of itself and the Certificateholders, to the same extent as if they were parties hereto.

     (b) The Underwriter is an intended third party beneficiary of the representations, warranties and covenants of the Seller set forth in Sections 5, 6, and 8 and (and, to the extent relevant to the foregoing, in Sections 10, 13, 14, 15 and 16 and the second paragraph of Section 7) of this Agreement. It is acknowledged and agreed that such representations, warranties and covenants may be enforced by or on behalf of the Underwriter against the Seller to the same extent as if it was a party hereto.

     (c) Each of the officers, directors, employees, agents, controlling persons and affiliates of the Purchaser referred to in Section 8 hereof is an intended third party beneficiary of the representations, warranties, covenants and indemnities of the Seller set forth in Section 8 (and, to the extent relevant to the foregoing, in Sections 10, 13, 14, 15 and 16) of this Agreement. It is acknowledged and agreed that such representations, warranties, covenants and indemnities may be enforced by or on behalf of any such person or entity against the Seller to the same extent as if such person or entity was a party hereto.

     (d) Each of the officers, directors, employees, agents, controlling persons and affiliates of the Seller referred to in Section 8 hereof is an intended third party beneficiary of the representations, warranties, covenants and indemnities of the Purchaser set forth in Section 8 (and, to the extent relevant to the foregoing, in Sections 10, 13, 14, 15 and 16) of this Agreement. It is acknowledged and agreed that such representations, warranties, covenants and indemnities may be enforced by or on behalf of any such person or entity against the Purchaser to the same extent as if such person or entity was a party hereto.

     12. Characterization. It is the express intent of the parties hereto that the conveyance contemplated by this Agreement be, and be treated for all purposes as, a sale by the Seller of all the Seller's right, title and interest in and to the Mortgage Loans. Furthermore, it is not the intention of the parties that such conveyance be deemed a pledge of the Mortgage Loans by the Seller to secure a debt or other obligation of the Seller.

     13. Representations, Warranties and Agreements to Survive Delivery. All representations, warranties and agreements contained in this Agreement, incorporated herein by reference or contained in the certificates of officers of the Seller delivered pursuant hereto, shall remain operative and in full force and effect and shall survive delivery of the Mortgage Loans by the Seller to the Purchaser (and by the Purchaser to the Trustee), notwithstanding any restrictive or qualified endorsement or assignment in respect of any Mortgage Loan.

     14. Severability of Provisions. Any part, provision, representation, warranty or covenant of this Agreement that is prohibited or is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation, warranty or covenant of this Agreement that is prohibited or is held to be void or unenforceable in any particular jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof.

     15. Governing Law; Consent to Jurisdiction. This Agreement will be governed by and construed in accordance with the substantive laws of the State of New York, applicable to agreements made and to be performed entirely in said state. The Seller hereby irrevocably (i) submits to the jurisdiction of any federal courts sitting in New York City with respect to matters arising out of or relating to this Agreement (or, if federal jurisdiction does not apply, then New York State courts); (ii) agrees that all claims with respect to such action or proceeding may be heard and determined in such courts; (iii) waives, to the fullest possible extent, the defense of an inconvenient forum; and (iv) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

     16. Further Assurances. The Seller and the Purchaser agree to execute and deliver such instruments and take such further actions as the other party may, from time to time, reasonably request in order to effectuate the purposes and to carry out the terms of this Agreement.

     17. Successors and Assigns. The rights and obligations of the Seller under this Agreement shall not be assigned by the Seller without the prior written consent of the Purchaser, except that any person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Seller is a party, or any person succeeding to all or substantially all of the business of the Seller, shall be the successor to the Seller hereunder. The Purchaser has the right to assign its interest under this Agreement (other than Sections 8 and 20), in whole or in part, as contemplated by Section 4(c) or as may otherwise be required to effect the purposes of the Pooling and Servicing Agreement, and the assignee shall, to the extent of such assignment, succeed to the rights and obligations hereunder of the Purchaser.

     18. Information. The Seller shall provide the Purchaser with such information about the Seller, the Mortgage Loans and the Seller's underwriting and servicing procedures as is (i) customary in commercial mortgage loan securitization transactions, (ii) required by a Rating Agency or a governmental agency or body or (iii) reasonably requested by the Purchaser for use in a public or private disclosure document, and shall verify the accuracy thereof.

     19. Cross-Collateralized Mortgage Loans. Notwithstanding anything herein to the contrary, it is hereby acknowledged that certain groups of Mortgage Loans identified on the Mortgage Loan Schedule as being cross-collateralized with each other, are, in the case of each such particular group of Mortgage Loans (each, a "Cross-Collateralized Group"), evidenced by a single mortgage note and secured by mortgages, deeds of trust and/or deeds to secure debt on all the Mortgaged Properties identified on the Mortgage Loan Schedule as corresponding to such Cross-Collateralized Group. Each such Mortgage Loan actually represents a portion of the entire indebtedness evidenced by the related mortgage note that has been allocated to the Mortgaged Property identified on the Mortgage Loan Schedule as corresponding to such Mortgage Loan. Each of the Mortgage Loans constituting each such Cross-Collateralized Group shall be deemed to be a separate Mortgage Loan that is (a) evidenced by a mortgage note identical to the mortgage note that evidences such Cross-Collateralized Group (but in a principal amount equal to the principal balance allocated to such Mortgage Loan) and (b) cross-defaulted and cross-collateralized with each other Mortgage Loan in such Cross-Collateralized Group. In addition, it is hereby acknowledged that certain other groups of Mortgage Loans identified on the Mortgage Loan Schedule as being cross-collateralized with each other, are, in the case of each such particular group of Mortgage Loans (each, also a "Cross-Collateralized Group"), by their terms, cross-defaulted and cross-collateralized. For purposes of reference, the Mortgaged Property that relates or corresponds to any of the Mortgage Loans referred to in this Section 19 shall be the property identified in the Mortgage Loan Schedule as corresponding thereto. The provisions of this Agreement, including, without limitation, each of the representations and warranties set forth in Exhibit C hereto and each of the capitalized terms used herein but defined in the Pooling and Servicing Agreement, shall be interpreted in a manner consistent with this Section 19. In addition, if there exists with respect to any Cross-Collateralized Group only one original of any document referred to in the definition of "Mortgage File" and covering all the Mortgage Loans in such Cross-Collateralized Group, the inclusion of the original of such document in the Mortgage File for any of the Mortgage Loans constituting such Cross-Collateralized Group shall be deemed an inclusion of such original in the Mortgage File for each such Mortgage Loan.

     20. [Intentionally omitted from this Form 8-K.]

     IN WITNESS WHEREOF, the Purchaser and the Seller have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

                                    Exhibit A

Certain Documents to be Delivered by the Seller with Respect to the Mortgage
Loans



     The documents and instruments to be delivered to the Trustee (or a Custodian on behalf of the Trustee) in respect of each Mortgage Loan pursuant to
Section 2(a) of this Agreement are, subject to Section 19, as follows:

     (i) the original executed Mortgage Note, endorsed (without recourse) to the order of Norwest Bank Minnesota, National Association, as trustee for the registered holders of DLJ Commercial Mortgage Corp., Commercial Mortgage Pass-Through Certificates, Series 1998-CG1;

     (ii) an original or copy of the Mortgage and of any intervening assignments thereof that precede the assignment referred to in clause (iv) below, in each case (unless such document has not yet been returned from the applicable recording office) with evidence of recording indicated thereon;

     (iii) an original or copy of any related Assignment of Leases (if such item is a document separate from the Mortgage) and of any intervening assignments thereof that precede the assignment referred to in clause (v) below, in each case (unless such document has not yet been returned from the applicable recording office) with evidence of recording indicated thereon;

     (iv) an original executed assignment of the Mortgage, in favor of Norwest Bank Minnesota, National Association, as trustee for the registered holders of DLJ Commercial Mortgage Corp., Commercial Mortgage Pass-Through Certificates, Series 1998-CG1, in recordable form;

     (v) an original assignment of any related Assignment of Leases (if such item is a document separate from the Mortgage), in favor of Norwest Bank Minnesota, National Association, as trustee for the registered holders of DLJ Commercial Mortgage Corp., Commercial Mortgage Pass-Through Certificates, Series 1998-CG1, in recordable form;

     (vi) originals or copies of any written assumption, modification, written assurance and substitution agreements in those instances where the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed;

     (vii) the original or a copy of the policy of lender's title insurance issued on the date of the origination of such Mortgage Loan (provided, if such policy has not yet been issued, a pro forma policy or an irrevocable, binding commitment to issue such title insurance policy shall be delivered pending receipt of the final policy from the title insurer);

     (viii) filed copies of any prior UCC Financing Statements in favor of the originator of such Mortgage Loan or in favor of any assignee prior to the Trustee (but only to the extent the Seller had possession of such UCC Financing Statements prior to the Closing Date) and, if there is an effective UCC Financing Statement in favor of the Seller on record with the applicable public office for UCC Financing Statements, an original UCC-2 or UCC-3, as appropriate, in favor of Norwest Bank Minnesota, National Association, as trustee for the registered holders of DLJ Commercial Mortgage Corp., Commercial Mortgage Pass-Through Certificates, Series 1998-CG1;

     (ix) any environmental indemnity agreement, power of attorney, property management agreement, ground lease, intercreditor agreement, cash management agreement and lock-box agreement relating to such Mortgage Loan;

     (x) any original documents (including any security agreements and any Letters of Credit and related letter of credit reimbursement agreements) relating to Additional Collateral; and

     (xi) insurance certificates relating to hazard insurance policies maintained by the Mortgagor with respect to the related Mortgaged Property.

                                    Exhibit B


            Representations and Warranties with respect to the Seller


     The Seller hereby represents and warrants that, as of the Closing Date:

     (a) The Seller is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own its assets and conduct its business, is duly qualified as a foreign corporation in good standing in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the ability of the Seller to perform its obligations hereunder, and the Seller has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement by it, and has the corporate power and authority to execute, deliver and perform this Agreement and all the transactions contemplated hereby, including, but not limited to, the power and authority to sell, assign, transfer, set over and convey the Mortgage Loans in accordance with this Agreement;

     (b) This Agreement has been duly authorized, executed and delivered by the Seller and assuming its due authorization, execution and delivery by the Purchaser, will constitute a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), or by public policy considerations underlying the securities laws, to the extent that such public policy considerations limit the enforceability of the provisions of this Agreement which purport to provide indemnification from liabilities under applicable securities laws;

     (c) The execution and delivery of this Agreement by the Seller and the performance of its obligations hereunder (1) will not conflict with any provision of any law or regulation to which the Seller is subject, or conflict with, result in a breach of or constitute a default under any of the terms, conditions or provisions of any of the Seller's organizational documents or any agreement or instrument to which the Seller is a party or by which it is bound, or any order or decree applicable to the Seller, or result in the creation or imposition of any lien on any of the Seller's assets or property, in each case which would materially and adversely affect the ability of the Seller to carry out the transactions contemplated by this Agreement; and (2) does not require the consent of any third party or such consent has been obtained;

     (d) There is no action, suit, proceeding or investigation pending or, to the knowledge of the Seller, threatened against the Seller in any court or by or before any other governmental agency or instrumentality which, in the Seller's good faith and reasonable judgment, would materially and adversely affect the validity of this Agreement or the ability of the Seller to enter into, and carry out the transactions contemplated by, this Agreement;

     (e) The Seller is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency, which default might have consequences that, in the Seller's good faith and reasonable judgment, would materially and adversely affect the condition (financial or otherwise) or operations of the Seller or its properties or might have consequences that would materially and adversely affect its performance hereunder;

     (f) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement or the consummation of the transactions contemplated by this Agreement, other than those which have been obtained by the Seller;

     (g) The Seller is a wholly-owned subsidiary of General Electric Capital Corporation.

                                    Exhibit C


        Representations and Warranties with respect to the Mortgage Loans



     For purposes of this Exhibit C, the phrase "the Seller's knowledge" and other words and phrases of like import shall mean the actual state of knowledge of the Seller regarding the matters referred to, in each case without having conducted any independent inquiry into such matters and without any obligation to have done so (except as expressly set forth herein).

     The Seller hereby represents and warrants that, as of the date hereinbelow specified or, if no such date is specified, as of the Closing Date and subject to Section 19 of this Agreement:

     1. Mortgage Loan Schedule. The information set forth in the Mortgage Loan Schedule with respect to the Mortgage Loans is complete, true and correct in all material respects as of the date of this Agreement and as of the Cut-off Date.

     2. Ownership of Mortgage Loans. Immediately prior to the transfer to the Purchaser of the Mortgage Loans, the Seller had good and marketable title to, and was the sole owner of, each Mortgage Loan. The Seller has full right, power and authority to transfer and assign each Mortgage Loan to or at the direction of the Purchaser and has validly and effectively conveyed (or caused to be conveyed) to the Purchaser or its designee all of the Seller's legal and beneficial interest in and to the Mortgage Loans free and clear of any and all pledges, liens, charges, security interests and/or other encumbrances. The sale of the Mortgage Loans to the Purchaser or its designee does not require the Seller to obtain any governmental or regulatory approval or consent that has not been obtained.

     3. Payment Record. As of the Closing Date, no scheduled payment of principal and interest under any Mortgage Loan was thirty (30) days or more past due, and no Mortgage Loan has been thirty (30) days or more delinquent in the twelve-month period immediately preceding the Closing Date.

     4. Lien; Valid Assignment. The Mortgage related to and delivered in connection with each Mortgage Loan constitutes a valid and, subject to the exceptions set forth in Paragraph 13 below, enforceable first priority lien upon the related Mortgaged Property, prior to all other liens and encumbrances, except for (a) the lien for current real estate taxes and assessments not yet due and payable, (b) covenants, conditions and restrictions, rights of way, easements and other matters that are of public record and/or are referred to in the related lender's title insurance policy, none of which materially interferes with the security intended to be provided by such Mortgage, the current use of the related Mortgaged Property or the current ability of the related Mortgaged Property to generate income sufficient to service the related Mortgage Loan, (c) exceptions and exclusions specifically referred to in such lender's title insurance policy, none of which materially interferes with the security intended to be provided by such Mortgage, the current use of the related Mortgaged Property or the current ability of the related Mortgaged Property to generate income sufficient to service the related Mortgage Loan, (d) other matters to which like properties are commonly subject, none of which materially interferes with the security intended to be provided by such Mortgage, the use of the related Mortgaged Property or the current ability of the related Mortgaged Property to generate income sufficient to service the related Mortgage Loan, and
(e) if such Mortgage Loan is a Cross-Collateralized Mortgage Loan, the lien of the Mortgage for another Mortgage Loan contained in the same Cross-Collateralized Group (the foregoing items (a) through (e) being herein referred to as the "Permitted

Encumbrances"). The related assignment of such Mortgage executed and delivered in favor of the Trustee is in recordable form and, subject to the exceptions set forth in Paragraph 13 below, constitutes a legal, valid and binding assignment, sufficient to convey to the assignee named therein all of the assignor's right, title and interest in, to and under such Mortgage. Such Mortgage, together with any separate security agreements, chattel mortgages or equivalent instruments, establishes and creates a valid and, subject to the exceptions set forth in Paragraph 13 below, enforceable security interest in favor of the holder thereof in all of the related Mortgagor's personal property used in, and reasonably necessary to operate, the related Mortgaged Property. A Uniform Commercial Code financing statement has been filed and/or recorded in all places necessary to perfect a valid security interest in such personal property, and such security interest is only subject to any prior purchase money security interest in such personal property, any personal property leases applicable to such personal property and any security interest in such personal property granted in connection with another Mortgage Loan.

     5. Assignment of Leases and Rents. The Assignment of Leases, if any, related to and delivered in connection with each Mortgage Loan establishes and creates a valid, subsisting and, subject to the exceptions set forth in Paragraph 13 below, enforceable first priority lien on and security interest in the related Mortgagor's interest in all leases, sub-leases, licenses or other agreements pursuant to which any person is entitled to occupy, use or possess all or any portion of the related Mortgaged Property, and each assignor thereunder has the full right to assign the same. The related assignment of such Assignment of Leases executed and delivered in favor of the Trustee is in recordable form and, subject to the exceptions set forth in Paragraph 13 below, constitutes a legal, valid and binding assignment, sufficient to convey to the assignee named therein all of the assignor's right, title and interest in, to and under such Assignment of Leases. To the Seller's knowledge, no person owns any interest in any payments due under the related leases that is superior to the lien created by such Assignment of Leases, if any.

     6. Mortgage Status; Waivers and Modifications. No Mortgage related to a Mortgage Loan has been satisfied, canceled, rescinded or subordinated in whole or in material part, and the related Mortgaged Property has not been released from the lien of such Mortgage, in whole or in material part, nor has any instrument been executed that would effect any such satisfaction, cancellation, subordination, rescission or release. None of the terms of any Mortgage Note, Mortgage or Assignment of Leases related to a Mortgage Loan have been impaired, waived, altered or modified in any respect, except by written instruments, all of which are included in the related Mortgage File. No Mortgage Loan has been modified in any manner such that the terms of such Mortgage Loan, as so modified, are materially (and adversely to the owner thereof) different from the terms of such Mortgage Loan described in the Prospectus.

     7. Condition of Property; Condemnation. Each Mortgaged Property securing a Mortgage Loan is, to the Seller's knowledge, based on its review of the most recent inspection report (which, if prepared by a servicer of such Mortgage Loan, was so prepared in accordance with the related servicing agreement), free and clear of any damage that would materially and adversely affect its value as security for such Mortgage Loan. The Seller has not received notice (and is not otherwise aware) of any proceeding pending for the total or partial condemnation of or affecting the Mortgaged Property securing any Mortgage Loan. To the Seller's knowledge, as of the date of the origination of each Mortgage Loan, all of the material improvements on the related Mortgaged Property lay wholly within the boundaries and building restriction lines of such property, except for encroachments that are insured against by the lender's title insurance policy referred to herein or that do not materially and adversely affect the value or marketability of such Mortgaged Property, and no improvements on adjoining properties materially encroached upon such Mortgaged Property so as to materially and adversely affect the value or marketability of such Mortgaged Property.

     8. Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association (or an equivalent form of) lender's title insurance policy (the "Title Policy") in the original principal amount of such Mortgage Loan after all advances of principal insuring that the related Mortgage is a valid first priority lien on such Mortgaged Property, subject only to the exceptions stated therein (or a pro forma title policy or marked up title insurance commitment on which the required premium has been paid exists which evidences that such Title Policy will be issued). Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and, to the Seller's knowledge, no material claims have been made thereunder and no claims have been paid thereunder (and the Seller has not received notice of any material claims having been made or paid thereunder). No holder of the related Mortgage has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Immediately following the transfer and assignment of the related Mortgage Loan to the Trustee, such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) will inure to the benefit of the Trustee without the consent of or notice to the insurer. The insurer issuing such Title Policy is qualified to do business in the jurisdiction in which the related Mortgaged Property is located, and with respect to at least a majority of the Mortgage Loans (by outstanding principal balance as of the Cut-off Date) the insurer is a nationally recognized insurer. Such Title Policy contains no exclusion for, or it affirmatively insures, (a) access to a public road, (b) that there are no material encroachments of any part of the improvements on the related Mortgaged Property over easements, which encroachments could reasonably be expected to materially interfere with the use of the related Mortgaged Property (unless the related Mortgaged Property is located in a jurisdiction where such affirmative insurance is not available) and (c) that the area shown on the survey conducted in connection with the origination of the related Mortgage Loan is the same as the property legally described in the related Mortgage.

     9. No Holdback. The proceeds of each Mortgage Loan have been fully disbursed (except in those cases where the full amount of the Mortgage Loan has been made but a portion thereof is being held back pending the satisfaction of certain leasing or other economic criteria with respect to the related Mortgaged Property), and there is no obligation for future advances with respect thereto. Any and all requirements under each Mortgage Loan as to completion of any on-site or off-site improvement and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before the Closing Date, have been complied with or any such funds so escrowed have not been released.

     10. Mortgage Provisions. The Mortgage Note or Mortgage for each Mortgage Loan, together with applicable state law, contains customary and enforceable provisions (subject to the exceptions set forth in Paragraph 13) such as to render the rights and remedies of the holder thereof adequate for the practical realization against the related Mortgaged Property of the principal benefits of the security intended to be provided thereby.

     11. Trustee under Deed of Trust. If the Mortgage in respect of any Mortgage Loan is a deed of trust, (a) a trustee, duly qualified under applicable law to serve as such, is properly designated and serving under such Mortgage, and (b) except in connection with a trustee's sale after default by the related Mortgagor, no fees or expenses are payable to such trustee by the Seller, the Purchaser or any transferee thereof.

     12. Environmental Conditions. An environmental site assessment was performed with respect to each Mortgaged Property in connection with the origination of the related Mortgage Loan, a report of each such assessment (an "Environmental Report") has been delivered to the Purchaser, and either (x) no such Environmental Report reveals any known circumstances or conditions with respect to the related Mortgaged Property that rendered such Mortgaged Property, at the date of such Environmental Report, in material violation of any applicable environmental laws or (y) if any such Environmental Report does reveal any such circumstances or conditions with respect to the related Mortgaged Property and the same have not been subsequently remediated in all material respects, then either (i) the expenditure of funds necessary to effect such remediation is not material in relation to the outstanding principal balance of the related Mortgage Loan and such remediation would not materially and adversely affect the value of the Mortgaged Property, or (ii) a sufficient escrow of funds exists for purposes of effecting such remediation, or (iii) the related Mortgagor or other responsible party is currently taking such actions, if any, with respect to such circumstances or conditions as have been required by the applicable governmental regulatory authority. To the Seller's knowledge, there are no circumstances or conditions with respect to such Mortgaged Property not revealed in such Environmental Report that render such Mortgaged Property in material violation of any applicable environmental laws. The Mortgage encumbering such Mortgaged Property requires the related Mortgagor to comply with all applicable federal, state and local environmental laws and regulations.

     13. Loan Document Status. Each Mortgage Note, Mortgage, and other agreement executed by or on behalf of the related Mortgagor with respect to each Mortgage Loan is the legal, valid and binding obligation of the maker thereof (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), and each assignment of Mortgage and assignment of Assignment of Leases executed by the Seller is the legal valid and binding obligation of the Seller, and each such Mortgage Note, Mortgage and other agreement and each such assignment of Mortgage and assignment of Assignment of Leases is enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law), and there is no valid defense, counterclaim or right of offset or rescission available to the related Mortgagor with respect to such Mortgage Note, Mortgage or other agreements.

     14. Insurance. All improvements upon each Mortgaged Property securing a Mortgage Loan are insured against loss by hazards of extended coverage in an amount at least equal to the lesser of the outstanding principal balance of such Mortgage Loan and 100% of the full replacement cost of the improvements located on the related Mortgaged Property, and if applicable, the related hazard insurance policy contains appropriate endorsements to avoid the application of co-insurance and does not permit reduction in insurance proceeds for depreciation. Each Mortgaged Property securing a Mortgage Loan is the subject of a business interruption insurance policy providing coverage for at least six (6) months. If any portion of the improvements on a Mortgaged Property securing any Mortgage Loan was, at the time of the origination of such Mortgage Loan, in an area identified in the Federal Register by the Flood Emergency Management Agency as having special flood hazards, and flood insurance was available, a flood insurance policy meeting any requirements of the then current guidelines of the Federal Insurance Administration is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of
(1) the outstanding principal balance of such Mortgage Loan, (2) the full insurable value of such Mortgaged Property, and (3) the maximum amount of insurance available under the National Flood Insurance Act of 1968, as amended. All such hazard and flood insurance policies contain a standard "New York" mortgagee clause for the benefit of the holder of the related Mortgage, its successors and assigns, as mortgagee, and are not terminable (nor may the amount of coverage provided thereunder be reduced) without prior written notice to the mortgagee, and all premiums payable thereon as of the Closing Date, whether annual or otherwise, have been paid. Each Mortgaged Property securing a Mortgage Loan is also covered by commercial general liability insurance in an amount at least equal to $1 million per occurrence. Each Mortgage requires that the Mortgagor maintain insurance as described above or permits the Mortgagee to require insurance as described above. No notice of termination, cancellation or reduction has been received by the Seller with respect to any such hazard, flood or liability insurance policy. The Mortgage for each Mortgage Loan provides that proceeds paid under any such casualty insurance policy will (or, at the lender's option, will) be applied either to the repair or restoration of the related Mortgaged Property or to the payment of amounts due under such Mortgage Loan, except to the extent that (i) the Mortgage entitles the Mortgagor to any portion of such proceeds remaining after the repair or restoration of the Mortgaged Property and payment of amounts due under the Mortgage Loan, and (ii) the Mortgagor's interest in the Mortgaged Property is a leasehold interest (in which case, the provisions of the Mortgage Loan documents relating to the application of the proceeds of casualty insurance policies area s described in
Item 18(i)).

     15. Taxes and Assessments. To the Seller's knowledge, there are no delinquent or unpaid taxes or assessments (including assessments payable in future installments), or other outstanding charges affecting any Mortgaged Property securing a Mortgage Loan which are or may become a lien of priority equal to or higher than the lien of the related Mortgage. For purposes of this representation and warranty, real property taxes and assessments shall not be considered unpaid until the date on which interest and/or penalties would be payable thereon.

     16. Mortgagor Bankruptcy. Except as described on Schedule C-1, no Mortgagor under a Mortgage Loan is, to the Seller's knowledge, a debtor in any state or federal bankruptcy or insolvency proceeding.

     17. Local Law Compliance. To the best of the Seller's knowledge based on due diligence customarily undertaken by prudent institutional mortgage lenders, the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan comply with applicable zoning laws and ordinances, or constitute a legal non-conforming use or structure or, if any such improvement does not so comply, such non-compliance does not materially and adversely affect the value of the related Mortgaged Property.

     18. Leasehold Estate Only. If "Leasehold" is set forth opposite the name of the related Mortgaged Property on the Mortgage Loan Schedule, such Mortgage Loan is secured by the interest of a Mortgagor as a lessee under a ground lease of a Mortgaged Property (a "Ground Lease") (with respect to Representations 18 and 19, the term "Ground Lease" shall mean such ground lease, all written amendments and modifications, and any related estoppels or agreements from the ground lessor), but not by the related fee interest in such Mortgaged Property (the "Fee Interest") and:

          (a) Such Ground Lease or a memorandum thereof has been or will be duly recorded; such Ground Lease permits the interest of the lessee thereunder to be encumbered by the related Mortgage; and there has been no material change in the terms of such Ground Lease since its recordation, with the exception of written instruments which are a part of the related Mortgage File;

          (b) Such Ground Lease is not subject to any liens or encumbrances superior to, or of equal priority with, the related Mortgage, other than the related Fee Interest and Permitted Encumbrances;

          (c) The Mortgagor's interest in such Ground Lease is assignable to the Purchaser and its successors and assigns upon notice to, but without the consent of, the lessor thereunder (or, if such consent is required, it has been obtained prior to the Closing
               Date) and, (except as described on Schedule C-1) in the event that it is so assigned, is further assignable by the Purchaser and its successors and assigns upon notice to, but without the need to obtain the consent of, such lessor;

          (d) At the date of origination, such Ground Lease was in full force and effect, and the Seller has not received notice (nor is the Seller otherwise aware) that any default has occurred under such Ground Lease;

          (e) Such Ground Lease requires the lessor thereunder to give notice of any default by the lessee to the mortgagee (provided that the mortgagee has provided the lessor with notice of its lien in accordance with the provisions of such Ground Lease), and such Ground Lease, or an estoppel letter received by the mortgagee from the lessor, further provides that no notice of termination given under such Ground Lease is effective against the mortgagee unless a copy has been delivered to the mortgagee in the manner described in such Ground Lease;

          (f) A mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under such Ground Lease) to cure any default under such Ground Lease, which is curable after the receipt of notice of any such default, before the lessor thereunder may terminate such Ground Lease;

          (g) Such Ground Lease either (i) has an original term which extends not less than ten (10) years beyond the Stated Maturity Date of the related Mortgage Loan or (ii) has an original term which does not end prior to 3 years following the Stated Maturity Date of the related Mortgage Loan and has extension options that, if exercised by the related Mortgagor cause the term of such Ground Lease to extend not less than (10) years beyond the Stated Maturity Date of the related Mortgage Loan;

          (h) Such Ground Lease requires the lessor to enter into a new lease with a mortgagee upon termination of such Ground Lease for any reason, including rejection of such Ground Lease in a bankruptcy proceeding;

          (i) Under the terms of such Ground Lease and the related Mortgage, taken together, any related insurance proceeds (other than in respect of a total or substantially total loss or taking) will be applied either (i) to the repair or restoration of all or part of the related Mortgaged Property, with the mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as the repair or restoration progresses (except in such cases where a provision entitling another party to hold and disburse such proceeds would not be viewed as commercially unreasonable by a prudent commercial mortgage lender), or (ii) to the payment of the outstanding principal balance of the Mortgage Loan together with any accrued interest thereon; and

          (j) Such Ground Lease does not impose any restrictions on subletting which would be viewed as commercially unreasonable by a prudent commercial mortgage lender; and such Ground Lease contains a covenant that the lessor thereunder is not permitted, in the absence of an uncured default, to disturb the possession, interest or quiet enjoyment of any lessee in the relevant portion of the Mortgaged Property subject to such Ground Lease for any reason, or in any manner, which would materially adversely affect the security provided by the related Mortgage.

          (k) Sub-Leasehold Estate. With respect to the Governor's Terrace Apartments Mortgage Loan, which is secured by the interest of the related Mortgagor under a ground sub-lease of a Mortgaged Property (a "Ground Sub-Lease") and not by the related fee interest:


               a. (i) Such Ground Sub-Lease or a memorandum thereof has been or will be duly recorded; such Ground Sub-Lease (or an estoppel letter executed by the sublessor) permits the interest of the sub-lessee thereunder to be encumbered by the related Mortgage; and there has been no material change in the terms of such Ground Sub-Lease since its recordation, with the exception of written instruments which are a part of the related Mortgage File; and (ii) the ground lease under which the sublessor holds its leasehold interest (for purposes of this Section 18, the related ("Ground Lease") or a memorandum thereof has been or will be duly recorded; such Ground Lease (or an estoppel letter executed by the related lessor) permits the lessee thereunder to sublease the related leasehold estate (or the sublessor consented to the execution and delivery of the Ground Sub-Lease); and there has been no material change in the terms of such Ground Lease since its recordation, with the exception of written instruments which are a part of the related Mortgage File;

               b. (i) The related fee interest and any existing mortgage or other lien thereon (other than any Permitted Encumbrance) is subject to the rights of the lessee under the related Ground Lease and the Ground Lease does not provide for, and the ground lessee has not otherwise agreed to, the subordination of the rights to the lessee thereunder to any future mortgage or other lien on such related Fee Interest; and
                    (ii) the related Ground Lease and any mortgage or other lien thereon (other than any Permitted Encumbrance) is subject to the rights of the ground sub-lessee under such Ground Sub-Lease and the Ground Sub-Lease does not provide for, and the ground sub-lessee has not otherwise agreed to, the subordination of the rights of the lessee thereunder to any future mortgage or other lien on the leasehold estate created by the related Ground Lease;

               c. Under the terms of such Ground Sub-Lease and the Ground Lease, the mortgagee has the right, if it succeeds by foreclosure, exercise of power of sale or any other method, to assign its interests in such Ground Sub-Lease with the prior written consent of the ground sublessor, which may not be unreasonably withheld;

               d. (i) At the date of origination, such Ground Sub-Lease was in full force and effect, and the Seller has not received notice (and the Seller has no knowledge) that any default has occurred under such Ground Sub-Lease and (ii) at the date of origination, the related Ground Lease was in full force and effect and the Seller has not received notice (and the Seller has no knowledge) that any default has occurred under the related Ground Lease;

               e. (i) Under such Ground Sub-Lease (or an estoppel letter or other agreement between the Seller and the related ground sublessor), the ground sub-lessor has agreed to give to the mortgagee a copy of any notice given by such ground sublessor of any event of default under the terms of such Ground Sub-Lease (provided that mortgagee has provided the lessor with written notice of its lien) and (ii) under the related Ground Lease (or an estoppel letter or other agreement between the Seller and the related lessor), the ground lessor thereunder has agreed to give to the mortgagee a copy of any notice given by such ground lessor of any default by the ground lessee (provided that mortgagee has provided the lessor with written notice of its lien);

               f. (i) Under the terms of the Ground Sub-Lease (or an estoppel letter or other agreement between the Seller and the related ground sublessor), the related ground sublessor has agreed to extend to the mortgagee the opportunity to cure any default under such Ground Sub-Lease, within thirty (30) days following written notice that the Mortgagor has failed to cure such default, before the ground sublessor will take any further action under the terms of such Ground Sub- Lease; and (ii) under the related Ground Lease (or an estoppel letter or other agreement between the Seller and the related ground lessor), if the ground lessor is notified in writing that the sublessee has mortgaged its leasehold estate, then any notice of default given to the ground lessee will be effective if and when it is also given to the mortgagee, which will also have an opportunity to cure;

               g. (i) Each of such Ground Sub-Lease and such Ground-Lease has an original term which extends not less than ten (10) years beyond the stated Maturity Date of the related Mortgage Loan;

               h. Under such Ground Sub-Lease (or an estoppel letter or other agreement between the Seller and the related ground sub-lessor), the ground sub-lessor has agreed that insurance proceeds shall be applied to repair and restoration, or if more than 25% of the improvements are destroyed during the last 10 years of the term, then to repayment of the Mortgage Loan;

               i. (i) Under such Ground Sub-Lease (or an estoppel letter or other agreement between the Seller and the related ground sub- lessor), the related ground sub-lessor has confirmed that the Ground Sub-Lease shall not be modified or amended without the prior written consent of the mortgagee and shall not be terminated without providing mortgagee notice and an opportunity to cure; and (ii) under the related Ground Lease (or an estoppel letter or other agreement between the Seller and the related ground lessor), the related ground lessor has confirmed that the Ground Lease shall not be modified, terminated or amended without the prior written consent of the mortgagee;

               j. The Sub-Ground Lease (or an estoppel letter or other agreement between the Seller and the related ground sub-lessor) contains a covenant that the lessor thereunder is not permitted, in the absence of an uncured default, to disturb the possession, interest or quiet enjoyment of any lessee in the relevant portion of the Mortgaged Property subject to such Ground Lease for any reason, or in any manner, which would materially adversely affect the security provided by the related Mortgage; and the tenant may assign or sublease upon obtaining the lessor's written consent, which may not be unreasonably withheld;

               k. The Sub-Ground Lease provides that in the event of a condemnation, tenant shall be entitled to that portion of the proceeds as are payable to a commercial tenant under applicable law.

     19. Leasehold Estate and Fee Interest. If "Fee/Leasehold" is set forth opposite the name of the of the related Mortgaged Property on the Mortgage Loan Schedule, such Mortgage Loan is secured in whole or in part by the interest of the related Mortgagor under a Ground Lease and by the related Fee Interest and:

     (a) Such Fee Interest is subject, and subordinated of record, to the related Mortgage; and the related Mortgage does not by its terms provide that it will be subordinated to the lien of any other mortgage or other lien upon such Fee Interest; and

     (b) Upon occurrence of a default under the terms of the related Mortgage by the Mortgagor, the mortgagee has the right to foreclose upon or otherwise exercise its rights with respect to such Fee Interest within a period of time that would not have been viewed, as of the date of origination, as commercially unreasonable by a prudent commercial mortgage lender.

     20. Escrow Deposits. With respect to escrow deposits and payments relating to any Mortgage Loan, all such payments have been delivered to the Servicer, and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made.

     21. Qualified Mortgage. Such Mortgage Loan is a "qualified mortgage" within the meaning of Section 860G(a)(3) of the Code.

     22. Advancement of Funds. No holder of a Mortgage Loan has, to the Seller's knowledge, advanced funds or induced, solicited or knowingly received any advance of funds from a party other than the owner of the related Mortgaged Property, directly or indirectly, for the payment of any amount required by such Mortgage Loan.

     23. Equity Interest. No Mortgage Loan is automatically convertible into an equity ownership interest in the related Mortgaged Property or the related Mortgagor.

     24. Legal Proceedings. To the Seller's knowledge, there are no pending or threatened actions, suits or proceedings by or before any court or governmental authority against or affecting the Mortgagor under any Mortgage Loan or the related Mortgaged Property that, if determined adversely to such Mortgagor or Mortgaged Property, would materially and adversely affect the value of the Mortgaged Property or the ability of the Mortgagor to pay principal, interest or any other amounts due under such Mortgage Loan.

     25. Junior Liens. Except as otherwise described on Schedule C-1, none of the Mortgage Loans permits the related Mortgaged Property to be encumbered by any lien junior to or of equal priority with the lien of the related Mortgage without the prior written consent of the holder thereof. To the Seller's knowledge, based on a review of the related Title Policy, except as otherwise specified on Schedule C-1 or in the Prospectus Supplement, and except for cases involving other Mortgage Loans, the Mortgaged Properties are not encumbered by any liens junior to the liens of the related Mortgages. In each of the cases described on Schedule C-1, where a Mortgaged Property securing a Mortgage Loan is further encumbered by a junior lien, the loan secured by such junior lien is subject to a subordination and standstill agreement that subordinates such loan and prohibits the related junior creditor from pursuing any remedies for default or causing any bankruptcy proceeding while such Mortgage Loan is outstanding. Except in cases involving other Mortgage Loans, the Mortgaged Properties are not encumbered by any liens of equal priority with the liens of the related Mortgages.

     26. No Mechanics' Liens. To the Seller's knowledge, (i) each Mortgaged Property securing a Mortgage Loan is free and clear of any and all mechanics' and materialmen's liens that are not bonded or escrowed for, and (ii) no rights are outstanding that under law could give rise to any such lien that would be prior or equal to the lien of the related Mortgage. The Seller has not received notice with respect to any Mortgage Loan that any mechanics' and materialmen's liens have encumbered the related Mortgaged Property since origination that have not been released, bonded or escrowed for.

     27. Compliance with Usury Laws. Each Mortgage Loan complied with all applicable usury laws in effect at its date of origination.

     28. Licenses and Permits. To the Seller's knowledge, based on due diligence customarily performed by commercially reasonable lenders in the origination of comparable mortgage loans, as of the date of origination of each Mortgage Loan,
(i) the related Mortgagor was in possession of all material licenses, permits and authorizations required by applicable law for the ownership and operation of the related Mortgaged Property and (ii) all such licenses, permits and authorizations were valid and in full force and effect.

     29. Servicing Practices. The servicing and collection practices used with respect to the Mortgage Loans have in all material respects been legal and met customary standards utilized by prudent institutional commercial and multifamily mortgage loan master servicers.

     30. Cross-collateralization. No Mortgage Loan is cross-collateralized with any loan other than one or more other Mortgage Loans.

     31. Releases of Mortgaged Property. Except as described in the next sentence, no Mortgage Note or Mortgage requires the mortgagee to release all or any portion of the related Mortgaged Property from the lien of the related Mortgage except upon (i) payment in full of all amounts due under the related Mortgage Loan or (ii) delivery of U.S. Treasury securities in connection with a defeasance of the related Mortgage Loan. The Cross-Collateralized Mortgage Loans, and the other individual Mortgage Loans secured by multiple parcels, may require the respective mortgagee(s) to grant releases of portions of the related Mortgaged Property or, in the case of a Cross-Collateralized Group, the release of one or more related Mortgaged Properties upon (a) the satisfaction of certain legal and underwriting requirements and (b) the payment of a release price and prepayment consideration in connection therewith.

     32. No Equity Participation or Contingent Interest. No Mortgage Loan contains any equity participation by the lender or provides for any contingent or additional interest in the form of participation in the cash flow of the related Mortgaged Property.

     33. Fixed Rate Loans. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except with respect to ARD Loans and except for the imposition of a default rate.

     34. Inspection. In connection with the origination of each Mortgage Loan, the Seller inspected, or caused the inspection of, the related Mortgaged Property.

     35. No Material Default. To the Seller's knowledge, there exists no material default, breach, violation or event of acceleration (and no event which, with the passage of time or the giving of notice, or both, would constitute any of the foregoing) under the Mortgage Note or Mortgage for any Mortgage Loan, in any such case to the extent the same materially and adversely affects the value of the Mortgage Loan and the related Mortgaged Property; provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of the subject matter otherwise covered by any other representation and warranty made by the Seller in any of Paragraphs 3, 7, 12, 14, 15, 16, 17, 20, 24, 25, 26 and 28 of this Exhibit C.

     36. Due-on-Sale. Subject to a one-time (or, in the case of certain Mortgage Loans, a multiple-time) transfer right allowed in accordance with certain provisions set forth in the Mortgage securing each Mortgage Loan, such Mortgage contains a "due-on-sale" clause that provides for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the prior written consent of the holder, the Mortgaged Property subject to such Mortgage, or any interest therein, is transferred or sold.

     37. Single Purpose Entity. The Mortgagor on each Mortgage Loan that, individually or together with the Mortgage Loans of affiliated Mortgagors, represented 5% or more of the Initial Pool Balance, was, as of the origination of the Mortgage Loan, a Single Purpose Entity. For this purpose, a "Single Purpose Entity" shall mean an entity, other than an individual, whose organizational documents provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from any other person, and that it holds itself out as a legal entity, separate and apart from any other person.

     38. Delivery of Mortgage File. The Seller has delivered to the Trustee or a Custodian appointed thereby, with respect to each Mortgage Loan, in accordance with Section 2 of this Agreement, a complete Mortgage File.

     39. Whole Loan. Each Mortgage loan is a whole loan and not a participation interest in a mortgage loan.

     40. ARD Loans. As of the Closing Date, each ARD Loan requires scheduled monthly payments of principal. If any ARD Loan listed on Schedule C-2 attached hereto is not paid in full by its Anticipated Repayment Date, and assuming that it is not otherwise in default, the rate at which such ARD Loan accrues interest will increase by two percentage points over the original Mortgage Rate.

     41. No Waivers. The Seller has not waived any material default, breach, violation or event of acceleration existing under the related Mortgage or Mortgage Note, except by a written instrument contained in the Mortgage File.

     42. Originator Authorized. To the extent required under applicable law as of the Closing Date, the originator of such Mortgage Loan was authorized to do business in the jurisdiction in which the related Mortgaged Property is located at all times when it held the Mortgage Loan to the extent necessary to ensure the enforceability of such Mortgage Loan.

     43. Defeasance Provision. Any Mortgage Loan which contains a provision for any defeasance of mortgage collateral either (A) requires the consent of the holder of the Mortgage Loan to any defeasance or (B) permits defeasance (i) no earlier than two years following the Closing Date, (ii) only with substitute collateral constituting "government securities" within the meaning of Treasury Regulation Section 1.860G-2(a)(8)(i) and (iii) only to facilitate the disposition of mortgage real property and not as part of an arrangement to collateralize a REMIC offering with obligations that are not real estate mortgages.

     44. Tax Parcels. Except as described on Schedule C-1, each Mortgaged Property constitutes one or more complete separate tax lots or is subject to an endorsement under the related Title Policy.

     45. Monthly Payment. Each Mortgage Loan has a Monthly Payment due on July 1, 1998, which is required to include interest for an entire month (as determined on a 30/360 basis or an actual/360 basis, whichever basis applies under the terms of such Mortgage Loan).

     46. Fee Interest. If "Fee" is set forth opposite the name of the related Mortgaged Property on the Mortgage Loan Schedule, the interest of the related Mortgagor in such Mortgaged Property is a fee simple interest in real property.

     47. Collateral. The Mortgage Note is not secured by any collateral that is not conveyed pursuant to this Agreement.

                                    GECA MLPA
                               Dated June 18, 1998

                                  Schedule C-1

     Exceptions to Representations and Warranties on Exhibit C

REP NO.
-------

16. Mortgagor Bankruptcy. Cypress Pointe Apartments. The Mortgagor has been the subject of a bankruptcy proceeding for which the reorganization plan was confirmed prior to closing and the applicable appeal period has expired. The Mortgagor has paid or provided for all expenses and fees associated with the plan, and the plan has been substantially consummated, although the final order closing the case has not yet been filed.

18.  Ground Lease Exceptions:

     (c) The Ground Leases for Anaheim Stores and Governor's Terrace Apartments require the consent of the lessor for further assignment, which consent may not be unreasonably withheld.

25. Junior Debt. The Mortgage for the Magnolia Apartments permits the Mortgaged Property to be secured by subordinate debt without the consent of the holder of the Mortgage provided there exists no event of default, specified debt service coverage and loan to value ratios are met, and the subordinate lender executes a subordination and standstill agreement.

44. Tax Parcels. The Mortgaged Properties for Jasper Mall and Chesterfield Commons Shopping Center did not constitute a complete tax parcel at closing of the loans, but the related Borrower is required to cause a separate tax parcel to be in place on or before November 1, 1998 and July 1, 1998, respectively, or the Borrower will be in default under the related Mortgage.

                                   Exhibit D-1

                     Certificate of an Officer of the Seller


                          DLJ COMMERCIAL MORTGAGE CORP.
                  Commercial Mortgage Pass-Through Certificates
                                 Series 1998-CG1

               Certificate of Secretary of GE Capital Access, Inc.

     I, ____________________, a Secretary of GE Capital Access, Inc. ("GECA") hereby certify as follows:

     1. GECA is validly existing and in good standing under the laws of the State of Delaware.

     2. Attached hereto as Exhibit I are true and correct copies of the Articles of Incorporation and By-Laws of GECA, which Articles of Incorporation and By-Laws are on the date hereof, and have been at all times, in full force and effect.

     3. To the best of my knowledge, no proceedings looking toward liquidation or dissolution of GECA are pending or contemplated.

     4. Each person listed below is and has been the duly elected and qualified officer or authorized signatory of GECA and his/her genuine signature is set forth opposite his/her name:

      Name                     Office                     Signature

____________________       _______________________      ________________________

____________________       _______________________      ________________________

     5. Each person listed above who signed, either manually or by facsimile signature, the Mortgage Loan Purchase and Sale Agreement, dated as of June 24, 1998 (the "Agreement"), between DLJ Commercial Mortgage Corp. ("DLJCMC") and GECA, or any certificate delivered pursuant thereto, was, at the time of such signing and delivery, duly authorized or appointed to execute such document in such capacity, and the signatures of such persons or facsimiles thereof appearing on such document are their genuine signatures.

     6. Attached hereto as Exhibit II is a true and correct copy of the resolutions of the Board of Directors of GECA enacted on _______________ authorizing the Agreement and the consummation of the transactions contemplated thereby. Such resolutions have not been rescinded and, as of the date hereof, remain in full force and effect.

     Capitalized terms used but not defined herein have the respective meanings given to them in the Agreement.

     IN WITNESS WHEREOF, the undersigned has executed this certificate as of ___________, 1998.




                                     ___________________________________________
                                     Name:

                                     Title: Secretary


     I, _______________, a ____________________ of GECA, hereby certify that
__________________ is a duly elected or appointed, as the case may be, qualified and acting Secretary of GECA and that the signature appearing above is such officer's genuine signature.


     IN WITNESS WHEREOF, the undersigned has executed this certificate as of ___________, 1998.




                                     ___________________________________________
                                     Name:
                                     Title:

                                   Exhibit D-2

                            Certificate of the Seller


                          DLJ COMMERCIAL MORTGAGE CORP.
                  Commercial Mortgage Pass-Through Certificates
                                 Series 1998-CG1

                     Certificate of GE Capital Access, Inc.


     In connection with the execution and delivery by GE Capital Access, Inc. ("GECA") of, and the consummation of the various transactions contemplated by, that certain Mortgage Loan Purchase and Sale Agreement, dated as of June 24, 1998 (the "Agreement"), between DLJ Commercial Mortgage Corp., as purchaser, and GECA, as seller, the undersigned hereby certifies that (i) the representations and warranties of GECA in the Agreement are true and correct in all material respects at and as of the date hereof with the same effect as if made on the date hereof, and (ii) GECA has, in all material respects, complied with all the agreements and satisfied all the conditions on its part required under the Agreement to be performed or satisfied at or prior to the date hereof.

     Certified this ____ day of June, 1998.


                                     GE CAPITAL ACCESS, INC.


                                     By:________________________________________
                                     Name:______________________________________
                                     Title:_____________________________________

                                  Exhibit D-3A

                    Opinion of In-House Counsel to the Seller


Based upon and subject to the foregoing, it is my opinion that:

     1. The Seller is a corporation validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to own its properties, to conduct its business as presently conducted by it, to own the GECA Mortgage Loans, to sell the GECA Mortgage Loans to the Depositor and to enter into and perform its obligations under the Mortgage Loan Purchase Agreement.

     2. The Mortgage Loan Purchase Agreement has been duly authorized, executed and delivered by the Seller.

     3. No consent, approval, authorization or order of any State of New York or federal court or governmental agency or body is required for the consummation by the Seller of the transaction contemplated by the Mortgage Loan Purchase Agreement except for those consents, approvals, authorizations or orders that previously have been obtained.

     4. Neither the sale of the GECA Mortgage Loans as provided in the Mortgage Loan Purchase Agreement, nor the fulfillment of the terms or the consummation of any other of the transactions contemplated by the Mortgage Loan Purchase Agreement, will result in a breach of the certificate of incorporation or by-laws of the Seller or, to my knowledge, will conflict with, result in a breach, violation or acceleration of or constitute a default under, any indenture or other agreement or instrument to which the Seller is a party or by which it is bound, or any State of New York or federal statute applicable to the Seller, or any order or regulation of any State of New York or federal court, regulatory body, administrative agency or other governmental body having jurisdiction over the Seller.

     5. To my knowledge, there are no actions, proceedings or investigations pending or threatened against the Seller before any State of New York or State of Delaware or federal court, administrative agency or other tribunal (a) asserting the invalidity of the Mortgage Loan Purchase Agreement, (b) seeking to prevent the consummation of any of the transactions contemplated in the Mortgage Loan Purchase Agreement or
          (c) that might materially and adversely affect the performance by the Seller of its obligations under, or the validity or enforceability of, the Mortgage Loan Purchase Agreement.

                                  Exhibit D-3B

                        Opinion of Counsel to the Seller


     Based upon and subject to the foregoing, it is our opinion that the Mortgage Loan Purchase Agreement constitutes the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with the terms of the Mortgage Loan Purchase Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and except to the extent rights to indemnity and contribution may be limited by applicable law.

                                   Schedule 1

                             Mortgage Loan Schedule

                                   EXHIBIT N-1

               FORM OF THIRD PARTY ORIGINATOR AGREEMENT WITH ARCS

                          SELLER'S WARRANTY CERTIFICATE


     This Seller's Warranty Certificate, dated as of June ___, 1998 (this "Seller's Warranty Certificate"), is executed and delivered by ARCS Commercial Mortgage Co., L.P. (the "Seller"), in favor of DLJ Mortgage Capital, Inc. ("DLJMC"), its successors and assigns.

                              PRELIMINARY STATEMENT

     The Seller and DLJMC are parties to a Master Mortgage Loan Purchase Agreement dated as of November 4, 1996 (the "Master Agreement") and amended as of October 31, 1997. The mortgage loan or, if more than one, the mortgage loans (in either case, the "Mortgage Loans") identified on the Mortgage Loan Schedule attached as Schedule 1 hereto have been previously sold by the Seller to DLJMC pursuant to (or otherwise in a sale intended to be governed by) the Master Agreement. DLJMC intends to transfer the Mortgage Loans to Column Financial, Inc. ("Column") pursuant to a Bill of Sale (the "DLJMC - Column Agreement"); Column in turn intends to transfer the Mortgage Loans to DLJ Commercial Mortgage Corp. (the "Depositor") pursuant to a Mortgage Loan Purchase [and Sale] Agreement (the "Column Depositor Agreement"); and the Depositor in turn intends to deposit the Mortgage Loans into a trust fund to be evidenced by the Depositor's Commercial Mortgage Pass-Through Certificates, Series 1998-CG1 (the "Certificates"). The Certificates will be issued on or about June __, 1998 (the actual date of initial issuance, the "Issue Date") pursuant to a Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"), to be dated as of June 1, 1998 among the Depositor, GE Capital Loan Services, Inc., as servicer, Midland Loan Services, L.P., as special servicer, and Norwest Bank Minnesota, National Association, as trustee (in such capacity, the "Trustee") and REMIC administrator. The Seller agreed in the Master Agreement to make certain representations and warranties, repurchase certain Mortgage Loans and provide certain indemnification in connection with any sale of the Mortgage Loans to a trust fund to be formed as part of a mortgage pass-through transaction, and such agreement was partial consideration for the execution and performance of the Master Agreement by DLJMC. Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Master Agreement or, if not defined in the Master Agreement, shall have the respective meanings assigned to such terms in the Pooling and Servicing Agreement.

     Pursuant to the terms of the DLJMC - Column Agreement, DLJMC shall assign to Column all of DLJMC's right, title and interest in and to the Mortgage Loans and under this Seller's Warranty Certificate (except under Section 4 hereof); pursuant to the Column - Depositor Agreement, Column shall assign to the Depositor, among other things, all of Column's right, title and interest in and to the Mortgage Loans and, to the extent assigned to it under the DLJMC Column Agreement, under this Seller's Warranty Certificate; and pursuant to the Pooling and Servicing Agreement, the Depositor shall assign to the Trustee, for the benefit of the holders of the Certificates (the "Certificateholders"), among other things, all of the Depositor's right, title and interest in and to the Mortgage Loans and, to the extent assigned to it under the Column Depositor Agreement, under this Seller's Warranty Certificate.

     SECTION 1. Delivery of Mortgage Files. The Seller agrees that it shall deliver to the Trustee as assignee of the Depositor (or, if so directed by DLJMC, to a custodian appointed by the Trustee (a "Custodian")), under the Pooling and Servicing Agreement, all of the documents required in the Mortgage Files, at the times and in the manner otherwise required by the Pooling and Servicing Agreement, in each case to the extent the Seller has not delivered such documents to DLJMC prior to the date hereof.

     SECTION 2. Representations and Warranties of the Seller. Pursuant to Sections 4.01, 4.02 and 7.01 of the Master Agreement, the Seller hereby represents and warrants as of the

Issue Date to and for the benefit of DLJMC, Column, the Depositor, their affiliates, the Trustee and the Certificateholders that (a) each of the representations and warranties set forth in Section 4.01 of the Master Agreement is true and correct as if stated and made on the Issue Date hereunder and (b) each of the representations and warranties set forth in Section 4.02 of the Master Agreement was true and correct on the "Closing Date" under the Master Agreement (as such term is defined therein) with respect to each Mortgage Loan and, to the best of the Seller's knowledge (without imposing any additional duties and burdens on the Seller other than those incidental to servicing the Mortgage Loans), is true and correct as if stated and made on the Issue Date hereunder. The Seller agrees that it shall be deemed to make as of the date of substitution with respect to any Replacement Mortgage Loan (as defined in the Pooling and Servicing Agreement) that is substituted by the Seller for a Mortgage Loan in the manner set forth in Section 3 hereof, to and for the benefit of DLJMC, Column, the Depositor, their affiliates, the Trustee and the Certificateholders, each of the representations and warranties set forth in Sections 4.01 and 4.02 of the Master Agreement as if stated and made on the date of substitution, with any conforming changes necessary due to the fact that such Replacement Mortgage Loan was not purchased pursuant to the Master Agreement.

     SECTION 3. Cure, Repurchase, Substitution and Indemnity Obligations of the Seller. Each of the representations and warranties contained and/or referred to in Section 2 shall survive the transfer of the Mortgage Loans by DLJMC to Column, by Column to the Depositor and by the Depositor to the Trustee, for the benefit of the Certificateholders, and shall inure to the benefit of DLJMC and its successors and assigns (the holder(s) of any Mortgage Loan or related REO Property, including, without limitation, the Trustee for the benefit of the Certificateholders, being herein referred to as the "Owner" thereof), notwithstanding any restrictive or qualified endorsement on any Mortgage Note or assignment of Mortgage or DLJMC's, Column's, the Depositor's or the Trustee's examination of any Mortgage File. Upon discovery by either the Seller or the related Owner of a breach of any of the foregoing representations and warranties with respect to any Mortgage Loan or related REO Property that materially and adversely affects the value of such Mortgage Loan or REO Property or the interest of the related Owner therein (any such breach, a "Material Breach"), the party discovering such breach shall give prompt written notice to the other.

     Within sixty (60) days of the earlier of either discovery by or notice to the Seller of any Material Breach (other than a Material Breach involving any representation or warranty made pursuant to Section 2 hereof that is set forth in Section 4.01 of the Master Agreement), the Seller shall use its best efforts to cure such Material Breach in all material respects and, if such Material Breach cannot be cured within such 60-day period, the Seller shall, at the related Owner's option, repurchase the affected Mortgage Loan or REO Property at the Repurchase Price (as defined in the Master Agreement); provided, however, that if the Seller's obligation to repurchase such affected Mortgage Loan or REO Property as described above arises within the three-month period commencing on the Issue Date (or within the two-year period commencing on the Issue Date if the affected Mortgage Loan or REO Property is a "defective obligation" within the meaning of Section 860G(a)(4)(B)(ii) of the Code and Treasury Regulation
Section 1.860G-2(f)), and if the affected Mortgage Loan or REO Property is then subject to the Pooling and Servicing Agreement and is not a Mortgage Loan that (or REO Property related to a Mortgage Loan that) had been substituted for a Mortgage Loan in the manner described hereinbelow, the Seller may, at its option, in lieu of repurchasing such affected Mortgage Loan (but no later than the repurchase would have to have been completed), (a) replace such affected Mortgage Loan or REO Property with one or more Qualifying Substitute Mortgage Loans (as defined in the Pooling and Servicing Agreement) that are approved by Column and pay any corresponding Substitution Shortfall Amount (as defined in the Pooling and Servicing Agreement), such substitution and payment to be effected in accordance with the terms of the Pooling and Servicing Agreement, and (b) deliver a certification to the Trustee to the effect that such substitute mortgage loan satisfies or such substitute mortgage loans satisfy, as the case may be, all of the requirements of the definition of

"Qualifying Substitute Mortgage Loan" in the Pooling and Servicing Agreement. The Seller may request that the related Owner extend the 60-day period referenced above within which the Seller must cure, repurchase or replace a Mortgage Loan or REO Property affected by such a Material Breach, to ninety (90) or more days (but not more than one hundred fifty (150) days) following the earlier of either discovery by or notice to the Seller of such Material Breach, by delivering a written request to the related Owner, together with evidence that the Seller is diligently proceeding to cure such breach and will require the requested extension to effect such cure; provided, however, that the related Owner may determine to accept or deny any such request in its sole discretion, without limitation. For purposes of this section, no such request shall be deemed to have been accepted by the related Owner unless the related Owner has affirmatively and expressly stated in writing its acceptance of such request. If a Material Breach involves any representation or warranty made pursuant to
Section 2 hereof that is set forth in Section 4.01 of the Master Agreement and such Material Breach cannot be cured within ninety (90) days of the earlier of either discovery by or notice to the Seller of such Material Breach, any or all of the Mortgage Loans and/or related REO Properties shall, at the option of the related Owner, be repurchased (with no option to substitute) by the Seller at the applicable aggregate Repurchase Price. Any repurchase of Mortgage Loans and/or REO Properties or payment of any Substitution Shortfall Amount pursuant to the foregoing provisions of this Section 3 shall be accomplished by wire transfer of immediately available funds in the amount of the Repurchase Price or Substitution Shortfall Amount, as applicable, pursuant to wiring instructions furnished by the related Owner to the Seller.

     At the time of the repurchase of or substitution for any Mortgage Loan or REO Property as contemplated by the preceding paragraph, the related Owner and Seller shall arrange for the reassignment of such Mortgage Loan or the conveyance of such REO Property, as the case may be, to the Seller and the delivery to the Seller of any documents held by or on behalf of the related Owner relating to such Mortgage Loan or REO Property, as the case may be. With respect to each Mortgage Loan and REO Property to be repurchased or replaced as contemplated by the preceding sentence, at the time the Repurchase Price or Substitution Shortfall Amount, as applicable, is wire transferred to or at the direction of the related Owner, the Seller shall, simultaneously with the initiation of such wire transfer, give written notice to the related Owner that such wire transfer has been initiated.

     In addition to such cure and repurchase or substitution obligation, the Seller shall indemnify the related Owner and hold it harmless against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses incurred in connection with any claim, demand, defense, or assertion based on or grounded upon, or resulting from, a breach by the Seller of the representations and warranties made pursuant to Section 2 hereof. The obligations of the Seller set forth in this Section 3 to cure or to repurchase or replace a defective Mortgage Loan or REO Property and to indemnify the related Owner as provided in this
Section 3 constitute the sole remedies of the related Owner respecting a breach of the foregoing representations and warranties.

     SECTION 4. Indemnification. (a) The Seller will indemnify and hold harmless DLJMC, Column, the Depositor, their affiliates, and each Person, if any, who controls DLJMC, Column or the Depositor within the meaning of the Securities Act of 1933, as amended (the "Securities Act"; and all of the foregoing Persons, collectively, "DLJ"), against any losses, claims, damages or liabilities to which DLJ may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (each, a "Liability") arise out of or are based upon any untrue statement of any material fact contained in any written information regarding the Seller provided by the Seller to DLJ ("Seller Information") for inclusion in the prospectus, private placement memorandum and/or other disclosure document or any amendment or supplement thereto (each, an "Offering Document") relating to the offering of any securities evidencing ownership interests in the Mortgage Loans or which arise out of or are based upon any omission to state in the Seller Information a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and will reimburse DLJ for any legal or other expenses reasonably incurred by DLJ in connection with investigating or defending any such Liability.

     (b) Promptly after receipt by a party with a right to indemnification under this section (an "Indemnified Party") of notice of the commencement of any action, such Indemnified Party will, if a claim in respect thereof is to be made against the Seller (the "Indemnifying Party") under this section notify the Indemnifying Party of the commencement thereof; but the omission so to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability which it may have to any Indemnified Party otherwise than under this section. In case any such action is brought against an Indemnified Party, and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the Indemnified Party promptly after receiving the aforesaid notice from such Indemnified Party, to assume the defense thereof, with counsel satisfactory to such Indemnified Party; provided, however, that, if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have reasonably considered that there may be legal defenses available to it and/or other Indemnified Parties which are different from or additional to those available to the Indemnifying Party, the Indemnified Party or Parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Party or Parties. Upon receipt of notice by such Indemnified Party of the Indemnifying Party's election to so assume the defense of such action and approval by such Indemnified Party of counsel, the Indemnifying Party will not be liable to such Indemnified Party under this section for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof unless (i) the Indemnified Party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one such separate counsel), (ii) the Indemnifying Party shall not have employed counsel satisfactory to the Indemnified Party within a reasonable period after notice of commencement of the action or (iii) the Indemnifying Party has authorized the employment of counsel for the Indemnified Party at the expense of the Indemnifying Party; and except that if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in clause (i) or
(iii).

     (c) In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in subsection (a) of this Section 4 is for any reason held to be unenforceable although applicable in accordance with its terms, the Seller on the one hand, and DLJMC on the other, shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by said indemnity agreement incurred by DLJ in such proportions that DLJ is responsible for its pro rata portion of such losses, liabilities, claims, damages and expenses determined in accordance with the ratio that (i) the difference between the purchase price paid to the Seller by DLJMC for the Mortgage Loans and the aggregate resale price received by DLJMC, bears to (ii) the aggregate resale price received by DLJMC, and the Seller shall be responsible for the balance; provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. For purposes of this section, each Person, if any, who controls DLJ within the meaning of Section 15 of the Securities Act shall have the same rights to contribution as DLJ.

     SECTION 5. Assignment of this Seller's Warranty Certificate. The rights and obligations of the Seller under this Seller's Warranty Certificate may not be assigned, pledged or hypothecated by the Seller without the consent of DLJMC and its successors and assigns; except that any Person into which the Seller may be merged or consolidated, or any Person resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding. The rights and obligations of DLJMC under this Seller's Warranty Certificate may, however, be assigned in whole or in part by DLJMC and its successors and assigns in connection with any transfer of one or more Mortgage Loans. Without limiting the generality of the foregoing, the Seller hereby acknowledges and approves the assignments contemplated in the Preliminary Statement hereto.

     SECTION 6. Seller's Warranty Certificate Supersedes Contrary Provisions in Master Agreement. This Seller's Warranty Certificate supersedes any contrary provisions of the Master Agreement, and constitutes an amendment of such contrary provisions, insofar as (but only insofar as) such contrary provisions of the Master Agreement relate to the Mortgage Loans. The rights and obligations of the Seller and DLJMC under the Master Agreement are otherwise unaffected, and the provisions of the Master Agreement otherwise remain in full force and effect.

     SECTION 7. Description of the Seller. In connection with the offering of the Certificates pursuant to the Offering Documents, the Seller authorizes the inclusion in the Offering Documents of the description of the Seller, attached as Exhibit A hereto, and hereby represents and warrants that such description does not contain any material mistatements of fact.

     IN WITNESS WHEREOF, the Seller has caused its name to be signed by its duly authorized officer as of the date first above written.


                                     ARCS COMMERCIAL MORTGAGE CO., L.P.



                                     By:________________________________________
                                     Name:
                                     Title:



Acknowledged and Accepted

DLJ MORTGAGE CAPITAL, INC.



By:  ________________________________
Name:
Title:

                                    EXHIBIT A



     ARCS Commercial Mortgage Co., L.P. Created in 1995 and headquartered in Calabasas Hills, California, ARCS originates, underwrites, closes, and services all types of commercial property loans through a nationwide network of twelve offices. In 1997, ARCS closed $752 million of loans secured by 147 properties, most of which were originated under the FNMA DUS Program. ARCS has been the number one FNMA DUS multifamily loan originator two years in a row.

                                   SCHEDULE 1

                             Mortgage Loan Schedule



Property Name                      Manager                      Address                    Originator
-------------                      -------                      -------                    ----------
Savoy Condominiums                 Hurt & Stell                 303 Detroit Avenue,        ARCS
                                   Management, LLC              Lubbock TX 79415
Sepulveda Crest Apartments         G.H. Cooper Properties,      6640 Sepulveda             ARCS
                                   Inc.                         Boulevard, Los
                                                                Angeles CA  91411

                                   EXHIBIT N-2

               FORM OF THIRD PARTY ORIGINATOR AGREEMENT WITH ITLA

                          SELLER'S WARRANTY CERTIFICATE


     This Seller's Warranty Certificate, dated as of June ___, 1998 (this "Seller's Warranty Certificate"), is executed and delivered by ITLA Funding Corporation (the "Seller"), in favor of DLJ Mortgage Capital, Inc. ("DLJMC"), its successors and assigns.

                              PRELIMINARY STATEMENT

     The Seller and DLJMC are parties to a Master Mortgage Loan Purchase Agreement dated as of November 4, 1996 (the "Master Agreement") and amended as of October 31, 1997. The mortgage loan or, if more than one, the mortgage loans (in either case, the "Mortgage Loans") identified on the Mortgage Loan Schedule attached as Schedule 1 hereto have been previously sold by the Seller to DLJMC pursuant to the Master Agreement. DLJMC intends to transfer the Mortgage Loans to Column Financial, Inc. ("Column") pursuant to a Bill of Sale (the "DLJMC Column Agreement"); Column in turn intends to transfer the Mortgage Loans to DLJ Commercial Mortgage Corp. (the "Depositor") pursuant to a Mortgage Loan Purchase [and Sale] Agreement (the "Column - Depositor Agreement"); and the Depositor in turn intends to deposit the Mortgage Loans into a trust fund to be evidenced by the Depositor's Commercial Mortgage Pass-Through Certificates, Series 1998-CG1 (the "Certificates"). The Certificates will be issued on June ___, 1998 (the "Closing Date") pursuant to a Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"), to be dated as of June 1, 1998, among the Depositor, GE Loan Services, Inc., as servicer, Midland Loan Services, L.P., as special servicer, Norwest Bank Minnesota, National Association, as trustee (in such capacity, the "Trustee") and REMIC administrator. The Seller agreed in the Master Agreement to make certain representations and warranties, repurchase certain Mortgage Loans and provide certain indemnification in connection with any sale of the Mortgage Loans to a trust fund to be formed as part of a mortgage pass-through transaction, and such agreement was partial consideration for the execution and performance of the Master Agreement by DLJMC. Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Master Agreement or, if not defined in the Master Agreement, shall have the respective meanings assigned to such terms in the Pooling and Servicing Agreement.

     Pursuant to the terms of the DLJMC - Column Agreement, DLJMC shall assign to Column all of DLJMC's right, title and interest in and to the Mortgage Loans and under this Seller's Warranty Certificate (except under Section 4 hereof); pursuant to the Column - Depositor Agreement, Column shall assign to the Depositor, among other things, all of Column's right, title and interest in and to the Mortgage Loans and, to the extent assigned to it under the DLJMC Column Agreement, under this Seller's Warranty Certificate; and pursuant to the Pooling and Servicing Agreement, the Depositor shall assign to the Trustee, for the benefit of the holders of the Certificates (the "Certificateholders"), among other things, all of the Depositor's right, title and interest in and to the Mortgage Loans and, to the extent assigned to it under the Column Depositor Agreement, under this Seller's Warranty Certificate.

     SECTION 1. Delivery of Mortgage Files. The Seller agrees that it shall deliver to the Trustee as assignee of the Depositor (or, if so directed by DLJMC, to a custodian appointed by the Trustee (a "Custodian")), under the Pooling and Servicing Agreement, all of the documents required in the Mortgage Files, in the manner and no later than the times otherwise required by the Master Agreement, in each case to the extent the Seller has not delivered such documents to DLJMC or its designee prior to the date hereof.

     SECTION 2. Representations and Warranties of the Seller. Pursuant to Sections 4.01, 4.02 and 7.01 of the Master Agreement, the Seller hereby represents and warrants as of the Closing Date to and for the benefit of DLJMC and its successors in interest in the Mortgage Loans that (a) each of the representations and warranties set forth in Section 4.01 of the Master Agreement is true and correct as if stated and made on the Closing Date hereunder, (b) each of the representations and warranties set forth in
Section 4.02 of the Master Agreement was true and correct on the closing date of each Mortgage Loan and, to the Seller's actual knowledge, are true and correct as if stated and made on the Closing Date hereunder and (c) at the time of sale to DLJMC each Mortgage Loan bore interest at a rate that remains fixed throughout the term of such Mortgage Loan. The Seller agrees that it shall be deemed to make as of the date of substitution with respect to any Replacement Mortgage Loan (as defined in the Pooling and Servicing Agreement) that is substituted for a Mortgage Loan in the manner set forth in Section 3 hereof, to and for the benefit of DLJMC and its successors in interest in such Replacement Mortgage Loan, each of the representations and warranties set forth in Sections
4.01 and 4.02 of the Master Agreement as if stated and made on the date of substitution, with any conforming changes necessary due to the fact that such Replacement Mortgage Loan was not purchased pursuant to the Master Agreement.

     SECTION 3. Cure, Repurchase, Substitution and Indemnity Obligations of the Seller. Each of the representations and warranties contained and/or referred to in Section 2 shall survive the transfer of the Mortgage Loans by DLJMC to Column, by Column to the Depositor and by the Depositor to the Trustee, for the benefit of the Certificateholders, and shall inure to the benefit of DLJMC and its successors and assigns (the holder(s) of any Mortgage Loan or related REO Property, including, without limitation, the Trustee for the benefit of the Certificateholders, being herein referred to as the "Owner" thereof), notwithstanding any restrictive or qualified endorsement on any Mortgage Note or assignment of Mortgage or DLJMC's, Column's, the Depositor's or the Trustee's examination of any Mortgage File. Upon discovery by either the Seller or the related Owner of a breach of any of the foregoing representations and warranties with respect to any Mortgage Loan or related REO Property that materially and adversely affects the value of such Mortgage Loan or REO Property or the interest of the related Owner therein (any such breach, a "Material Breach"), the party discovering such breach shall give prompt written notice to the other.

     Within sixty (60) days of the earlier of either discovery by or notice to the Seller of any Material Breach (other than a Material Breach involving any representation or warranty made pursuant to Section 2 hereof that is set forth in Section 4.01 of the Master Agreement), the Seller shall use its best efforts to cure such Material Breach in all material respects and, if such Material Breach cannot be cured within such 60-day period, the Seller shall, at the related Owner's option, repurchase the affected Mortgage Loan or REO Property at the Repurchase Price (as defined in the Master Agreement); provided, however, that if the Seller's obligation to repurchase such affected Mortgage Loan or REO Property as described above arises within the three-month period commencing on the Closing Date (or within the two-year period commencing on the Closing Date if the affected Mortgage Loan or REO Property is a "defective obligation" within the meaning of Section 860G(a)(4)(B)(ii) of the Code and Treasury Regulation
Section 1.860G-2(f)), and if the affected Mortgage Loan or REO Property is then subject to the Pooling and Servicing Agreement and is not a Mortgage Loan that (or REO Property related to a Mortgage Loan that) had been substituted for a Mortgage Loan in the manner described hereinbelow, the Seller may, at its option, in lieu of repurchasing such affected Mortgage Loan (but no later than the repurchase would have to have been completed), (a) replace such affected Mortgage Loan or REO Property with one or more Qualifying Substitute Mortgage Loans (as defined in the Pooling and Servicing Agreement) that are approved by Column and pay any corresponding Substitution Shortfall Amount (as defined in the Pooling and Servicing Agreement), such substitution and payment to be effected in accordance with the terms of the Pooling and Servicing Agreement, and (b) deliver a certification to the Trustee to the effect that such substitute mortgage loan satisfies or such substitute mortgage loans satisfy, as the case may be, all of the requirements of the definition of "Qualifying Substitute Mortgage Loan" in the Pooling and Servicing Agreement. The Seller may request that the related Owner extend the 60-day period referenced above within which the Seller must cure, repurchase or replace a Mortgage Loan or REO Property affected by such a Material Breach, to ninety (90) or more days (but not more than one hundred fifty (150) days) following the earlier of either discovery by or notice to the Seller of such Material Breach, by delivering a written request to the Owner, together with evidence that the Seller is diligently proceeding to cure such breach and will require the requested extension to effect such cure; provided, however, that the related Owner may determine to accept or deny any such request in its sole discretion, without limitation. For purposes of this section, no such request shall be deemed to have been accepted by the related Owner unless the related Owner has affirmatively and expressly stated in writing its acceptance of such request. If a Material Breach involves any representation or warranty made pursuant to Section 2 hereof that is set forth in Section 4.01 of the Master Agreement and such Material Breach cannot be cured within ninety
(90) days of the earlier of either discovery by or notice to the Seller of such Material Breach, any or all of the Mortgage Loans and/or related REO Properties shall, at the option of the related Owner, be repurchased (with no option to substitute) by the Seller at the Repurchase Price. Any repurchase of Mortgage Loans and/or REO Properties or payment of any Substitution Shortfall Amount pursuant to the foregoing provisions of this Section 3 shall be accomplished by wire transfer of immediately available funds in the amount of the Repurchase Price or Substitution Shortfall Amount, as applicable, pursuant to wiring instructions furnished by the related Owner to the Seller.

     At the time of the repurchase of or substitution for any Mortgage Loan or REO Property as contemplated by the preceding paragraph, the related Owner and Seller shall arrange for the reassignment of such Mortgage Loan or the conveyance of such REO Property, as the case may be, to the Seller and the delivery to the Seller of the items contemplated by clauses (i) - (iv) of the third paragraph of Section 4.03 of the Master Agreement relating to such Mortgage Loan or REO Property, as the case may be. With respect to each Mortgage Loan and REO Property to be repurchased or replaced as contemplated by the preceding sentence, at the time the Repurchase Price or Substitution Shortfall Amount, as applicable, is wire transferred to or at the direction of the related Owner, the Seller shall, simultaneously with the initiation of such wire transfer, give written notice to the related Owner that such wire transfer has been initiated.

     In addition to such cure and repurchase or substitution obligation, the Seller shall indemnify the related Owner and hold it harmless against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses incurred in connection with any claim, demand, defense, or assertion based on or grounded upon, or resulting from, a breach by the Seller of the representations and warranties made pursuant to Section 2 hereof as and to the extent contemplated by the fourth paragraph of Section 4.03 of the Master Agreement. The obligations of the Seller set forth in this Section 3 to cure or to repurchase or replace a defective Mortgage Loan or REO Property and to indemnify the related Owner as provided in this Section 3 constitute the sole remedies of the related Owner respecting a breach of the foregoing representations and warranties.

     SECTION 4. Indemnification. (a) Pursuant to Section 7.01 of the Master Agreement, the Seller will indemnify and hold harmless DLJMC and its successors and assigns in respect of the Mortgage Loans (all of the foregoing Persons, collectively, "DLJ"), against any and all liabilities, losses and expenses to which DLJ may become subject, under the Securities Act of 1933, as amended (the "Securities Act"), insofar as such liabilities, losses and expenses (or actions in respect thereof) (each, a "Liability") arise out of or are based upon any material misstatement in the information provided by the Seller to DLJ ("Seller Information") which is contained in the prospectus, private placement memorandum and/or other disclosure document or any amendment or supplement thereto (each, an "Offering Document") relating to the offering of any securities evidencing ownership interests in the Mortgage Loans or which arise out of or are based upon any omission to state in such Offering Document a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Seller shall not be liable in any such case to the extent and only to the extent that any Liability arises out of or is based upon any misstatement or omission made in an Offering Document in reliance upon and in conformity with information provided by or on behalf of any Person other than the Seller. DLJMC hereby agrees to indemnify the Seller for any Liability arising out of or based upon Seller Information which is not accurately reflected in any Offering Document.

     (b) Promptly after receipt by a party with a right to indemnification under this section (an "Indemnified Party") of notice of the commencement of any action, such Indemnified Party will, if a claim in respect thereof is to be made against a party with an indemnification obligation under this section (the "Indemnifying Party"), notify the Indemnifying Party of the commencement thereof; but the omission so to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability which it may have to any Indemnified Party otherwise than under this section. In case any such action is brought against an Indemnified Party, and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the Indemnified Party promptly after receiving the aforesaid notice from such Indemnified Party, to assume the defense thereof, with counsel satisfactory to such Indemnified Party; provided, however, that, if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have reasonably considered that there may be legal defenses available to it and/or other Indemnified Parties which are different from or additional to those available to the Indemnifying Party, the Indemnified Party or Parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Party or Parties. Upon receipt of notice by such Indemnified Party of the Indemnifying Party's election to so assume the defense of such action and approval by such Indemnified Party of counsel, the Indemnifying Party will not be liable to such Indemnified Party under this section for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof unless (i) the Indemnified Party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel), (ii) the Indemnifying Party shall not have employed counsel satisfactory to the Indemnified Party within a reasonable period after notice of commencement of the action or (iii) the Indemnifying Party has authorized the employment of counsel for the Indemnified Party at the expense of the Indemnifying Party; and except that if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in clause (i) or (iii).

     (c) In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in subsection (a) of this Section 4 is for any reason held to be unenforceable although applicable in accordance with its terms, the Seller on the one hand, and DLJMC on the other, shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by said indemnity agreement incurred by the Seller and DLJ in such proportions that DLJMC is responsible for DLJ's pro rata portion of such losses, liabilities, claims, damages and expenses determined in accordance with the ratio that the difference between the purchase price paid to the Seller by DLJMC for the Mortgage Loans and the aggregate resale price received by DLJMC, bears to the aggregate resale price received by DLJMC, and the Seller shall be responsible for the balance; provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

     SECTION 5. Assignment of this Seller's Warranty Certificate. The rights and obligations of the Seller under this Seller's Warranty Certificate may not be assigned, pledged or hypothecated by the Seller without the consent of DLJMC and its successors and assigns; except that any Person into which the Seller may be merged or consolidated, or any Person resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding. The rights and obligations of DLJMC under this Seller's Warranty Certificate may, however, be assigned in whole or in part by DLJMC and its successors and assigns in connection with any transfer of one or more Mortgage Loans. Without limiting the generality of the foregoing, the Seller hereby acknowledges and approves the assignments contemplated in the Preliminary Statement hereto.

     SECTION 6. Seller's Warranty Certificate supersedes contrary provisions in Master Agreement. This Seller's Warranty Certificate supersedes any contrary provisions of the Master Agreement insofar as (but only insofar as) such contrary provisions of the Master Agreement relate to the Mortgage Loans. The rights and obligations of the Seller and DLJMC under the Master Agreement are otherwise unaffected, and the provisions of the Master Agreement otherwise remain in full force and effect.

     SECTION 7. Description of the Seller. In connection with the offering of the Certificates pursuant to the Offering Documents, the Seller authorizes the inclusion in the Offering Documents of the description of the Seller, attached as Exhibit A hereto, and hereby represents and warrants that such description does not contain any material misstatements of fact.

     IN WITNESS WHEREOF, the Seller has caused its name to be signed by its duly authorized officer as of the date first above written.


                                     ITLA FUNDING CORPORATION



                                     By:___________________________
                                     Name:
                                     Title:



Accepted and Approved:

DLJ MORTGAGE CAPITAL, INC.



By:___________________________
Name:
Title:

                                    EXHIBIT A



     ITLA Funding Corporation. ITLA Funding Corporation is a national mortgage bank headquartered in Encino, California. The company is a wholly-owned subsidiary of ITLA Capital Corporation, a thrift holding company located in La Jolla, California and is a sister company to Imperial Thrift and Loan Association.

                                   SCHEDULE 1

                             Mortgage Loan Schedule


  Property Name                      Manager                        Address                  Originator
  -------------                      -------                        -------                  ----------
Royal Plaza Hotel -               AJL Marlborough, Inc.          181 Boston Post Road,         ITLA
Marlborough                                                      Marlborough MA 01752
Royal Plaza Hotel -               AJL Fitchburg, Inc.            150 Royal Plaza Drive,        ITLA
Fitchburg                                                        Fitchburg MA 01420
Holiday Inn Express-              Sterling Management, Ltd.      9220 E. Mission Avenue,       ITLA
Washington                                                       Spokane WA 99206
Sherman Oaks                      VDA Management                 14144 Ventura Blvd,           ITLA
                                  Services, Inc.                 .Los Angeles CA 91403
Sunrise Village                   Owner Managed                  48 West 2nd South,            ITLA
Apartments                                                       Rexburg ID 83440


                                   EXHIBIT N-3

           FORM OF THIRD PARTY ORIGINATOR AGREEMENT WITH UNION CAPITAL

                          SELLER'S WARRANTY CERTIFICATE


     This Seller's Warranty Certificate, dated as of June ___, 1998 (this "Seller's Warranty Certificate"), is executed and delivered by Union Capital Investments, LLC (the "Seller"), in favor of DLJ Mortgage Capital, Inc. ("DLJMC"), its successors and assigns.

                              PRELIMINARY STATEMENT

     The Seller and DLJMC are parties to a Master Mortgage Loan Purchase Agreement dated as of January 23, 1996 (the "Master Agreement") and amended as of February 22, 1998. The mortgage loan or, if more than one, the mortgage loans (in either case, the "Mortgage Loans") identified on the Mortgage Loan Schedule attached as Schedule 1 hereto have been previously sold by the Seller to DLJMC pursuant to the Master Agreement. DLJMC intends to transfer the Mortgage Loans to Column Financial, Inc. ("Column") pursuant to a Bill of Sale (the "DLJMC Column Agreement"); Column in turn intends to transfer the Mortgage Loans to DLJ Commercial Mortgage Corp. (the "Depositor") pursuant to a Mortgage Loan Purchase [and Sale] Agreement (the "Column - Depositor Agreement"); and the Depositor in turn intends to deposit the Mortgage Loans into a trust fund to be evidenced by the Depositor's Commercial Mortgage Pass-Through Certificates, Series 1998-CG1 (the "Certificates"). The Certificates will be issued on or about June __, 1998 (the actual date of issuance, the "Closing Date") pursuant to a Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"), to be dated as of June 1, 1998, among the Depositor, GE Capital Loan Services, Inc., as servicer, Midland Loan Services, Inc., as special servicer, and Norwest Bank Minnesota, National Association, as trustee (in such capacity, the "Trustee") and REMIC administrator. The Seller agreed in the Master Agreement to make certain representations and warranties, repurchase certain Mortgage Loans and provide certain indemnification in connection with any sale of the Mortgage Loans to a trust fund to be formed as part of a mortgage pass-through transaction, and such agreement was partial consideration for the execution and performance of the Master Agreement by DLJMC. Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Master Agreement or, if not defined in the Master Agreement, shall have the respective meanings assigned to such terms in the Pooling and Servicing Agreement.

     Pursuant to the terms of the DLJMC - Column Agreement, DLJMC shall assign to Column all of DLJMC's right, title and interest in and to the Mortgage Loans and under this Seller's Warranty Certificate (except under Section 4 hereof); pursuant to the Column - Depositor Agreement, Column shall assign to the Depositor, among other things, all of Column's right, title and interest in and to the Mortgage Loans and, to the extent assigned to it under the DLJMC Column Agreement, under this Seller's Warranty Certificate; and pursuant to the Pooling and Servicing Agreement, the Depositor shall assign to the Trustee, for the benefit of the holders of the Certificates (the "Certificateholders"), among other things, all of the Depositor's right, title and interest in and to the Mortgage Loans and, to the extent assigned to it under the Column Depositor Agreement, under this Seller's Warranty Certificate.

     SECTION 1. Delivery of Mortgage Files. The Seller agrees that it shall deliver to the Trustee as assignee of the Depositor (or, if so directed by DLJMC, to a custodian appointed by the Trustee (a "Custodian")), under the Pooling and Servicing Agreement, all of the documents required in the Mortgage Files, at the times and in the manner otherwise required by the Pooling and Servicing Agreement, in each case to the extent the Seller has not delivered such documents to DLJMC prior to the date hereof.

     SECTION 2. Representations and Warranties of the Seller. Pursuant to
Section 7.01 of the Master Agreement, the Seller hereby represents and warrants as of the Closing Date to and for the benefit of DLJMC, Column, the Depositor, their affiliates, the Trustee and the

Certificateholders that (a) each of the representations and warranties set forth in Section 4.01 and Section 4.02 of the Master Agreement is true and correct as if stated and made on the Closing Date hereunder and (b) that each Mortgage Loan bears interest at a rate that remains fixed throughout the term of such Mortgage Loan. The Seller agrees that it shall be deemed to make as of the date of substitution with respect to any Replacement Mortgage Loan (as defined in the Pooling and Servicing Agreement) that is substituted by the Seller for a Mortgage Loan in the manner set forth in Section 3 hereof, to and for the benefit of DLJMC, Column, the Depositor, their affiliates, the Trustee and the Certificateholders, each of the representations and warranties set forth in Sections 4.01 and 4.02 of the Master Agreement as if stated and made on the date of substitution, with any conforming changes necessary due to the fact that such Replacement Mortgage Loan was not purchased pursuant to the Master Agreement.

     SECTION 3. Cure, Repurchase, Substitution and Indemnity Obligations of the Seller. Each of the representations and warranties contained and/or referred to in Section 2 shall survive the transfer of the Mortgage Loans by DLJMC to Column, by Column to the Depositor and by the Depositor to the Trustee, for the benefit of the Certificateholders, and shall inure to the benefit of DLJMC and its successors and assigns (the holder(s) of any Mortgage Loan or related REO Property, including, without limitation, the Trustee for the benefit of the Certificateholders, being herein referred to as the "Owner" thereof), notwithstanding any restrictive or qualified endorsement on any Mortgage Note or assignment of Mortgage or DLJMC's, Column's, the Depositor's or the Trustee's examination of any Mortgage File. Upon discovery by either the Seller or the related Owner of a breach of any of the foregoing representations and warranties with respect to any Mortgage Loan or REO Property that materially and adversely affects the value of such Mortgage Loan or related REO Property or the interest of the related Owner therein (any such breach, a "Material Breach"), the party discovering such breach shall give prompt written notice to the other.

     Within sixty (60) days of the earlier of either discovery by or notice to the Seller of any Material Breach (other than a Material Breach involving any representation or warranty made pursuant to Section 2 hereof that is set forth in Section 4.01 of the Master Agreement), the Seller shall use its best efforts to cure such Material Breach in all material respects and, if such Material Breach cannot be cured within such 60-day period, the Seller shall, at the related Owner's option, repurchase the affected Mortgage Loan or REO Property at the Purchase Price (as defined in the Pooling and Servicing Agreement); provided, however, that if the Seller's obligation to repurchase such affected Mortgage Loan or REO Property as described above arises within the three-month period commencing on the Closing Date (or within the two-year period commencing on the Closing Date if the affected Mortgage Loan or REO Property is a "defective obligation" within the meaning of Section 860G(a)(4)(B)(ii) of the Code and Treasury Regulation Section 1.860G- 2(f)), and if the affected Mortgage Loan or REO Property is then subject to the Pooling and Servicing Agreement and is not a Mortgage Loan that (or REO Property related to a Mortgage Loan that) had been substituted for a Mortgage Loan in the manner described hereinbelow, the Seller may, at its option, in lieu of repurchasing such affected Mortgage Loan, (a) replace such affected Mortgage Loan or REO Property with one or more Qualifying Substitute Mortgage Loans (as defined in the Pooling and Servicing Agreement) that are approved by Column and pay any corresponding Substitution Shortfall Amount (as defined in the Pooling and Servicing Agreement), such substitution and payment to be effected in accordance with the terms of the Pooling and Servicing Agreement, and (b) deliver a certification to the Trustee to the effect that such substitute mortgage loan satisfies or such substitute mortgage loans satisfy, as the case may be, all of the requirements of the definition of "Qualifying Substitute Mortgage Loan" in the Pooling and Servicing Agreement. The Seller may request that the related Owner extend the 60-day period referenced above within which the Seller must cure, repurchase or replace a Mortgage Loan or REO Property affected by such a Material Breach, to ninety
(90) or more days (but not more than one hundred fifty (150) days) following the earlier of either discovery by or notice to the Seller of such Material Breach, by delivering a written request to the related Owner, together with evidence that the Seller is diligently proceeding to cure such breach and will require the requested extension to effect such cure; provided, however, that the related Owner may determine to accept or deny any such request in its sole discretion, without limitation. For purposes of this section, no such request shall be deemed to have been accepted by the related Owner unless the related Owner has affirmatively and expressly stated in writing its acceptance of such request. If a Material Breach involves any representation or warranty made pursuant to Section 2 hereof that is set forth in Section 4.01 of the Master Agreement and such Material Breach cannot be cured within ninety (90) days of the earlier of either discovery by or notice to the Seller of such Material Breach, any or all of the Mortgage Loans and/or related REO Properties shall, at the option of the related Owner, be repurchased (with no option to substitute) by the Seller at the Purchase Price. Any repurchase of Mortgage Loans and/or REO Properties or payment of any Substitution Shortfall Amount pursuant to the foregoing provisions of this Section 3 shall be accomplished by wire transfer of immediately available funds in the amount of the Purchase Price or Substitution Shortfall Amount, as applicable, pursuant to wiring instructions furnished by the related Owner to the Seller.

     At the time of the repurchase of or substitution for any Mortgage Loan or REO Property as contemplated by the preceding paragraph, the related Owner and Seller shall arrange for the reassignment of such Mortgage Loan or the conveyance of such REO Property, as the case may be, to the Seller and the delivery to the Seller of any documents held by or on behalf of the related Owner relating to such Mortgage Loan or REO Property, as the case may be. With respect to each Mortgage Loan and REO Property to be repurchased or replaced as contemplated by the preceding sentence, at the time the Purchase Price or Substitution Shortfall Amount, as applicable, is wire transferred to or at the direction of the related Owner, the Seller shall, simultaneously with the initiation of such wire transfer, give written notice to the related Owner that such wire transfer has been initiated.

     In addition to such cure and repurchase or substitution obligation, the Seller shall indemnify the related Owner and hold it harmless against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses incurred in connection with any claim, demand, defense, or assertion based on or grounded upon, or resulting from, a breach by the Seller of the representations and warranties made pursuant to Section 2 hereof. The obligations of the Seller set forth in this Section 3 to cure or to repurchase or replace a defective Mortgage Loan or REO Property and to indemnify the related Owner as provided in this
Section 3 constitute the sole remedies of the related Owner respecting a breach of the foregoing representations and warranties.

     SECTION 4. Indemnification. (a) The Seller will indemnify and hold harmless DLJMC, Column, their affiliates, and each Person, if any, who controls DLJMC or Column within the meaning of the Securities Act of 1933, as amended (the "Securities Act"; and all of the foregoing Persons, collectively, "DLJ"), against any losses, claims, damages or liabilities to which DLJ may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (each, a "Liability") arise out of or are based upon any untrue statement or alleged untrue statement of any material fact provided by the Seller to DLJ ("Seller Information") which is contained in the prospectus, private placement memorandum and/or other disclosure document or any amendment or supplement thereto (each, an "Offering Document") relating to the offering of any securities evidencing ownership interests in the Mortgage Loans or which arise out of or are based upon any omission or alleged omission to state in such Offering Document a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and will reimburse DLJ for any legal or other expenses reasonably incurred by DLJ in connection with investigating or defending any such Liability; provided, however, that the Seller shall not be liable in any such case to the extent and only to the extent that any Liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in an Offering Document in reliance upon and in conformity with information provided by or on behalf of any Person other than the Seller. DLJMC hereby agrees to indemnify the Seller for any Liability arising out of or based upon Seller Information which is not accurately reflected in any Offering Document.

     (b) Promptly after receipt by a party with a right to indemnification under this section (an "Indemnified Party") of notice of the commencement of any action, such Indemnified Party will, if a claim in respect thereof is to be made against a party with an indemnification obligation under this section (the "Indemnifying Party"), notify the Indemnifying Party of the commencement thereof; but the omission so to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability which it may have to any Indemnified Party otherwise than under this section. In case any such action is brought against an Indemnified Party, and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the Indemnified Party promptly after receiving the aforesaid notice from such Indemnified Party, to assume the defense thereof, with counsel satisfactory to such Indemnified Party; provided, however, that, if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have reasonably considered that there may be legal defenses available to it and/or other Indemnified Parties which are different from or additional to those available to the Indemnifying Party, the Indemnified Party or Parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Party or Parties. Upon receipt of notice by such Indemnified Party of the Indemnifying Party's election to so assume the defense of such action and approval by such Indemnified Party of counsel, the Indemnifying Party will not be liable to such Indemnified Party under this section for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof unless (i) the Indemnified Party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel), (ii) the Indemnifying Party shall not have employed counsel satisfactory to the Indemnified Party within a reasonable period after notice of commencement of the action or (iii) the Indemnifying Party has authorized the employment of counsel for the Indemnified Party at the expense of the Indemnifying Party; and except that if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in clause (i) or (iii).

     (c) In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in subsection (a) of this Section 4 is for any reason held to be unenforceable although applicable in accordance with its terms, the Seller on the one hand, and DLJMC on the other, shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by said indemnity agreement incurred by the Seller and DLJ in such proportions that DLJ is responsible for its pro rata portion of such losses, liabilities, claims, damages and expenses determined in accordance with the ratio that the (i) difference between the purchase price paid to the Seller by DLJMC for the Mortgage Loans and the aggregate resale price received by DLJMC, bears to (ii) the aggregate resale price received by DLJMC, and the Seller shall be responsible for the balance; provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. For purposes of this section, each Person, if any, who controls DLJ within the meaning of
Section 15 of the Securities Act shall have the same rights to contribution as DLJ.

     SECTION 5. Assignment of this Seller's Warranty Certificate. The rights and obligations of the Seller under this Seller's Warranty Certificate may not be assigned, pledged or hypothecated by the Seller without the consent of DLJMC and its successors and assigns; except that any Person into which the Seller may be merged or consolidated, or any Person resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding. The rights and obligations of DLJMC under this Seller's Warranty Certificate may, however, be assigned in whole or in part by DLJMC and its successors and assigns in connection with any transfer of one or more Mortgage Loans. Without limiting the generality of the foregoing, the Seller hereby acknowledges and approves the assignments contemplated in the Preliminary Statement hereto.

     SECTION 6. Seller's Warranty Certificate Supersedes Contrary Provisions in Master Agreement. This Seller's Warranty Certificate supersedes any contrary provisions of the Master Agreement, and constitutes an amendment of such contrary provisions, insofar as (but only insofar as) such contrary provisions of the Master Agreement relate to the Mortgage Loans. The rights and obligations of the Seller and DLJMC under the Master Agreement are otherwise unaffected, and the provisions of the Master Agreement otherwise remain in full force and effect.

     SECTION 7. Description of the Seller. In connection with the offering of the Certificates pursuant to the Offering Documents, the Seller authorizes the inclusion in the Offering Documents of the description of the Seller, attached as Exhibit A hereto, and hereby represents and warrants that such description does not contain any material mistatements of fact.

     IN WITNESS WHEREOF, the Seller has caused its name to be signed by its duly authorized officer as of the date first above written.


                                     UNION CAPITAL INVESTMENTS, LLC



                                     By:___________________________
                                     Name:
                                     Title:


Acknowledged and Accepted:

DLJ MORTGAGE CAPITAL, INC.



By:____________________________
Name:
Title:

                                    EXHIBIT A



     Union Capital Investments LLC. Union Capital is an Atlanta, Georgia mortgage banking company, primarily involved in conduit lending which originates, underwrites and closes first mortgage loans secured by all types of multifamily and commercial real estate throughout the United States. The principals of Union Capital have been involved in the conduit lending field since January of 1993. During 1997, Union Capital closed over 26 commercial loans totaling approximately $147 million.

                                   SCHEDULE 1

                             Mortgage Loan Schedule



   Property Name                      Manager                        Address                  Originator
   -------------                      -------                        -------                  ----------

Courtyard by Marriott -           Larry Blumberg &               451 Creighton Road,           Union Capital
Pensacola (1C)                    Associates, Inc.               Pensacola FL 32504

Courtyard by Marriott -           Larry Blumberg &               4115 Courtney Drive,          Union Capital
Tuscaloosa (1C)                   Associates, Inc.               Tuscaloosa AL 35405

Fairfield Inn - Pensacola         Larry Blumberg &               7325 North Davis              Union Capital
(1C)                              Associates, Inc.               Highway, Pensacola FL
                                                                 32504

Fairfield Inn - Birmingham        Larry Blumberg &               707 Key Drive,                Union Capital
(1C)                              Associates, Inc.               Birmingham AL 35242

Fairfield Inn - Tuscaloosa        Larry Blumberg &               4101 Courtney Drive,          Union Capital
(1C)                              Associates, Inc.               Tuscaloosa AL 35405

Pellcare Nursing Home -           Pellcare Corp.                 5941 Old Walkertown           Union Capital
Winston-Salem (1G)                                               Road, Winston-Salem
                                                                 NC 27105

Pellcare Nursing Home -           Pellcare Corp.                 1125 10th Street Blvd.        Union Capital
Hickory (1G)                                                     NW, Hickory NC28601

Comfort Inn - Dothan              H. Leslie Blumberg             3593 Ross Clark Circle,       Union Capital
                                                                 Dothan AL 36303

Marriott Courtyard - Dothan       Larry Blumberg &               3040 Ross Clark Circle,       Union Capital
                                  Associates, Inc.               Dothan AL 36302

Holiday Inn - Dothan              Larry Blumberg &               2195 Ross Clark Circle,       Union Capital
                                  Associates, Inc.               Dothan AL 36302

4 Hartwell Place                  Levco, Inc.                    4 Hartwell Place,             Union Capital
                                                                 Lexington MA 02173

Alexandria Square                 Carnegie Management and        949-59 East Aurora            Union Capital
                                  Development Corporation        Road, Summit OH 44056

Bridgeport Professional           Katica Properties, Inc.        7424 Bridgeport Way           Union Capital
Building                                                         West, Tacoma WA98467

Creekside Mobile Estates          John D. Petshow                5101 NE 121st Avenue,         Union Capital
                                                                 Vancouver WA 98682

Fairfield Inn - Dothan            Larry Blumberg &               3038 Ross Clark Circle,       Union Capital
                                  Associates, Inc.               Dothan AL 36302

Valley Manor                      Karin A. Marshall              856 S. Central Avenue,        Union Capital
                                                                 Kent WA 98032

Colonial Mobile Home Park         Owner Managed                  2600 East Division            Union Capital
                                                                 Street, Mount Vernon
                                                                 WA 98274

Northlake Quadrangle              Spiva/Hill Management,         2200 Northlake                Union Capital
                                  Co.                            Parkway, Atlanta GA
                                                                 30084

Emerald Park Apartments           S&S Property                   2200 Flower Tree Circle,      Union Capital
                                  Management, Inc.               Melbourne FL 32935

Timberline Mobile Home            Owner Managed                  19625 East Wellesley,         Union Capital
Park                                                             Otis Ochards WA 99027

Timberland Ridge                  Fransen Real Estate, Inc.      7501 & 7511 Greenfield        Union Capital
Apartments                                                       Avenue, Mounds View
                                                                 MN 55112

Pinecroft Mobile Home Park        Owner Managed                  11920 East Mansfield          Union Capital
                                                                 Avenue, Spokane WA
                                                                 99206


                                    EXHIBIT O

                        SCHEDULE OF DESIGNATED ARD LOANS




Number      Property Name
274         701 Franklin Center
79          Aspen Park Apartments
54          Aspen Ridge Apartments
149         Aspen Village Apartments
273         Autumn Ridge Apartments
132         Brookside Apartments
114         Canyon Ridge Mobile Home Park
127         Commonwealth Avenue Apartments
116         Days Hotel Timonium
13          Embassy Square Suites
200         Encino Village Center
126         Homewood Village Shopping Center
160         Holiday Inn - Lake Havasu
45          Legacy Drive Villafe Shopping Center
40          Lincoln Village Shopping Center
276         Meriden East Apartments
105         Mervyn's Plaza
287         Park Place Center
142         Pass Christian Village
205         Plantation Village Shopping Center
36          Plaza Mobile Village
84          Rainbow Design Center
268         Rancho San Diego Town & Country
4           Resurgens Plaza
1           The Rivergate Apartments
115         Westlake Crossing Shopping Center
224         White Pines Plaza

201         Willamette Terrace